Prospectus	Filed pursuant to Rule 424(b)(3) Registration No. 333-207913

THE BANK OF YOKOHAMA, LTD.	THE HIGASHI-NIPPON BANK, LIMITED

Joint Share Transfer of Shares of The Bank of Yokohama, Ltd. and

The Higashi-Nippon Bank, Limited for Shares of Concordia Financial Group, Ltd.

The boards of directors of The Bank of Yokohama, Ltd., or Bank of Yokohama, and The Higashi-Nippon Bank, Limited, or Higashi-Nippon Bank, have agreed to a business integration through a statutory joint share transfer (kyodo-kabushiki iten) under the Companies Act of Japan pursuant to which all of the shares of Bank of Yokohama and Higashi-Nippon Bank will be exchanged for shares of Concordia Financial Group, Ltd., or Concordia Financial. On September 8, 2015, the two companies entered into a business integration agreement setting forth the share transfer ratio and other terms of the transaction. In the joint share transfer, all Bank of Yokohama’s shareholders, including those in the U.S. and Japan, will receive one (1) share of Concordia Financial common stock for each share of Bank of Yokohama common stock and all Higashi-Nippon Bank’s shareholders, including those in the U.S. and Japan, will receive 0.541 share of Concordia Financial common stock for each share of Higashi-Nippon Bank common stock. As a result, former shareholders of Bank of Yokohama will hold approximately 92.8% and former shareholders of Higashi-Nippon Bank will hold approximately 7.2% of the outstanding common stock of Concordia Financial after the joint share transfer based on the register of shareholders of Bank of Yokohama and Higashi-Nippon Bank as of September 30, 2015, which is the record date of shareholders who will be entitled to vote at the applicable extraordinary general meeting of shareholders.

Bank of Yokohama and Higashi-Nippon Bank expect that, upon the effectiveness of the joint share transfer, the shares of Concordia Financial will be listed on the Tokyo Stock Exchange. The consummation of the joint share transfer is subject to the approval of the joint share transfer plan (kyodo kabushiki iten keikaku) at each of the two companies’ extraordinary general meeting of shareholders. Under the current schedule, the joint share transfer, if the joint share transfer plan is approved, will become effective on or around April 1, 2016.

The dates, times and places of the extraordinary general meetings of shareholders are as follows:

For Bank of Yokohama shareholders:	For Higashi-Nippon Bank shareholders:

December 21, 2015 at 10:00 a.m. (Japan time) Yokohama Royal Park Hotel, 3rd Floor Hoh-Sho Banquet Room 2-1-3, Minatomirai 2-Chome Nishi-ku, Yokohama, Kanagawa	December 21, 2015 at 10:00 a.m. (Japan time) Belle Salle Tokyo Nihonbashi, 5th Floor, Room 3, 4 and 5 Tokyo Nihonbashi Tower, 7-1, Nihonbashi 2-Chome Chuo-ku, Tokyo Japan
Japan

Shareholders of record of each company as of September 30, 2015 will be entitled to vote at that company’s extraordinary general meeting of shareholders. To attend and vote at the extraordinary general meetings of shareholders, shareholders of each of Bank of Yokohama and Higashi-Nippon Bank must follow the procedures outlined in the convocation notice and the mail-in voting card and other voting and reference materials which will be distributed by each of the companies. For each of Bank of Yokohama and Higashi-Nippon Bank, the affirmative vote of the holders of at least two-thirds of the voting rights represented at its extraordinary general meeting of shareholders is required to approve the joint share transfer plan.

The joint share transfer can only be completed if the joint share transfer plan is approved by the shareholders of each of Bank of Yokohama and Higashi-Nippon Bank and if several other conditions are satisfied. The terms and conditions of the joint share transfer are more fully described in this prospectus in “The Business Integration Agreement.”

Bank of Yokohama and Higashi-Nippon Bank shareholders are entitled to exercise dissenters’ appraisal rights in connection with the joint share transfer by complying with applicable procedures under the Companies Act of Japan. See “The Joint Share Transfer — Dissenters’ Appraisal Rights” beginning on page 59 of this prospectus.

This prospectus has been prepared for shareholders of Bank of Yokohama and Higashi-Nippon Bank resident in the United States to provide them with detailed information in connection with the joint share transfer. It also provides important information about the shares of Concordia Financial to be issued and delivered to such shareholders in connection with the joint share transfer. You are encouraged to read this prospectus in its entirety.

You should carefully consider the risk factors beginning on page 7 of this prospectus.

NEITHER BANK OF YOKOHAMA NOR HIGASHI-NIPPON BANK IS ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the joint share transfer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 13, 2015.

REFERENCE TO ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-4, which includes additional important business and financial information about Bank of Yokohama and Higashi-Nippon Bank that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. If you would like to receive any of the additional information, please contact:

The Bank of Yokohama, Ltd. Corporate Planning Department Public Relations Office 1-1, Minatomirai 3-Chome Nishi-ku, Yokohama Kanagawa 220-8611 Japan Telephone: +81-45-225-1141	The Higashi-Nippon Bank, Limited Corporate Planning Department Public Relations and CSR Office 11-2, Nihonbashi 3-Chome Chuo-ku, Tokyo 103-8238 Japan Telephone: +81-3-3273-4073

In order to receive timely delivery of requested documents in advance of the extraordinary general meetings of shareholders of the companies, you should make your request no later than December 11, 2015.

For additional information, see “Where You Can Find More Information” on page 256.

As used in this prospectus, references to “Bank of Yokohama” are to The Bank of Yokohama, Ltd. and references to “Higashi-Nippon Bank” are to The Higashi-Nippon Bank, Limited, in each case on a consolidated basis except where the context otherwise requires. References to the “joint share transfer” are to the proposed joint share transfer between Bank of Yokohama and Higashi-Nippon Bank, the terms of which are set forth in the business integration agreement and the related joint share transfer plan dated September 8, 2015 between Bank of Yokohama and Higashi-Nippon Bank, and references to “Concordia Financial” are to Concordia Financial Group, Ltd., the company that will be established upon the joint share transfer. Unless the context otherwise requires, references in this prospectus to the financial results or business of “Bank of Yokohama” refer to those of Bank of Yokohama and its consolidated subsidiaries, of “Higashi-Nippon Bank” refer to those of Higashi-Nippon Bank and its consolidated subsidiaries, and of “Concordia Financial” refer to those of Concordia Financial and its consolidated subsidiaries, including Bank of Yokohama and Higashi-Nippon Bank.

As used in this prospectus, “U.S. dollar” or “$” means the lawful currency of the United States of America, and “Japanese yen” or “¥” means the lawful currency of Japan.

As used in this prospectus, “IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and “Japanese GAAP” means accounting principles generally accepted in Japan. The consolidated financial information contained in this prospectus has been presented in accordance with IFRS, except for certain specifically identified information which was prepared in accordance with Japanese GAAP. Unless otherwise stated or the context otherwise requires, all amounts in the financial statements contained in this prospectus are expressed in Japanese yen.

QUESTIONS AND ANSWERS ABOUT THE JOINT SHARE TRANSFER

AND VOTING PROCEDURES FOR THE EXTRAORDINARY GENERAL MEETINGS OF

SHAREHOLDERS

Q. What are Bank of Yokohama and Higashi-Nippon Bank proposing?

A. Bank of Yokohama and Higashi-Nippon Bank are proposing to integrate their businesses and management resources under a new holding company, Concordia Financial, that will be established through a joint share transfer (kyodo-kabushiki iten) under the Companies Act of Japan. As a result of the joint share transfer, holders of Bank of Yokohama and Higashi-Nippon Bank common stock will become holders of Concordia Financial common stock through an allocation of new shares in exchange for their Bank of Yokohama or Higashi-Nippon Bank common stock. Upon the effectiveness of the joint share transfer, Bank of Yokohama and Higashi-Nippon Bank will become wholly-owned subsidiaries of Concordia Financial.

Q. Why are Bank of Yokohama and Higashi-Nippon Bank proposing the joint share transfer?

A. Bank of Yokohama and Higashi-Nippon Bank are entering into the joint share transfer and integration of their business and management under a single holding company in an effort to realize the potential synergies available from integrating their customer base, expertise and capability in order to aim to be the leading regional bank in Japan.

Q. What will I receive in the joint share transfer?

A. In the joint share transfer, all Bank of Yokohama’s shareholders, including those in the U.S. and Japan, as of the day immediately preceding the effective date of the joint share transfer will receive one (1) share of Concordia Financial common stock for each share of Bank of Yokohama common stock and all Higashi-Nippon Bank’s shareholders, including those in the U.S. and Japan, as of the day immediately preceding the effective date of the joint share transfer will receive 0.541 share of Concordia Financial common stock for each share of Higashi-Nippon Bank common stock, each subject to dissenters’ appraisal rights. Such shares will be allocated to the shareholders of each of Bank of Yokohama and Higashi-Nippon Bank who are recorded or registered on the relevant register of shareholders as of the close of business on the date immediately preceding the effective date of the joint share transfer.

Q. How did Bank of Yokohama and Higashi-Nippon Bank determine the share transfer ratio?

A. Bank of Yokohama and Higashi-Nippon Bank conducted thorough discussions on and negotiations of the share transfer ratio, each taking into account the analyses of its financial advisor, the results of its due diligence, the financial position, assets and future prospects of each party’s business and performance and other factors. As a result of these discussions and negotiations concerning the share transfer ratio, Bank of Yokohama and Higashi-Nippon Bank each reached the conclusion that the share transfer ratio was appropriate and on September 8, 2015, agreed upon the share transfer ratio in the joint share transfer.

Q. How does Bank of Yokohama’s board of directors recommend that its shareholders vote?

A. The Bank of Yokohama board of directors unanimously recommends approval of the joint share transfer plan (kyodo kabushiki iten keikaku), pursuant to which the joint share transfer will be consummated.

Q. How does Higashi-Nippon Bank’s board of directors recommend that its shareholders vote?

A. The Higashi-Nippon Bank board of directors unanimously recommends approval of the joint share transfer plan.

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Q. What vote of Bank of Yokohama’s shareholders and what vote of Higashi-Nippon Bank’s shareholders is required to approve the transaction?

A. The affirmative vote of the holders of at least two-thirds of the voting rights of each of Bank of Yokohama and Higashi-Nippon Bank represented at the relevant extraordinary general meeting of shareholders, at which shareholders holding at least one-third of the total voting rights are present, is required to approve the joint share transfer plan. For each of Bank of Yokohama and Higashi-Nippon Bank, 1,000 shares constitute one voting right, or one unit.

Q. After the joint share transfer, how much of Concordia Financial will Bank of Yokohama’s shareholders own? How much of Concordia Financial will Higashi-Nippon Bank’s shareholders own?

A. Former shareholders of Bank of Yokohama will hold approximately 92.8% and former shareholders of Higashi-Nippon Bank will hold approximately 7.2% of the outstanding common stock of Concordia Financial after the joint share transfer based on the register of shareholders of Bank of Yokohama and Higashi-Nippon Bank as of September 30, 2015, which is the record date of shareholders who will be entitled to vote at the applicable extraordinary general meeting of shareholders.

Q. How will fractional shares be treated in the joint share transfer?

A. Shareholders of Bank of Yokohama and Higashi Nippon Bank will not receive any fractional shares of common stock of Concordia Financial in the joint share transfer. If any fractional shares of Concordia Financial common stock would otherwise be allocated to holders of Higashi-Nippon Bank common stock in the joint share transfer, Concordia Financial will sell the shares representing the aggregate of all such fractional shares in the Japanese market or buy such shares itself. Concordia Financial may sell such shares, in whole or in part, at any time on the Tokyo Stock Exchange once the shares are listed, which is expected to occur on the effective date of the joint share transfer. Distribution of the proceeds from such a sale of shares typically takes about two months but may vary depending on the circumstances. The net cash proceeds of such shares will be distributed to the holders of Higashi-Nippon Bank common stock who would have otherwise received fractional shares, on a pro-rata basis based on the number of fractional shares that the holders would have otherwise been allocated, rounding up any fractional yen amounts to the nearest yen. If the aggregate of all such fractional shares includes a fraction of less than one share, such fraction will be truncated. No fractional shares of Concordia Financial will be allocated to holders of Bank of Yokohama common stock in the joint share transfer.

Q. How will shareholders with less than a unit of shares of Concordia Financial shares be treated after the joint share transfer?

A. In its articles of incorporation, Concordia Financial will provide that 100 shares of its common stock will constitute one unit, which will constitute one voting right. Some holders of Bank of Yokohama or Higashi-Nippon Bank may receive less than a unit of Concordia Financial shares through the joint share transfer. Holders of less than a unit of shares will be registered in Concordia Financial’s register of shareholders but shares held by a holder constituting less than a unit will not carry voting rights. A holder of less than a unit of Concordia Financial shares may request Concordia Financial to purchase those shares at their market value. Moreover, Concordia Financial’s articles of incorporation will provide that a holder of less than a unit of Concordia Financial shares may request that Concordia Financial sell to the holder from any available treasury stock an amount of shares which will, when added to the number of shares held by such holder, constitute one unit of shares.

Q. Can the number of shares of Concordia Financial common stock issued in exchange for shares of Bank of Yokohama or Higashi-Nippon Bank common stock change between now and the time when the transaction is completed?

A. No. The share transfer ratio has been fixed and, unless the business integration agreement and the joint share transfer plan are amended, will not change regardless of any changes in the trading prices of either Bank of

Yokohama or Higashi-Nippon Bank common stock between now and the effectiveness of the joint share transfer. For a more detailed discussion of the fixed share transfer ratio, see the first risk factor under “Risk Factors — Risks Related to the Joint Share Transfer.”

Q. When is the joint share transfer expected to become effective?

A. The joint share transfer, if the joint share transfer plan is approved, is expected to become effective on or around April 1, 2016.

Q. Will Bank of Yokohama and Higashi-Nippon Bank shareholders receive dividends on the Bank of Yokohama or Higashi-Nippon Bank common stock they hold at March 31, 2016?

A. Bank of Yokohama and Higashi-Nippon Bank expects to pay dividends in May 2016 and June 2016, respectively, to holders of record of its common stock as of March 31, 2016. Bank of Yokohama’s payment of dividends is subject to the approval of its board of directors. Higashi-Nippon Bank’s payment of dividends is subject to approval at the general meeting of shareholders, where Concordia Financial will vote as the sole shareholder if Higashi-Nippon Bank’s proposals at the extraordinary general meeting of shareholders are approved. For a more detailed discussion of dividends, see “The Business Integration Agreement — Distribution of Dividends.”

Q. How will trading in shares of Bank of Yokohama or Higashi-Nippon Bank common stock be affected in connection with the effectiveness of the joint share transfer?

A. Under the current schedule and assuming the joint share transfer becomes effective, the last day of trading in shares of Bank of Yokohama and Higashi-Nippon Bank and the delisting of those shares are expected to be three trading days prior to the effective date of the joint share transfer. On the effective date of the joint share transfer, Concordia Financial common stock is expected to be listed on the Tokyo Stock Exchange and shareholders of Bank of Yokohama and Higashi-Nippon Bank who were allocated Concordia Financial shares may commence trading of Concordia Financial shares.

Q. What will happen upon the effectiveness of the joint share transfer?

A. Bank of Yokohama and Higashi-Nippon Bank shareholders as of the day immediately preceding the effective date of the joint share transfer, except for those shareholders who have elected in a timely manner to exercise their dissenters’ appraisal rights, as described below under “Do I have dissenters’ appraisal rights in connection with the joint share transfer?,” will be allocated a number of Concordia Financial shares for each Bank of Yokohama and Higashi-Nippon Bank share in accordance with the share transfer ratio. Following the joint share transfer, each of Bank of Yokohama and Higashi-Nippon Bank will become a wholly-owned subsidiary of Concordia Financial and each former Bank of Yokohama or Higashi-Nippon Bank shareholder who was allocated shares of Concordia Financial in the joint share transfer will become a shareholder of Concordia Financial.

Q. Once I hold shares of Concordia Financial common stock following the joint share transfer, how can I sell my Concordia Financial shares?

A. Bank of Yokohama and Higashi-Nippon Bank plan to take steps to list Concordia Financial’s common stock on the Tokyo Stock Exchange in conjunction with the formation of Concordia Financial in the joint share transfer. Once the Concordia Financial shares are listed, you may sell your Concordia Financial shares on the Tokyo Stock Exchange.

Q. Will the legal rights of Concordia Financial shares differ from the legal rights of Bank of Yokohama or Higashi-Nippon Bank shares?

A. There are no material differences in the legal rights of holders of Concordia Financial common stock as compared to holders of either the Bank of Yokohama or the Higashi-Nippon Bank common stock, except for the following: while the holders of Bank of Yokohama’s common stock and the holders of Higashi-Nippon Bank’s common stock do not have the shareholders’ right to inspect books and records of the company under the Banking Act, the holders of Concordia Financial’s common stock will have the shareholders’ right to inspect books and records of the company so long as they satisfy certain shareholding conditions prescribed under the Companies Act.

Q. What are the Japanese tax consequences of the joint share transfer?

A. In the opinion of Mori Hamada & Matsumoto, Japanese legal counsel to Bank of Yokohama, and Nishimura & Asahi, Japanese legal counsel to Higashi-Nippon Bank, shareholders of Bank of Yokohama and Higashi-Nippon Bank will not recognize any gain for Japanese tax purposes if they receive only Concordia Financial shares in exchange for their shares in the joint share transfer. If the shareholders receive any cash in lieu of fractional shares, they may recognize capital gains for Japanese tax purposes depending on their respective basis for the Bank of Yokohama or Higashi-Nippon Bank shares exchanged for such fractional shares. However, non-resident shareholders will generally not be subject to Japanese taxation with respect to such cash. For a more detailed description of Japanese taxation matters, see “Taxation — Japanese Tax Consequences.” Each non-resident holder should obtain advice from its own tax advisors as to the tax consequences in each jurisdiction.

Q. What are the U.S. tax consequences of the joint share transfer?

A. The joint share transfer has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Bank of Yokohama and Higashi-Nippon Bank have no obligation to structure the joint share transfer in a manner that is tax-free to U.S. holders (as defined in “Taxation — U.S. Federal Income Tax Consequences”). As structured, however, in the opinion of Shearman & Sterling LLP, U.S. legal counsel to Bank of Yokohama and Higashi-Nippon Bank, the joint share transfer will qualify as a non-recognition transaction for U.S. federal income tax purposes. Accordingly, unless Bank of Yokohama or Higashi-Nippon Bank was a passive foreign investment company, or a PFIC, during a U.S. holder’s holding period in Bank of Yokohama or Higashi-Nippon Bank shares, respectively, except with respect to any cash received in lieu of fractional Concordia Financial shares, no gain or loss will be recognized by a U.S. holder on the exchange of Bank of Yokohama shares or Higashi-Nippon Bank shares for Concordia Financial shares pursuant to the joint share transfer. For a more detailed discussion of the material U.S. federal income tax consequences of the joint share transfer to U.S. holders, see “Taxation — U.S. Federal Income Tax Consequences.” Each U.S. shareholder of Bank of Yokohama or Higashi-Nippon Bank is strongly urged to consult its own tax advisor concerning the U.S. federal income tax consequences of the transaction.

Q. If I own shares of Bank of Yokohama or Higashi-Nippon Bank, how do I vote at that company’s extraordinary general meeting of shareholders?

A. If you have at least a unit of Bank of Yokohama’s common stock (1,000 or more shares) or Higashi-Nippon Bank’s common stock (1,000 or more shares) on September 30, 2015, you will have one voting right with respect to each unit you hold. Each of Bank of Yokohama and Higashi-Nippon Bank will distribute a mail-in voting card (giketsuken koshi shomen) and other voting and reference materials to shareholders eligible to vote who are residents of Japan that will enable them to exercise their voting rights. Shareholders who are non-residents of Japan are required to appoint a standing proxy in Japan or designate a mailing address in Japan. For shareholders eligible to vote who are non-residents of Japan and who have appointed a standing proxy in Japan, each of Bank of Yokohama and Higashi-Nippon Bank will distribute voting and reference materials to the standing proxies, who will then transmit those materials to the shareholders according to the terms of the respective proxy agreements. For shareholders eligible to vote who are non-residents of Japan and who have purchased shares of Bank of Yokohama or Higashi-Nippon Bank through a securities broker located outside of Japan, each of Bank of Yokohama and Higashi-Nippon Bank will distribute voting and reference materials to the broker’s standing proxy in Japan, who may then transmit those materials to the securities broker according to the terms of the proxy agreement.

You may exercise voting rights by attending the extraordinary general meeting of shareholders of the relevant company in person, by having another shareholder who has voting rights attend the meeting as your attorney-in-fact, or by arranging to return the mail-in voting card distributed to you by that company. Completed mail-in voting cards must be received by the relevant company by December 18, 2015, the business day prior to the meeting. If you are a non-resident Bank of Yokohama or Higashi-Nippon Bank shareholder and have directly appointed a standing proxy in Japan, you are encouraged to contact your standing proxy in Japan for the voting and reference materials and the procedures to exercise your voting rights. If you are a non-resident Bank of Yokohama or Higashi-Nippon Bank shareholder and have purchased shares of Bank of Yokohama or Higashi-Nippon Bank through a securities broker located outside of Japan, you are encouraged to ask your broker to obtain the voting and reference materials from its standing proxy in Japan. For more details relating to the delivery of voting and reference materials and how to vote at the extraordinary general meetings of shareholders, see “The Extraordinary General Meeting of Bank of Yokohama Shareholders — General: Date, Time and Place,” and “— How to Vote, Required Votes” and “The Extraordinary General Meeting of Higashi-Nippon Bank Shareholders — General: Date, Time and Place” and “— How to Vote, Required Votes.”

Shareholders of Bank of Yokohama and Higashi-Nippon Bank may exercise their voting rights through the Internet by accessing the websites designated by Bank of Yokohama and Higashi-Nippon Bank (http://www.e-sokai.jp for each of Bank of Yokohama and Higashi-Nippon Bank) and entering the exercise code and password enclosed with the relevant mail-in voting card. Internet voting is available only in Japanese and is available until December 18, 2015, the business day prior to the extraordinary general meeting of shareholders (for Bank of Yokohama, by 6:00 p.m. (Japan time), and for Higashi-Nippon Bank, by 5:00 p.m. (Japan time)).

In addition to the exercise of voting rights via the Internet as described above, institutional investors may use the “Electronic Voting Platform for Institutional Investors” which is operated by ICJ, Inc. to exercise their voting rights at the relevant extraordinary general meeting of shareholders.

Q. What is the record date for voting at the extraordinary general meeting of shareholders?

A. The record date for both Bank of Yokohama and Higashi-Nippon Bank is September 30, 2015. Accordingly, holders of record of at least one unit of Bank of Yokohama or Higashi-Nippon Bank common stock as of the record date will be eligible to vote at the Bank of Yokohama or Higashi-Nippon Bank extraordinary general meeting of shareholders, as applicable, scheduled to be held on December 21, 2015. Shareholders of Bank of Yokohama or Higashi-Nippon Bank whose shares were issued or obtained after the record date will not be entitled to vote at the relevant Bank of Yokohama or Higashi-Nippon Bank extraordinary general meeting of shareholders.

Q. What proposals are being submitted to Bank of Yokohama and Higashi-Nippon Bank shareholders for their consideration and approval?

A. If you are a holder of at least one unit of Bank of Yokohama or Higashi-Nippon Bank shares of common stock as of the record date, you will be entitled to vote on:

•	the approval of the joint share transfer plan;

•	the approval of the amendment of their respective articles of incorporation to delete the prescribed record date of March 31 of each year to vote at the ordinary general meeting of shareholders; and

•	such other business related to such proposals as may properly come before the extraordinary general meeting of shareholders.

Q. How will shares represented by mail-in voting cards be treated at the extraordinary general meeting of shareholders?

A. The mail-in voting cards used for the extraordinary general meetings of shareholders will list the proposals to be voted on by shareholders at the relevant extraordinary general meetings of shareholders, including the

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approval of the joint share transfer plan. A mail-in voting card will allow a shareholder to indicate his or her approval or disapproval with respect to each proposal. In accordance with Japanese law, each of Bank of Yokohama and Higashi-Nippon Bank intends to count towards the quorum for its extraordinary general meeting of shareholders any shares represented by mail-in voting cards that are returned without indicating the approval or disapproval of any of the proposals, and count those mail-in voting cards as voting in favor of the joint share transfer plan and the other proposals referred to in the mail-in voting cards.

Q. May I change my vote after I have submitted a mail-in voting card?

A. Yes. To change your vote after submitting a mail-in voting card, you may subsequently submit a timely vote via the Internet, or attend the extraordinary general meeting of shareholders in person, through another shareholder with voting rights whom you appointed as your attorney-in-fact or through a standing proxy in the case of a non-resident shareholder.

Q. May I change my vote after I have submitted my vote via the Internet?

A. Yes. To change your vote after submitting a vote via the Internet, you may subsequently submit a timely vote via the Internet, or attend the extraordinary general meeting of shareholders in person, through another shareholder with voting rights whom you appoint as your attorney-in-fact or through a standing proxy in the case of a nonresident shareholder. If you submit more than one vote via the Internet, the last vote submitted will be counted as your vote unless properly revoked or changed at the extraordinary general meeting of shareholders.

Q. If my shares are held in “street name” by my broker, will my broker vote them for me without instructions?

A. Whether your broker will vote your shares without your instructions depends on the terms of the agreement entered into by you and your broker. Therefore, you are encouraged to contact your broker directly to confirm the applicable voting procedure.

Q. Do I have dissenters’ appraisal rights in connection with the joint share transfer?

A. Yes. Under the Companies Act of Japan, if you take appropriate actions you will have dissenters’ appraisal rights in connection with the joint share transfer.

Any Bank of Yokohama or Higashi-Nippon Bank shareholder who:

•

notifies the relevant company prior to its extraordinary general meeting of shareholders of his or her intention to oppose the joint share transfer and votes against the approval of the joint share transfer at the extraordinary general meeting;

•	or does not have voting rights at the relevant extraordinary general meeting of shareholders, including any shareholder whose shares constitute less than one unit,

•

may demand that the relevant company purchase his or her shares of common stock at fair value. Such demand must be made within 20 days from the date of public notice of the joint share transfer, which will be made within two weeks following the day of the extraordinary general meeting of shareholders. All Bank of Yokohama and Higashi-Nippon Bank shareholders seeking to exercise dissenters’ appraisal rights must also comply with the other relevant procedures set forth in the Companies Act of Japan.

If you fall under the first category described in the preceding paragraph and fail to provide the required notice prior to the extraordinary general meeting of shareholders or fail to vote against the joint share transfer at the extraordinary general meeting of shareholders, that failure will constitute a waiver of your right to demand the relevant company to purchase your shares of common stock at fair value. If you fall under the second category described in the preceding paragraph, you are not required to vote against the joint share transfer in order to assert your right to demand the relevant company to purchase the shares you hold.

There are other procedural issues that you may wish to consider when deciding whether to exercise your dissenters’ appraisal rights. For a more detailed discussion of dissenters’ appraisal rights, see “The Joint Share Transfer — Dissenters’ Appraisal Rights.” In addition, dissenters’ appraisal rights in the context of a joint share transfer involving two Japanese companies are as set forth in Articles 806 and 807 of the Companies Act of Japan. An English translation of these articles is included in this prospectus as Appendix F.

Q. Is the joint share transfer subject to any material regulatory or legal approvals?

A. Yes. For a more detailed discussion of the regulatory approvals required for the joint share transfer, see “The Joint Share Transfer — Regulatory Matters.”

Q. Are there any conditions under which the joint share transfer might not take place?

A. Under the joint share transfer plan, the respective obligations of Bank of Yokohama and Higashi-Nippon Bank to complete the joint share transfer are subject to a number of specified conditions, including obtaining approval from Bank of Yokohama and Higashi-Nippon Bank shareholders and obtaining or satisfying all regulatory approvals, permits, consents and requirements necessary for the effectiveness of the transaction. Shareholder approval of the joint share transfer plan will be subject to fulfillment of conditions imposed on the joint share transfer by Japanese or other regulatory authorities. Bank of Yokohama and Higashi-Nippon Bank may be required to obtain further shareholder approval in the event that any conditions imposed by Japanese or other regulatory authorities materially alter any aspect of the joint share transfer plan as previously approved.

Q. Who can help answer my questions?

A. For Bank of Yokohama shareholders, if you have questions regarding the joint share transfer, you should contact:

The Bank of Yokohama, Ltd.

Corporate Planning Department

Public Relations Office

1-1, Minatomirai 3-Chome

Nishi-ku, Yokohama, Kanagawa 220-8611

Japan

Telephone: +81-45-225-1141

For Higashi-Nippon Bank shareholders, if you have questions regarding the joint share transfer, you should contact:

The Higashi-Nippon Bank, Limited

Corporate Planning Department

Public Relations and CSR Office

11-2, Nihonbashi 3-Chome

Chuo-ku, Tokyo 103-8238

Japan

Telephone: +81-3-3273-4073

SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire prospectus and the other documents to which this document refers for a more complete understanding of the joint share transfer being considered at the extraordinary general meetings of Bank of Yokohama and Higashi-Nippon Bank shareholders.

The Companies

The Bank of Yokohama, Ltd. 1-1, Minatomirai 3-Chome Nishi-ku, Yokohama Kanagawa 220-8611 Japan +81-45-225-1141	The Higashi-Nippon Bank, Limited 11-2, Nihonbashi 3-Chome Chuo-ku, Tokyo 103-8238 Japan +81-3-3273-4073

Bank of Yokohama and Higashi-Nippon Bank are regional banks in Japan. Each of Bank of Yokohama and Higashi-Nippon Bank offers a broad range of banking products and services to individual and corporate customers, including deposits, loans, foreign currency exchange and other financial services.

Bank of Yokohama

(page 66)

Bank of Yokohama is a regional bank headquartered in Kanagawa, Japan. It provides a broad range of mostly domestic banking products and services to individual and corporate customers through an extensive network of branches, sub-branches and ATMs, primarily in Kanagawa Prefecture and southwestern Tokyo Prefecture. It offers deposit products, housing loans, consumer loans, investment products and other financial services to meet the various needs of individual customers, and deposit products, various forms of financing and business consulting services such as M&A advisory services and support for overseas expansion to serve corporate customers, particularly small- and medium-sized enterprises. At September 30, 2015, Bank of Yokohama’s network in Japan included 197 branches, 8 sub-branches and 405 ATM locations. At March 31, 2015, Bank of Yokohama had consolidated total assets of ¥15.4 trillion and deposits of ¥12.2 trillion. For the year ended March 31, 2015, Bank of Yokohama had net profit of ¥79.2 billion.

Bank of Yokohama is headquartered in Kanagawa, Japan at the above address.

Higashi-Nippon Bank

(page 75)

Higashi-Nippon Bank is a regional bank that conducts its business primarily in central Tokyo and also operates in the neighboring prefectures of Ibaraki, Kanagawa, Saitama, Chiba and Tochigi. Together with its consolidated subsidiaries, Higashi-Nippon Bank offers a broad range of banking products and services including deposits, loans, foreign currency exchange and other financial services such as credit guarantees for home loans and credit cards. At September 30, 2015, Higashi-Nippon Bank’s network in Japan included 80 branches, 2 sub-branches and 77 ATM locations. At March 31, 2015, Higashi-Nippon Bank had consolidated total assets of ¥2.1 trillion and deposits of ¥1.9 trillion. For the year ended March 31, 2015, Higashi-Nippon Bank had net profit of ¥8.2 billion.

Higashi-Nippon Bank is headquartered in Tokyo, Japan at the above address.

The Joint Share Transfer

(page 42)

In the joint share transfer, each share of Bank of Yokohama common stock will be exchanged for one (1) share of common stock of Concordia Financial, and each share of Higashi-Nippon Bank common stock will be exchanged for 0.541 share of common stock of Concordia Financial. As a result of the joint share transfer, all shareholders of Bank of Yokohama and Higashi-Nippon Bank as of the day immediately preceding the effective date of the joint share transfer will, subject to dissenters’ appraisal rights, become shareholders of Concordia Financial by receiving an allocation of new shares issued by Concordia Financial in a joint share transfer pursuant to the Companies Act of Japan.

Shareholders of Bank of Yokohama and Higashi-Nippon Bank will not receive any fractional shares of common stock of Concordia Financial in the joint share transfer. If any fractional shares of Concordia Financial common stock would otherwise be allocated to holders of Higashi-Nippon Bank common stock based on the share transfer ratio, the shares representing the aggregate of all such fractional shares will be sold in the Japanese market or purchased by Concordia Financial itself. The net cash proceeds from the sale will be distributed to the holders of Higashi-Nippon Bank common stock who would have otherwise received fractional shares, on a pro-rata basis based on the number of fractional shares that the holders would have otherwise been allocated, with any fractional yen amounts to be rounded up to the nearest yen. If the aggregate of all such fractional shares includes a fraction of less than one share, such fraction will be truncated. Concordia Financial may sell such fractional shares, in whole or in part, at any time on the Tokyo Stock Exchange once the shares are listed, which is expected to occur on the effective date of the joint share transfer.

If the joint share transfer plan is approved at the extraordinary general meetings of shareholders of both Bank of Yokohama and Higashi-Nippon Bank, and if the other conditions to completing the joint share transfer are satisfied, Concordia Financial will be formed and the joint share transfer is expected to become effective on or around April 1, 2016.

Reasons for the Joint Share Transfer

(page 44)

Bank of Yokohama and Higashi-Nippon Bank are entering into the joint share transfer and integration of their business and management under a single holding company in an effort to realize the potential synergies available from integrating their customer base, expertise and capability in order to aim to be the leading regional bank in Japan.

Risk Factors

(page 7)

In determining whether to vote to approve the proposed joint share transfer plan, you should carefully consider the risk factors described in this prospectus.

The Extraordinary General Meetings of Shareholders

(page 36 and page 39)

Date, Time and Place. Bank of Yokohama’s extraordinary general meeting of shareholders will be held at 10:00 a.m. on December 21, 2015 (Japan time) at Yokohama Royal Park Hotel, 3rd Floor, Hoh-Sho Banquet Room, 2-1-3, Minatomirai 2-Chome, Nishi-ku, Yokohama, Kanagawa, Japan unless it is postponed or adjourned. Higashi-Nippon Bank’s extraordinary general meeting of shareholders will be held at 10:00 a.m. on December 21, 2015 (Japan time) at Belle Salle Tokyo Nihonbashi, 5th Floor, Room 3, 4 and 5, Tokyo Nihonbashi Tower, 7-1, Nihonbashi 2-Chome, Chuo-ku, Tokyo, Japan, unless it is postponed or adjourned.

Record Date. Shareholders of record of each company as of September 30, 2015 will be entitled to vote at that company’s extraordinary general meeting of shareholders.

Shares Entitled to Vote. Shareholders who own on the record date at least a unit of 1,000 shares of Bank of Yokohama’s common stock or 1,000 shares of Higashi-Nippon Bank’s common stock will have one voting right with respect to each unit held.

How to Vote; Required Vote. Shareholders may exercise their voting rights by using the Internet, returning their mail-in voting card, or attending the extraordinary general meeting of shareholders in person or through another shareholder with voting rights who has been appointed as their attorney-in-fact and is attending the extraordinary general meeting of shareholders in person. The affirmative vote of two-thirds of the voting rights of each of Bank of Yokohama and Higashi-Nippon Bank represented at the respective extraordinary general meetings of shareholders is required to approve the joint share transfer plan. The quorum required for each of the extraordinary general meetings of shareholders is one-third of the total voting rights of the relevant company.

Based on the register of shareholders of Bank of Yokohama and Higashi-Nippon Bank as of September 30, 2015, which is the record date of shareholders who will be entitled to vote at the applicable extraordinary general meeting of shareholders, less than 0.1% of the outstanding shares of Bank of Yokohama and approximately 0.2% of the outstanding shares of Higashi-Nippon Bank were held by the respective directors, executive officers, audit & supervisory board members and affiliates of those companies. The total number of shares outstanding as of the record date was 1,234,403,600 shares in the case of Bank of Yokohama and 176,879,292 shares in the case of Higashi-Nippon Bank.

Determination of the Boards of Directors of Bank of Yokohama and Higashi-Nippon Bank with Respect to the Joint Share Transfer

(page 46)

Bank of Yokohama Shareholders. The Bank of Yokohama board of directors has determined that the terms of the joint share transfer are appropriate and in the best interests of Bank of Yokohama and its shareholders and unanimously recommends that the Bank of Yokohama shareholders vote to approve the joint share transfer plan.

Higashi-Nippon Bank Shareholders. The Higashi-Nippon Bank board of directors has determined that the terms of the joint share transfer are appropriate and in the best interests of Higashi-Nippon Bank and its shareholders and unanimously recommends that the Higashi-Nippon Bank shareholders vote to approve the joint share transfer plan.

Factors Considered by the Boards of Bank of Yokohama and Higashi-Nippon Bank. In its deliberation on the proposed joint share transfer, the boards of directors of each of Bank of Yokohama and Higashi-Nippon Bank placed an emphasis on securing a business integration that would boost its earnings capacity and improve corporate value by establishing a collaborative relationship based on the strengths and uniqueness of both companies. They also considered a number of factors referred to under “The Joint Share Transfer — Reasons for the Joint Share Transfer” beginning on page 44.

Material Japanese Income Tax Consequences of the Joint Share Transfer

(page 58)

In the opinion of Mori Hamada & Matsumoto, Japanese legal counsel to Bank of Yokohama, and Nishimura & Asahi, Japanese legal counsel to Higashi-Nippon Bank, shareholders of Bank of Yokohama and Higashi-Nippon Bank will not recognize any gain for Japanese tax purposes if they receive only Concordia Financial shares in exchange for their shares in the joint share transfer. If the shareholders receive any cash in lieu of fractional shares, they may recognize capital gains for Japanese tax purposes depending on their respective basis for the Bank of Yokohama or Higashi-Nippon Bank shares exchanged for such fractional shares. However, non-resident shareholders will generally not be subject to Japanese taxation with respect to such cash. For a more detailed description of Japanese taxation matters, see “Taxation — Japanese Tax Consequences.” Each non-resident holder should, however, obtain advice from its own tax advisors as to the tax consequences in each jurisdiction.

Material U.S. Federal Income Tax Consequences of the Joint Share Transfer

(page 58)

The joint share transfer has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Bank of Yokohama and Higashi-Nippon Bank have no obligation to structure the joint share transfer in a manner that is tax-free to U.S. holders (as defined in “Taxation — U.S. Federal Income Tax Consequences”). As structured, however, in the opinion of Shearman & Sterling LLP, U.S. legal counsel to Bank of Yokohama and Higashi-Nippon Bank, the joint share transfer will qualify as a non-recognition transaction for U.S. federal income tax purposes. Accordingly, unless Bank of Yokohama or Higashi-Nippon Bank was a PFIC during a U.S. holder’s holding period in Bank of Yokohama shares or Higashi-Nippon Bank shares, respectively, except with respect to any cash received in lieu of fractional Concordia Financial shares, no gain or loss will be recognized by a U.S. holder on the exchange of Bank of Yokohama shares or Higashi-Nippon Bank shares for Concordia Financial shares pursuant to the joint share transfer. For a more detailed discussion of the material U.S. federal income tax consequences of the joint share transfer to U.S. holders, see “Taxation — U.S. Federal Income Tax Consequences.” Each U.S. shareholder of Bank of Yokohama or Higashi-Nippon Bank is strongly urged to consult its own tax advisor concerning the U.S. federal income tax consequences of the transaction.

Anticipated Accounting Treatment

(page 59)

The joint share transfer will be accounted for by Concordia Financial under the acquisition method of accounting in accordance with IFRS. Based on the share transfer ratio, after the effectiveness of the joint share transfer, former Bank of Yokohama shareholders will own approximately 92.8% of Concordia Financial and former Higashi-Nippon Bank shareholders will own approximately 7.2% of Concordia Financial based on the register of shareholders of Bank of Yokohama and Higashi-Nippon Bank as of September 30, 2015, which is the record date of shareholders who will be entitled to vote at the applicable extraordinary general meeting of shareholders. Based on these projected ownership percentages, Bank of Yokohama is the accounting acquirer for financial reporting purposes. Under the acquisition method of accounting, Bank of Yokohama will record the tangible and intangible assets acquired and liabilities assumed of Higashi-Nippon Bank at their fair values. The reported financial condition and results of operations of Concordia Financial to be issued after the effectiveness of the joint share transfer will reflect Higashi-Nippon Bank’s balances and results from the date of the acquisition in addition to Bank of Yokohama’s balances and results. If a different set of fair values were to be used at the time of the acquisition, Concordia Financial’s results of operations and financial position could differ materially.

Regulatory Matters

(page 59)

Completion of the joint share transfer is subject to the approval of the Prime Minister of Japan under the Banking Act. In addition, pursuant to the Anti-monopoly Act of Japan, as amended, Bank of Yokohama and Higashi-Nippon Bank are required to file notifications and reports regarding the joint share transfer with the Fair

Trade Commission of Japan, or the JFTC, and to observe a waiting period of 30 days before the effective date of the joint share transfer unless such waiting period is shortened by the JFTC. The JFTC may request additional information for a second-phase review by the end of such waiting period.

Dissenters’ Appraisal Rights

(page 59)

Under the Companies Act of Japan, you may have dissenters’ appraisal rights in connection with the joint share transfer. For a more detailed discussion of these rights, see “The Joint Share Transfer — Dissenters’ Appraisal Rights.”

Conditions to the Joint Share Transfer

(page 64)

The obligations of each of Bank of Yokohama and Higashi-Nippon Bank to complete the joint share transfer are subject to the satisfaction of the following conditions:

•

Bank of Yokohama’s shareholders having approved the share transfer plan and other matters necessary for the share transfer by the requisite vote at the extraordinary general meeting of Bank of Yokohama shareholders;

•

Higashi-Nippon Bank’s shareholders having approved the share transfer plan and other matters necessary for the share transfer by the requisite vote at the extraordinary general meeting of Higashi-Nippon Bank shareholders; and

•	all approvals from the relevant authorities necessary to consummate the share transfer (including authorization from the prime minister under the Banking Act) are obtained.

Termination Without Consent

(page 65)

The business integration agreement may be terminated by either party prior to the establishment of Concordia Financial without the consent of the other party by providing written notice to the other party:

•

if any of the representations and warranties of the other party set forth in the business integration agreement is not true and correct and such lack of truthfulness and correctness materially affects the consummation of the business integration or the share transfer ratio;

•

if there is a breach by the other party of any of its obligations under the business integration agreement which materially affects the consummation of the business integration or the share transfer ratio (provided that if such breach is curable, only where the other party fails to cure such breach either within seven days after receiving a written notice from the party requesting to cure such breach or by the day immediately preceding the establishment of Concordia Financial, whichever is earlier);

•

upon the other party becoming subject to a petition for the commencement of dissolution, liquidation, bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation or any similar insolvency proceedings or upon filing by the other party of such petition, or the other party becoming subject to a suspension of payments or becomes unable to pay its debts, or its liabilities exceed its assets; and

•

if an event occurs that is reasonably considered likely to cause a material adverse effect on the financial condition, operating results, cash flow, business or rights and obligations of the other party, and it becomes difficult to achieve the objective of the business integration.

Amendment and Termination Upon Mutual Agreement

(page 65)

Bank of Yokohama and Higashi-Nippon Bank may amend the terms of the joint share transfer or terminate the share transfer upon mutual consultation in good faith and agreement in writing in the event of the following during the period from the execution of the share transfer plan until the establishment of Concordia Financial:

•	the occurrence or revelation of an existence of any event that would materially adversely affect the assets or business of either Bank of Yokohama or Higashi-Nippon Bank;

•	the occurrence of any event that would materially impede the consummation of the share transfer or it becomes apparent that such an event will occur; or

•	the attainment of the purpose of the share transfer plan becomes extremely difficult

Comparative Per Share Market Price Data

(page 33)

The shares of Bank of Yokohama common stock and Higashi-Nippon Bank common stock are listed on the First Section of the Tokyo Stock Exchange. The companies plan to take steps to list the shares of Concordia Financial on the Tokyo Stock Exchange upon the effectiveness of the joint share transfer. The following table sets forth the closing sale prices of Bank of Yokohama and Higashi-Nippon Bank common stock as reported on the First Section of the Tokyo Stock Exchange on November 13, 2014, the last trading day before the public announcement of the joint share transfer by Bank of Yokohama and Higashi-Nippon Bank, and November 12, 2015, the last practicable trading day before the distribution of this prospectus. The table also sets forth the implied equivalent value on these dates. Bank of Yokohama and Higashi-Nippon Bank urge you to obtain current market quotations for both the Bank of Yokohama and Higashi-Nippon Bank common stock.

	Bank of Yokohama Common Stock		Higashi-Nippon Bank Common Stock
	Historical	Implied Equivalent Value(1)	Historical	Implied Equivalent Value(2)
November 13, 2014	¥660.7	¥660.7	¥317.0	¥171.5
November 12, 2015	775.3	775.3	421.0	227.8

(1)

The implied equivalent value per share of Bank of Yokohama is calculated by multiplying the closing price of Bank of Yokohama common stock on the Tokyo Stock Exchange by the Bank of Yokohama share transfer ratio of 1:1.

(2)

The implied equivalent value per share of Higashi-Nippon Bank is calculated by multiplying the closing price of Higashi-Nippon Bank common stock on the Tokyo Stock Exchange by the Higashi-Nippon Bank share transfer ratio of 0.541:1.

Each of Bank of Yokohama and Higashi-Nippon Bank may from time to time repurchase shares of its common stock. Purchases will be made subject to market conditions and applicable regulatory requirements.

RISK FACTORS

In addition to the other information included or incorporated by reference into this prospectus, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the matters described below in evaluating the matters described in this prospectus with respect to the joint share transfer.

Risks Related to the Joint Share Transfer

The share transfer ratio is fixed and will not be adjusted to reflect changes in the market values of Bank of Yokohama and Higashi-Nippon Bank common stock. As a result, the value of Concordia Financial common stock you receive in the joint share transfer may be less than the value of your shares when you vote on the joint share transfer.

Upon the effectiveness of the joint share transfer, each share of Bank of Yokohama common stock will be exchanged for one (1) share of Concordia Financial common stock, and each share of Higashi-Nippon Bank common stock will be exchanged for 0.541 share of Concordia Financial common stock. The ratios at which Bank of Yokohama and Higashi-Nippon Bank common stock will be exchanged for Concordia Financial common stock are fixed, and, unless the business integration agreement and the joint share transfer plan are amended, will not be adjusted for changes in the market prices of either company’s common stock. Therefore, even if the relative market values of Bank of Yokohama or Higashi-Nippon Bank common stock change, there will be no change in the number of shares of Concordia Financial common stock which shareholders of those companies will receive in the joint share transfer.

Any change in the price of either company’s common stock prior to the effective date of the joint share transfer will affect the value that holders of Bank of Yokohama or Higashi-Nippon Bank common stock will receive in the joint share transfer. The value of Concordia Financial common stock to be received in the joint share transfer (which will occur approximately three months after the extraordinary general meetings of shareholders) may be higher or lower than the indicative value as of the date of this prospectus or as of the date of the extraordinary general meetings of shareholders, depending on the then prevailing market prices of Bank of Yokohama and Higashi-Nippon Bank common stock.

The share prices of Bank of Yokohama and Higashi-Nippon Bank common stock are subject to general price fluctuations in the market for publicly traded equity securities and have experienced volatility in the past. Stock price changes may result from a variety of factors that are beyond the control of Bank of Yokohama and Higashi-Nippon Bank, including actual changes in, or investor perception of, Bank of Yokohama’s and Higashi-Nippon Bank’s businesses, operations and prospects. Regulatory developments, as well as current or potential legal proceedings, and changes in general market and economic conditions may also affect the stock prices of Bank of Yokohama and Higashi-Nippon Bank.

The joint share transfer is subject to regulatory approvals and various conditions set forth in the joint share transfer plan and, even though the joint share transfer plan may be approved by the shareholders of each of Bank of Yokohama and Higashi-Nippon Bank, the joint share transfer nonetheless may not be completed as scheduled, or at all.

Under the joint share transfer plan pursuant to which the joint share transfer will be consummated, the respective obligations of Bank of Yokohama and Higashi-Nippon Bank to complete the joint share transfer are subject to a number of specified conditions, including obtaining or satisfying all regulatory approvals, permits, consents and requirements necessary for the effectiveness of the joint share transfer. Regulatory authorities in Japan or elsewhere may seek to block or delay the joint share transfer, or may impose conditions that reduce the anticipated benefits of the joint share transfer or make it difficult to complete as planned and shareholder approval of the joint share transfer plan will be subject to fulfillment of such conditions, if any. If all necessary regulatory approvals, permits, consents and requirements are not satisfied, even if the joint share transfer plan is approved at Bank of Yokohama’s and Higashi-Nippon Bank’s extraordinary general meetings of shareholders, there is no assurance that the joint share transfer will ultimately be completed as scheduled, or at all.

Bank of Yokohama and Higashi-Nippon Bank may fail to realize the anticipated benefits of the joint share transfer due to the challenges of integrating their businesses.

The success of the joint share transfer will depend, in part, on Concordia Financial’s ability to realize the anticipated growth opportunities, synergies and cost savings from integrating the businesses of Bank of Yokohama and Higashi-Nippon Bank under Concordia Financial. The business integration agreement calls for an ongoing integration process, including replacing the core system used by Higashi-Nippon Bank with that used by Bank of Yokohama and unifying creditor classifications of Bank of Yokohama and Higashi-Nippon Bank. Bank of Yokohama and Higashi-Nippon Bank expect to face significant challenges relating to integrating their businesses, including the following:

•	effectively integrating their respective organizations, business cultures, procedures and operations;

•	identifying and streamlining redundant operations and assets, and combining the product and service offerings effectively and quickly;

•

identifying areas and activities that present substantial potential synergies as a result of the joint share transfer, and allocating resources effectively to those and other promising areas and activities;

•	smoothly transitioning relevant operations to a common information technology system; and

•	developing and implementing uniform accounting policies, internal controls and procedures, disclosure controls and procedures and other governance policies and standards.

If Bank of Yokohama and Higashi-Nippon Bank are not able to successfully manage the integration process, take advantage of the anticipated synergies, and create an integrated business, the anticipated benefits of the joint share transfer and subsequent integration may not be realized fully or at all or may take longer to realize than expected.

Significant costs will be incurred in the course of the joint share transfer and in the subsequent integration of the business operations of the two companies.

Bank of Yokohama and Higashi-Nippon Bank expect to incur significant costs related to the joint share transfer and in the subsequent integration of the business operations of the two companies. These transaction-related expenses include financial advisory, consulting, legal and accounting fees and expenses, filing fees, printing expenses and other related charges. Some or all of these costs are payable by Bank of Yokohama and Higashi-Nippon Bank whether or not the joint share transfer is completed.

In addition to transaction-related expenses, Bank of Yokohama and Higashi-Nippon Bank may also incur significant indirect costs while integrating and combining the businesses, including expenses associated with eliminating redundant operations and resources, and reallocating and integrating resources and operations. Moreover, Bank of Yokohama and Higashi-Nippon Bank may also incur significant opportunity costs in the form of substantial disruption to their businesses and distraction of their management and employees from day-to-day operations.

Bank of Yokohama and Higashi-Nippon Bank may further incur significant costs in connection with any shareholder litigation or appraisal claims in compensating dissenting shareholders who exercise their appraisal rights.

Uncertainties associated with the joint share transfer may damage Concordia Financial’s relationships with customers and business partners of Bank of Yokohama and Higashi-Nippon Bank.

Current customers and business partners of Bank of Yokohama or Higashi-Nippon Bank may, in response to the announcement of the joint share transfer or to subsequent steps taken to integrate the businesses of Bank of Yokohama and Higashi-Nippon Bank, delay or defer decisions concerning their relationships with Bank of Yokohama or Higashi-Nippon Bank because of uncertainties related to the joint share transfer, including the absence of certainty that the joint share transfer will be completed. The loss of such customers and business partners may have a material adverse effect on Concordia Financial’s business and results of operations.

Failure to complete the joint share transfer could adversely affect the stock prices and the future business and financial results of Bank of Yokohama and Higashi-Nippon Bank because of, among other things, the market disruption that would occur as a result of uncertainties resulting from a failure to complete the transaction.

There is no assurance that Bank of Yokohama and Higashi-Nippon Bank will obtain the necessary shareholder approvals for the joint share transfer plan or satisfy the other conditions to complete the joint share transfer. If the joint share transfer is not completed for any reason, Bank of Yokohama and Higashi-Nippon Bank will be subject to several risks, including the following:

•

market prices for the shares of Bank of Yokohama and Higashi-Nippon Bank may decline to the extent that those prices reflect a market assumption that the joint share transfer will be completed and that the related benefits and synergies will be realized, or as a result of market perception that the joint share transfer was not completed due to an adverse change in Bank of Yokohama’s or Higashi-Nippon Bank’s business; and

•

the respective businesses of Bank of Yokohama and Higashi-Nippon Bank may be harmed, and market prices for their shares may decline, to the extent that employees, customers and others believe that the companies cannot compete in the marketplace as effectively without completing the joint share transfer or otherwise remain uncertain about the companies’ future prospects in the absence of the joint share transfer.

In connection with the effectiveness of the joint share transfer, it will not be possible to trade shares of Bank of Yokohama, Higashi-Nippon Bank or Concordia Financial common stock during certain periods.

In connection with the joint share transfer, Bank of Yokohama and Higashi-Nippon Bank shares will be delisted from the Tokyo Stock Exchange. Under the current schedule and assuming the joint share transfer is completed, the last day of trading in shares of Bank of Yokohama and Higashi-Nippon Bank and the delisting of those shares are expected to be three trading days prior to the effective date of the joint share transfer and the shares of Concordia Financial are expected to be listed on the Tokyo Stock Exchange on the effective date of the joint share transfer. As a result, holders of Bank of Yokohama and Higashi-Nippon Bank shares will not be able to trade their shares, or the Concordia Financial shares they will be entitled to receive when the joint share transfer is completed, during the period between the delistings of Bank of Yokohama and Higashi-Nippon Bank shares and the listing of Concordia Financial shares. Accordingly, these holders will be subject to the risk of not being able to liquidate their shares, including during a falling market.

Bank of Yokohama and Higashi-Nippon Bank shareholders will each have a reduced ownership and voting interest in Concordia Financial and will therefore have less influence over the management of Concordia Financial.

After the effectiveness of the joint share transfer, Bank of Yokohama’s and, in particular, Higashi-Nippon Bank’s shareholders will own a smaller percentage of Concordia Financial than they currently own in the respective companies. Following effectiveness of the joint share transfer, Bank of Yokohama’s shareholders will own approximately 92.8% of Concordia Financial and Higashi-Nippon Bank’s shareholders will own approximately 7.2% of Concordia Financial based on the register of shareholders of Bank of Yokohama and Higashi-Nippon Bank as of September 30, 2015. Consequently, Bank of Yokohama’s and, in particular, Higashi-Nippon Bank’s shareholders will have less influence over the management and policies of Concordia Financial than they currently have in Bank of Yokohama and Higashi-Nippon Bank, respectively.

Concordia Financial will be a holding company and its ability to meet its obligations will depend upon the results of operations from its subsidiaries. Concordia Financial’s ability to pay dividends is also restricted by statutory provisions.

Concordia Financial will be a holding company that conducts substantially all of its operations through its subsidiaries. Accordingly, Concordia Financial will be dependent upon the earnings and cash flows of, and dividends and other distributions from, its subsidiaries to provide funds necessary to meet its obligations. The ability of Concordia Financial’s subsidiaries to pay dividends to Concordia Financial may be limited by statutory provisions and contractual restrictions. As a result, although Concordia Financial’s subsidiaries may have cash, Concordia Financial may not be able to access that cash to satisfy its obligations and pay dividends to its stockholders, if any.

Under the Companies Act of Japan, Concordia Financial will not be able to declare or pay dividends unless it meets specified financial criteria on an unconsolidated basis. Generally, Concordia Financial will be permitted to pay dividends only if it has certain surplus as calculated based on the aggregate of other capital surplus (sonota shihon joyokin) and other retained earnings (sonota rieki joyo kin) on its unconsolidated balance sheet as of the end of the preceding fiscal year as determined in accordance with Japanese GAAP. For details of restrictions on the payment of dividends, see “Description of Concordia Financial Common Stock — Dividends.”

In addition, Concordia Financial’s right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary’s liquidation or otherwise will be subject to the prior claims of creditors of that subsidiary, except to the extent that any claims by Concordia Financial as a creditor of such subsidiary are recognized. As a result, the shares of each subsidiary to be held by Concordia Financial will effectively be subordinated to all existing and future liabilities and obligations of that subsidiary.

The fairness opinions obtained by Bank of Yokohama and Higashi-Nippon Bank are all based primarily on financial information prepared under Japanese GAAP and, accordingly, U.S. investors should not place undue reliance on such fairness opinions.

The financial analyses and fairness opinions of Bank of Yokohama’s and Higashi-Nippon Bank’s financial advisors are based primarily upon financial information of Bank of Yokohama and Higashi-Nippon Bank prepared in accordance with Japanese GAAP. The accounting treatment of some items and transactions differ significantly between Japanese GAAP and IFRS. Accordingly, the financial analyses and fairness opinions of Bank of Yokohama’s and Higashi-Nippon Bank’s financial advisors may differ from any analyses and opinions that would have been produced if the advisors had relied primarily on the IFRS financial statements included in this prospectus. U.S. investors should be aware of the differences between Japanese GAAP and IFRS when reviewing the financial analyses and fairness opinions of Bank of Yokohama’s and Higashi-Nippon Bank’s financial advisors contained elsewhere in this prospectus.

The fairness opinions that Bank of Yokohama and Higashi-Nippon Bank have obtained from their financial advisors are based on assumptions as of a certain date, and may not be valid as of a later date.

Neither Bank of Yokohama nor Higashi-Nippon Bank has obtained from its financial advisor (Daiwa Securities Co. Ltd., or Daiwa, for Bank of Yokohama and SMBC Nikko Securities Inc., or SMBC Nikko, for Higashi-Nippon Bank) updated fairness opinions as of the date of this prospectus. The fairness opinions were provided by Daiwa and SMBC Nikko as of September 7, 2015 and September 8, 2015, respectively, and do not speak as of any date other than the date of those opinions and are subject to various assumptions and qualifications. Changes in the operations and prospects of Bank of Yokohama and Higashi-Nippon Bank, general market and economic conditions and other factors which may be beyond the control of Bank of Yokohama and Higashi-Nippon Bank, and on which the fairness opinions were based, may have altered the value of Bank of Yokohama and Higashi-Nippon Bank, or the market price of Bank of Yokohama and Higashi-Nippon Bank common stock as of the date of this prospectus, or may alter such values and prices by the time the joint share transfer is completed. You are encouraged to read the fairness opinions, which are included elsewhere in this prospectus, in their entirety.

A successful legal challenge to the validity of the joint share transfer following its completion may invalidate the shares of Concordia Financial issued in the joint share transfer.

Until six months after the effective date of the joint share transfer, any of Bank of Yokohama’s or Higashi-Nippon Bank’s shareholders, directors, audit & supervisory board members or liquidators as of the effective date of the joint share transfer may bring a court action to nullify the joint share transfer. Concordia Financial’s shareholders, directors, audit & supervisory board members or liquidators may also bring a court action to nullify the joint share transfer until six months after the effective date of the joint share transfer. A court may nullify the joint share transfer if it finds that a material procedural defect occurred in connection with the joint share transfer. If any court action challenging the validity of the joint share transfer is brought, the price or liquidity of Concordia Financial’s shares may be adversely affected, regardless of the merits of the claim. Moreover, if such a court action is successful and a court enters a final and binding judgment, Concordia Financial would be liquidated and Concordia Financial’s shareholders at the time of such judgment will receive shares of common stock of Bank of Yokohama and/or Higashi-Nippon Bank.

Risks Relating to Concordia Financial’s Business

Concordia Financial’s regional concentration in Kanagawa and Tokyo Prefectures exposes it to adverse economic conditions in its primary retail banking network footprint.

Concordia Financial’s core banking business, namely offering loans and taking deposits, will be concentrated within its retail banking network footprint, located principally within Kanagawa and Tokyo Prefectures. The economies of Kanagawa and Tokyo Prefectures together constitute a significant part of the Japanese economy, and the trend of the conditions of the Japanese economy tends to generally track the conditions of Kanagawa and Tokyo Prefectures. Concordia Financial’s business will be influenced particularly by changes in the economic conditions in Kanagawa and Tokyo Prefectures that could affect the amount of deposits, outstanding amount of loans and amount of non-performing loans, and credit losses. Accordingly, adverse changes in the economic conditions of Kanagawa and Tokyo Prefectures could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Concentration of loans to small and medium-sized enterprises and individual customers, as well as concentration of loans in the real estate industry, may increase Concordia Financial’s exposure to credit risk.

Concordia Financial will have substantial exposure of loans extended to customers who are small and medium-sized enterprises as well as individuals. In addition, a significant portion of its loan portfolio will be concentrated in the real estate industry. The real estate industry has historically shown higher volatility as compared to changes in conditions in the general economy, including those of Kanagawa and Tokyo Prefectures. Such concentration in the nature of its customers and its loan portfolio may increase credit losses and increase its exposure to credit risk depending on future events, such as a significant weakening in the business and financial conditions of small and medium-sized enterprises, deteriorating conditions in the real estate industry, decrease in the value of real estate over which Concordia Financial will have security interests in connection with its loans, and reduced consumer spending. In addition, small and medium-sized enterprises may have higher risk of default because they tend to have less credit strength compared to large-scale enterprises. Accordingly, concentration in the customers and loan portfolio of Concordia Financial may adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Changes in interest rates could adversely affect Concordia Financial’s business, financial condition, results of operations and cash flows as well as its capital adequacy ratio.

Concordia Financial’s earnings and cash flows will largely depend upon its net interest income. Net interest income is the difference between interest income earned on interest-earning assets, such as loans and investment securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are sensitive to many factors that are beyond Concordia Financial’s control, including economic conditions, competition, and policies of various governmental and regulatory agencies, in particular the policies of the Bank of Japan.

In addition, increases in interest rates, especially if sudden and significant, could substantially decrease the value of Concordia Financial’s fixed income portfolio, and any unexpected changes in yield curves could adversely affect the value of Concordia Financial’s bond and interest rate derivative positions, which in turn may affect its capital adequacy ratio and capital position. Market volatility may also result in significant unrealized losses or impairment losses on such instruments.

Accordingly, changes in interest rates could adversely affect Concordia Financial’s business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Future declines of securities prices on Japanese stock markets or other global markets could cause unrealized losses, losses on impairment and losses from sales of equity securities as well as affect Concordia Financial’s capital adequacy ratio.

Concordia Financial will hold investments in marketable equity securities, the values of which depend mainly on prices of the securities in the stock market. Substantial declines in the Japanese or other global markets could result in unrealized losses, losses on impairment and losses from sales of equity securities, which could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

In addition, Concordia Financial’s regulatory capital position depends in part on the fair value of its equity securities portfolio. Substantial declines in the Japanese stock market or other global markets would adversely affect its capital adequacy ratio and capital position. See “— Failure to maintain capital adequacy ratios and liquidity coverage ratios above minimum required levels, as a result of the materialization of risks or regulatory changes, could have an adverse effect on Concordia Financial, Bank of Yokohama or Higashi-Nippon Bank.”

Concordia Financial may suffer credit losses or may have to provide for a significant amount of additional allowance for credit losses if Concordia Financial’s borrowers are unable to repay their loans as expected.

By lending money or committing to lend money, Concordia Financial will incur credit risk, which is the risk of losses if borrowers do not repay their loans. Concordia Financial may incur significant credit losses or have to provide for a significant amount of additional allowance for credit losses relating to nonperforming loans if:

•	economic conditions, especially in Kanagawa and Tokyo Prefectures, deteriorate;

•	the value of assets over which it will have security interests in, such as real estate or securities, declines; or

•	the financial conditions of Concordia Financial’s borrowers deteriorate.

In addition, Concordia Financial’s loan losses could materially exceed the allowance for credit losses or its estimate of credit losses based on its evaluations of customers’ creditworthiness or current value of collateral, or its estimate of credit losses may differ from those of its regulators. In each case, Concordia Financial may need to provide for additional allowance for credit losses. Such a need may adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Intensification of competition in the market for financial services, particularly in Kanagawa and Tokyo Prefectures, could have an adverse effect on Concordia Financial.

Ongoing deregulation in Japan, which has lowered the barriers to entry with respect to the provision of banking and other financial services, has intensified competition. Such deregulation allows other banks, including new or existing regional and larger banks, financial groups, non-bank finance companies, government-affiliated entities and other financial services providers to enter into new business areas or expand existing businesses, resulting in the intensification of competition in the banking industry. Increased competition in Kanagawa and Tokyo Prefectures in particular from these competitors may decrease the net interest income as a result of contraction of the spread of interest rate between interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities. In addition, it may put downward pressure on the fees that Concordia Financial can charge for its services, cause it to lose market share, or require it to incur additional expenses in order to remain competitive. Furthermore, there may be further consolidation within the financial services industry which may intensify competition in the industry as a result of the emergence of stronger competitors with more resources, financial or otherwise. If Concordia Financial is unable to respond effectively to existing or future competition or consolidation within the industry, that could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Failure to maintain capital adequacy ratios and liquidity coverage ratios above minimum required levels, as a result of the materialization of risks or regulatory changes, could have an adverse effect on Concordia Financial, Bank of Yokohama or Higashi-Nippon Bank.

Concordia Financial and its subsidiaries, Bank of Yokohama and Higashi-Nippon Bank, will endeavor to maintain their capital adequacy ratios at sufficiently high levels. Such ratios are calculated pursuant to standards set forth by Japan’s Financial Services Agency, or FSA, and based on Japanese GAAP. However, their respective capital adequacy ratios could decline in the future, including, but not limited to, as a result of any of the following:

•	decline in Concordia Financial, Bank of Yokohama or Higashi-Nippon Bank’s capital and earned surplus;

•	decline in the value of securities that they hold;

•	repayments of subordinated debt obligations;

•	increase in risk-weighted assets resulting from business growth, strategic investments, borrower downgrades or changes in parameters such as probability of default; and

•	the materialization of any of the risks enumerated in these “Risk Factors”.

In addition, if the framework set by the Basel Committee on Banking Supervision, upon which the FSA’s rules concerning banks’ capital adequacy ratios are based, is changed or if the FSA otherwise changes its banking regulations, Concordia Financial, Bank of Yokohama or Higashi-Nippon Bank might not be able to meet the minimum regulatory requirements for capital adequacy ratios.

Furthermore, Bank of Yokohama is, and Concordia Financial will be, required to follow the liquidity coverage ratio guidelines adopted by the FSA. If the framework set by the Basel Committee on Banking Supervision, upon which the FSA’s rules concerning banks’ liquidity coverage ratio are based, is changed or if the FSA otherwise changes its banking regulations, Concordia Financial or Bank of Yokohama might not be able to meet the minimum regulatory requirements for liquidity coverage ratio.

If the capital adequacy ratios or liquidity coverage ratios of Concordia Financial and its subsidiaries, Bank of Yokohama and/or Higashi-Nippon Bank, fall below specified levels, the FSA could require Concordia Financial to take corrective actions, such as submission of an improvement plan that would strengthen its respective capital base or a reduction of Concordia Financial, Bank of Yokohama and/or Higashi-Nippon Bank’s total assets. If the FSA deems such corrective actions to be not adequate, the FSA may suspend all or a portion of Concordia Financial, Bank of Yokohama or Higashi-Nippon Bank’s respective business operations.

Accordingly, failure to maintain capital adequacy ratios or liquidity coverage ratios could adversely affect Concordia Financial’s business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

A withdrawal or downgrade of the credit ratings of Concordia Financial, Bank of Yokohama or Higashi-Nippon Bank could have a negative effect on Concordia Financial.

Concordia Financial is expected to be assigned, and Bank of Yokohama and Higashi-Nippon Bank are expected to continue to be assigned, credit ratings by major domestic and international credit rating agencies. A withdrawal or downgrade of credit ratings of Concordia Financial, Bank of Yokohama or Higashi-Nippon Bank may have various effects including, but not limited to, the following:

•	Concordia Financial, Bank of Yokohama or Higashi-Nippon Bank may have to accept less favorable terms in its transactions with counterparties, including capital raising activities;

•	Concordia Financial, Bank of Yokohama or Higashi-Nippon Bank may be unable to enter into certain transactions, including accessing capital markets; and

•	existing agreements or transactions may be cancelled.

Any of these or other effects of a withdrawal or downgrade of credit ratings of Concordia Financial, Bank of Yokohama or Higashi-Nippon Bank could adversely affect Concordia Financial’s business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock, reputation and regulatory capital position of Concordia Financial, Bank of Yokohama or Higashi-Nippon Bank.

A decline in deferred tax assets due to a change in Concordia Financial’s estimation of future taxable income or change in Japanese tax policy could adversely affect Concordia Financial’s business, financial condition, results of operations and cash flows.

At the time of the share transfer, Concordia Financial will have recorded in accordance with applicable accounting standards deferred tax assets based on a reasonable estimation of future taxable income available against which the tax losses carried forward can be utilized. If Concordia Financial’s deferred tax assets decline due to a change in its estimation of future taxable income or its ability in whole or in part to recover the deferred tax assets, among other factors, that could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Declines in returns on Concordia Financial’s plan assets or revised actuarial assumptions for retirement benefits for its group employees may adversely affect Concordia Financial’s business, financial condition, results of operations and cash flows.

Concordia Financial’s pension-related costs and projected benefit obligations relating to retirement plans for its group employees will be calculated based on assumptions regarding projected returns on pension assets and various actuarial assumptions relating to the plans. If returns on plan assets decrease, if actual results differ from Concordia Financial’s assumptions, or if Concordia Financial revises the discount rates and other assumptions due to changes in the stock markets, interest rate environment or otherwise, Concordia Financial’s pension-related costs and projected benefit obligations could increase, which could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Fraud, misconduct or other unlawful behavior by directors, officers and employees or third parties could subject Concordia Financial to losses and regulatory sanctions.

Concordia Financial will be exposed to potential losses resulting from fraud, misconduct and other unlawful behavior by directors, officers and employees, who may bind the company to transactions that exceed authorized limits or present unacceptable risks, hide from Concordia Financial and from its customers unauthorized activities, improperly use confidential information or otherwise abuse customer confidences. Third parties may also engage in fraudulent activities, including phishing, fraudulent use of bank accounts at Bank of Yokohama or Higashi-Nippon Bank or the use of false identities to open accounts for money laundering, tax evasion or other illegal purposes. Third parties could additionally use stolen or forged ATM cards, or engage in credit card fraud, and Concordia Financial may be required to indemnify victims of such fraud for related losses and to implement future preventive measures to its systems, each of which may be costly. In addition, investigations, administrative actions or litigation could commence regarding actual or alleged fraud, misconduct or other unlawful behavior by directors, officers, employees and third parties. Furthermore, Concordia Financial may not be able to recover the losses caused by these activities, including those caused by any deterioration of Concordia Financial’s reputation. Accordingly, actual or perceived unlawful behavior by directors, officers and employees or third parties could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Concordia Financial’s business relies on its information technology systems, and their failure could harm its relationships with customers and its reputation, adversely affect its provision of services to customers or result in significant costs.

Concordia Financial will use information technology systems to deliver services to and execute transactions on behalf of its customers as well as for back-office operations on all aspects of its business. Concordia Financial’s information technology systems are subject to damage or incapacitation as a result of human errors, hacking, computer viruses, cyber-attacks, natural disasters, power losses, sabotage, acts of terrorism, deployment of new or updated systems and similar events. While Concordia Financial will take steps to protect information technology systems from those risks, including by implementing redundancy measures and establishing data recovery capability and functionality, these measures may not be sufficient and it may encounter service disruptions in the future due to failures of the information technology systems. In addition, Concordia Financial may not be prepared to address all contingencies that could arise in the event of a major disruption of services. The failure to address such contingencies could harm its relationships with customers, its reputation, or ability to provide services to customers, or result in significant costs relating to compensation to customers and implementing future preventive measures to its systems, each of which could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

If Concordia Financial is unable to protect personal and other confidential information, it may become subject to liabilities and regulatory actions, lead to significant costs and harm its reputation.

Concordia Financial will handle various confidential or non-public information, including those of its individual and corporate customers, in the ordinary course of its business. The information management policies it will maintain and enforce to prevent information leaks and improper access to and use of such information, including those designed to meet the strict requirements of the Personal Information Protection Act of Japan, may not be effective in preventing all such problems. Leak or misuse of important information in the future could result in liabilities, including demands for compensation or lawsuits for economic losses or emotional distress, regulatory actions, additional expenses associated with making necessary changes to its systems and significant harm to its reputation, each of which could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Operational errors could subject Concordia Financial to losses, regulatory action and reputational harm.

Concordia Financial will be subject to the risk of various operational errors during the course of its ordinary business operations, including as a result of a large number of transactions that it will be handling. Significant operational errors could result in losses such as costs to remediate the errors, regulatory actions in response or harm to Concordia Financial’s reputation, each of which could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Damage to the reputation of Concordia Financial and the financial services industry in general may have an adverse effect on Concordia Financial’s business, financial condition, results of operations and cash flows.

Maintaining its reputation will be vital to Concordia Financial’s business. Its reputation could be damaged through a variety of circumstances, including, among others, fraud or other misconduct or unlawful behavior by directors, officers, employees or third parties, system failures, compliance failures, investigations, adverse litigation judgments or regulatory decisions, or unfavorable outcomes of governmental inspections. Actions by the financial services industry generally or by certain members in the industry can also adversely affect customers’ confidence on the financial services industry and Concordia Financial in particular. Negative media coverage or negative information on the Internet regarding Concordia Financial or Japan’s financial services industry in general, even if inaccurate or not applicable to it, may have a materially adverse effect on Concordia Financial’s brand image. Such reputational harm could lead to a decreased customer base, reduced net income, higher operating costs and higher costs of raising capital. As a result, reputational harm could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Concordia Financial’s business could be significantly disrupted due to natural disasters, accidents or other events beyond its control.

Concordia Financial’s headquarters, branch offices, information technology centers, computer network connections and other facilities will be subject to the risk of damage from natural disasters such as earthquakes, typhoons and floods as well as from acts of terrorism, other political and social conflicts, pandemics, health epidemics and other disruptions caused by external events, which are beyond its control. Concordia Financial’s business, financial condition, results of operations and cash flows could be adversely affected if its recovery efforts, including its implementation of contingency and backup plans that it will have developed such as establishing back-up offices, are not effective in preventing significant disruptions to its business operations caused by these events. Additionally, massive natural disasters such as the March 2011 Great East Japan Earthquake may have various adverse effects, including a deterioration in economic conditions, declines in the business performance of many of its corporate customers, restrictions on the operations of its business, and declines in stock prices, which could lead to an increase in the amount of non-performing loans and credit losses as well as an increase in unrealized losses on, or losses from sales of, equity securities. Consequently, natural disasters could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Concordia Financial’s strategic initiatives and measures may not result in the anticipated outcome.

Concordia Financial will implement strategic initiatives and measures in various areas and may also establish a number of key target figures that Concordia Financial aims to achieve in a certain period. However, Concordia Financial may not be successful in implementing such initiatives and measures, or even if Concordia Financial is successful in implementing them, the implementation of such initiatives and measures may not have their anticipated effects if market opportunities develop more slowly than expected, its initiatives have less potential than it envisioned originally or the profitability of these products and services is undermined by competitive pressures. In addition, Concordia Financial may not be able to meet any key target figures that it may announce due to these or other factors, including, but not limited to, differences in the actual economic environment or intensification of competition compared to the assumptions underlying the target figures, as well as the risks enumerated in these “Risk Factors.” The failure to implement strategic initiatives and measures or to meet key target figures could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Concordia Financial will be exposed to new or increased risks as it expands the range of its products and services.

After the business integration, Concordia Financial intends to expand on the existing businesses and services of Bank of Yokohama and Higashi-Nippon Bank. This could expose Concordia Financial to new or increased risks, such as adverse regulatory changes, more competition or deterioration in the operating environments that affect those businesses, products and services. Some of those risks could be types with which Concordia Financial has no or only limited experience. As a result, Concordia Financial’s risk management systems may prove to be insufficient and may not be effective in all cases or to the degree required. If such risks materialize in a manner or to a degree outside of Concordia Financial’s expectations, it could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Implementations of new laws or regulations, changes to existing laws and regulations or violations of laws and regulations that are applicable to Concordia Financial, its business and its employees could have an adverse effect on Concordia Financial.

Concordia Financial, its business and its employees will be subject to general laws, regulations and accounting rules applicable to its business activities. They will also be subject to various laws, regulations, practices and government policies applicable to financial institutions such as the Banking Act, including capital adequacy requirements, in Japan, as well as the international regulatory framework generally known as Basel III. If laws or regulations that are applicable to Concordia Financial, its business and its employees are newly implemented or changed, such as in a way that restricts it from engaging in business activities that it intends to conduct, or if Concordia Financial or its employees are unable to comply with applicable laws and regulations, it could adversely affect Concordia Financial’s business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Concordia Financial will be subject to risks relating to litigation and other legal proceedings.

As a financial institution engaging in banking and other financial businesses in Japan, Concordia Financial will be subject to the risk of litigation for damages and other legal proceedings in the ordinary course of business. Adverse developments related to future legal proceedings could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Concordia Financial may be adversely affected if economic or market conditions in Japan or elsewhere deteriorate.

If economic conditions in Kanagawa and Tokyo Prefectures or other regions of Japan or the world were to deteriorate or if the financial markets, including currency exchange market, or geopolitical situation become subject to turmoil, Concordia Financial could experience weakness in its business, deterioration in its liquidity, capital conditions and quality of its assets, increase in credit losses and losses in its investment securities, each of which could adversely affect its business, financial condition, results of operations and cash flows, as well as the price of shares of its common stock.

Risks of Owning Concordia Financial Shares

Japan’s unit share system imposes restrictions on the rights of holders of shares of Concordia Financial common stock that do not constitute a unit.

Pursuant to the Companies Act of Japan and certain related legislation, the proposed articles of incorporation of Concordia Financial provide that 100 shares of Concordia Financial common stock will constitute one unit. Holders of shares that constitute less than one unit do not have voting rights under the Companies Act of Japan, which imposes other significant restrictions and limitations on such holders. The transferability of such shares is also significantly limited. Under the unit share system, holders of shares constituting less than one unit have the right to require the issuer to purchase their shares.

Rights of shareholders under Japanese law may be more limited than under the laws of other jurisdictions.

The articles of incorporation, share handling regulations and regulations of the board of directors, as well as the Companies Act of Japan, will govern the affairs of Concordia Financial. Legal principles relating to such matters as the validity of corporate actions, directors’ and officers’ fiduciary duties and shareholders’ rights may be different from those that would apply if Concordia Financial were a non-Japanese company. Shareholders’ rights under Japanese law may not be as extensive as shareholders’ rights under the laws of other countries or jurisdictions within the United States. You may have more difficulty in asserting your rights as a shareholder than you would as a shareholder of a corporation organized in another jurisdiction.

Because of daily price range limitations under Japanese stock exchange rules, you may not be able to sell Concordia Financial shares at a particular price on any particular trading day, or at all.

Stock prices on Japanese stock exchanges are determined on a real-time basis by the equilibrium between bids and offers. These exchanges are order-driven markets without specialists or market makers to guide price formation. To prevent excessive volatility, these exchanges set daily upward and downward price fluctuation limits for each listed stock based on the previous day’s closing price. Although transactions on a given Japanese stock exchange may continue at the upward or downward price limit, if the price limit is reached on a particular trading day, no transactions on such exchange may take place outside these limits. Consequently, an investor wishing to sell shares on a Japanese stock exchange at a price outside of the relevant daily limit may be unable to complete the sale through that exchange on that particular trading day.

It may not be possible for investors to effect service of process within the United States upon Concordia Financial’s directors, senior management or audit & supervisory board members, or to enforce against Concordia Financial or those persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

Concordia Financial will be a joint stock company incorporated under the laws of Japan. All of Concordia Financial’s directors, senior management and audit & supervisory board members are expected to reside outside the United States. It may not be possible, therefore, for U.S. investors to effect service of process within the United States upon these persons. Furthermore, most of the assets of Concordia Financial and these persons are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for U.S. investors to enforce, against Concordia Financial or these persons, judgments obtained in the U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. Bank of Yokohama and Higashi-Nippon Bank believe that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of claims predicated solely upon the federal securities laws of the United States.

Concordia Financial will likely terminate its registration under the Exchange Act and cease to be an SEC reporting company as soon as practicable in accordance with applicable rules and regulations.

Concordia Financial will likely decide to terminate its registration under the Exchange Act as soon as practicable in accordance with the rules that permit the deregistration of eligible foreign private issuers. If Concordia Financial terminates its registration, it will no longer be subject to the reporting provisions of the Exchange Act. As a result, U.S. shareholders will have access to less information about Concordia Financial and its business, operations and financial performance. If Concordia Financial terminates its registration under the Exchange Act, it will cease, among other things, to be subject to the liability provisions of the Exchange Act and the provisions of the Sarbanes-Oxley Act of 2002. If, conversely, Concordia Financial is unable to terminate its registration as currently contemplated, it may incur additional costs in order to maintain compliance with applicable U.S. laws and regulations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on the current expectations, assumptions, estimates and projections of each of Bank of Yokohama and Higashi-Nippon Bank about its business, industry and markets and those of Concordia Financial. These forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “probability,” “project,” “risk,” “seek,” “should,” “target,” “will” and similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. These statements discuss future expectations, identify strategies, contain projections of results of operations or financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contained in any forward-looking statement. The actual results of each of Bank of Yokohama, Higashi-Nippon Bank and Concordia Financial could be materially different from and worse than those expectations. Important risks and factors that could cause the actual results of Bank of Yokohama, Higashi-Nippon Bank and Concordia Financial to be materially different from their expectations are set forth in “Risk Factors” and elsewhere in this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. None of Bank of Yokohama, Higashi-Nippon Bank or Concordia Financial undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

A wide range of factors could materially affect future developments and performance of Bank of Yokohama, Higashi-Nippon Bank and Concordia Financial, including the following:

•	failure to obtain the necessary shareholder approval;

•	inability to obtain necessary regulatory approvals or to fulfill any other condition to the closing of the transaction;

•	deterioration of Japanese financial markets and general economic conditions, particularly in the Kanagawa and Tokyo prefectures;

•	significant weakening in the business and financial conditions of small and medium-sized enterprises;

•	changes in interest rates;

•	incurrence of significant credit-related costs;

•	the ability to compete effectively;

•	failure to maintain capital adequacy ratio and liquidity coverage ratio;

•	a downgrade or withdrawal of credit ratings;

•	effectiveness of operation, legal and other risk management policies;

•	the ability to avoid reputational harm;

•	natural calamities;

•	the ability to implement strategic initiatives and measures;

•	the ability to comply with applicable laws and regulations;

•	litigation and regulatory proceedings;

•	the ability of Bank of Yokohama and Higashi-Nippon Bank to integrate their businesses successfully after the joint share transfer;

•	challenges in executing business strategies; and

•	other risks to consummation of the transaction.

SELECTED HISTORICAL FINANCIAL DATA OF BANK OF YOKOHAMA

IFRS Selected Historical Financial Data

The following IFRS selected historical financial data of Bank of Yokohama at and for the years ended March 31, 2015 and 2014 have been derived from Bank of Yokohama’s annual consolidated financial statements prepared in accordance with IFRS, which have been audited by Deloitte Touche Tohmatsu LLC, an independent registered public accounting firm, and which are included in this prospectus.

The data presented below is only a summary and should be read in conjunction with the consolidated financial statements of Bank of Yokohama, related notes, and other financial information included herein. You should also read “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bank of Yokohama” in this prospectus.

	At and for the year ended March 31,
	2015	2014
	(Millions of yen except per share data)
Income statement data
Interest income	¥154,686	¥161,152
Interest expenses	10,625	11,598
Fee and commission income	59,639	55,636
Fee and commission expenses	6,196	5,775
Net trading income	28,757	14,940
Operating income	235,940	244,888
Operating expenses	116,503	133,450
Profit before tax	119,442	111,444
Net profit	79,192	66,487
Other comprehensive income for the year, net of tax	58,430	4,377
Total comprehensive income	137,622	70,864

Statement of financial position data
Total assets	¥15,364,223	¥13,725,246
Cash and deposits with banks	2,326,802	1,427,693
Investment securities	2,522,296	2,104,402
Loans and advances	9,857,034	9,610,304

Total liabilities	14,389,531	12,844,682
Deposits	12,232,493	11,880,421
Cash collateral on securities lent	247,652	91,591
Borrowings	811,282	434,071

Equity attributable to shareholders of the parent	969,850	868,362
Non-controlling interests	4,842	12,202
Total equity	974,692	880,564
Share capital	215,629	215,629
Weighted average number of common shares issued (thousands)	1,261,052	1,297,187
Weighted average number of common shares for calculation of diluted earnings per share (thousands)	1,261,773	1,297,879

Per share data
Basic earnings per share(1)	¥59.78	¥49.28
Diluted earnings per share(2)	59.75	49.25
Book value per share(3)	778.24	677.78
Dividend per share(4)	12.0	11.5
Dividend per share ($)(5)	0.11	0.11
Number of common shares outstanding excluding treasury shares (thousands)	1,246,215	1,281,191

(1)

Basic earnings per share is calculated by dividing net profit attributable to common shareholders of Bank of Yokohama by the weighted-average number of common shares outstanding during the year, excluding common shares purchased by Bank of Yokohama and held as treasury shares.

(2)

Diluted earnings per share is calculated by dividing net profit attributable to common shareholders of Bank of Yokohama by the weighted average number of common shares outstanding adjusted for the effect of all dilutive potential common shares.

(3)	Book value per share is calculated by dividing the total equity attributable to shareholders of Bank of Yokohama by the number of common shares, excluding common shares purchased as treasury shares.
(4)	Dividend per share is dividend paid on Bank of Yokohama common shares for the periods indicated.
(5)	Dividend per share ($) is calculated using the yen-dollar exchange rate at the record date of the dividend declared.

Japanese GAAP Selected Historical Financial Data

The following Japanese GAAP selected historical financial data of Bank of Yokohama at and for the years ended March 31, 2011, 2012, 2013, 2014 and 2015 have been derived from Bank of Yokohama’s consolidated financial statements prepared in accordance with Japanese GAAP, which are not included in this prospectus.

	At and for the year ended March 31,
	2015	2014	2013	2012	2011
	(Millions of yen except per share data)
Statements of Income
Total income	¥317,692	¥298,228	¥294,010	¥298,934	¥287,238
Interest income	164,181	167,959	173,107	177,916	182,383
Fees and commissions	67,206	62,740	56,095	54,326	52,171
Other ordinary income	65,386	53,349	56,962	56,683	44,724
Total expenses	199,006	193,264	199,519	203,003	203,450
Interest expenses	7,959	8,613	10,367	11,947	13,545
Other ordinary expenses	55,721	41,693	43,630	44,644	32,499
General and administrative expenses	113,075	110,250	109,510	110,867	110,968
Income before income taxes	118,686	104,963	94,490	95,931	83,787
Profit	76,324	60,690	55,342	51,190	47,089
Per Share Information
Basic net income per share(1)	¥60.52	¥46.78	¥41.66	¥37.84	¥34.62
Diluted net income per share(2)	60.48	46.76	41.64	37.82	34.61
Book value per share(3)	774.51	673.74	641.49	578.23	540.87
Dividend on common stock(4)	13.00	12.00	11.00	10.00	10.00
Balance Sheet
Total assets	¥15,377,845	¥13,832,063	¥13,468,743	¥12,802,131	¥12,520,526
Securities	2,460,453	2,044,741	2,219,630	2,113,975	1,994,647
Loans and bills discounted	9,724,053	9,453,564	9,343,974	8,970,301	8,601,882
Total liabilities	14,367,349	12,910,556	12,573,078	11,969,365	11,733,577
Deposits	12,121,479	11,829,221	11,450,207	11,061,581	10,725,087
Borrowed money	695,315	301,184	300,618	304,226	282,939
Total net assets	1,010,495	921,506	895,664	832,765	786,948
Capital stock	215,628	215,628	215,628	215,628	215,628
Treasury shares	(5,090)	(5,585)	(625)	(5,591)	(669)

(1)

Basic net income per share is calculated by dividing the profit attributable to common shareholders of Bank of Yokohama by the weighted average number of common shares outstanding during the year, excluding common shares purchased and held as treasury shares by Bank of Yokohama.

(2)

Diluted net income per share is calculated by dividing the profit attributable to common shareholders of Bank of Yokohama by the weighted average number of common shares outstanding adjusted for the effect of conversion of all dilutive potential common shares.

(3)

Book value per share is calculated by dividing net assets excluding subscription rights to shares and minority interests by the number of common shares, excluding common shares purchased as treasury shares.

(4)	Dividend on common stock is dividend paid on Bank of Yokohama common stock for the record dates falling on the periods indicated.

SELECTED HISTORICAL FINANCIAL DATA OF HIGASHI-NIPPON BANK

IFRS Selected Historical Financial Data

The following IFRS selected historical financial data of Higashi-Nippon Bank at and for the years ended March 31, 2015 and 2014 have been derived from Higashi-Nippon Bank’s annual consolidated financial statements prepared in accordance with IFRS, which have been audited by Deloitte Touche Tohmatsu LLC, an independent registered public accounting firm, and which are included in this prospectus.

The data presented below is only a summary and should be read in conjunction with the consolidated financial statements of Higashi-Nippon Bank, related notes, and other financial information included herein. You should also read “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Higashi-Nippon Bank” in this prospectus.

	At and for the year ended March 31,
	2015	2014
	(Millions of yen except per share data)

Income statement data
Interest income	¥27,340	¥28,243
Interest expenses	1,610	1,689
Fee and commission income	2,786	2,613
Fee and commission expenses	431	415
Net trading losses	156	148
Operating income	37,678	34,858
Operating expenses	23,331	25,221
Profit before tax	14,347	9,637
Net profit	8,168	5,340
Other comprehensive income for the year, net of tax	5,901	1,609
Total comprehensive income for the year	14,069	6,949

Statement of financial position data
Total assets	¥2,078,908	¥1,935,553
Cash and deposits with banks	100,650	63,614
Investment securities	415,566	374,336
Loans and advances	1,521,802	1,439,323

Total liabilities	1,985,861	1,855,226
Deposits	1,893,303	1,823,399

Equity attributable to shareholders of the parent	92,836	80,146
Non-controlling interests	211	181
Total equity	93,047	80,327
Share capital	38,300	38,300
Weighted average number of common shares issued (thousands)	176,755	176,611
Weighted average number of common shares for calculation of diluted earnings per share (thousands)	177,645	177,302

Per share data
Basic earnings per share(1)	¥46.04	¥29.96
Diluted earnings per share(2)	45.81	29.84
Book value per share(3)	525.11	453.81
Dividend per share(4)	8.0	8.0
Dividend per share ($)(5)	0.07	0.08
Number of common shares outstanding excluding treasury shares (thousands)	176,793	176,605

(1)

Basic earnings per share is calculated by dividing net profit attributable to common shareholders of Higashi-Nippon Bank by the weighted-average number of common shares outstanding during the year, excluding common shares purchased by Higashi-Nippon Bank and held as treasury shares.

(2)

Diluted earnings per share is calculated by dividing net profit attributable to common shareholders of Higashi-Nippon Bank by the weighted average number of common shares outstanding adjusted for the effect of all dilutive potential common shares.

(3)

Book value per share is calculated by dividing the total equity attributable to shareholders of Higashi-Nippon Bank by the number of common shares, excluding common shares purchased as treasury shares.

(4)	Dividend per share is dividend paid on Higashi-Nippon Bank common shares for the periods indicated.
(5)	Dividend per share ($) is calculated using the yen-dollar exchange rate at the record date of the dividend declared.

Japanese GAAP Selected Historical Financial Data

The following Japanese GAAP selected historical financial data of Higashi-Nippon Bank at and for the years ended March 31, 2011, 2012, 2013, 2014 and 2015 have been derived from Higashi-Nippon Bank’s consolidated financial statements prepared in accordance with Japanese GAAP, which are not included in this prospect.

	At and for the year ended March 31,
	2015	2014	2013	2012	2011
	(Millions of yen except per share data)
Statements of Income
Total ordinary income	¥43,670	¥39,994	¥38,883	¥41,406	¥40,487
Interest on loans and bills discounted	28,032	28,648	28,996	29,653	30,759
Total ordinary expenses	30,584	30,016	30,939	29,583	33,077
General and administrative expenses	23,924	23,379	23,108	23,207	22,817
Ordinary profit	13,086	9,978	7,944	11,823	7,409
Income before income taxes	12,992	9,846	7,810	11,521	7,678
Profit	8,567	5,545	4,581	5,832	4,268
Per Share Information
Basic net income per share(1)	¥48.47	¥31.40	¥25.94	¥32.58	¥22.03
Diluted net income per share(2)	48.23	31.28	25.91	32.58	18.78
Book value per share(3)	655.17	573.11	554.88	513.22	476.33
Dividend on common stock(4)	8	8	8	8	8
Balance Sheets
Total assets	2,104,727	1,960,768	1,906,817	1,857,201	1,803,716
Securities	416,644	374,719	386,557	352,994	374,105
Loans and bills discounted	1,555,551	1,473,488	1,437,265	1,371,093	1,339,057
Total liabilities	1,988,501	1,859,222	1,808,616	1,766,459	1,715,848
Deposits	1,848,666	1,779,505	1,716,844	1,718,630	1,675,030
Total net assets	116,226	101,546	98,200	90,742	87,867
Capital stock	38,300	38,300	38,300	38,300	38,300
Treasury shares	(1,422)	(1,453)	(1,450)	(1,448)	(142)

(1)

Basic net income per share is calculated by dividing the profit attributable to common shareholders of Higashi-Nippon Bank by the weighted average number of common shares outstanding during the year, excluding common shares purchased and held as treasury shares by Higashi-Nippon Bank.

(2)

Diluted net income per share is calculated by dividing the profit attributable to common shareholders of Higashi-Nippon Bank by the weighted average number of common shares outstanding adjusted for the effect of conversion of all dilutive potential common shares.

(3)

Book value per share is calculated by dividing the total net assets excluding subscription rights to shares and minority interests by the number of common shares, excluding common shares purchased as treasury shares.

(4)	Dividend on common stock is dividend paid on Higashi-Nippon Bank common stock for the record dates falling on the periods indicated.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information gives effect to the formation of Concordia Financial, under which Bank of Yokohama and Higashi-Nippon Bank will become wholly-owned subsidiaries by a joint share transfer. See “The Business Integration Agreement” appearing elsewhere in this prospectus.

This unaudited pro forma condensed consolidated financial information consists of a pro forma condensed consolidated statement of financial position, a pro forma condensed consolidated income statement, and accompanying explanatory notes.

The unaudited pro forma condensed consolidated statement of financial position at March 31, 2015 gives effect to the joint share transfer as if it had occurred on March 31, 2015. The unaudited pro forma condensed consolidated statement of financial position has been derived from the historical consolidated statements of financial position of Bank of Yokohama and Higashi-Nippon Bank at March 31, 2015 prepared in accordance with IFRS as issued by the IASB (“IFRS”) and included in this prospectus and the adjustments to arrive at the pro forma financial information.

The unaudited pro forma condensed consolidated income statement gives effect to the joint share transfer as if it had occurred at April 1, 2014. The unaudited pro forma condensed consolidated income statement has been derived from the historical consolidated income statements of Bank of Yokohama and Higashi-Nippon Bank for the year ended March 31, 2015, included in this prospectus, and the adjustments to arrive at the pro forma financial information.

The unaudited pro forma condensed consolidated financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what Concordia Financial’s financial position or results of operations actually would have been had the joint share transfer been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of Concordia Financial.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following:

•	accompanying notes to the unaudited pro forma condensed consolidated financial information;

•	historical audited consolidated financial statements of Bank of Yokohama for the year ended March 31, 2015, included in this prospectus; and

•	historical audited consolidated financial statements of Higashi-Nippon Bank for the year ended March 31, 2015, included in this prospectus.

The unaudited pro forma condensed consolidated financial information has been prepared by applying the acquisition method in accordance with IFRS 3 “Business Combinations”. Bank of Yokohama is identified as acquirer for accounting purposes.

The acquisition method of accounting is dependent upon certain provisional valuations based on facts and circumstances that existed at the date the pro forma consolidated financial information has been prepared. The actual results of acquisition accounting will depend upon the prevailing market rates and conditions at a date of the acquisition. Thus, new information obtained subsequent to the date of pro forma financial information may result in an adjustment to the provisional amount of more than one asset or liability.

Differences between these preliminary estimates and the final acquisition accounting may occur and these differences may have a material impact on the accompanying unaudited pro forma consolidated financial information and Concordia Financial’s future results of operations and financial position.

Bank of Yokohama and Higashi-Nippon Bank have not yet completed a formal plan for combining the two companies’ operations. Accordingly, additional liabilities may be recognized in connection with the business integration and the restructuring which may be carried out. The unaudited pro forma condensed consolidated financial information does not reflect these additional liabilities and costs because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available. These costs may be recognized in profit or loss in future periods.

In addition, the unaudited pro forma condensed consolidated financial information does not reflect any anticipated synergies or cost savings.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AT MARCH 31, 2015

	Historical Bank of Yokohama	Historical Higashi-Nippon Bank	Pro Forma Adjustments	Note	Pro Forma Consolidated
	(Millions of yen)
Assets
Cash and deposits with banks	2,326,802	100,650	—		2,427,452
Call loans	276,915	5,541	—		282,456
Financial assets held for trading other than derivatives	14,599	—	—		14,599
Derivative financial assets	48,579	281	—		48,860
Investment securities	2,522,296	415,566	2,123	4.(a)	2,939,985
Loans and advances	9,857,034	1,521,802	46,112	4.(a)	11,424,948
Investment in an associate	1,055	—	—		1,055
Property and equipment	169,361	17,650	11,035	4.(a)	198,046
Intangible assets	12,553	1,240	1,575	4.(b)	15,368
Deferred tax assets	11,095	9,992	(9,992)	4.(c)	11,095
Retirement benefit assets	8,737	—	—		8,737
Other assets	115,197	6,186	—		121,383

Total assets	15,364,223	2,078,908	50,853		17,493,984

Liabilities
Deposits	12,232,493	1,893,303	96	4.(a)	14,125,892
Call money	777,300	26	—		777,326
Cash collateral on securities lent	247,652	—	—		247,652
Derivative financial liabilities	43,624	871	—		44,495
Debt securities issued	—	9,959	159	4.(a)	10,118
Borrowings	811,282	61,044	—		872,326
Current tax liabilities	12,404	3,812	—		16,216
Deferred tax liabilities	45,099	—	9,549	4.(c)	54,648
Retirement benefit liabilities	627	8,043	—		8,670
Other liabilities	219,050	8,803	—		227,853

Total liabilities	14,389,531	1,985,861	9,804		16,385,196

Equity
Equity attributable to shareholders of the parent	969,850	92,836	41,049		1,103,735
Non-controlling interests	4,842	211	—		5,053

Total equity	974,692	93,047	41,049	4.(d)	1,108,788

Total liabilities and equity	15,364,223	2,078,908	50,853		17,493,984

See the accompanying notes to the unaudited pro forma condensed consolidated financial information.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED MARCH 31, 2015

	Historical Bank of Yokohama	Historical Higashi-Nippon Bank	Pro Forma Adjustments	Note	Pro Forma Consolidated
	(Millions of yen, except per share amount)
Interest income	154,686	27,340	(2,183)	4.(e)(i),(ii)	179,843
Interest expenses	10,625	1,610	(45)	4.(e)(iv)	12,190

Net interest income	144,061	25,730	(2,138)		167,653

Fee and commission income	59,639	2,786	—		62,425
Fee and commission expenses	6,196	431	—		6,627

Net fee and commission income	53,443	2,355	—		55,798

Net trading income (losses)	28,757	(156)	—		28,601
Other operating income	9,679	9,749	(1,288)	4.(e)(i)	18,140

Operating income	235,940	37,678	(3,426)		270,192

Impairment losses on investment securities	890	228	—		1,118
Reversal of impairment losses on loans and advances	(6,033)	(1,119)	—		(7,152)
General and administrative expenses	110,441	23,625	239	4.(e)(iii)	134,305
Other operating expenses	11,205	597	—		11,802

Operating expenses	116,503	23,331	239		140,073

Share of profit in an associate	5	—	—		5

Profit before income taxes	119,442	14,347	(3,665)		130,124
Income tax expenses	40,250	6,179	(1,429)	4.(e)(v)	45,000

Net profit	79,192	8,168	(2,236)		85,124

Net profit attributable to:
Shareholders of the parent	75,385	8,138	(2,236)		81,287
Non-controlling interests	3,807	30	—		3,837

Net profit	79,192	8,168	(2,236)		85,124

Earnings per share (in yen)
Basic	59.78	46.04			59.92
Diluted	59.75	45.81			59.86

Weighted-average shares used to calculate earnings per share (in thousands):
Basic	1,261,052	176,755			1,356,676
Diluted	1,261,773	177,645			1,357,879

See the accompanying notes to the unaudited pro forma condensed consolidated financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

1. Description of Transaction

On November 14, 2014, Bank of Yokohama and Higashi-Nippon Bank entered into a basic agreement to proceed with discussions and consideration of a business integration of the two companies under a single holding company through a joint share transfer and on September 8, 2015, Bank of Yokohama and Higashi-Nippon Bank entered into the business integration agreement and prepared the share transfer plan. Under the joint share transfer plan, which is subject to shareholder approval at the extraordinary general meeting of shareholders of each company, all shares of Bank of Yokohama and Higashi-Nippon Bank will be transferred to Concordia Financial. The shareholders of Bank of Yokohama and Higashi-Nippon Bank will become shareholders of Concordia Financial by receiving an allocation of new shares issued by Concordia Financial in a joint share transfer pursuant to the Companies Act of Japan. If the shareholders of each company approve the joint share transfer plan at the relevant extraordinary general meetings of shareholders, and if the other conditions for completing the joint share transfer are satisfied, Concordia Financial is expected to be incorporated, and the joint share transfer is expected to become effective, on or around April 1, 2016. Bank of Yokohama and Higashi-Nippon Bank are expected to become wholly-owned subsidiaries of Concordia Financial upon such effectiveness of the joint share transfer and establishment of Concordia Financial.

The joint share transfer will be accounted for by Concordia Financial under the acquisition method of accounting in accordance with IFRS. Based on the share transfer ratio of one (1) Concordia Financial share for each share of common stock of Bank of Yokohama and 0.541 Concordia Financial share for each share of Higashi-Nippon Bank common stock, as set forth in the joint share transfer plan, after the effectiveness of the joint share transfer, former Bank of Yokohama shareholders will own approximately 92.8% and former Higashi-Nippon Bank shareholders will own approximately 7.2% of Concordia Financial based on the register of shareholders of Bank of Yokohama and Higashi-Nippon Bank as of September 30, 2015, which is the record date of shareholders who will be entitled to vote at the applicable extraordinary general meeting of shareholders. Based on these projected ownership percentages, Bank of Yokohama is the accounting acquirer for financial reporting purposes. Under the acquisition method of accounting, Bank of Yokohama will record the tangible and intangible assets acquired and liabilities assumed of Higashi-Nippon Bank at their fair values. Management of Concordia Financial will be required to exercise significant judgments by making estimates and determining the underlying assumptions in order to value such assets and liabilities. If a different set of fair values were to be used at the time of the acquisition, Concordia Financial’s results of operations and financial position could differ materially. The reported financial condition and results of operations of Concordia Financial to be issued after the effectiveness of the joint share transfer will reflect Higashi-Nippon Bank’s balances and results from the date of the acquisition in addition to Bank of Yokohama’s balances and results. Following the completion of the joint share transfer, Concordia Financial’s results of operations will reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired assets.

2. Estimate of consideration to be transferred

The following is a preliminary estimate of the consideration expected to be transferred:

Outstanding common shares of Higashi-Nippon Bank at March 31, 2015 (in thousands)	176,793
Share transfer ratio	0.541
Shares of Concordia Financial to be issued (in thousands)	95,645
Bank of Yokohama closing share price on November 4, 2015 (in yen)	728.8
Estimate of consideration to be transferred (in millions of yen)	69,706

At March 31, 2015, Bank of Yokohama and Higashi-Nippon Bank had 1,246,215 and 176,793 thousand common shares outstanding, respectively. Under the business integration agreement with a share transfer ratio of 1 to 0.541, Concordia Financial will issue 1,246,215 thousand Concordia Financial common shares in exchange for outstanding common shares of Bank of Yokohama and issue 95,645 thousand Concordia Financial common shares in exchange for outstanding common shares of Higashi-Nippon Bank. As a result, shareholders of Bank of Yokohama and Higashi-Nippon Bank would obtain 92.9% and 7.1% voting right of Concordia Financial, respectively, based on the register of shareholders of Bank of Yokohama and Higashi-Nippon Bank as of March 31, 2015.

Estimate of consideration to be transferred by Bank of Yokohama as the accounting acquirer for its interest in Higashi-Nippon Bank as the accounting acquiree is based on the number of shares Bank of Yokohama would have had to issue to give the shareholders of Higashi-Nippon Bank the same percentage equity interest in Concordia Financial that results from the joint share transfer. The number of shares calculated in that way is used as the estimate of consideration to be transferred in exchange for the acquiree.

Using the share price of Bank of Yokohama for the past year, a range of possible outcomes was determined that appeared reasonable in light of the market volatility, based on the daily change in share price. Based on such volatility, a 1% change to 15% change in the market price would impact the estimated consideration to be transferred by ¥697 million to ¥10,456 million, respectively.

3. Estimated pro forma allocation of the purchase price

Following table shows the purchase price allocation from the transaction:

Description		Amount
		(Millions of yen)
Estimate of the net amount of the acquisition-date fair value of identifiable assets acquired and liabilities assumed
Estimate of the identifiable assets to be acquired
Cash and deposits with banks		100,650
Investment securities		417,689
Loans and advances		1,567,914
Other		43,508

Sub-total	a	2,129,761
Estimate of the liabilities to be assumed
Deposits		1,893,399
Other		102,266

Sub-total	b	1,995,665
Total	c=a-b	134,096
Non-controlling interests	d	211
Estimate of the consideration to be transferred	e	69,706
Estimate of a gain on bargain purchase	f=c-(d+e)	64,179

At March 31, 2015, Bank of Yokohama estimated the pro forma purchase price allocation of financial assets and liabilities based on the fair value disclosures in Higashi-Nippon Bank’s audited financial statements. The allocation of the pro forma purchase price of other assets and liabilities is based on a preliminary estimate of the fair value of assets to be acquired and liabilities to be assumed. The final purchase price allocation will be based on valuation reports prepared at the acquisition date. Therefore there may be significant differences between this pro forma allocation and the final allocation under IFRS.

Bank of Yokohama measured components of non-controlling interests in Higashi-Nippon Bank at the present ownership instruments’ proportionate share in the recognized amounts of the respective subsidiary’s identifiable net assets.

The excess of the estimate of the net identifiable assets over the aggregate of non-controlling interests and the estimate of the consideration transferred would be recognized as a gain on bargain purchase.

The gain on bargain purchase is presented as a non-recurring pro forma adjustment to the pro forma statement of financial position, and not included as an adjustment to the pro forma income statement.

4. Pro forma adjustments

(a)	Fair value adjustments for identifiable assets acquired and liabilities assumed

To adjust the value of investment securities, loans and advances, property and equipment, deposits, and debt securities issued to recognize the assets acquired and liabilities assumed of Higashi-Nippon Bank at fair value.

(b)	Identifiable intangible assets recognized

To adjust the value of identifiable intangible assets to fair value.

An intangible asset is identifiable if it either:

•

is separable, i.e. capable of being separated or divided from the entity and sold, transferred, licensed, rented or exchanged, either individually or together with a related contract, identifiable asset or liability, regardless of whether the entity intends to do so; or

•	arises from contractual or other legal rights, regardless of whether those rights are transferable or separable from the entity or from other rights and obligations.

The core deposit and customer relationships of Higashi-Nippon Bank are recognized as identifiable intangible assets.

(c)	Deferred income taxes

To adjust the deferred income taxes to recognize deferred tax liabilities arising from the pro forma adjustments of ¥19,541 million and offset the deferred tax assets of Higashi-Nippon Bank of ¥9,992 million. The tax effects of the pro forma adjustments are calculated with reference to the statutory tax rate of 35.6%, which is applied to Higashi-Nippon Bank during the period presented.

(d)	Equity

To adjust equity to eliminate equity of Higashi-Nippon Bank of ¥93,047 million and record the estimate of the net amount of the acquisition-date fair value of identifiable assets acquired and liabilities assumed of Higashi-Nippon Bank of ¥134,096 million.

(e)	Income statement adjustments

(i)	Investment securities

Interest income and other operating income are adjusted resulting from fair value adjustments of investment securities at April 1, 2014 which reduced effective interest rates and resulted in a decrease of interest income and other operating income.

(ii)	Loans and advances

Interest income is adjusted resulting from fair value adjustments of loans and advances at April 1, 2014 which reduced effective interest rates and resulted in a decrease of interest income.

(iii)	Identifiable intangible assets recognized

General and administrative expenses are adjusted resulting from subsequent amortization of intangible assets recognized at April 1, 2014.

Intangible assets are amortized over 14-15 years.

(iv)	Debt securities issued

Interest expenses are adjusted resulting from subsequent amortization of fair value adjustments at April 1, 2014.

(v)	Income tax expenses

Income tax expenses are adjusted for the effect of pro forma adjustments. The tax effects of the pro forma adjustments are calculated with reference to the statutory tax rate of 35.6%, which is applied to Higashi-Nippon Bank during the period presented.

5. Earnings per share

(a)	Historical basic earnings per share

Historical basic earnings per share is calculated by dividing net profit attributable to common shareholders by the weighted-average number of common shares outstanding during the year, excluding common shares purchased and held as treasury shares.

(b)	Historical diluted earnings per share

Historical diluted earnings per share is calculated by dividing net profit attributable to common shareholders by the weighted average number of common shares outstanding during the year, excluding common shares purchased and held as treasury shares, adjusted for the effect of all dilutive potential common shares.

(c)	Pro forma earnings per share

Pro forma earnings per share are calculated on the assumption that the proposed joint transfer had occurred and treasury shares are retired at April 1, 2014.

Weighted average number of common shares used is adjusted for calculating diluted earnings per share because share-based payments of Bank of Yokohama and Higashi-Nippon Bank are replaced to those of Concordia Financial.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth certain historical unaudited pro forma equivalent information with respect to book value per share at March 31, 2015 and earnings per share and dividends per share for the year ended March 31, 2015 for Bank of Yokohama and Higashi-Nippon Bank. The historical information for each of Bank of Yokohama and Higashi-Nippon Bank has been prepared under IFRS. The information that follows should be read in conjunction with the unaudited pro forma condensed consolidated financial information and notes thereto and the audited consolidated financial statements for the year ended March 31, 2015 of Bank of Yokohama and Higashi-Nippon Bank, included elsewhere in this prospectus.

The pro forma per share data have been included for comparative purposes only and do not purport to be indicative of (a) the results of operations or financial position of Concordia Financial which actually would have been realized had the joint share transfer been completed at the date indicated, or of (b) the results of operations or financial position of Concordia Financial which may be obtained in the future.

	At and for the year ended March 31, 2015
	Historical Bank of Yokohama	Historical Higashi-Nippon Bank	Unaudited Pro Forma Consolidated(5)
Earnings per share from continuing operations
Basic(1)	59.78	46.04	59.92
Diluted(2)	59.75	45.81	59.86
Book value per share(3)	778.24	525.11	822.54
Dividends per share(4)	12.00	8.00	16.33

(1)

Historical basic earnings per share is calculated by dividing net profit attributable to common shareholders by the weighted average number of common shares outstanding during the year, excluding common shares purchased and held as treasury shares.

(2)

Historical diluted earnings per share is calculated by dividing net profit attributable to common shareholders by the weighted average number of common shares outstanding adjusted for the effect of all dilutive potential common shares.

(3)	Historical book value per share is calculated by dividing the equity attributable to shareholders by the number of common shares, excluding common shares purchased as treasury shares.
(4)	Historical dividend per share is dividend paid on common shares for the periods indicated.
(5)	Pro forma earnings per share are calculated on the assumption that the proposed joint transfer had occurred at April 1, 2014.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Per Share Market Price Data

Bank of Yokohama’s common stock and Higashi-Nippon Bank’s common stock is each listed on the First Section of the Tokyo Stock Exchange.

The following table sets forth, for the periods indicated, the reported high and low sales prices per share of Bank of Yokohama’s common stock and Higashi-Nippon Bank’s common stock on the First Section of the Tokyo Stock Exchange:

	Bank of Yokohama’s Common Stock		Higashi-Nippon Bank’s Common Stock
	Price per Share		Price per Share
	High	Low	High	Low
Year Ended March 31,
2011	¥505.0	¥347.0	¥218.0	¥142.0
2012	422.0	350.0	196.0	152.0
2013	555.0	346.0	269.0	159.0
2014:
First quarter	619.0	449.0	263.0	195.0
Second quarter	598.0	517.0	235.0	208.0
Third quarter	586.0	528.0	246.0	212.0
Fourth quarter	586.0	486.0	283.0	233.0
2015:
First quarter	598.0	490.0	271.0	236.0
Second quarter	613.1	551.2	286.0	255.0
Third quarter	698.4	538.1	357.0	235.0
Fourth quarter	760.2	611.5	404.0	312.0
Most Recent Six Months
May 2015	778.0	744.8	445.0	419.0
June 2015	783.4	735.7	459.0	430.0
July 2015	820.9	736.9	483.0	432.0
August 2015	848.5	694.7	490.0	398.0
September 2015	758.7	684.4	439.0	370.0
October 2015	777.5	711.9	421.0	384.0
November 2015 (through November 12, 2015)	781.0	728.8	424.0	396.0

The table below sets forth the closing sales prices of Bank of Yokohama common stock and Higashi-Nippon Bank common stock as reported on the First Section of the Tokyo Stock Exchange on November 13, 2014, the last trading day before the public announcement of the joint share transfer by Bank of Yokohama and Higashi-Nippon Bank, and November 12, 2015, the last practicable trading day before the distribution of this prospectus. The table also sets forth the implied equivalent value of Bank of Yokohama common stock and Higashi-Nippon Bank common stock on these dates, as determined by multiplying the applicable reported sales price of Bank of Yokohama common stock by the share transfer ratio of one (1) (in the case of Bank of Yokohama) and 0.541 (in the case of Higashi-Nippon Bank). We urge you to obtain current market quotations for both the Bank of Yokohama common stock and the Higashi-Nippon Bank common stock.

	Bank of Yokohama Common Stock		Higashi-Nippon Bank Common Stock
	Historical	Implied Equivalent Value	Historical	Implied Equivalent Value
November 13, 2014	¥660.7	¥660.7	¥317.0	¥171.5
November 12, 2015	775.3	775.3	421.0	227.8

Dividend Information

The following tables indicate year-end and interim dividends paid on Bank of Yokohama common stock and Higashi-Nippon Bank common stock for each of the record dates indicated. The U.S. dollar equivalents for the cash dividends shown are based on the noon buying rate for Japanese yen on the last date of each period set below:

Bank of Yokohama	Japanese Yen	U.S. Dollars	Higashi-Nippon Bank	Japanese Yen	U.S. Dollars
September 30, 2010	5	0.06	September 30, 2010	4	0.05
March 31, 2011	5	0.06	March 31, 2011	4	0.05
September 30, 2011	5	0.06	September 30, 2011	4	0.05
March 31, 2012	5	0.06	March 31, 2012	4	0.05
September 30, 2012	5	0.06	September 30, 2012	4	0.05
March 31, 2013	6	0.06	March 31, 2013	4	0.04
September 30, 2013	5.5	0.06	September 30, 2013	4	0.04
March 31, 2014	6.5	0.06	March 31, 2014	4	0.04
September 30, 2014	5.5	0.05	September 30, 2014	4	0.04
March 31, 2015	7.5	0.06	March 31, 2015	4	0.03

The declaration and payment of future dividends by Concordia Financial are subject to future earnings, financial condition and other factors, including statutory and other restrictions with respect to the payment of dividends.

CURRENCY EXCHANGE RATE DATA

Fluctuations in exchange rates between the Japanese yen and the U.S. dollar and other currencies will affect the U.S. dollar and other currency equivalents of the Japanese yen price of Bank of Yokohama and Higashi-Nippon Bank shares and the U.S. dollar amounts received on conversion of any cash dividends. The following tables show, for the periods and dates indicated, certain information regarding the U.S. dollar/Japanese yen exchange rate. The information is based on the noon buying rates in the City of New York as announced for custom purposes by the Federal Reserve Bank of New York expressed in Japanese yen per $1.00. On November 6, 2015, the exchange rate was ¥123.20 per $1.00.

	High	Low	Average (of Month-end Rates)	Period-end
Year Ended March 31,
2011	¥94.68	¥78.74	¥85.00	¥82.76
2012	85.26	75.72	78.86	82.41
2013	96.16	77.41	83.26	94.16
2014	105.25	92.96	100.46	102.98
2015	121.50	101.26	110.78	119.96
Most Recent Six Months
May 2015	124.18	119.09	120.80	123.98
June 2015	125.58	122.10	123.72	122.10
July 2015	124.38	120.54	123.31	123.94
August 2015	124.90	118.56	123.00	121.26
September 2015	120.94	119.05	120.15	119.81
October 2015	121.20	118.26	120.05	120.70
November 2015 (through November 6, 2015)	123.20	120.70	121.67	123.20

THE EXTRAORDINARY GENERAL MEETING OF BANK OF YOKOHAMA SHAREHOLDERS

General: Date, Time and Place

Bank of Yokohama will distribute mail-in voting cards (giketsuken koshi shomen) to its shareholders who have voting rights as of the record date (or their standing proxies in Japan, as appropriate) for use at its extraordinary general meeting of shareholders. This meeting is currently scheduled to be held at 10:00 a.m. on December 21, 2015 (Japan time) at Yokohama Royal Park Hotel, 3rd Floor, Hoh-Sho Banquet Room, 2-1-3, Minatomirai 2-Chome, Nishi-ku, Yokohama, Kanagawa, Japan. Bank of Yokohama will distribute the mail-in voting cards, together with the notice of convocation of the meeting and reference materials concerning the exercise of voting rights, by mail to its shareholders as of the record date.

Non-resident shareholders are required to appoint a standing proxy in Japan directly or indirectly through their securities broker or designate a mailing address in Japan. For shareholders not resident in Japan and who have a standing proxy in Japan, Bank of Yokohama will distribute the mail-in voting cards and notice of convocation to their standing proxy in Japan, who may then convey those materials to the shareholders according to the terms of the respective proxy agreements. Such shareholders are encouraged to contact their standing proxy in Japan to confirm the applicable voting procedure. For shareholders not resident in Japan and who have purchased the Bank of Yokohama shares through a securities broker located outside of Japan, such shareholders are encouraged to ask their broker to obtain the voting and reference materials from the broker’s standing proxy in Japan. For shareholders not resident in Japan and who have designated a mailing address in Japan, Bank of Yokohama will send a mail-in voting card and notice of convocation to that mailing address.

The purpose of the extraordinary general meeting of shareholders will be, among other things:

•	to consider and to vote upon the approval of the joint share transfer plan (kyodo kabushiki iten keikaku);

•

to consider and to vote upon the approval of the amendment of the Bank of Yokohama’s articles of incorporation (teikan) to delete the prescribed record date of March 31 of each year to vote at the ordinary general meeting of shareholders; and

•	to transact such other business related to such proposals as may properly come before the extraordinary general meeting of shareholders.

Record Date, Shares Entitled to Vote, Quorum

Record Date

The record date for the extraordinary general meeting of shareholders is September 30, 2015. Holders of record of the Bank of Yokohama common stock as of the close of business on the record date will be entitled to receive notice of and to vote at the extraordinary general meeting of shareholders and to receive notices of any adjournments or postponements of the meeting. As of the record date, of the 1,234,403,600 shares of the Bank of Yokohama common stock outstanding, directors, executive officers, audit & supervisory board members and affiliates of Bank of Yokohama owned an aggregate of 378,470 shares, representing less than 0.1% of the Bank of Yokohama’s outstanding shares, of which none were held by affiliates that did not have voting rights as set forth in the second bullet of “Shares Entitled to Vote” below.

Shares Entitled to Vote

Bank of Yokohama currently uses the unit share system (tan-gen kabu seido), where one unit consists of 1,000 shares of the Bank of Yokohama common stock. Each unit is entitled to one vote, and shares constituting less than one unit are not entitled to vote. Regardless of the number of shares, the following shares are not entitled to vote at, and are not counted in determining the quorum for, the extraordinary general meetings of shareholders of Bank of Yokohama:

•	treasury stock (jiko kabushiki) held by Bank of Yokohama;

•	shares held by entities in which Bank of Yokohama (together with its subsidiaries) holds 25% or more of the voting rights; and

•	shares issued after the applicable record date and shares that have come to constitute one or more units after the record date.

Quorum

The quorum for a vote on the joint share transfer plan and the amendment to the articles of incorporation at the extraordinary general meeting of shareholders is at least one-third of the total voting rights of Bank of Yokohama as of the record date.

How to Vote, Required Votes

How to Vote

Shareholders who are entitled to exercise voting rights at the extraordinary general meeting of shareholders may exercise their voting rights by attending the meeting in person, by having another shareholder who has voting rights attend the meeting as their attorney-in-fact, by using the Internet or by returning the mail-in voting card that will be mailed to those shareholders or, in case of non-resident shareholders who have appointed a standing proxy, to their standing proxy in Japan.

Mail-in voting cards will allow a shareholder with a right to vote at the extraordinary general meeting of shareholders to indicate his or her approval or disapproval with respect to each proposal at the meeting, including the joint share transfer plan. Completed mail-in voting cards must be received by Bank of Yokohama by December 18, 2015 (Japan time), the business day prior to the extraordinary general meeting of shareholders.

In accordance with applicable Japanese law, Bank of Yokohama intends to:

•

count towards the quorum for its extraordinary general meeting of shareholders any shares represented by mail-in voting cards that are returned without indicating approval or disapproval of any of the proposals; and

•	count the shares represented by mail-in voting cards returned in this manner as votes in favor of approving the joint share transfer plan and other proposals referred to in the mail-in voting cards.

Voting rights may be exercised through the Internet by accessing the website designated by Bank of Yokohama (http://www.e-sokai.jp) and entering the exercise code and password provided with the mail-in voting card. Internet voting is available only in Japanese and is available until 6:00 p.m. on December 18, 2015 (Japan time), the business day prior to the extraordinary general meeting of shareholders.

In addition to the exercise of voting rights via the Internet as described above, institutional investors may use the “Electronic Voting Platform for Institutional Investors” which is operated by ICJ, Inc. to exercise their voting rights at the extraordinary general meeting of shareholders.

Required Votes

The affirmative vote of two-thirds of the total voting rights of Bank of Yokohama present or represented at the extraordinary general meeting of shareholders (including, but not limited to, those submitted by using the Internet or the mail-in voting card) is required to approve the joint share transfer plan and the amendment to the articles of incorporation.

Revocation

Any shareholder who votes by submitting a mail-in voting card may revoke it by subsequently submitting a timely vote via the Internet, or by attending the extraordinary general meeting of shareholders in person, through another shareholder having voting rights who is appointed as the shareholder’s attorney-in-fact or through a standing proxy in the case of a non-resident shareholder. Any shareholder who votes via the Internet may change his or her vote through a subsequent vote via the Internet, or by attending the extraordinary general meeting of shareholders in person, through another shareholder having voting rights who is appointed as the shareholder’s attorney-in-fact or through a standing proxy in the case of a nonresident shareholder. A vote via the Internet will always prevail over a mail-in voting card, and if a shareholder submits more than one vote via the Internet, the last vote submitted will be counted as the shareholder’s vote unless properly revoked or changed at the extraordinary general meeting of shareholders.

No Solicitation of Proxies, Consents or Authorizations

The Bank of Yokohama’s management is not soliciting proxies, consents or authorizations with respect to the joint share transfer prior to the extraordinary general meeting of shareholders. Bank of Yokohama will not solicit any separate form of proxy, consent, or authorization from the mail-in voting cards distributed in accordance with the Companies Act of Japan.

THE EXTRAORDINARY GENERAL MEETING OF HIGASHI-NIPPON BANK SHAREHOLDERS

General: Date, Time and Place

Higashi-Nippon Bank will distribute mail-in voting cards (giketsuken koshi shomen) to its shareholders who have voting rights as of the record date (or their standing proxies in Japan, as appropriate) for use at its extraordinary general meeting of shareholders. This meeting is currently scheduled to be held at 10:00 a.m. on December 21, 2015 (Japan time) at Belle Salle Tokyo Nihonbashi, 5th Floor, Room 3, 4 and 5, Tokyo Nihonbashi Tower, 7-1, Nihonbashi 2-Chome, Chuo-ku, Tokyo, Japan. Higashi-Nippon Bank will distribute the mail-in voting cards, together with the notice of convocation of the meeting and reference materials concerning the exercise of voting rights, by mail to its shareholders as of the record date.

Non-resident shareholders are required to appoint a standing proxy in Japan directly or indirectly through their securities broker or designate a mailing address in Japan. For shareholders not resident in Japan and who have a standing proxy in Japan, Higashi-Nippon Bank will distribute the mail-in voting cards and notice of convocation to their standing proxy in Japan, who may then convey those materials to the shareholders according to the terms of the respective proxy agreements. Such shareholders are encouraged to contact their standing proxy in Japan to confirm the applicable voting procedure. For shareholders not resident in Japan and who have purchased the Higashi-Nippon Bank shares through a securities broker located outside of Japan, such shareholders are encouraged to ask their broker to obtain the voting and reference materials from the broker’s standing proxy in Japan. For shareholders not resident in Japan and who have designated a mailing address in Japan, Higashi-Nippon Bank will send a mail-in voting card and notice of convocation to that mailing address.

The purpose of the extraordinary general meeting of shareholders will be, among other things:

•	to consider and to vote upon the approval of the joint share transfer plan (kyodo kabushiki iten keikaku);

•

to consider and to vote upon the approval of the amendment of the Higashi-Nippon Bank’s articles of incorporation (teikan) to delete the prescribed record date of March 31 of each year to vote at the ordinary general meeting of shareholders; and

•	to transact such other business related to such proposals as may properly come before the extraordinary general meeting of shareholders.

Record Date, Shares Entitled to Vote, Quorum

Record Date

The record date for the extraordinary general meeting of shareholders is September 30, 2015. Holders of record of the Higashi-Nippon Bank common stock as of the close of business on the record date will be entitled to receive notice of and to vote at the extraordinary general meeting of shareholders and to receive notices of any adjournments or postponements of the meeting. As of the record date, of the 176,879,292 shares of the Higashi-Nippon Bank common stock outstanding, directors, executive officers, audit & supervisory board members and affiliates of Higashi-Nippon Bank owned an aggregate of 302,124 shares, representing approximately 0.2% of the Higashi-Nippon Bank’s outstanding shares, of which none were held by affiliates that did not have voting rights as set forth in the second bullet of “Shares Entitled to Vote” below.

Shares Entitled to Vote

Higashi-Nippon Bank currently uses the unit share system (tan-gen kabu seido), where one unit consists of 1,000 shares of the Higashi-Nippon Bank common stock. Each unit is entitled to one vote, and shares constituting less than one unit are not entitled to vote. Regardless of the number of shares, the following shares are not entitled to vote at, and are not counted in determining the quorum for, the extraordinary general meetings of shareholders of Higashi-Nippon Bank:

•	treasury stock (jiko kabushiki) held by Higashi-Nippon Bank;

•	shares held by entities in which Higashi-Nippon Bank (together with its subsidiaries) holds 25% or more of the voting rights; and

•	shares issued after the applicable record date and shares that have come to constitute one or more units after the record date.

Quorum

The quorum for a vote on the joint share transfer plan and the amendment to the articles of incorporation at the extraordinary general meeting of shareholders is at least one-third of the total voting rights of Higashi-Nippon Bank as of the record date.

How to Vote, Required Votes

How to Vote

Shareholders who are entitled to exercise voting rights at the extraordinary general meeting of shareholders may exercise their voting rights by attending the meeting in person, by having another shareholder who has voting rights attend the meeting as their attorney-in-fact, by using the Internet or by returning the mail-in voting card that will be mailed to those shareholders or, in case of non-resident shareholders who have appointed a standing proxy, to their standing proxy in Japan.

Mail-in voting cards will allow a shareholder with a right to vote at the extraordinary general meeting of shareholders to indicate his or her approval or disapproval with respect to each proposal at the meeting, including the joint share transfer plan. Completed mail-in voting cards must be received by Higashi-Nippon Bank by December 18, 2015 (Japan time), the business day prior to the extraordinary general meeting of shareholders.

In accordance with applicable Japanese law, Higashi-Nippon Bank intends to:

•

count towards the quorum for its extraordinary general meeting of shareholders any shares represented by mail-in voting cards that are returned without indicating approval or disapproval of any of the proposals; and

•	count the shares represented by mail-in voting cards returned in this manner as votes in favor of approving the joint share transfer plan and other proposals referred to in the mail-in voting cards.

Voting rights may be exercised through the Internet by accessing the website designated by Higashi-Nippon Bank (http://www.e-sokai.jp) and entering the exercise code and password provided with the mail-in voting card. Internet voting is available only in Japanese and is available until 5:00 p.m. on December 18, 2015 (Japan time), the business day prior to the extraordinary general meeting of shareholders.

In addition to the exercise of voting rights via the Internet as described above, institutional investors may use the “Electronic Voting Platform for Institutional Investors” which is operated by ICJ, Inc. to exercise their voting rights at the extraordinary general meeting of shareholders.

Required Votes

The affirmative vote of two-thirds of the total voting rights of Higashi-Nippon Bank present or represented at the extraordinary general meeting of shareholders (including, but not limited to, those submitted by using the Internet or the mail-in voting card) is required to approve the joint share transfer plan and the amendment to the articles of incorporation.

Revocation

Any shareholder who votes by submitting a mail-in voting card may revoke it by subsequently submitting a timely vote via the Internet, or by attending the extraordinary general meeting of shareholders in person, through another shareholder having voting rights who is appointed as the shareholder’s attorney-in-fact or through a standing proxy in the case of a non-resident shareholder. Any shareholder who votes via the Internet may change his or her vote through a subsequent vote via the Internet, or by attending the extraordinary general meeting of shareholders in person, through another shareholder having voting rights who is appointed as the shareholder’s attorney-in-fact or through a standing proxy in the case of a nonresident shareholder. A vote via the Internet will always prevail over a mail-in voting card, and if a shareholder submits more than one vote via the Internet, the last vote submitted will be counted as the shareholder’s vote unless properly revoked or changed at the extraordinary general meeting of shareholders.

No Solicitation of Proxies, Consents or Authorizations

The Higashi-Nippon Bank’s management is not soliciting proxies, consents or authorizations with respect to the joint share transfer prior to the extraordinary general meeting of shareholders. Higashi-Nippon Bank will not solicit any separate form of proxy, consent, or authorization from the mail-in voting cards distributed in accordance with the Companies Act of Japan.

THE JOINT SHARE TRANSFER

This section of the prospectus describes material aspects of the proposed joint share transfer. The summary may not contain all of the information that is important to you. You should carefully read this entire prospectus for a more complete understanding of the joint share transfer.

General

On November 14, 2014, Bank of Yokohama and Higashi-Nippon Bank entered into a basic agreement to proceed with discussions and consideration of a business integration of the two companies under a single holding company through a joint share transfer and on September 8, 2015, Bank of Yokohama and Higashi-Nippon Bank entered into the business integration agreement and prepared the share transfer plan. Under the joint share transfer plan, which is subject to shareholder approval at the extraordinary general meeting of shareholders of each company, all shares of Bank of Yokohama and Higashi-Nippon Bank will be transferred to Concordia Financial. The shareholders of Bank of Yokohama and Higashi-Nippon Bank will become shareholders of Concordia Financial by receiving an allocation of new shares issued by Concordia Financial in a joint share transfer pursuant to the Companies Act of Japan, with Bank of Yokohama shareholders receiving one (1) share of common stock of Concordia Financial for each share of Bank of Yokohama common stock, and Higashi-Nippon Bank shareholders receiving 0.541 share of common stock of Concordia Financial for each share of Higashi-Nippon Bank common stock. If the shareholders of each company approve the joint share transfer plan at the relevant extraordinary general meetings of shareholders, and if the other conditions for completing the joint share transfer are satisfied, Concordia Financial is expected to be incorporated, and the joint share transfer is expected to become effective, on or around April 1, 2016. Bank of Yokohama and Higashi-Nippon Bank are expected to become wholly-owned subsidiaries of Concordia Financial upon such effectiveness of the joint share transfer and establishment of Concordia Financial.

Concordia Financial will be organized as a joint stock corporation under the laws of Japan. In accordance with the joint share transfer plan pursuant to which the joint share transfer will be consummated, Concordia Financial will have authorized shares of common stock, and stated capital of ¥150 billion. In accordance with its articles of incorporation, Concordia Financial will have no more than ten directors and no more than five audit & supervisory board members.

Holders of record of common stock of each of Bank of Yokohama and Higashi-Nippon Bank as of September 30, 2015 will receive a notice of convocation of the extraordinary general meeting of shareholders of Bank of Yokohama or Higashi-Nippon Bank, as applicable, including the voting and reference materials that contain the terms and conditions of the joint share transfer. Shareholders of each company outside Japan who have appointed a standing proxy in Japan directly or indirectly through their securities broker will receive this notice through their standing proxy or broker, as applicable, if so provided in the respective proxy agreements.

Background of the Joint Share Transfer

Regional economies in Japan, particularly other than those centered around the largest cities, are expected to shrink in the future due to the aging and declining population. In addition, there have been significant structural changes in the operating environment of regional financial institutions because, after the collapse of the bubble economy in the 1990s, the corporate sector has had surplus funds and has thus been less dependent on financing from third parties yet the number of regional financial institutions has not declined. Consequently, regional financial institutions in Japan have had to cope with downward pressure on profit margins and earnings capacity resulting from intensifying interest rate competition.

In this business environment, the management of each of Bank of Yokohama and Higashi-Nippon Bank closely monitored trends in the financial industry, such as consolidation among other regional banks, and independently undertook initiatives to strengthen its ability to compete, considering all reasonably viable opportunities to boost its earning capacity and improve corporate value, including the possibility of merging with or forming alliances with other institutions.

In March and April 2014, representatives of Bank of Yokohama and Higashi-Nippon Bank exchanged views on the challenges that the Japanese financial industry faces, such as the declining population, and agreed to start discussions among working groups consisting of limited members from each company on a possibility and benefit of a business alliance between the two companies.

In May and June, 2014, several meetings were held among working group members of Bank of Yokohama and Higashi-Nippon Bank, during which the companies exchanged information about their business operations and their views on strategy and allocation of employees. They also considered possible synergies and the terms of a business alliance.

From July to early August 2014, working group members of Bank of Yokohama and Higashi-Nippon Bank held several meetings to discuss the objectives of and views on a business integration and the schedule and process towards an agreement on the terms of the integration.

In August, Bank of Yokohama retained Daiwa as its financial advisor and Mori Hamada & Matsumoto as its Japanese legal counsel, and Higashi-Nippon Bank retained SMBC Nikko as its financial advisor and Nishimura & Asahi as its Japanese legal counsel.

In late August and September, working group members of Bank of Yokohama and Higashi-Nippon Bank, at times together with their financial advisors, held several meetings to discuss the details of the process towards a business integration, including the timing of the announcement of the execution of the basic agreement concerning the consideration of a business integration, due diligence and different integration structures. They also discussed the contents of the press release and related disclosures and business goals and strategy. The companies also negotiated the terms of the basic agreement.

In September, Bank of Yokohama and Higashi-Nippon Bank retained Shearman & Sterling LLP as their joint U.S. legal counsel. They and their financial advisors had several meetings with Shearman & Sterling regarding matters, schedule and steps involved under U.S. securities law in connection with the share transfer. In September, Bank of Yokohama and Higashi-Nippon Bank also retained KPMG AZSA LLC as their joint accounting advisor.

From September 2014 through October 2014, Bank of Yokohama performed certain due diligence on Higashi-Nippon Bank and Higashi-Nippon Bank performed certain due diligence on Bank of Yokohama.

In October 2014, the working group, including the companies and their advisors, held a number of meetings to discuss various matters relating to the business integration, including the timing of the announcement regarding the execution of the basic agreement, organizational structure of the new holding company, the contents of the press release and related disclosures, the terms of the basic agreement and organization and management of the joint business integration preparatory committee, or the Integration Preparatory Committee, that would be established jointly by the companies to hold discussions regarding the business integration. The participants also discussed the steps necessary under U.S. securities law and the schedule of providing an explanation to various regulatory authorities.

In October 2014, the presidents of Bank of Yokohama and Higashi-Nippon Bank held several meetings to discuss the basic policy and objectives of the business integration.

In the first half of November 2014, working group members of Bank of Yokohama and Higashi-Nippon Bank held a series of meetings together with their respective financial advisors to finalize and confirm the details of the timing of the announcement, the contents of the press release and related disclosures and the terms of the basic agreement.

On November 14, 2014, a meeting of the board of directors of Bank of Yokohama was held to consider the proposed basic agreement concerning the consideration of a business integration with Higashi-Nippon Bank. At the meeting, the board of directors considered various matters, including the objectives of the integration, potential synergies from the integration, the terms of the basic agreement and contents of the press release. After review and discussion of the terms of the basic agreement, the board of directors of Bank of Yokohama unanimously resolved to approve the execution of the basic agreement.

On November 14, 2014, a meeting of the board of directors of Higashi-Nippon Bank was held to consider the proposed basic agreement. At the meeting, the directors of Higashi-Nippon Bank considered various matters, including the objectives of the integration, potential synergies from the integration, the terms of the basic agreement and contents of the press release. After review and discussion of the terms of the basic agreement, the board of directors of Higashi-Nippon Bank unanimously resolved to approve the execution of the basic agreement.

The two companies subsequently signed and entered into the basic agreement concerning the consideration of a business integration on November 14, 2014. The execution of the basic agreement was publicly announced by both companies on the same day.

From May 2015 through July 2015, Bank of Yokohama performed further due diligence on Higashi-Nippon Bank and Higashi-Nippon Bank performed further due diligence on Bank of Yokohama.

From December 2014 to September 2015, the Integration Preparatory Committee held a series of meetings, generally on a monthly basis, in which progress towards the integration, framework for promotion of the integration, schedule for the integration, basic policies underlying the integration and the medium-term management plan of the new holding company were discussed. The companies also discussed certain details regarding the integration, such as organizational and management structure, management policies, business strategy, trade name and brand of the new holding company, risk management policies and compliance with capital adequacy requirements, integration of both companies’ IT system and unification of the companies’ market operations, as well as measures for achieving earnings synergies and enhancing risk taking capabilities. Disclosure materials and announcements in connection with the execution of the business integration agreement in September 2015 were also discussed.

From January to August 2015, Bank of Yokohama and Higashi-Nippon Bank discussed in a series of meetings the expected synergy effects of the potential integration for a combined Bank of Yokohama and Higashi-Nippon Bank, and agreed to aim to realize annual cost-saving synergies of approximately ¥3.0 billion as a group in five years, with cumulative cost savings of approximately ¥6.7 billion as a group in five years.

In July 2015, Bank of Yokohama and Higashi-Nippon Bank started discussions in relation to the key terms of the business integration agreement, including the share transfer ratio.

Beginning in July 2015, Bank of Yokohama and Higashi-Nippon Bank held several discussions concerning the share transfer ratio, taking into account various factors, such as financial conditions, the condition of assets and future prospects of each company and advice provided by their respective financial advisors. The discussions continued through September 8, 2015, when they agreed upon and determined the share transfer ratio and other terms of the business integration agreement.

Reasons for the Joint Share Transfer

Bank of Yokohama and Higashi-Nippon Bank are entering into the joint share transfer and integration of their business and management under a single holding company in an effort to realize the potential synergies available from integrating their customer base, expertise and capability in order to aim to be the leading regional bank in Japan.

Consideration of Bank of Yokohama

In its deliberation on the proposed joint share transfer, the board of directors of Bank of Yokohama placed an emphasis on securing a business integration that would boost its earnings capacity and improve corporate value by establishing a collaborative relationship based on the strengths and uniqueness of both companies. The board also considered a number of factors with respect to the joint share transfer, including the following:

•	Bank of Yokohama and Higashi-Nippon Bank complement each other, rather than compete with each other, with regard to the regions in which they operate, their customer base and their areas of strengths;

•

Bank of Yokohama would be able to expand on its retail banking businesses by offering Bank of Yokohama’s products, services and know-how, such as housing loans and inheritance-related services, to Higashi-Nippon Bank’s customer base in the growing Tokyo market;

•

Bank of Yokohama would be able to expand on its corporate banking businesses by combining Bank of Yokohama’s know-how, such as business matching, M&A advisory and overseas expansion support services, with Higashi-Nippon Bank’s customer base and branch network concentrated in Tokyo; and

•

Bank of Yokohama would be able to diversify risk through collaboration with Higashi-Nippon Bank, allowing it to provide more financing, such as for large redevelopment projects and large syndicated loans.

In view of the variety of factors considered in connection with its evaluation of the joint share transfer, Bank of Yokohama’s board of directors did not find it practicable to, and did not quantify or otherwise assign relative or specific weight to any of these factors, and individual directors of Bank of Yokohama may have given different weights to different factors.

Consideration of Higashi-Nippon Bank

In its deliberation on the proposed joint share transfer, the board of directors of Higashi-Nippon Bank placed an emphasis on securing a business integration that would boost its earnings capacity and improve corporate value by establishing a collaborative relationship based on the strengths and uniqueness of both companies. The board also considered a number of factors with respect to the joint share transfer, including the following:

•	Higashi-Nippon Bank and Bank of Yokohama complement each other, rather than compete with each other, with regard to the regions in which they operate, their customer base and their areas of strengths;

•

Higashi-Nippon Bank would be able to expand on its corporate banking businesses by combining Bank of Yokohama’s know-how, such as business matching, M&A advisory and overseas expansion support services, with Higashi-Nippon Bank’s customer base and branch network concentrated in Tokyo;

•

Higashi-Nippon Bank would be able to expand on its retail banking businesses by offering Bank of Yokohama’s products, services and know-how, such as housing loans and inheritance-related services, to Higashi-Nippon Bank’s customer base in the growing Tokyo market;

•	Higashi-Nippon Bank would be able to enhance its risk-taking ability by leveraging Bank of Yokohama’s brand and ability to raise funds in a stable and inexpensive manner; and

•	Higashi-Nippon Bank would be able to take advantage of Bank of Yokohama’s know-how on low-cost operations in order to reduce costs.

In view of the variety of factors considered in connection with its evaluation of the joint share transfer, Higashi-Nippon Bank’s board of directors did not find it practicable to, and did not quantify or otherwise assign relative or specific weight to any of these factors, and individual directors of Higashi-Nippon Bank may have given different weights to different factors.

Strategy of Concordia Financial

Concordia Financial plans to pursue the following strategies:

•

with respect to retail customers, through the integration of the know-how held by Bank of Yokohama, such as inheritance and trust related services as well as consulting services for various loans and asset utilization and management for individuals according to life events, and Higashi-Nippon Bank’s management infrastructure, such as its customer base and branch network focused in Tokyo, Concordia Financial will seek to expand the foundation of its retail business;

•

with respect to corporate customers, with an advantage in location, Concordia Financial will maximize its financial intermediation capability that is enhanced through the business integration and provide funds actively to growing business fields, as well as support growth of corporate customers by strengthening expertise and industrial research capabilities of Bank of Yokohama’s affiliate, Hamagin Research Institute, and expert consultants;

•

with respect to overseas operations, Concordia Financial will seek to expand its offerings of financial services that cater to trends towards globalization, such as overseas expansion by corporate customers, strengthen overseas presence and leverage its comprehensive strength; and

•	with a view towards the expansion of Concordia Financial’s business due to deregulation, it will consider introducing new financial services, such as internet settlement and use of big data.

Determination of the Bank of Yokohama Board of Directors

The board of directors of Bank of Yokohama considered the factors discussed above, as well as the results of its due diligence, the financial position, assets and future prospects of the business and performance of Higashi-Nippon Bank and the analysis performed by Daiwa, its financial advisor, which is discussed below. The considerations included consideration of the then-current market prices of Bank of Yokohama shares and Higashi-Nippon Bank shares. Based on an overall analysis of those factors, Bank of Yokohama’s board of directors determined that the joint share transfer is advisable and in the best interests of Bank of Yokohama and its shareholders. On September 8, 2015, the board of directors of Bank of Yokohama unanimously concluded that the share transfer ratio is appropriate and recommends approval of the joint share transfer plan.

Determination of the Higashi-Nippon Bank Board of Directors

The board of directors of Higashi-Nippon Bank considered the factors discussed above, as well as the results of its due diligence, the financial position, assets and future prospects of the business and performance of Bank of Yokohama and the analysis performed by SMBC Nikko, its financial advisor, which is discussed below. The considerations included consideration of the then-current market prices of Higashi-Nippon Bank shares and Bank of Yokohama shares. Based on an overall analysis of those factors, Higashi-Nippon Bank’s board of directors determined that the joint share transfer is advisable and in the best interests of Higashi-Nippon Bank and its shareholders. On September 8, 2015, the board of directors of Higashi-Nippon Bank unanimously concluded that the share transfer ratio is appropriate and recommends approval of the joint share transfer plan.

Opinion of Bank of Yokohama’s Financial Advisor

Opinion of Daiwa

Daiwa delivered its written opinion to Bank of Yokohama’s board of directors that, as of September 7, 2015 and based upon and subject to the factors and assumptions set forth therein, the share transfer ratio was fair from a financial point of view to the holders of the common stock of Bank of Yokohama.

The full text of the written opinion of Daiwa, dated September 7, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B and is incorporated by reference in this prospectus. Daiwa provided its opinion for the information and assistance of Bank of Yokohama’s board of directors in connection with its consideration of the share transfer. The Daiwa opinion was not a recommendation as to how any holder of Bank of Yokohama’s common stock should vote with respect to the share transfer or any other matter.

Daiwa has consented to the inclusion of its opinion as Appendix B to this prospectus. By giving such consent, Daiwa does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder, nor does it thereby admit that it is an expert with respect to any part of this registration statement on Form F-4 of which this prospectus forms a part within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

In arriving at its opinion set forth below, Daiwa:

•

reviewed and analyzed the drafts of the joint share transfer plan dated September 7, 2015 and the business integration agreement between Bank of Yokohama and Higashi-Nippon Bank dated September 7, 2015;

•	reviewed the drafts dated September 7, 2015 of timely disclosure documents regarding the transaction that were published by Bank of Yokohama on September 8, 2015;

•

reviewed and analyzed financial information and business descriptions contained in the annual securities reports (yuka-shoken hokokusho), quarterly securities reports (shihanki hokokusho), summary of financial statements (kessan tanshin), timely disclosure materials and other disclosure materials of Bank of Yokohama and Higashi-Nippon Bank;

•

reviewed and analyzed financial information and business descriptions of Bank of Yokohama and Higashi-Nippon Bank disclosed in the data room or contained in materials provided to Daiwa by other methods by Bank of Yokohama and Higashi-Nippon Bank for the purpose of reviewing the transaction;

•	reviewed and analyzed publicly available materials, share-related information, and other relevant information related to Bank of Yokohama and Higashi-Nippon Bank;

•

reviewed and analyzed Bank of Yokohama’s business plans, financial forecasts, and other information related to the future provided to Daiwa by Bank of Yokohama on June 17, 2015 for the period between April 1, 2015 and March 31, 2021;

•

reviewed and analyzed Higashi-Nippon Bank’s business plans, financial forecasts, and other information related to the future provided to Daiwa by Higashi-Nippon Bank on July 9, 2015 for the period between April 1, 2015 and March 31, 2021;

•	interviewed the management of Bank of Yokohama on August 25, 2015 regarding its finances and businesses, financial forecasts and the effects of the transaction;

•	interviewed the management of Higashi-Nippon Bank on August 21, 2015 regarding its finances and businesses, financial forecasts and the effects of the transaction;

•	reviewed and analyzed the historical market prices and trading activity of the shares of common stock of each of Bank of Yokohama and Higashi-Nippon Bank;

•

reviewed and conducted comparative analysis of the financial information, market prices, and other information of listed companies selected by Daiwa for having businesses similar to Bank of Yokohama and Higashi-Nippon Bank;

•	reviewed the report, dated July 16, 2015, on legal due diligence performed by Bank of Yokohama’s legal advisors on Higashi-Nippon Bank received from Bank of Yokohama;

•	reviewed the report, dated July 16, 2015, on financial due diligence performed by Bank of Yokohama’s accounting advisors on Higashi-Nippon Bank received from Bank of Yokohama; and

•	gathered, reviewed and analyzed other related information Daiwa deemed necessary.

In preparing its opinion, Daiwa analyzed and reviewed the share transfer ratio. For such analysis and review, Daiwa used, in principle, as-is material and information provided by Bank of Yokohama and Higashi-Nippon Bank as well as publicly available information. Daiwa assumed and relied on the accuracy and completeness of all information that Daiwa reviewed or analyzed, and did not independently verify or assume any obligation to independently verify the accuracy or completeness of such information. Daiwa did not undertake an independent evaluation, appraisal or assessment of any of the assets or liabilities (including, but not limited to, financial derivative products, off-balance-sheet assets and liabilities and other contingent liabilities), on an aggregate or individual basis, of Bank of Yokohama, Higashi-Nippon Bank or any of their respective affiliates (where “affiliates” under this “—Opinion of Bank of Yokohama’s Financial Advisor” refers to “affiliates” as defined in Article 8(8) of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements, etc. of Japan), nor did Daiwa make any request to a third party for any such valuation, appraisal or assessment. In preparing its opinion, Daiwa assumed that there were no undisclosed facts (including contingent liabilities and litigation) in the present or future relating to Bank of Yokohama, Higashi-Nippon Bank or any of their respective affiliates that might affect its opinion. Daiwa did not evaluate the solvency or creditworthiness of Bank of Yokohama, Higashi-Nippon Bank or any of their respective affiliates under any applicable laws relating to bankruptcy, insolvency or similar matters. Daiwa did not conduct any physical inspection of the properties or facilities of Bank of Yokohama, Higashi-Nippon Bank or any of their respective affiliates, nor did Daiwa assume any obligation to do so. Daiwa understands that Bank of Yokohama’s accounting and legal advisors performed financial and legal due diligence, respectively, on Higashi-Nippon Bank based on the scope of due diligence agreed upon between the respective advisors and Bank of Yokohama. Daiwa did not independently verify such scope or assume any obligation with respect to such due diligence.

In preparing its opinion, Daiwa assumed that the business plans, financial forecasts and other information regarding the future furnished to Daiwa by Bank of Yokohama and Higashi-Nippon Bank were prepared according to reasonable procedures and reflect the best then-available estimates and judgment of the management of Bank of Yokohama and Higashi-Nippon Bank, respectively, and Daiwa neither conducted independent verifications of the accuracy, validity or feasibility of the business plans nor assumed any obligation or responsibility to do so. Daiwa assumed that all assumptions in the preparation of the business plans and financial forecasts were accurate and feasible. Daiwa conducted no independent verifications of the accuracy or feasibility thereof, nor did Daiwa assume any obligation to do so.

Daiwa assumed that the share transfer plan would be legally and validly approved at the general meetings of shareholders of Bank of Yokohama and Higashi-Nippon Bank with terms and conditions substantially the same as those set forth in the draft of the share transfer plan that Daiwa reviewed, that the business integration agreement would be properly and validly executed by Bank of Yokohama and Higashi-Nippon Bank with terms and conditions substantially the same as those set forth in the draft of the business integration agreement that Daiwa reviewed, and that the transaction would be legally and validly performed and completed pursuant to the terms and conditions of the share transfer plan and the business integration agreement, without any waiver, revision or amendment of any material terms or conditions thereof. Further, Daiwa assumed that the transaction would be legally and validly performed, that the tax effects arising from the transaction would not be different from the anticipated tax effects by Bank of Yokohama and Higashi-Nippon Bank, and that the governmental, regulatory or other consents or approvals necessary for the execution of the transaction would be obtained without any prejudice to the benefits expected to be brought by transaction. Therefore, Daiwa has no obligation to conduct the independent verifications thereof. Daiwa did not evaluate the decision of Bank of Yokohama with respect to its execution of the transaction or the relative merits of the transaction as compared to any strategic alternatives that might be available to Bank of Yokohama, nor was Daiwa requested by Bank of Yokohama to do so. Daiwa is not an accounting, tax or legal expert and neither independently reviewed or analyzed nor assumed any obligation to independently review or analyze the legality or validity of any matter regarding the transaction or the appropriateness of the accounting and tax treatment of any matter regarding the transaction. Daiwa also assumed that the anticipated tax effects of the transaction communicated to Daiwa by Bank of Yokohama would be realized.

Daiwa’s opinion was prepared solely for the use and benefit of the board of directors of Bank of Yokohama in connection with its review of the share transfer ratio. Bank of Yokohama may not cause Daiwa’s opinion to be disclosed, referred or communicated to any third party, nor to be used for any third party opinion to be disclosed without Daiwa’s prior written consent. Bank of Yokohama will be also solely responsible for such disclosure with Daiwa’s prior consent, and Daiwa will not be responsible for such disclosure. Moreover, Daiwa’s opinion does not constitute a recommendation or solicitation to any holders of shares of common stock of Bank of Yokohama as to how such holder of shares should vote on the transaction (including exercise of the appraisal right of opposing holders of shares), the assignment and receipt of shares of Bank of Yokohama or any other related matters.

Daiwa’s opinion addresses only the fairness of the share transfer ratio from a financial point of view to the holders of the shares of the common stock of Bank of Yokohama, and Bank of Yokohama did not ask Daiwa to address, and Daiwa’s opinion does not address, the fairness to, or any other consideration of, any third party other than the holders of shares of common stock of Bank of Yokohama. Daiwa does not provide any opinion on any premise or assumption upon which the determination of the share transfer ratio was based or the underlying business decision of Bank of Yokohama to proceed with the transaction. Daiwa does not express any opinion as to the prices at which the shares of common stock of Bank of Yokohama, Higashi-Nippon Bank or Concordia Financial will be traded at any time after the date of its opinion. In addition, Daiwa expresses no opinion with respect to the fairness of the amount or nature of any compensation to be received in relation to the share transfer ratio by any officers, directors, employees or any similar such persons involved in the transaction.

Daiwa’s opinion is based on financial information prepared in accordance with accounting principles generally accepted in Japan, and did not take into consideration any possible difference in such financial information if prepared under IFRS. Daiwa’s opinion is also based upon financial, economic, market and other conditions as they existed as of September 7, 2015, and relied on information made available to Daiwa by September 7, 2015. However, some materials and information used for the calculation were made at different points in time because the availability of materials and information was restricted. Additionally, although Daiwa’s opinion may be affected by future changes in conditions, Daiwa does not assume any obligation to revise, renew, supplement or reaffirm its opinion.

The preparation and submission of Daiwa’s opinion was authorized by its fairness opinion approval committee.

The following is a summary of the material financial analyses delivered by Daiwa to the board of directors of Bank of Yokohama in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Daiwa, nor does the order of analyses described represent relative importance or weight given to those analyses by Daiwa. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Daiwa’s financial analyses. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 7, 2015 and is not necessarily indicative of current market conditions.

Financial Analyses of Daiwa

Stock Price Analysis

In performing its stock price analysis, Daiwa set September 7, 2015, which was the date of delivery of its share transfer ratio analysis report to the board of directors of Bank of Yokohama, as the first reference date and October 31, 2014, which was the day immediately prior to the date of media coverage speculating on the share transfer, as the second reference date. Daiwa used the closing share prices of the common stock of each of Bank of Yokohama and Higashi-Nippon Bank on each of the reference dates and the simple average closing share prices during the one-month, three-month, six-month and twelve-month periods ending on each of the reference dates. The following table presents the number of shares of Concordia Financial’s common stock to be allotted for one share of Higashi-Nippon Bank common stock, assuming that one share of Concordia Financial’s common stock is allotted for one share of Bank of Yokohama common stock.

	Share Transfer Ratio
	Bank of Yokohama	Higashi-Nippon Bank
Sept. 7, 2015 (first reference date)	1	0.614
1 month	1	0.584
3 months	1	0.587
6 months	1	0.568
12 months	1	0.536
Oct. 31, 2014 (second reference date)	1	0.438
1 month	1	0.450
3 months	1	0.463
6 months	1	0.455
12 months	1	0.459

As a result of this analysis, the range of implied share transfer ratio of Concordia Financial’s common stock per share of Higashi-Nippon Bank was calculated to be 0.536 to 0.614 using the first reference date and 0.438 to 0.463 using the second reference date.

Selected Public Companies Analysis

Daiwa reviewed and compared certain financial information, ratios and public market multiples for each of Bank of Yokohama and Higashi-Nippon Bank to the corresponding financial information, ratios and public market multiples for selected publicly traded companies in Japan. These companies are members of one of Japan’s two regional bank associations—the Regional Banks Association of Japan or the Second Association of Regional Banks—or bank holding companies that are parents of the foregoing banks, which Daiwa in its professional judgment considered generally relevant for comparative purposes with Bank of Yokohama or Higashi-Nippon Bank, as the case may be, based on the type and nature of business, area of operation, scale of business, market environment and whether any special circumstances unique to any such company existed.

With respect to Bank of Yokohama, Daiwa reviewed and compared such information with that of the following companies:

•	The Chiba Bank, Ltd.

•	The Joyo Bank, Ltd.

•	The Shizuoka Bank, Ltd.

•	The Bank of Kyoto, Ltd.

•	The Hiroshima Bank, Ltd.

With respect to Higashi-Nippon Bank, Daiwa reviewed and compared such information with that of the following companies:

•	The Musashino Bank, Ltd.

•	The Bank of Nagoya, Ltd.

•	The Aichi Bank, Ltd.

•	The Chukyo Bank, Ltd.

•	The Keiyo Bank, Ltd.

For each of these companies, Daiwa derived the price-to-book ratio, or PBR, which refers to the ratio of market price to book value, based on the closing price on September 7, 2015. The PBR multiples calculated by Daiwa in reference to the PBR multiples for these companies ranged from 0.73x to 0.89x for Bank of Yokohama and from 0.42x to 0.51x for Higashi-Nippon Bank.

Based on this analysis, Daiwa derived a range of illustrative implied share transfer ratio of Concordia Financial’s common stock per share of Higashi-Nippon Bank of 0.397 to 0.593.

Dividend Discount Model Analysis

Daiwa conducted a dividend discount model, or DDM, analysis to estimate a range of present values per each share of Bank of Yokohama and Higashi-Nippon Bank common stock under the assumption that each of them continues to operate as a stand-alone entity. For each of the two companies, Daiwa calculated this range by adding (1) the present value of the stream of dividends, or free cash flow, that the company can pay to its shareholders during the period from April 1, 2015 to March 31, 2021 while maintaining its target total capital ratio and (2) the present value of the company’s terminal value.

In calculating the range, Daiwa made the following assumptions:

•	Free cash flow: The theoretical distributable amount for the common stock of each of Bank of Yokohama and Higashi-Nippon Bank based on their respective business plans;

•	Discount rate: Cost of capital in ranges of 4.88 % to 5.43 % for Bank of Yokohama and 4.99 % to 5.61 % for Higashi-Nippon Bank based on the capital asset pricing model, or CAPM;

•	Terminal value: Terminal value based on the constant-growth rate model using the perpetual growth rates in the range of 0.0% to 1.0%; and

•

Target total capital ratio: Target total capital ratio of 11% for Bank of Yokohama and 9% for Higashi-Nippon Bank, where total capital ratio refers to (i) the ratio of the sum of Tier 1 capital and Tier 2 capital to risk-weighted assets under the uniform international standards, with respect to Bank of Yokohama, and (ii) the ratio of core capital to risk-weighted assets under the domestic standards, with respect to Higashi-Nippon Bank.

As a result of this analysis, the range of implied share transfer ratio of Concordia Financial’s common stock per share of Higashi-Nippon Bank was calculated to be 0.450 to 0.605.

Miscellaneous

Daiwa received a fee from Bank of Yokohama as consideration for its advisory services regarding the transaction. Bank of Yokohama has agreed to indemnify Daiwa against certain liabilities that may be incurred in connection with Daiwa’s advisory services regarding the transaction. Daiwa provided advisory services in connection with the preparation of the drafts of the share transfer plan and the business integration agreement and otherwise in part of the negotiations for the transaction, but Daiwa was not involved in any decision-making processes regarding the draft of the share transfer plan or the draft of the business integration agreement.

Daiwa Securities Group, mainly consisting of Daiwa Securities Group Inc., which is the parent company of Daiwa, conducts investment and financing services business concentrating on securities-related business as the principle business. Daiwa’s securities-related business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, derivatives trading, as well as providing investment banking, financing and financial advisory services. Daiwa was selected to act as Bank of Yokohama’s financial advisor with respect to the share transfer on the basis of such experience and its familiarity with Bank of Yokohama.

Daiwa has provided to Bank of Yokohama its services, for which Daiwa has received compensation in the past and the present, and may do so in the future. Bank of Yokohama fully understands that Daiwa and its affiliates have provided, or may provide in the future, services for other transactions to Higashi-Nippon Bank and its affiliates, for which Daiwa has received, or may receive, compensation, and has given prior consent to the provision of such services without any objection. In addition, Daiwa and its affiliates may actively trade or hold financial products, including securities and derivatives products, of Bank of Yokohama, Higashi-Nippon Bank or any of their respective affiliates, for its own and its affiliates’ accounts or for the accounts of customers.

Opinion of Higashi-Nippon Bank’s Financial Advisor

Opinion of SMBC Nikko

At a meeting of the Higashi-Nippon Bank board of directors on September 8, 2015, SMBC Nikko delivered to Higashi-Nippon Bank’s board of directors SMBC Nikko’s written opinion dated September 8, 2015, that, as of such date, based on and subject to the various assumptions, limitations and qualifications set forth in its opinion, the share transfer ratio pursuant to the business integration agreement regarding a joint share transfer by and between Higashi-Nippon Bank and Bank of Yokohama was fair, from a financial point of view, to the holders of shares of common stock of Higashi-Nippon Bank.

The original written opinion of SMBC Nikko dated September 8, 2015 delivered to the board of directors of Higashi-Nippon Bank was prepared in Japanese. The full text of an English translation of SMBC Nikko’s opinion is attached to this document as Appendix C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by SMBC Nikko in rendering its opinion. You are urged to read the entire opinion carefully. SMBC Nikko’s opinion is directed to Higashi-Nippon Bank’s board of directors and addresses only the fairness from a financial point of view of the share transfer ratio pursuant to the business integration agreement to holders of shares of common stock of Higashi-Nippon Bank as of the date of the opinion. The opinion does not address any other terms of the share transfer or the business integration agreement or any other agreements or arrangements contemplated by or entered into in connection with the share transfer. SMBC Nikko’s opinion does not address Higashi-Nippon Bank’s underlying business decision to enter into the share transfer, and does not address the relative merits of the share transfer in comparison to other structures or transactions that might be available to Higashi-Nippon Bank. The opinion does not constitute a recommendation to any shareholder as to how to vote or act with respect to the share transfer or any related transactions. SMBC Nikko was not requested to, and did not, solicit indications of interest or proposals from third parties in relation to the share transfer. In addition, SMBC Nikko expressed no opinion or recommendation as to how the holders of Higashi-Nippon Bank common stock should vote or take any action in connection with the share transfer. SMBC Nikko also expressed no opinion as to the price at which the common stock of Higashi-Nippon Bank or Bank of Yokohama trades before the share transfer or at which the common stock of Higashi-Nippon Bank, Bank of Yokohama or Concordia Financial will trade after the consummation of the share transfer. SMBC Nikko expressed no opinion as to the fairness of the share transfer ratio to the holders of any other class of securities, creditors or other constituencies of Higashi-Nippon Bank or any other party. SMBC Nikko expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the share transfer, or any class of such persons, relative to the consideration to be paid to the holders of the common stock of Higashi-Nippon Bank or Bank of Yokohama in the share transfer or with respect to the fairness of any such compensation. SMBC Nikko expressed no view as to the assumptions or hypotheses on which the share transfer ratio is based.

In connection with rendering its opinion, SMBC Nikko, among other things:

(a)	reviewed certain publicly available financial statements and other business and financial information of each of Higashi-Nippon Bank and Bank of Yokohama;

(b)

reviewed certain internal financial statements and other financial and business data prepared by the management of each of Higashi-Nippon Bank and Bank of Yokohama relating to their respective businesses;

(c)	reviewed due diligence reports prepared by legal, regulatory, accounting, and tax advisors retained by Higashi-Nippon Bank;

(d)

reviewed Higashi-Nippon Bank’s and Bank of Yokohama’s respective business plans (from the fiscal year ending on March 31, 2016 to the fiscal year ending on March 31, 2021) and financial projections prepared by the management of each of Higashi-Nippon Bank and Bank of Yokohama, respectively;

(e)

reviewed certain operating synergies projected by the managements of Higashi-Nippon Bank and Bank of Yokohama to result from the share transfer, which were furnished to SMBC Nikko by Higashi-Nippon Bank;

(f)

discussed with certain members of the management of each of Higashi-Nippon Bank and Bank of Yokohama the current, past and prospective business operations and financial performance, operating synergies, and the strategic and business reasons for the share transfer;

(g)	reviewed market prices and trading activity for the common stock of Higashi-Nippon Bank and Bank of Yokohama;

(h)

compared the financial performances of Higashi-Nippon Bank and Bank of Yokohama and the historical share prices for the common stock of Higashi-Nippon Bank and Bank of Yokohama to certain other publicly-traded companies whose businesses are similar to those of Higashi-Nippon Bank and Bank of Yokohama, respectively, and analyzed and considered in relation to such comparisons;

(i)	reviewed the draft of the business integration agreement dated September 8, 2015; and

(j)	performed such other analysis and considered such other information and factors obtained by SMBC Nikko from Higashi-Nippon Bank or through its general investigations as SMBC Nikko deemed appropriate.

SMBC Nikko assumed and relied upon the accuracy or completeness of all information that was publicly available or was furnished to or discussed with SMBC Nikko by Higashi-Nippon Bank and Bank of Yokohama or otherwise reviewed by or for SMBC Nikko. SMBC Nikko did not independently verify any such information and assumes no responsibility or liability with respect to its accuracy or completeness. SMBC Nikko assumed that there was no undisclosed information which would materially affect SMBC Nikko’s analysis. SMBC Nikko also assumed that the representations and warranties made by Higashi-Nippon Bank and Bank of Yokohama in the business integration agreement and the related agreements were and would be true and correct in all respects material to SMBC Nikko’s analysis. SMBC Nikko did not conduct and was not provided with any valuation or appraisal of any assets or liabilities of Higashi-Nippon Bank, Bank of Yokohama or their respective Affiliates (as defined in Article 8, paragraph (8) of the Ordinance on the Terminology, Forms, and Preparation Methods of Financial Statements, etc. of Japan (Ordinance of the Ministry of Finance No. 59 of November 27, 1963)). SMBC Nikko did not evaluate the solvency of Higashi-Nippon Bank, Bank of Yokohama or their respective Affiliates under any laws relating to bankruptcy, insolvency or similar matters. In relying on financial projections and other forward-looking information (including operating synergies) provided to SMBC Nikko, without independent verification, SMBC Nikko assumed with the consent of Higashi-Nippon Bank’s board of directors that they had been reasonably prepared or provided based on assumptions that reflect the best currently available estimates and judgments by the management of Higashi-Nippon Bank and Bank of Yokohama as to the future financial performance of each of the respective companies. SMBC Nikko further assumed with the consent of Higashi-Nippon Bank’s board of directors that the financial projections of each of Higashi-Nippon Bank and Bank of Yokohama would be achieved at the times and in the amounts projected. SMBC Nikko expressed no view as to such analyses, projections or the assumptions on which they were based. SMBC Nikko is not a legal, regulatory, accounting or tax expert and it relied on the assessments made by advisors to Higashi-Nippon Bank with respect to such issues. SMBC Nikko further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the share transfer will be obtained without any adverse effect on Higashi-Nippon Bank or Bank of Yokohama or on the contemplated benefits of the share transfer. SMBC Nikko also assumed with the consent of Higashi-Nippon Bank’s board of directors that the share transfer will be consummated on the terms set forth in the business integration agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to SMBC Nikko’s analysis or this opinion. SMBC Nikko assumed with the consent of Higashi-Nippon Bank’s board of directors that the share transfer will qualify as a tax-free reorganization for Japanese income tax and Japanese corporate tax purposes for both Higashi-Nippon Bank and Bank of Yokohama, as well as for their respective shareholders. SMBC Nikko’s opinion was based on the financial information that had been prepared in accordance with Japanese GAAP. SMBC Nikko did not review the financial information prepared by Higashi-Nippon Bank or Bank of Yokohama in accordance with IFRS for the purpose of its analysis, and did not take into account the differences between Japanese GAAP and IFRS in its analysis. SMBC Nikko’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to SMBC Nikko as of, the date of such opinion. Subsequent developments may affect SMBC Nikko’s opinion and SMBC Nikko does not have any obligation to update, revise, supplement or reaffirm its opinion. SMBC Nikko’s opinion was approved by a committee of its investment banking and other professionals in accordance with its internal policies and procedures.

Financial Analysis of SMBC Nikko

The following is a brief summary of the material financial analyses performed by SMBC Nikko in connection with the preparation of its opinion described above, but does not purport to be a complete description of the financial analyses performed by SMBC Nikko. The order of analyses described does not represent relative importance or weight given to those analyses by SMBC Nikko. The following summary includes information presented in tabular format. In order to understand fully the financial analyses used by SMBC Nikko, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying SMBC Nikko’s financial opinion.

Historical Trading Ratio Analysis

From the perspective of the relative prices at which Higashi-Nippon Bank common stock and Bank of Yokohama common stock have historically traded, SMBC Nikko compared the average daily closing price of Higashi-Nippon Bank common stock to the average daily closing price of Bank of Yokohama common stock for the one-year period ended September 7, 2015, which is the last trading day before the announcement. SMBC Nikko compared the results of this analysis to the share transfer ratio of 0.541.

The following table presents the results of this analysis as of September 7, 2015:

Historical trading ratio
September 7, 2015	0.614
One-month trading day average	0.584
Three-month trading day average	0.587
Six-month trading day average	0.568
Nine-month trading day average	0.553
Twelve-month trading day average	0.536

Selected Companies Analysis

(a)	Selected Companies Analysis for Higashi-Nippon Bank

Using publicly available information, SMBC Nikko compared selected financial and market data of Higashi-Nippon Bank with similar data for the following publicly traded banks or bank holding companies. These companies were selected based on the following criteria, among other things: the company was identified by Higashi-Nippon Bank management as a peer of Higashi-Nippon Bank, the company is a bank which belongs to the Second Association of Regional Banks or a bank holding company which owns such a bank having a similar geographical location to Higashi-Nippon Bank, but is not a bank into which public funds have been injected. However, none of the companies selected is identical or directly comparable to Higashi-Nippon Bank.

•	The Keiyo Bank, Ltd;

•	Tokyo TY Financial Group, Inc.; and

•	The Tochigi Bank, Ltd.

SMBC Nikko reviewed, among other things, the selected companies’ closing stock prices, the one-month trading day average closing prices, market capitalization, and total assets, each as of September 7, 2015. SMBC Nikko calculated and compared various financial multiples and ratios based on publicly available financial data as of June 30, 2015 and market data as of September 7, 2015. The information SMBC Nikko presented included closing stock prices and the one-month trading day average closing prices as of September 7, 2015 as multiples of stated book value per share, or BVPS, as of June 30, 2015 to derive Price / BVPS.

This analysis indicated the following implied high, median, mean and low Price / BVPS for the selected companies, as compared to corresponding Price / BVPS implied for Higashi-Nippon Bank.

Selected companies based on closing stock price or one-month trading day average closing price as of September 7, 2015	Higashi-Nippon Bank based on the share
transfer ratio of 0.541  shares of Bank of
Yokohama common stock and on Bank
of Yokohama’s closing stock price or
one-month trading day average closing
price as of September 7, 2015
	Low	Median	Mean	High
Price / BVPS as of June 30, 2015 (based on closing prices)	0.45x	0.47x	0.50x	0.59x	0.59x
Price / BVPS as of June 30, 2015 (based on one-month trading day average closing prices)	0.48x	0.49x	0.54x	0.63x	0.63x

(b)	Selected Companies Analysis for Bank of Yokohama

Using publicly available information, SMBC Nikko compared selected financial and market data of Bank of Yokohama with similar data for the following publicly traded banks. These companies were selected based on the following criteria, among other things: each company is a regional bank having a similar deposit size and geographical location to Bank of Yokohama, excluding banks into which public funds have been injected. However, none of the companies selected is identical or directly comparable to Bank of Yokohama.

•	The Chiba Bank, Ltd; and

•	The Shizuoka Bank, Ltd.

SMBC Nikko reviewed, among other things, the selected companies’ closing stock prices, the one-month trading day average closing prices, market capitalization, and total assets, each as of September 7, 2015. SMBC Nikko calculated and compared various financial multiples and ratios based on publicly available financial data as of June 30, 2015 and market data as of September 7, 2015. The information SMBC Nikko presented included closing stock prices and the one-month trading day average closing prices as of September 7, 2015 as multiples of stated book value per share as of June 30, 2015 to derive Price / BVPS.

This analysis indicated the following implied high, median, mean and low Price / BVPS for the selected companies, as compared to corresponding Price / BVPS for Bank of Yokohama.

	Selected companies based on closing stock price or one-month trading day average closing price as of September 7, 2015				Bank of Yokohama based on closing price or one-month trading day average closing price as of September 7, 2015
	Low	Median	Mean	High
Price / BVPS as of June 30, 2015 (based on closing prices)	0.80x	0.81x	0.81x	0.83x	0.91x
Price / BVPS as of June 30, 2015 (based on one-month trading day average closing prices)	0.88x	0.88x	0.88x	0.89x	0.98x

Discounted Cash Flow Analysis

(a)	Higashi-Nippon Bank Stand Alone Dividend Discount Analysis

SMBC Nikko performed a dividend discount analysis for the purpose of determining a range of implied equity values for Higashi-Nippon Bank common stock. A dividend discount analysis is a method of evaluating the equity value of a company using estimates of future dividends to shareholders generated by the company and taking into consideration the time value of money with respect to those future dividends by calculating their present value.

For this analysis, SMBC Nikko assumed a range of target capital adequacy ratios from 9.0% to 10.0% and growth rates from 0.0% to 0.5%. SMBC Nikko calculated the present values of the expected dividend stream and terminal values using discount rates ranging from 8.5% to 9.5%. The dividend discount analysis resulted in a range of implied present values for Higashi-Nippon Bank common stock of approximately ¥52.0 billion to ¥78.5 billion.

(b)	Bank of Yokohama Stand Alone Dividend Discount Analysis

SMBC Nikko performed a dividend discount analysis for the purpose of determining a range of implied equity values for Bank of Yokohama common stock.

For this analysis, SMBC Nikko assumed a range of target Tier 1 capital ratios from 12.0% to 13.0% and growth rates from 0.0% to 0.5%. SMBC Nikko calculated the present values of the expected dividend stream and terminal values using discount rates ranging from 8.5% to 9.5%. The dividend discount analysis resulted in a range of implied present values for Bank of Yokohama common stock of approximately ¥868.7 billion to ¥1,108.8 billion.

(c)	Net Cost Synergies

SMBC Nikko performed a discounted cash flow analysis of the cost synergies, net of restructuring costs, projected to result from the share transfer using estimates of cost synergies and restructuring costs prepared by the management of Higashi-Nippon Bank and Bank of Yokohama. In analyzing the synergies, SMBC Nikko took a conservative approach that did not take revenue synergies into account. SMBC Nikko calculated a range of implied present values (as of September 7, 2015) of total cost synergies net of restructuring costs of the share transfer over the fiscal years ending March 31, 2016 to March 31, 2021 and of implied terminal values derived by applying to the pro forma combined company’s fiscal year ending March 2021 estimated after-tax free cash flow from net cost synergies a perpetuity growth rates from 0.0% to 0.5%. SMBC Nikko calculated the present values of the cash flows and terminal values using discount rates ranging from 8.5% to 9.5%. The discounted cash flow analysis resulted in a range of implied present values for net cost synergies of approximately ¥11.5 billion to ¥14.4 billion.

(d)	The Pro Forma Combined Company

SMBC Nikko summed the range of implied present values of the common equity of Higashi-Nippon Bank and of Bank of Yokohama with the range of implied present values of the net synergies resulting from the proposed share transfer to derive a range of implied present values of the common equity of the pro forma combined company of approximately ¥932.2 billion to ¥1,201.6 billion. SMBC Nikko then calculated, based on the share transfer ratio, that the approximately 7.2% of the common equity of the pro forma combined company to be held by current holders of Higashi-Nippon Bank common stock would have a range of implied present values of approximately ¥67.2 billion to ¥86.7 billion, as compared to the range of implied present values for Higashi-Nippon Bank common stock on a standalone basis of approximately ¥52.0 billion to ¥78.5 billion referenced above. In percentage terms, the implied present value of the equity of the pro forma combined company owned by current holders of Higashi-Nippon Bank common stock represented an increase in the implied present value relative to the implied present value of Higashi-Nippon Bank common stock on a standalone basis ranging from 10.4% to 29.3%.

General

In connection with the review of the share transfer by Higashi-Nippon Bank’s board of directors, SMBC Nikko performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, SMBC Nikko considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. SMBC Nikko believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, SMBC Nikko may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the range of valuations resulting from any particular analyses described above should not be taken to be SMBC Nikko’s view of the actual value of Higashi-Nippon Bank or Bank of Yokohama. In performing its analyses, SMBC Nikko made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Higashi-Nippon Bank or Bank of Yokohama. Any estimates contained in SMBC Nikko’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates.

The foregoing summary describes the material analyses performed by SMBC Nikko but does not purport to be a complete description of the analyses performed by SMBC Nikko. SMBC Nikko conducted the analyses described above solely as part of its analysis of the fairness of the share transfer ratio pursuant to the business integration agreement from a financial point of view to the holders of shares of common stock of Higashi-Nippon Bank and in connection with the delivery by SMBC Nikko of its opinion, dated September 8, 2015, to the Higashi-Nippon Bank board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Higashi-Nippon Bank or Bank of Yokohama might actually trade.

The share transfer ratio was determined through arm’s length negotiations between Higashi-Nippon Bank and Bank of Yokohama and was approved by Higashi-Nippon Bank’s board of directors. SMBC Nikko did not recommend any specific share transfer ratio to Higashi-Nippon Bank or its board of directors or that any specific share transfer ratio constituted the only appropriate share transfer ratio for the share transfer. SMBC Nikko’s opinion and its presentation to Higashi-Nippon Bank’s representatives was only one of many factors taken into consideration by Higashi-Nippon Bank’s board of directors in deciding to approve the share transfer. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Higashi-Nippon Bank’s board of directors with respect to the share transfer ratio or of whether Higashi-Nippon Bank’s board of directors would have been willing to agree to a different share transfer ratio.

SMBC Nikko in the past provided certain investment banking and other financial services to Higashi-Nippon Bank and Bank of Yokohama and their Affiliates and received compensation for rendering of these services. SMBC Nikko and its Affiliates may also seek to provide such services to Higashi-Nippon Bank, Bank of Yokohama and their respective Affiliates in the future and expect to receive compensation for the rendering of these services. In addition, in the ordinary course of its securities business, SMBC Nikko and its Affiliates may actively trade or own financial instruments, including securities and financial derivatives of Higashi-Nippon Bank, Bank of Yokohama or their Affiliates on a principal basis or on behalf of customers and, accordingly, may hold long or short positions in such securities. In addition, SMBC Nikko and its Affiliates, or collectively the Group, are a global financial services firm engaged in the securities, trust, investment management, credit services and other financial businesses, or collectively, Financial Services. Its securities business is engaged in securities underwriting, trading, and brokerage activities, foreign exchange, commodities and derivatives trading, as well as providing investment banking, financing and financial advisory services. The Group may provide Financial Services to Higashi-Nippon Bank, Bank of Yokohama or companies that may be involved in the share transfer and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or loans of Higashi-Nippon Bank, Bank of Yokohama or any company that may be involved in the share transfer, or in any currency or commodity that may be involved in the share transfer, or in any related derivative instrument. Further, the Group may at any time carry out ordinary course brokerage activities for Higashi-Nippon Bank, Bank of Yokohama or any company that may be involved in the share transfer.

As a part of its investment banking business, SMBC Nikko is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SMBC Nikko was selected to act as Higashi-Nippon Bank’s financial advisor with respect to the share transfer on the basis of such experience and its familiarity with Higashi-Nippon Bank.

Under the terms of SMBC Nikko’s engagement, SMBC Nikko will receive a fee for its financial advisory services, a significant portion of which is contingent upon consummation of the share transfer. In addition, Higashi-Nippon Bank has agreed to reimburse SMBC Nikko’s expenses and indemnify SMBC Nikko against certain liabilities arising out of SMBC Nikko’s engagement and with the consent of Higashi-Nippon Bank’s board of directors, SMBC Nikko will be reimbursed by Higashi-Nippon Bank for certain expenses incurred by SMBC Nikko or its Affiliates.

Material Japanese Income Tax Consequences of the Joint Share Transfer

In the opinion of Mori Hamada & Matsumoto, Japanese legal counsel to Bank of Yokohama, and Nishimura & Asahi, Japanese legal counsel to Higashi-Nippon Bank, as long as shareholders of Bank of Yokohama or Higashi-Nippon Bank receive only Concordia Financial shares in exchange for Bank of Yokohama or Higashi-Nippon Bank shares in the joint share transfer, they will not recognize any gain for Japanese tax purposes. Furthermore, non-resident shareholders of Bank of Yokohama or Higashi-Nippon Bank will generally not be subject to Japanese taxation with respect to any gain derived from receiving cash in lieu of fractional shares of Concordia Financial shares which they become entitled to in the course of the joint share transfer. See “Taxation — Japanese Tax Consequences.” For a more detailed description of Japanese taxation matters, each shareholder should, however, obtain advice from its own tax advisors as to the tax consequences in each jurisdiction.

Material U.S. Federal Income Tax Consequences of the Joint Share Transfer

The joint share transfer has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Bank of Yokohama and Higashi-Nippon Bank have no obligation to structure the joint share transfer in a manner that is tax-free to U.S. holders (as defined in “Taxation — U.S. Federal Income Tax Consequences”). As structured, however, in the opinion of Shearman & Sterling LLP, U.S. legal counsel to Bank of Yokohama and Higashi-Nippon Bank, the joint share transfer will qualify as a non-recognition transaction described in Section 351(a) of the U.S. Internal Revenue Code of 1986, as amended, or the Code. Accordingly, unless Bank of Yokohama or Higashi-Nippon Bank was a PFIC during a U.S. holder’s holding period in Bank of Yokohama shares or Higashi-Nippon Bank shares, respectively, except with respect to any cash received in lieu of fractional Concordia Financial shares, no gain or loss will be recognized by the U.S. holder on the exchange of Bank of Yokohama shares or Higashi-Nippon Bank shares for Concordia Financial shares pursuant to the joint share transfer.

For a more detailed discussion of the material U.S. federal income tax consequences of the joint share transfer to U.S. holders, see “Taxation — U.S. Federal Income Tax Consequences.” U.S. holders of Bank of Yokohama shares or Higashi-Nippon Bank shares are strongly urged to consult their own tax advisors regarding the treatment of the joint share transfer for U.S. federal income tax purposes.

Anticipated Accounting Treatment

The joint share transfer will be accounted for by Concordia Financial under the acquisition method of accounting in accordance with IFRS. Based on the share transfer ratio of one (1) Concordia Financial share for each share of common stock of Bank of Yokohama and 0.541 Concordia Financial share for each share of Higashi-Nippon Bank common stock, as set forth in the joint share transfer plan, after the effectiveness of the joint share transfer, former Bank of Yokohama shareholders will own approximately 92.8% and former Higashi-Nippon Bank shareholders will own approximately 7.2% of Concordia Financial based on the register of shareholders of Bank of Yokohama and Higashi-Nippon Bank as of September 30, 2015, which is the record date of shareholders who will be entitled to vote at the applicable extraordinary general meeting of shareholders. Based on these projected ownership percentages, Bank of Yokohama is the accounting acquirer for financial reporting purposes. Under the acquisition method of accounting, Bank of Yokohama will record the tangible and intangible assets acquired and liabilities assumed of Higashi-Nippon Bank at their fair values. Management of Concordia Financial will be required to exercise significant judgments by making estimates and determining the underlying assumptions in order to value such assets and liabilities. If a different set of fair values were to be used at the time of the acquisition, Concordia Financial’s results of operations and financial position could differ materially. The reported financial condition and results of operations of Concordia Financial to be issued after the effectiveness of the joint share transfer will reflect Higashi-Nippon Bank’s balances and results from the date of the acquisition in addition to Bank of Yokohama’s balances and results. Following the completion of the joint share transfer, Concordia Financial’s results of operations will reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired assets.

Regulatory Matters

Completion of the joint share transfer is subject to the approval of the Prime Minister of Japan under the Banking Act. In addition, pursuant to the Anti-monopoly Act of Japan, as amended, Bank of Yokohama and Higashi-Nippon Bank are required to file notifications and reports regarding the joint share transfer with the Fair Trade Commission of Japan, or the JFTC, and to observe a waiting period of 30 days before the effective date of the joint share transfer unless such waiting period is shortened by the JFTC. The JFTC may request additional information for a second-phase review by the end of such waiting period.

Fees, Costs and Expenses

All expenses incurred in connection with the joint share transfer, the business integration agreement and the transactions contemplated by the business integration agreement will be paid by the party incurring those expenses, except that Bank of Yokohama and Higashi-Nippon Bank have agreed to share certain fees, costs and expenses related to the preparation and filing of the registration statement on Form F-4 and this prospectus including, but not limited to, the SEC filing fees.

Dissenters’ Appraisal Rights

Any Bank of Yokohama or Higashi-Nippon Bank shareholder who (i) notifies the relevant company prior to its extraordinary general meeting of shareholders of his or her intention to oppose the joint share transfer and votes against the approval of the joint share transfer at the extraordinary general meeting, or (ii) does not have voting rights at the relevant extraordinary general meeting of shareholders, including any shareholder whose shares constitute less than one unit, may demand that the relevant company purchase his or her shares of common stock at fair value. Such demand must be made within 20 days from the date of public notice of the joint share transfer, which will be made within two weeks following the day of the extraordinary general meeting of shareholders. All Bank of Yokohama and Higashi-Nippon Bank shareholders seeking to exercise dissenters’ appraisal rights must also comply with the other relevant procedures set forth in the Companies Act of Japan.

If a shareholder of Bank of Yokohama or Higashi-Nippon Bank falls under the first category described in the preceding paragraph and fails to provide such notice prior to the extraordinary general meeting of shareholders or to vote against the joint share transfer at the extraordinary general meeting of shareholders, that failure will constitute a waiver of the shareholder’s right to demand the relevant company to purchase his or her shares of common stock at fair value. A shareholder of Bank of Yokohama or Higashi-Nippon Bank who falls under the second category described in the preceding paragraph is not required to vote against the joint share transfer in order to assert the right to demand that the relevant company purchase the shares that he or she holds.

The demand must state the number of shares held by the dissenting shareholder. The Companies Act of Japan does not require any other statement in the demand. Accordingly, the demand is legally valid regardless of whether the demand includes the dissenting holder’s estimate of the fair value of shares. The dissenting shareholder must also request an individual shareholder notification through its standing proxy in Japan from Japan Securities Depository Center, Inc. and submit a receipt of the individual shareholder notification and the demand to the relevant company.

If the value of the relevant company’s shares held by a dissenting shareholder is agreed upon by the shareholder and the company, then the company is required to make payment to the shareholder of the agreed value within 60 days from the date of formation of Concordia Financial. If the dissenting shareholder and the company do not agree on the value of the shares within 30 days from the date of formation of Concordia Financial, either the shareholder or the company may, within 30 days after the expiration of the 30-day period, file a petition with the relevant District Court for a determination of the value of the shares. The company is also required to make payment of interest at a rate specified by the statute on the share value as determined by the court, accruing from the expiration of a 60-day period from the date of formation of Concordia Financial. The company may prepay the amount that it considers to be a fair price to its shareholders until the court determines the share value to avoid paying the interest on the amount prepaid. The transfer of shares becomes effective upon the date of formation of Concordia Financial.

Dissenter’s appraisal rights in the context of a joint share transfer involving two Japanese companies are as set forth in Articles 806 and 807 of the Companies Act of Japan. An English translation of these articles is included in this prospectus as Appendix F.

Stock Exchange Listing

The companies plan to take steps in order to list the shares of Concordia Financial on the Tokyo Stock Exchange in conjunction with the formation of Concordia Financial in the joint share transfer.

Resale of Shares of Concordia Financial Common Stock under U.S. Securities Laws

The exchange of shares of Bank of Yokohama and Higashi-Nippon Bank common stock held by U.S. shareholders for shares of Concordia Financial common stock in connection with the joint share transfer has been registered under the Securities Act of 1933, as amended, or the Securities Act. Accordingly, there will be no restrictions under the Securities Act on the resale or transfer of such shares by U.S. shareholders of Bank of Yokohama or Higashi-Nippon Bank except for those shareholders, if any, who become “affiliates” of Concordia Financial as such term is used in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Concordia Financial generally include individuals or entities that, directly or indirectly, control, are controlled by or are under common control with Concordia Financial. With respect to those shareholders who may be deemed to be affiliates of Concordia Financial after the joint share transfer, Rule 144 places certain restrictions on the offer and sale within the United States or to U.S. persons of shares of Concordia Financial common stock that may be received by them pursuant to the joint share transfer. This prospectus does not cover resales of shares of Concordia Financial common stock received by any person who may be deemed to be an affiliate of Concordia Financial after the joint share transfer.

THE BUSINESS INTEGRATION AGREEMENT

The following is a summary of selected provisions of the business integration agreement and the share transfer plan. This summary is qualified in its entirety by reference to the business integration agreement and the share transfer plan attached as an exhibit to the business integration agreement, English translations of each of which are incorporated by reference in their entirety and attached to this prospectus as Appendix A. We urge you to read the English translations of the business integration agreement and the share transfer plan in their entirety.

The Business Integration

Joint Share Transfer

On April 1, 2016, Bank of Yokohama and Higashi-Nippon Bank will consummate a business integration through a statutory joint share transfer (kyodo-kabushiki iten). Under the joint share transfer consummated under the Companies Act of Japan, Concordia Financial will be newly established, and each share of Bank of Yokohama common stock will be exchanged for one (1) share of common stock of Concordia Financial, and each share of Higashi-Nippon Bank common stock will be exchanged for 0.541 share of common stock of Concordia Financial. Initially, Concordia Financial will have no shareholders other than the shareholders of Bank of Yokohama and Higashi-Nippon Bank at the time of the consummation of the joint share transfer. As a result of the joint share transfer, each of Bank of Yokohama and Higashi-Nippon Bank will become wholly-owned subsidiaries of Concordia Financial, and the former shareholders of Bank of Yokohama will hold approximately 92.8% and the former shareholders of Higashi-Nippon Bank will hold approximately 7.2% of the outstanding common stock of Concordia Financial based on the register of shareholders of Bank of Yokohama and Higashi-Nippon Bank as of September 30, 2015, which is the record date of shareholders who will be entitled to vote at the applicable extraordinary general meeting of shareholders.

Corporate Headquarters

The headquarters of Concordia Financial will be located at 7, Nihonbashi 2-chome, Chuo-ku, Tokyo.

Share Capital

Concordia Financial will have ¥150 billion in stated capital, ¥37.5 billion in capital surplus reserve and ¥0 in earned surplus reserve.

Listing and Administrator of Shareholder Registry

The shares of Concordia Financial common stock are scheduled to be listed on the First Section of the Tokyo Stock Exchange on April 1, 2016. Concordia Financial’s administrator of shareholder registry for its common stock will be Japan Securities Agents, Ltd.

Corporate Governance

Concordia Financial will be established as an audit & supervisory board-style company under the Companies Act of Japan, and as such, will have representative directors, each with the power to bind the company, as well as audit & supervisory board members with the power to audit the management of the company by the directors. The articles of incorporation of Concordia Financial will provide for up to ten directors and five audit & supervisory board members. Pursuant to the business integration agreement, immediately after the joint share transfer, the board of directors of Concordia Financial will consist of seven directors, including three representative directors, and five audit & supervisory board members. Of the seven directors, initially three will be outside directors. Of the five audit & supervisory board members, initially three will be outside audit & supervisory board members. For a more detailed discussion on the directors and management of Concordia Financial, see “Directors and Management of Concordia Financial Following the Joint Share Transfer.” The

term of directors will commence from the date of registration of Concordia Financial with the Legal Affairs Bureau and will be as set forth in the articles of incorporation of Concordia Financial. The parties have agreed in the business integration agreement that initially the representative director and president, representative director and vice president, and representative director of Concordia Financial will be Mr. Tatsumaro Terazawa, Mr. Michito Ishii and Mr. Yasuyoshi Oya, respectively.

Representations and Warranties

Bank of Yokohama and Higashi-Nippon Bank have each made representations and warranties customary in Japan in the business integration agreement, including:

•

its financial statements for the year ended on March 31, 2014 and the year ended on March 31, 2015 were prepared in accordance with the corporate accounting principles generally accepted in Japan, and fairly show its financial condition, operating results and cash flow status pertaining to the relevant fiscal years in all material respects; and

•

all information disclosed by it to the other party or the other party’s advisors in connection with the business integration is true and correct in all material respects and, other than the matters that are subject to disclosure restrictions by relevant authorities, does not omit any information necessary to be stated in order to make any material matters about it not misleading.

Covenants and Agreements

Business Integration

Bank of Yokohama and Higashi-Nippon Bank will continue to exchange information and views on business strategies at the Integration Preparatory Committee and each working group established by Bank of Yokohama and Higashi-Nippon Bank, and will cooperate with each other upon mutual good faith consultation in carrying out any and all procedures that are necessary under applicable laws and regulations, their respective articles of incorporation and other internal rules in order to consummate the business integration. Bank of Yokohama and Higashi-Nippon Bank will also provide, if requested by the other party, to a reasonable extent, in good faith, all materials and information on matters deemed necessary for the smooth consummation of the business integration.

Business Operations

Until the establishment of Concordia Financial, Bank of Yokohama and Higashi-Nippon Bank will conduct their businesses and manage and operate their assets with the due care of a good manager, and will only conduct acts which will clearly have a material impact on the consummation of the business integration or the share transfer ratio after prior consultation and agreement between the parties.

Cancellation of Treasury Stock

Bank of Yokohama and Higashi-Nippon Bank will cancel all treasury stock held by them as of immediately before the acquisition by Concordia Financial of all outstanding shares of Bank of Yokohama and Higashi-Nippon Bank through the joint share transfer.

Notice to the Other Party

Until the establishment of Concordia Financial, Bank of Yokohama and Higashi-Nippon Bank will give immediate written notice to the other party if any of the representations and warranties is found not to be true and correct or is reasonably expected to not become true and correct, or if any event that is likely to have a material impact on the consummation of the business integration occurs or is found.

Exclusive Negotiations

Until the establishment of Concordia Financial, Bank of Yokohama and Higashi-Nippon Bank will not, directly or indirectly, provide information to, make a proposal to, solicit, consult with or negotiate with a third party or conduct any similar acts that may contradict or conflict with the consummation of the business integration.

Amendments to Articles of Incorporation

Bank of Yokohama and Higashi-Nippon Bank will, at its respective extraordinary general meeting of shareholders to approve the share transfer plan, seek approval of a resolution amending its respective articles of incorporation to remove the provision with respect to the record date of the ordinary general meetings of shareholders.

Public Announcements

Any public announcement by Bank of Yokohama and Higashi-Nippon Bank concerning the business integration agreement and the business integration will be made at the time, by the method and with the content discussed and agreed to by both parties in advance.

Stock Acquisition Rights

New stock acquisition rights of Concordia Financial will be exchanged for each existing stock acquisition right of Bank of Yokohama and Higashi-Nippon Bank.

Distribution of Dividends

Bank of Yokohama may pay dividends to its shareholders and registered share pledgees entered or recorded in its final shareholder registry:

•	as of September 30, 2015, up to ¥5.5 per share; and

•	as of March 31, 2016, up to ¥8.5 per share.

Higashi-Nippon Bank may pay dividends to its shareholders and registered share pledgees entered or recorded in its final shareholder registry:

•	as of September 30, 2015, up to ¥4.0 per share; and

•	as of March 31, 2016, up to ¥4.0 per share.

Conditions to the Joint Share Transfer

The obligations of each of Bank of Yokohama and Higashi-Nippon Bank to complete the joint share transfer are subject to the satisfaction of the following conditions:

•

Bank of Yokohama’s shareholders having approved the share transfer plan and other matters necessary for the share transfer by the requisite vote at the extraordinary general meeting of Bank of Yokohama shareholders;

•

Higashi-Nippon Bank’s shareholders having approved the share transfer plan and other matters necessary for the share transfer by the requisite vote at the extraordinary general meeting of Higashi-Nippon Bank shareholders; and

•	all approvals from the relevant authorities necessary to consummate the share transfer (including authorization from the prime minister under the Banking Act) are obtained.

Termination Without Consent

The business integration agreement may be terminated by either party prior to the establishment of Concordia Financial without the consent of the other party by providing written notice to the other party:

•

if any of the representations and warranties of the other party set forth in the business integration agreement is not true and correct and such lack of truthfulness and correctness materially affects the consummation of the business integration or the share transfer ratio;

•

if there is a breach by the other party of any of its obligations under the business integration agreement which materially affects the consummation of the business integration or the share transfer ratio (provided that if such breach is curable, only where the other party fails to cure such breach either within seven days after receiving a written notice from the party requesting to cure such breach or by the day immediately preceding the establishment of Concordia Financial, whichever is earlier);

•

upon the other party becoming subject to a petition for the commencement of dissolution, liquidation, bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation or any similar insolvency proceedings or upon filing by the other party of such petition, or the other party becoming subject to a suspension of payments or becomes unable to pay its debts, or its liabilities exceed its assets; and

•

if an event occurs that is reasonably considered likely to cause a material adverse effect on the financial condition, operating results, cash flow, business or rights and obligations of the other party, and it becomes difficult to achieve the objective of the business integration.

Amendment and Termination upon Mutual Agreement

Bank of Yokohama and Higashi-Nippon Bank may amend the terms of the joint share transfer or terminate the share transfer upon mutual consultation in good faith and agreement in writing in the event of the following during the period from the execution of the share transfer plan until the establishment of Concordia Financial:

•	the occurrence or revelation of an existence of any event that would materially adversely affect the assets or business of either Bank of Yokohama or Higashi-Nippon Bank;

•	the occurrence of any event that would materially impede the consummation of the share transfer or it becomes apparent that such an event will occur; or

•	the attainment of the purpose of the share transfer plan becomes extremely difficult

BUSINESS OF BANK OF YOKOHAMA

Introduction

The Bank of Yokohama, Ltd. is a joint-stock company incorporated under the laws of Japan in 1920. Its head office is located at 1-1, Minatomirai 3-chome, Nishi-ku, Yokohama, Kanagawa 220-8611, Japan. The telephone number of its registered office is (81-45) 225-1111. Bank of Yokohama’s agent for service of process in the United States is its New York representative office, located at 780 Third Avenue, 32nd Floor, New York, NY 10017, with telephone number (212) 750-0022.

Bank of Yokohama’s shares of common stock are currently listed on the First Section of the Tokyo Stock Exchange.

History and Development

Bank of Yokohama’s roots can be traced to Yokohama Exchange Company, established in 1869 as Japan’s first financial institution. In 1874, Yokohama Exchange Company was reorganized into Dai-Ni National Bank. In 1896, Dai-Ni National Bank changed its name to Dai-Ni Bank and in 1928, Dai-Ni Bank merged with and into Yokohama Koshin Bank, which was established in 1920, thereby creating one of the largest banks in the Yokohama area of Kanagawa Prefecture. In 1941, as a result of further consolidation of regional banks in Kanagawa Prefecture, Yokohama Koshin Bank succeeded to the businesses of six regional banks and became the only regional bank based in Kanagawa Prefecture. In 1957, Yokohama Koshin Bank changed its name to The Bank of Yokohama, Ltd. and in 1961, Bank of Yokohama listed the shares of its common stock on the Tokyo Stock Exchange.

In 2007, Bank of Yokohama acquired shares of common stock of Hamagin Finance Co., Ltd., or Hamagin Finance, an equipment leasing company, from Sumitomo Mitsui Finance and Leasing Company, Limited (formerly Sumisho Lease Co., Ltd.), thereby making Hamagin Finance a consolidated subsidiary of Bank of Yokohama. In 2008, Bank of Yokohama and Tokai Tokyo Securities Co., Ltd., or Tokai Tokyo Securities, jointly established Hamagin Tokai Tokyo Securities Co., Ltd., or Hamagin TT, a securities brokerage company. Hamagin TT is a consolidated subsidiary of Bank of Yokohama. In 2009, Bank of Yokohama acquired shares of common stock of BANKCARD Service Japan Co., Ltd., or BANKCARD Service, a credit card company, from a consortium of 49 regional banks, thereby making BANKCARD Service a consolidated subsidiary.

Business Overview

Bank of Yokohama is a regional bank headquartered in Kanagawa, Japan. It provides a broad range of mostly domestic banking products and services to individual and corporate customers through an extensive network of branches, sub-branches and ATMs, primarily in Kanagawa Prefecture and southwestern Tokyo Prefecture. Through retail banking, it offers deposit products, housing loans, consumer loans, investment products and other financial services to meet the various needs of individual customers. Through corporate banking, it offers deposit products, various forms of financing and business consulting services such as M&A advisory services and support for overseas expansion to serve corporate customers, particularly small- and medium-sized enterprises. Bank of Yokohama also provides securities brokerage and leasing services.

At September 30, 2015, Bank of Yokohama’s network in Japan included 197 branches, 8 sub-branches and 405 ATM locations. Overseas, Bank of Yokohama has one branch in Shanghai and representative offices in Hong Kong, Bangkok, New York and London. At March 31, 2015, Bank of Yokohama had consolidated total assets of ¥15.4 trillion and deposits of ¥12.2 trillion. For the year ended March 31, 2015, Bank of Yokohama had net profit of ¥79.2 billion.

Kanagawa Prefecture, where Bank of Yokohama is based, is a very large market, ranking fourth and third among the 47 prefectures in terms of the number of businesses (313,856) as of February 2012 and the amount of retail sales (¥7.3 trillion) for calendar year 2011, respectively, in each case according to the Ministry of Internal

Affairs and Communications, and its manufacturing output (¥17.2 trillion) ranked second among the 47 prefectures for calendar year 2013, according to the Ministry of Economy, Trade and Industry. Furthermore, Kanagawa Prefecture’s gross prefectural product (¥30.4 trillion) for the year ended March 31, 2012 ranked fourth among the 47 prefectures, according to data compiled by each of the prefectural governments. For calendar year 2012, Kanagawa Prefecture’s gross prefectural product was greater than Denmark’s gross domestic product and slightly less than Thailand’s gross domestic product, according to data from the International Monetary Fund and the Kanagawa Prefectural Government.

In addition, Bank of Yokohama believes that Kanagawa Prefecture is a region with strong potential for further growth. For example, as of October 2014, Kanagawa Prefecture’s population of approximately 9.0 million ranked second among the 47 prefectures of Japan and constituted approximately 7.2% of the total population of Japan, according to the Ministry of Internal Affairs and Communications. Despite a general downward trend in Japan’s national population, Kanagawa Prefecture is expected to maintain a population of more than 9.0 million through 2025, according to the National Institute of Population and Social Security Research, with population increasing in the major cities of Yokohama and Kawasaki for the next several years. In addition, a significant amount of assets flow into Kanagawa from other prefectures in connection with inheritances, resulting in higher wealth in the prefecture, which in turn increases personal consumption and general economic activity. There is also a substantial number of infrastructure development and redevelopment projects in the prefecture.

Bank of Yokohama also expects recent government policy and ongoing developments to drive growth in Kanagawa Prefecture. In May 2014, Kanagawa Prefecture was designated by the Japanese government as part of one of the six National Strategic Special Zones that is granted certain special powers to deregulate as part of a key policy initiative under Prime Minister Abe’s “Abenomics” economic policy. Further development of transportation infrastructure in Kanagawa Prefecture has been announced, including further work on the Ken-O Expressway (a major beltway highway connecting Kanagawa, Tokyo, Saitama, Ibaraki and Chiba Prefectures), Shin-Tomei Expressway (a second highway connecting Tokyo and Kanagawa Prefectures with Aichi and Osaka Prefectures, running parallel to the existing Tomei Expressway), Chuo Shinkansen (Central Japan Railway Company’s next-generation high-speed bullet train using the “Superconducting Magnetic Levitation” technology) and other projects, which is expected to lead to an increase in commercial activity and an influx of people and businesses in Kanagawa Prefecture. These, in turn, are expected to result in an increased number of international conferences and foreign tourists in the area.

Bank of Yokohama’s market share for loans in Kanagawa Prefecture has grown steadily since the year ended March 31, 1998, primarily in the area of loans to individual customers. According to its internal analyses, Bank of Yokohama believes that it is one of the leading loan providers in Kanagawa Prefecture measured by total loan volume. Bank of Yokohama also believes that it holds a significant share of deposits in Kanagawa Prefecture, according to its internal analyses.

Strategy

In April 2013, Bank of Yokohama announced a new medium-term management plan covering the three-year period from April 2013 to March 2016 under the title of “Tackle for the Dream,” or the Bank of Yokohama Management Plan. For a discussion of the combined business strategy of Bank of Yokohama and Higashi-Nippon Bank following the joint share transfer, see “The Joint Share Transfer — Strategy of Concordia Financial.”

Bank of Yokohama believes that the business environment in which it operates will continue to be challenging due to continuing low interest rates and the gradual implementation of Basel III regulations (for Basel III and other regulations affecting the business of Bank of Yokohama, see “Regulation and Supervision — Capital Adequacy”). Nevertheless, there are opportunities for market growth in Kanagawa Prefecture, with population expected to continue to increase in the major cities of Yokohama and Kawasaki for the next several years.

In order to further adapt to changes in the business environment and achieve sustainable growth, Bank of Yokohama has positioned the three-year period covered by the Bank of Yokohama Management Plan as a period to enhance and further solidify its business foundation and to maintain and reinforce its strong management foundation, with an aim to realize its long-term mission of becoming an attractive financial institution for customers, shareholders, employees and the local communities in which it operates. In order to achieve this goal, Bank of Yokohama aims to focus on providing fee-based services and consulting, engage in cross-selling, conduct direct sales activities to customers from the head office through, for example, call centers and the internet, in addition to direct visitations from branches, and improve its return on risk assets ratio, or RORA.

In the Bank of Yokohama Management Plan, Bank of Yokohama established the following management goals:

•	aiming to become the preferred bank for customers by providing valuable solutions to customers’ needs;

•	aiming for future growth by increasing business opportunities with local customers and initiating new transactions; and

•	aiming to become a well-balanced bank in terms of soundness, earnings capacity and growth potential.

In order to achieve these management targets, Bank of Yokohama has established the following strategic initiatives.

Increasing and Deepening Business Opportunities with Individual Customers

The number of people who bank with Bank of Yokohama is approximately 5.1 million, nearly half of whom bank mainly with Bank of Yokohama, according to its internal analyses. Bank of Yokohama intends to further penetrate and deepen its business opportunities with individual customers by reviewing its existing customer base both at the branch level and the head office level, enhancing points of contact with customers and aiming to deepen transactional relationships by increasing the number of customers who bank mainly with Bank of Yokohama and the amounts invested by customers in investment products sold by Bank of Yokohama.

In order to achieve these strategic initiatives, Bank of Yokohama aims to implement each of the following measures at the branch level and at the head office level. At the branch level, Bank of Yokohama seeks to enhance the capabilities of its consulting services, particularly in the areas of the effective utilization of real property, estate planning and business succession, and initiate new transactions by offering products and services that are responsive to the needs of customers. At the head office level, Bank of Yokohama seeks to foster better communication with customers through direct sales activities, develop and promote products tailored to customers’ life plans and needs and increase the volume of transactions with a broad range of customers and expand on basic transactions, such as opening of new accounts, direct deposit of salaries and pensions and money remittances.

Enhancing Problem Solving Capabilities for and Increasing Business with Corporate Customers

Bank of Yokohama seeks to grow the number of corporate customers who mainly bank with Bank of Yokohama by providing corporate customers with a comprehensive range of financial services based on their growth stage in order to provide assistance with solving their management challenges. In particular, in order to increase its revenue base by increasing loans extended to overseas subsidiaries of customers, Bank of Yokohama seeks to strengthen its ties with customers with overseas businesses through frequent visitations to their overseas subsidiaries from Bank of Yokohama’s overseas branch or representative offices. It will also seek to increase the number of corporate customers who bank mainly with Bank of Yokohama by aiming to increase the volume of transactions such as direct deposit of salary payments, electronic banking transactions and foreign currency transactions that they execute through Bank of Yokohama. It will also support the improvement of its customers’ businesses by offering business matching services that leverage Bank of Yokohama’s extensive network in the Kanagawa Prefecture and consulting services that take advantage of its information gathering abilities.

Enhancing Risk-Return Ratio of Investments

Bank of Yokohama intends to enhance the risk-return ratio of its investments by managing a diversified portfolio with a high risk-return ratio by gradually increasing the percentage of Japanese equity investment funds, foreign bonds and investment products that are globally diversified, as well as conducting flexible and fine-tuned investment operations while being mindful of potential increases in interest rate volatility.

Improving Productivity through Effective Operations

Bank of Yokohama intends to improve its productivity by (i) improving the productivity of branch networks in light of market growth, (ii) introducing and promoting a comprehensive approach to property management, (iii) streamlining back office operations through business process re-engineering by utilizing electronic data storage and reducing paper-based documents, (iv) implementing an IT strategy that will contribute to the sophistication and diversification of communications as well as enhanced operational efficiency, (v) actively utilizing human resources and implementing career design measures in order to strengthen employee engagement and (vi) reinforcing business alliances and collaborative strategies with other regional banks.

Maintaining and Reinforcing Strong Management Foundation

Bank of Yokohama intends to maintain and reinforce its strong management foundation by (i) implementing a strict risk management policy across the entire Bank of Yokohama group, particularly industry concentration risk, concentration risk in large borrowers and taking a cautious stance on the risk of a sudden increase in interest rates and fluctuation of stock prices, (ii) conducting business operations with a thorough focus on RORA, thereby strengthening capital efficiency, and (iii) maintaining sufficient capital and liquidity in compliance with Basel III regulations.

Bank of Yokohama’s Business

Retail Banking

Through an extensive network of branches, sub-branches and ATMs, primarily in Kanagawa Prefecture and southwestern Tokyo Prefecture, the retail banking business of Bank of Yokohama offers a wide range of banking products and services to meet the various needs of its individual customers. Loans to individual customers constituted 49.9% of Bank of Yokohama’s domestic loan portfolio at March 31, 2015.

At September 30, 2015, Bank of Yokohama’s network in Japan included 197 branches, 8 sub-branches and 405 ATM locations. In addition, Bank of Yokohama offers further ATM coverage through East Japan Railway Company’s VIEW ALTTE ATM network, AEON Bank, Ltd.’s ATM network and the convenience-store based ATM networks of each of Seven Bank, Ltd., Lawson, Inc. and E-net Co., Ltd.

Deposit Products

Bank of Yokohama offers various types of deposit accounts and products for individual customers. Its deposit product offerings allow customers to select the products best suited to their savings needs, including ordinary deposit accounts as well as short and long-term time deposit products. Bank of Yokohama also offers time deposit products designed to attract investors who seek higher returns, including foreign-currency and variable-rate products. Customers may use their Bank of Yokohama cash cards to make deposits and withdrawals from ordinary deposit accounts and other accounts through Bank of Yokohama and third-party ATMs. Customers may also access their accounts and conduct transactions via Bank of Yokohama’s internet and telephone banking services such as Hamagin My Direct.

Housing Loans

Bank of Yokohama offers housing loans that are tailored to its customers’ life plans, financial conditions and needs with respect to building and purchasing homes and apartments. Most of these housing loans are long-term loans that have floating rates adjusted every six months based on the short-term prime rate. Almost all of the housing loans are secured by the property owned by the borrower.

As part of its housing loan-related services, Bank of Yokohama assists its customers in arranging transfers of mortgages from other financial institutions. Yokohama Guarantee Co., Ltd., or Yokohama Guarantee, a consolidated subsidiary of Bank of Yokohama, also provides credit guarantees in connection with Bank of Yokohama’s housing loans and other consumer loans. In a typical credit guarantee arrangement, a borrower enters into a loan agreement with Bank of Yokohama and Yokohama Guarantee guarantees the borrower’s payment obligation under the loan to Bank of Yokohama in return for a one-time credit guarantee fee from the borrower.

Bank of Yokohama provides housing loans for individual customers mainly through its Housing Loan Centers located at 21 branch locations in Kanagawa and Tokyo Prefectures at September 30, 2015, each of which is permanently staffed with specialized employees who can provide private consultations to customers concerning housing loans. Bank of Yokohama also offers housing loan consultations over the telephone and online preliminary loan applications.

Consumer Loans

Bank of Yokohama offers unsecured loans to serve specific financial needs, such as car loans, student loans and home-improvement loans. It also offers loans that can be used for more general purposes, including loans for general living expenses and other personal uses. These unsecured consumer loans are attractive to Bank of Yokohama because they carry higher interest rates than those charged on other types of loans and typically have a shorter term, reducing exposure to changes in interest rates. In October 2013, Bank of Yokohama introduced its Card Loan program, which provides customers with same-day notification of loan approval results without the need for an in-person visit to a branch location. In April 2014, it began offering preferred interest rates for car loans, education loans and loans for general living expenses that are only available through online applications.

Investment Products

Bank of Yokohama offers for sale a broad range of investment products to serve the asset management needs of its customers as well as various types of life insurance products. At March 31, 2015, it offered 115 investment fund products, 38 of which were offered exclusively via online and telephone banking, and 52 life insurance products, including single premium and level premium individual annuity insurance and whole life insurance, as well as protection-type life insurance such as term insurance and health insurance. In October 2014, Bank of Yokohama began offering the core investment strategy fund, which aims to generate income that reflects the growth in the global economy while controlling short-term downward risks through long-term diversified investments.

In January 2014, Bank of Yokohama began offering Nippon Individual Savings Accounts, or NISAs, which are specialized accounts used in connection with Japan’s newly introduced program that provides certain tax break to individual investors for small investments in Japanese and foreign equity securities and investment funds. As part of Bank of Yokohama’s strategy to increase sales of its investment products, it will seek to target the customers who have opened NISAs but have not taken full advantage of them.

In November 2014, Bank of Yokohama and Sumitomo Mitsui Trust Bank jointly established Sky Ocean Asset Management Co., Ltd., or Sky Ocean, an asset management company and a consolidated subsidiary of Bank of Yokohama. Sky Ocean, which commenced operations in April 2015, leverages Sumitomo Mitsui Trust Bank’s infrastructure and know-how concerning asset management to develop stable investment fund products that can be held by Bank of Yokohama’s customers over the long term.

Inheritance-related Services

In order to serve the needs of its customers arising from Japan’s aging population, Bank of Yokohama provides inheritance-related services, including forming, or advising on the formation of, individual trusts and testamentary trusts, estate administration and estate planning, through its business alliances with Asahi Trust Co., Ltd. and Yamada Escrow and Trust Co., Ltd., both of which are third-party trust companies.

Education Savings

In June 2013, Bank of Yokohama began offering an education savings plan that is exempt from Japan’s gift tax when a monetary contribution is paid or deposited for the purpose of covering education costs. The education savings plan was created in accordance with the education savings provisions that were implemented in connection with Japan’s fiscal year 2013 tax reforms.

Hamagin My Direct

Internet banking services are offered through Hamagin My Direct, which is available to individual as well as corporate customers via computers, smartphones and other mobile devices. Hamagin My Direct allows customers to confirm balances, initiate cash transfers and make partial repayments on mortgages, as well as other transactions involving term accounts, investment funds, foreign currency deposits, Japanese government bonds and card loans.

Corporate Banking

The corporate banking business offers deposit products, various forms of financing, business consulting services such as M&A advisory services and support for overseas expansion to serve corporate customers, particularly small- and medium-sized enterprises. At March 31, 2015, loans to corporate customers constituted 50.0% of Bank of Yokohama’s domestic loan portfolio.

Deposit Products

Bank of Yokohama offers various types of deposit accounts and products for corporate customers. Its deposit product offerings allow customers to select the products best suited to their savings needs, including ordinary deposit accounts as well as short and long-term time deposit products. Bank of Yokohama also offers time deposit products with higher returns, including foreign-currency and variable-rate products. Corporate customers may also access their accounts and conduct transactions via Bank of Yokohama’s internet and telephone banking services.

Business Loans

Bank of Yokohama provides loans to corporate customers in a variety of industries, including the real estate, manufacturing and wholesale and retail industries. To meet the various needs of its corporate customers, such as for new businesses, expansion of existing businesses and working capital, Bank of Yokohama offers diverse types of business loans, including lines of credit and term loans that are generally two to five years in term. Most of the business loans are with floating rates that are adjusted every month based on either the market or the short-term prime rate and a majority of the loans are usually secured by borrower’s real property, receivables, securities and deposits. At September 30, 2015, Bank of Yokohama offered business loans through approximately one-third of its branch locations which service mainly medium-sized enterprises.

Business Consulting

Business consulting forms an important part of the support Bank of Yokohama provides to its corporate customers at various stages of their development, starting at establishment, then growth and beyond. It provides not only financing in connection with the establishment of a business, but also support such as providing information on government aid available to the business, as well as consulting services, such as support for creating business plans, through Hamagin Research Institute. As the business grows, in addition to various types of financing tailored to the needs of the business such as syndicated loans, Bank of Yokohama also provides useful information and know-how to its customers, including business matching services in which it introduces customers to potential business partners and assistance with collection of receivables as the business seeks to expand existing sales channels. For businesses that are seeking to expand overseas, Bank of Yokohama also provides support for overseas expansion such as introduction of companies located overseas that are engaged in the import business. In later stages, as the business seeks further growth or requires restructuring or succession plans, Bank of Yokohama can provide M&A advisory services, business succession planning services and restructuring support by way of equity investment or debt support through the “Kanagawa Small & Mid Sized Business Revitalization Fund”, a ¥2.4 billion fund jointly established by the Kanagawa Prefectural Government, Bank of Yokohama, its venture capital fund, Yokohama Capital Co., Ltd., or Yokohama Capital, and 17 other financial institutions based in Kanagawa Prefecture.

Bank of Yokohama is particularly focused on supporting businesses in certain growth sectors within Kanagawa Prefecture, including the environmental, health and long-term care and energy sectors, as well as businesses that engage or are seeking to engage in operations in Asian countries outside of Japan. For example, in July 2010, Bank of Yokohama established the Growth Sector Strategy Fund, a ¥20.0 billion fund through which it makes loans to start-up businesses, and in August 2011, Bank of Yokohama and Yokohama Capital, its consolidated subsidiary, established the Support Fund for Growth, a ¥2.0 billion fund through which Yokohama Capital makes equity investments in start-up businesses, growth stage small- and medium-sized enterprises and other enterprises with growth potential. In June 2013, Bank of Yokohama launched its Hamagin Environmental Rating and Financing Program, which is designed to facilitate financing for companies pursuing environmentally sound business practices, and in October 2013, Bank of Yokohama was involved in the first financing scheme under the program. Furthermore, in September 2014, Bank of Yokohama and Yokohama Capital made an equity investment into the Regional Healthcare Industry Support Fund, a fund managed by a subsidiary of the Regional Economy Vitalization Corporation of Japan, or REVIC, that is dedicated to providing capital for the growth of the healthcare industry by leveraging REVIC’s management know-how in healthcare. Bank of Yokohama also plans to invest in the Revitalization Fund for Regional Core Companies, a fund managed by a subsidiary of REVIC, that is dedicated to supporting the growth of regional core enterprises by providing human resources and financial capital.

Support for Overseas Expansion

Many of the existing and potential corporate customers of Bank of Yokohama, which derive a large portion of their revenue from outside of Japan, have a significant presence overseas. As a reflection of this, the amount of loans extended by Bank of Yokohama to overseas subsidiaries of customers increased by 58.4% from March 31, 2014 to March 31, 2015, driven by increases in loans to Asia.

Bank of Yokohama provides financial services to its clients who are developing their business in China through its Shanghai branch, which it established in 2009. In April 2014, Bank of Yokohama began handling RMB-denominated transactions in order to meet the need for RMB-denominated funding of such clients. In addition to its Shanghai branch, Bank of Yokohama has representative offices in Hong Kong, Bangkok, New York and London. It also has an extensive network of affiliated banks throughout Asia, including Bank of China, Bank of Communications and Bank of East Asia in China, Bangkok Bank in Thailand, Australia and New Zealand Banking Group as well as Joint Stock Commercial Bank for Investment and Development of Vietnam in Vietnam, Bank Internasional Indonesia in Indonesia, Metropolitan Bank and Trust Company in the Philippines, State Bank of India in India and Standard Chartered Bank in Southeast Asia.

In addition, Bank of Yokohama, together with Hamagin Research Institute, offers financial services to support the overseas expansion of businesses located in Kanagawa Prefecture in cooperation with the Kanagawa Prefectural Government. Assistance to customers engaged in outbound trade and investments is also provided in cooperation with Nippon Export and Investment Insurance, which provides trade insurance, and Japan Bank for International Cooperation, which provides funds in U.S. dollars for medium- and small-sized enterprises with overseas businesses.

Securities Brokerage Services

Bank of Yokohama offers securities brokerage services through its consolidated subsidiary, Hamagin TT. Established in 2008 as a joint venture between Bank of Yokohama and Tokai Tokyo Securities, Hamagin TT’s services include securities brokerage services, investment consulting and online trading. Hamagin TT offers for sale a wide spectrum of financial products, including Japanese and foreign debt and equity securities and investment funds, real estate investment trusts, or REITs, and exchange-traded funds, or ETFs. At September 30, 2015, Hamagin TT operated within 11 Bank of Yokohama branch locations and through 5 stand-alone locations.

Leasing Services

Bank of Yokohama offers equipment leasing services for companies operating in a wide range of industries through its wholly-owned subsidiary, Hamagin Finance, established in 1979. In a typical leasing arrangement, Hamagin Finance enters into a purchase agreement with an equipment manufacturer and leases the purchased equipment to its customer in return for lease payments pursuant to an equipment lease agreement between Hamagin Finance and its customer.

Other Financial Services

Bank of Yokohama offers other ancillary financial services to its customers through its consolidated subsidiaries, Hamagin Research Institute and Yokohama Capital. Hamagin Research Institute, established in 1988, is Bank of Yokohama’s think-tank arm that offers management consulting services. Yokohama Capital, established in 1984, is Bank of Yokohama’s venture capital fund; it makes investments in and provides financing to small- and medium-sized enterprises located in Kanagawa Prefecture and southwestern Tokyo Prefecture.

Seasonality

Bank of Yokohama’s business in general experiences seasonal fluctuations, but such fluctuations have an insignificant impact on Bank of Yokohama’s overall results of operations.

Organizational Structure

The following table presents Bank of Yokohama’s significant consolidated subsidiaries at September 30, 2015:

Name	Country of Residence	Main Business	Voting Rights Owned Directly or Indirectly by Bank of Yokohama (%)
Yokohama Operation Service Co., Ltd.	Japan	Banking services	100
Yokohama Staff Service Co., Ltd.	Japan	Banking services	100
Hamagin Mortgage Service Co., Ltd.	Japan	Banking services	100
Hamagin Business Operations Center Co., Ltd.	Japan	Banking services	100
Yokohama Guarantee Co., Ltd.	Japan	Banking services	100
Hamagin Finance Co., Ltd.	Japan	Leasing services	100
Yokohama Capital Co., Ltd.	Japan	Other financial services	100
Hamagin Research Institute, Ltd.	Japan	Other financial services	100
Hamagin Tokai Tokyo Securities Co., Ltd.	Japan	Securities services	60
BANKCARD Service Japan Co., Ltd.	Japan	Banking services	78
Sky Ocean Asset Management Co., Ltd.	Japan	Other financial services	66

Property, Plant and Equipment

Bank of Yokohama’s head office is located in an office building owned by Bank of Yokohama in the Minatomirai area of Yokohama, Kanagawa. Bank of Yokohama leases nearly half of the space for its branches while it owns the buildings it does not lease. The following table shows the net carrying amount of Bank of Yokohama’s tangible fixed assets at March 31, 2015:

At March 31, 2015
(Millions of yen)
Land	¥101,332
Buildings	59,895
Equipment and other	6,169
Construction in progress	1,965

Total	¥169,361

At March 31, 2015, Bank of Yokohama had plans to invest a total of ¥10.3 billion from its internal funds towards the construction, expansion or improvement of its facilities.

Employees

At March 31, 2015, Bank of Yokohama had 4,815 full-time employees on a consolidated basis, approximately 80.7% of whom were members of a labor union. In addition to full-time employees, Bank of Yokohama had 3,794 temporary and part-time employees on a consolidated basis at March 31, 2015. Bank of Yokohama considers its labor relations to be good.

Legal Proceedings

Bank of Yokohama is not involved in any litigation or other legal proceedings that would individually or in the aggregate be expected to have a material adverse effect on its results of operations or financial condition.

BUSINESS OF HIGASHI-NIPPON BANK

Introduction

The Higashi-Nippon Bank, Limited is a joint-stock company incorporated under the laws of Japan in 1924. Its head office is located at 11-2, Nihonbashi 3-Chome, Chuo-ku, Tokyo 103-8238, Japan. The telephone number of its registered office is (81-3) 3273-6221. Higashi-Nippon Bank’s agent for service of process in the United States, Corporation Service Company, is located at 1180 Ave. of the Americas, Suite 210, New York, NY 10036 and its telephone number is (212) 299-5600.

Higashi-Nippon Bank’s shares of common stock are currently listed on the First Section of the Tokyo Stock Exchange.

History and Development

Higashi-Nippon Bank was established in 1924 as Tokiwa Mujin Corporation, a financial institution based in Ibaraki Prefecture that mainly catered to small- and medium-sized enterprises. In line with the rebuilding efforts following World War II, Tokiwa Mujin Corporation expanded its business in Tokyo Prefecture as well as in the neighboring prefectures of Chiba, Saitama, Kanagawa and Tochigi.

In 1951, Tokiwa Mujin Corporation became Tokiwa Sogo Bank. The following year, Tokiwa Sogo Bank relocated its head office to the Iidabashi (formerly Iidamachi) area of Tokyo Prefecture and shifted the focus of its operations to Tokyo Prefecture. In 1972, Tokiwa Sogo Bank listed the shares of its common stock on the Second Section of the Tokyo Stock Exchange and in 1973, changed its listing to the First Section of the Tokyo Stock Exchange.

In 1975, Tokiwa Sogo Bank relocated its head office to Higashi-Nippon Bank’s current head office location in the Nihonbashi area of Tokyo Prefecture. Thereafter, Tokiwa Sogo Bank’s business grew, with its total deposits surpassing ¥1.0 trillion in 1988. In 1989, Tokiwa Sogo Bank changed its name to The Higashi-Nippon Bank, Limited.

On April 5, 2014, Higashi-Nippon Bank celebrated its 90th anniversary as an independent bank.

Business Overview

Higashi-Nippon Bank is a regional bank with its head office located in Tokyo Prefecture, Japan. It conducts its business primarily in central Tokyo and also operates in the neighboring prefectures of Ibaraki, Kanagawa, Saitama, Chiba and Tochigi. At September 30, 2015, Higashi-Nippon Bank’s network in Japan included 80 branches, 2 sub-branches and 77 ATM locations and it did not have any overseas branches or representative offices. At March 31, 2015, Higashi-Nippon Bank had consolidated total assets of ¥2.1 trillion and deposits of ¥1.9 trillion. For the year ended March 31, 2015, Higashi-Nippon Bank had net profit of ¥8.2 billion.

Higashi-Nippon Bank’s sole business is banking. Together with its consolidated subsidiaries, it offers a broad range of banking products and services including deposits, loans, foreign currency exchange and other financial services such as credit guarantees for home loans and credit cards. It also offers for sale Japanese government bonds, investment funds and insurance products and leases safety deposit boxes. In addition, The Higashi-Nippon Guarantee Service Co., Ltd., or Higashi-Nippon Guarantee, a consolidated subsidiary established in 1990, provides credit guarantees on home loans provided by Higashi-Nippon Bank, and The Higashi-Nippongin JCB CARD Co., Ltd., a consolidated subsidiary established in 1996, offers JCB-brand credit cards.

Higashi-Nippon Bank aims to increase its lending balance in the prefectures surrounding Tokyo, particularly loans to small- and medium-sized enterprises. At March 31, 2015, loans provided within Tokyo Prefecture constituted 76.6% of Higashi-Nippon Bank’s loan portfolio. At March 31, 2015, loans to small- and medium-sized enterprises constituted 69.0% of Higashi-Nippon Bank’s loan portfolio and its loan to deposit ratio was 82.6%.

Strategy

In May 2014, Higashi-Nippon Bank announced the 16th medium-term management plan covering the two-year period from April 2014 to March 2016 under the slogan, “Value Up Higashi-Nippon Part II,” or the Higashi-Nippon Bank Management Plan. The Higashi-Nippon Bank Management Plan is positioned as a natural continuation of the 15th medium-term management plan, “Value Up Higashi-Nippon,” under which Higashi-Nippon Bank set out a growth strategy to increase its lending balance in the Kanto area surrounding Tokyo, particularly loans to small- and medium-sized enterprises.

For a discussion of the combined business strategy of Higashi-Nippon Bank and Bank of Yokohama following the joint share transfer, see “The Joint Share Transfer — Strategy of Concordia Financial.”

Strengthen Earnings Capacity by Further Increasing the Concentration of Management Resources in Central Tokyo and Reducing Funding Costs

Higashi-Nippon Bank intends to strengthen its earnings capacity by further increasing the concentration of its management resources in the Tokyo market, which is the largest in Japan and which has growth potential. The Kanto area, and in particular central Tokyo, where Higashi-Nippon Bank has a presence, is home to a large number of businesses. Tokyo is also scheduled to host the Olympics in 2020. By leveraging its advantageous location in central Tokyo, Higashi-Nippon Bank aims to continue to strengthen its corporate lending, mainly loans to small- and medium-sized enterprises.

In order to pursue new funding needs, Higashi-Nippon Bank aims to focus on pursuing lending needs relating to the Tokyo Olympics in 2020 and to strengthen support for enterprises with unique business models, for businesses in growth sectors, such as the environmental sector and the health and long-term care sector, and for business revitalizations. Higashi-Nippon Bank will establish new branches in central Tokyo and surrounding areas where it does not already have a presence, streamline operations at its existing branch locations and secure necessary human resources in order to seek and cultivate new business relationships.

Together with its efforts to increase its lending balance in central Tokyo, Higashi-Nippon Bank seeks to actively pursue low-cost deposits, such as ordinary savings accounts, from both individual and corporate customers in order to reduce its funding costs.

Higashi-Nippon Bank views securities investment management as another pillar in its effort to increase profits. By shortening the duration of its debt investments in anticipation of possible increases in interest rates and diversifying its investment portfolio with ETFs and REITs while engaging in thorough risk management, Higashi-Nippon Bank will seek to increase the rate of return and earnings of its investment portfolio.

Allocate Human Resources in Accordance with Marketing and Sales Strategy

Higashi-Nippon Bank intends to allocate its human resources in accordance with its marketing and sales strategy. For this purpose, it will strengthen the abilities of its loan officers to cultivate new corporate customers, train and develop specialists in the area of sales and marketing for individual customers and effectively utilize and allocate reemployed and part-time employees. In addition, Higashi-Nippon Bank seeks to develop human resources in specialized areas such as overseas expansion support through secondments and external training opportunities. Higashi-Nippon Bank also aims to review its compensation structure and career development program based on employee feedback in order to reduce costs and increase employee engagement.

Establish and Maintain a Corporate Environment that is Conducive to the Efficient Execution of Marketing and Sales Strategy

Higashi-Nippon Bank intends to establish and maintain an environment that is conducive to the efficient execution of its marketing and sales strategy by making further investments in information technology. Higashi-Nippon Bank also aims to reduce costs and become more operationally efficient by reassessing its work flows and division of labor. In addition, Higashi-Nippon Bank seeks to reinforce support for its branches, including through professional training and development, and promote improvements in operational efficiency through measures that reflect input from employees.

Enhance Management Framework

Higashi-Nippon Bank will work to achieve higher earnings capacity in a balanced manner by focusing on sales and marketing while strengthening its management framework, such as in the areas of compliance, risk management and internal audit.

Higashi-Nippon Bank’s Business

Corporate Banking

Higashi-Nippon Bank is committed to providing high value-added solutions that are responsive to the various business issues faced by its customers. Its corporate banking business offers various loan products as well as financial consulting and internet banking services to support the needs of its corporate customers, mainly small- and medium-sized enterprises.

By successfully engaging in efforts to cultivate new business relationships through branch locations in central Tokyo that specialize in providing business loans, which totaled 19 at September 30, 2015, Higashi-Nippon Bank has generated business with more than 2,000 new corporate clients each year for eleven consecutive fiscal years since the year ended March 31, 2005. In addition, the total number of its corporate customers has increased steadily since the year ended March 31, 2009.

In February 2013, Higashi-Nippon Bank opened a branch in Mita, Tokyo, and in July 2013, it established a Shinjuku Corporate Business Department within the Shinjuku branch. The Shinjuku Corporate Business Department specializes in seeking and cultivating new business relationships in and around the Shinjuku, Yotsuya and Nakano areas in Tokyo Prefecture. Higashi-Nippon Bank opened branches in Higashi Nihonbashi and Aoyama, both in Tokyo, in September 2014 and April 2015, respectively. The Mita branch, Higashi Nihonbashi branch and Aoyama branch have been designed with a particular focus on corporate banking, placing a strong emphasis on face-to-face interactions with corporate customers through customer visitations.

Higashi-Nippon Bank believes that the upcoming Tokyo Olympics in 2020 provides new business opportunities. The Tokyo Olympics are expected to result in the construction of new infrastructure and new redevelopment projects in Tokyo Prefecture, particularly in the waterfront areas along Tokyo Bay. Higashi-Nippon Bank has a strong branch presence in this area and has established long-term relationships with local property owners who are taking leadership roles in the redevelopment projects. In particular, the Mita branch, which is located in an area where a new train stop on the Yamanote Line has been announced to open prior to the Tokyo Olympics, is expected to capitalize on the lending needs relating to the redevelopment of the area.

Deposits

Higashi-Nippon Bank offers a full range of deposit products for its corporate customers, including demand deposits, ordinary deposits, time deposits, certificates of deposit and foreign currency-denominated deposits.

Business Loans

Higashi-Nippon Bank provides loans to corporate customers, mainly small- and medium-sized enterprises, in a variety of industries, including the real estate, wholesale and retail, manufacturing and construction industries. These business loans generally have variable interest rates (adjusted every six months) and an average term of one to three years for working capital loans and 10 to 15 years for equipment purchase loans. The term of construction loans are for up to 30 years.

In order to provide flexible loan products that are not overly dependent on collateral or credit guarantees, Higashi-Nippon Bank offers many types of unsecured loan products such as the New Vigor Loan and the Good Partners Loan. The New Vigor Loan is a loan product for first-time customers of Higashi-Nippon Bank that meet certain eligibility conditions. The Good Partners Loan is a loan product that is designed to quickly meet the cash flow needs of small- and medium-sized enterprises and individual business owners.

Higashi-Nippon Bank is particularly focused on supporting businesses in certain growth sectors, including the environmental sector and the health and long-term care sector. For example, in June 2011, Higashi-Nippon Bank introduced its Medical Support Loan, a loan product that is tailored for customers who own or operate hospitals or medical clinics.

Higashi-Nippon Bank is also focused on supporting start-up businesses, including through the Tokyo Metropolitan Government’s start-up loan program. It also works with other public finance schemes and the prefectural governments across Japan in providing financing for start-up businesses, mainly in central Tokyo. In connection with its business loans, Higashi-Nippon Bank also arranges asset-based lending guarantees and debtor-in-possession guarantees through third parties.

Business Consulting

Higashi-Nippon Bank is committed to supporting the revitalization and growth of small- and medium-sized enterprises with high growth potential. In order to support customers seeking to further expand their existing sales channels and business partnerships, Higashi-Nippon Bank offers business matching services through which Higashi-Nippon Bank introduces customers to potential business partners. Higashi-Nippon Bank also provides referrals to various types of third-party business consultants, including in the areas of business succession, M&A advisory, ISO (International Organization for Standardization) quality management, equipment leasing and taxation, in order to build long-term relationships with these customers.

In April 2013, Higashi-Nippon Bank created the Business Strategy Promotion Department in order to expand its capabilities in supporting the revitalization and growth of small- and medium-sized enterprises. The Business Strategy Promotion Department takes various non-financial factors into account, including management strategies, technological capabilities and business models, in assessing the future prospects of its customers in order to provide non-financial support such as overseas expansion support and business matching services as well as financial support through, for example, lending.

The Financing Facilitation Management Office of the Credit Department closely works with small- and medium-sized enterprises in order to improve and revitalize their businesses by, for example, working with each of Higashi-Nippon Bank’s distressed corporate customers in creating a tailored business improvement plan. In addition, Higashi-Nippon Bank works with third parties such as the Regional Economy Vitalization Corporation of Japan to arrange debtor-in-possession financing and exit financing for its distressed corporate customers.

Overseas Expansion Support

In light of the recent overseas expansion trend among small- and medium-sized enterprises in Japan, Higashi-Nippon Bank focuses on offering products and services in support of corporate customers who are entering new overseas markets, especially in Asian countries. For example, Higashi-Nippon Bank caters to the real estate-related needs of its customers, including assistance in connection with the opening of an overseas office, through its partnership with Tokyo Tatemono Real Estate Sales Co., Ltd. In addition, in May 2015, Higashi-Nippon Bank entered into a business alliance agreement with Vietnam Prosperity Joint-Stock Commercial Bank in order to support its corporate customers in their expansion of business in Vietnam.

In February 2012, Higashi-Nippon Bank entered into a business alliance agreement with Mitsui Sumitomo Insurance Company, Limited, or Mitsui Sumitomo Insurance, in order to strengthen its capabilities in the area of overseas expansion support. Through this business alliance, Higashi-Nippon Bank seeks to leverage Mitsui Sumitomo Insurance’s vast overseas network, particularly in Asia, and wealth of information and know-how that Mitsui Sumitomo Insurance has gained locally in overseas markets, and provide corporate customers with information on the relevant overseas markets, including information on risks and natural disasters.

In November 2013, Higashi-Nippon Bank entered into an agreement with Japan Finance Corporation, or JFC, to cooperate in supporting small- and medium-sized enterprises in their procurement of foreign currency-denominated funds from foreign financial institutions in Indonesia, Singapore, Thailand, Korea, the Philippines, Vietnam and Malaysia through JFC’s “Standby Letter of Credit Program.” Higashi-Nippon Bank also works with Development Bank of Japan Inc. to provide its corporate customers with information about overseas markets, such as information on laws and regulations as well as market trends, in addition to business matching services.

Retail Banking

Higashi-Nippon Bank’s retail banking business provides various financial services to individual customers. It offers a wide array of financial services including deposit products, housing loans and other types of consumer loans as well as sales of investment funds and insurance products. In order to enhance accessibility for its customers, Higashi-Nippon Bank offers ATM coverage through the ATM network of financial institutions it has partnered with throughout Japan, such as Japan Post Bank Co., Ltd.’s ATM network, East Japan Railway Company’s VIEW ALTTE ATM network, AEON Bank, Ltd.’s ATM network and the convenience-store based ATM networks of each of Seven Bank, Ltd., E-net Co., Ltd. and Lawson, Inc.

Deposits

Higashi-Nippon Bank offers a full range of deposit products, including ordinary deposits, saving accounts, time deposits and foreign currency-denominated deposits. One example is the popular Lotto 6 Time Deposit, a deposit product through which the depositor receives a certain number of Lotto 6 lottery tickets from Higashi-Nippon Bank on a periodic basis during the term of the account.

Loans

Higashi-Nippon Bank provides housing loans with a variety of terms and interest rates to meet diversified customer needs such as the purchase of homes and apartments. In particular, refinancing housing loans are one of the primary products offered by Higashi-Nippon Bank to individual customers. Higashi-Nippon Bank’s refinancing housing loans generally have stringent conditions, such as that the borrower has not been delinquent in payments during recent years. As a result, individual customers who use Higashi-Nippon Bank’s refinancing housing loans tend to have a high credit rating.

Higashi-Nippon Bank offers a variety of unsecured consumer loan products, including education loans, car loans, elder care loans and card loan products, to its individual customers. In 2014, Higashi-Nippon Bank began offering reverse mortgage products in order to support the post-retirement financial needs of its individual customers.

Investment Funds

Higashi-Nippon Bank offers for sale a variety of investment funds with varying risk-return profiles, including investment funds that invest in a diverse array of REITs in the United States and other foreign countries as well as Japanese and foreign equity investment funds. The investment funds sold by Higashi-Nippon Bank are developed and managed by experienced asset management companies in Japan and overseas.

Insurance Products

Higashi-Nippon Bank offers for sale single-premium whole life insurance, whereby customers who make a one-time payment upon subscription receive lifetime death benefit protection. It also sells a wide range of insurance products, including individual annuity insurance, cancer insurance, medical insurance and home fire insurance.

Internet-based Services

Higashi-Nippon Bank’s individual customers are able to confirm account balances and make remittances through Higashi-Nippon Bank’s internet banking service, which had approximately 14,000 registered users at September 30, 2015.

In April 2011, Higashi-Nippon Bank opened its first internet-based branch, the Oedo Nihonbashi branch, which allows customers to access Higashi-Nippon Bank’s services on the internet without the need for an in-person visit to a physical branch location or teller window. In April 2013, Higashi-Nippon Bank launched the Oedo Nihonbashi Card Loan program, an unsecured card loan product without restriction on use that customers can apply for through the internet.

Seasonality

Higashi-Nippon Bank’s business in general experiences seasonal fluctuations, but such fluctuations have an insignificant impact on Higashi-Nippon Bank’s overall results of operations.

Organizational Structure

The following table presents Higashi-Nippon Bank’s consolidated subsidiaries at September 30, 2015:

Name	Country of Residence	Main Business	Voting Rights Owned Directly or Indirectly by Higashi-Nippon Bank (%)
The Higashi-Nippon Business Service Co., Ltd.	Japan	Office administration services	100
The Higashi-Nippon Guarantee Service Co., Ltd.	Japan	Credit guarantee services	100
The Higashi-Nippongin JCB CARD Co., Ltd.(1)	Japan	Credit card services	15

(1)

Although Higashi-Nippon Bank’s ownership is less than 50%, The Higashi-Nippongin JCB CARD Co., Ltd. is deemed to be a consolidated subsidiary of Higashi-Nippon Bank, as Higashi-Nippon Bank has effective control over The Higashi-Nippongin JCB CARD Co., Ltd. by contractual arrangements with The Higashi-Nippongin JCB CARD Co., Ltd.

Property, Plant and Equipment

Higashi-Nippon Bank’s head office is located in an office building owned by Higashi-Nippon Bank in the Nihonbashi area of Tokyo Prefecture. Higashi-Nippon Bank owns most of the space for all of its branches and other facilities. The following table shows the net carrying amount of Higashi-Nippon Bank’s tangible fixed assets at March 31, 2015:

At March 31, 2015
(Millions of yen)
Land	¥8,265
Buildings	6,115
Equipment and other	3,000
Construction in progress	270

Total	¥17,650

At March 31, 2015, Higashi-Nippon Bank had plans to invest a total of ¥2.7 billion from its internal funds towards the construction, expansion or improvement of its facilities.

Employees

At March 31, 2015, Higashi-Nippon Bank had 1,450 full-time employees on a consolidated basis, approximately 82.5% of whom were members of a labor union. In addition to full-time employees, Higashi-Nippon Bank had 542 temporary and part-time employees on a consolidated basis at March 31, 2015. Higashi-Nippon Bank considers its labor relations to be good.

Legal Proceedings

Higashi-Nippon Bank is not involved in any litigation or other legal proceedings that would individually or in the aggregate be expected to have a material adverse effect on its results of operations or financial condition.

REGULATION AND SUPERVISION

Supervision

The Financial Services Agency of Japan, or the FSA, is responsible for supervising and overseeing financial institutions, making policy for the overall Japanese financial system and conducting insolvency proceedings with respect to financial institutions. The Bank of Japan, as the central bank for financial institutions, also has supervisory authority over banks in Japan, based primarily on its contractual agreements and transactions with the banks.

The Banking Act

Among the various laws that regulate financial institutions, the Banking Act and its subordinated orders and ordinances are regarded as the fundamental law for banks (ginko) and bank holding companies (ginko mochikabu kaisha). The Banking Act addresses capital adequacy, inspections and reporting to banks and bank holding companies, as well as the scope of business activities, disclosure, accounting, limitation on granting credit and standards for arm’s length transactions for them. Under the Banking Act, a bank is generally prohibited from holding more than 5% of the voting rights of certain types of companies which are not permitted to become subsidiaries of banks.

Bank Holding Company Regulations

A bank holding company is prohibited from carrying out any business other than the management of its subsidiaries and other incidental businesses. A bank holding company may have any of the following as a subsidiary: a bank, a securities company, an insurance company and a foreign subsidiary that is engaged in the banking, securities or insurance business. In addition, a bank holding company may have as a subsidiary any company that is engaged in a finance-related business, such as a credit card company, a leasing company or an investment advisory company. Certain companies that are designated by a ministerial ordinance as those that cultivate new business fields may also become the subsidiary of a bank holding company.

Capital Adequacy

The capital adequacy guidelines adopted by the FSA that are applicable to Japanese bank holding companies and banks with international operations closely follow the risk-weighted approach introduced by the Basel Committee on Banking Supervision of the Bank for International Settlements (BIS).

The Group of Central Bank Governors and Heads of Supervision reached an agreement on the new global regulatory framework, which has been referred to as “Basel III,” in July and September 2010. In December 2010, the Basel Committee agreed on the details of the Basel III rules. The agreement on Basel III includes the following: (1) raising the quality of capital to ensure banks are able to better absorb losses on both a going concern and a gone concern basis, (2) increasing the risk coverage of the capital framework, in particular for trading activities, securitizations, exposures to off-balance sheet vehicles and counterparty credit exposures arising from derivatives, (3) raising the level of minimum capital requirements, including an increase in the minimum common equity requirement from 2% to 4.5%, which was conducted between January 1, 2013 and January 1, 2015, and a capital conservation buffer of 2.5%, which is planned to be phased in between January 1, 2016 and year end 2018, bringing the total common equity requirement to 7%, (4) introducing an internationally harmonized leverage ratio to serve as a backstop to the risk-based capital measure and to contain the build-up of excessive leverage in the system, (5) raising standards for the supervisory review process (Pillar 2) and public disclosures (Pillar 3), together with additional guidance in the areas of sound valuation practices, stress testing, liquidity risk management, corporate governance and compensation, (6) introducing minimum global liquidity standards consisting of both a short term liquidity coverage ratio and a longer term, structural net stable funding ratio, and (7) promoting the build-up of capital buffers that can be drawn down in periods of stress, including both a capital conservation buffer and a countercyclical buffer to protect the banking sector from periods of excess credit growth.

Certain provisions of Basel III were adopted by the FSA effective March 31, 2013 for Japanese banking institutions with international operations conducted by their foreign offices. Based on the Basel III framework, the Japanese capital ratio framework for Japanese banking institutions with international operations conducted by foreign offices, or the uniform international standards (kokusai-toitsu-kijun), has been revised to implement more stringent capital adequacy requirements to prevent excessive risk taking. Under the revised uniform international standards, Common Equity Tier 1 (such as common shares and internal reserves), Tier 1 (the sum of Common Equity Tier 1 and Additional Tier 1 (such as preferred shares)) and total capital ratios are used to assess capital adequacy, which ratios are determined by dividing applicable capital components by risk-weighted assets. Total capital is defined as the sum of Tier 1 and Tier 2 (such as subordinated bonds, subordinated loans and allowances for credit losses) capital, and the target minimum total capital ratio is 8.0%, which consists of a target minimum Tier 1 capital ratio of 6.0% (including a target minimum Common Equity Tier 1 capital ratio of 4.5% and a target minimum Additional Tier 1 capital ratio of 1.5%) and a target minimum Tier 2 capital ratio of 2.0%.

In addition, the FSA also revised the capital ratio framework for banking institutions without international operations conducted by foreign offices, or the domestic standards (kokunai-kijun). Under the revised domestic standards, core capital (such as common shares, internal reserves and mandatory convertible preferred shares) is used to assess capital adequacy, and the target minimum core capital ratio is 4.0%.

The uniform international standards will be applicable to Concordia Financial on a consolidated basis and is and will be applicable to Bank of Yokohama on a consolidated as well as stand-alone basis. The domestic standards is and will be applicable to Higashi-Nippon Bank on a consolidated as well as stand-alone basis.

Liquidity Coverage Ratio

The liquidity coverage ratio guidelines adopted by the FSA, which are applicable to Japanese bank holding companies and banks with international operations conducted by foreign offices, closely follow the standard introduced by the Basel Committee.

In December 2010, to promote short-term resilience of a bank’s liquidity risk profile, the Basel Committee developed the Liquidity Coverage Ratio (LCR). This standard aims to ensure that a bank has an adequate stock of unencumbered high quality liquid assets (HQLA) which consists of cash or assets that can be converted into cash at little or no loss of value in private markets to meet its liquidity needs for a 30 calendar day liquidity stress scenario.

The LCR has two components: (a) the value of the stock of HQLA; and (b) total net cash outflows, and is expressed as:

Stock of HQLA	100%
Total net cash outflows over the next 30 calendar days

The FSA implemented regulatory notices on the LCR for internationally active banks on March 31, 2015, and they stipulate the calculation of the LCR based on Basel III.

Inspection and Reporting

By evaluating banks’ systems of self-assessment, auditing their accounts and reviewing their compliance with laws and regulations, the FSA monitors the financial soundness of banks, including the status and performance of their control systems for business activities. The FSA currently takes the “better regulation” approach in its financial regulation and supervision. This consists of four pillars: (1) optimal combination of rules-based and principles-based supervisory approaches, (2) timely recognition of priority issues and effective responses, (3) encouraging voluntary efforts by financial firms and placing greater emphasis on providing them with incentives, and (4) improving the transparency and predictability of regulatory actions, in pursuit of improvement of the quality of financial regulation and supervision.

The FSA, if necessary to secure the sound and appropriate operations of a bank’s business, may request the submission of reports or materials from, or conduct an on-site inspection of, the bank or the bank holding company. If a bank’s capital adequacy ratio falls below a specified level, the FSA may request the bank to submit an improvement plan and may restrict or suspend the bank’s operations, or, within the limits necessary, order the bank to deposit its property or other measures necessary for the purpose of supervising the bank’s operations, when it determines such action is necessary.

In addition, the Securities and Exchange Surveillance Commission of Japan inspects banks in connection with their securities business as well as financial instruments business operators, such as securities firms.

The Bank of Japan also conducts inspections of banks. The Bank of Japan Law provides that the Bank of Japan and financial institutions may agree as to the form of inspection to be conducted by the Bank of Japan. When a request has been made from the Commissioner of the FSA, the Bank of Japan may submit the documents describing the results of the inspection and other related materials to the Commissioner of the FSA or have officials of the FSA inspect the documents.

Laws Limiting Shareholdings by Banks

The provisions of the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade that generally prohibit a bank from holding more than 5% of another company’s voting rights do not apply to a bank holding company. However, the Banking Act prohibits a bank holding company and its subsidiaries from holding, on an aggregated basis, more than 15% of the voting rights of companies other than those which can legally become subsidiaries of bank holding companies.

In addition, under the Act on Limitation on Shareholding by Banks and Other Financial Institutions, a bank is prohibited from holding shares in other companies exceeding the aggregate of its Common Equity Tier 1 capital amount and Additional Tier 1 capital amount.

Examination and Reporting Applicable to Shareholders

Under the Banking Act, a person who intends to hold 20% (in certain exceptional cases, 15%) or more of the voting rights of a bank is required to obtain prior approval (ninka) of the Commissioner of the FSA. In addition, the FSA may request reports or submission of materials from, or inspect, any shareholder who holds 20% (in certain exceptional cases, 15%) or more of the voting rights of a bank, if necessary in order to secure the sound and appropriate operation of the business of such bank. Under limited circumstances, the FSA may order a shareholder to take such measures as the FSA deems necessary in order to comply with the requirements relating to shareholders set forth under the Banking Act.

Furthermore, under the Banking Act, any person who becomes a holder of more than 5% of the voting rights of a bank holding company or bank must report its ownership of voting rights to the director of the relevant local finance bureau within five business days (ginkou giketsuken hoyuu todokedesho). In addition, a similar report must be made in respect of any subsequent change of 1% or more in any previously reported holding or any change in material matters set forth in reports previously filed, with some exceptions.

The Financial Instruments and Exchange Act

The Financial Instruments and Exchange Act provides protection for investors and also regulates sales of a wide range of financial instruments and services, requiring financial institutions to improve their sales rules and strengthen compliance frameworks and procedures. Among the instruments that the Japanese banks deal in, derivatives, foreign currency-denominated deposits, and variable insurance and annuity products are subject to regulations covered by the sales-related rules of conduct under the law.

Article 33 of the Financial Instruments and Exchange Act generally prohibits banks from engaging in securities transactions. However, bank holding companies and banks may, through a domestic or overseas securities subsidiary, conduct all types of securities businesses, with appropriate approval from the FSA. Similarly, registered banks are permitted to provide securities intermediation services and engage in certain other similar types of securities related transactions, including retail sales of investment funds and government and municipal bonds.

Subsidiaries of bank holding companies engaging in the securities business are subject to the supervision of the FSA as financial instruments business operators. The Prime Minister has the authority to regulate the securities industry and securities companies, which authority is delegated to the Commissioner of the FSA under the Financial Instruments and Exchange Act. For example, if the Commissioner of the FSA finds it to be necessary and appropriate in the public interest or for the protection of investors, the Commissioner of the FSA, within the scope of this necessity, may order securities companies to change their business methods or to otherwise take measures that are necessary for improving their business operations or the state of their assets. In addition, the Securities and Exchange Surveillance Commission, an external agency of the FSA, is independent from the FSA’s other bureaus and is vested with the authority to conduct day-to-day monitoring of the securities markets and to investigate irregular activities that hinder fair trading of securities, including inspections of securities companies as well as banks in connection with their securities business. Furthermore, the Commissioner of the FSA delegates certain authority to the Director General of the Local Finance Bureau to inspect local securities companies and their branches. A violation of applicable laws and ordinances may result in various administrative sanctions, including revocation of registration, suspension of business or an order to discharge any director or executive officer who has failed to comply with applicable laws and ordinances. Securities companies are also subject to the rules and regulations of the Japanese stock exchanges and the Japan Securities Dealers Association, a self-regulatory organization of securities companies.

Act on Sales, etc. of Financial Instruments

The Act on Sales, etc. of Financial Instruments was enacted to protect customers from incurring unexpected losses as a result of purchasing financial instruments. Under this act, sellers of financial instruments have a duty to their potential customers to explain important matters such as the nature and magnitude of risks involved regarding the financial instruments that they intend to sell. If a seller fails to comply with the duty, there is a rebuttable presumption that the loss suffered by the customer due to the seller’s failure to explain is equal to the amount of decrease in the value of the purchased financial instruments.

Anti-money Laundering Laws

Under the Act on Prevention of Transfer of Criminal Proceeds, banks and other financial institutions are required to report to the responsible ministers — in the case of banks, the Commissioner of the FSA — any assets which they receive while conducting their businesses that are suspected of being illicit profits from criminal activities.

Acts Concerning Trust Business Conducted by Financial Institutions

Under the Trust Business Act, companies that are registered with the Prime Minister as agents for trust agreements are allowed to conduct trust agency business. The Trust Business Act addresses inspections of and reporting requirements for agents for trust agreements.

Deposit Insurance System and Government Measures for Troubled Financial Institutions

The Deposit Insurance Act is intended to protect depositors if a financial institution fails to meet its obligations. The Deposit Insurance Corporation was established in accordance with this act.

City banks, regional banks, trust banks, and various other credit institutions participate in the deposit insurance system on a compulsory basis.

Under the Deposit Insurance Act, the maximum amount of protection is ¥10 million per customer within one bank. All deposits are subject to the ¥10 million maximum, except for non-interest bearing deposits that are redeemable on demand and used by the depositor primarily for payment and settlement functions, or the settlement accounts. Deposits in settlement accounts are fully protected without a maximum amount limitation. Certain types of deposits are not covered by the deposit insurance system, such as foreign currency deposits and negotiable certificates of deposit.

Under the Deposit Insurance Act, a Financial Reorganization Administrator can be appointed by the Prime Minister if a bank is unable to fully perform its obligations with its assets or may suspend or has suspended repayment of deposits. The Financial Reorganization Administrator will take control of the assets of the troubled bank, dispose of the assets and search for another institution willing to take over its business. The troubled bank’s business may also be transferred to a “bridge bank” established by the Deposit Insurance Corporation for the purpose of the temporary maintenance and continuation of operations of the troubled bank, and the bridge bank will seek to transfer the troubled bank’s assets to another financial institution or dissolve the troubled bank. The Deposit Insurance Corporation protects deposits, as described above, either by providing financial aid for costs incurred by the financial institution succeeding the insolvent bank or by paying insurance money directly to depositors. The financial aid, provided by the Deposit Insurance Corporation, may take the form of a monetary grant, loan or deposit of funds, purchase of assets, guarantee or assumption of debts, subscription of preferred stock, or loss sharing. The Deposit Insurance Act also provides for exceptional measures to cope with systemic risk in the financial industry.

Further, the Act on Special Measures for Strengthening of Financial Function enables the Japanese government to take special measures to strengthen the capital of financial institutions. Under the act, banks and other financial institutions may apply to receive capital injections from the Deposit Insurance Corporation, subject to government approval, which will be granted subject to the fulfillment of certain requirements, including, among other things, the improvement of profitability and efficiency, facilitation of financing to small and medium-sized business enterprises in the local communities, and that the financial institution be not insolvent. In response to the Great East Japan Earthquake in March, 2011, the act was revised in July 2011, adding a special case for the financial institutions suffering damage from the disaster. The requirement to create the improvement plan of profitability and efficiency is eased for such financial institutions. Moreover, the application deadline has been extended from March 31, 2012 to March 31, 2017.

The Act on the Protection of Personal Information

With regard to protection of personal information, the Act on the Protection of Personal Information requires, among other things, Japanese banking institutions to limit the use of personal information to the stated purpose and to properly manage the personal information in their possession, and forbids them from providing personal information to third parties without consent. If a bank violates certain provisions of the act, the FSA may advise or order the bank to take proper action. In addition, the Banking Act and the Financial Instruments and Exchange Act provide certain provisions with respect to appropriate handling of customer information.

Act Concerning Protection of Depositors from Illegal Withdrawals Made by Counterfeit or Stolen Cards

The Act on Protection, etc. of Depositors and Postal Saving Holders from Unauthorized Automated Withdrawal, etc. Using Counterfeit Cards, etc. and Stolen Cards, etc. requires financial institutions to establish internal systems to prevent illegal withdrawals of deposits made using counterfeit or stolen bank cards. The act also requires a financial institution to compensate depositors for any amount illegally withdrawn using stolen bank cards except in certain cases, including those where the financial institution can verify that it acted in good faith without negligence and there was gross negligence on the part of the relevant depositor. In addition, the act provides that illegal withdrawals with counterfeit bank cards are invalid unless the financial institution acted in good faith without negligence and there was gross negligence on the part of the relevant account holder.

Interest Rate Restriction

Under the Interest Rate Restriction Act, all interest rates are subject to the limits (15-20% per annum) imposed by the Interest Rate Restriction Act.

INDUSTRY AND COMPETITION

The Japanese Banking Industry

The banking industry in Japan is very large, with ¥654.4 trillion in aggregate deposits at September 30, 2015 according to the Japanese Bankers Association.

Private banking institutions in Japan are normally classified into two categories (the following numbers are as of September 1, 2015 based on information published by the Financial Services Agency of Japan):

•	ordinary banks (125 ordinary banks and 53 foreign commercial banks operating banking businesses in Japan); and

•	trust banks (16 trust banks, including Japanese subsidiaries of foreign financial institutions and subsidiaries of Japanese financial institutions).

In general, the operations of ordinary banks correspond to commercial banking operations in the United States.

Ordinary banks are classified as city banks, regional banks, and other banks. City banks and regional banks are distinguished based on head office location as well as the size and scope of their operations.

There are five city banks — Mizuho Bank, Ltd., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Sumitomo Mitsui Banking Corporation, Resona Bank, Limited and Saitama Resona Bank, Limited — and three of these are a part of the so-called “megabank groups”— Mizuho Financial Group, Inc., Mitsubishi UFJ Financial Group, Inc. and Sumitomo Mitsui Financial Group, Inc. At September 30, 2015, city banks held an aggregate of ¥303.0 trillion in deposits according to the Japanese Bankers Association. City banks are based in large cities, operate domestically on a nation-wide scale through networks of branch offices and have strong links with large corporate customers in Japan. Megabank groups engage in broad range of businesses internationally, including securities brokerage, investment banking and asset management.

At September 30, 2015, there were 105 regional banks, including Bank of Yokoyama and Higashi-Nippon Bank, which held an aggregate of ¥305.7 trillion in deposits according to the Japanese Bankers Association. Regional banks are based in one of the prefectures of Japan and extend their operations into neighboring prefectures. They usually perceive themselves as serving the regional economy of the prefecture and the neighboring prefectures where they are based. Customers of regional banks, other than local retail customers, include mostly regional enterprises and local public utilities, although regional banks also lend to large corporations. With some exceptions, regional banks tend to be much smaller in terms of total assets than the city banks. In recent years, regional banks have allied with each other and formed holding companies to operate in several prefectures as Bank of Yokoyama and Higashi-Nippon Bank are seeking to do.

In addition to these types of banks, new retail-oriented banks have emerged in recent years, including Internet banks and banks specializing in placing their ATMs in convenience stores and supermarkets without maintaining a branch network.

Trust banks are engaged in trust services in relation to, among others, money trust, pension trust and real estate trust services, in addition to banking business.

In addition to ordinary banks and trust banks, other private financial institutions in Japan, including shinkin banks, or credit associations, and shinyo kyodo kumiai, or credit cooperatives, are engaged primarily in making loans to small businesses and individuals.

Foreign banks operating banking businesses in Japan are subject to a statutory framework similar to the regulations applicable to Japanese domestic banks. Their principal sources of funds come from their overseas head offices or other branches.

There are also a number of government financial institutions that are organized in order to supplement the activities of private banking institutions. In recent years, these financial institutions have been in the process of business and organizational restructuring. In October 2008, three of the government financial institutions were consolidated to form Japan Finance Corporation, which mainly provides financing for small and medium-sized enterprises and those engaged in agriculture, forestry and fishery, and also provides export financing for Japanese corporations. In October 2008, Development Bank of Japan, which mainly engages in corporate financing, and Shoko Chukin Bank, which mainly engages in financing for small and medium-sized enterprises, were transformed into joint stock corporations. Japan Housing Finance Agency supports housing loans of private institutions through the securitization of such loans. In April 2012, Japan Bank for International Cooperation, which provides policy-based finance with a mission to contribute to the sound development of Japan and the international economy and society, was spun off from Japan Finance Corporation and was established as a joint stock company wholly-owned by the Japanese government.

Another distinctive element of the Japanese banking system is the role of the postal savings system. Postal savings deposits are gathered through the network of governmental post offices scattered throughout Japan and their balance of deposits totaled approximately ¥178.1 trillion at June 30, 2015. In recent years, the governmental postal business has been in the process of organizational restructuring. In 2003, the governmental postal business was transferred to Japan Post, a government-owned entity established in the same year, and in 2007, Japan Post was transformed into a government-owned joint stock corporation holding four operating companies including Japan Post Bank, which currently operates as an ordinary bank. In April 2012, a law was enacted under which Japan Post was retransformed into a joint stock corporation holding three operating companies in October 2012. In December 2014, Japan Post Holdings published a plan for the listing of the three main companies of the Japan Post group, in accordance with which Japan Post Holdings were to implement a secondary offering of the shares of the banking and insurance subsidiaries and list their shares in or after the middle of the fiscal year ending March 31, 2016, concurrently with the secondary offering of the shares of Japan Post Holdings held by the Japanese government and the listing of Japan Post Holdings. Subsequently, on November 4, 2015, the shares of Japan Post Holdings and its banking and insurance subsidiaries were listed. Japan Post Holdings, in the beginning, plans to gradually dispose of the two subsidiaries’ shares down to approximately 50% ownership, although Japan Post Holdings has not indicated a concrete schedule for the complete disposal of the two subsidiaries’ shares.

Competition

Bank of Yokohama and Higashi-Nippon Bank face intense competition in the banking industry, increasingly due to the recent low-interest environment. Major competitors are the so-called Japanese “megabank groups”, including Mitsubishi UFJ Financial Group, Inc., the Mizuho Financial Group and the Sumitomo Mitsui Financial Group. They also compete with other major banks (such as Resona Bank, Limited), trust banks and internet banks in the Tokyo and Kanagawa Prefectures, while also facing some competition from other regional banks in the Tokyo Prefecture.

In the retail banking sector, competition has been intensifying, particularly for housing loans. This has been mostly due to advances in technology and improvements in access to information for consumers. Information regarding rates of interest charged by banks for housing loans is now readily available on the Internet, making it easier for consumers to choose the lowest rate available from all of the banks. Moreover, the recent low interest environment has further intensified competition as banks have sought to offset the decrease in profits resulting from the declining interest rate spread by increasing the volume of loans extended. New entrants to retail banking, such as internet banks, have fueled further competition in recent years.

Competition has also been increasing in the corporate banking sector as interest rates have come down. The intensity of competition in corporate banking has been less than in the retail banking sector, however, as information on interest rates charged by competitors to corporate customers is not as readily available as it is for housing loans. Moreover, in addition to the level of interest rates, corporate customers tend to value existing relationships with banks more than individual customers when considering from which bank to borrow money. Bank of Yokohama and Higashi-Nippon Bank believe this is particularly true for small- and medium-sized enterprises that are the primary customers of regional banks, including Bank of Yokohama and Higashi-Nippon Bank.

As profits from interest income have declined due to the recent low interest environment, banks generally have sought to increase their fee and commission income. Regional banks, which have historically relied on interest income for a large portion of their income, are no exception. As regional banks place greater emphasis on businesses and services that generate fee and commission income, they are increasingly competing with the megabank groups, which already have well-established securities brokerage and asset management businesses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BANK OF YOKOHAMA

You should read the following discussion and analysis of Bank of Yokohama’s financial condition and results of operations together with its audited consolidated financial statements included elsewhere in this prospectus. The discussion at and for the years ended March 31, 2015 and 2014 is based on Bank of Yokohama’s audited annual consolidated financial statements, which have been prepared in accordance with IFRS.

Overview

Bank of Yokohama is a regional bank, with its headquarters in Kanagawa, Japan.

Bank of Yokohama’s operations consist of three businesses — banking, securities and leasing. Its primary business is the banking business, through which it offers a broad range of banking products and services to retail customers as well as corporate customers through an extensive network of branches, particularly in Kanagawa Prefecture and southwestern Tokyo.

At March 31, 2015, Bank of Yokohama had consolidated total assets of ¥15.4 trillion and deposits of ¥12.2 trillion. For the year ended March 31, 2015, Bank of Yokohama had net profit of ¥79.2 billion.

Operating Environment

Economic Indicators

Bank of Yokohama’s results of operations and financial condition are significantly affected by economic conditions in Japan overall, Kanagawa and Tokyo Prefectures and, to a lesser extent, the global economy.

Key indicators of the foregoing economic conditions, particularly of Japan and Kanagawa Prefecture, that Bank of Yokohama tracks, and recent trends of such indicators, are set forth below:

•	Gross Domestic Product. According to the Cabinet Office, Japan’s real gross domestic product growth rate was 2.1% for the year ended March 31, 2014 and was -0.9% for the year ended March 31, 2015.

•

Business Conditions Diffusion Index. According to the Bank of Japan, or the BoJ, Japan’s quarterly business conditions diffusion index decreased from 12 in March 2014 to 7 in March 2015 but increased slightly to 8 in September 2015, and Kanagawa Prefecture’s quarterly business conditions diffusion index decreased from 14 in March 2014 to 12 in March 2015 and to 9 in September 2015. The diffusion index can be used as a rough indicator to assess business condition trends; when the diffusion index is increasing, the economy can be interpreted to be in an expansion or recovery phase, and when decreasing, in a contraction or worsening phase.

•

Fixed Investment. According to the BoJ, fixed investment including land purchasing expenses in Japan continued to grow for the year ended March 31, 2015, growing 4.3% for the year ended March 31, 2015 and marking seven consecutive half-year periods of positive growth. Fixed investment including land purchasing expenses in Kanagawa Prefecture also grew by 0.1% for the year ended March 31, 2015.

•

Housing Starts. According to the Ministry of Land, Infrastructure, Transport and Tourism of Japan, housing starts in Japan increased by 10.6% for the year ended March 31, 2014 and decreased by 10.8% for the year ended March 31, 2015. Housing starts in Kanagawa Prefecture increased by 10.6% for the year ended March 31, 2014 and decreased by 11.7% for the year ended March 31, 2015.

•

Industrial Production. According to Ministry of Economy, Trade and Industry, industrial production increased for the year ended March 31, 2014 and decreased for the year ended March 31, 2015 compared to the previous year.

•

Private Consumption. According to the Statistics Bureau of the Ministry of Internal Affairs and Communications, private consumption increased by 0.4% and 2.7% for the years ended March 31, 2014 and March 31, 2015, respectively.

In addition, Bank of Yokohama tracks the following market indicators:

•

The Nikkei Stock Average, which is a price-weighted average of 225 stocks listed on the Tokyo Stock Exchange First Section, rose from ¥14,827.83 at March 31, 2014 to ¥19,206.99 at March 31, 2015 but fell to ¥17,388.15 at September 30, 2015.

•

In Japanese financial and capital markets, interest rates remained at relatively low levels at March 31, 2015 and at September 30, 2015 due to the ongoing provision of ample funds by the BoJ. The long-term interest rates, represented by the yield on newly-issued ten-year Japanese government bonds, the short-term interest rates, represented by the Euroyen-three-month Tokyo Interbank Offered Rate, or TIBOR, and the uncollateralized overnight call rate used in the interbank markets was 0.400%, 0.170% and 0.015%, respectively, at March 31, 2015, and 0.350%, 0.169% and 0.010%, respectively, at September 30, 2015. Long term interest rates at one point fell below 0.2% in January 2015.

•

The yen depreciated against the U.S. dollar from ¥102.98 per dollar at March 31, 2014 to ¥120.21 per dollar at March 31, 2015 and was relatively unchanged at ¥120.03 per dollar at September 30, 2015, according to the statistical data published by the BoJ.

Abenomics

Prime Minister Shinzo Abe introduced the so-called Abenomics policy after assuming office in December 2012 and, in conjunction with Abenomics, the BoJ has been engaging in quantitative and qualitative monetary easing policy starting in April 2013.

The Abenomics policy consists of three fundamental strategies. As part of the first fundamental strategy, a series of anti-deflation and other monetary measures are being implemented in coordination with the BoJ. The BoJ put forth in January 2014 an inflation target of 2% in terms of a year-on-year rate of change in the consumer price index to be achieved in approximately two years, and began to implement measures under its quantitative and qualitative monetary easing policy in April 2014. The policy measures set forth by the BoJ include:

•	money market operations with an aim to double Japan’s monetary base in two years;

•	market purchases of Japanese government bonds of up to ¥6.0 to ¥8.0 trillion per month; and

•	market purchases of exchange-traded funds, Japanese real estate investment trust, commercial paper and corporate bonds.

As described above, the continued supply of cash by the BoJ in the market has had the effect of keeping interest rates low.

The second fundamental strategy set forth by the Abe administration includes increased government spending to stimulate the economy. Measures discussed in connection with this strategy include the acceleration of measures to promote reconstruction, disaster prevention and safety, and mitigation of the adverse impact of the government’s economic measures on low-income earners and child-rearing households.

The third fundamental strategy includes deregulation and other growth measures, as well as plans focused on, among other things, the health, energy, infrastructure and agriculture sectors, foreign investments and trade, and labor and employment. Part of this strategy is the designation of six National Strategic Special Zones by the Japanese Government; Kanagawa Prefecture forms a part of one area designated as a National Strategic Special Zone.

Recent Economic Conditions

Japanese economic conditions have been on a gradual recovery since the introduction of Abenomics, which continued into the year ended March 31, 2015. In the first half of the year, there were weaknesses in the Japanese economy as a result of a significant decrease in demand, particularly for durable goods, from April to June of 2014 following a surge in consumption before the increase in consumption tax from 5% to 8% on April 1, 2014, and weak consumption due to an unusually high number of days without sunlight during the summer. The economy improved in the second half, although personal consumption has not recovered to the level which it was at prior to the consumption tax increase. Accordingly, for the year ended March 31, 2015, the economy showed a steady improvement on the backdrop of the improving labor market and household income, supported by improvements in corporate manufacturing due to higher exports to the U.S. and Asia in the second half.

The economies of the regions in which Bank of Yokohama operate generally tracked the overall Japanese economy. In Kanagawa Prefecture, although there were weaknesses particularly around exports and corporate manufacturing, the economy steadily recovered in the second half of the year. The economy of Tokyo Prefecture also gradually improved, as exports increased over the prior year, capital investments increased and public spending continued at a high level. Manufacturing activities improved, as did income given the improving conditions in the labor market.

Despite improvements in the Japanese as well as Kanagawa and Tokyo Prefectures’ economies, there remain uncertainties over the medium- and long-term effectiveness of the government’s economic measures, and Abenomics in particular. The Abenomics measures have so far affected each economic segment differently, potentially creating varying business environments for Bank of Yokohama’s customers, borrowers and investees depending on their industry and particular circumstances. Specifically, Abenomics have so far benefitted mostly larger corporations. Nevertheless, Bank of Yokohama believes that going forward, as increases in salaries through “base-ups” (raising base pay rather than giving a one-time raise) take hold and decreases in energy prices have an impact, small- and medium-sized enterprises and individual customers may begin to reap the benefits of improvements in the Japanese economy.

Kanagawa Prefecture

Kanagawa Prefecture, where Bank of Yokohama is based, is a very large market, ranking fourth and third among the 47 prefectures in terms of the number of businesses (313,856) at February 2012 and the amount of retail sales (¥7.3 trillion) for calendar year 2011, respectively, in each case according to the Ministry of Internal Affairs and Communications, and its manufacturing output (¥17.2 trillion) ranked second among the 47 prefectures for calendar year 2013, according to the Ministry of Economy, Trade and Industry. Furthermore, Kanagawa Prefecture’s gross prefectural product (¥30.4 trillion) for the year ended March 31, 2012 ranked fourth among the 47 prefectures, according to data compiled by each of the prefectural governments.

In addition, Bank of Yokohama believes that Kanagawa Prefecture is a region with strong potential for further growth. For example, at October 2014, Kanagawa Prefecture’s population of approximately 9.0 million ranked second among the 47 prefectures of Japan and constituted approximately 7.2% of the total population of Japan, according to the Ministry of Internal Affairs and Communications. Despite a general downward trend in Japan’s national population, Kanagawa Prefecture is expected to maintain a population of more than 9.0 million through 2025, according to the National Institute of Population and Social Security Research, with population increasing in the major cities of Yokohama and Kawasaki for the next several years.

Tokyo Prefecture

Tokyo Prefecture is the largest market in Japan by several measures. It ranks first among the 47 prefectures in terms of the number of businesses (701,848) at February 2012 and the amount of retail sales (¥15.2 trillion) for calendar year 2011, in each case according to the Ministry of Internal Affairs and Communications. Furthermore, Tokyo Prefecture’s gross prefectural product (¥92.3 trillion) for the year ended March 31, 2012 ranked first among the 47 prefectures, according to data compiled by each of the prefectural governments, and its population of approximately 13.4 million ranked first among the 47 prefectures of Japan at October 2014, according to the Ministry of Internal Affairs and Communications.

Factors Affecting Bank of Yokohama’s Financial Results

Income (Loss)

Bank of Yokohama’s principal sources of operating income are: (i) net interest income, (ii) net fee and commission income, (iii) net trading income, and (iv) other operating income, including net investment income and other income.

Net Interest Income

Net interest income is Bank of Yokohama’s largest source of operating income.

Net interest income, or the difference between interest income and interest expenses, is a function of the amount of interest-earning assets and interest-bearing liabilities and the spread (the difference between the rate of the interest earned on average interest-earning assets and the rate of interest paid on average interest-bearing liabilities).

Bank of Yokohama’s interest income principally comes from interest on loans and advances to individual and corporate customers. To a lesser extent, Bank of Yokohama’s interest income also includes interest on investment debt securities, deposits with banks and call loans.

Bank of Yokohama’s interest expenses include interest paid on deposits and, to a lesser extent, interest paid on debt securities issued, borrowings, call money and cash collateral on securities lent and repurchase agreements.

Interest rates on loans and advances as well as deposits are affected to a great extent by interest rates in the market overall, in particular the general level of interest rates in Japan. The general level of interest rates in Japan is, in turn, mainly affected by changes in the policy interest rates set by the BoJ. Since April 2013, BoJ has been engaging in quantitative and qualitative monetary easing policy as a result of which short-term interest rates in the market, such as TIBOR, have declined to nearly zero. The prime rate has also declined to the point where there is little room for further decline because such rates are adjusted according to changes in short-term interest rates in the market.

The interest rates Bank of Yokohama charges on its loans are mostly based on short-term interest rates including the TIBOR, short-term and long-term prime rate, and other indicative rates. As a result, the low interest rate environment has led to a decrease in the interest rates Bank of Yokohama is able to charge on the loans it extends to its individual and corporate customers. This decrease in turn makes it difficult for Bank of Yokohama to earn a wide interest rate spread because the interest rates paid on deposits are already close to zero and cannot decrease at a corresponding rate. In large part due to the contraction in the interest spread, net interest income for Bank of Yokohama has recently been decreasing.

Bank of Yokohama expects BoJ’s quantitative and qualitative monetary easing policy to continue for the near future. Consequently, it expects the current low interest rate environment to continue, which in turn keeps pressure on the interest rate spread and net interest income. In response, Bank of Yokohama has been focusing on increasing the outstanding amount of loans and improving the mix of its loan portfolio by seeking to extend loans with higher interest rates, such as non-collateralized loans like credit card loans, to individual customers, and loans to small- and medium-sized enterprises rather than loans to large enterprises. In conjunction with this effort, Bank of Yokohama has been focusing on increasing loans to corporate customers in industries that it views as having growth potential, such as the environmental, health and long-term care sectors as well as loans denominated in foreign currencies, particularly to Asia.

Aided by these efforts, Bank of Yokohama’s outstanding loans have increased by ¥246,730 million, or 2.6%, from ¥9,610,304 million at March 31, 2014 to ¥9,857,034 million at March 31, 2015. Bank of

Yokohama expects the amount of outstanding loans to continue to increase in the near future as improvements in general economic conditions will begin to be felt by small- and medium-sized enterprises, which have less capital on hand than larger enterprises and therefore tend to rely on lending from banks, particularly regional banks, to obtain capital for entry into new businesses or making capital investments to increase production capacity.

Net Fee and Commission Income

After net interest income, the second largest source of income for Bank of Yokohama is net fee and commission income. Net fee and commission income is the difference between fee and commission income and fee and commission expenses.

Bank of Yokohama’s fee and commission income is derived from a variety of services and products, including fees derived from the securities-related business such as sales of investment trusts, fees earned on loans and deposits, money remittances and transfers, insurance commissions such as from sales of insurance products and fees from agency and other services such as offering of safe deposit boxes.

Bank of Yokohama’s fee and commission expenses include expenses related to loans and deposits in connection with ATM fees paid to other financial institutions for the use of their ATMs by Bank of Yokohama’s customers, and money remittances and transfers.

The principal factors affecting fee and commission income are demand for the services provided, the expenses incurred for providing those services and fees charged by competitors for similar services. The volume of services provided also affects profitability, as Bank of Yokohama’s fee businesses have significant economies of scale. The amount of fee and commission from the securities-related business, a key component of fee and commission income, is significantly affected by the performance of the Japanese domestic stock market, with strong market performance generally having a positive effect on Bank of Yokohama’s fee and commission income because it increases demand for purchases of securities by its customers.

Due to the recent decrease in net interest income as a result of declining interest rates, Bank of Yokohama has been placing an increasing emphasis on increasing its net fee and commission income. In part due to these efforts, securities-related business commissions and insurance commissions reached a record high of ¥27,245 million for the year ended March 31, 2015. While Bank of Yokohama will continue to focus its efforts on increasing its net fee and commission income, whether it will actually be able to do so will depend in part on the performances of the Japanese and the global stock market, a negative adverse effect on which would decrease demand for securities and insurance products by its customers.

Net Trading Income

Net trading income consists mainly of realized and unrealized gains and losses on securities classified as held for trading as well as gains and losses on derivatives instruments which Bank of Yokohama transacts for trading, asset liability management and hedging purposes. It also includes net interest and dividend income on these instruments.

Other Operating Income

Other operating income includes net investment income and other income.

Net investment income consists mainly of gains and losses from the disposal of investment securities including Japanese government bonds, corporate bonds and Japanese listed equity securities as well as dividends on available-for-sale equity securities. The principal factors affecting net investment income are Bank of Yokohama’s investment portfolio composition, general market conditions and the economic environment.

Other income includes income from hire purchase, gains on disposal of property and equipment, foreign exchange gains, rental income and other income that is not included in the above items.

Expenses

Impairment losses on investment securities and loans and advances

Impairment losses on investment securities and loans and advances are recognized when there is objective evidence that a financial asset or a group of assets is impaired. The deterioration of individual and corporate customer’s financial condition may increase impairment losses. In addition, when economic conditions or financial markets deteriorate, impairment losses generally increase.

General and Administrative Expenses

Bank of Yokohama’s general and administrative expenses consist primarily of personnel expenses, such as salaries, current cost on defined benefit plans and related expenses, operating and administrative expenses such as rent and lease expenses, premiums for deposit insurance, building and maintenance expenses, supplies expenses and tax and dues and depreciation and amortization expenses.

Other Operating Expenses

Other operating expenses include cost of hire purchase, losses on disposal of property and equipment and other expenses that are not included in the above items.

Critical Accounting Estimates and Judgments

Bank of Yokohama’s financial condition and results of operations are affected by the accounting policies, assumptions, estimates and judgments that management is required to make in the course of the preparation of the consolidated financial statements under IFRS. All estimates and assumptions are best estimates undertaken in accordance with the applicable IFRS, though actual results may differ from these estimations and assumptions.

Estimates and judgments are periodically reviewed and evaluated based on historical results and other factors, including expectations of future events that are believed to be reasonable. Such accounting estimates and judgments could change from period to period and have a material impact on Bank of Yokohama’s reported financial positions and results of operations. Revisions to estimates are recognized prospectively.

Bank of Yokohama has identified the following significant accounting policies that involve critical accounting estimates and judgments:

•	Assessment of control: Structured entities, securitization vehicles, investment trusts and regulatory capital funding vehicles

•	Impairment of loans and advances

•	Impairment of available-for-sale equity investments

•	Measurement of fair value of financial instruments with significant unobservable input

•	Recognition of deferred tax assets: availability of future taxable profit

•	Measurement of defined benefit obligations: key actuarial assumptions

Refer to Note 5 of the audited consolidated financial statements included elsewhere in this prospectus for a discussion on each of the above critical accounting estimate and judgments.

Recent Accounting Pronouncements

See Note 2.1.2 to the audited consolidated financial statements included elsewhere in this prospectus for a discussion of new accounting pronouncements applicable to Bank of Yokohama.

Results of Operations

The following table sets forth a summary of Bank of Yokohama’s results of operations for the years ended March 31, 2015 and 2014:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Interest income	154,686	161,152
Interest expenses	10,625	11,598

Net interest income	144,061	149,554

Fee and commission income	59,639	55,636
Fee and commission expenses	6,196	5,775

Net fee and commission income	53,443	49,861

Net trading income	28,757	14,940
Other operating income	9,679	30,533

Operating income	235,940	244,888

Impairment losses on investment securities	890	788
Impairment losses (reversals) on loans and advances	(6,033)	11,231
General and administrative expenses	110,441	106,759
Other operating expenses	11,205	14,672

Operating expenses	116,503	133,450

Share of profit in an associate	5	6

Profit before tax	119,442	111,444
Income tax expenses	40,250	44,957

Net profit	79,192	66,487

Net profit attributable to:
Shareholders of the parent	75,385	63,922
Non-controlling interests	3,807	2,565

Total operating income decreased by ¥8,948 million, or 3.7%, from ¥244,888 million for the year ended March 31, 2014 to ¥235,940 million for the year ended March 31, 2015, primarily due to decreases in other operating income of ¥20,854 million and net interest income of ¥5,493 million, which were partially offset by increases in net trading income of ¥13,817 million and net fee and commission income of ¥3,582 million.

Net profit increased by ¥12,705 million, or 19.1%, from ¥66,487 million for the year ended March 31, 2014 to ¥79,192 million for the year ended March 31, 2015, mainly as a result of an improvement in impairment charges on loans and advances of ¥17,264 million and other operating expenses of ¥3,467 million, which were partially offset by an increase in general and administrative expenses of ¥3,682 million.

Net Interest Income

The table below sets forth the details of Bank of Yokohama’s interest income and expenses for the periods shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Interest income
Deposits with banks	2,132	1,422
Call loans	1,235	986
Investment securities	12,567	13,283
Held-to-maturity	246	313
Available-for-sale	5,036	4,765
Loans and receivables	7,285	8,205
Loans and advances, other than finance lease receivables	135,645	142,230
Finance lease receivables	1,505	1,432
Other	1,602	1,799

Total interest income	154,686	161,152

Interest expenses
Deposits	4,470	4,924
Call money	578	489
Cash collateral on securities lent	413	135
Debt securities issued	144	1,086
Borrowings	3,173	3,971
Other	1,847	993

Total interest expenses	10,625	11,598

Net interest income	144,061	149,554

Net interest income decreased by ¥5,493 million, or 3.7%, from ¥149,554 million for the year ended March 31, 2014 to ¥144,061 million for the year ended March 31, 2015. The decrease in net interest income was due to a decrease in interest income, which was partially offset by a decrease in interest expenses. Lower market interest rates for the year ended March 31, 2015 as compared to the year ended March 31, 2014 resulted in a decrease in both interest income and interest expenses.

Interest Income

Total interest income decreased by ¥6,466 million, or 4.0%, from ¥161,152 million for the year ended March 31, 2014 to ¥154,686 million for the year ended March 31, 2015. This decrease principally reflected decreases in interest income on loans and advances and interest income on investment securities.

Interest income on loans and advances other than finance lease receivables decreased by ¥6,585 million, or 4.6%, from ¥142,230 million for the year ended March 31, 2014 to ¥135,645 million for the year ended March 31, 2015. This decrease was primarily due to a decline in the interest yield reflecting increasing competition in the commercial banking industry and a decrease in short-term interest rates in Japanese financial and capital markets, which was partially offset by the increase in average balance of loans and advances during the period.

Similarly, interest income on investment securities decreased by ¥716 million, or 5.4%, from ¥13,283 million for the year ended March 31, 2014 to ¥12,567 million for the year ended March 31, 2015, mainly due to a decline in the average interest rates along with a lower balance of investment securities classified as loans and receivables during the period.

Interest Expenses

Total interest expenses decreased by ¥973 million, or 8.4%, from ¥11,598 million for the year ended March 31, 2014 to ¥10,625 million for the year ended March 31, 2015, primarily due to a decrease in interest on deposits, debt securities issued and borrowings.

Interest expenses on deposits decreased by ¥454 million, or 9.2%, from ¥4,924 million for the year ended March 31, 2014 to ¥4,470 million for the year ended March 31, 2015, mainly attributable to a decline in average interest rates during the period, which was partially offset by an increase in the average balance of deposits.

Interest expenses on debt securities issued decreased by ¥942 million, or 86.7%, from ¥1,086 million for the year ended March 31, 2014 to ¥144 million for the year ended March 31, 2015, due to redemption of debt securities.

Interest expenses on borrowings decreased by ¥798 million, or 20.1%, from ¥3,971 million for the year ended March 31, 2014 to ¥3,173 million for the year ended March 31, 2015, due to a lower interest rate, which was partially offset by an increase in the average balance of borrowings.

Net Fee and Commission Income

The following table sets forth the details of Bank of Yokohama’s fee and commission income and expenses for the periods shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Fee and commission income
Loans and deposits	17,006	16,884
Remittances and transfers	10,225	10,158
Securities-related business	19,537	18,781
Insurance commissions	7,708	4,714
Safe deposits	1,657	1,692
Other	3,506	3,407

Total fee and commission income	59,639	55,636

Fee and commission expenses
Loans and deposits	2,913	2,890
Remittances and transfers	1,917	1,897
Other	1,366	988

Total fee and commission expenses	6,196	5,775

Net fee and commission income	53,443	49,861

Net fee and commission income increased by ¥3,582 million, or 7.2%, from ¥49,861 million for the year ended March 31, 2014 to ¥53,443 million for the year ended March 31, 2015. This net increase was due to an increase in fee and commission income, which was partially offset by an increase in fee and commission expenses.

Fee and Commission Income

Fee and commission income increased by ¥4,003 million, or 7.2%, from ¥55,636 million for the year ended March 31, 2014 to ¥59,639 million for the year ended March 31, 2015. The primary reason for the increase was increases in fees from securities-related business and insurance commissions.

The increase in fees from securities-related business was mainly driven by increases in investment trust sales commissions and accompanying trust fees, reflecting the positive trend in the Japanese stock market.

Insurance commissions also increased as a result of an increase in the sales volume of insurance products due to more active sales promotion efforts and increased demand for such products. The increased demand for insurance products was mainly attributable to the change in the Japanese inheritance tax, which increased the tax rates and lowered the exemption deductions effective from January 1, 2015, since life insurance death benefits that are paid out to a beneficiary in lump sum are generally excluded from income to the recipient of the life insurance payout.

Fee and Commission Expenses

Fee and commission expenses increased by ¥421 million, or 7.3%, from ¥5,775 million for the year ended March 31, 2014 to ¥6,196 million for the year ended March 31, 2015, primarily resulting from an increase in other fee and commission expenses corresponding to the increase in fee and commission income described above.

Net Trading Income

The following table sets forth the details of Bank of Yokohama’s net trading income for the periods shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Equity securities	610	260
Debt securities	1,779	1,329
Derivatives
Interest rate contracts	4,909	4,594
Foreign currency contracts	50	63
Bond contracts	21,409	8,694

Total	28,757	14,940

Net trading income increased by ¥13,817 million, or 92.5%, from ¥14,940 million for the year ended March 31, 2014 to ¥28,757 million for the year ended March 31, 2015, primarily due to an increase in net trading income in derivatives of bond contracts.

The increase in net trading income in bond derivatives was mainly driven by an increase in derivative transactions on bond call options sold during the year under the buy-write strategy which Bank of Yokohama adopted. In a buy-write transaction, Bank of Yokohama simultaneously underwrites a bond call option and buys a debt security, which is mainly Japanese government bonds, as the underlying asset in order to generate income from the option premiums while minimizing the interest rate risk arising from the underlying debt security.

In addition to the additional income earned from the option premiums, during the year ended March 31, 2015, the lower interest rate environment, which caused a price increase in debt securities in general, resulted in an increase in gains in trading income attributable to a price increase on debt securities along with an increase in losses in debt securities attributable to a larger price differences between the lower exercise prices and the increased market prices of the underlying bond.

Other Operating Income

The following table sets forth the details of Bank of Yokohama’s other operating income for the periods shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Net investment income
Debt securities
Losses on sale of available-for-sale securities	(21,946)	(6,609)
Gains on sale of securities categorized as loans and receivables	542	75
Available-for-sale equity securities
Gains on sale	7,856	11,182
Dividends	5,341	4,477

Total net investment income (losses)	(8,207)	9,125

Other income
Rental income	1,262	1,238
Income from hire purchase	8,788	11,403
Income from collection of receivables	1,083	1,060
Gain on foreign exchange transactions	1,466	1,399
Gain on securities contributed to employees’ retirement benefit trust	—	3,224
Gain on disposal of property and equipment	3,126	571
Other income	2,161	2,513

Total other income	17,886	21,408

Total other operating income	9,679	30,533

Other operating income decreased by ¥20,854 million, or 68.3%, from ¥30,533 million for the year ended March 31, 2014 to ¥9,679 million for the year ended March 31, 2015. The decrease was due to decreases in net investment income and other income.

Net Investment Income

Net investment income decreased by ¥17,332 million, or 189.9%, from a net gain of ¥9,125 million for the year ended March 31, 2014 to a net loss of ¥8,207 million for the year ended March 31, 2015. This was mainly because of an increase in losses on disposal of available-for-sale debt securities of ¥15,337 million and a decrease in gains on disposal of available-for-sale equity securities of ¥3,326 million, which were partially offset by an increase in dividends of ¥864 million.

Bank of Yokohama recorded net losses on disposal of debt securities and net gains on disposal of equity securities of ¥21,946 million and ¥7,856 million, respectively, for the year ended March 31, 2015, as compared to net losses on disposal of debt securities and net gains on disposal of equity securities of ¥6,609 million and ¥11,182 million, respectively, for the year ended March 31, 2014.

The increased losses on disposal of debt securities arose primarily from increased sales of debt securities, mainly Japanese government bonds, in connection with the buy-write transactions undertaken during the year ended March 31, 2015. Such losses were mainly offset by the corresponding trading gains arising from bond derivatives sold.

The decrease in gains on disposal of available-for-sale equity securities was mainly because of a decrease in the sales of equity securities compared to the prior year, during which Bank of Yokohama actively engaged in the unwinding of cross-shareholding.

Dividend income increased primarily as a result of an upswing in stock issuers’ earnings that led to increased dividend payouts and an increase in equity securities held.

Other Income

Other income decreased by ¥3,522 million, or 16.5%, from ¥21,408 million for the year ended March 31, 2014 to ¥17,886 million for the year ended March 31, 2015. The decrease in other income was due to decreases in income from hire purchase and other, which were partially offset by an increase in gain on disposal of property and equipment.

The decrease in income from hire purchase was mainly due to the combination of a decrease in transaction volume and a decrease in the amount of hire purchase per transaction attributable to a decrease in large-scale transactions during the year ended March 31, 2015 that were transacted relatively frequently during the previous year.

The increase in gain on disposal of property and equipment mainly resulted from the disposal of land and buildings of Bank of Yokohama’s Tokyo branch due to its relocation following the redevelopment project in progress in the Nihonbashi area.

Impairment Losses on Investment Securities

The following table sets forth the details of Bank of Yokohama’s impairment charges relating to investment securities for the periods shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Equity securities
Available-for-sale	131	1,024
Debt securities
Available-for-sale	—	65
Loans and receivables	759	(301)

Total	890	788

Impairment losses on investment securities increased by ¥102 million, or 12.9%, from ¥788 million for the year ended March 31, 2014 to ¥890 million for the year ended March 31, 2015. The increase was due to an increase in impairment losses on debt securities classified as loans and receivables, which was partially offset by a decrease in impairment losses on available-for-sale equity securities.

The increase in impairment losses on debt securities classified as loans and receivables was mainly due to the bankruptcy of an issuer of a corporate bond. The decrease in impairment losses on available-for-sale equity securities was mainly due to an improvement in the domestic equity market and the financial condition of issuers of stock.

Impairment Losses (Reversals) on Loans and Advances

The following table sets forth the details of Bank of Yokohama’s impairment charges relating to loans and advances for the periods shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Loans and advances
Provision for (reversal of) allowance for impairment	(6,033)	11,231

Total	(6,033)	11,231

Impairment of loans and advances was a reversal of ¥6,033 million for the year ended March 31, 2015 compared with a provision of ¥11,231 million for the year ended March 31, 2014. The improvement was primarily due to an improvement in the borrowers’ financial conditions driven by the recovery of the economic and business environments in Japan.

For detailed information on provision for (reversal of) allowance for impairment and impaired loans and advances, see “— Financial Condition — Impairment allowance on loans and advances.”

General and Administrative Expenses

The following table sets forth the details of Bank of Yokohama’s general and administrative expenses for the periods shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Personnel expenses	52,393	50,941
Depreciation and amortization	8,995	9,113
Rent and lease expenses	6,756	6,722
Building and maintenance expenses	3,538	3,160
Supplies expenses	2,650	2,497
Communication expenses	1,220	1,232
Publicity and advertising expenses	1,053	865
Taxes and dues	5,999	5,202
Premium for deposit insurance	7,776	7,455
Transportation	1,174	1,160
Outsourcing expenses	11,587	11,246
Other	7,300	7,166

Total	110,441	106,759

General and administrative expenses increased by ¥3,682 million, or 3.4%, from ¥106,759 million for the year ended March 31, 2014 to ¥110,441 million for the year ended March 31, 2015. The increase was due primarily to an increase in personnel expenses driven by increases in wages and salaries, social security contributions and pension costs as Bank of Yokohama continuously hired new employees to enhance its business activities during the year ended March 31, 2015. Other items such as building and maintenance expenses, supplies expenses, publicity and advertising expenses, taxes and dues, premium for deposit insurance and outsourcing expenses also increased slightly due to the expansion of business during the year ended March 31, 2015.

Other Operating Expenses

The following table sets forth the details of Bank of Yokohama’s other operating expenses for the periods shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Loss on disposal of property and equipment	658	465
Costs of operating lease	519	544
Costs of hire purchase	8,462	11,061
Provision of reserve for contingency loss	381	479
Other expenses	1,185	2,123

Total other operating expenses	11,205	14,672

Other operating expenses decreased by ¥3,467 million, or 23.6%, from ¥14,672 million for the year ended March 31, 2014 to ¥11,205 million for the year ended March 31, 2015. This was due primarily to the decrease in cost of hire purchase, owing to a decrease in transaction volume, which also drove decreases in income from hire purchase, as described under Other Operating Income.

Net Profit

Profit before tax increased by ¥7,998 million, or 7.2%, from ¥111,444 million for the year ended March 31, 2014 to ¥119,442 million for the year ended March 31, 2015.

Income tax expenses decreased by ¥4,707 million, or 10.5%, from ¥44,957 million for the year ended March 31, 2014 to ¥40,250 million for the year ended March 31, 2015. The decrease was due primarily to a decrease in current tax expense and deferred tax expense.

Current tax expense decreased by ¥4,060 million, or 11.2%, from ¥36,189 million for the year ended March 31, 2014 to ¥32,129 million for the year ended March 31, 2015, mainly due to a combination of a decrease in taxable income and a decrease in tax rates attributable to changes in tax laws effective from the year ended March 31, 2015.

The decrease in deferred tax expense was ¥647 million, or 7.4%, from ¥8,768 million for the year ended March 31, 2014 to ¥8,121 million for the year ended March 31, 2015, mainly because of the reversal of provision for loan losses, resulting in a reversal of deductible temporary differences for the year ended March 31, 2015.

As a result, Bank of Yokohama recorded net profit of ¥79,192 million for the year ended March 31, 2015 as compared to a net profit of ¥66,487 million for the year ended March 31, 2014. Profit attributable to equity holders of Bank of Yokohama excluding non-controlling interests was ¥75,385 million for the year ended March 31, 2015, an increase of ¥11,463 million, or 17.9%, from ¥63,922 million for the year ended March 31, 2014.

Segment Information

Operating Segment Information

Bank of Yokohama’s chief operating decision maker (“CODM”) is its Board of Directors. Bank of Yokohama’s operating segment information is prepared based on the internal reporting system utilized by the CODM in making strategic decisions, including performance assessments of its operating segments and resource allocation. Internal reporting classifies operating segments in accordance with the products and services offered.

Bank of Yokohama’s activities are organized into three primary operating segments: banking, securities and leasing. These segments offer different products and services, and are managed separately based on Bank of Yokohama’s management structure and internal reporting to CODM for strategic decision-making. The use of (1) gross profit, (2) net business profit and (3) net business profit before provision for general allowance for credit losses as performance indicators is a common practice among banks in Japan. When making strategic decisions, the CODM primarily considers gross profit and net business profit before provision for general allowance for credit losses for each operating segment. Management believes that such information is most relevant in evaluating the results of the respective segments in relation to other entities that operate within the same industry. The CODM reviews internal management reports from each segment at least once a month.

Bank of Yokohama’s three operating segments and their respective operations are as follows:

Operating segment	Operations
Banking	Provides retail and corporate banking services, primarily to individuals and corporations in Kanagawa Prefecture, Japan.
Securities	Provides brokerage services relating to stocks, bonds and investment trusts, mainly in secondary markets, but also as a distributor in the primary market. It offers a wide range of financial instruments to customers who do not directly handle such financial products.
Leasing	Provides leasing services and credit to customers through hire purchase of equipment.

Operating segment information is prepared under the management approach and derived from Bank of Yokohama’s internal reporting system. Operating segment information reported to CODM and disclosed herein are prepared under Japanese GAAP, as adjusted by internal accounting policies and practices.

Differences between the management review information and the consolidated financial statements prepared under IFRS are discussed in “Reconciliations of Information on Reportable Segment to IFRS Measures” below.

As the securities and leasing segments are immaterial, these segments are included in “other” in the reportable segment information. Additionally, information on assets and liabilities of each such segment is not used by the CODM in deciding how to allocate resources and assess performance. Therefore, assets and liabilities are not disclosed in the reportable segment information. Inter-segment pricing is determined on an arm’s length basis.

The segment information provided to CODM for the reportable segments for the year ended March 31, 2015 and 2014 was as follows:

	For the year ended March 31, 2015
	Banking	Other	Elimination and unallocated amounts	Total
	(Millions of yen)
Revenue:
Gross profit for reportable segment(1)	218,159	13,314	(7,911)	223,562
Net business profit before provision for general allowance for credit losses for reportable segment(2)	112,223	4,824	(2,596)	114,451

Other material items:
Net interest(3)	153,207	(129)	(1)	153,077
Depreciation and amortization	7,844	446	78	8,368

	For the year ended March 31, 2014
	Banking	Other	Elimination and unallocated amounts	Total
	(Millions of yen)
Revenue:
Gross profit for reportable segment(1)	217,643	13,173	(6,790)	224,026
Net business profit before provision for general allowance for credit losses for reportable segment(2)	113,589	4,753	(363)	117,979

Other material items:
Net interest(3)	155,371	(106)	(1)	155,264
Depreciation and amortization	7,895	403	288	8,586

(1)

Gross profit consists of net interest income, net fee and commission, net trading income, and net income from non-trading debt securities. Income and expenses not related to banking activities such as sale of equity securities is excluded from the segment gross profit.

(2)

Net business profit before provision for general allowance for credit losses is derived from gross profit less operating expenses. Operating expenses comprise general and administrative expenses and do not include credit costs.

(3)

The difference from “Net interest income” on the consolidated income statements is primarily due to the differences between Japanese GAAP and IFRS, which are fully described in Note 3 to the audited consolidated financial statements, included elsewhere in this prospectus.

As the majority of Bank of Yokohama’s revenue comes from the banking segment, business results of the banking segment have a significant effect on Bank of Yokohama’s overall gross profit and net business profit before provision for general allowance for credit losses.

Gross profit from the banking segment increased by ¥516 million, or 0.2%, from ¥217,643 million for the year ended March 31, 2014 to ¥218,159 million for the year ended March 31, 2015. This was mainly derived from an increase in net fee and commission income partly offset by a decrease in net interest income.

The increase in net fee and commission income was due primarily to increases in fees from securities-related business and insurance commissions. The increase in fees on securities-related business was mainly due to the increase in investment trust sales commissions and accompanying trust fees as Bank of Yokohama further enhanced its sales activities for investment trust funds and individual annuities through its branch network for the year ended March 31, 2015.

The decrease in net interest income primarily resulted from a lower loan-to-deposit ratio in an environment of lower interest rates, despite Bank of Yokohama achieving an increase in loan volume by reinforcing its promotion activities, particularly with respect to the real estate industry as well as to individual customers.

Net business profit before provision for general allowance for credit losses decreased by ¥1,366 million, or 1.2%, from ¥113,589 million for the year ended March 31, 2014 to ¥112,223 million for the year ended March 31, 2015. This was due to an increase in general and administrative expenses, mainly as a result of increases in wages and salaries, social security contributions and pension costs in personnel expenses reflecting Bank of Yokohama’s business expansion.

Reconciliations of Information on Reportable Segment to IFRS measures

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Total net business profit before provision for general allowance for credit losses	114,451	117,979
Differences:
Consolidation/equity method accounting	999	10
Loans and advances	3,792	(12,462)
Investment securities-equity securities	1,269	4,177
Embedded derivatives	(562)	444
Derecognition of financial liabilities	(1,854)	(1,595)
Property and equipment	1,841	(566)
Employee’s benefit	(1,018)	2,480
Other	524	977

Profit before tax under IFRS	119,442	111,444

Information about Products and Services

Bank of Yokohama’s revenue from external customers consists of net interest income, net fee and commission, net trading income and other operating income. Revenue from external customers for each service line for the years ended March 31, 2015 and 2014 was as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Banking	212,033	218,523
Leasing	12,450	14,961
Securities	8,453	8,239
Other	3,004	3,165

Total	235,940	244,888

As the majority of Bank of Yokohama’s revenue from external customers comes from banking, the results of banking have a significant effect on Bank of Yokohama’s overall revenue and profit. Revenue from banking decreased by ¥6,490 million from ¥218,523 million for the year ended March 31, 2014 to ¥212,033 million for the year ended March 31, 2015, primarily due to lower yields owing to a decline of market interest rates, despite an increase in the balance of loans and advances.

Information about Geographic Areas and Major Customers

Bank of Yokohama’s business is concentrated in the Japanese domestic market and its revenue from overseas is insignificant. Non-current assets held abroad are also immaterial. There are no major customers on whom income of Bank of Yokohama significantly relies.

Financial Condition

Assets

Bank of Yokohama’s assets at March 31, 2015 and 2014 were as follows:

	At March 31,
	2015	2014
	(Millions of yen)
Assets
Cash and deposits with banks	2,326,802	1,427,693
Call loans	276,915	283,615
Financial assets held for trading other than derivatives	14,599	9,321
Derivative financial assets	48,579	42,640
Investment securities (of which ¥250 billion and ¥92 billion were pledged to creditors and can be sold or repledged at March 31, 2015 and 2014, respectively)	2,522,296	2,104,402
Loans and advances	9,857,034	9,610,304
Investment in an associate	1,055	1,049
Property and equipment	169,361	167,595
Intangible assets	12,553	11,741
Deferred tax assets	11,095	11,841
Retirement benefit assets	8,737	—
Other assets	115,197	55,045

Total assets	15,364,223	13,725,246

At March 31, 2015, Bank of Yokohama had total assets of ¥15,364,223 million, an increase of ¥1,638,977 million, or 11.9%, as compared to ¥13,725,246 million at March 31, 2014.

The increase was mainly due to an increase in cash and deposits with banks which was associated with an increase in deposits with the BoJ of ¥931,094 million and partially resulting from an increase in funding through various funding sources, such as borrowings, for the year ended March 31, 2015. In the recent low-interest climate, Bank of Yokohama aims to develop its loan-lending activity further by allocating its surplus funds to potential borrowers in growth industries.

Loans and Advances

The following table shows Bank of Yokohama’s loans and advances to wholesale customers and to retail customers at the dates shown:

	At March 31,
	2015	2014
	(Millions of yen)
Loans and advances at amortized cost
Wholesale	6,026,026	5,832,979
Less: allowance for impairment	(63,952)	(71,688)

Sub-total	5,962,074	5,761,291

Retail	3,857,533	3,814,629
Less: allowance for impairment	(27,563)	(31,964)

Sub-total	3,829,970	3,782,665

Loans and advances at amortized cost, total	9,883,559	9,647,608
Less: allowance for impairment	(91,515)	(103,652)

Sub-total	9,792,044	9,543,956

Finance lease receivables: net investment in the lease	65,466	67,203
Less: allowance for impairment	(476)	(855)

Sub-total	64,990	66,348

Total	9,857,034	9,610,304

The lending business is one of Bank of Yokohama’s main operating activities. Bank of Yokohama provides loans and extends other types of credit facilities mainly to wholesale and retail customers in Japan, as well as wholesale customers in foreign countries.

At March 31, 2015, Bank of Yokohama’s loans and advances were ¥9,857,034 million, or 64.2% of total assets, representing an increase of ¥246,730 million, or 2.6%, from that of March 31, 2014. This increase is primarily driven by the increase in loans and advances to wholesale customers, specifically to small and medium-sized enterprises in Japan, which usually have less capital on hand than larger enterprises and therefore tend to rely more on bank borrowings.

Loans and advances to wholesale customers increased by ¥193,047 million, or 3.3%, from ¥5,832,979 million at March 31, 2014 to ¥6,026,026 million at March 31, 2015, as compared to an increase in those to retail customers of ¥42,904 million, or 1.1%, from ¥3,814,629 million at March 31, 2014 to ¥3,857,533 million at March 31, 2015. The increase in loans and advances to wholesale customers was supported by the improvement in market sentiments which fuelled greater funding needs from these customers to support their growing business activities and expansion plans, as Bank of Yokohama actively responded to this increased demand for financing. On the other hand, the increase in loans and advances to retail customers was not as large because of a relatively weak demand for housing loans primarily due to a weak general demand following the rush demand ahead of the consumption tax increase in April 2014.

The following table presents Bank of Yokohama’s outstanding loans and advances classified by domicile and industry of the borrowers, before deducting allowance for impairment, and adjusted for unearned income and deferred loans and advances fees-net, at the dates shown. The categorization of loans and advances by industry is based on the loan classification designated by the BoJ for regulatory reporting purposes.

	At March 31,
	2015	2014
	(Millions of yen)
Domestic:
Manufacturing	894,798	944,553
Wholesale and retail trade	812,213	769,342
Real estate	2,633,348	2,499,408
Services	747,268	730,700
Other industries	1,264,931	1,202,108
Individuals	3,585,213	3,560,162

Total domestic	9,937,771	9,706,273
Foreign:
Others	16,835	13,870

Total domestic and foreign	9,954,606	9,720,143

Unearned income and deferred loans and advances fees — net	(5,581)	(5,332)
Total loans and advances before allowance for impairment	9,949,025	9,714,811

Bank of Yokohama extends loans to a broad range of industrial, commercial and individual customers in Japan. On an industry by industry basis, the increase in loans and advances was mainly led by an increase in loans and advances to the real estate industry of ¥133,940 million, or 5.4%, from ¥2,499,408 million at March 31, 2014 to ¥2,633,348 million at March 31, 2015. This increase was mainly driven by an increased demand for those properties in the Greater Tokyo region, including Kanagawa prefecture where Bank of Yokohama mainly operates its banking business, primarily attributable to the lower-interest rate environment during the period as well as the recent positive outlook in the real estate industry as property and construction demand grew following the selection of Tokyo to host the 2020 Olympic Games, which was announced in September 2013.

Impairment Allowance on Loans and Advances

A portion of Bank of Yokohama’s loans and advances consists of impaired loans and advances. Bank of Yokohama’s consolidated statement of financial position reflects impairment allowance on loans and advances.

The following table sets forth the reconciliation of impairment allowance on loans and advances for the periods shown:

	Loans and advances at amortized cost
	Individually assessed	Collectively assessed		Finance lease receivables	Total
		Wholesale	Retail
	(Millions of yen)
At April 1, 2013	31,230	35,330	34,669	721	101,950

Provision for (Reversal of) allowance for impairment	7,010	4,248	(564)	537	11,231
Write-off	(1,485)	(6,018)	(3,420)	(403)	(11,326)
Recoveries	243	1,130	1,279	—	2,652

At March 31, 2014	36,998	34,690	31,964	855	104,507

Reversal of allowance for impairment	(3,500)	(1,265)	(893)	(375)	(6,033)
Write-off	(2,398)	(2,034)	(4,807)	(4)	(9,243)
Recoveries	211	1,250	1,299	—	2,760

At March 31, 2015	31,311	32,641	27,563	476	91,991

At March 31, 2015, Bank of Yokohama had an impairment allowance of ¥91,991 million, a decrease of ¥12,516 million, or 12.0%, as compared to ¥104,507 million at March 31, 2014, despite the fact that Bank of Yokohama’s loans and advances increased by ¥246,730 million, or 2.6%, from ¥9,610,304 million at March 31, 2014 to ¥9,857,034 million at March 31, 2015. Impairment allowance decreased as the credit quality classes applied to borrowers broadly improved across the loan portfolio as described in detail below.

Bank of Yokohama closely monitors the loans and advances that are deemed to be impaired. Loans to borrowers that are classified as “Bankrupt,” “De facto bankrupt,” “In danger of bankruptcy” and “Needs special attention” are regarded as impaired as the financial conditions of these borrowers have deteriorated significantly such that their repayment capabilities are affected. In addition, borrowers that are classified as “Needs attention” and have their contractual lending terms relaxed may be assessed as impaired when Bank of Yokohama considers that there is objective evidence of impairment. Loans and advances that are past due by less than 90 days are generally not considered impaired, unless other information about the borrowers indicates otherwise.

(a)	Loans and advances: Neither past due nor impaired

The following table sets forth loans and advances that were neither past due nor impaired at the dates shown:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
At March 31, 2015
Normal	5,130,618	3,667,494	8,798,112
Needs attention	759,347	93,637	852,984

Sub-total	5,889,965	3,761,131	9,651,096
Allowance for impairment	(7,587)	(4,354)	(11,941)

Carrying amount	5,882,378	3,756,777	9,639,155

At March 31, 2014
Normal	4,903,035	3,605,594	8,508,629
Needs attention	769,058	104,128	873,186

Sub-total	5,672,093	3,709,722	9,381,815
Allowance for impairment	(10,049)	(4,844)	(14,893)

Carrying amount	5,662,044	3,704,878	9,366,922

Loans and advances before deducting allowance for impairment that were classified as “Neither past due nor impaired” increased by ¥269,281 million from ¥9,381,815 million at March 31, 2014 to ¥9,651,096 million at March 31, 2015, mainly due to an increase in the “Normal” class of ¥289,483 million, specifically for those to wholesale customers, whereas those in the “Needs attention” class decreased by ¥20,202 million, resulting in an overall decrease in allowance for impairment of ¥2,952 million compared to the previous year.

(b)	Loans and advances: Past due but not impaired

Loans and advances that are past due by less than 90 days are not considered impaired, in general, unless other information about the borrowers indicate otherwise. The following table sets forth loans and advances that were past due but not impaired, at the dates shown:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
At March 31, 2015
Past due up to a month	4,291	6,768	11,059
Past due over a month but less than three months	1,008	6,639	7,647
Over three months	56	—	56

Sub-Total (of which)	5,355	13,407	18,762
Normal	783	5,474	6,257
Needs attention	4,572	7,933	12,505

Allowance for impairment	(61)	(716)	(777)

Carrying amount	5,294	12,691	17,985

At March 31, 2014
Past due up to a month	1,386	4,665	6,051
Past due over a month but less than three months	4,618	9,301	13,919
Over three months	24	—	24

Sub-Total (of which)	6,028	13,966	19,994
Normal	1,114	3,917	5,031
Needs attention	4,914	10,049	14,963

Allowance for impairment	(121)	(1,092)	(1,213)

Carrying amount	5,907	12,874	18,781

Loans and advances before deducting allowance for impairment that were classified as “Past due but not impaired” decreased by ¥1,232 million from ¥19,994 million at March 31, 2014 to ¥18,762 million at March 31, 2015, mainly due to a decrease in the “Needs attention” class of ¥2,458 million, partially offset by an increase in the “Normal” class of ¥1,226 million, resulting in a net decrease in allowance for impairment of ¥436 million compared to the previous year.

(c)	Loans and advances: Impaired

The following table sets forth loans and advances that were assessed to be individually impaired at the dates shown:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
At March 31, 2015
Gross loans and advances	196,172	82,995	279,167
Allowance for impairment	(56,780)	(22,493)	(79,273)

Carrying amount	139,392	60,502	199,894

Fair value of the collateral	97,768	50,530	148,298

At March 31, 2014
Gross loans and advances	222,061	90,941	313,002
Allowance for impairment	(62,373)	(26,028)	(88,401)

Carrying amount	159,688	64,913	224,601

Fair value of the collateral	108,341	56,354	164,695

Loans and advances before deducting allowance for impairment that were classified as “Impaired” decreased by ¥33,835 million from ¥313,002 million at March 31, 2014 to ¥279,167 million at March 31, 2015, mainly due to a decrease in such loans to wholesale customers of ¥25,889 million, resulting in a decrease in allowance for impairment of ¥9,128 million compared to the previous year.

In summary, Bank of Yokohama’s loans and advances which were classified as “Neither past due nor impaired”, “Past due but not impaired” and “Impaired” at the dates shown were as follows:

	At March 31,
	2015	2014
	(Millions of yen)
(a) Neither past due nor impaired	9,651,096	9,381,815
(b) Past due but not impaired	18,762	19,994
(c) Impaired	279,167	313,002

Gross loans and advances	9,949,025	9,714,811

Deduct: Allowance for impairment
Individually assessed	(31,311)	(36,998)
Collectively assessed	(60,680)	(67,509)
Loans and advances, net	9,857,034	9,610,304

Impairment losses (reversals) for the period	(6,033)	11,231

Bank of Yokohama’s impairment allowance decreased by ¥12,516 million, or 12.0%, from ¥104,507 million at March 31, 2014 to ¥91,991 million at March 31, 2015, resulting in a reversal of allowance for impairment (i.e. credit for loan losses) of ¥6,033 million for the year ended March 31, 2015, compared to a provision for allowance for impairment of ¥11,231 million for the year ended March 31, 2014.

The following table shows the analysis of Bank of Yokohama’s loan loss experience by domicile and industry of the borrowers for the years ended March 31, 2015 and 2014:

	March 31,
	2015	2014
	(Millions of yen)
Allowance for loan losses at beginning of the year	104,507	101,950
Provision (Reversal) for loan losses	(6,033)	11,231
Write-off:
Domestic:
Manufacturing	(2,650)	(3,234)
Wholesale and retail trade	(426)	(662)
Real estate	(320)	(1,989)
Services	(984)	(1,526)
Other industries	(449)	(889)
Individuals	(4,414)	(3,026)

Total domestic	(9,243)	(11,326)
Total foreign	—	—

Total write-off	(9,243)	(11,326)
Recoveries:
Domestic:
Manufacturing	702	153
Wholesale and retail trade	501	214
Real estate	109	326
Services	105	547
Other industries	137	219
Individuals	1,206	1,193

Total domestic	2,760	2,652
Total foreign	—	—

Total recoveries	2,760	2,652

Net write-off	(6,483)	(8,674)

Balance at the end of the year	91,991	104,507

The following table shows the distribution of Bank of Yokohama’s allowance for loan losses by domicile and industry of borrowers at March 31, 2015 and 2014:

	At March 31,
	2015		2014
	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
	(Millions of yen, except percentages)
Domestic:
Manufacturing	17,350	8.99%	20,308	9.72%
Wholesale and retail trade	8,806	8.16%	9,712	7.91%
Real estate	13,050	26.45%	16,576	25.71%
Services	12,080	7.51%	14,728	7.52%
Other industries	13,049	12.70%	12,331	12.37%
Individuals	27,653	36.02%	30,847	36.63%

Total domestic	91,988	99.83%	104,502	99.86%
Total foreign	3	0.17%	5	0.14%

Total allowance for loan losses	91,991	100.00%	104,507	100.00%

Allowance for loan losses on loans and advances decreased by ¥12,516 million, or 12.0%, from ¥104,507 million for the year ended March 31, 2014 to ¥91,991 million for the year ended March 31, 2015, as a result of a ¥6,033 million allowance reversal (i.e. credit for loan losses), in addition to write-off and recoveries of ¥9,243 million and ¥2,760 million, respectively, during the year.

The overall decrease in allowance for loan losses largely reflected the reduction in exposure to individually impaired corporate loans and advances, as well as the decrease in collectively assessed loan loss allowance on corporate loans due to an overall improvement in credit quality of the loan portfolio and a decrease in loan exposures. The better credit quality of the loans was attributable to the improvement in the borrowers’ financial conditions, driven by the recent recovery of the economic and business environment in Japan, which was particularly felt in certain industries, such as real estate and manufacturing.

The overall improvement in credit quality of the loan portfolio was evidenced by the increase in gross loans and advances classified as “Neither past due nor impaired” and the corresponding decreases in loans and advances classified as “Past due but not impaired” and “Impaired” by Bank of Yokohama at March 31, 2015 as compared to March 31, 2014.

Of the ¥12,516 million total decrease in allowance for loan losses, decreases from wholesale loans and advances accounted for ¥8,115 million, or 64.8%. This was driven by improvements in the credit quality of wholesale loans and advances. At March 31, 2015, wholesale loans and advances classified as “Past due but not impaired” and “Impaired” decreased (by ¥673 million and ¥25,889 million, respectively), while wholesale loans and advances classified as “Neither past due nor impaired” increased (by ¥217,872 million) as compared to March 31, 2014. Furthermore, within the “Neither past due nor impaired” category, wholesale loans and advances specified as “Needs attention” decreased (by ¥9,711 million), while those specified as “Normal” increased (by ¥227,583 million) at March 31, 2015 as compared to March 31, 2014. Additionally, the credit conditions of wholesale loans and advances within the “Past due but not impaired” category in particular improved considerably, as evidenced by the increase in the percentage of wholesale loans and advances past due up to a month (from 23% at March 31, 2014 to 80% at March 31, 2015), and the decrease in percentage of loans and advances past due over a month (from 77% at March 31, 2014 to 20% at March 31, 2015).

Retail loans and advances also showed similar trends of credit improvement and contributed to the total decrease in allowance for loan losses at March 31, 2015 as compared to March 31, 2014. Retail loans and advances classified as “Past due but not impaired” and “Impaired” decreased by ¥559 million and ¥7,946 million, respectively, while retail loans and advances classified as “Neither past due nor impaired” increased by ¥51,409 million.

Further information on the allowance and credit policy, as well as management’s internal rating and self-assessment systems, can be found at Note 4.2.2 to the audited consolidated financial statements, included elsewhere in this prospectus.

Investment Securities

The following table shows Bank of Yokohama’s investment securities at the dates shown:

	At March 31,
	2015	2014
	(Millions of yen)
Held-to-maturity
Japanese government bonds	10,999	21,384

Total held-to-maturity securities	10,999	21,384

Available-for-sale
Equity securities	409,813	308,761
Debt securities
Japanese government bonds	599,229	425,138
Other	325,983	89,501

Total debt securities	925,212	514,639

Total available-for-sale securities	1,335,025	823,400

Loans and receivables
Debt securities
Japanese government bonds	92,000	99,000
Japanese municipal bonds	259,249	256,896
Corporate bonds	685,478	776,811
Other	138,567	125,671

Total debt securities	1,175,294	1,258,378

Total loans and receivables	1,175,294	1,258,378

Embedded derivatives
Embedded into debt instruments	978	1,240

Total embedded derivatives	978	1,240

Total investment securities	2,522,296	2,104,402

Total equity securities	409,813	308,761

Total debt securities	2,112,483	1,795,641

Investment securities increased by ¥417,894 million, or 19.9%, from ¥2,104,402 million at March 31, 2014 to ¥2,522,296 million at March 31, 2015. The overall increase in investment securities was due to an increase in available-for-sale securities, which was partially offset by a decrease in debt securities classified as loans and receivables.

Equity Portfolio

Bank of Yokohama’s equity portfolio consists primarily of listed Japanese equity securities, as well as common or preferred stocks issued by its customers and investment trust funds.

At March 31, 2015, Bank of Yokohama had ¥409,813 million of equity securities, an increase of ¥101,052 million, or 32.7%, from ¥308,761 million at March 31, 2014. This increase was mainly due to increases in the fair value of listed equity securities owing to the recovery of the stock market, and an increase in holding of investment trust funds classified as available-for-sale equity securities.

Debt Portfolio

Bank of Yokohama’s debt securities portfolio, which is principally held to secure income and capital gains through portfolio management, comprises primarily Japanese government bonds, Japanese municipal government bonds and agency bonds. The corporate bonds in Bank of Yokohama’s bond portfolio are mainly agency bonds and bonds issued by its customers.

At March 31, 2015, Bank of Yokohama had ¥2,112,483 million of debt securities in total, representing an increase of ¥316,842 million, or 17.6%, from ¥1,795,641 million at March 31, 2014. This increase was mainly due to increased holdings of available-for-sale Japanese government bonds and foreign bonds. The increase in foreign bonds was mainly attributable to the increased holdings in foreign government bonds, foreign government agency bonds, bonds issued by foreign companies and foreign currency-denominated bonds issued by Japanese companies. Bank of Yokohama increased its investment in marketable foreign bonds to increase risk-taking investments to achieve greater returns.

A portion of Bank of Yokohama’s investment securities consists of impaired investment securities. Impairment losses on investment securities recognized in each year are as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Available-for-sale:
Equity securities	131	1,024
Debt securities	—	65
Loans and receivables	759	(301)

Total	890	788

Financial Assets Held for Trading Other than Derivatives

The following table shows Bank of Yokohama’s financial assets held for trading other than derivatives at the periods shown:

	At March 31,
	2015	2014
	(Millions of yen)
Financial assets
Debt securities
Japanese government bonds	1,214	1,140
Japanese municipal bonds	6,379	7,177
Other	7,006	1,004

Total	14,599	9,321

Bank of Yokohama’s financial assets held for trading other than derivatives were ¥14,599 million at March 31, 2015, an increase of ¥5,278 million, or 56.6%, from ¥9,321 million at March 31, 2014, mainly due to an increase in commercial papers held which are included under “Other”.

Liabilities

The following table shows Bank of Yokohama’s liabilities at March 31, 2015 and 2014:

	At March 31,
	2015	2014
	(Millions of yen)
Liabilities
Deposits	12,232,493	11,880,421
Call money	777,300	182,179
Cash collateral on securities lent	247,652	91,591
Derivative financial liabilities	43,624	40,075
Debt securities issued	—	30,000
Borrowings	811,282	434,071
Current tax liabilities	12,404	18,183
Deferred tax liabilities	45,099	12,553
Retirement benefit liabilities	627	4,731
Other liabilities	219,050	150,878

Total liabilities	14,389,531	12,844,682

Bank of Yokohama’s liabilities at March 31, 2015 were ¥14,389,531 million, an increase of ¥1,544,849 million, or 12.0%, from ¥12,844,682 million at March 31, 2014, which is primarily attributable to the increase in deposits, call money and borrowings balances at March 31, 2015.

Deposits

The following table sets forth a breakdown of Bank of Yokohama’s deposits at the dates shown:

	At March 31,
	2015	2014
	(Millions of yen)
Demand deposits (non-interest bearing)	499,171	487,310
Demand deposits	8,166,467	7,858,366
Deposits at notice	96,583	86,736
Time deposits	3,360,542	3,395,909
Certificate of deposits	106,960	49,610
Other	2,770	2,490

Total	12,232,493	11,880,421

Bank of Yokohama offers a wide range of deposit products through its branch network, including demand deposits, deposits at notice, time deposits, certificates of deposits and other deposits. Demand deposits and time deposits account for 66.8% (66.1% at March 31, 2014) and 27.5% (28.6% at March 31, 2014) of Bank of Yokohama’s deposit balances at March 31, 2015, respectively.

Bank of Yokohama’s deposit balances at March 31, 2015 were ¥12,232,493 million, an increase of ¥352,072 million, or 3.0%, from ¥11,880,421 million at March 31, 2014, primarily due to an increase in demand deposits from wholesale and retail customers reflecting higher demand for deposit products among customers attributable to the recent recovery of economic conditions.

Borrowings

The following tables show information with respect to the balances and average interest rates of Bank of Yokohama’s borrowings at March 31, 2015 and 2014:

	Maturity	At March 31,
		2015	2014
		(Millions of yen)
Borrowings	2015-2024	770,282	393,071
Subordinated perpetual borrowings		41,000	41,000

Total		811,282	434,071

	At March 31,
	2015	2014
	Average interest rate (%)
Borrowings	0.12	0.14
Subordinated perpetual borrowings	2.96	2.96

Bank of Yokohama’s borrowings consist of borrowings and subordinated perpetual borrowings. Most of the borrowings other than subordinated borrowings are made from the BoJ in connection with its money market operations. Subordinated perpetual borrowings are made from Yokohama Preferred Capital Cayman Limited (“YPCC”), Bank of Yokohama’s associate funding vehicle.

At March 31, 2015, Bank of Yokohama’s borrowings were ¥811,282 million, an increase of ¥377,211 million, or 86.9%, from ¥434,071 million at March 31, 2014. The increase was due primarily to an increase in borrowings from the BoJ owing to an increase in funding needs to support its growing loan portfolios. The average interest rate on borrowings other than subordinated perpetual borrowings for the year ended March 31, 2015 declined from that of the year ended March 31, 2014 due to the lower market interest rates for the year, whereas the average interest rate on subordinated perpetual borrowings, which have relatively longer-term interest rates, remained constant year-over-year.

Total Equity

The following table shows information about Bank of Yokohama’s total equity at March 31, 2015 and 2014:

	At March 31,
	2015	2014
	(Millions of yen)
Equity
Share capital	215,629	215,629
Capital surplus	180,045	176,804
Retained earnings	438,102	400,233
Other reserves	141,165	81,282
Treasury shares	(5,091)	(5,586)

Equity attributable to shareholders of the parent	969,850	868,362

Non-controlling interests	4,842	12,202

Total equity	974,692	880,564

Total equity increased by ¥94,128 million, or 10.7%, from ¥880,564 million at March 31, 2014 to ¥974,692 million at March 31, 2015. This was mainly due to the higher retained earnings recorded with the booking of current profits, and the increase in other reserves arising from higher valuation gains on domestic available-for-sale equity instruments following the general stock market recovery that led to an overall rise in market prices.

Non-controlling interests decreased by ¥7,360 million, or 60.3%, from ¥12,202 million at March 31, 2014 to ¥4,842 million at March 31, 2015, mainly due to Bank of Yokohama’s acquisition of the remaining non-controlling interest in its subsidiaries, Yokohama Guarantee Co., Ltd., Hamagin Finance Co., Ltd., Yokohama Capital Co., Ltd. and Hamagin Research Institute, Ltd., in order to convert them into its wholly-owned subsidiaries during the year ended March 31, 2015.

Dividends and Other Returns to Shareholders

Bank of Yokohama’s dividend policy aims to provide shareholders with a predictable and sustainable dividend return, paying a fixed dividend of ¥11.0 per share on a yearly basis, consisting of ¥5.5 per share at interim and at year-end. Bank of Yokohama also pays out additional dividends as a special dividend if its annual net profit under Japanese GAAP exceeds ¥55,000 million for that year. It aims to increase dividend per share in a stable manner through achieving higher profitability and growth, while maintaining capital soundness.

The dividends declared and recognized by Bank of Yokohama for the years ended March 31, 2015 and March 31, 2014 were as follows:

	For the year ended March 31, 2015
	Dividend per share		Aggregated amounts
	2015	2014	2015	2014
	(Yen)		(Millions of yen)
Common shares	12.0	11.5	15,275	15,000

The following dividends were approved by the Board of Directors’ meeting held on May 12, 2015. As the dividend was approved after the reporting date, it has not been recognized as a liability in the consolidated financial statements for the year ended March 31, 2015.

	Dividend per share	Aggregated amounts
	(Yen)	(Millions of yen)
Common shares	7.5	9,346

During the year ended March 31, 2015, Bank of Yokohama purchased 36,220,046 treasury shares for ¥22,537 million, exercised stock acquisition rights of 1,241,900 treasury shares and disposed of 2,782 treasury shares for ¥763 million, compared with the purchase of 27,908,710 treasury shares for ¥15,034 million, the exercise of stock acquisition rights of 632,900 treasury shares and the disposal of 3,351 treasury shares for ¥162 million during the year ended March 31, 2014. The share acquisition and disposal transactions were made in the open market.

For more information related to dividends of Bank of Yokohama, see “Comparative Per Share Market Price Data and Dividend Information” and “The Business Integration Agreement — Distribution of Dividends”.

Reconciliation with Japanese GAAP

Bank of Yokohama’s consolidated financial statements are prepared in accordance with the accounting policies as summarized in Note 2 to the audited consolidated financial statements, included elsewhere in this prospectus. These policies differ in some respects from Japanese GAAP. Pursuant to the requirements of the Japanese banking regulations and the Financial Instruments and Exchange Act (“FIEA”), Bank of Yokohama prepares and reports its annual financial results and quarterly financial statements, respectively, under Japanese GAAP. Please refer to Note 3 to the audited consolidated financial statements, included elsewhere in this prospectus for the major reconciling items between IFRS and Japanese GAAP.

Bank of Yokohama has attached unaudited consolidated financial information prepared under Japanese GAAP for the six months ended September 30, 2015 that it announced on November 9, 2015 as Appendix D to this prospectus. Such information shows an increase in income before income tax, primarily due to an increase in other ordinary income including derivative income, as compared to the same period in the prior year. Bank of Yokohama cautions you, however, that because (i) these results are only for one quarter and may not be representative of financial results for the full year and (ii) there are differences between IFRS and Japanese GAAP, the information in Appendix D is of limited use in evaluating Bank of Yokohama’s results under an IFRS basis, and therefore you should not place undue importance on them.

Liquidity and Capital Resources

Liquidity

Bank of Yokohama’s primary source of liquidity is from deposits, mainly demand deposits and time deposits. Bank of Yokohama’s domestic time deposits, which make up a significant portion of its deposit portfolio, are stable due to the historically high rollover rate of its corporate and individual depositors. These deposits provide Bank of Yokohama with a sizable source of stable and low-cost funds. As Bank of Yokohama’s primary business, banking, relies on relatively short-term deposit-taking activity to fund its long-term loan-lending activity, Bank of Yokohama closely monitors the maturity gaps in its banking business in order to manage its liquidity profile.

As shown in the following table, total deposits increased by ¥352,072 million, or 3.0%, from ¥11,880,421 million at March 31, 2014 to ¥12,232,493 million at March 31, 2015. The deposits balance at March 31, 2015 exceeded the loans and advances balance by ¥2,375,459 million, primarily due to Bank of Yokohama’s stable deposit base. Bank of Yokohama had a relatively low loan-to-deposit ratio (total loans and advances divided by total deposits) of 80.6% at March 31, 2015 as compared with 80.9% at March 31, 2014, indicating its relatively high liquidity.

	At March 31,
	2015	2014
	(Millions of yen)
Loans and advances	9,857,034	9,610,304
Deposits	12,232,493	11,880,421

Deposits in excess of loans and advances	2,375,459	2,270,117

Bank of Yokohama invests its deposits in excess of its loans and advances balance primarily in marketable securities and other highly liquid assets, such as Japanese government bonds. The Risk Management Department actively monitors the movement in market prices, interest rates and maturity profile of its investment portfolio as part of Bank of Yokohama’s overall risk management. These securities can be used to enhance liquidity; when required, they can be used as collateral for call money, other money market funding or short-term borrowings from the BoJ.

To a much lesser extent, secondary sources of liquidity include short-term debt, such as call money and repurchase agreements. Bank of Yokohama also issues long-term debt, including subordinated debt, as an additional source of liquidity. The issuance of short and long-term debt allows Bank of Yokohama to diversify its funding sources and effectively manage its funding costs.

Bank of Yokohama has management and control systems in place to support its ability to access liquidity on a stable and cost-effective basis. See “—Quantitative and Qualitative Disclosures about Credit, Market and Other Risks.”

Bank of Yokohama believes it is able to access such sources of liquidity on a stable and flexible basis by maintaining high credit ratings. Bank of Yokohama is assigned credit ratings by Japan Credit Rating Agency, Ltd., Rating and Investment Information, Inc. and Moody’s. Credit ratings do not constitute recommendations to purchase, sell or hold a security, and rating agencies may review or indicate an intention to review ratings at any time. While the methodology and rating system vary among agencies, credit ratings are generally based on information provided by Bank of Yokohama or independent sources, and can be influenced by credit ratings of Japanese government bonds and broader views of the Japanese financial system. Any downgrade in or withdrawal of these credit ratings, or any adverse change in these ratings relative to other financial institutions, could increase Bank of Yokohama’s borrowing costs and/or reduce its access to the capital markets, and thus negatively affect its ability to raise funds, which in turn could have a negative impact on its liquidity position. See “Risk Factors — Risks Relating to Concordia Financial’s Business — A withdrawal or downgrade of the credit ratings of Concordia Financial, Bank of Yokohama or Higashi-Nippon Bank could have a negative effect on Concordia Financial”.

Capital Adequacy

The capital adequacy guidelines adopted by the Financial Services Agency (“FSA”) that are applicable to Japanese bank holding companies and banks with international operations closely follow the risk-weighted approach introduced by the Basel Committee on Banking Supervision of the Bank for International Settlements (BIS).

The Group of Central Bank Governors and Heads of Supervision reached an agreement on the new global regulatory framework, which has been referred to as “Basel III”, in July and September of 2010. In December 2010, the Basel Committee agreed on the details of the Basel III rules. The agreement on Basel III includes the following: (1) raising the quality of capital to ensure banks are able to better absorb losses on both a going concern and a gone concern basis; (2) increasing the risk coverage of the capital framework, in particular for trading activities, securitizations, exposures to off-balance sheet vehicles, and counterparty credit exposures arising from derivatives; (3) raising the level of minimum capital requirements, including an increase in the minimum common equity requirement from 2% to 4.5%, which was conducted between January 1, 2013 and January 1, 2015, and a capital conservation buffer of 2.5%, which is planned to be phased in between January 1, 2016 and year-end 2018, bringing the total common equity requirement to 7%; (4) introducing an internationally harmonized leverage ratio to serve as a backstop to the risk-based capital measure and to contain the build-up of excessive leverage in the system; (5) raising the standards for the supervisory review process (Pillar 2) and public disclosures (Pillar 3), together with additional guidance in the areas of sound valuation practices, stress testing, liquidity risk management, corporate governance and compensation; (6) introducing minimum global liquidity standards consisting of both a short term liquidity coverage ratio and a longer term, structural net stable funding ratio; and (7) promoting the build-up of capital buffers that can be drawn down in periods of stress, including both a capital conservation buffer and a countercyclical buffer to protect the banking sector from periods of excess credit growth.

Certain provisions of Basel III were adopted by the FSA effective March 31, 2013 for Japanese banking institutions with international operations conducted by their foreign offices, whereas full application of Basel III will begin from January 1, 2019. Based on the Basel III framework, the Japanese capital ratio framework for Japanese banking institutions with international operations conducted by foreign offices, or the “uniform international standards” (kokusai-toitsu-kijun), has been revised to impose more stringent capital adequacy requirements to prevent excessive risk taking. Under the revised uniform international standards, Common Equity Tier 1 (such as common shares and internal reserves), Tier 1 (the sum of Common Equity Tier 1 and Additional Tier 1, such as preferred shares) and total capital ratios are used to assess capital adequacy, where ratios are determined by dividing applicable capital components by risk-weighted assets. Total capital is defined as the sum of Tier 1 and Tier 2 (such as subordinated bonds, subordinated loans, and allowances for credit losses) capital, and the target minimum total capital ratio is 8.0%, which consists of a target minimum Tier 1 capital ratio of 6.0% (including a target minimum Common Equity Tier 1 capital ratio of 4.5% and a target minimum Additional Tier 1 capital ratio of 1.5%) and a target minimum Tier 2 capital ratio of 2.0%.

Each figure for the FSA capital adequacy guidelines is calculated based on Bank of Yokohama’s financial statements prepared under Japanese GAAP. The FSA capital adequacy guidelines permit Japanese banks to choose from the standardized approach (“SA”), the foundation Internal Ratings-Based (“IRB”) approach and the advanced IRB approach for credit risk, as well as the basic indicator approach (“BIA”), the standardized approach (“TSA”) and the Advanced Measurement Approaches (“AMA”) for operational risk. To be eligible to adopt the foundation IRB approach or the advanced IRB approach for credit risk, and the TSA or the AMA for operational risk, a Japanese bank must establish advanced risk management systems and receive prior approval from the FSA.

Bank of Yokohama has adopted the foundation IRB approach and the TSA for credit risk and operational risk respectively since March 31, 2007.

The table below presents Bank of Yokohama’s total risk-weighted capital ratio, total capital, and risk-weighted assets at March 31, 2015 based on the Basel III rules:

	At March 31, 2015	Amounts excluded under transitional arrangements	Basel III Template No.
	(Millions of yen)
Common equity Tier1 capital: instruments and reserves
Directly issued qualifying common share capital plus related capital surplus and retained earnings	808,723	—	1a+2-1c-26
of which: capital stock and capital surplus	392,873	—	1a
of which: retained earnings	430,668	—	2
of which: treasury stock (deduction)	5,090	—	1c
of which: earnings to be distributed (deduction)	9,727	—	26
of which: other than the above	—	—
Subscription rights to common shares	314	—	1b
Accumulated other comprehensive income	58,705	88,057	3
Common share capital issued by subsidiaries and held by third parties (amount allowed in group common equity Tier1)	583	—	5
Amount allowed in group common equity Tier1 subject to transitional arrangements	2,292	—
of which: common share capital issued by subsidiaries and held by the third parties	2,292	—
Common equity Tier1 capital: instruments and reserves (A)	870,619	—	6

Common equity Tier1 capital: regulatory adjustments
Intangible fixed assets other than mortgage servicing rights (net of related deferred tax liabilities)	3,444	5,166	8+9
of which: goodwill (including those equivalent)	248	372	8
of which: other intangible fixed assets other than goodwill and mortgage servicing rights	3,195	4,793	9
Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related deferred tax liabilities)	—	—	10
Deferred gains or losses on derivatives under hedge accounting	16	25	11
Shortfall of eligible provisions to expected losses	9,291	13,936	12
Capital increase due to securitization	1,216	1,824	13
Gains and losses due to changes in own credit risk on fair valued liabilities	—	—	14
Defined-benefit pension fund net assets (prepaid pension costs)	8,784	13,177	15

	At March 31, 2015	Amounts excluded under transitional arrangements	Basel III Template No.
	(Millions of yen)
Investments in own shares (excluding those reported in the net assets section)	60	90	16
Reciprocal cross-holdings in common equity	—	—	17
Investments in the common stock of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the bank does not own more than 10% of the issued share capital (amount above 10% threshold)	—	—	18
Amount above the 10% threshold on the specified items	—	—	19+20+21
of which: significant investments in the common stock of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	—	—	19
of which: mortgage servicing rights	—	—	20
of which: deferred tax assets arising from temporary differences (net of related deferred tax liabilities)	—	—	21
Specific items (amounts above 15% threshold)	—	—	22
of which: significant investments in the common stock of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	—	—	23
of which: mortgage servicing rights	—	—	24
of which: deferred tax assets arising from temporary differences (net of related deferred tax liabilities)	—	—	25
Regulatory adjustments applied to common equity Tier 1 due to insufficient additional Tier 1 and Tier 2 to cover deductions	—	/	27
Common equity Tier1 capital: regulatory adjustments (B)	22,813	/	28

Common equity Tier1 capital (CETI)
Common equity Tier1 capital (A) - (B) (C)	847,805	/	29

Directly issued qualifying additional Tier 1 instruments plus related capital surplus of which classified as equity under applicable accounting standards	—	/	31a/30
Subscription rights to additional Tier 1 instruments	—	/	31b/30
Directly issued qualifying additional Tier 1 instruments plus related capital surplus of which classified as liabilities under applicable accounting standards	—	/	32/30
Qualifying additional Tier 1 instruments issued by special purpose vehicles	—	/	30
Additional Tier 1 instruments issued by subsidiaries and held by third parties
(Amount allowed in group additional Tier 1)	166	/	34-35
Eligible Tier 1 capital instruments subject to phase out from additional Tier 1 capital	28,000	/	33+35
of which: directly issued and issued by special purpose vehicles	28,000	/	33
of which: issued by subsidiaries	—	/	35
Amount allowed in group additional Tier 1 subject to transitional arrangements	—	—
Additional Tier 1 Capital: Instruments (D)	28,166	/	36

Additional Tier 1 capital: regulatory adjustments
Investments in own additional Tier 1 instruments	—	—	37
Reciprocal cross-holdings in additional Tier 1 instruments	—	—	38

	At March 31, 2015	Amounts excluded under transitional arrangements	Basel III Template No.
	(Millions of yen)
Investments in the additional Tier 1 instruments of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the bank does not own more than 10% of the issued common share capital of the entity (amount above 10% threshold)	—	—	39
Significant investments in the additional Tier 1 instruments of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	—	—	40
Regulatory adjustments applied to additional Tier 1 subject to transitional arrangements	9,165	/
of which: goodwill	372	/
of which: capital increase due to securitization	1,824	/
of which: shortfall of eligible provisions to expected losses	6,968	/
Regulatory adjustments applied to additional Tier 1 due to insufficient Tier 2 to cover deductions	—	/	42
Additional Tier 1 capital: regulatory adjustments (E)	9,165	/	43

Additional Tier 1 capital (D)-(E) (F)	19,000	/	44

Tier 1 capital (C)+(F) (G)	866,806	/	45

Directly issued qualifying Tier 2 instruments plus related capital surplus of which classified as equity under applicable accounting standards	—	/	46
Subscription rights to Tier 2 instruments	—	/
Directly issued qualifying Tier 2 instruments plus related capital surplus of which classified as liabilities under applicable accounting standards	—	/
Qualifying Tier 2 instruments issued by special purpose vehicles	—	/
Tier 2 instruments issued by subsidiaries and held by third parties (amount allowed in group Tier 2)	176	/	48-49
Eligible Tier 2 capital instruments subject to phase out from Tier 2	—	/	47+49
of which: directly issued and issued by special purpose vehicles	—	/	47
of which: issued by subsidiaries	—	/	49
Provisions allowed in group Tier 2	1	/	50
of which: general allowance for credit losses	1	/	50a
of which: excess amount of eligible provisions to expected losses	—	/	50b
Amount allowed in group Tier 2 subject to transitional arrangements	57,260	/
of which: accumulated other comprehensive income	57,260	/
Tier 2 capital: instruments and provisions (H)	57,438	/	51

Investments in own Tier 2 instruments	—	—	52
Reciprocal cross-holdings in Tier 2 instruments	—	—	53
Investments in the Tier 2 instruments of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the bank does not own more than 10% of the issued common share capital of the entity (amount above 10% threshold)	—	—	54
Significant investments in the Tier 2 instruments of banking, financial and insurance entities that are outside of the scope of regulatory consolidation, net of eligible short positions	—	—	55

	At March 31, 2015	Amounts excluded under transitional arrangements	Basel III Template No.
	(Millions of yen)
Regulatory adjustments applied to Tier 2 subject to transitional arrangements	7,331	/
of which: reciprocal cross-holdings in common equity	362	/
of which: shortfall of eligible provisions to expected losses	6,968	/
Tier 2 capital: regulatory adjustments (I)	7,331	/	57

Tier 2 capital (H)-(I) (J)	50,107	/	58

Total capital (G)+(J) (K)	916,913	/	59

Total of items included in risk weighted assets subject to transitional arrangements	26,117	/
of which: defined-benefit pension fund net assets (prepaid pension costs)	19,435	/
of which: other intangible fixed assets	6,417	/
of which: investments in own shares	264	/
Total amount of risk weighted assets (L)	6,898,414	/	60

Capital ratio
Common equity Tier 1 capital ratio (C)/(L)	12.28%	/	61
Tier 1 capital ratio (G)/(L)	12.56%	/	62
Total capital ratio (K)/(L)	13.29%	/	63

Regulatory adjustments (before Risk Weighting)
Investments in the instruments of banking, financial and insurance entities that are outside the scope of regulatory consolidation, where the bank does not own more than 10% of the issued share capital (amount below the threshold for deduction)	38,740	/	72
Significant investments in the common stock of banking, financial and insurance entities (amount below the thresholds for deduction)	945	/	73
Mortgage servicing rights (amount below the thresholds for deduction)	—	/	74
Deferred tax assets arising from temporary differences (amount below the thresholds for deduction)	—	/	75

Provisions included in Tier 2 capital: instruments and provisions
Provisions eligible for inclusion in Tier 2 in respect of exposures subject to standardized approach (prior to applicable of cap)	1	/	76
Cap on inclusion of provisions in Tier 2 under standardized approach	348	/	77
Provisions eligible for inclusion in Tier 2 in respect of exposures subject to internal ratings-based approach (prior to applicable of cap)	—	/	78
Cap on inclusion of provisions in Tier 2 under internal ratings-based approach	37,731	/	79

Capital instruments subject to phase out arrangements
Current cap on additional Tier 1 instruments subject to phase out arrangements	28,000	/	82
Amount excluded from additional Tier 1 due to cap (excess over cap after redemptions and maturities)	12,000	/	83
Current cap on Tier 2 instruments subject to phase out arrangements	90,510	/	84
Amount excluded from Tier 2 due to cap (excess over cap after redemptions and maturities)	—	/	85

Note: The figures in the table above were prepared in accordance with Japanese GAAP. To be consistent with Japanese GAAP, the figures are rounded down.

The table below presents Bank of Yokohama’s total risk-weighted capital ratio, total capital, and risk-weighted assets at March 31, 2014 based on the Basel III rules:

	At March 31, 2014	Amounts excluded under transitional arrangements	Basel III Template No.
	(Millions of yen)
Common equity Tier1 capital: instruments and reserves
Directly issued qualifying common share capital plus related capital surplus and retained earnings	772,528	/	1a+2-1c-26
of which: capital stock and capital surplus	392,873	/	1a
of which: retained earnings	393,957	/	2
of which: treasury stock (deduction)	5,585	/	1c
of which: earnings to be distributed (deduction)	8,716	/	26
of which: other than the above	—	/
Subscription rights to common shares	265	/	1b
Accumulated other comprehensive income	16,389	65,556	3
Common share capital issued by subsidiaries and held by third parties(amount allowed in group common equity Tier1)	501	/	5
Amount allowed in group common equity Tier1 subject to transitional arrangements	10,518	/
of which: common share capital issued by subsidiaries and held by the third parties	10,518	/
Common equity Tier1 capital: instruments and reserves (A)	800,203	/	6

Common equity Tier1 capital: regulatory adjustments
Intangible fixed assets other than mortgage servicing rights (net of related deferred tax liabilities)	1,568	6,275	8+9
of which: goodwill (including those equivalent)	150	601	8
of which: other intangible fixed assets other than goodwill and mortgage servicing rights	1,418	5,674	9
Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related deferred tax liabilities)	—	—	10
Deferred gains or losses on derivatives under hedge accounting	1	6	11
Shortfall of eligible provisions to expected losses	4,699	18,799	12
Capital increase due to securitization	873	3,495	13
Gains and losses due to changes in own credit risk on fair valued liabilities	—	—	14
Defined-benefit pension fund net assets (prepaid pension costs)	2,076	8,305	15
Investments in own shares (excluding those reported in the net assets section)	18	72	16
Reciprocal cross-holdings in common equity	—	—	17
Investments in the common stock of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the bank does not own more than 10% of the issued share capital (amount above 10% threshold)	—	—	18

	At March 31, 2014	Amounts excluded under transitional arrangements	Basel III Template No.
	(Millions of yen)
Amount above the 10% threshold on the specified items	—	—	19+20+21
of which: significant investments in the common stock of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	—	—	19
of which: mortgage servicing rights	—	—	20
of which: deferred tax assets arising from temporary differences (net of related deferred tax liabilities)	—	—	21
Specific items (amounts above 15% threshold)	—	—	22
of which: significant investments in the common stock of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	—	—	23
of which: mortgage servicing rights	—	—	24
of which: deferred tax assets arising from temporary differences (net of related deferred tax liabilities)	—	—	25
Regulatory adjustments applied to common equity Tier 1 due to insufficient additional Tier 1 and Tier 2 to cover deductions	—	/	27
Common equity Tier1 capital: regulatory adjustments (B)	9,238	/	28

Common equity Tier1 capital(CETI)
Common equity Tier1 capital (A) - (B) (C)	790,965	/	29

Additional Tier 1 capital: instruments
Directly issued qualifying additional Tier 1 instruments plus related capital surplus of which classified as equity under applicable accounting standards	—	/	31a/30
Subscription rights to additional Tier 1 instruments	—	/	31b/30
Directly issued qualifying additional Tier 1 instruments plus related capital surplus of which classified as liabilities under applicable accounting standards	—	/	32/30
Qualifying additional Tier 1 instruments issued by special purpose vehicles	—	/	30
Additional Tier 1 instruments issued by subsidiaries and held by third parties (Amount allowed in group additional Tier 1)	2,833	/	34-35
Eligible Tier 1 capital instruments subject to phase out from additional Tier 1 capital	32,000	/	33+35
of which: directly issued and issued by special purpose vehicles	32,000	/	33
of which: issued by subsidiaries	—	/	35
Amount allowed in group additional Tier 1 subject to transitional arrangements	—	/
Additional Tier 1 Capital: Instruments (D)	34,833	/	36

Additional Tier 1 capital: regulatory adjustments

Investments in own additional Tier 1 instruments	—	—	37
Reciprocal cross-holdings in additional Tier 1 instruments	—	—	38

	At March 31, 2014	Amounts excluded under transitional arrangements	Basel III Template No.
	(Millions of yen)
Investments in the additional Tier 1 instruments of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the bank does not own more than 10% of the issued common share capital of the entity (amount above 10% threshold)	—	—	39
Significant investments in the additional Tier 1 instruments of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	—	—	40
Regulatory adjustments applied to additional Tier 1 subject to transitional arrangements	13,496	/
of which: goodwill	601	/
of which: Capital increase due to securitization	3,495	/
of which: shortfall of eligible provisions to expected losses	9,399	/
Regulatory adjustments applied to additional Tier 1 due to insufficient Tier 2 to cover deductions	—	/	42
Additional Tier 1 capital: regulatory adjustments (E)	13,496	/	43

Additional Tier 1 capital (ATI)
Additional Tier 1 capital (D)-(E) (F)	21,336	/	44

Tier 1 capital (TI = CETI + ATI)
Tier 1 capital (C)+(F) (G)	812,301	/	45

Tier 2 capital: instruments and provisions
Directly issued qualifying Tier 2 instruments plus related capital surplus of which classified as equity under applicable accounting standards	—	/	46
Subscription rights to Tier 2 instruments	—	/
Directly issued qualifying Tier 2 instruments plus related capital surplus of which classified as liabilities under applicable accounting standards	—	/
Qualifying Tier 2 instruments issued by special purpose vehicles	—	/
Tier 2 instruments issued by subsidiaries and held by third parties (amount allowed in group Tier 2)	784	/	48-49
Eligible Tier 2 capital instruments subject to phase out from Tier 2	30,000	/	47+49
of which: directly issued and issued by special purpose vehicles	30,000	/	47
of which: issued by subsidiaries	—	/	49
Provisions allowed in group Tier 2	1	/	50
of which: general allowance for credit losses	1	/	50a
of which: excess amount of eligible provisions to expected losses	—	/	50b
Amount allowed in group Tier 2 subject to transitional arrangements	50,026	/
of which: accumulated other comprehensive income	50,026	/
Tier 2 capital: instruments and provisions (H)	80,812	/	51

	At March 31, 2014	Amounts excluded under transitional arrangements	Basel III Template No.
	(Millions of yen)
Tier 2 capital: regulatory adjustments
Investments in own Tier 2 instruments	—	—	52
Reciprocal cross-holdings in Tier 2 instruments	—	—	53
Investments in the Tier 2 instruments of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the bank does not own more than 10% of the issued common share capital of the entity (amount above 10% threshold)	—	—	54
Significant investments in the Tier 2 instruments of banking, financial and insurance entities that are outside of the scope of regulatory consolidation, net of eligible short positions	—	—	55
Regulatory adjustments applied to Tier 2 subject to transitional arrangements	9,733	/
of which: reciprocal cross-holdings in common equity	333	/
of which: shortfall of eligible provisions to expected losses	9,399	/
Tier 2 capital: regulatory adjustments (I)	9,733	/	57

Tier 2 capital (TII)
Tier 2 capital (H)-(I) (J)	71,078	/	58

Total capital (TC = T1 + TII)
Total capital (G)+(J) (K)	883,379	/	59

Total risk weighted assets
Total of items included in risk weighted assets subject to transitional arrangements	20,988	/
of which: defined-benefit pension fund net assets (prepaid pension costs)	12,896	/
of which: other intangible fixed assets	7,884	/
of which: investments in own shares	207	/
Total amount of risk weighted assets (L)	6,605,692	/	60

Capital ratio
Common equity Tier 1 capital ratio (C)/(L)	11.97%	/	61
Tier 1 capital ratio (G)/(L)	12.29%	/	62
Total capital ratio (K)/(L)	13.37%	/	63

Regulatory Adjustments (before Risk Weighting)
Investments in the instruments of banking, financial and insurance entities that are outside the scope of regulatory consolidation, where the bank does not own more than 10% of the issued share capital (amount below the threshold for deduction)	31,447	/	72
Significant investments in the common stock of banking, financial and insurance entities(amount below the thresholds for deduction)	1,037	/	73
Mortgage servicing rights (amount below the thresholds for deduction)	—	/	74
Deferred tax assets arising from temporary differences (amount below the thresholds for deduction)	347	/	75

	At March 31, 2014	Amounts excluded under transitional arrangements	Basel III Template No.
	(Millions of yen)
Provisions included in Tier 2 capital: instruments and provisions
Provisions eligible for inclusion in Tier 2 in respect of exposures subject to standardized approach (prior to applicable of cap)	1	/	76
Cap on inclusion of provisions in Tier 2 under standardized approach	260	/	77
Provisions eligible for inclusion in Tier 2 in respect of exposures subject to internal ratings-based approach (prior to applicable of cap)	—	/	78
Cap on inclusion of provisions in Tier 2 under internal ratings-based approach	36,323	/	79

Capital instruments subject to phase out arrangements
Current cap on additional Tier 1 instruments subject to phase out arrangements	32,000	/	82
Amount excluded from additional Tier 1 due to cap (excess over cap after redemptions and maturities)	8,000	/	83
Current cap on Tier 2 instruments subject to phase out arrangements	103,440	/	84
Amount excluded from Tier 2 due to cap (excess over cap after redemptions and maturities)	—	/	85

Note: The figures in the table above were prepared in accordance with Japanese GAAP. To be consistent with Japanese GAAP, the figures are rounded down.

At March 31, 2015, Bank of Yokohama remained well capitalized with total capital of ¥916,913 million, Tier 1 capital of ¥866,806 million, and Common Equity Tier 1 capital of ¥847,805 million. The total risk-weighted assets at March 31, 2015 were ¥6,898,414 million.

In addition, the total risk-weighted capital ratio was 13.29%, Tier 1 risk-weighted capital ratio was 12.56% and Common Equity Tier 1 risk-weighted capital ratio was 12.28% at March 31, 2015.

Bank of Yokohama’s capital position can be affected by the fair market value of its investment securities portfolio, since unrealized gains and losses are included in the amount of regulatory capital. Recognition of unrealized gains and losses as Common Equity Tier 1 capital began from March 31, 2014 in increments of 20% and will be fully recognized as Common Equity Tier 1 capital from March 31, 2018. As such, substantial fluctuations in the Japanese stock markets may affect Bank of Yokohama’s capital position.

Capital Allocation Operations

Bank of Yokohama allocates its capital to each business segment according to their respective risks (i.e. credit risk, market risk, liquidity risk and operational risk). The capital allocation plan is formulated by the Risk Management Department based on the risk status ascertained through the integrated risk management system, and the Bank of Yokohama’s annual plan. The capital allocation plan is also reviewed for appropriateness by the Risk Management Department and approved by the Executive Committee. Each business unit operates its business in compliance with the allocated risk capital (amount of required risk capital).

The Risk Management Department monitors adherence to the allocated risk capital (amount of required risk capital) and the risk status on a monthly basis and reports to the Executive Committee and the Board of

Directors. The capital allocation plan is reviewed regularly on a quarterly basis, and also on an ad-hoc basis when deemed necessary, such as when there are modifications in the business plan of any segment or changes in risk status.

Assessment of Capital Adequacy Level, Capital Strategy

As stipulated in its Basic Regulations on Capital Adequacy Management, Bank of Yokohama assesses its capital adequacy by ascertaining whether it has sufficient capital to cover its risk exposure, taking into account management plans and strategies. Capital adequacy is assessed on the basis of total risk exposure and the capital adequacy ratios.

To assess its capital adequacy in terms of total risk exposure, Bank of Yokohama determines whether the capital buffer (i.e. unallocated capital) is sufficient to cover the unallocated risk. In this way, it ensures that risk does not exceed its financial capacity. Specifically, anticipated risk exposure is estimated on the basis of business plans for each segment, and capital is allocated within the scope of real capital according to the level of risk in each category, including credit risk, market risk, liquidity risk and operational risk.

To monitor the effects of sudden environmental changes and economic cycles on the overall portfolio, Bank of Yokohama analyzes the potential impact on financial items such as the degree of capital impairment, by periodically conducting stress tests based on common stress scenarios that reflect the possibility of serious deterioration in situations under each type of risk. Bank of Yokohama assesses its capital adequacy from the perspective of whether or not its capital buffer (unallocated capital) is sufficient, taking into account stress test results and risks that have been excluded from quantification because of quantification model limitations and other factors. The results are then used to formulate capital strategies and risk management policies.

Research, Development, Patents and Licenses

Bank of Yokohama did not conduct any significant research and development activities during the year ended March 31, 2015.

Off-balance Sheet Arrangements

Guarantees and Other Off-Balance Sheet Instruments

In the normal course of business, Bank of Yokohama engages in several types of off-balance sheet arrangements, primarily to meet the financing needs of its customers, including various types of guarantees and commitments to extend credit. In addition, Bank of Yokohama also enters into other commitments to meet its operational needs. The following table summarizes the nominal amounts of these commitments at March 31, 2015 and 2014:

	At March 31,
	2015	2014
	(Millions of yen)
Financial guarantees	68,244	73,899
Loan commitments	1,914,398	1,801,204
Other commitments(1)	26,790	31,374

Total	2,009,432	1,906,477

(1)	Other commitments refer to the long-term contract that Bank of Yokohama has entered into relating to its main IT system and related services.

Note: See Note 34.2 and Note 37 to the audited consolidated financial statements included elsewhere in this prospectus for a description of the nature of interest in unconsolidated structured entities and off-balance sheet arrangements.

The contractual amounts of these guarantees and other off-balance sheet instruments represent Bank of Yokohama’s maximum exposures at risk in the absence of possible recoveries under recourse provisions or underlying collateral should the contracts be fully drawn upon with a subsequent default by its customers. As many of these commitments may expire without being drawn upon, the total contractual or notional amounts of these commitments do not necessarily represent Bank of Yokohama’s actual future cash outlays. Such risks are monitored and managed as a part of Bank of Yokohama’s risk management process as set forth in “— Quantitative and Qualitative Disclosures about Credit, Market and Other Risks” below.

Bank of Yokohama maintains an allowance for losses on its off-balance sheet arrangements, which is included in “Other liabilities” in the consolidated financial statements. The allowance for losses for off-balance sheet credit instruments was ¥1,244 million and ¥1,269 million at March 31, 2015 and 2014, respectively.

Tabular Disclosure of Contractual Obligations

In the normal course of business, Bank of Yokohama enters into various contractual commitments that require future payment obligations. The following table shows a summary of Bank of Yokohama’s contractual obligations, both conditional and unconditional, at March 31, 2015:

	Payments due by period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(Millions of yen)
Time deposit obligations	2,593,238	514,518	242,207	14,247	3,364,210
Certificate of deposits	103,862	3,100	—	—	106,962
Borrowings obligations	170,060	93,570	494,131	60,354	818,115
Other commitments(1)	4,468	5,961	5,725	10,636	26,790

Total	2,871,628	617,149	742,063	85,237	4,316,077

(1)	Other commitments refer to the long-term contract that Bank of Yokohama has entered into relating to its main IT system and related services.

Quantitative and Qualitative Disclosures about Credit, Market and Other Risks

Introduction

Overview on Risk Management

Banks are facing an increasingly diverse and complex risk management environment in light of the advancements in deregulation, globalization and securitization in the finance world, developments in financial engineering and information technology, and the sophistication of customer needs.

In addition, the establishment of an effective risk management framework is essential to ensure the undisrupted functioning of the financial system in the event of large-scale natural disasters such as the Great East Japan Earthquake. Bank of Yokohama is fully aware of such trends and developments in the market and to improve operational soundness, it regards risk management as one of its top priorities and strives to continuously refine its risk management framework and approach.

Bank of Yokohama has established a comprehensive, yet flexible, framework to manage the principal risks it is exposed to, namely, credit risk, market risk, liquidity risk and operational risks. The framework incorporates the segregation of duties between the risk management function and business units and applies a stringent monitoring mechanism.

The framework enables Bank of Yokohama to evaluate the nature of the various risks and distinguish between “risks that can be accepted” and “risks that should be mitigated.” By proactively managing risks evaluated as “risks that can be accepted”, Bank of Yokohama is able to achieve high profitability while maintaining sound operation and becomes one of the leading financial institutions in the region.

The following table presents a summary of the nature of the various risks:

Risk Category			Nature of the Risk
Credit risk			Risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations.
Market risk	Banking	Interest rate risk	Risk that changes in interest rates will affect the value of holdings of financial instruments.
		Price change risk	Risk that changes in market prices will affect the value of holdings of financial instruments.
		Trading	Risk that changes in market prices will affect the income or the value of holdings of financial instruments which are held for trading purposes.
Liquidity risk

Risk that there will be difficulty in meeting obligations associated with the financial liabilities that are settled by delivering cash or another financial asset. In addition, recently, market liquidity risk has been receiving more attention than ever.

Operational risk		Administrative risk	Risk of direct or indirect loss arising from causes associated with processes and personnel.
		System risk	Risk of direct or indirect loss arising from causes associated with technology and infrastructure.
		Legal risk	Risk of direct or indirect loss arising from causes associated with legal and regulatory requirements.
		Tangible assets risk	Risk of direct or indirect loss arising from causes associated with natural disasters and unexpected events.
		Human resource risk	Risk of direct or indirect loss arising from causes associated with personnel matters.
Reputational risk			Risk of direct or indirect loss arising from a deterioration of reputation.

Risk Management Framework

The “Risk Management Principles”, as approved by the Board of Directors, are as follows:

•

To minimize the adverse effects of changes in the economic and market environments and provide reliable and undisrupted financial services to Bank of Yokohama’s customers as a major participant in the regional financial system;

•

To continuously identify, assess, monitor and control the various risks inherent in the operations, products, services and systems that are critical to Bank of Yokohama’s strategic goals to ensure sustainable business performance through sound operation and appropriate asset allocation;

•	To reduce excessive risks that are beyond Bank of Yokohama’s financial and operational conditions to an appropriate level, in order to support the creditworthiness of the regional financial system;

•

To establish risk management policies that correspond to the strategic goals and communicate such policies across all levels of Bank of Yokohama. Such risk management policies are reviewed at least annually or as necessary to cater to the change in strategic goals or external environment;

•	To understand and manage risks holistically, to the best extent possible, recognizing that the risks are oftentimes multi-dimensional, cross-organizational and interlinked;

•	To understand and manage risks on a consolidated/group basis, including the consolidated subsidiaries of Bank of Yokohama.

In accordance with the above risk management principles, the risk management policies for the year ended March 31, 2015 were as follows:

Credit Risk:

•	To reduce dependence on the collateralized financing business for sustainable funds supply.

•	To expand business utilizing new financing methods, such as asset-based lending (“ABL”), etc.

Liquidity Risk:

•	To strengthen foreign currency liquidity management, in preparation for the increase in foreign currency-denominated assets.

Operational Risk:

•	To enhance the Plan-Do-Check-Adjust (“PDCA”) model to analyze the underlying reasons for significant operational exceptions on a consolidated/group basis.

•	To conduct stringent investigation of risks in outsourcing activities to prevent the recurrence of significant issues.

Moreover, in accordance with the requirements of the Basel Committee of Banking Supervision (“BCBS”), Basel III, which is effective from March 2013, Bank of Yokohama adopted the Foundation Internal Ratings-Based (“FIRB”) Approach for its credit risk and the Standardized Approach for its operational risks, for the capital ratios disclosed. In addition, Bank of Yokohama is preparing the disclosures of the liquidity coverage ratio, leverage ratio and other minimum disclosures to comply with the requirements that come into effect in 2015.

Integrated Risk Management

The “Integrated Risk Management Framework” was established to achieve a balance between Bank of Yokohama’s operational soundness and improvement in profitability and efficiency, through the quantification and compilation of the various risks Bank of Yokohama is exposed to.

From the operational soundness standpoint, core capital (calculated by deducting the amounts of deferred tax assets, etc. from the Common Equity Tier 1 (“CET 1”) capital) is allocated across various quantifiable risk categories based on the risk tolerance limits and a buffer, in the form of unallocated capital, for the unquantifiable risks. For quantifiable risks, the exposures are reduced to below the amounts of capital allocated and monitored using Value at Risk (“VaR”), which measures the largest potential losses that can be incurred. Bank of Yokohama ensures that the buffer is adequate to absorb any potential losses that may arise from the unquantifiable risks.

The following exhibit presents a summary of the process of capital allocation described above:

From the profitability and efficiency standpoint, a profitability indicator (i.e. Return on Risky Assets (“RORA”)) is calculated for all profit centers, using the profitability ratio after deducting the credit costs that are derived from total risk exposures and risky assets calculated in accordance with the capital ratio requirements. This practice improves the evaluation and management of Bank of Yokohama’s risk-return profile.

Risk Management Approach

Below are the basic rules Bank of Yokohama follows for risk management purposes:

•

For those risks that can be quantified and managed, a spectrum of methods, such as VaR, Basis Point Value (“BPV”), gap analysis and simulations are used to calculate risk exposures to achieve a balance between the risks undertaken by Bank of Yokohama and the expected return as well as Bank of Yokohama’s financial and operational conditions;

•

Back testing and stress testing are employed to ensure the appropriateness and effectiveness of methods used for risk quantification and risk management concurrently. In particular, stress testing, including but not limited to natural disasters and/or economic recessions, incorporates forward looking scenarios to enhance the communication of risk exposures undertaken by Bank of Yokohama;

•	Bank of Yokohama proactively acts to prevent reputational and similar risks. Bank of Yokohama is well prepared and will promptly respond to such risks should they emerge;

•

New risks arising from the development and provision of new products and services or changes to the existing products and services are identified and evaluated, and the risk management approach and management reporting structure are confirmed;

•	In the case of outsourcing, appropriate risk management procedures are applied for customer protection and to ensure operational soundness;

•	All risk management policies are maintained and made available throughout Bank of Yokohama.

The following exhibit presents the roles and responsibilities of various functions in relation to risk management:

Credit Risk

Overview

Credit risk is the risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations and is the most significant risk that affects Bank of Yokohama’s stability and profitability.

To maintain financial order in the marketplace and provide undisrupted funding to customers, Bank of Yokohama has established the “Credit Policy” which is used to manage credit risk at both the specific and portfolio levels.

The Credit Risk Control Office, part of the Risk Management Department and existing independently from the Credit Department, constructs an internal risk control system to objectively evaluate the creditworthiness of borrowers and their credit applications. An Internal Rating System and Self-Assessment Procedures are developed to categorize credit facilities, with loan loss provisioning and write-offs made as necessary.

Based on the Internal Rating System, Bank of Yokohama quantifies its credit risk exposure using the Probability of Default (“PD”) and Loss Given Default (“LGD”) for each risk category based on historical data. Credit enhancements such as collateral or guarantees are also taken into consideration in the risk quantification process. The balance between operational soundness and profitability is achieved by setting lending rates appropriate to the risk profile and financial conditions of Bank of Yokohama.

In addition, for effective portfolio monitoring purposes the following measures that address the credit concentration risk are strictly adhered to:

•

To mitigate the potential significant loss that can be incurred as a result of “Borrower Concentration Risk”, the Board of Directors is responsible for determining the credit limits granted to borrowers or borrower groups with large credit risk.

•

To mitigate the potential significant loss that can be incurred as a result of “Industry Concentration Risk”, credit limits as well as trigger point alarm systems are determined for industries to which Bank of Yokohama is exposed to significant risks.

•

To mitigate the potential significant loss that can be incurred as a result of “Funds Utilization Concentration Risk”, periodic investigations are performed to ensure such risk is within the risk tolerance limit of Bank of Yokohama.

To enhance the effectiveness of credit portfolio management measures, Credit Portfolio meetings with the participation of Directors are held regularly. The nature of the bank-wide credit risks, strategic direction and other significant matters are discussed and resolved during these meetings. Credit condition and risk-return profiles are also analyzed from various perspectives, such as the region of the borrowers, size of the loans, borrower risk ratings, borrowers’ industries, type of product, etc. to verify the effectiveness of the Internal Rating System.

To supplement the credit risk management and credit risk quantification under certain circumstances, Bank of Yokohama makes use of publicly available information and systems, if necessary.

These systems provide information such as a corporate financial scoring model, credit management database, credit risk quantifications, etc. In addition, with the credit-related data from 64 regional banks, Bank of Yokohama is able to quantify the nationwide credit conditions and credit risks using Monte Carlo simulations.

For specific credit risk management, Bank of Yokohama follows the five principles, namely social mission, security, profitability, growth and liquidity, as stipulated in the Credit Policy, to assess the creditworthiness of counterparties across various businesses in addition to the core lending business. Credit assessments are also performed for counterparties to derivatives instruments and customer groups’ on and off-balance sheet positions on a consolidated basis.

Moreover, Investment and Credit meetings, with the participation of Directors, are held to analyze, deliberate and resolve large credit applications.

Bank of Yokohama has established the Operation Support Unit to actively assist borrowers that have been experiencing operational or financial difficulties revitalize their businesses. The Business Solution Advisor Certification System was adopted to nurture professionals with sufficient and appropriate knowledge and experience in order to enhance this customer support function.

Credit Risk Management

(1)	Internal Rating System

The Internal Rating System is the foundation for prudent credit risk management and important to financial reporting, such as the quantification of loan loss provisioning and write-offs. It is developed and maintained by the Credit Risk Management Office of the Risk Management Department.

The credit assessment/approval process starts from the Credit Department, which performs customer screening. The Corporate Administration Department is then responsible for assigning credit risk ratings to borrowers and facilities. The Credit Risk Management Office is in charge of reviewing the credit screening and credit risk ratings assigned to borrowers and facilities and adjusting the rating as necessary.

In addition, the Credit Risk Management Office, with oversight over the Risk Management Department, is responsible for the validation of the effectiveness of the Internal Rating System.

The following flowchart demonstrates the roles and responsibilities of the various functions during the credit assessment/approval process:

The Internal Rating System is a multi-dimensional tool that is able to evaluate the creditworthiness of credit facilities from different perspectives:

•	Specialized Lending

For project financing and commercial properties loans, Bank of Yokohama evaluates the credit risk of facilities based on the risk sharing scheme of the projects, cash-flow projections and credit enhancements such as security arrangements of the project.

•	Borrower Risk Rating

Borrower risk rating is assigned to each borrower based on their financial positions. If the borrower is rated by external rating agencies, the external ratings are also taken into consideration before the internal risk rating is determined.

•	Facility Risk Rating

Facility risk rating focuses on the credit risk of the facility on a standalone basis and is assigned to each credit facility with credit enhancements such as collateral and guarantees taken into consideration.

•	Portfolio Management

Credit facilities which are not individually significant are grouped together based on their risk characteristics and managed on a portfolio basis. The type of credit facilities, risk profile of borrowers and historical payment patterns are the main indicators used by Bank of Yokohama to appropriately categorize borrowers.

(2)	Self-Assessment

As a Japanese bank, Bank of Yokohama has to conduct a so-called “self-assessment on quality of assets” as required in the “Inspection Manual for Deposit-Taking Institutions” (“Inspection Manual”) issued by the FSA.

Such self-assessment calls for examining individual loan assets held by a financial institution and categorizing them according to the degree of risk of default and impairment of the asset value. Self-assessment, conducted by financial institutions themselves, is not only a means for the institutions to manage credit risk but also to quantify the appropriate write-offs and loan loss provisions, as necessary.

Under the self-assessment procedure, Bank of Yokohama first classifies borrowers into the groups listed below based on their financial strength and other relevant considerations. Credit facilities, including off-balance sheet items, are then classified into four categories after taking into consideration the borrower rating and the effects of credit enhancements, if any.

This process of categorization of borrowers and credit facilities is referred to as the self-assessment procedure, which is integrated with the internal rating system of each institution.

Based on the Inspection Manual, borrowers are classified into the following categories:

Classification	Definition
Normal	A “normal” borrower has strong results and no particular problems with its financial position.
Needs attention

A “needs attention” borrower has problems with lending conditions (i.e., waivers, reductions, or deferrals of interest), has problems with fulfillment (i.e., de facto arrears on principal or interest payments), has poor results or is unstable, has problems with its financial position, or otherwise requires special attention in future management.

Needs special attention	For borrowers, among those needs attention, which have their contractual lending terms restructured, resulting in a concession or generally have overdue payments for more than three months.
In danger of bankruptcy

An “in danger of bankruptcy” borrower is not bankrupt now but is facing business difficulties and has failed to make adequate progress on its business improvement plan, etc., such that there is a large possibility of it falling into bankruptcy in the future (this includes borrowers that are receiving support from financial institutions, etc.). Specifically, an “in danger of bankruptcy” borrower is continuing in business now but is already in de facto insolvency, with its business results markedly depressed and its debt service in arrears so that there are serious concerns about its final repayment of principal and interest. In other words, these are borrowers with a high likelihood of generating losses for the institution and a large potential to go bankrupt in the future.

De facto bankrupt

A “de facto bankrupt” borrower is not yet legally and formally bankrupt, but is in serious business difficulties from which it is considered impossible to rebuild. In other words, the borrower is just about bankrupt. Specifically, this refers to borrowers who are still formally in business but whose financial position includes large amounts of non-performing assets or excessive borrowings compared to the borrower’s ability to repay. The borrower has effectively been in serious insolvency for a considerable period of time and has no hope of its business improving or the borrower has taken large losses from a natural disaster, accident, rapid change in business conditions or the like (or similar events have occurred), has no hope of rebuilding, and has in effect been in arrears for a prolonged period of time in its payments of principal and interest.

Bankrupt

A “bankrupt” borrower is legally and formally bankrupt. This would include bankruptcy, liquidation, corporate reorganization, civil-rehabilitation, composition, and deposition by suspension of business in the clearing house.

Self-assessment procedures are the basis for determining the appropriate level loan loss provisions or write-off, if necessary.

The relationship between borrower category under the self-assessment system and the internal rating system implemented at Bank of Yokohama is summarized as below:

Summary of Risk Management Policy and Procedures and Mitigation of Credit Risk

When assessing the credit risk of facilities, Bank of Yokohama examines the purpose of facilities and borrowers’ repayment capabilities. Cash flows from the borrower’s business operations are the starting point for this assessment. Credit enhancements such as collateral, guarantees and deposits pledged are also taken into consideration, but are not a critical factor in assessing the creditworthiness of the facilities. Currently, Bank of Yokohama does not use credit derivatives to manage its credit risk.

The types of collateral that are acceptable to Bank of Yokohama include deposits, securities, finance receivables and real estates that meet the requirements established by Bank of Yokohama. The types of guarantors that are acceptable by Bank of Yokohama include governmental entities, financial institutions and corporations with good internal credit ratings.

For residential mortgage loans, the Loan-to-Value (“LTV”) ratio is used as the primary management indicator. LTV is calculated as the ratio of the gross amounts of loans to the value of residential properties. The value of collateral is based on the valuation at loan origination and is updated regularly when loan repayments become overdue.

In the case of corporate borrowers, Bank of Yokohama assesses the credit exposure after taking into consideration the pledged deposits from borrowers. Only term deposits, including those denominated in foreign currencies, are considered because other types of deposits such as deposits on demand and negotiable certificate of deposits have no determinable maturities and can be readily withdrawn. In addition, installment term deposits are not considered as it is difficult to estimate the duration of such deposits.

For derivatives transactions entered into in accordance with a Credit Support Annex (“CSA”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), collateral is exchanged based on the aggregated fair value of the outstanding derivative contracts to mitigate the credit risk. A downgrade of Bank of Yokohama’s credit rating may trigger a call for additional collateral from Bank of Yokohama. Especially when entering into derivatives and other financial instruments with long maturities with financial institutions, the credit risk associated with these financial instruments is managed based on the specific policies that outline the collateral required and collateral valuation. The collateral and its valuation are regularly monitored. A trigger alert system is also established in the event of downgrades of the borrowers’ credit quality.

Unquoted equity securities are monitored as credit related assets, as such instruments are generally not exposed to significant market risks and they are excluded from the analysis of market risk exposures.

There were no financial or non-financial assets obtained by Bank of Yokohama during years ended March 31, 2015 and 2014 by taking possession of collateral it holds as security or calling on other credit enhancements.

Maximum Credit Exposures before Collateral or Other Credit Enhancements

Bank of Yokohama’s credit exposure arises mainly from its loans and advances. The table below presents the maximum credit exposure at March 31, 2015 and 2014, before taking into consideration the amount of collateral held or other credit enhancements:

	At March 31,
	2015	2014
	(Millions of yen)
Loans and advances	9,857,034	9,610,304
Securities (of which)	2,016,485	1,816,989
Financial assets held for trading other than derivatives — debt securities	14,599	9,321
Investment securities — debt securities	1,966,392	1,774,127
Investment securities — unquoted equity securities	35,494	33,541
Derivative financial assets	48,579	42,640
Other(1) (of which)	2,477,964	1,576,315
Bank deposits	2,201,049	1,292,700
Call loans	276,915	283,615
Off-balance sheet items(2)	1,982,642	1,875,103

Total	16,382,704	14,921,351

(1)	No impairment was recognized at March 31, 2015 and 2014.
(2)	Off-balance sheet items include loan commitments and financial guarantees. See Note 37 to the audited consolidated financial statements, included elsewhere in this prospectus.

Certain items are included as “other assets” in the Statement of Financial Position, which meet the definition of financial instruments in accordance with IAS39, but are not included in the table above. No significant credit risks are identified for such instruments. For those instruments, their carrying amount approximates the maximum credit exposure Bank of Yokohama is exposed to.

Concentration of Credit Risk

The tables below present Bank of Yokohama’s credit exposure at March 31, 2015 and 2014 by industry. Credit exposure to foreign borrowers is also presented:

	Loans and advances	Off-balance sheet items(1)	Securities	Total	Percentage
	(Millions of yen, except percentages)
At March 31, 2015
Manufacturing	894,619	456,484	47,809	1,398,912	10.20%
Agriculture and forestry	2,725	889	30	3,644	0.03%
Fishery	5,477	5,199	—	10,676	0.08%
Mining and quarrying of stone and gravel	4,524	429	—	4,953	0.04%
Construction	230,906	77,445	17,392	325,743	2.37%
Electricity, gas, heat supply, and water	25,748	7,346	2,633	35,727	0.26%
Information and communications	68,770	19,100	5,424	93,294	0.68%
Transport and postal activities	312,878	86,411	32,318	431,607	3.15%
Wholesale and retail trade	812,049	280,014	35,952	1,128,015	8.23%
Finance and insurance	197,839	147,029	220,325	565,193	4.12%
Real estate, goods rental and leasing	2,632,584	174,847	18,394	2,825,825	20.61%
Other services	747,119	337,878	27,673	1,112,670	8.11%
Government, including local	244,688	184,900	970,049	1,399,637	10.21%
Residential loan	3,201,765	—	—	3,201,765	23.35%
Other	550,499	204,671	417,956	1,173,126	8.56%

Total domestic exposures	9,932,190	1,982,642	1,795,955	13,710,787	100.00%
Overseas	16,835	—	220,530	237,365
Allowance for impairment	(91,991)	(1,244)	—	(93,235)

Total carrying amount	9,857,034	1,981,398	2,016,485	13,854,917

	Loans and advances	Off-balance sheet items(1)	Securities	Total	Percentage
	(Millions of yen, except percentages)
At March 31, 2014
Manufacturing	944,397	436,392	90,567	1,471,356	11.06%
Agriculture and forestry	2,980	747	48	3,775	0.03%
Fishery	5,620	5,387	—	11,007	0.08%
Mining and quarrying of stone and gravel	4,441	227	—	4,668	0.03%
Construction	241,378	71,233	16,088	328,699	2.47%
Electricity, gas, heat supply, and water	16,589	7,204	2,623	26,416	0.20%
Information and communications	59,957	18,839	9,898	88,694	0.67%
Transport and postal activities	319,460	83,689	36,326	439,475	3.30%
Wholesale and retail trade	769,215	268,668	32,331	1,070,214	8.05%
Finance and insurance	190,416	95,629	177,519	463,564	3.49%
Real estate, goods rental and leasing	2,498,743	166,983	18,942	2,684,668	20.19%
Other services	730,580	332,793	31,882	1,095,255	8.24%
Government, including local	198,886	188,440	811,975	1,199,301	9.02%
Residential loan	3,185,714	—	—	3,185,714	23.96%
Other	532,565	198,872	493,021	1,224,458	9.21%

Total domestic exposures	9,700,941	1,875,103	1,721,220	13,297,264	100.00%
Overseas	13,870	—	95,769	109,639
Allowance for impairment	(104,507)	(1,269)	—	(105,776)

Total carrying amount	9,610,304	1,873,834	1,816,989	13,301,127

(1)

Off-balance sheet items include financial guarantees and loan commitments. Among the financial guarantees issued and outstanding, a provision in accordance with IAS 37 for ¥1,018 million and ¥1,060 million was recorded at March 31, 2015 and 2014, respectively. In the statement of financial position, these provisions are included in “Other liabilities”, and in the tables above these provisions are presented as “Allowance for impairment”. Similarly, a provision for loan commitments for ¥226 million and ¥209 million at March 31, 2015 and 2014, respectively, are included in “Allowance for impairment” in the tables above.

Bank of Yokohama enters into derivative transactions mainly to facilitate customer demands, but also for risk management purposes (i.e. to mitigate risk to a tolerable level). Customer transactions are entered into when adequate credit risk mitigation is in place, such as the receipts of collateral. As a result, the credit risk inherent in derivative transactions is limited. Among customer transactions, approximately 35% are from the real estate and leasing industries. No concentration of credit risk is identified for other industries.

	Customer transactions	Market transactions(1)		Total carrying amount
		Domestic	Overseas
	(Millions of yen)
At March 31, 2015	22,077	10,165	16,337	48,579
At March 31, 2014	17,994	8,484	16,162	42,640

(1)	Transactions with financial institutions, including insurance companies.

Loans and Advances

Loans and advances at March 31, 2015 and 2014 comprised the following:

	At March 31,
	2015	2014
	(Millions of yen)
(a) Neither past due nor impaired	9,651,096	9,381,815
(b) Past due but not impaired	18,762	19,994
(c) Impaired	279,167	313,002

Gross loans and advances	9,949,025	9,714,811
Deduct: Allowance for impairment
Individually assessed	(31,311)	(36,998)
Collectively assessed	(60,680)	(67,509)

Loans and advances, net	9,857,034	9,610,304

Impairment losses (reversals) for the period	(6,033)	11,231

Bank of Yokohama closely monitors the loans and advances that are deemed to be impaired. Loans to borrowers that are classified as “Bankrupt”, “De facto bankrupt”, “In danger of bankruptcy” and “Needs special attention” are regarded as impaired as financial conditions of these borrowers have deteriorated significantly to affect their repayment capabilities. In addition, borrowers that are classified as “Needs attention,” but have their contractual lending terms restructured may be assessed as impaired when Bank of Yokohama considers that there is objective evidence of impairment.

(a)	Loans and Advances: Neither Past Due Nor Impaired

Loans and advances that are neither past due nor impaired at March 31, 2015 and 2014 are presented as follows:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
At March 31, 2015
Normal	5,130,618	3,667,494	8,798,112
Needs attention	759,347	93,637	852,984

Sub-total	5,889,965	3,761,131	9,651,096
Allowance for impairment	(7,587)	(4,354)	(11,941)

Carrying amount	5,882,378	3,756,777	9,639,155

At March 31, 2014
Normal	4,903,035	3,605,594	8,508,629
Needs attention	769,058	104,128	873,186

Sub-total	5,672,093	3,709,722	9,381,815
Allowance for impairment	(10,049)	(4,844)	(14,893)

Carrying amount	5,662,044	3,704,878	9,366,922

(b)	Loans and Advances: Past Due but Not Impaired

Loans and advances that are past due by less than 90 days are not considered impaired, in general, unless other information about the credit facilities indicate otherwise. Loans and advances that are past due but not impaired, at March 31, 2015 and 2014 are presented as follows:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
At March 31, 2015
Past due up to a month	4,291	6,768	11,059
Past due over a month but less than three months	1,008	6,639	7,647
Over three months	56	—	56

Sub-Total of which	5,355	13,407	18,762
Normal	783	5,474	6,257
Needs attention	4,572	7,933	12,505

Allowance for impairment	(61)	(716)	(777)

Carrying amount	5,294	12,691	17,985

At March 31, 2014
Past due up to a month	1,386	4,665	6,051
Past due over a month but less than three months	4,618	9,301	13,919
Over three months	24	—	24

Sub-Total of which	6,028	13,966	19,994
Normal	1,114	3,917	5,031
Needs attention	4,914	10,049	14,963

Allowance for impairment	(121)	(1,092)	(1,213)

Carrying amount	5,907	12,874	18,781

(c)	Loans and Advances: Impaired

Loans and advances that are assessed to be individually impaired at March 31, 2015 and 2014 are presented as follows:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
At March 31, 2015
Gross loans and advances	196,172	82,995	279,167
Allowance for impairment	(56,780)	(22,493)	(79,273)

Carrying amount	139,392	60,502	199,894

Fair value of the collateral	97,768	50,530	148,298

At March 31, 2014
Gross loans and advances	222,061	90,941	313,002
Allowance for impairment	(62,373)	(26,028)	(88,401)

Carrying amount	159,688	64,913	224,601

Fair value of the collateral	108,341	56,354	164,695

Bank of Yokohama’s collateral obtained from borrowers comprises mainly properties. The effect of collateral as a credit enhancement to mitigate the credit risk exposure is calculated as the lower of the outstanding loan amount and the collateral value, on an individual loan basis.

Securities

Securities held by Bank of Yokohama at March 31, 2015 and 2014 are analyzed in the following table based on Standard & Poor’s credit ratings or other equivalent rating agencies:

		Investment Securities
	Held for trading	Debt securities	Unquoted equity securities	Total
	(Millions of yen)
At March 31, 2015
AAA to AA –	2,818	1,570,609	—	1,573,427
A+ to A –	—	149,736	—	149,736
BBB+	—	206	—	206
BBB to BBB –	—	—	—	—
Under BBB –	—	—	—	—
Not rated	4,781	245,841	35,494	286,116

Total	7,599	1,966,392	35,494	2,009,485

Impairment loss for the period	—	759	131	890

At March 31, 2014
AAA to AA –	3,200	1,388,040	—	1,391,240
A+ to A –	—	142,183	—	142,183
BBB+	—	809	—	809
BBB to BBB –	—	—	—	—
Under BBB –	—	—	—	—
Not rated	5,121	243,095	33,541	281,757

Total	8,321	1,774,127	33,541	1,815,989

Impairment loss for the period	—	(301)	116	(185)

Commercial paper presented as trading assets are not included in the table above because the rating categories applied are different from other debt securities. There was no significant credit risk for commercial paper as the issuers were all companies with high credit ratings. The carrying amounts of commercial paper at March 31, 2015 and 2014 were ¥7,000 million and ¥1,000 million, respectively.

Derivatives

Derivative instruments held by Bank of Yokohama at March 31, 2015 and 2014 are presented below based on borrower ratings assigned by it in accordance with the self-assessment:

	At March 31,
	2015	2014
	(Millions of yen)
Normal	45,351	39,964
Needs attention	3,102	2,579
Lower than above	126	97

Total	48,579	42,640

The credit risk associated with the derivative financial instruments are adequately reflected in the valuation of these instruments in the form of adjustments for both the counterparty risks for derivative assets and Bank of Yokohama’s own credit risk for derivative liabilities.

Offsetting Financial Assets and Financial Liabilities

The tables below present financial assets and financial liabilities at March 31, 2015 and 2014 that:

•	are offset in Bank of Yokohama’s statement of financial position; or

•	are subject to an enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the statement of financial position.

Similar agreements include derivative clearing agreements and global master securities lending agreements. Similar financial instruments include derivatives and securities borrowing and lending agreements. Financial instruments such as loans and deposits are not disclosed in the tables below unless they are offset in the statement of financial position.

The ISDA and similar master netting arrangements do not meet the criteria for offsetting in the statement of financial position. This is because they create for the parties to the agreement a right of set-off of recognised amounts that is enforceable only following an event of default, insolvency or bankruptcy of Bank of Yokohama or the counterparties or following other predetermined events. In addition, Bank of Yokohama and its counterparties do not intend to settle on a net basis or to realise the assets and settle the liabilities simultaneously.

Bank of Yokohama receives and provides collateral in the form of cash and marketable securities in respect of the following transactions:

•	derivatives;

•	securities lending transactions.

Such collateral is subject to standard industry terms including, when appropriate, an ISDA Credit Support Annex. This means that securities received/provided as collateral can be pledged or sold during the term of the transaction, but have to be returned on maturity of the transaction. The terms also give each party the right to terminate the related transactions on the counterparty’s failure to post collateral.

Financial assets and liabilities subject to offsetting, enforceable master netting arrangements and similar agreements are as follows:

	Types of financial instruments
	Financial assets	Financial liabilities
	Derivatives instruments	Derivatives instruments	Cash collaterals on securities lent	Total
	(Millions of yen)
At March 31, 2015
Gross amounts recognized	23,032	35,183	247,652	282,835
Gross amounts of recognised financial instruments offset in the statement of financial position:
Financial liabilities (against financial assets)	—	—	—	—
Financial assets (against financial liabilities)	—	—	—	—
Net amounts included in the statement of financial position	23,032	35,183	247,652	282,835
Related amounts not offset in the statement of financial position:
Financial instruments, including non-cash collateral	22,643	22,643	247,652	270,295
Cash collateral	—	5,104	—	5,104

Net amounts	389	7,436	—	7,436

At March 31, 2014
Gross amounts recognized	23,284	33,818	91,591	125,409
Gross amounts of recognised financial instruments offset in the statement of financial position:
Financial liabilities (against financial assets)	—	—	—	—
Financial assets (against financial liabilities)	—	—	—	—
Net amounts included in the statement of financial position	23,284	33,818	91,591	125,409
Related amounts not offset in the statement of financial position:
Financial instruments, including non-cash collateral	23,045	23,045	91,591	114,636
Cash collateral	—	2,167	—	2,167

Net amounts	239	8,606	—	8,606

The gross amounts of financial assets and financial liabilities and their net amounts disclosed in the above tables have been measured in the statement of financial position on the following bases:

•	derivative assets and liabilities — fair value;

•	assets and liabilities resulting from securities lending transactions — amortized cost.

Market Risk

Market risk is the risk that changes in market prices, such as interest rates, equity prices and foreign exchange rates, etc. will affect Bank of Yokohama’s income or the value of its holdings of financial instruments. With the advancements in financial engineering of derivatives and similar instruments and increasing diversity of customer demands, there are higher market risks associated with the products and services offered by Bank of Yokohama.

As a result, it is critical to manage such risks in order to balance profitability and operational soundness. More specifically, Bank of Yokohama proactively manages the interest rate risk, foreign exchange risk and price change risk during the Asset Liability Management (“ALM”) process.

The risk limits and the warning trigger points are reviewed and determined semiannually during ALM meetings, with the participation of Directors, based on Bank of Yokohama’s overall risk tolerance limits as well as capital allocations to market risk.

In addition, to promptly detect and respond to potential drastic market shifts, Bank of Yokohama has the risk review point mechanism, which encourages risk communication among management and across the organization.

The front office, constituting the Financial Market Department, is independent from the middle office, constituting the Risk Management Department, and back office (Operations Planning and Administration Department) functions, to ensure proper segregation of duties. Middle office is responsible for market risk management, understanding the transactional risk-returns profile and monitoring both front and back offices.

The Directors meet regularly at Market Opinion Exchange meetings to analyze economic and market trends and share relevant information effectively and efficiently. In addition, the middle office also prepares daily reports to management, which includes information on risk exposure and corresponding profit or loss accounts.

Market Operations aims for a reasonable investment return within the risk limit framework and are segregated into Trading Operations and Banking Operations. Trading Operations is profit-oriented and focuses on short-term transactions that take advantage of price fluctuations and arbitrage opportunities.

Highly leveraged products are not allowed and financial instruments held in trading accounts are mainly Japanese government bonds, Japanese government bond futures, interest rate swaps and interest rate futures. The rest of Market Operations consists of Banking Operations, which enters into market transactions to manage risk exposures in the banking business.

Currently, Bank of Yokohama utilizes both VaR using historical simulations and BPV to quantify the market risks that Bank of Yokohama is exposed to. Regular stress testing is performed for those market risks that would not be fully captured under the VaR approach. The stress testing incorporates hypothetical scenarios such as large market fluctuations, liquidity crunches, and those scenarios that address the limitations for the quantification methods of market risks and historical situations.

Technique for Assessing Market Risks

Bank of Yokohama uses various methods to assess and quantify market risks, including but not limited to VaR and BPV. VaR is a statistical risk management technique that monitors and quantifies the risk level Bank of Yokohama is exposed to by measuring the maximum amount of loss over a specified time horizon with a given confidence level. In principle, all financial instruments held by Bank of Yokohama are under the scope of VaR-based quantitative analysis. To confirm the accuracy, adequacy and effectiveness of VaR calculations (i.e. the model applied and inputs used), Bank of Yokohama continuously conducts back-testing where the VaR is compared with hypothetical losses where Bank of Yokohama cannot liquidate the portfolio as at the assessment date for a certain time horizon. VaR statistics can be materially different across firms due to differences in portfolio composition, differences in VaR methodologies, and differences in model parameters.

VaR Summary

Bank of Yokohama applies the historical simulation method, with a 99.9% confidence level and a 1,250-day observation period, to calculate VaR. Holding period is set at ten days for trading portfolios, but at various holding periods for banking portfolio depending on the type of financial instruments and the periods which best represent the time necessary to unwind the position. The holding periods utilized for banking portfolios mainly ranged from one month to one year.

In quantifying the interest rate risk for banking portfolios, Bank of Yokohama takes into consideration the core deposits, which are deemed to be multi-layered term deposits with maturity of less than five years (average of two and a half years) for risk management purposes. Core deposits refer to deposits that are unlikely to be withdrawn, but are contractually deposits on demand.

The following is a summary of the VaR position of Bank of Yokohama’s banking and trading portfolios at March 31, 2015 and 2014:

	Banking portfolios			Trading portfolios
	Interest risk and foreign exchange risk(1)	Price change risk for securities	Overall(3)
	(Billions of yen)
At March 31, 2014	27.0	79.3	106.3	0.02
For the year ended March 31, 2015
Average(2)	35.6	64.3	99.9	0.11
Maximum(2)	39.5	74.8	108.5	0.15
Minimum(2)	31.4	56.1	90.8	0.07

At March 31, 2015	30.3	73.4	103.7	0.06

(1)

Debt securities with quoted prices are exposed to price change risk. Although the quoted price of a debt security is influenced by interest rates, other factors including credit risk and market preference (e.g. mismatch between supply and demand) may also cause a change in price.

Bank of Yokohama considers the interest rate risk of debt securities with quoted prices as a component of the securities’ price change risk, and therefore does not independently capture and analyze interest rate risk of debt securities with quoted prices in the calculation of VaR.

(2)

Average, maximum and minimum values presented in the table above are calculated based on the monthly average VaR. The table above does not include unquoted equity securities or other financial instruments where market prices are not readily available. Non-marketable equity securities are analyzed as credit-related assets as mentioned in Note 4.2 to the audited consolidated financial statements, included elsewhere in this prospectus.

(3)

The column “overall” shows the VaR of the portfolio as a whole, combining interest rate risk and price change risk. The maximum/minimum/average risk exposures shown in the table above are calculated independently from each other, i.e. they are not necessarily of the same measurement month. Maximum/minimum/average risk exposures for the portfolio as a whole (“overall”) does not necessarily agree with the sum of maximum/minimum/average risk exposures for each risk component.

Liquidity Risk

Liquidity risk is the risk that Bank of Yokohama will encounter difficulty in meeting obligations associated with its financial liabilities that are settled by delivering cash or another financial assets. The basic business model of banks is to procure short-term funding such as deposits and invest in long-term loans and debt securities. It is therefore critical to manage liquidity risk to maintain a stable supply of funding to customers.

In addition, the shortage of liquidity will have a significant impact on the financial system and regional economy as well as induce other systemic risks. Bank of Yokohama has established Liquidity Risk Management Principles and other policies to manage day-to-day liquidity risk and in the event of an unexpected liquidity shortage.

In order to facilitate stable funding on a daily basis and prepare for emergency cash outflows, the cash outflow forecasts are reviewed and the adequacy of highly liquid assets to meet such contractual obligations are ensured at the ALM meeting, once in six months. The Risk Management Department monitors and ensures the adequacy of funding on a daily basis.

In addition to the ALM meetings, weekly Market Risk Expert meetings are also held to deliberate the impact to Bank of Yokohama’s liquidity risk position due to fluctuations in market interest rates, foreign exchange rates and other relevant market conditions. In the rare event of liquidity distress due to drastic changes in market conditions, Liquidity Risk Emergency meetings will be called to immediately collect and compile the necessary information to enable prompt decision making and response to the threat.

The tables below set out the remaining contractual maturities of Bank of Yokohama’s financial liabilities at March 31, 2015 and 2014. Financial instruments which have no stated maturity, but can be put or withdrawn by the holder at anytime, are regarded by Bank of Yokohama as on demand and categorized into the “less than 3 months” category.

Contractual cash flows include both principal and interest. If early termination options are included in the financial instruments, such options are regarded as exercised at the earliest date allowed for financial liabilities.

For derivatives, cash inflows and cash outflows are separately presented as if settled on a gross basis. Liabilities with call features are shown at the earliest legally exercisable call date. All trading positions other than derivatives are deemed to be on-demand due to their short-term nature.

	Carrying amount	Financial instruments included		Less than 3 months	Less than 6 months	Less than a year	Less than 5 years	Over 5 years
	(Millions of yen)
At March 31, 2015
Financial liabilities
Deposits	12,232,493	12,232,493		9,963,330	592,733	905,791	759,825	14,247
Call money	777,300	777,300		777,300	—	—	—	—
Cash collateral on securities lent	247,652	247,652		217,563	30,089	—	—	—
Derivative financial liabilities	43,624	43,184
Net settlement	31,325	31,325		2,536	2,396	4,363	18,713	4,176
Gross settlement (inflow)	12,299	11,859	(1)	384,292	36,407	2,871	11,212	—
Gross settlement (outflow)				392,703	37,265	3,556	12,945	—
Borrowings	811,282	811,282		77,594	42,068	50,398	587,701	60,354
Other liabilities	219,050	179,000		178,720	—	—	—	280
Financial guarantees	—	—		68,244	—	—	—	—
Loan commitments	—	—		1,914,398	—	—	—	—

Total	14,331,401	14,290,911		13,976,680	740,958	966,979	1,390,396	79,057

	Carrying amount	Financial instruments included		Less than 3 months	Less than 6 months	Less than a year	Less than 5 years	Over 5 years
	(Millions of yen)
At March 31, 2014
Financial liabilities
Deposits	11,880,421	11,880,421		9,562,884	615,695	951,094	742,372	12,400
Call money	182,179	182,179		182,179	—	—	—	—
Cash collateral on securities lent	91,591	91,591		53,077	38,514	—	—	—
Derivative financial liabilities	40,075	39,752
Net settlement	29,706	29,706		2,495	2,524	4,853	20,978	927
Gross settlement (inflow)	10,369	10,046	(1)	338,342	64,384	27,523	9,808	10
Gross settlement (outflow)				344,751	66,078	28,044	10,764	12
Debt securities issued	30,000	30,000		—	240	240	1,916	30,240
Borrowings	434,071	434,071		145,807	27,539	75,466	123,864	68,155
Other liabilities	150,878	110,177		109,877	—	22	—	278
Financial guarantees	—	—		73,899	—	—	—	—
Loan commitments	—	—		1,801,204	—	—	—	—

Total	12,809,215	12,768,191		12,614,515	814,974	1,087,242	909,702	112,022

(1)

Certain exotic derivatives, for which cash flows are difficult to estimate, are excluded from the analysis above as their contractual maturity is not essential to understand the actual timing of the cash flows of the instruments.

Asset Liability Management Mechanism

Given ALM’s critical importance to Bank of Yokohama’s risk management framework, Bank of Yokohama’s ALM meetings directly involve members of the management team. During the ALM meetings, management is presented with forecasts of market rates, business performance analysis and risk analysis information such as gap analysis, simulations, BPV and VaR. Market Departments and Operation Departments discuss from their respective standpoints and resolve critical issues relating to risk management and return optimization.

In addition to the monthly ALM meetings, Bank of Yokohama’s ALM mechanism also incorporates mini-ALM meetings, which are held monthly. The agenda and materials for these meetings will be discussed and shared among the heads of the relevant departments via email with the points of discussion to be resolved during the meetings. Market Risk Expert meetings, as mentioned in Note 4.4 to the audited consolidated financial statements included elsewhere in this prospectus, are held weekly to deliberate the impact to Bank of Yokohama’s risk positions due to fluctuations in market interest rates, foreign exchange rates and equity prices. Weekly Market Prediction meetings are held to share information and predictions about macroeconomic conditions, financial market trends, market interest rates and foreign exchange rates.

Operational Risk

Operational risk is the risk of direct or indirect loss arising from a wide variety of causes associated with Bank of Yokohama’s processes, personnel, technology and infrastructure and from external factors other than credit, market or liquidity risks. Bank of Yokohama’s businesses, products and services offered have evolved to become highly complex due to the diverse customer demands in the region. Bank of Yokohama strives to fine-tune its administration systems and operation flows to achieve efficiency and improve profitability. Bank of Yokohama has identified five sources of operational risks, namely administrative risk, system risk, legal risk, tangible assets risk and human resource risk, as defined in Note 4.1 to the audited consolidated financial statements included elsewhere in this prospectus. To manage these risks holistically, Bank of Yokohama has established Operational Risk Management Principles to heighten internal control procedures. To address operational soundness and customer protection, Bank of Yokohama aims to understand and effectively manage operational risks through the minimization of both the amount and frequency of operational losses.

Operational risks can occur in all of Bank of Yokohama’s operations and evolve with societal and demographic changes. Unprecedented events may occur as a result. Bank of Yokohama identifies the operational risks it is exposed to across all operational process, products and systems, etc. and mitigates such risks based on their specific nature. Risk & Control Self-Assessment (“RCSA”) is implemented to regularly evaluate the effectiveness of the controls in operational risk management process. Bank of Yokohama uses the results of the RCSA to identify significant issues, areas for improvement and to recalibrate the operational risk management program. RCSA also covers those potential risks that have yet to occur and ranks them according to their relative importance to Bank of Yokohama in order to simultaneously manage such risks.

Operational Risks meetings, with the participation of Directors, are held regularly to discuss bank-wide management topics relating to operational risks and to deliberate the measures to mitigate such risks.

Administrative Risk Management

Bank of Yokohama has established Administrative Risk Management Principles to outline the basic principles and procedures with regard to administrative risk. The Corporate Administration Department is responsible for the enhancement of the internal environment based on those principles and procedures. Information about administrative exceptions that have occurred is compiled and analyzed to prevent their recurrence. Customer feedback is also taken into consideration as part of Bank of Yokohama’s effort to mitigate administrative risk and uphold service excellence.

System Risk Management

Bank of Yokohama has established various policies and procedures in order to protect customer information and computer systems. These policies and procedures include Security Policies, Security Standards and System Risk Management Principles. The IT Department is in charge of strengthening Bank of Yokohama’s risk management mechanism with regard to system risk based on these policies and procedures. Specifically, information and computer systems are categorized into three levels and managed according to their importance in order to effectively manage system risk.

In accordance with Financial Institution Computer System Security Principles, Bank of Yokohama regularly conducts business continuity exercises to prepare for the event of online system failure or malfunction. These exercises aim to educate and train employees in crisis management as well as the speedy recovery of the systems. Back-up centers are also established for online systems in case of large-scale natural disasters.

In addition to the above, Bank of Yokohama strives to strengthen the bank-wide risk management framework on system risk.

Legal Risk Management

Bank of Yokohama established Legal Risk Management Principles to outline the treatment of a spectrum of legal issues that can occur at the head office and the branches. The Legal unit within the Corporate Administrative Department oversees such issues and provides guidance and solutions on important issues. In addition, updates or amendments to laws and regulations as well as recent case verdicts and other legal information are shared among all departments to minimize legal risk.

Tangible Assets Risk Management

Tangible assets risk arises from events such as natural disasters, terror attacks, misappropriation and other illegal activities. The Corporate Administration Department is responsible for mitigating such risks based on the “Tangible Assets Risk Management Principles and Prevention Manual” established by Bank of Yokohama.

Human Resource Risk Management

Bank of Yokohama has established Human Resource Risk Management Principles to handle issues such as employment disputes, workplace safety and other human resource related risks. Human Resource Department is responsible for managing such issues.

Reputational Risk Management

The Risk Management Department of Bank of Yokohama directly manages its reputational risk in accordance with Crisis Management Policies. The Corporate Social Responsibility Unit within the Corporate Planning Department is responsible for information gathering in the event of adverse news regarding Bank of Yokohama.

Risk Management in Overseas Branches

The Shanghai Branch of Bank of Yokohama has started Chinese Renminbi transactions from April 2014. Bank of Yokohama proactively collates information on the credit risks, market risks, liquidity risks and operational risks in association with this new operation. The China Strategy Committee meets monthly to deliberate on the issues and solutions from a bank-wide standpoint and aims to strengthen the risk management capabilities of overseas branches.

Crisis Management

In addition to the above-mentioned risk management mechanism, the Crisis Management Unit of the Risk Management Department prepares a Contingency Plan to outline the procedures Bank of Yokohama undertakes during unexpected social or market events such as natural disasters, system failure, epidemics, reputational risk, liquidity risks, etc. The Contingency Plan aims to ensure that the functioning of the financial system is undisrupted and downtime is minimized. The Crisis Management Committee is responsible for information collection, while the Emergency Response Unit, including the Natural Disaster Response Team and System Failure Response Team, etc., is responsible for the overall direction in the event of emergencies.

In addition, Bank of Yokohama established the Business Continuity Strengthening Committee to review its business continuity readiness and to organize periodic drills and exercises to enhance its responsiveness in the event of a bank or system failure.

ADDITIONAL FINANCIAL INFORMATION FOR BANK OF YOKOHAMA

I. Distribution of Assets and Liabilities; Interest Rates and Interest Differential

Bank of Yokohama is incorporated under Japanese law. Bank of Yokohama and its principal operating subsidiaries, including Yokohama Guarantee Co.,Ltd., Hamagin Finance Co., Ltd., Hamagin Tokai Tokyo Securities Co., Ltd., Hamagin Research Institute, Ltd., and Yokohama Capital Co., Ltd., which are all incorporated under Japanese law, maintain their books and records under Japanese GAAP. For purposes of filing a registration statement with the SEC, Bank of Yokohama prepares its consolidated financial statements in accordance with IFRS. As Bank of Yokohama only prepares its consolidated accounts under IFRS at the date of its financial statements, the account balances under IFRS are not available at any interim dates between the dates of its consolidated financial statements, and therefore certain information presented herein is prepared under Japanese GAAP.

Average Balances, Interest and Average Rates

Under Japanese GAAP, Bank of Yokohama’s interest income from interest-earning assets and interest expense on interest-bearing liabilities for the years ended March 31, 2015 and 2014 were as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Interest income on interest-earning assets	164,181	167,959
Interest expense on interest-bearing liabilities	7,959	8,613

Net interest income	156,222	159,346

The following table sets forth the average balances, interest and average yield or interest rates for interest-earning assets and interest-bearing liabilities for the years ended March 31, 2015 and 2014 which were computed and derived on the Japanese GAAP basis and reported in Bank of Yokohama’s Japanese GAAP consolidated financial statements. Average balances are principally based on daily average and Bank of Yokohama believes that the average balances are representative of Bank of Yokohama’s operations under Japanese GAAP.

	For the year ended March 31,
	2015				2014
	Year-end balance	Average balance	Interest income/ expense	Average rate	Year-end balance	Average balance	Interest income/ expense	Average rate
	(Millions of yen, except percentages)
Interest-earning assets
Loans and bills discounted	9,724,053	9,584,635	132,268	1.38%	9,453,564	9,346,808	138,583	1.48%
Securities	2,460,453	2,372,933	26,255	1.10%	2,044,741	2,090,031	24,330	1.16%
Call loans and bills bought	273,006	251,525	1,235	0.49%	283,210	243,998	986	0.40%
Money claims bought	124,369	120,153	1,750	1.45%	125,896	130,571	1,982	1.51%
Due from banks	102,083	174,239	2,142	1.22%	151,355	235,034	1,424	0.60%
Other interest-earning assets	13,722	12,127	531	4.38%	7,618	9,754	654	6.70%

Total interest-earning assets	12,697,686	12,515,612	164,181	1.31%	12,066,384	12,056,196	167,959	1.39%

Interest-bearing liabilities
Deposits	12,121,479	11,615,315	4,406	0.03%	11,829,221	11,265,470	4,862	0.04%
Negotiable certificates of deposit	106,960	108,558	69	0.06%	49,610	91,082	62	0.06%
Call money and bills sold	777,299	382,456	578	0.15%	182,178	327,111	489	0.14%
Payables under securities lending transactions	247,651	212,159	412	0.19%	91,591	71,161	135	0.19%
Borrowed money	695,315	353,177	498	0.14%	301,184	268,466	985	0.36%
Other interest-bearing liabilities	58	8,899	1,996	22.43%	30,061	58,337	2,080	3.57%

Total interest-bearing liabilities	13,948,762	12,680,564	7,959	0.06%	12,483,845	12,081,627	8,613	0.07%

Net interest-earnings and interest rate spread			156,222	1.25%			159,346	1.32%

Net yield on total interest-earning assets				1.25%				1.32%

With respect to the interest-earning assets, mainly owing to seasonal factors, such as additional demand for loans from corporate customers and the concentration of due dates for trade-related payables around the March 31 year-end, year-end balances for loans and bills discounted are generally larger than average balances for the year.

During the periods shown above, the account balances for loans and bills discounted and securities increased. The increase in loans and bills discounted primarily resulted from an increase in loans to wholesale customers, specifically to small- and medium-sized enterprises, which generally have less capital on hand than the larger enterprises and therefore tend to rely more on bank borrowings. The increase in securities was primarily due to an increased holdings in Japanese government bonds, foreign bonds and investment trust funds, and gains in the fair value of listed equity securities held reflecting recovery of the stock market.

With respect to interest-bearing liabilities, deposits, which are Bank of Yokohama’s primary source of funds, increased during the periods shown above. The increase is primarily due to an increase in demand deposits, specifically the current accounts from wholesale and retail customers.

Bank of Yokohama is continuously assessing the cost efficiency of each available funding source and raising funds through the source that is considered more cost-efficient compared to others at any given point in time. Consequently, the balances for non-deposit sources of funds shown above including borrowed money fluctuate from time to time depending on Bank of Yokohama’s assessment and funding decisions.

Differences between Japanese GAAP and IFRS

Japanese GAAP differs in certain significant respects from IFRS. Refer to the reconciliation of consolidated statement of financial position in Note 3.1 to the audited consolidated financial statements included elsewhere in this prospectus for the description of major differences between Japanese GAAP and IFRS. These differences are adjusted while preparing Bank of Yokohama’s consolidated financial statements in accordance with IFRS. Some of these adjustments affect the measurement basis of interest-earning assets and interest-bearing liabilities, while other adjustments affect the volume of interest-earning assets and interest-bearing liabilities recognized in the consolidated statement of financial position.

The adjustments that affect the measurement basis of interest-earning assets and interest-bearing liabilities include: differences in the scope for consolidation and equity method; the basis and timing of the recognition of impairment of investment securities and loans and advances; bifurcation of additional embedded derivatives; classification of investment securities and loans; valuation of unlisted and available-for-sale securities; costs for originating loans; and the basis of the derecognization of financial liabilities. The consolidation of additional entities that Bank of Yokohama does not have to consolidate under Japanese GAAP accounts for substantial portion of the adjustments that affect the total consolidated assets and liabilities, especially the volume of interest-earning assets and interest-bearing liabilities recognized in the consolidated statement of financial position.

Difference in scope of consolidation/equity method

Under IFRS, Bank of Yokohama only consolidates an investee if and only if it has (i) power over the investee; (ii) exposures or rights to variable return from its involvement with the investee; and (iii) ability to use its power over the investee to affect the amount of Bank of Yokohama’s returns. On the other hand, under Japanese GAAP, Bank of Yokohama consolidates an investee if it has control over the latter, i.e. able to control the decision-making process of the investee.

As a result of this difference between IFRS and Japanese GAAP, Bank of Yokohama consolidates or applies equity method to some investees that it does not consolidate or apply equity method under Japanese GAAP. The differences in accounting treatment between IFRS and Japanese GAAP for the following investees are as summarized:

(a) Investment funds

Investment funds, which are not consolidated under Japanese GAAP, are special purpose funds established to raise money for investments in public companies and private equities. Bank of Yokohama invests in several investment funds. For some of the investment funds that it invests in, Bank of Yokohama has redemption rights that are substantially equivalent to the rights to remove the fund manager without cause and therefore it has the ability to direct the relevant activities of the funds. Accordingly, Bank of Yokohama, which is deemed to have control over these investment funds under IFRS 10, consolidates such funds.

(b) Securitization vehicles

Certain securitization vehicles sponsored by Bank of Yokohama under its securitization program are run according to the predetermined criteria that are part of the initial design of these vehicles. In addition, Bank of Yokohama is exposed to the variability of returns from these vehicles through its holding of securities in the vehicles. Outside the day-to-day servicing of receivables, key decisions that significantly affect the vehicles’ results are usually required only when receivables in the vehicles go into default. For some of these vehicles, Bank of Yokohama manages such key decisions and is therefore deemed to have control over the vehicles. Consequently, unlike the treatment under Japanese GAAP, Bank of Yokohama consolidates such vehicles pursuant to IFRS 10 and accordingly the loans sold to the vehicles are recognized as loans and advances, leading to an increase in the consolidated assets recorded.

(c) Yokohama Preferred Capital Cayman Limited (“YPCC”)

YPCC, a subsidiary under Japanese GAAP, was accounted for as an associate under the equity accounting method under IFRS as it does not meet the control criteria per IFRS 10. While YPCC is wholly-owned by Bank of Yokohama, Bank of Yokohama does not have the ability to direct YPCC’s activities that are strictly limited to the collection of cash flows from subordinated loan to Bank of Yokohama and issuance of beneficiary certificates. YPCC’s returns may be affected by the collectability of the cash flows generated from the subordinated loan to Bank of Yokohama, but Bank of Yokohama does not have any exposure or rights to YPCC’s variable returns.

The accounting of YPCC as an associate has resulted in the beneficiary interests issued by YPCC to be recorded as borrowings under IFRS, thus increasing Bank of Yokohama’s total consolidated liabilities recorded.

Overall, the broader scope of consolidation under IFRS results in Bank of Yokohama’s total consolidated assets and liabilities under IFRS, after eliminating inter-company transactions, to be greater than they are under Japanese GAAP as shown in the table below:

	At March 31,				At April 1,
	2015		2014		2013
	Total assets	Total liabilities	Total assets	Total liabilities	Total assets	Total liabilities
	(Millions of yen)
Increase due to consolidation under IFRS	143,885	189,071	104,662	152,051	124,236	172,841

In addition, other adjustments that have more significant impact on the total consolidated assets and/or liabilities, especially the volume of interest-earning assets and/or interest-bearing liabilities recognized in the consolidated statement of financial position include:

Difference in allowance for loan losses

The recognition of allowance for loan losses differs under Japanese GAAP and IFRS.

Allowance for impairment under Japanese GAAP is individually calculated based on the discounted cash flows (“DCF”) method for specifically identified significant loans or the estimated unrecoverable amounts considering the historical loss experience and recoveries from collateral and guarantees, or is collectively calculated on a portfolio basis using the historical loan loss experience.

Under IFRS, if there is objective evidence that loans and advances are impaired, impairment losses are individually calculated based on the DCF method for individually significant impaired loans. For the remaining impaired loans, impairment losses are collectively calculated on a portfolio basis with similar risk characteristics, using statistical methods based on historical loss experience, or calculated based on the estimated uncollectable amounts taking into account recoveries from collateral and guarantees.

In addition, the definition of an impaired loan is different between Japanese GAAP and IFRS. Under Japanese GAAP, borrowers classified as “Needs attention” with modified or renegotiated loans are not considered to be impaired if they meet certain conditions. These conditions include improvement in repayment capacity as a result of such modification or renegotiation.

Under IFRS, such loans may be classified as impaired since they are considered to meet the definition of objective evidence of impairment. Accordingly, the scope of impaired loans under IFRS is broader than that under Japanese GAAP, which resulted in a larger allowance for impairment than that recognized under Japanese GAAP.

Moreover, under Japanese GAAP, interest income is recognized based on the contractual amount of the loan by using the contractual interest rate for loans that are not impaired. However, under IFRS, interest income is recognized based on the carrying amount of the loan, net of allowance for loan losses, by using the effective interest rate.

The aforementioned differences resulted in the following effects to Bank of Yokohama’s balances of loans and advances and total assets under IFRS:

	At March 31,				At April 1,
	2015		2014		2013
	Loans and advances	Total assets	Loans and advances	Total assets	Loans and advances	Total assets
	(Millions of yen)
Decrease due to recognition of allowance for impairment under IFRS	24,503	17,146	32,026	20,817	32,634	21,504

Consequently, the differences in allowance for loan losses methodology under Japanese GAAP and IFRS also have an impact on the related interest income.

For the years ended March 31, 2015 and March 31, 2014, differences between Japanese GAAP and IFRS related to allowance on loans and advances resulted in negative adjustments (i.e. decreases) to interest income of ¥1,520 million and ¥1,598 million, respectively.

Differences in EIR calculation for amortized cost of financial assets

Under IFRS, fees and commissions that are an integral part of the effective interest rate (“EIR”) computation, transaction costs, and all other premiums and discounts shall be taken into consideration when calculating the effective interest rate. Accordingly, fees and commissions for the origination of loans and other financial products are recognized on an accrual basis as part of the effective interest rate on the respective financial instruments.

Under Japanese GAAP, however, fees and commissions for the origination of loans are generally recognized in income upon origination.

Effects of the aforementioned differences between Japanese GAAP and IFRS regarding the calculation of EIR are summarized below:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Decrease under IFRS in:
Investment securities	1,159	1,352	1,481
Loans and advances	5,581	5,332	5,337

Consequently, for the years ended March 31, 2015 and March 31, 2014, differences between Japanese GAAP and IFRS related to the calculation of EIR resulted in adjustments (i.e. increases) to interest income of ¥1,671 million and ¥1,644 million, respectively.

Differences in classification of financial assets

Under IFRS, financial assets are classified into four categories (i.e. fair value through profit or loss, available-for-sale, held-to-maturity, and loans and receivables) in accordance with IAS 39, and the initial recognition and subsequent measurement of financial assets differ by category. Under Japanese GAAP, however, the loans and receivables category is not applicable to investment securities, and accounting rules which determines the measurement of instruments are mainly based on the legal and contractual form of the instruments.

The differences in classification of financial assets between Japanese GAAP and IFRS impact the balances of interest-earning assets. Certain investment securities classified by Bank of Yokohama as available-for-sale investments (and therefore measured at fair value) under Japanese GAAP are classified as loans and receivables (and thus measured at amortized cost) under IFRS, in accordance with IAS 39. In addition, some of the subsidiary accounts classified as other assets under Japanese GAAP were reclassified as loans and advances under IFRS. The effects are summarized below:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Increase (decrease) under IFRS in:
Investment securities	(24,188)	(25,937)	(28,814)
Loans and advances	46,571	47,173	46,758
Other assets	(25,174)	(24,654)	(24,421)

II. Investment Portfolio

The following table shows the amortized cost and fair values of available-for-sale and held-to-maturity securities as well as the loans and receivables that Bank of Yokohama held at March 31, 2015, March 31, 2014 and April 1, 2013 presented under IFRS:

	At March 31,				At April 1,
	2015		2014		2013
	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
	(Millions of yen)
Available-for-sale securities:
Domestic:
Japanese government bonds	597,132	599,229	422,414	425,138	745,824	753,397
Other debt securities	37,188	43,292	35,284	41,193	48,829	54,481
Equity securities	—	409,813	—	308,761	—	284,846

Total domestic	634,320	1,052,334	457,698	775,092	794,653	1,092,724

Foreign:
U.S. Treasury bonds and other U.S. government agencies bonds	124,862	126,086	18,620	18,474	—	—
Other governments and official institutions bonds	10,259	156,334	7,777	29,257	4,748	17,521
Other securities	272	271	579	577	1,026	1,020

Total foreign	135,393	282,691	26,976	48,308	5,774	18,541

Total	769,713	1,335,025	484,674	823,400	800,427	1,111,265

	At March 31,				At April 1,
	2015		2014		2013
	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
	(Millions of yen)
Held-to-maturity debt securities:
Domestic:
Japanese government bonds	10,999	12,297	21,384	22,597	20,392	21,799

Total	10,999	12,297	21,384	22,597	20,392	21,799

Loans and receivables:
Domestic:
Japanese governments and municipal bonds	351,249	353,322	355,896	358,876	329,519	333,918
Corporate bonds	685,478	697,728	776,811	788,522	739,809	754,888

Total domestic	1,036,727	1,051,050	1,132,707	1,147,398	1,069,328	1,088,806

Foreign:
Other governments and official institutions bonds	98,377	98,760	69,921	69,512	40,355	40,533
Other securities	40,190	40,240	55,750	55,857	45,915	46,157

Total foreign	138,567	139,000	125,671	125,369	86,270	86,690

Total	1,175,294	1,190,050	1,258,378	1,272,767	1,155,598	1,175,496

Note: The table above includes investment securities included as assets pledged as collateral excluding embedded derivatives.

The following table presents the carrying amounts, contractual maturities and weighted average yields for the available-for-sale debt securities, held-to-maturity debt securities and loans and receivables debt securities that Bank of Yokohama held at March 31, 2015 presented in accordance with IFRS. Available-for-sale debt securities are carried at fair value whereas held-to-maturity debt securities and loans and receivables debt securities are carried at amortized cost. The weighted average yields below are calculated based on amortized cost for all debt securities.

	Maturity
	One year or less		After one year through five years		After five years through ten years		After ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Millions of yen, except percentages)
Available-for-sale securities:
Domestic:
Japanese government bonds	111,694	1.38%	470,523	0.69%	17,012	0.16%	—	—	599,229	0.80%
Corporate bonds	—	—	—	—	—	—	—	—	—	—
Other debt securities	—	—	—	—	37,600	0.81%	5,692	1.12%	43,292	0.86%

Total domestic	111,694	1.38%	470,523	0.69%	54,612	0.62%	5,692	1.12%	642,521	0.81%

Foreign:
U.S. Treasury bonds and other U.S. government agencies bonds	12,975	9.25%	76,449	0.86%	36,662	1.94%	—	—	126,086	1.98%
Other governments and official institutions bonds	3,581	0.88%	134,776	1.25%	17,977	1.78%	—	—	156,334	1.54%
Other securities	—	—	—	—	—	—	271	0.37%	271	0.37%

Total foreign	16,556	7.32%	211,225	0.89%	54,639	1.89%	271	0.37%	282,691	1.90%

Total	128,250	2.11%	681,748	0.72%	109,251	1.26%	5,963	1.09%	925,212	1.02%

Held-to-maturity debt securities:
Domestic:
Japanese government bonds	1,505	0.50%	1,505	0.40%	2,012	2.10%	5,977	2.00%	10,999	1.60%

Total	1,505	0.50%	1,505	0.40%	2,012	2.10%	5,977	2.00%	10,999	1.60%

Loans and receivables:
Domestic:
Japanese governments and municipal bonds	56,610	1.07%	249,383	0.54%	45,256	1.01%	—	—	351,249	0.69%
Corporate bonds	124,702	0.76%	368,479	0.51%	182,639	0.91%	9,658	1.79%	685,478	0.68%

Total domestic	181,312	0.86%	617,862	0.52%	227,895	0.93%	9,658	1.79%	1,036,727	0.68%
Foreign:
Other governments and official institutions bonds	12,353	3.36%	83,630	1.40%	2,394	1.75%	—	—	98,377	1.65%
Corporate bonds	9,631	1.93%	30,559	0.86%	—	—	—	—	40,190	1.12%

Total foreign	21,984	2.73%	114,189	1.25%	2,394	1.75%	—	—	138,567	1.49%

Total	203,296	1.06%	732,051	0.64%	230,289	0.94%	9,658	1.79%	1,175,294	0.78%

Other than Japanese government bonds, Bank of Yokohama did not hold any securities of individual issuers in which the aggregate carrying value exceeded 10% of Bank of Yokohama’s shareholders’ equity at March 31, 2015.

III. Loan Portfolio

Types of Loans

The following table presents Bank of Yokohama’s outstanding loans and advances by domicile and industry of the borrowers at March 31, 2015, March 31, 2014 and April 1, 2013 prepared under IFRS. The categorization of loans and advances by industry is based on the loan classification designated by the Bank of Japan (the “BoJ”) for regulatory reporting purposes.

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Domestic:
Manufacturing	894,798	944,553	997,879
Wholesale and retail trade	812,213	769,342	752,881
Real estate	2,633,348	2,499,408	2,484,502
Services	747,268	730,700	746,583
Other industries	1,264,931	1,202,108	1,122,057
Individuals	3,585,213	3,560,162	3,513,480

Total domestic	9,937,771	9,706,273	9,617,382

Foreign:
Others(1)	16,835	13,870	10,383

Total domestic and foreign	9,954,606	9,720,143	9,627,765

Unearned income and deferred loans and advances fees — net	(5,581)	(5,332)	(5,337)
Total loans and advances before allowance for impairment	9,949,025	9,714,811	9,622,428

(1)	There was no category which exceeded 5 percent of the total balances of loans and advances before allowance for loan losses.

The balances of outstanding loans and advances at March 31, 2012 and 2011 are not available under IFRS and hence are not presented in the table above.

Maturities and Sensitivities of Loans to Changes in Interest Rates

The following table shows the breakdown of Bank of Yokohama’s loan portfolio by maturity of the loans and industry of the borrowers at March 31, 2015:

	Maturity
	One year or less	After one year through five years	After five years	Total
	(Millions of yen)
Domestic:
Manufacturing	411,459	398,946	84,393	894,798
Wholesale and retail trade	393,671	320,507	98,035	812,213
Real estate	484,785	768,972	1,379,591	2,633,348
Services	236,551	296,717	214,000	747,268
Other industries	459,159	593,614	212,158	1,264,931
Individuals	224,473	631,920	2,728,820	3,585,213

Total domestic	2,210,098	3,010,676	4,716,997	9,937,771

Foreign:
Other(1)	13,747	3,017	71	16,835

Total domestic and foreign	2,223,845	3,013,693	4,717,068	9,954,606

Unearned income and deferred loans and advances fees — net	(1,021)	(2,230)	(2,330)	(5,581)

Total loans and advances before allowance for impairment	2,222,824	3,011,463	4,714,738	9,949,025

(1)	There was no category which exceeded 5 percent of the total balances of loans and advances before allowance for loan losses.

The table below shows the breakdown of loans and advances due after one year by their interest types, whether floating or fixed rate, at March 31, 2015:

(Millions of yen)
Floating rate loans and advances	4,760,307
Fixed rate loans and advances	2,970,454

Total	7,730,761

Impaired, Past Due and Restructured Loans

Bank of Yokohama’s consolidated financial statements have been prepared under IFRS, and the risk elements and categories analyzed with regard to loans and advances differ from the requirements of the U.S. Securities Exchange Commission (“SEC”).

Per the Guide 3 disclosure guidelines, the SEC requires that loans be categorized and separately reported as of the end of each reported period as nonaccrual (i.e. loans accounted for on a non-accrual basis), past due (i.e. accruing loans that are contractually past due for 90 days or more as to principal or interest payments), and restructured loans (i.e. loans qualifying as troubled debt restructurings).

In accordance with IFRS, Bank of Yokohama recognizes interest on loans based on original effective interest rates, regardless of whether they are impaired or unimpaired. Therefore, Bank of Yokohama technically has no loans that are non-accruing. As such, information related to “Impaired loans” as defined by IFRS is reported in lieu of nonaccrual (loans) as required by the SEC. A loan is considered impaired under IFRS when there is objective evidence indicating an existence of an impaired loss.

Additionally, Bank of Yokohama reports information relating to “Unimpaired loans that are contractually past due for 90 days or more as to principal or interest payments” in lieu of accruing loans that are past due for 90 days or more as to principal or interest payments, as required by the SEC. In reporting information relating to “Restructured loans”, Bank of Yokohama’s restructured loans are defined as loans with modified terms and concessions granted to debtors having difficulty in meeting the contractual terms of the loans, other than those loans included in the aforementioned “Impaired loans” and “Unimpaired loans that are contractually past due for 90 days or more” categories.

The following table shows the distribution of Bank of Yokohama’s impaired loans, unimpaired loans contractually past due for 90 days or more and restructured loans by domicile of the borrowers at March 31, 2015, March 31, 2014 and April 1, 2013:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Impaired loans:
Domestic	279,167	313,002	329,284
Foreign	—	—	—

Total impaired loans	279,167	313,002	329,284

Unimpaired loans contractually past due for 90 days or more:
Domestic	56	24	116
Foreign	—	—	—

Total unimpaired loans contractually past due for 90 days or more	56	24	116

Restructured loans other than those included above:
Domestic	242,948	289,498	284,761
Foreign	—	—	—

Total restructured loans other than those included above	242,948	289,498	284,761

Total	522,171	602,524	614,161

Impaired loans and advances at March 31, 2012 and 2011 are not available under IFRS and therefore are not presented in the table above.

Interest on Impaired Loans and Advances

Regarding domestic loans, gross interest income which would have been recognized under the original contractual terms on total impaired loans outstanding during the year ended March 31, 2015 were approximately ¥5,749 million, of which approximately ¥4,262 million, as determined in accordance with IFRS, have been recognized in the statement of income for the year. As to foreign loans, there was no impaired loan.

Foreign Loans Outstanding

Bank of Yokohama had no cross-border outstandings to borrowers in any foreign country which in total exceeded 1% of its consolidated total assets at March 31, 2015, March 31, 2014 and April 1, 2013. Cross-border outstandings are defined, for this purpose, as loans (including accrued interest), acceptances, interest-earning deposits with other banks, other interest-earning investments and any other monetary assets denominated in Japanese yen or other non-local currencies. Material local currency loans outstanding which are neither hedged nor funded by local currency borrowings are included in cross-border outstandings.

Loan Concentrations

At March 31, 2015, there were no concentrations of loans to a single industry group of borrowers, as defined by the BoJ industry segment loan and advance classifications, which exceeded 10% of Bank of Yokohama’s consolidated total loans and advances, except for loans and advances in a category disclosed in the table of loans and advances outstanding above.

IV. Summary of Loan Loss Experience

The following table shows an analysis of Bank of Yokohama’s loan loss experience by domicile and industry of the borrowers for the years ended March 31, 2015 and 2014:

	March 31,
	2015	2014
	(Millions of yen)
Allowance for loan losses at beginning of the year	104,507	101,950
Provision (Reversal) for loan losses	(6,033)	11,231
Write-off:
Domestic:
Manufacturing	(2,650)	(3,234)
Wholesale and retail trade	(426)	(662)
Real estate	(320)	(1,989)
Services	(984)	(1,526)
Other industries	(449)	(889)
Individuals:	(4,414)	(3,026)

Total domestic	(9,243)	(11,326)
Total foreign	—	—

Total write-off	(9,243)	(11,326)
Recoveries:
Domestic:
Manufacturing	702	153
Wholesale and retail trade	501	214
Real estate	109	326
Services	105	547
Other industries	137	219
Individuals	1,206	1,193

Total domestic	2,760	2,652
Total foreign	—	—

Total recoveries	2,760	2,652

Net write-off	(6,483)	(8,674)

Balance at the end of the year	91,991	104,507

The following table shows the distribution of Bank of Yokohama’s allowance for loan losses by domicile and industry of borrowers at March 31, 2015, March 31, 2014 and April 1, 2013:

	At March 31,				At April 1,
	2015		2014		2013
	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
	(Millions of yen, except percentages)
Domestic:
Manufacturing	17,350	8.99%	20,308	9.72%	15,512	10.36%
Wholesale and retail trade	8,806	8.16%	9,712	7.91%	9,295	7.82%
Real estate	13,050	26.45%	16,576	25.71%	18,060	25.81%
Services	12,080	7.51%	14,728	7.52%	13,685	7.75%
Other industries	13,049	12.70%	12,331	12.37%	12,103	11.66%
Individuals	27,653	36.02%	30,847	36.63%	33,293	36.49%

Total domestic	91,988	99.83%	104,502	99.86%	101,948	99.89%

Total foreign	3	0.17%	5	0.14%	2	0.11%

Total allowance for loan losses	91,991	100.00%	104,507	100.00%	101,950	100.00%

Allowance for loan losses on loans and advances decreased by ¥12,516 million, or 12.0%, from ¥104,507 million for the year ended March 31, 2014 to ¥91,991 million for the year ended March 31, 2015, as a result of a ¥6,033 million allowance reversal (i.e. credit for loan losses), in addition to write-offs and recoveries of ¥9,243 million and ¥2,760 million, respectively, during the year.

The overall decrease in allowance for loan losses largely reflected the reduction in exposure to individually impaired corporate loans and advances, as well as the decrease in collectively assessed loan loss allowance on corporate loans due to an overall improvement in credit quality of the loan portfolio and a decrease in loan exposures. The better credit quality of the loans was attributable to the improvement in the borrowers’ financial conditions, driven by the recent recovery of the economic and business environment in Japan, which was particularly felt in certain industries, such as real estate and manufacturing.

The overall improvement in credit quality of the loan portfolio was evidenced by the increase in gross loans and advances classified as “Neither past due nor impaired” and the corresponding decreases in loans and advances classified as “Past due but not impaired” and “Impaired” by Bank of Yokohama at March 31, 2015 as compared to March 31, 2014.

Of the ¥12,516 million total decrease in allowance for loan losses, decreases from wholesale loans and advances accounted for ¥8,115 million, or 64.8%. This was driven by improvements in the credit quality of wholesale loans and advances. At March 31, 2015, wholesale loans and advances classified as “Past due but not impaired” and “Impaired” decreased (by ¥673 million and ¥25,889 million, respectively), while wholesale loans and advances classified as “Neither past due nor impaired” increased (by ¥217,872 million) as compared to March 31, 2014. Furthermore, within the “Neither past due nor impaired” category, wholesale loans and advances specified as “Needs attention” decreased (by ¥9,711 million), while those specified as “Normal” increased (by ¥227,583 million) at March 31, 2015 as compared to March 31, 2014. Additionally, the credit conditions of wholesale loans and advances within the “Past due but not impaired” category in particular improved considerably, as evidenced by the increase in percentage of wholesale loans and advances past due up to a month (from 23% at March 31, 2014 to 80% at March 31, 2015), and the decrease in percentage of loans and advances past due over a month (from 77% at March 31, 2014 to 20% at March 31, 2015).

Retail loans and advances also showed similar trends of credit improvement and contributed to the total decrease in allowance for loan losses at March 31, 2015 as compared to March 31, 2014. Retail loans and advances classified as “past due but not impaired” and “impaired” decreased by ¥559 million and ¥7,946 million, respectively, while retail loans and advances classified as “neither past due nor impaired” increased by ¥51,409 million.

Allowance policy

Bank of Yokohama uses both its internal rating system and its self-assessment of the quality of its assets in the quantification of any loan loss provisions and write-offs. The internal rating system allows Bank of Yokohama to evaluate its credit facilities from different perspectives, and the self-assessment process is additionally required by Japanese regulations for the examination of individual loan assets for risk of default or impairment of asset value. The two integrated systems are based on, among other factors, management’s judgment regarding the facilities’ and borrowers’ credit conditions, such as payment history, changes in lending terms, economic environment or financial statement performance of its borrowers.

As the evaluation of credit risks changes, Bank of Yokohama revises its estimates of the allowance to reflect the current conditions.

During the year ended March 31, 2015, there were no significant changes to the overall allowance and credit risk management policy that affected the changes in allowance for loan losses balance.

Further information on the allowance and credit policy, as well as management’s internal rating and self-assessment systems, can be found at “4.2.2. Credit risk management” of the notes to the audited consolidated financial statements, included elsewhere in this prospectus.

V. Deposits

The total amount of deposits by foreign depositors in domestic offices at March 31, 2015, March 31, 2014 and April 1, 2013, were ¥1,093 million, ¥856 million and ¥680 million, respectively.

At March 31, 2015, the balance and remaining maturities of time deposits and certificates of deposit issued by domestic offices in amounts of ¥10 million (approximately US$83 thousand at the Federal Reserve Bank of New York’s noon buying rate on March 31, 2015) or more as well as the balance of those deposits issued by foreign offices in amounts of US$100,000 or more are shown in the following table:

	At March 31, 2015
	Time deposits	Certificates of deposit	Total
	(Millions of yen)
Domestic offices:
Due in three months or less	132,505	74,560	207,065
Due after three months through six months	188,006	9,200	197,206
Due after six months through twelve months	88,261	5,990	94,251
Due after twelve months	735,892	17,210	753,102

Total domestic	1,144,664	106,960	1,251,624

Total foreign	2,519	—	2,519

Total	1,147,183	106,960	1,254,143

VI. Short-Term Borrowings

The following table shows some additional information about Bank of Yokohama’s short-term borrowings at March 31, 2015, March 31, 2014 and April 1, 2013:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen, except percentages)
Call money:
Balance at end of the year	777,300	182,179	207,707
Weighted average interest rate on balance at end of the year	0.08%	0.20%	0.18%
Borrowed money:
Balance at end of the year	168,059	246,899	248,462
Weighted average interest rate on balance at end of the year	0.16%	0.13%	0.12%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HIGASHI-NIPPON BANK

You should read the following discussion and analysis of Higashi-Nippon Bank’s financial condition and results of operations together with its audited consolidated financial statements included elsewhere in this prospectus. The discussion at and for the years ended March 31, 2015 and 2014 is based on Higashi-Nippon Bank’s audited annual consolidated financial statements, which have been prepared in accordance with IFRS.

Overview

Higashi-Nippon Bank is a regional bank, with its headquarters in Tokyo, Japan. It conducts its business primarily in central Tokyo and also operates in the neighboring prefectures of Ibaraki, Kanagawa, Saitama, Chiba and Tochigi. Together with its consolidated subsidiaries, Higashi-Nippon Bank offers a broad range of banking products and services including deposits, loans, foreign currency exchange and other financial services, such as credit card and credit guarantee services.

At March 31, 2015, Higashi-Nippon Bank had consolidated total assets of ¥2.1 trillion and deposits of ¥1.9 trillion. For the year ended March 31, 2015, Higashi-Nippon Bank had net profit of ¥8.2 billion.

Operating Environment

Economic Indicators

Higashi-Nippon Bank’s results of operations and financial condition are significantly affected by economic conditions in Japan overall, particularly Tokyo Prefecture, and, to a lesser extent, the global economy.

Some of the key indicators of the foregoing economic conditions that Higashi-Nippon Bank refers to, and recent trends concerning them, are set forth below:

•

Business Conditions Diffusion Index. According to the Bank of Japan, or the BoJ, Japan’s quarterly business conditions diffusion index decreased from 12 in March 2014 to 7 in March 2015 but increased slightly to 8 in September 2015. The diffusion index can be used as a rough indicator to assess business conditions trends; when the diffusion index is increasing, the economy can be interpreted to be in an expansion or recovery phase, and when decreasing, in a contraction or worsening phase.

•

Land Prices. According to the Ministry of Land, Infrastructure, Transport and Tourism of Japan, the average published land prices in Japan decreased by 0.6% and 0.3% during calendar years 2013 and 2014, respectively. However, the average residential land prices in the metropolitan area of Tokyo Prefecture where Higashi-Nippon Bank primarily operates increased by 3.7% during both calendar years 2013 and 2014, and average commercial land prices increased by 3.6% and 4.8% during calendar years 2013 and 2014, respectively.

•

Corporate Bankruptcies. According to Tokyo Shoko Research, Ltd., a Japanese research institution, in the Kanto area, which comprise Tokyo and nine surrounding prefectures and which covers all of the prefectures in which Higashi-Nippon Bank has operations, there were 4,042 corporate bankruptcies involving approximately ¥1.1 trillion in total liabilities in the year ended March 31, 2014 and there were 3,636 corporate bankruptcies involving approximately ¥0.9 trillion in total liabilities in the year ended March 31, 2015.

In addition, Higashi-Nippon Bank also refers to various reports on economic conditions, which indicated the following recent, general trends:

•

The Kanto Local Finance Bureau of the Ministry of Finance stated in its quarterly Regional Economic Condition Report in October 2015 that the economy in the Kanto area continues to gradually recover despite weaknesses in some areas. The report indicated that the economy in Tokyo Prefecture is also recovering, with personal consumption recovering and the labor market improving despite some industrial activities stalling.

•

The BoJ stated in its quarterly economic report in October 2015 that the economy in the Kanto-Koshinetsu area, which comprises Tokyo and nine surrounding prefectures and which covers all of the prefectures in which Higashi-Nippon Bank has operations, “has continued to recover moderately, although exports and production have been affected mainly by the slowdown in emerging economies” after stating in its July 2015 report that the economy has “continued to recover moderately.”

•

The BoJ stated in October 2015 in its semi-annual Outlook for Economic Activity and Prices, “Japan’s economy has continued to recover moderately, although exports and production have been affected by the slowdown in emerging economies”. In addition, it stated that “exports and industrial production have recently been more or less flat, due mainly to the effects of the slowdown in emerging economies. On the domestic demand side, the corporate sector has maintained its positive investment stance, with profits having increased to their highest level historically. In the household sector, against the background of steady improvement in the employment and income situation, private consumption has been resilient and housing investment has been picking up.”

Abenomics

Prime Minister Shinzo Abe introduced the so-called Abenomics policy after assuming office in December 2012 and, in conjunction with Abenomics, the BoJ has been engaging in quantitative and qualitative monetary easing policy starting in April 2013.

The Abenomics policy consists of three fundamental strategies. As part of the first fundamental strategy, a series of anti-deflation and other monetary measures are being implemented in coordination with the BoJ. The BoJ put forth in January 2014 an inflation target of 2% in terms of a year-on-year rate of change in the consumer price index to be achieved in approximately two years, and began to implement measures under its quantitative and qualitative monetary easing policy in April 2014. The policy measures set forth by the BoJ include:

•	money market operations with an aim to double Japan’s monetary base in two years,

•	market purchases of Japanese government bonds of up to ¥6.0 to ¥8.0 trillion per month, and

•	market purchases of exchange-traded funds, Japanese real estate investment trust, commercial paper and corporate bonds.

The continued supply of cash by the BoJ in the market has had the effect of keeping interest rates low. Euroyen-three-month Tokyo Interbank Offered Rate, or TIBOR, declined from 0.212% at March 31, 2014 to 0.170% at March 31, 2015 and to 0.169% at September 30, 2015, the lowest level since 2006. Long term interest rates, represented by the yield on newly-issued ten-year Japanese government bonds, was 0.400% at March 31, 2015 and 0.350% at September 30, 2015.

The second fundamental strategy set forth by the Abe administration includes increased government spending to stimulate the economy. Measures discussed in connection with this strategy include the acceleration of measures to promote reconstruction, disaster prevention and safety, and mitigation of the adverse impact of the government’s economic measures on low-income earners and child-rearing households.

The third fundamental strategy includes deregulation and other growth measures, as well as plans focused on, among other things, the health, energy, infrastructure and agriculture sectors, foreign investments and trade, and labor and employment. Part of this strategy is the designation of six National Strategic Special Zones by the Japanese Government; Tokyo Prefecture forms a part of one area designated as a National Strategic Special Zone.

Recent Economic Conditions

Japanese economic conditions have been on a gradual recovery since the introduction of Abenomics, which continued into the year ended March 31, 2015. In the first half of the year, there were weaknesses in the Japanese economy as a result of a significant decrease in demand, particularly for durable goods, from April to June of 2014 following a surge in consumption before the increase in consumption tax from 5% to 8% on April 1, 2014, and weak consumption due to an unusually high number of days without sunlight during the summer. The economy improved in the second half, although personal consumption has not recovered to the level which it was at prior to the consumption tax increase. Accordingly, for the year ended March 31, 2015, the economy showed a steady improvement on the backdrop of the improving labor market and household income, supported by improvements in corporate manufacturing due to higher exports to the U.S. and Asia in the second half.

The economy of Tokyo Prefecture, where Higashi-Nippon Bank largely operates, generally tracked the overall Japanese economy and gradually improved, as exports increased over the prior year, capital investments increased and public spending continued at a high level. Manufacturing activities improved, as did income given the improving conditions in the labor market.

Despite improvements in the Japanese as well as the Tokyo Prefecture’s economies, there remain uncertainties over the medium- and long-term effectiveness of the government’s economic measures, and Abenomics in particular. The Abenomics measures have so far affected each economic segment differently, potentially creating varying business environments for Higashi-Nippon Bank’s customers, borrowers and investees depending on their industry and particular circumstances. Specifically, Abenomics have so far benefitted mostly larger corporations. Nevertheless, Higashi-Nippon Bank believes that going forward, as increases in salaries through “base-ups” (raising base pay rather than giving a one-time raise) take hold and decreases in energy prices have an impact, small- and medium-sized enterprises and individual customers may begin to reap the benefits of improvements in the Japanese economy.

Tokyo Prefecture

Tokyo Prefecture is the largest market in Japan by several measures. It ranks first among the 47 prefectures in terms of the number of businesses (701,848) at February 2012 and the amount of retail sales (¥15.2 trillion) for calendar year 2011, in each case according to the Ministry of Internal Affairs and Communications. Furthermore, Tokyo Prefecture’s gross prefectural product (¥92.3 trillion) for the year ended March 31, 2012 ranked first among the 47 prefectures, according to data compiled by each of the prefectural governments, and its population of approximately 13.4 million ranked first among the 47 prefectures of Japan at October 2014, according to the Ministry of Internal Affairs and Communications. In addition, Higashi-Nippon Bank believes that Tokyo Prefecture and the surrounding areas is a region with a high potential for growth in the near future due to the 2020 Tokyo Olympics, which is expected to result in significant investments in infrastructure in the region.

Factors Affecting Higashi-Nippon Bank’s Financial Results

Income (Loss)

Higashi-Nippon Bank’s principal sources of operating income are (1) net interest income, (2) net fee and commission income and (3) other operating income, including net investment income and other income.

Net Interest Income

Net interest income is Higashi-Nippon Bank’s primary source of operating income.

Net interest income, or the difference between interest income and interest expenses, is a function of the amount of interest-earning assets and interest-bearing liabilities and the spread (the difference between the rate of the interest earned on average interest-earning assets and the rate of interest paid on average interest-bearing liabilities).

Higashi-Nippon Bank’s interest income principally comes from loans and advances to corporate and individual customers. To a lesser extent, interest income also includes interest on investment debt securities, deposits with banks and call loans.

Higashi-Nippon Bank’s interest expenses include interest paid on deposits, and to a much lesser extent, interest paid on debt securities issued and borrowings.

The interest rate that Higashi-Nippon Bank pays on deposits is generally higher than that of the mega banks and the major regional banks operating in the surrounding areas because the ratio of time deposits in the deposit portfolio mix is higher for Higashi-Nippon Bank than that for the mega banks and the other major regional banks. Higashi-Nippon Bank has historically sought to attract time deposits rather than demand deposits from individual customers. In recent years, Higashi-Nippon Bank has been working to reduce the ratio of time deposits in its deposit portfolio mix through an increase in demand deposits from corporate customers by building a closer relationship with corporate customers. As a result, Higashi-Nippon Bank expects the interest rate on deposits, which has been decreasing in recent years, to continue to decrease.

The interest rates on loans and advances are primarily affected by the rates charged by Higashi-Nippon Bank’s competitors. The rates charged by its competitors are affected by interest rates in the market overall, in particular the general level of interest rates in Japan. The general level of interest rates in Japan is, in turn, mainly affected by changes in the policy interest rates set by the BoJ. Since April 2013, BoJ has been engaging in quantitative and qualitative monetary easing policy, as a result of which short-term interest rates in the market, such as TIBOR, have declined to nearly zero. The prime rate has also declined to the point where there is little room for further decline because such rates are adjusted according to changes in short-term interest rates in the market.

Despite this low interest rate environment, Higashi-Nippon Bank has been able to charge higher interest rates on its loans compared with the regional banks in the surrounding areas by leveraging its advantageous location in the Tokyo market, which has growth potential, and through an establishment of close relationships with small- and medium-sized enterprise customers by providing loans swiftly, emphasizing face-to-face interactions and offering business proposals. The interest rates it charges, however, have been decreasing as a result of the low interest rate environment, which in turn has led to a contraction in the interest rate spread in recent years in large part because the interest rates paid on deposits, the largest component of interest-bearing liabilities, are already close to zero and cannot decrease at a corresponding rate.

Higashi-Nippon Bank expects BoJ’s quantitative and qualitative monetary easing policy to continue for the near future. Consequently, it expects the current low interest environment to continue, which in turn keeps pressure on the interest spread. In response, Higashi-Nippon Bank has been focusing on increasing the amount of outstanding loans, particularly to small- and medium-sized enterprises that have unique business models or high growth potential, including businesses in certain growth sectors, in order to secure net income. Part of this effort includes increasing the number of branches dedicated to corporate customers, shifting human resources to such branches and targeting certain corporate customers with growth potential for services such as business consulting, business matching and overseas business support, which offering of services generally leads to new loans. Higashi-Nippon Bank also expects to increase the amount of loans extended to small- and medium-sized enterprises due to positive business sentiments in anticipation of the 2020 Tokyo Olympics Games, which is expected to result in a greater demand for capital. In recent years, as interest rates declined, Higashi-Nippon Bank has been moving away from extending home loans to individual customers because interest rates on such loans are particularly competitive. Higashi-Nippon Bank expects this trend to continue, although it anticipates that loans to individual customers who are purchasing apartments for investment purposes will increase because it is able to charge a higher interest rate for such loans.

Net Fee and Commission Income

Net fee and commission income is the difference between fee and commission income and fee and commission expenses. Higashi-Nippon Bank’s fee and commission income is derived from a variety of services, including money remittances and transfers fees, securities-related business (such as sales of investment trusts), agency business, loans and deposits, insurance commission and other services such as guarantees. Its fee and commission expenses include expenses in connection with money remittances and transfers, loans and deposits, securities-related business and other services such as guarantees.

The principal factors affecting fee and commission income are demand for the services provided, volume of services, the expenses incurred for providing those services and fees charged by competitors for similar services.

Other Operating Income

Other operating income includes net investment income and other income.

Net investment income consists mainly of gains and losses from the disposal of investment securities including Japanese government bonds, corporate bonds and Japanese listed stocks as well as dividends on available-for-sale equity securities. The principal factors affecting net investment income are Higashi-Nippon Bank’s investment portfolio composition, general market conditions and the economic environment.

Other income includes foreign exchange gains and other income that is not included in the above items.

Expenses

Impairment Charges

Impairment charges are recorded mainly due to losses on loans and advances as well as investment securities. Impairment charges are recognized when there is objective evidence that a financial asset or a group of assets is impaired. The deterioration of a specific corporate or individual customer’s financial condition may increase impairment charges on loans and advances. In addition, when economic conditions or financial markets deteriorate, impairment charges generally increase.

General and Administrative Expenses

Higashi-Nippon Bank’s general and administrative expenses consist primarily of personnel expenses, such as wages and salaries and related expenses, depreciation and amortization charges, and other operating and administrative expenses such as business consignment expenses, rent and lease expenses, taxes and dues, and premiums for deposit insurance.

Other Operating Expenses

Other operating expenses include losses on disposal of property and equipment and other expenses that are not included in the above items.

Critical Accounting Estimates and Judgments

Higashi-Nippon Bank’s financial condition and results of operations are affected by the accounting policies, assumptions, estimates and judgments that management is required to make in the course of the preparation of the consolidated financial statements under IFRS. All estimates and assumptions are best estimates undertaken in accordance with the applicable IFRS, though actual results may differ.

Estimates and judgments are periodically reviewed and evaluated based on historical results and other factors, including expectations of future events that are believed to be reasonable. Such accounting estimates and judgments could change from period to period and have a material impact on Higashi-Nippon Bank’s reported financial positions and results of operations. Revisions to estimates are recognized prospectively.

Higashi-Nippon Bank has identified the following significant accounting policies that involve critical accounting estimates and judgments:

•	Impairment of loans and advances

•	Impairment of available-for-sale equity investments

•	Fair value of financial instruments

•	Income taxes

•	Retirement benefits liabilities

Refer to Note 5 to the audited consolidated financial statements included elsewhere in this prospectus for a discussion on each of the above critical accounting estimate and judgments.

Recent Accounting Pronouncements

See Note 2.1.2 to the audited consolidated financial statements included elsewhere in this prospectus for a discussion of new accounting pronouncements applicable to Higashi-Nippon Bank.

Results of Operations

The following table sets forth a summary of Higashi-Nippon Bank’s results of operations for the years ended March 31, 2015 and 2014:

	At March 31,
	2015	2014
	(Millions of yen)
Interest income	27,340	28,243
Interest expenses	1,610	1,689

Net interest income	25,730	26,554

Fee and commission income	2,786	2,613
Fee and commission expenses	431	415

Net fee and commission income	2,355	2,198

Net trading losses	156	148
Other operating income	9,749	6,254

Operating income	37,678	34,858

Impairment charges (reversals)	(891)	676
General and administrative expenses	23,625	23,137
Other operating expenses	597	1,408

Operating expenses	23,331	25,221

Profit before tax	14,347	9,637
Income tax expenses	6,179	4,297

Net profit	8,168	5,340

Net profit attributable to:
Shareholders of the parent	8,138	5,291
Non-controlling interests	30	49

Total operating income increased by ¥2,820 million, or 8.1%, from ¥34,858 million for the year ended March 31, 2014 to ¥37,678 million for the year ended March 31, 2015, primarily due to an increase in other operating income of ¥3,495 million, which was partially offset by a decrease in net interest income of ¥824 million.

Net profit increased by ¥2,828 million, or 53.0%, from ¥5,340 million for the year ended March 31, 2014 to ¥8,168 million for the year ended March 31, 2015, mainly as a result of the increase in operating income as described above and the decrease in operating expenses driven by improvement in impairment charges of ¥1,567 million and a decrease in other operating expenses of ¥811 million, which were partially offset by an increase in general and administrative expenses of ¥488 million.

Net Interest Income

The table below sets forth information regarding Higashi-Nippon Bank’s interest income and expenses for the years shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Interest income
Deposits with banks	12	6
Call loans	20	16
Investment securities	1,827	2,125
Available-for-sale	335	383
Loans and receivables	1,492	1,742
Loans and advances	25,461	26,078
Other	20	18

Total interest income	27,340	28,243

Interest expenses
Deposits	1,287	1,407
Call money	1	1
Debt securities issued	218	218
Borrowings	19	1
Other	85	62

Total interest expenses	1,610	1,689

Net interest income	25,730	26,554

Net interest income decreased by ¥824 million, or 3.1%, from ¥26,554 million for the year ended March 31, 2014 to ¥25,730 million for the year ended March 31, 2015. The decrease in net interest income was attributable to a decrease in total interest income, which was only partially offset by a decrease in total interest expenses. Lower market interest rates for the year ended March 31, 2015 as compared to the year ended March 31, 2014 resulted in a decrease in both interest income and interest expenses.

Interest Income

Total interest income decreased by ¥903 million, or 3.2%, from ¥28,243 million for the year ended March 31, 2014 to ¥27,340 million for the year ended March 31, 2015. This decrease principally reflected the lower interest income earned on investment securities and loans and advances.

Interest on investment securities decreased by ¥298 million, or 14.0%, from ¥2,125 million for the year ended March 31, 2014 to ¥1,827 million for the year ended March 31, 2015. Decreased holdings in high-yield corporate bonds during the year led to the decrease in interest income recorded, despite an overall increase in the average balance of investment debt securities portfolio for the year ended March 31, 2015.

Interest on loans and advances decreased by ¥617 million, or 2.4%, from ¥26,078 million for the year ended March 31, 2014 to ¥25,461 million for the year ended March 31, 2015, primarily due to lower interest yields owing to the decline of market interest rates (i.e. indicative rates for loans) in the Japanese financial market as well as steeper competition in the banking industry, despite an overall increase in the average balance of loans and advances extended during the year ended March 31, 2015 as compared to the year ended March 31, 2014.

Interest Expenses

Total interest expenses decreased by ¥79 million, or 4.7%, from ¥1,689 million for the year ended March 31, 2014 to ¥1,610 million for the year ended March 31, 2015, primarily due to a decrease in interest on deposits. Interest on deposits decreased by ¥120 million, or 8.5%, from ¥1,407 million for the year ended March 31, 2014 to ¥1,287 million for the year ended March 31, 2015, mainly as a result of lower deposit interest rates following the decline in market interest rates, despite an overall increase in the average balance of deposits received during the year ended March 31, 2015 as compared to the year ended March 31, 2014.

Net Fee and Commission Income

The following table sets forth information regarding Higashi-Nippon Bank’s fee and commission income and expenses for the periods shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Fee and commission income
Loans and deposits	343	339
Remittances and transfers	1,072	1,073
Securities-related business	540	426
Agency	445	463
Insurance commission	246	263
Guarantees	8	8
Other	132	41

Total fee and commission income	2,786	2,613

Fee and commission expenses
Loans and deposits	56	54
Remittances and transfers	325	315
Securities-related business	16	16
Guarantees	2	3
Other	32	27

Total fee and commission expenses	431	415

Net fee and commission income	2,355	2,198

Net fee and commission income increased by ¥157 million, or 7.1%, from ¥2,198 million for the year ended March 31, 2014 to ¥2,355 million for the year ended March 31, 2015. The increase was attributable to an increase in fee and commission income, which was partially offset by an increase in fee and commission expenses.

Fee and Commission Income

Fee and commission income increased by ¥173 million, or 6.6%, from ¥2,613 million for the year ended March 31, 2014 to ¥2,786 million for the year ended March 31, 2015. This was primarily due to an increase in fees from securities-related business, particularly investment trust sales commissions, that was driven by Higashi-Nippon Bank’s vigorous sales efforts in this area, coupled with the positive trend in the Japanese stock markets.

Fee and Commission Expenses

Fee and commission expenses increased by ¥16 million, or 3.9%, from ¥415 million for the year ended March 31, 2014 to ¥431 million for the year ended March 31, 2015, primarily due to an increase in remittances and transfers owing to increased payments related to ATM usage by Higashi-Nippon Bank’s customers at convenience stores.

Net trading losses (gains)

The following table sets forth the details of Higashi-Nippon Bank’s net trading losses (gains) for the periods shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Derivatives
Interest rate contracts	156	148
Foreign currency contracts	(0)	0

Total	156	148

Net trading losses, which refer to net losses from financial instruments classified as held-for-trading, increased by ¥8 million to a net loss of ¥156 million for the year ended March 31, 2015 from a net loss of ¥148 million for the year ended March 31, 2014. These losses were related to the net marked-to-market losses on derivative transactions, Higashi-Nippon Bank’s only financial instruments classified as held-for-trading. These derivative transactions were used to economically hedge risks associated with hedged items that were not marked-to-market through profit and loss.

Other Operating Income

The following table sets forth the details of Higashi-Nippon Bank’s other operating income for the periods shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Net investment income:
Equity securities
Available-for-sale
Net gains on sale of equity securities	7,351	3,431
Dividends	1,517	698
Debt securities
Available-for-sale
Net gains (losses) on sale of debt securities	0	(208)
Loans and receivables
Net gains on sale of debt securities	62	1,551

Total net investment income	8,930	5,472

Other income:
Foreign exchange gains	161	135
Other	658	647

Total other income	819	782

Total	9,749	6,254

Net investment income increased by ¥3,458 million, or 63.2%, from ¥5,472 million for the year ended March 31, 2014 to ¥8,930 million for the year ended March 31, 2015, mainly driven by an increase in net gains on sale of equity securities of ¥3,920 million, arising largely from the disposition of exchange-traded funds, or ETFs, which was partially offset by a decrease in net gains from sale of debt securities of ¥1,281 million.

Other income increased by ¥37 million, or 4.7%, from ¥782 million for the year ended March 31, 2014 to ¥819 million for the year ended March 31, 2015. The increase was due primarily to an increase in foreign exchange gains as a result of favorable exchange rate movement.

Impairment Charges (Reversals)

The following table sets forth information regarding Higashi-Nippon Bank’s impairment charges (reversals) relating to financial assets for the periods shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Loans and advances	(1,119)	772

Investment securities:
Equity securities
Available-for-sale
Impairment charges on equity securities	0	29
Debt securities
Loans and receivables
Impairment charges (reversals) on debt securities	228	(125)

Total investment securities	228	(96)

Total	(891)	676

Total impairment charges (reversals) primarily consist of losses (gains) arising from the provision for (reversal of) loan losses on loans and advances. An overall reversal gain on impairment charges of ¥891 million was recognized for the year ended March 31, 2015, representing an improvement of ¥1,567 million from an impairment charge of ¥676 million recognized for the year ended March 31, 2014. The decrease in impairment charges was mainly attributable to the fact that in the year ended March 31, 2015, ¥1,119 million were reversed from the previously recognized impairment charges related to loans and advances, whereas ¥772 million were recognized as impairment charges in the year ended March 31, 2014. The reversal reflects an improvement in borrowers’ financial conditions driven by the recovery of the economic and business environment.

For detailed information on the impairment charges (reversals) relating to allowance for loan losses on loans and advances, see “— Financial Condition — Impairment allowance on loans and advances.”

General and Administrative Expenses

The following table sets forth information regarding Higashi-Nippon Bank’s general and administrative expenses for the periods shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Personnel expenses:
Wages and salaries	11,877	11,761
Social security contribution	161	112
Contributions to defined contribution plans	68	68
Expenses related to defined benefit plans	656	677
Equity-settled share based payments	70	85
Other	53	78

Total personnel expenses	12,885	12,781

Operating and administrative expenses:
Outsourcing expenses	1,905	1,788
Repair expenses	934	969
Rent and lease expenses	1,344	1,510
Taxes and dues	1,178	996
Premium for deposit insurance	1,174	1,160
Other	2,679	2,664

Total operating and administrative expenses	9,214	9,087

Depreciation and amortization:
Depreciation of property and equipment	1,251	1,057
Amortization of intangible assets	275	212

Total depreciation and amortization	1,526	1,269

Total	23,625	23,137

General and administrative expenses increased by ¥488 million, or 2.1%, from ¥23,137 million for the year ended March 31, 2014 to ¥23,625 million for the year ended March 31, 2015. The increase was due primarily to higher depreciation charges on property and equipment and taxes and dues recorded. The increase in depreciation of property and equipment was mainly caused by an increase in depreciation charges on equipment and others of ¥198 million, mainly caused by an increase in lease assets, while the increase in taxes and dues reflected the hike in the consumption tax rate from 5% to 8% in April 2014.

Other Operating Expenses

The following table sets forth information regarding Higashi-Nippon Bank’s other operating expenses for the periods shown:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Loss on disposal of property and equipment	68	118
Loss on sales of loans and advances	17	917
Other	512	373

Total other operating expenses	597	1,408

Other operating expenses decreased by ¥811 million, or 57.6%, from ¥1,408 million for the year ended March 31, 2014 to ¥597 million for the year ended March 31, 2015, primarily attributable to the lower losses recorded from the sale of loans and advances. Unlike the year ended March 31, 2014, when large losses were recorded on the disposal of impaired loans and advances, no such loss was recognized for the year ended March 31, 2015. Disposal of impaired loans during the year ended March 31, 2015 yielded better returns than the previous year. Unlike the year ended March 31, 2014, when comparatively large number of losses was recorded on the disposal of impaired loans and advances, no such loss was recognized for the year ended March 31, 2015.

Net Profit

Profit before tax increased by ¥4,710 million, or 48.9%, from ¥9,637 million for the year ended March 31, 2014 to ¥14,347 million for the year ended March 31, 2015.

Income tax expenses increased by ¥1,882 million, or 43.8%, from ¥4,297 million for the year ended March 31, 2014 to ¥6,179 million for the year ended March 31, 2015, primarily due to an increase in current tax expenses, partially offset by a decrease in deferred tax expenses. Current tax expenses increased by ¥2,653 million, or 118.3%, from ¥2,243 million for the year ended March 31, 2014 to ¥4,896 million for the year ended March 31, 2015 as a result of higher profit before income tax expenses recorded for the year ended March 31, 2015. Deferred tax expenses decreased by ¥771 million, or 37.5%, from ¥2,054 million for the year ended March 31, 2014 to ¥1,283 million for the year ended March 31, 2015, mainly due to a decrease in deferred tax expenses recognized on investment securities and loans and advances as a result of decreased impairment charges recorded.

Consequently, Higashi-Nippon Bank recorded net profit after tax of ¥8,168 million for the year ended March 31, 2015 as compared to net profit of ¥5,340 million for the year ended March 31, 2014. Net profit attributable to shareholders of Higashi-Nippon Bank excluding non-controlling interests was ¥8,138 million for the year ended March 31, 2015, an increase of ¥2,847 million, or 53.8%, from net profit attributable to shareholders of Higashi-Nippon Bank of ¥5,291 million for the year ended March 31, 2014.

Segment Information

Operating Segment Information

Higashi-Nippon Bank views its operations and manages its businesses as a single operating segment, since it and its subsidiaries are similar in economic characteristics and engage in similar banking-related services. Although Higashi-Nippon Bank provides a variety of revenue-generating services through its entities, the activities are deemed to be sufficiently similar in nature and belong to a single banking operation. The financial information reviewed by the Board of Directors, Higashi-Nippon Bank’s chief operating decision maker (“CODM”), is based on such single-segment consolidated financial results of Higashi-Nippon Bank and its subsidiaries. Thus, in accordance with the way Higashi-Nippon Bank manages its business operations and the manner in which internal reporting is provided for resource allocation and performance assessment, Higashi-Nippon Bank has only a single operating segment and reporting segment for financial reporting purposes, which is the consolidated results of Higashi-Nippon Bank.

Information about Products and Services

Revenue from Higashi-Nippon Bank’s external customers for services for the years ended March 31, 2015 and 2014 were as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Commercial banking	25,461	26,078
Investment in securities	10,757	7,596
Other	1,460	1,184

Total	37,678	34,858

As the majority of Higashi-Nippon Bank’s revenue from external customers comes from commercial banking products and services, the results of commercial banking products and services have a significant effect on Higashi-Nippon Bank’s overall revenue and profit. Revenue from commercial banking products and services decreased by ¥617 million, from ¥26,078 million for the year ended March 31, 2014 to ¥25,461 million for the year ended March 31, 2015, primarily due to lower yields owing to a decline of market interest rates, despite the increase in the balance of loans and advances. Revenue from investment in securities increased by ¥3,161 million from ¥7,596 million for the year ended March 31, 2014 to ¥10,757 million for the year ended March 31, 2015, mainly driven by the disposition of ETFs.

Information about Geographic Areas and Major Customers

Higashi-Nippon Bank’s operations are predominately in Japan, its country of domicile, where it earns most of its revenue and has its non-current assets. Higashi-Nippon Bank does not have operations or major customers residing overseas. Hence, overseas revenue and non-current asset are deemed immaterial. In addition, there is no single external customer whose transactions contributed to 10% or more of Higashi-Nippon Bank’s total annual revenue for the years ended March 31, 2015 and 2014.

Financial Condition

Assets

Higashi-Nippon Bank’s assets at March 31, 2015 and 2014 were as follows:

	At March 31,
	2015	2014
	(Millions of yen)
Assets
Cash and deposits with banks	100,650	63,614
Call loans	5,541	20,175
Derivative financial assets	281	77
Investment securities	415,566	374,336
Loans and advances	1,521,802	1,439,323
Property and equipment	17,650	16,959
Intangible assets	1,240	1,333
Deferred tax assets	9,992	13,685
Other assets	6,186	6,051

Total assets	2,078,908	1,935,553

At March 31, 2015, Higashi-Nippon Bank had total assets of ¥2,078,908 million, an increase of ¥143,355 million, or 7.4%, as compared to total assets of ¥1,935,553 million at March 31, 2014. The increase was mainly due to an increase in loans and advances, investment securities, and cash and deposits with banks. The increase in cash and deposits with banks comprised an increase in deposits placed with the BoJ of ¥39,050 million, partially arising from increased funding from borrowings.

Investment Securities

The following table shows Higashi-Nippon Bank’s investment securities for the periods shown:

	At March 31,
	2015	2014
	(Millions of yen)
Equity securities
Available-for-sale
Listed	59,041	54,279
Unlisted	2,484	2,095

Total equity securities	61,525	56,374

Debt securities
Available-for-sale
Japanese government bonds	54,457	54,179
Other	30	28

Total available-for-sale	54,487	54,207
Loans and receivables
Japanese municipal government bonds	67,239	66,842
Government agency securities	101,650	109,959
Corporate bonds	130,691	86,906

Total loans and receivables	299,580	263,707

Total debt securities	354,067	317,914

Embedded derivatives	(26)	48

Total investment securities	415,566	374,336

Higashi-Nippon Bank’s investment securities totaled ¥415,566 million at March 31, 2015, an increase of ¥41,230 million, or 11.0%, from ¥374,336 million at March 31, 2014. The overall increase in investment securities was due to increased debt and equity securities held at March 31, 2015.

Equity Portfolio

Higashi-Nippon Bank’s equity portfolio mainly consists of publicly traded Japanese equities, including ETFs, Real Estate Investment Trusts, or REITs, and common or preferred stocks issued by its customers.

At March 31, 2015, Higashi-Nippon Bank had ¥61,525 million of equity securities, an increase of ¥5,151 million, or 9.1%, from ¥56,374 million at March 31, 2014. This increase was driven by improvement in the fair value of listed equity securities due to the recovery of the stock markets and an overall increase in the Japanese REIT index following the positive outlook observed for the real estate market.

Debt Portfolio

Higashi-Nippon Bank’s debt securities portfolio is principally held to secure income and capital gains through portfolio management and mostly comprises Japanese government bonds, Japanese municipal bonds and agency bonds issued by government-related institutions. The corporate bonds in Higashi-Nippon Bank’s bond portfolio are mainly bonds issued by Japanese and foreign financial institutions, denominated in yen.

At March 31, 2015, Higashi-Nippon Bank had ¥354,067 million of debt securities, an increase of ¥36,153 million, or 11.4%, from ¥317,914 million at March 31, 2014. This increase was mainly due to an increase in holdings of bonds issued by Japanese and foreign financial institutions.

Loans and Advances

The following table shows Higashi-Nippon Bank’s loans and advances to wholesale and retail customers at the dates shown:

	At March 31,
	2015	2014
	(Millions of yen)
Wholesale	1,338,974	1,245,141
Allowance for loan losses	(18,960)	(20,828)

Carrying amount	1,320,014	1,224,313

Retail	202,304	215,533
Allowance for loan losses	(516)	(523)

Carrying amount	201,788	215,010

Total	1,541,278	1,460,674
Allowance for loan losses	(19,476)	(21,351)

Carrying amount	1,521,802	1,439,323

The lending business is one of Higashi-Nippon Bank’s main operating activities. Higashi-Nippon Bank provides loans and extends other types of credit facilities mainly to wholesale and retail customers in Japan.

At March 31, 2015, Higashi-Nippon Bank’s loans and advances were ¥1,521,802 million, or 73.2%, of total assets, representing an increase of ¥82,479 million, or 5.7%, from ¥1,439,323 million at March 31, 2014. This increase resulted primarily from the increase in loans and advances to wholesale customers of ¥93,833 million, or 7.5%, from ¥1,245,141 million at March 31, 2014 to ¥1,338,974 million at March 31, 2015, which were mainly in the real estate, wholesale and retail trade, and construction industries. The increase in loans and advances to wholesale customers was supported by the improvement in market sentiments which fuelled greater funding needs from these customers to support their growing business activities and expansion plans, as Higashi-Nippon Bank actively responded to this increased demand for financing.

On the other hand, loans and advances to retail customers decreased by ¥13,229 million, or 6.1%, from ¥215,533 million at March 31, 2014 to ¥202,304 million at March 31, 2015 due to Higashi-Nippon Bank’s strategy to move away from extending home loans to individual customers since interest rates on such loans are particularly competitive.

The following table presents Higashi-Nippon Bank’s outstanding loans and advances before allowance for loan losses, classified by domicile and industry of the borrowers and adjusted for unearned income and deferred loans and advances fees-net, at the dates shown. The categorization of loans and advances by industry is based on the loan classification designated by the BoJ for regulatory reporting purposes.

	At March 31,
	2015	2014
	(Millions of yen)
Domestic:
Real estate	540,857	510,377
Wholesale trade	119,188	100,126
Manufacturing	105,189	99,677
Construction	96,197	84,190
Finance and insurance	78,571	79,609
Transport and postal activities	77,846	67,197
Other industries	319,869	302,394
Individuals	203,561	217,104

Total loans and advances before allowance for loan losses	1,541,278	1,460,674

Higashi-Nippon Bank extends loans to a broad range of industrial, commercial and individual customers in Japan.

On an industry basis, the overall increase of the loans and advances portfolio of ¥80,604 million, or 5.5%, from ¥1,460,674 million at March 31, 2014 to ¥1,541,278 million at March 31, 2015, was led by the increased exposures in the real estate, wholesale trade and construction industries.

The real estate industry saw an increase of ¥30,480 million, or 6.0%, from ¥510,377 million at March 31, 2014 to ¥540,857 million at March 31, 2015, while the construction industry saw an increase of ¥12,007 million, or 14.3%, from ¥84,190 million at March 31, 2014 to ¥96,197 million at March 31, 2015. These increases were mainly driven by an increased demand for properties and constructions in the Greater Tokyo region, primarily attributable to the lower interest rate environment during the period, as well as the recent positive outlook in the real estate industry following the announcement of Tokyo as the host of the 2020 Olympic Games in September 2013, driving growth in demand for property and construction. Furthermore, wholesale customers in the real estate industry generally had to borrow more to meet their greater funding needs as land prices increased in the Tokyo region as compared to the previous year.

Loans and advances to the wholesale trade industry increased by ¥19,062 million, or 19.0%, from ¥100,126 million at March 31, 2014 to ¥119,188 million at March 31, 2015. Similar to the real estate industry, the increase was attributable to the general recovery of the Japanese economy, which boosted the borrowers’ confidence in obtaining more financing to support their business expansion and growth plans.

Loans and advances to individual customers decreased by ¥13,543 million, or 6.2%, from ¥217,104 million at March 31, 2014 to ¥203,561 million at March 31, 2015. This decrease was due to Higashi-Nippon Bank’s strategy to move away from extending home loans to individual customers as stated above.

Impairment Allowance on Loans and Advances

A portion of Higashi-Nippon Bank’s loans and advances consists of impaired loans and advances. Higashi-Nippon Bank’s consolidated statement of financial position reflects impairment allowances on loans and advances.

The following table sets forth the reconciliation of impairment allowance on loans and advances for the periods shown:

	Loans and advances at amortized cost
	Individually assessed	Collectively assessed		Total
		Wholesale	Retail
	(Millions of yen)
At April 1, 2013	12,467	12,105	652	25,224

Charge (reversal) for the year	(482)	1,112	142	772
Write-off	(3,449)	(928)	(271)	(4,648)
Recoveries	—	3	0	3

At March 31, 2014	8,536	12,292	523	21,351

Charge (reversal) for the year	(1,373)	165	89	(1,119)
Write-off	(359)	(302)	(96)	(757)
Recoveries	—	1	0	1

At March 31, 2015	6,804	12,156	516	19,476

At March 31, 2015, Higashi-Nippon Bank had an impairment allowance of ¥19,476 million, a decrease of ¥1,875 million, or 8.8%, as compared to ¥21,351 million at March 31, 2014, despite the fact that Higashi-Nippon Bank’s loans and advances increased by ¥80,640 million, or 5.5%, from ¥1,460,674 million at March 31, 2014 to ¥1,541,278 million at March 31, 2015. Impairment allowance decreased as the credit quality of loans and advances broadly improved across credit quality categories of the loan portfolio, as described below.

Higashi-Nippon Bank closely monitors the loans and advances that are deemed to be impaired. Loans to borrowers that are classified as “3 months delinquent/restructured” or below are regarded as impaired, as the financial conditions of these borrowers have deteriorated significantly such that their repayment capabilities were affected. In addition, borrowers that are classified as “Requiring careful monitoring” and have their contractual lending terms relaxed may be assessed as impaired when Higashi-Nippon Bank considers that there is an objective evidence of impairment. Loans and advances that are past due by less than 90 days are generally not considered impaired, unless other information about the borrowers indicates otherwise.

(a)	Loans and advances: Neither past due nor impaired

The following table sets forth loans and advances that were neither past due nor impaired at the dates shown:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
At March 31, 2015
Normal	1,147,587	196,218	1,343,805
Requiring careful monitoring	123,224	2,149	125,373

Sub-total	1,270,811	198,367	1,469,178
Allowance for loan losses	(1,777)	(141)	(1,918)

Carrying amount	1,269,034	198,226	1,467,260

At March 31, 2014
Normal	1,036,333	210,095	1,246,428
Requiring careful monitoring	126,960	1,902	128,862

Sub-total	1,163,293	211,997	1,375,290
Allowance for loan losses	(2,178)	(155)	(2,333)

Carrying amount	1,161,115	211,842	1,372,957

Loans and advances before deducting allowance for impairment that were classified as “Neither past due nor impaired” increased by ¥93,888 million, or 6.8%, from ¥1,375,290 million at March 31, 2014 to ¥1,469,178 million at March 31, 2015, mainly due to an increase in the “Normal” category of ¥97,377 million, or 7.8%, driven by increases in loans and advances to wholesale customers, while the “Requiring careful monitoring” category decreased by ¥3,489 million, or 2.7%, ultimately resulting in a decrease in allowance for impairment of ¥415 million, or 17.8%, compared to the previous year.

(b)	Loans and advances: Past due but not impaired

Loans and advances that are past due by less than 90 days are not considered impaired, in general, unless other information about the borrowers indicates otherwise. The following table sets forth loans and advances that were past due but not impaired, at the dates shown:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
At March 31, 2015
Past due up to a month	3,128	1,237	4,365
Past due over a month but less than three months	1,277	579	1,856

Sub-total (of which)	4,405	1,816	6,221
Normal	1,630	1,185	2,815
Requiring careful monitoring	2,775	631	3,406

Allowance for loan losses	(28)	(8)	(36)

Carrying amount	4,377	1,808	6,185

At March 31, 2014
Past due up to a month	2,916	1,234	4,150
Past due over a month but less than three months	914	583	1,497

Sub-total (of which)	3,830	1,817	5,647
Normal	1,495	1,031	2,526
Requiring careful monitoring	2,335	786	3,121

Allowance for loan losses	(34)	(10)	(44)

Carrying amount	3,796	1,807	5,603

Loans and advances before deducting allowance for impairment that were classified as “Past due but not impaired” increased by ¥574 million, or 10.2%, from ¥5,647 million at March 31, 2014 to ¥6,221 million at March 31, 2015 due to increases in both the “Normal” and “Requiring careful monitoring” categories by ¥289 million and ¥285 million, respectively, as compared to the previous year.

(c)	Loans and advances: Impaired

The following table sets forth loans and advances that were assessed to be individually impaired at the dates shown:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
At March 31, 2015
Gross loans and advances	63,758	2,121	65,879
Allowance for loan losses	(17,155)	(367)	(17,522)

Carrying amount	46,603	1,754	48,357

Fair value of the collateral	40,236	1,542	41,778

At March 31, 2014
Gross loans and advances	78,018	1,719	79,737
Allowance for loan losses	(18,616)	(358)	(18,974)

Carrying amount	59,402	1,361	60,763

Fair value of the collateral	47,466	1,122	48,588

Loans and advances before deducting allowance for impairment that were classified as “Impaired” decreased by ¥13,858 million, or 17.4%, from ¥79,737 million at March 31, 2014 to ¥65,879 million at March 31, 2015 mainly due to a decrease in such loans to wholesale customers of ¥14,260 million, or 18.3%, resulting in a decrease in allowance for impairment of ¥1,452 million, or 7.7%, as compared to the previous year.

Higashi-Nippon Bank’s loans and advances which were classified as “Neither past due nor impaired,” “Past due but not impaired” and “Impaired” at the dates shown are summarized as follows:

	At March 31,
	2015	2014
	(Millions of yen)
(a) Neither past due nor impaired	1,469,178	1,375,290
(b) Past due but not impaired	6,221	5,647
(c) Impaired	65,879	79,737

Gross loans and advances	1,541,278	1,460,674
Allowance for loan losses
Individually assessed	(6,804)	(8,536)
Collectively assessed	(12,672)	(12,815)

Loans and advances, net	1,521,802	1,439,323

Provision for (Reversal of) the allowance for loan losses	(1,119)	772

Higashi-Nippon Bank’s impairment allowance decreased by ¥1,875 million, or 8.8%, from ¥21,351 million at March 31, 2014 to ¥19,476 million at March 31, 2015, resulting in a reversal of allowance for impairment (i.e. credit for loan losses) of ¥1,119 million for the year ended March 31, 2015, compared to a provision for allowance for impairment of ¥772 million for the year ended March 31, 2014.

The following table shows the analysis of Higashi-Nippon Bank’s loan loss experience by domicile and industry of the borrowers for the years ended March 31, 2015 and 2014:

	March 31,
	2015	2014
	(Millions of yen)
Allowance for loan losses at beginning of the year	21,351	25,224
Provision for (Reversal of) loan losses	(1,119)	772
Write-off:
Domestic:
Real estate	(301)	(1,724)
Wholesale trade	(152)	(126)
Manufacturing	(24)	(529)
Construction	(58)	(332)
Finance and insurance	—	—
Transport and postal activities	(47)	(80)
Other industries	(79)	(1,586)
Individuals	(96)	(271)

Total write-off	(757)	(4,648)
Recoveries:
Domestic:
Real estate	0	1
Wholesale trade	—	0
Manufacturing	—	—
Construction	—	—
Finance and insurance	—	—
Transport and postal activities	—	0
Other industries	1	2
Individuals	0	0

Total recoveries	1	3

Net write-off	(756)	(4,645)

Balance at the end of the year	19,476	21,351

The following table shows the distribution of Higashi-Nippon Bank’s allowance for loan losses by domicile and industry of borrowers at March 31, 2015 and 2014:

	At March 31,
	2015		2014
	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
	(Millions of yen, except percentages)
Domestic:
Real estate	5,918	35.09%	8,260	34.95%
Wholesale trade	2,008	7.73%	2,177	6.85%
Manufacturing	2,142	6.82%	2,284	6.82%
Construction	1,069	6.24%	931	5.76%
Finance and insurance	82	5.10%	92	5.45%
Transport and postal activities	1,578	5.05%	1,356	4.60%
Other industries	6,163	20.75%	5,728	20.71%

Total domestic	18,960	86.78%	20,828	85.14%
Individuals	516	13.22%	523	14.86%

Total allowance for loan losses	19,476	100.00%	21,351	100.00%

Allowances for loan losses on loans and advances decreased by ¥1,875 million, or 8.8%, from ¥21,351 million for the year ended March 31, 2014 to ¥19,476 million for the year ended March 31, 2015, resulting in a reversal (i.e. credit) of allowance for loan losses of ¥1,119 million for the year ended March 31, 2015. This net decrease primarily reflected the reduction in exposure to individually impaired corporate loans and advances as well as an overall improvement in the credit quality of the loan portfolio, coupled with a decrease in collectively assessed loan loss allowance on corporate loans despite an overall increase in loan exposures. The improved credit quality of the loans was attributable to improvements in the borrowers’ financial conditions, driven by the recent recovery of the economic and business environment in Japan, which was particularly felt in certain industries, such as real estate.

The overall improvement in credit quality of the loan portfolio was evidenced by the increase in gross loans and advances classified as “Neither past due nor impaired” and the corresponding decrease in loans and advances classified as “Impaired,” despite a slight increase in loans and advances in the “Past due but not impaired” category. At March 31, 2015, the composition of loans and advances classified as “Neither past due nor impaired,” “Past due but not impaired” and “Impaired” were 95.3%, 0.4% and 4.3%, respectively, as compared to 94.2%, 0.4% and 5.4%, respectively, at March 31, 2014.

From a credit quality perspective, the overall improvement in credit quality is mainly driven by wholesale loans and advances. Of the ¥1,875 million total decrease in allowance for loan losses, decreases attributable to wholesale loans and advances accounted for ¥1,868 million, or 99.6%.

At March 31, 2015, wholesale loans and advances classified as “Neither past due nor impaired” and “Past due but not impaired” increased by ¥107,518 million and ¥575 million, respectively, while loans and advances classified as “Impaired” decreased by ¥14,260 million as compared to March 31, 2014. Furthermore, within the “Neither past due nor impaired” category, wholesale loans and advances specified as “Normal” increased by ¥111,254 million while the “Requiring careful monitoring” category decreased by ¥3,736 million at March 31, 2015 as compared to March 31, 2014.

On the other hand, credit quality changes between March 31, 2014 and March 31, 2015 for retail loans and advances had an insignificant impact as compared to wholesale loans and advances, as it made up only 0.4% of the total change in the allowance for loan losses.

Further information on allowance and credit policy, as well as management’s internal rating and self-assessment systems, can be found at Note 4.2.1 to the audited consolidated financial statements, included elsewhere in this prospectus.

Liabilities

The following table shows Higashi-Nippon Bank’s liabilities at March 31, 2015 and 2014:

	At March 31,
	2015	2014
	(Millions of yen)
Liabilities
Deposits	1,893,303	1,823,399
Call money	26	—
Derivative financial liabilities	871	809
Debt securities issued	9,959	9,952
Borrowings	61,044	2,589
Current tax liabilities	3,812	1,363
Retirement benefit liabilities	8,043	8,323
Other liabilities	8,803	8,791

Total liabilities	1,985,861	1,855,226

Higashi-Nippon Bank’s liabilities at March 31, 2015 were ¥1,985,861 million, an increase of ¥130,635 million, or 7.0%, from ¥1,855,226 million at March 31, 2014, primarily due to increases in deposits and borrowings.

Deposits

The following table shows a breakdown of Higashi-Nippon Bank’s deposits at the dates indicated:

	At March 31,
	2015	2014
	(Millions of yen)
Non-interest bearing deposits	82,723	77,550
Current accounts	661,276	621,263
Deposits at notice	22,435	12,585
Time deposits	1,060,006	1,041,031
Certificate of deposits	44,400	43,865
Other deposits	22,463	27,105

Total	1,893,303	1,823,399

Higashi-Nippon Bank offers a variety of banking accounts through its branch network, including non-interest bearing deposits, current accounts, deposits at notice, time deposits, and certificates of deposits. Time deposits and current accounts formed 56.0% (57.1% at March 31, 2014) and 34.9% (34.1% at March 31, 2014) of Higashi-Nippon Bank’s deposit balances at March 31, 2015, respectively.

Higashi-Nippon Bank’s deposit balances at March 31, 2015 were ¥1,893,303 million, an increase of ¥69,904 million, or 3.8%, from ¥1,823,399 million at March 31, 2014, primarily due to increases in current accounts and time deposits from corporate customers, reflecting higher demand for deposit products among customers attributable to the recent recovery of economic conditions.

Borrowings

The following table shows information with respect to the balances and average interest rates of Higashi-Nippon Bank’s borrowings at March 31, 2015 and 2014:

	Interest rate	At March 31,
		2015	2014
		(Millions of yen)
Short-term borrowings	0.1%	58,600	—
Lease obligations	—	2,444	2,589

Total		61,044	2,589

Higashi-Nippon Bank’s borrowings consist of short-term borrowings and lease obligations. Most of the borrowings other than lease obligations are made from the BoJ in connection with its money market operations. At March 31, 2015, Higashi-Nippon Bank’s borrowings amounted to ¥61,044 million, an increase of ¥58,455 million from ¥2,589 million at March 31, 2014 due to an increase in the short-term borrowings from the BoJ, owing to an increase in funding needs to support its growing loan and investment securities portfolios.

Total Equity

The following table shows information about Higashi-Nippon Bank’s total equity at March 31, 2015 and 2014:

	At March 31,
	2015	2014
	(Millions of yen)
Equity attributable to shareholders of the parent
Share capital	38,300	38,300
Capital surplus	24,730	24,697
Retained earnings	18,208	11,483
Other reserves	13,020	7,119
Treasury shares	(1,422)	(1,453)

Total equity attributable to shareholders of the parent	92,836	80,146

Non-controlling interests	211	181

Total equity	93,047	80,327

Total equity increased by ¥12,720 million, or 15.8%, from ¥80,327 million at March 31, 2014 to ¥93,047 million at March 31, 2015, due primarily to an increase in retained earnings and other reserves. The increase in retained earnings was due to the recognition of current year profits. The increase in other reserves was due to an increase arising from higher valuation gains on available-for-sale financial assets resulting from improvements in market conditions.

Dividends and Other Returns to Shareholders

Higashi-Nippon Bank’s dividend policy aims to provide shareholders with a sustainable dividend return, strengthen profitability, and attain sufficient retained earnings.

The dividends declared and recognized by Higashi-Nippon Bank for the years ended March 31, 2015 and 2014 were as follows:

	2015		2014
	Dividend per share	Aggregated amounts	Dividend per share	Aggregated amounts
	(Yen)	(Millions of yen)	(Yen)	(Millions of yen)
Common shares	8.0	1,413	8.0	1,412

The following dividends were approved at the ordinary general meeting of shareholders held on June 25, 2015. The consolidated financial statements for the year ended March 31, 2015 do not include this dividend payable as it was not yet approved at March 31, 2015.

	Dividend per share	Aggregated amounts
	(Yen)	(Millions of yen)
Common shares	4.0	707

During the year ended March 31, 2015, Higashi-Nippon Bank purchased 19,041 treasury shares for ¥5 million and disposed of 207,200 treasury shares for ¥36 million compared with the purchase of 13,125 treasury shares for ¥3 million and no disposals of treasury shares during the year ended March 31, 2014. The purchases were made upon demands for purchase from the holders of shares constituting less than one unit. The disposals were made upon exercise of stock acquisition rights.

For more information related to dividends of Higashi-Nippon Bank, see “Comparative Per Share Market Price Data and Dividend Information” and “The Business Integration Agreement — Distribution of Dividends.”

Reconciliation with Japanese GAAP

Higashi-Nippon Bank’s consolidated financial statements are prepared in accordance with accounting policies as summarized in Note 2 to the audited consolidated financial statements, included elsewhere in this prospectus. These policies differ in some respects from Japanese GAAP. Pursuant to the requirements of the Japanese banking regulations and the Financial Instruments and Exchange Act (“FIEA”), Higashi-Nippon Bank prepares and reports its annual financial results and quarterly financial statements, respectively, under Japanese GAAP. Please refer to Note 3 to the audited consolidated financial statements, included elsewhere in this prospectus, for the major reconciling items between IFRS and Japanese GAAP.

Higashi-Nippon Bank has attached unaudited consolidated financial information prepared under Japanese GAAP for the six months ended September 30, 2015 that it announced on November 9, 2015 as Appendix E to this prospectus. Such information shows an increase in income before income tax, primarily due to an increase in the income generated from the sale of equity securities.

Higashi-Nippon Bank cautions you, however, that because (i) these results are only for one quarter and may not be representative of financial results for the full year; and (ii) there are differences between IFRS and Japanese GAAP, the information disclosed in Appendix E is of limited use in evaluating Higashi-Nippon Bank’s results under an IFRS basis, and hence, undue importance should not be placed on them.

Liquidity and Capital Resources

Liquidity

Higashi-Nippon Bank’s primary source of liquidity is from deposits, mainly current accounts and time deposits. Higashi-Nippon Bank’s time deposits, which make up the largest portion of its deposit portfolio, are stable due to the historically high rollover rate of its corporate and individual depositors. These deposits provide Higashi-Nippon Bank with a sizable source of stable funds. As Higashi-Nippon Bank’s primary business, banking, relies on relatively short-term deposit-taking to fund its long-term loan-lending activities, Higashi-Nippon Bank closely monitors the maturity gaps in its banking business in order to manage its liquidity profile.

As shown in the following table, total deposits increased by ¥69,904 million, or 3.8%, from ¥1,823,399 million at March 31, 2014 to ¥1,893,303 million at March 31, 2015. The deposit balance at March 31, 2015 exceeded the balance of loans and advances by ¥371,501 million, primarily due to Higashi-Nippon Bank’s stable deposit base. Higashi-Nippon Bank’s loan-to-deposit ratio (total loans and advances divided by total deposits) was 80.4% at March 31, 2015 compared with 78.9% at March 31, 2014, indicating its relatively high liquidity.

	At March 31,
	2015	2014
	(Millions of yen)
Deposits	1,893,303	1,823,399
Loans and advances	1,521,802	1,439,323

Deposits in excess of loans and advances	371,501	384,076

Higashi-Nippon Bank invests its deposits in excess of loans and advances balance primarily in marketable securities and other highly liquid assets, such as Japanese government bonds. The Risk Management Department actively monitors the movement in market prices, interest rates and maturity profile of its investments portfolio as part of Higashi-Nippon Bank’s overall risk management. These securities can be used to enhance liquidity; when required, they can be used as collateral for call money, other money market funding or short-term borrowings from the BoJ. Higashi-Nippon Bank manages liquidity risk on a daily basis by maintaining assets that can be converted into cash on any single day above a certain threshold.

Secondary sources of liquidity include short-term debt, such as call money, bills sold (inter-bank promissory notes) and repurchase agreements. Higashi-Nippon Bank also issues long-term debt, including subordinated debt, as an additional source of liquidity. The issuance of short- and long-term debt allows Higashi-Nippon Bank to diversify its funding sources and effectively manage its funding costs to address its liquidity needs.

Higashi-Nippon Bank has management and control systems in place to support its ability to access liquidity on a stable and cost-effective basis. See “— Quantitative and Qualitative Disclosures about Credit, Market and Other Risks.”

Higashi-Nippon Bank believes it is able to access such sources of liquidity on a stable and flexible basis by maintaining high credit ratings. Higashi-Nippon Bank is assigned credit ratings by Rating and Investment Information, Inc. and Japan Credit Rating Agency, Ltd. Credit ratings do not constitute recommendations to purchase, sell or hold a security, and rating agencies may review or indicate an intention to review ratings at any time. While the methodology and rating system vary among agencies, credit ratings are generally based on information provided by Higashi-Nippon Bank or independent sources, and can be influenced by credit ratings of Japanese government bonds and broader views of the Japanese financial system. Any downgrade in or withdrawal of these credit ratings, or any adverse change in these ratings relative to other financial institutions, could increase Higashi-Nippon Bank’s borrowing costs and/or reduce its access to the capital markets, and thus negatively affect its ability to raise funds, which in turn could have a negative impact on its liquidity position. See “Risk factors — Risks Relating to Concordia Financial’s Business — A withdrawal or downgrade of the credit ratings of Concordia Financial, Bank of Yokohama or Higashi-Nippon Bank could have a negative effect on Concordia Financial”.

Capital Adequacy

Japan’s capital adequacy guidelines are based on the Basel Capital Accord, although its capital adequacy guidelines may be different from those of central banks or supervisory bodies of other countries because they have been designed by the FSA to suit the Japanese banking environment.

The FSA has established the capital ratio framework for banking institutions without international operations conducted by foreign offices, or the domestic standards (kokunai-kijun). As Higashi-Nippon Bank does not have branches or subsidiaries outside of Japan, it follows the domestic standards. Under the revised domestic standards, core capital (such as common shares, internal reserves and mandatory convertible preferred shares) is used to assess capital adequacy, and the target minimum core capital ratio is 4.0%.

The table below presents Higashi-Nippon Bank’s total risk-weighted capital ratio, total capital, and risk-weighted assets under Japanese GAAP at March 31, 2015 and 2014 under the domestic standards:

	At March 31,
	2015	2014
	(Millions of yen)
Core capital: instruments and reserves
Directly issued qualifying common share or preferred stock mandatorily convertible into common stock capital plus related capital surplus and retained earnings	98,523	91,291
of which: capital stock and capital surplus	62,901	62,900
of which: retained earnings	37,751	30,551
of which: treasury shares (deduction)	(1,422)	(1,453)
of which: earnings to be distributed (deduction)	(707)	(706)
of which: others	—	—
Accumulated other comprehensive income included in core capital	36	—
of which: foreign currency translation adjustment	—	—
of which: defined-benefit pension fund net assets (prepaid pension costs)	36	—
Subscription rights to acquire common stock or preferred stock mandatorily convertible into common stock	176	144
Adjusted minority interests, etc. (amount allowed to be included in core capital)	—	—
Reserves included in core capital: instruments and reserves	2,776	3,031
of which: general reserve for possible loan losses	2,776	3,031
of which: eligible provisions	—	—
Eligible non-cumulative perpetual preferred stock subject to transitional arrangement included in core capital: instruments and reserves	—	—
Eligible capital instrument subject to transitional arrangement included in core capital: instruments and reserves	9,000	10,000
Capital instrument issued through the measures for strengthening capital by public institutions included in core capital: instruments and reserves	—	—
45% of revaluation reserve for land included in core capital: instruments and reserves	3,310	3,678
Minority interests included in core capital subject to transitional arrangements	198	187

Core capital: instruments and reserves (A)	114,020	108,332

Core capital — regulatory adjustments
Intangible fixed assets other than mortgage servicing rights (net of related deferred tax liabilities)	—	—
of which: goodwill (including those equivalent)	—	—
of which: other intangible fixed assets other than goodwill and mortgage servicing rights	163	—

	At March 31,
	2015	2014
	(Millions of yen)
Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related deferred tax liabilities)	—	—
Shortfall of eligible provisions to expected losses	—	—
Securitization gain on sale	—	—
Gains and losses due to changes in own credit risk on fair valued liabilities	—	—
Defined-benefit pension fund net assets (prepaid pension costs)	—	—
Investments in own shares (excluding those reported in the net assets section)	—	—
Reciprocal cross-holdings in common equity	—	—
Investments in the common stock of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the bank does not own more than 10% of the issued share capital (amount above 10% threshold)	—	—
Amount above the 10% threshold on the specified items	—	—
of which: significant investments in the common stock of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	—	—
of which: mortgage servicing rights	—	—
of which: deferred tax assets arising from temporary differences (net of related deferred tax liabilities)	—	—
Specific items (amounts above 15% threshold)	—	—

of which: significant investments in the common stock of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	—	—
of which: mortgage servicing rights	—	—
of which: deferred tax assets arising from temporary differences (net of related deferred tax liabilities)	—	—
Core capital: regulatory adjustments(B)	163	—

Total capital
Total capital (A) - (B) (C)	113,857	108,332

Total risk weighted assets
Credit risk weighted assets	1,200,064	1,102,587

Total of items included in risk weighted assets subject to transitional arrangements	7,826	3,020

of which: intangible fixed assets other than goodwill and mortgage servicing rights (net of related tax liability)	652	843

of which: deferred tax assets (net of related tax liability)	—	—

of which: defined-benefit pension fund net assets (prepaid pension costs)	—	—

of which: other financial institutions exposures	(1,000)	(5,997)

of which: other than the above	8,173	8,173

Amount equivalent to market risk ×12.5	—	—

Amount equivalent to operational risk ×12.5	59,908	59,671

Credit risk weighted assets adjustments	—	—

Amount equivalent to operational risk adjustments	—	—

Total amount of risk weighted assets (D)	1,259,973	1,162,258

Capital adequacy ratio (consolidated)
Capital adequacy ratio (consolidated) (C)/ (D)	9.03%	9.32%

Note: The table above is prepared based on information prepared in accordance with Japanese GAAP. To be consistent with Japanese GAAP, the numbers are rounded down.

At March 31, 2015, Higashi-Nippon Bank remained well capitalized with core capital and total capital of ¥114,020 million and ¥113,857 million at March 31, 2015, respectively, which increased from ¥108,332 million for both core capital and total capital at March 31, 2014. The increase in the core capital was mainly due to the increase in retained earnings from net profit attributable to the shareholders of the parent of ¥8,138 million for the year ended March 31, 2015.

Total risk-weighted assets were ¥1,259,973 million and ¥1,162,258 million at March 31, 2015 and 2014, respectively.

While the capital adequacy ratio decreased from 9.32% at March 31, 2014 to 9.03% at March 31, 2015, it still remained well above the target minimum core capital ratio of 4%.

Higashi-Nippon Bank’s capital position can be affected by the Japanese economy in general, as the main reason for its fluctuations in its core capital was due to changes in its retained earnings.

Capital Allocation Operations

Capital is strategically allocated with consideration of the external environment, such as macro-economic environment and capital markets environment, and internal factors, such as risk profile and operational conditions. It is monitored and adjusted to ensure sufficient capital and optimize the overall return on capital. The process of allocating capital to specific operations and activities is undertaken independently from those responsible for the operation and is subject to review by the Managing Directors’ Committee and the Board of Directors. For the purpose of evaluating capital efficiency, the capital allocated to each business is compared against risk capital and integrated VaR.

Based on its business plan, Higashi-Nippon Bank calculates the risks each division would be exposed to by each risk category (such as credit risk, market risk, liquidity risk and operational risk), and allocates the necessary capital to each division to cover those risks. Capital allocated to divisions are managed to be within Higashi-Nippon Bank’s regulatory capital, and accordingly, all risks acceptable at each division are, in aggregate, controlled to be within the risk limit that Higashi-Nippon Bank’s regulatory capital could cover.

The capital allocation plan is reviewed regularly, and also on an ad-hoc basis when deemed necessary, such as when there are modifications in the business plan or changes in risk assessment.

Assessment of Capital Adequacy Level, Capital Strategy

The level of capital adequacy is assessed each time a capital allocation plan is formulated or re-examined, and is reported to the Executive Committee and the Board of Directors.

An assessment of the capital adequacy level is conducted based on the status of the required level of regulatory capital, the ratio of core capital to risk weighted assets, and the results of the review of the appropriateness of the capital allocation plan. The review of the appropriateness of the capital allocation plan occurs at the same time as the review of the appropriateness of the method of capital allocation, together with the level at which capital can buffer against stress. Based on the results of the assessment of the capital adequacy level, Higashi-Nippon Bank formulates and carries out its capital strategy, including goals for capital levels and policies for capital financing, thereby ensuring an adequate financial base that corresponds to the risks existing in its business.

Research, Development, Patents and Licenses

Higashi-Nippon Bank did not conduct any significant research and development activities during the year ended March 31, 2015.

Off-balance Sheet Arrangements

Guarantees and Other Off-Balance Sheet Instruments

In the normal course of business, Higashi-Nippon Bank engages in several types of off-balance sheet arrangement to meet the financing needs of its customers, including various types of guarantees and commitments to extend credit. The following table summarizes the nominal amounts of these commitments at March 31, 2015 and 2014:

	At March 31,
	2015	2014
	(Millions of yen)
Financial guarantees	2,148	2,011
Loan commitments	70,232	66,089

Total	72,380	68,100

Note: See Note 34(b) and Note 36 to the audited consolidated financial statements included elsewhere in this prospectus for a description of the nature of interest in unconsolidated structured entities and off-balance sheet arrangements.

The contractual amounts of these guarantees and other off-balance sheet instruments represent Higashi-Nippon Bank’s maximum exposures at risk in the absence of possible recoveries under recourse provisions or underlying collateral should the contracts be fully drawn upon with a subsequent default by its customers. As many of these commitments may expire without being drawn upon, the total contractual or notional amounts of these commitments do not necessarily represent Higashi-Nippon Bank’s actual future cash outlays. Such risks are monitored and managed as a part of Higashi-Nippon Bank’s risk management process as set forth in “— Quantitative and Qualitative Disclosures about Credit, Market and Other Risks” below.

Tabular Disclosure of Contractual Obligations

In the normal course of business, Higashi-Nippon Bank enters into various contractual commitments that require future payment obligations. The following table shows a summary of Higashi-Nippon Bank’s contractual obligations, both conditional and unconditional, at March 31, 2015:

	Payments due by period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(Millions of yen)
Time deposit obligations	907,637	139,935	9,724	4,056	1,061,352
Certificate of deposits	44,408	—	—	—	44,408
Long-term debt obligations	211	530	638	10,638	12,017
Capital (finance) lease obligations	663	1,170	740	70	2,643
Operating lease obligations	7	7	0	—	14
Other contractual obligations(1)	1,321	2,580	2,580	6,557	13,038

Total	954,247	144,222	13,682	21,321	1,133,472

(1)

Other contractual obligations refers to the expected minimum future outsourcing fees that Higashi-Nippon Bank has to pay to its service provider for the development, operation, and maintenance of the IT system and related facilities.

Quantitative and Qualitative Disclosures about Credit, Market and Other Risks

Introduction

Higashi-Nippon Bank categorizes its risk exposure from financial instruments into credit risk, market risks, liquidity risk and operational risks (including processing risks and IT risks). The below presents information about Higashi-Nippon Bank’s exposure to each of the above risks, its objectives, policies and processes for measuring and managing these risks, and its management of capital.

Risk Management Framework

The Board of Directors of Higashi-Nippon Bank has created Basic Policies with respect to each of the main types of risks that Higashi-Nippon Bank faces. The Board of Directors is responsible for overseeing Higashi-Nippon Bank’s risk management practices and risk management structure. In addition, the Risk Management Department and the departments responsible for each type of risk are responsible for strengthening its risk management structure and enhancing its risk management practices.

The Board of Directors has established the Asset-Liability Management (“ALM”) Committee and the Operational Risk Management (“ORM”) Committee as bodies to deliberate and decide on matters relating to specific business strategies, risk management and operations. The ALM Committee manages ALM-related risks such as credit risk, market risks and liquidity risk, while the ORM Committee manages operational risks such as processing risks and IT risks. Each committee manages risks across different divisions, that is, where the applicable risk arises, and each committee reports directly to the Managing Directors’ Committee, which in turn reports to the Board of Directors.

Through the ALM Committee, which considers appropriate risk-taking for credit risk, market risks and liquidity risk to maximize net profit, Higashi-Nippon Bank seeks to build a cash management and funding structure that can adequately respond to business and market conditions. The ALM Committee holds monthly meetings to understand Higashi-Nippon Bank’s cash management and funding positions, evaluate credit, market and liquidity risks and comprehensively manage assets and liabilities.

The ORM Committee seeks to reduce operational risks such as processing and IT risks. Specifically, the Committee holds quarterly meetings to assess and consider preventive measures for potential causes of operational risks. Upon occurrence of any event which may result in an operational risk, the Committee deliberates the risks, analyzes the reason for the occurrence and considers preventive measures.

The Risk Management Department, which is the middle office that is independent of other departments, acts as the group-wide risks management coordinator. The Risk Management Department is also responsible for the monitoring of credit risk, market risks, liquidity risk and operational risks of Higashi-Nippon Bank, and reports directly to the ALM Committee, ORM Committee and Managing Directors’ Committee.

The Internal Audit Department, which operates independently of business departments, oversees how management monitors compliance with the Higashi-Nippon Bank’s risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks faced by Higashi-Nippon Bank. The Internal Audit Department undertakes both regular and ad hoc reviews of risk management controls and procedures and reports the results to the Board of Directors.

For the group entities, Higashi-Nippon Bank has established rules for risk management on a consolidated basis, which require the group entities to report operationally significant matters to Higashi-Nippon Bank, thereby ensuring a uniform approach to risk management. In addition, Higashi-Nippon Bank performs a review of each group entities’ operations on a quarterly basis in order to understand the progress each entity is making in its respective business plan.

Credit risk

Credit risk is the risk of financial loss to Higashi-Nippon Bank if a customer or counterparty of a financial instrument fails to meet its contractual obligations. Credit risk arises principally from Higashi-Nippon Bank’s loans and advances, and investments in debt securities. For risk management reporting purposes, Higashi-Nippon Bank manages credit risk considering and consolidating all elements of credit risk exposure, such as individual obligor’s default risk and sector risk.

In accordance with its Basic Policies on credit risk management, Higashi-Nippon Bank seeks to diversify its loan portfolio among small borrowers and conducts strict credit examinations through its credit rating system, which is based on decision-making authority standards and financial analysis systems. Higashi-Nippon Bank further monitors its credit portfolio in accordance with the Credit Portfolio Management Policy, which was introduced to manage credit concentration risk, and reports the status of its credit portfolio to the ALM and Managing Directors’ Committees. The head office of Higashi-Nippon Bank conducts trainings on loan operations at the branch level and conducts self-assessments on outstanding loans in order to strengthen its risk management structure. Additionally, Higashi-Nippon Bank has introduced a credit risk quantification system to further refine its credit risk management practices and utilizes the system to set interest rates that are proportionate to its credit risk and manage its overall credit portfolio.

Credit risk measurement

Credit ratings

Higashi-Nippon Bank has established and maintains internal credit ratings for each corporate client or counterparty. The internal credit ratings are designed to be linked to external ratings designated by rating agencies, including Rating and Investment Information, Inc. (“R&I”), and Japan Credit Rating Agency, Ltd. (“JCR”). The following table sets forth the reconciliation between external ratings and internal ratings:

Internal rating	Classification of borrowers	External rating JCR	External rating R&I
1		AAA/AA	AAA/AA
2		A	A
3	Normal	BBB	BBB
4		—	—
5		—	—
6		BB	BB
7-1	Requiring careful monitoring	—	—
7-2	3-month delinquent	—	—
7-3	Restructured	Below B	Below B
8	At risk of bankruptcy	—	—
9	Legally bankrupt Virtually bankrupt	—	—

Self-assessment

Higashi-Nippon Bank, as a Japanese bank, is required to categorize borrowers into groups based on the borrowers’ financial conditions and other factors before classifying loans and off-balance sheet instruments against borrowers, taking into account the risk of collection and risk of impairment. These categorization and classification process, which are commonly referred to as self-assessment procedures, are conducted in conjunction with the credit rating process. Through Higashi-Nippon Bank’s self-assessment procedures, borrowers are categorized into the following categories:

Normal:	Borrowers for which business conditions are favorable and are deemed not to have any particular problems in terms of their financial position.

Requiring careful monitoring:	Borrowers that require observation going forward because of concerns over their ability to meet lending terms due to their financial position or performance, or weak or unstable business conditions.

3 months delinquent/restructured:	Among borrowers requiring careful monitoring, those that subsequently had their lending terms relaxed in order to facilitate rehabilitation of the borrowers and performance on the loans, or those in default of payment obligations such as failure to make principal or interest payments for over 3 months.

At risk of bankruptcy:	Borrowers that have not yet become bankrupt but are facing financial difficulties and are deemed likely to become bankrupt in the future because they fail to make progress in implementing their management improvement plans or other measures (including borrowers that are receiving ongoing support from financial institutions).

Virtually bankrupt:	Borrowers that have not yet become legally or formally bankrupt but are effectively insolvent because they are facing serious financial difficulties and are deemed to be incapable of restructuring their debt.

Legally bankrupt:	Borrowers that have become legally or formally bankrupt.

Credit risk quantification

Higashi-Nippon Bank quantifies the credit risk amount to ascertain the potential impact of losses that it is likely to incur from credit events in the coming year based on credit ratings and self-assessment results. The results of credit risk quantification are periodically analyzed based on the profitability, concentration of business sectors or borrowers, or capital adequacy, and they are regularly reported to the ALM Committee and Managing Directors’ Committee.

Certain investment securities including unlisted equity securities (“non-marketable equity securities”) are excluded from management’s scope of market risks because these securities are not traded and are not considered to have market risks. Instead, they are considered to have characteristics of credit risk.

Derivative transactions

Higashi-Nippon Bank manages counterparty credit risk on derivatives based on current and potential credit exposures, and mitigates such risks by setting up credit limits for inter-bank transactions. In addition, counterparty credit risk is subject to the assessment of credit risk concentration and is controlled jointly with the credit risk of on-balance sheet items such as loans and advances.

Summary of risk management policy and procedures to control credit risk

Higashi-Nippon Bank holds collateral and other credit enhancements against certain credit exposures to mitigate credit risk. Such collateral is assessed according to its nature and characteristics based on Higashi-Nippon Bank’s established rules and manuals and classified by type (i.e. real estate, deposit collateral, securities and commercial bills). In principle, the assessment of collateral for real estate is performed at least once a year by an internal department specialized in real estate assessment or external real estate appraisers.

In addition, eligible guarantees are considered as valid collateral for the purpose of credit risk mitigation. Guarantees are mainly segregated into (i) public guarantees such as credit guarantee corporations and governments, and (ii) guarantees received from other companies or individuals. These guarantees are also assessed based on external ratings, internal ratings or other elements set forth by Higashi-Nippon Bank’s credit policies.

Higashi-Nippon Bank did not possess any significant collateral held as security against loans and advances, nor did Higashi-Nippon Bank make any calls on credit enhancements at March 31, 2015, March 31, 2014 and April 1, 2013.

Maximum credit exposure without taking account of any collateral held or other credit enhancements

The table below represents the maximum credit exposure at March 31, 2015, March 31, 2014 and April 1, 2013 without taking into account any collateral held or other credit enhancements. As shown in the table below, Higashi-Nippon Bank’s credit exposure is mainly from loans and advances and investment securities.

	At March 31		At April 1
	2015	2014	2013
	(Millions of yen)
On-balance sheet items:
Deposit with banks	81,631	43,578	25,443
Call loans	5,541	20,175	15,160
Derivative financial assets	281	77	280
Investment securities	356,525	320,057	356,819
Debt securities	354,041	317,962	355,058
Unlisted equity securities	2,484	2,095	1,761
Loans and advances	1,521,802	1,439,323	1,401,623
Off-balance sheet items:
Financial guarantees	2,148	2,011	2,541
Loan commitments	70,232	66,089	59,274

Total	2,038,160	1,891,310	1,861,140

In addition to the items outlined above, certain financial assets such as security deposits are included in “Other assets” on the consolidated statement of financial position. However, Higashi-Nippon Bank does not recognize any significant impairment losses and does not identify any significant credit risk among such financial assets. Maximum credit risk exposure from the financial assets included in “Other assets” approximates its carrying amount.

The off-balance sheet items represent the nominal amounts of undrawn loan commitments and financial guarantees. Substantially all financial guarantees and all loan commitments are held by financial institution and corporate counterparties classified as Normal, which are rated 1-6 based on Higashi-Nippon Bank’s self-assessment. Accordingly, Higashi-Nippon Bank does not identify any significant credit risk among such off-balance sheet items.

Concentration of loans and advances with credit exposure

The table below shows Higashi-Nippon Bank’s credit exposure of loans and advances by industry at March 31, 2015, March 31, 2014 and April 1, 2013. As Higashi-Nippon Bank only has domestic operation, Higashi-Nippon Bank did not have any credit exposure of loans and advances from overseas operations at March 31, 2015, March 31, 2014 and April 1, 2013.

	At March 31		At April 1
	2015	2014	2013
	(Millions of yen)
Real estate	540,857	510,377	469,240
Individuals	203,561	217,104	231,375
Wholesale trade	119,188	100,126	102,892
Manufacturing	105,189	99,677	100,451
Construction	96,197	84,190	78,720
Finance and insurance	78,571	79,609	73,213
Transport and postal activities	77,846	67,197	63,378
Other industries	319,869	302,394	307,578

Subtotal	1,541,278	1,460,674	1,426,847
Allowance for loan losses	(19,476)	(21,351)	(25,224)

Total	1,521,802	1,439,323	1,401,623

Loans and advances

Loans and advances by credit quality category at March 31, 2015, March 31, 2014 and April 1, 2013 were as follows:

	At March 31		At April 1
	2015	2014	2013
	(Millions of yen)
Neither past due nor impaired	1,469,178	1,375,290	1,339,761
Past due but not impaired	6,221	5,647	6,398
Impaired	65,879	79,737	80,688

Gross loans and advances	1,541,278	1,460,674	1,426,847
Allowance for loan losses
Individually assessed	(6,804)	(8,536)	(12,467)
Collectively assessed	(12,672)	(12,815)	(12,757)

Loans and advances, net	1,521,802	1,439,323	1,401,623

Provision for (reversal of) the allowance for loan losses	(1,119)	772	—

Higashi-Nippon Bank closely monitors the loans and advances that are deemed to be impaired. Loans to borrowers that are classified as “3 months delinquent/restructured” or below are regarded as impaired as financial conditions of these borrowers have deteriorated significantly to affect their repayment capabilities. In addition, borrowers that are classified as “Requiring careful monitoring,” but have their contractual lending terms relaxed may be assessed as impaired if Higashi-Nippon Bank considers that there is objective evidence of impairment.

(a)	Loans and advances: Neither past due nor impaired

Credit status of loans and advances that are neither past due nor impaired is assessed based on internal rating system as a portfolio basis. The following table shows the credit status of loans and advances that are neither past due nor impaired, at March 31, 2015, March 31, 2014 and April 1, 2013:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
March 31, 2015
Normal	1,147,587	196,218	1,343,805
Requiring careful monitoring	123,224	2,149	125,373
Allowance for loan losses	(1,777)	(141)	(1,918)

Carrying amount	1,269,034	198,226	1,467,260

March 31, 2014
Normal	1,036,333	210,095	1,246,428
Requiring careful monitoring	126,960	1,902	128,862
Allowance for loan losses	(2,178)	(155)	(2,333)

Carrying amount	1,161,115	211,842	1,372,957

April 1, 2013
Normal	978,539	223,494	1,202,033
Requiring careful monitoring	137,280	448	137,728
Allowance for loan losses	(1,832)	(168)	(2,000)

Carrying amount	1,113,987	223,774	1,337,761

(b)	Loans and advances: Past due but not impaired

Late processing and other administrative delays from borrowers could lead to financial assets being past due but not impaired. Loans and advances less than 90 days past due are not usually considered to be impaired, unless other information indicates otherwise.

The following table sets forth the credit status of loans and advances that are past due but not impaired, at March 31, 2015, March 31, 2014 and April 1, 2013:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
March 31, 2015
Past due up to a month	3,128	1,237	4,365
Past due over a month but less than three months	1,277	579	1,856

Total	4,405	1,816	6,221

Normal	1,630	1,185	2,815
Requiring careful monitoring	2,775	631	3,406

Total	4,405	1,816	6,221
Allowance for loan losses	(28)	(8)	(36)

Carrying amount	4,377	1,808	6,185

March 31, 2014
Past due up to a month	2,916	1,234	4,150
Past due over a month but less than three months	914	583	1,497

Total	3,830	1,817	5,647

Normal	1,495	1,031	2,526
Requiring careful monitoring	2,335	786	3,121

Total	3,830	1,817	5,647
Allowance for loan losses	(34)	(10)	(44)

Carrying amount	3,796	1,807	5,603

April 1, 2013
Past due up to a month	2,650	1,416	4,066
Past due over a month but less than three months	1,599	733	2,332

Total	4,249	2,149	6,398

Normal	968	1,364	2,332
Requiring careful monitoring	3,281	785	4,066

Total	4,249	2,149	6,398
Allowance for loan losses	(32)	(12)	(44)

Carrying amount	4,217	2,137	6,354

(c)	Loans and advances: Impaired

Loans and advances that are individually assessed as impaired at March 31, 2015, March 31, 2014 and April 1, 2013 were as follows:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
March 31, 2015
Requiring careful monitoring	41,040	512	41,552
At risk of bankruptcy	13,288	890	14,178
Virtually bankrupt	4,295	690	4,985
Legally bankrupt	5,135	29	5,164
Allowance for loan losses	(17,155)	(367)	(17,522)

Carrying amount	46,603	1,754	48,357

Fair value of collateral(1)	40,236	1,542	41,778

March 31, 2014
Requiring careful monitoring	53,743	436	54,179
At risk of bankruptcy	19,499	692	20,191
Virtually bankrupt	2,646	524	3,170
Legally bankrupt	2,130	67	2,197
Allowance for loan losses	(18,616)	(358)	(18,974)

Carrying amount	59,402	1,361	60,763

Fair value of collateral(1)	47,466	1,122	48,588

April 1, 2013
Requiring careful monitoring	49,343	519	49,862
At risk of bankruptcy	18,067	686	18,753
Virtually bankrupt	6,997	978	7,975
Legally bankrupt	4,032	66	4,098
Allowance for loan losses	(22,708)	(472)	(23,180)

Carrying amount	55,731	1,777	57,508

Fair value of collateral(1)	43,570	1,504	45,074

(1)	The amount shows credit exposure covered by the fair value of the collateral.

Investment securities

Investment securities by credit quality category at March 31, 2015, March 31, 2014 and April 1, 2013 were set forth in the following table based on the self-assessment performed by Higashi-Nippon Bank:

	Debt securities — loans and receivables
	Japanese government bonds	Japanese municipal bonds	Government agency securities	Corporate bonds	Total
	(Millions of yen)
March 31, 2015
Normal	—	67,503	101,841	128,014	297,358
Requiring careful monitoring	—	—	—	2,738	2,738

Gross debt securities	—	67,503	101,841	130,752	300,096
Impairment losses	—	(264)	(191)	(87)	(542)

Carrying amount	—	67,239	101,650	130,665	299,554

March 31, 2014
Normal	—	67,142	109,959	86,968	264,069
Requiring careful monitoring	—	—	—	—	—

Gross debt securities	—	67,142	109,959	86,968	264,069
Impairment losses	—	(300)	(0)	(14)	(314)

Carrying amount	—	66,842	109,959	86,954	263,755

April 1, 2013
Normal	19,850	71,112	112,783	100,362	304,107
Requiring careful monitoring	—	—	—	180	180

Gross debt securities	19,850	71,112	112,783	100,542	304,287
Impairment losses	—	(422)	(0)	(17)	(439)

Carrying amount	19,850	70,690	112,783	100,525	303,848

	Debt securities and non-marketable equity securities — available-for-sale
	Japanese government bonds	Other	Non-marketable equity securities	Total
	(Millions of yen)
March 31, 2015
Normal	54,457	—	2,474	56,931
Requiring careful monitoring	—	30	10	40

Carrying amount — fair value	54,457	30	2,484	56,971

March 31, 2014
Normal	54,179	—	2,084	56,263
Requiring careful monitoring	—	28	11	39

Carrying amount — fair value	54,179	28	2,095	56,302

April 1, 2013
Normal	51,181	—	1,747	52,928
Requiring careful monitoring	—	29	14	43

Carrying amount — fair value	51,181	29	1,761	52,971

Derivatives

Derivative instruments by counterparty credit status based on the self-assessment at March 31, 2015, March 31, 2014 and April 1, 2013 were as follows:

	At March 31		At April 1
	2015	2014	2013
	(Millions of yen)
Normal	275	59	280
Requiring careful monitoring	6	18	0
At risk of bankruptcy	—	—	—
Virtually bankrupt	—	—	—
Legally bankrupt	—	—	—

Total	281	77	280

Market risk

Market risk is the risk that changes in market prices such as interest rates, equity prices, foreign exchange rates and credit spreads will affect Higashi-Nippon Bank’s income or the value of its financial instruments held. The objective of Higashi-Nippon Bank’s market risk management is to manage and control market risk exposures within acceptable parameters to ensure Higashi-Nippon Bank’s solvency while optimizing the return on risk.

In accordance with Higashi-Nippon Bank’s Basic Policies on market risk management, the Risk Management Department, a middle office independent from other departments, is responsible for monitoring and managing market and liquidity risks, measuring risks and profits or losses, and planning and promoting market and liquidity risk management procedures. The Risk Management Department also monitors any breaches of stipulated risk and loss limits. The results of quantification and qualification of market risks are reported directly to the ALM Committee and Managing Directors’ Committee periodically.

Certain non-marketable equity securities are not included in Higashi-Nippon Bank management’s scope for market risks management. These financial instruments comprise mainly investments in unlisted equity securities. Such securities are not traded, and are not considered to have any market risks. Instead, management considers investments in unlisted equity securities as having exposure to credit risks and accordingly, the carrying amounts of these investments are included in the disclosure for credit risk.

Interest risk

The ALM Committee is responsible for determining Higashi-Nippon Bank’s Basic Policies on interest rate risk management. In general, variable interest rates are used for business loans and interest rate swaps are used for fixed-rate medium- to long-term housing loans to hedge against interest risk exposure. Investments in securities are managed so that the interest rate risk falls within an acceptable range. The Risk Management Department performs periodic analysis of interest rate risk and conducts profit and loss simulations. The results of such analysis and simulations are reported to the ALM Committee and the Managing Directors’ Committee.

Price risk

Investments in securities are made pursuant to Higashi-Nippon Bank’s investment plans, which are revised semi-annually and designed to realize stable profits while incurring appropriate levels of risk. Price fluctuation risk is managed in accordance with the Basic Policies on Market-related Risk Management. Higashi-Nippon Bank seeks to manage its assets in the most effective way possible by determining the acceptable range of price fluctuation risk before making any investments, and monitoring the amount of risk within such range on a monthly basis. The results of risk monitoring are reported to the ALM Committee and the Managing Directors’ Committee.

Currency risk

Foreign currency exchange exposures include foreign exchange transactions and import/export transactions that are entered into by customers. Higashi-Nippon Bank manages its foreign currency exchange risk by managing its foreign currency denominated assets and liabilities through market transactions.

Market risks measurement techniques

Interest rate risk, the principal risk parameter for Higashi-Nippon Bank, affects loans and advances, debt securities in investment securities and deposits. Equity securities in investment securities are affected by price fluctuation risk.

Higashi-Nippon Bank utilizes Value-at-Risk (“VaR”) model in the measurement of market risk. VaR measures the maximum loss that could be incurred due to movements of specific risk factors based on a specified holding period and confidence level. Higashi-Nippon Bank calculates VaR principally using a variance-covariance method based on the following factors:

•	Confidence interval: 99%

•	Holding period: 6 months

•	Observation period: 5 years

To verify the appropriateness of the VaR model, Higashi-Nippon Bank performs back-testing to compare model-based VaR calculation with actual profit and loss. In addition to back-testing, Higashi-Nippon Bank performs tests to simulate the extent of potential losses and market risk fluctuations under extreme market fluctuations. According to the results of these tests performed, management considers if the measurement model Higashi-Nippon Bank employs is adequate in capturing the market risks. It is noted that VaR measures the amount of market risks at certain probability levels statistically calculated based on historical market fluctuations, and therefore, there may be cases where market risks cannot be captured in such situations where market conditions are changing dramatically beyond what was experienced historically.

In addition to assessment based on VaR, Higashi-Nippon Bank utilizes the duration gap method and Basis Point Value (“BPV”) method to measure interest rate risk for loans and advances, debt securities and deposits.

VaR summary

Higashi-Nippon Bank’s market risk exposures at March 31, 2015, March 31, 2014 and April 1, 2013 are summarized in the table below:

	Year end	During the year
		Average	Maximum	Minimum
	(Millions of yen)
At and for the year ended March 31, 2015
Interest risk including debt securities	441	1,467	2,430	441
Interest risk for loans and advances and deposits	(1,671)	(492)	189	(1,671)
Price risk for securities	15,546	18,530	23,562	13,011

Overall	13,875	18,039	22,487	13,098

At and for the year ended March 31, 2014
Interest risk including debt securities	1,998	4,197	6,183	1,998
Interest risk for loans and advances and deposits	(378)	539	1,533	(777)
Price risk for securities	17,162	15,319	17,829	11,858

Overall	16,784	15,858	18,953	12,588

At April 1, 2013
Interest risk including debt securities	4,151	—	—	—
Interest risk for loans and advances and deposits	358	—	—	—
Price risk for securities	13,412	—	—	—

Overall	13,770	—	—	—

The “Overall” above shows the aggregated value of interest risks and price risks. For “interest risk for loans and advances and deposits,” certain deposits which (i) do not have clearly defined periods for interest rate revision, (ii) are withdrawn as needed by the depositor, and (iii) are left with the financial institution for a long term without withdrawal are identified as core deposits and Higashi-Nippon Bank recognizes interest rate risk that arises from such core deposits. “Price risk for securities” is calculated considering the correlation between the equity price risk and the price risk of bonds, which are mainly from interest risk.

Higashi-Nippon Bank recognizes interest rate risk inherent in debt instruments as part of price risk, and accordingly, is represented in the “price risk for securities” in the table above. Interest risk for loans and advances and deposits can only be negative under a scenario that assumes an increase in interest rates, partly because loan balance is smaller than deposit balance.

Higashi-Nippon Bank does not have significant currency risk exposure, as almost all exposures from retail transactions are mitigated through inter-bank transactions. As such, VaR for currency risk is not measured or monitored.

Liquidity risk

Liquidity risk is the risk that Higashi-Nippon Bank will encounter difficulty in meeting its obligations associated with financial liabilities that are settled by cash or other financial assets.

Liquidity risk is managed in accordance with the Basic Policies on liquidity risk management. Higashi-Nippon Bank manages its working capital based on its funding and cash management structure in order to ensure that the entity is able to respond adequately in the event of an unforeseen liquidity risk situation. Cash forecasts are created on a semi-annual basis with an aim to maintain a balance between cash management and funding. Forecasts and actual results of cash are managed and monitored on a daily, weekly, monthly and quarterly basis, and also reported to the Managing Directors’ Committee and the Board of Directors periodically. In addition, Higashi-Nippon Bank has created an Emergency Cash Management Policy as a precautionary measure.

The tables below set out the remaining contractual maturities of Higashi-Nippon Bank’s financial liabilities and off-balance sheet items at March 31, 2015, March 31, 2014 and April 1, 2013. Future cash flow includes both principal and interests in the maturity tables below.

For derivatives, cash inflow and cash outflow are separately presented if they are settled on gross basis. Liabilities with call features are shown at earliest legally exercisable call date.

		Contractual cash flows (Undiscounted)
	Carrying amount	Less than 1 month	1–3 months	3–6 months	6–12 months	1–5 years	Over 5 years	Total
	(Millions of yen)
At March 31, 2015
Liabilities
Deposits	1,893,303	930,874	210,764	218,302	381,003	149,659	4,056	1,894,658
Call money	26	—	26	—	—	—	—	26
Derivative financial liabilities	871	14	172	163	167	366	1	883
Net settlement		—	53	61	108	366	1	589
Gross settlement (inflow)		969	3,783	1,256	820	—	—	6,828
Gross settlement (outflow)		983	3,902	1,358	879	—	—	7,122
Debt securities issued	9,959	—	106	—	106	1,168	10,637	12,017
Borrowings	61,044	56	11,723	167	47,375	1,910	70	61,301

Total	1,965,203	930,944	222,791	218,632	428,651	153,103	14,764	1,968,885

Off-balance sheet items
Loan commitments	—	70,232	—	—	—	—	—	70,232
Financial guarantees	—	2,148	—	—	—	—	—	2,148

Total	—	72,380	—	—	—	—	—	72,380

		Contractual cash flows (Undiscounted)
	Carrying amount	Less than 1 month	1–3 months	3–6 months	6–12 months	1–5 years	Over 5 years	Total
	(Millions of yen)
At March 31, 2014
Liabilities
Deposits	1,823,399	867,271	185,382	215,474	403,470	149,096	4,186	1,824,879
Derivative financial liabilities	809	23	93	65	116	533	11	841
Net settlement		—	57	62	116	533	11	779
Gross settlement (inflow)		2,208	3,398	429	—	—	—	6,035
Gross settlement (outflow)		2,231	3,434	432	—	—	—	6,097
Debt securities issued	9,952	—	106	—	106	1,069	10,970	12,251
Borrowings	2,589	54	107	159	303	1,959	209	2,791

Total	1,836,749	867,348	185,688	215,698	403,995	152,657	15,376	1,840,762

Off-balance sheet items
Loan commitments	—	66,089	—	—	—	—	—	66,089
Financial guarantees	—	2,011	—	—	—	—	—	2,011

Total	—	68,100	—	—	—	—	—	68,100

		Contractual cash flows (Undiscounted)
	Carrying amount	Less than 1 month	1–3 months	3–6 months	6–12 months	1–5 years	Over 5 years	Total
	(Millions of yen)
At April 1, 2013
Liabilities
Deposits	1,770,020	826,621	184,666	215,398	383,092	157,788	4,300	1,771,865
Derivative financial liabilities	1,211	12	305	64	113	687	60	1,241
Net settlement		0	49	59	113	687	60	968
Gross settlement (inflow)		1,635	2,756	207	—	—	—	4,598
Gross settlement (outflow)		1,647	3,012	212	—	—	—	4,871
Debt securities issued	9,945	—	106	—	106	964	11,322	12,498
Borrowings	2,829	24	1,879	70	138	767	45	2,923

Total	1,784,005	826,657	186,956	215,532	383,449	160,206	15,727	1,788,527

Off-balance sheet items
Loan commitments	—	59,274	—	—	—	—	—	59,274
Financial guarantees	—	2,541	—	—	—	—	—	2,541

Total	—	61,815	—	—	—	—	—	61,815

Balance of loans and advances, and deposits

The following table presents the balance of loans and advances and deposits. The balance of deposits, which was mainly composed of individual customer deposits, exceeded the balance of loans and advances due to the stable deposit base in Japan at March 31, 2015, March 31, 2014 and April 1, 2013.

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Loans and advances	1,521,802	1,439,323	1,401,623
Deposits	1,893,303	1,823,399	1,770,020

Operational risks

Operational risk is the risk of direct or indirect loss arising from a wide variety of causes associated with Higashi-Nippon Bank’s processes, personnel, technology and infrastructure, and from external factors other than credit, market and liquidity risks, such as those arising from legal and regulatory requirements and generally accepted standards of corporate behavior. Operational risks arise from all of Higashi-Nippon Bank’s operations.

Higashi-Nippon Bank’s objective is to manage operational risk so as to balance the avoidance of financial losses and damage to the Higashi-Nippon Bank’s reputation with overall cost effectiveness and innovation. In all cases, Higashi-Nippon Bank’s policy requires compliance with all applicable legal and regulatory requirements.

The Board of Directors has delegated the responsibility for operational risk to the ORM Committee, which is responsible for the development and implementation of controls to address operational risk. This responsibility is supported by the development of Higashi-Nippon Bank’s overall standards for the management of operational risk in the following areas:

•	requirements for appropriate segregation of duties, including the independent authorization of transactions;

•	requirements for the reconciliation and monitoring of transactions;

•	compliance with regulatory and other legal requirements;

•	documentation of controls and procedures;

•	requirements for the periodic assessment of operational risks faced and the adequacy of controls and procedures to address the risks identified;

•	requirements for the reporting of operational losses and proposed remedial action;

•	development of contingency plans;

•	training and professional development;

•	ethical and business standards; and

•	risk mitigation, including insurance where it is cost effective.

Compliance with Higashi-Nippon Bank’s standards is supported by a program of periodic reviews undertaken by the Internal Audit Department. The results of Internal Audit Department’s reviews are discussed with the ORM Committee and reported to the Board of Directors.

ADDITIONAL FINANCIAL INFORMATION FOR HIGASHI-NIPPON BANK

I. Distribution of Assets and Liabilities; Interest Rates and Interest Differential

Higashi-Nippon Bank is incorporated under Japanese law. Higashi-Nippon Bank and its principal operating subsidiaries, including The Higashi-Nippon Business Service Co., Ltd., The Higashi-Nippon Guarantee Co., Ltd. and The Higashi-Nippon JCB Card Co., Ltd, which are all incorporated under Japanese law, maintain their books and records under Japanese GAAP. For purposes of filing a registration statement with the SEC, Higashi-Nippon Bank prepares its consolidated financial statements in accordance with IFRS. As Higashi-Nippon Bank prepares its consolidated accounts under IFRS only as of the date of its financial statements, the account balances under IFRS are not available at any interim dates between the dates of its consolidated financial statements, and therefore certain information presented herein is prepared under Japanese GAAP.

Average Balances, Interest and Average Rates

Under Japanese GAAP, Higashi-Nippon Bank’s interest income from interest-earning assets and interest expense on interest-bearing liabilities for the years ended March 31, 2015 and 2014 were as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Interest income on interest-earning assets	31,571	31,518
Interest expense on interest-bearing liabilities	1,759	1,853

Net interest income	29,812	29,665

The following table sets forth the average balances, interest and average yields or interest rates of interest-earning assets and interest-bearing liabilities for the years ended March 31, 2015 and 2014 which were computed and derived on the Japanese GAAP basis and reported in Higashi-Nippon Bank’s Japanese GAAP consolidated financial statements. The average balances were principally based on daily average and Higashi-Nippon Bank believes that the average balances are representative of its operations under Japanese GAAP.

	For the year ended March 31,
	2015				2014
	Year-end balance	Average balance	Interest income/ expense	Average rate	Year-end balance	Average balance	Interest income/ expense	Average rate
	(Millions of yen, except percentages)
Interest-earning assets
Loans and bills discounted	1,555,551	1,483,138	28,032	1.89%	1,473,488	1,427,834	28,648	2.00%
Securities	416,644	391,067	3,487	0.89%	374,719	377,441	2,830	0.74%
Call loans and bills bought	5,541	17,874	19	0.11%	20,175	15,164	16	0.10%
Due from banks	818	12,328	12	0.09%	968	5,914	5	0.09%
Other interest-earning assets	548	2,065	22	1.06%	1,227	1,715	19	1.10%

Total interest-earning assets	1,979,102	1,906,472	31,572	1.65%	1,870,577	1,828,068	31,518	1.72%

Interest-bearing liabilities
Deposits	1,848,666	1,754,960	1,250	0.07%	1,779,505	1,677,504	1,343	0.08%
Negotiable certificates of deposit	44,400	37,581	36	0.09%	43,865	60,177	64	0.10%
Borrowed money	58,600	22,709	19	0.08%	—	338	0	0.27%
Other interest-bearing liabilities	10,042	12,676	455	3.58%	10,016	12,516	446	3.56%

Total interest-bearing liabilities	1,961,708	1,827,926	1,760	0.09%	1,833,386	1,750,535	1,853	0.10%

Net interest-earnings and interest rate spread			29,812	1.56%			29,665	1.62%

Net yield on total interest-earning assets				1.56%				1.62%

With respect to the interest-earning assets, mainly owing to seasonal factors, such as additional demand for loans from corporate customers and the concentration of due dates for trade-related payables around the March 31 year-end, year-end balances for loans and bills discounted are generally larger than average balances for the year.

As compared to the year ended March 31, 2014, the account balances, both year-end balance and average balance, for loans, bills discounted and securities for the year ended March 31, 2015 increased. The increase in loans and bills discounted primarily resulted from an increase in loans to wholesale customers, specifically to small- and medium-sized enterprises, which generally have less capital on hand than larger enterprises and therefore tend to rely more on bank borrowings and with whom Higashi-Nippon Bank actively developed its banking business. The increase in securities was primarily due to a growth in its bonds portfolio, specifically corporate bonds issued by Japanese and foreign financial institutions, which were held mainly for purpose of earning interest.

With respect to interest-bearing liabilities, corporate deposits, which are Higashi-Nippon Bank’s primary source of funds, increased between the year ended March 31, 2014 and 2015, primarily due to increases in current accounts and time deposits from corporate customers reflecting higher demand for deposit products among customers due to the recent recovery of economic conditions.

At the same time, Higashi-Nippon Bank is constantly assessing the cost efficiency of each available funding source and diversifying its fund-raising through the source that at any given point in time is considered most cost-efficient compared to others. Consequently, the balances for non-deposit sources of funds shown above including borrowed money fluctuate from time to time depending on Higashi-Nippon Bank’s assessment and funding decisions.

Differences between Japanese GAAP and IFRS

Japanese GAAP differs in certain significant respects from IFRS. Refer to the reconciliation of consolidated statement of financial position in Note 3.1 to the audited consolidated financial statements included elsewhere in this prospectus for the details of major differences between Japanese GAAP and IFRS. These differences are adjusted while preparing Higashi-Nippon Bank’s consolidated financial statements in accordance with IFRS. Some of these adjustments affect the measurement basis of interest-earning assets and interest-bearing liabilities, while other adjustments affect the volume of interest-earning assets and interest-bearing liabilities recognized in the consolidated statement of financial position.

The adjustments that affect the measurement basis of interest-earning assets and interest-bearing liabilities include: differences in the scope for consolidation and equity accounting; the basis and timing for the recognition of impairment of investment securities and loans and advances; bifurcation of additional embedded derivatives; classification of investment securities and loans; valuation of unlisted and available-for-sale securities; costs for originating loans; and the basis of derecognization of financial liabilities, of which the following adjustments have the most significant impact on the total consolidated assets and/or liabilities, especially the volume of interest-earning assets and/or interest-bearing liabilities recognized in the consolidated statement of financial position.

(i) Costs for originating loans

Unlike Japanese GAAP where loan origination fees and costs are generally recognized in the consolidated income statement when earned or as incurred, IFRS requires such fees, together with any other transaction costs integral to the effective interest rates and discounts/premiums, to be taken into account in the calculation of the effective interest rate, and thus are deferred and amortized in the consolidated income statement over the period of the loan using the effective interest method.

In addition, when there is revision to the interest rate applicable to a borrower, Japanese GAAP allows interest income to be recognized based on the revised rate; but IFRS requires the carrying amount of the loan to be adjusted to reflect the revised estimated cash flows with the difference in carrying amount to be recognized in profit or loss.

These differences between Japanese GAAP and IFRS resulted in a lower “Loans and advances” and “Total assets” recognized under IFRS as shown in the table below:

	At March 31,				At April 1,
	2015		2014		2013
	Loans and Advances	Total assets	Loans and Advances	Total assets	Loans and Advances	Total assets
	(Millions of yen)
Decrease under IFRS basis	15,841	10,714	14,294	9,213	12,897	8,222

In addition, these differences also led to a lower related interest income recognized. Interest income from loans and advances decreased by ¥2,157 million for the year ended March 31, 2015 and ¥1,834 million for the year ended March 31, 2014.

(ii) Impairment of loans and advances

The basis and scope for the recognition of impairment on loans and advances differ between Japanese GAAP and IFRS.

Under Japanese GAAP, allowance for loan losses is calculated individually or collectively. Individual allowance for loan losses is calculated based on the discounted cash flow (“DCF”) method for specifically identified significant loans, or based on estimated uncollectable amounts considering historical loss experience and recoveries from collateral and guarantees. Collective allowance for loan losses is calculated on a portfolio basis using the loans’ historical loss experience.

Under IFRS, if there is objective evidence that loans and advances are impaired, impairment losses are individually calculated based on the DCF method for individually significant impaired loans. The remaining impaired loans are grouped into portfolios based on credit risk characteristics, and their associated impairment losses are collectively calculated on a portfolio basis using statistical methods based on historical loss experience or using the estimated uncollectable amounts, taking into account recoveries from collateral and guarantees.

In addition, the definition of an impaired loan is different between Japanese GAAP and IFRS. Under Japanese GAAP, borrowers classified as “Requiring careful monitoring” with modified or renegotiated loans are not considered to be impaired if they meet certain conditions. These conditions include improvement in repayment capacity as a result of such modification or renegotiation.

Under IFRS, such loans may be classified as impaired since they are considered to meet the definition of objective evidence of impairment. Accordingly, the scope of impaired loans under IFRS is broader than that under Japanese GAAP, which resulted in a larger allowance for impairment than that recognized under Japanese GAAP.

Moreover, under Japanese GAAP, interest income is recognized based on the contractual amount of the loan by using the contractual interest rate for loans that are not impaired. However, under IFRS, interest income is recognized based on the carrying amount of the loan, net of allowance for loan losses, by using the effective interest rate.

As a result of these differences, a lower “Loans and advances” and “Total assets” are recognized under IFRS than those under Japanese GAAP, as shown in the table below:

	At March 31,				At April 1,
	2015		2014		2013
	Loans and Advances	Total assets	Loans and Advances	Total assets	Loans and Advances	Total assets
			(Millions of yen)
Decrease under IFRS basis	8,600	5,886	11,570	7,507	11,475	7,368

Consequently, the differences in allowance for loan losses methodology under Japanese GAAP and IFRS also impacted the related interest income recorded.

For the years ended March 31, 2015 and March 31, 2014, differences between Japanese GAAP and IFRS related to allowance on loans and advances resulted in negative adjustments (i.e. decreases) to interest income of ¥414 million and ¥734 million, respectively, under IFRS.

II. Investment Portfolio

The following table shows the amortized cost, fair values and net unrealized gains (losses) of investment securities that were classified as available-for-sale and loans and receivables which Higashi-Nippon Bank held at March 31, 2015, March 31, 2014 and April 1, 2013 presented under IFRS:

	At March 31,				At April 1,
	2015		2014		2013
	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
	(Millions of yen)
Available-for-sale securities:
Domestic:
Japanese government bonds	53,989	54,457	53,301	54,179	50,127	51,181
Other debt securities	0	30	0	28	0	29
Equity securities	44,303	61,525	47,731	56,374	21,037	28,504

Total domestic	98,292	116,012	101,032	110,581	71,164	79,714

Total	98,292	116,012	101,032	110,581	71,164	79,714

	At March 31,				At April 1,
	2015		2014		2013
Loans and receivables:
Domestic:
Japanese government bonds	—	—	—	—	20,000	20,000
Japanese municipal government bonds	67,239	67,956	66,842	67,544	70,690	71,659
Government agency securities	101,650	102,610	109,959	110,858	112,783	114,143
Corporate bonds	70,915	71,123	47,410	47,565	62,186	63,932

Total domestic	239,804	241,689	224,211	225,967	265,659	269,734

Foreign:
Corporate bonds	59,776	60,014	39,496	39,782	37,997	37,948

Total foreign	59,776	60,014	39,496	39,782	37,997	37,948

Total	299,580	301,703	263,707	265,749	303,656	307,682

Note: The table above includes investment securities included as assets pledged as collateral but excludes embedded derivatives.

The following table presents the carrying amounts, contractual maturities and weighted average yields of the debt securities classified as available-for-sale and loans and receivables that Higashi-Nippon Bank held at March 31, 2015 presented in accordance with IFRS. Available-for-sale debt securities are carried at fair value whereas loans and receivables debt securities are carried at amortized cost. The weighted average yields below are calculated based on amortized cost for all debt securities.

	Maturity
	One year or less		After one year through five years		After five years through ten years		After ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Millions of yen, except percentages)
Available-for-sale securities:
Domestic:
Japanese government bonds	1,380	1.41%	33,811	0.53%	19,266	0.35%	—	—	54,457	0.49%

Total	1,380	1.41%	33,811	0.53%	19,266	0.35%	—	—	54,457	0.49%

Loans and receivables:
Domestic:
Japanese municipal government bonds	762	1.07%	56,423	0.41%	8,434	0.61%	1,620	0.84%	67,239	0.44%
Government agency securities	20,182	0.60%	80,869	0.48%	599	0.70%	—	—	101,650	0.51%
Corporate bonds	9,354	0.43%	57,823	0.33%	3,738	6.04%	—	—	70,915	0.64%

Total domestic	30,298	0.56%	195,115	0.42%	12,771	2.18%	1,620	0.84%	239,804	0.53%

Foreign:
Corporate bonds	12,471	0.38%	41,605	0.57%	5,700	1.67%	—	—	59,776	0.63%

Total foreign	12,471	0.38%	41,605	0.57%	5,700	1.67%	—	—	59,776	0.63%

Total	42,769	0.51%	236,720	0.44%	18,471	2.02%	1,620	0.84%	299,580	0.55%

The following table presents the name of issuer, and the aggregate book value and the aggregate market value of the securities of the issuer, that the aggregate book value of the securities held exceeded 10% of Higashi-Nippon Bank’s shareholders’ equity at March 31, 2015, other than Japanese government bonds:

	At March 31, 2015
Name of issuer	Aggregate book value	Aggregate market value
	(Millions of yen)
Mitsubishi UFJ Kokusai Asset Management Co., Ltd.	12,019	12,577

III. Loan Portfolio

Types of Loans

The following table presents Higashi-Nippon Bank’s outstanding loans and advances by domicile and industry of the borrowers at March 31, 2015, March 31, 2014, and April 1, 2013 prepared under IFRS. The categorization of loans and advances by industry is based on the loan classification designated by the BoJ for regulatory reporting purposes.

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Domestic:
Real estate	540,857	510,377	469,240
Wholesale trade	119,188	100,126	102,892
Manufacturing	105,189	99,677	100,451
Construction	96,197	84,190	78,720
Finance and insurance	78,571	79,609	73,213
Transport and postal activities	77,846	67,197	63,378
Others industries	319,869	302,394	307,578
Individuals	203,561	217,104	231,375

Total loans and advances before allowance for loan losses	1,541,278	1,460,674	1,426,847

The outstanding loans and advances balances at March 31, 2012 and 2011 are not available under IFRS and therefore are not presented in the table above.

Maturities and Sensitivities of Loans to Changes in Interest Rates

The following table shows the breakdown of Higashi-Nippon Bank’s loan portfolio by maturity of the loans and industry of the borrowers at March 31, 2015:

	Maturity
	One year or less	After one year through five years	After five years	Total
	(Millions of yen)
Domestic:
Real estate	99,871	171,045	269,941	540,857
Wholesale trade	55,081	49,807	14,300	119,188
Manufacturing	49,019	46,907	9,263	105,189
Construction	51,914	35,596	8,687	96,197
Finance and insurance	34,748	37,957	5,866	78,571
Transport and postal activities	28,793	35,168	13,885	77,846
Other industries	93,802	141,347	84,720	319,869
Individuals	16,143	47,989	139,429	203,561

Total loans and advances before allowance for loan losses	429,371	565,816	546,091	1,541,278

The table below shows the breakdown of loans and advances due after one year by their interest types, i.e. whether floating or fixed rate, at March 31, 2015:

(Millions of yen)
Floating rate loans and advances	650,559
Fixed rate loans and advances	461,348

Total	1,111,907

Impaired, Past Due and Restructured Loans

Higashi-Nippon Bank’s consolidated financial statements have been prepared under IFRS, and the risk elements and categories analyzed with regard to loans and advances differ from the requirements of the U.S. Securities Exchange Commission (“SEC”).

Per the Guide 3 disclosure guidelines, the SEC requires that loans be categorized and separately reported as of the end of each reported period as non-accrual (i.e. loans accounted for on a non-accrual basis), past due (i.e. accruing loans that are contractually past due for 90 days or more as to principal or interest payments), and restructured loans (i.e. loans qualifying as troubled debt restructurings).

In accordance with IFRS, Higashi-Nippon Bank recognizes interest on loans based on original effective interest rates, regardless of whether they are impaired or unimpaired. Therefore, Higashi-Nippon Bank technically has no loans that are non-accruing. As such, information related to “Impaired loans” as defined by IFRS is reported in lieu of non-accrual (loans) as required by the SEC. A loan is considered impaired under IFRS when there is objective evidence indicating an existence of an impaired loss.

Additionally, Higashi-Nippon Bank reports information relating to “Unimpaired loans that are contractually past due for 90 days or more as to principal or interest payments” in lieu of accruing loans that are past due for 90 days or more as to principal or interest payments, as required by the SEC. In reporting information relating to “Restructured loans”, Higashi-Nippon Bank’s restructured loans are defined as loans with modified terms and concessions granted to debtors having difficulty in meeting the contractual terms of the loans, other than those loans included in the aforementioned “Impaired loans” and “Unimpaired loans that are contractually past due for 90 days or more” categories.

The following table shows the distribution of Higashi-Nippon Bank’s impaired loans, unimpaired loans contractually past due for 90 days or more and restructured loans at March 31, 2015, March 31, 2014, and April 1, 2013:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Impaired loans:
Domestic	65,879	79,737	80,688
Total impaired loans	65,879	79,737	80,688

Unimpaired loans contractually past due for 90 days or more:
Domestic	—	—	—
Total unimpaired loans contractually past due for 90 days or more	—	—	—

Restructured loans other than those included above:
Domestic	—	—	—
Total restructured loans other than those included above	—	—	—

Total	65,879	79,737	80,688

Impaired loans and advances at March 31, 2012 and 2011 are not available under IFRS and therefore are not presented in the table above.

Interest on Impaired Loans and Advances

Gross interest income which would have been recognized under the original contractual terms on total impaired loans outstanding during the year ended March 31, 2015 were approximately ¥2,392 million for domestic loans, of which approximately ¥1,954 million as determined in accordance with IFRS, have been recognized in the statement of income for the year.

Foreign Loans Outstanding

Higashi-Nippon Bank had no cross-border outstandings to borrowers in any foreign country which in total exceeded 1% of its consolidated total assets at March 31, 2015, March 31, 2014, and April 1, 2013. Cross-border outstandings are defined, for this purpose, as loans (including accrued interest), acceptances, interest-earning deposits with other banks, other interest-earning investments and any other monetary assets denominated in Japanese yen or other non-local currencies. Material local currency loans outstanding which are neither hedged nor funded by local currency borrowings are included in cross-border outstandings.

Loan Concentrations

At March 31, 2015, there were no concentrations of loans to a single industry group of borrowers, as defined by the BoJ industry segment loans and advance classifications, which exceeded 10% of Higashi-Nippon Bank’s consolidated total loans and advances, except for loans and advances in a category disclosed in the table of loans and advances outstanding above.

IV. Summary of Loan Loss Experience

The following table shows an analysis of Higashi-Nippon Bank’s loan loss experience by domicile and industry of the borrowers for the years ended March 31, 2015 and 2014:

	At March 31,
	2015	2014
	(Millions of yen)
Allowance for loan losses at beginning of the year	21,351	25,224
Provision for (Reversal of) loan losses	(1,119)	772
Write-off:
Domestic:
Real estate	(301)	(1,724)
Wholesale trade	(152)	(126)
Manufacturing	(24)	(529)
Construction	(58)	(332)
Finance and insurance	—	—
Transport and postal activities	(47)	(80)
Other industries	(79)	(1,586)
Individuals	(96)	(271)

Total write-off	(757)	(4,648)

Recoveries:
Domestic:
Real estate	0	1
Wholesale trade	—	0
Manufacturing	—	—
Construction	—	—
Finance and insurance	—	—
Transport and postal activities	—	0
Other industries	1	2
Individuals	0	0

Total recoveries	1	3

Net write-off	(756)	(4,645)

Balance at the end of the year	19,476	21,351

The following table shows the distribution of Higashi-Nippon Bank’s allowance for loan losses by domicile and industry of the borrowers at March 31, 2015 and 2014 and April 1, 2013:

	At March 31,				At April 1,
	2015		2014		2013
	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
	(Millions of yen, except percentages)
Domestic:
Real estate	5,918	35.09%	8,260	34.95%	10,257	32.89%
Wholesale trade	2,008	7.73%	2,177	6.85%	1,774	7.21%
Manufacturing	2,142	6.82%	2,284	6.82%	2,622	7.04%
Construction	1,069	6.24%	931	5.76%	1,098	5.52%
Finance and insurance	82	5.10%	92	5.45%	630	5.13%
Transport and postal activities	1,578	5.05%	1,356	4.60%	1,237	4.44%
Other industries	6,163	20.75%	5,728	20.71%	6,954	21.55%

Total domestic	18,960	86.78%	20,828	85.14%	24,572	83.78%
Individuals	516	13.22%	523	14.86%	652	16.22%

Total allowance for loan losses	19,476	100.00%	21,351	100.00%	25,224	100.00%

Allowances for loan losses on loans and advances decreased 8.8% from ¥21,351 million for the year ended March 31, 2014 to ¥19,476 million for the year ended March 31, 2015. This net decrease primarily reflected the impact of a reduction in exposures to individually impaired corporate loans and advances as well as an overall improvement in the credit quality of the loan portfolio, coupled with a decrease in collectively assessed loan loss allowance on corporate loans despite an overall increase in loan exposures.

The overall improvement in credit quality of the loan portfolio was evidenced by the increase in gross loans and advances classified as “Neither past due nor impaired,” and the corresponding decrease in non-performing loans (i.e. aggregate of loans and advances classified as “Past due but not impaired” and “Impaired”) at March 31, 2015 as compared to March 31, 2014. A reversal (i.e. credit) to allowance for loan losses of ¥1,119 million for the year ended March 31, 2015 was recorded as a result of improvement in the borrowers’ financial conditions, driven by the recent recovery of the economic and business environment in the Tokyo region where Higashi-Nippon Bank mainly operated its lending business.

Leading the overall decrease in total allowance for loan losses was the decrease in allowance for loan losses in the real estate industry. The effects of the economic recovery were particularly evident from the decrease in allowance for loan losses in industries such as real estate, partly due to the increased land and property prices in Tokyo and the market anticipation of the 2020 Tokyo Olympic Games. Likewise, the pickup of the Japanese economy has also boosted the financial performance of small- and medium-sized enterprises, and thus led to an overall decrease in the total allowance for loan losses on loan exposures to such enterprises, which were included in “Other industries” above, over the three-year period stated above. Allowance for loan losses on loans and advances to individual borrowers decreased as well, primarily reflecting borrowers’ improved financial performance and prospects in light of the favorable economic conditions.

Allowance policy

For its loans and advances, Higashi-Nippon Bank establishes and maintains internal credit ratings for each corporate customer or counterparty, using an internal rating system designed to link to external credit ratings assigned by rating agencies. It also performs self-assessments on the quality of its assets, as required by Japanese regulations. Management relies on these processes in the quantification of any loan loss provisions and write-offs related to allowance for loan losses on its loans and advances.

Management reviews and revises the estimates for loan loss allowance regularly to reflect the current conditions. The estimation of the allowance requires management’s judgment regarding the facilities’ and borrowers’ credit conditions, such as payment history, changes in lending terms, economic environment or financial statement performance.

During the year ended March 31, 2015, there were no significant changes to the overall allowance and credit risk management policy that affected the allowance for loan losses balance.

Further information on the allowance and credit policy, as well as management’s internal rating and self-assessment systems, can be found at Note 4.2 to the audited consolidated financial statements included elsewhere in this prospectus.

V. Deposits

The amount of deposits by foreign depositors in domestic offices at March 31, 2015, March 31, 2014 and April 1, 2013 were ¥24 million, ¥3 million, and ¥1 million, respectively.

At March 31, 2015, the balance and remaining maturities of time deposits and certificates of deposit issued by domestic offices in amounts of ¥10 million (approximately US$83,000 at the Federal Reserve Bank of New York’s noon buying rate on March 31, 2015) or more are shown in the following table:

	At March 31, 2015
	Time deposits	Certificates of deposit	Total
	(Millions of yen)
Domestic offices:
Due in three months or less	303,272	39,400	342,672
Due after three months through six months	205,094	5,000	210,094
Due after six months through twelve months	373,281	—	373,281
Due after twelve months	149,447	—	149,447

Total	1,031,094	44,400	1,075,494

VI. Short-Term Borrowings

The following table shows some additional information with respect to Higashi-Nippon Bank’s short-term borrowings at March 31, 2015 and 2014 and April 1, 2013:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen, except percentages)
Short-term borrowings:
Balance at end of the year	58,600	—	1,830
Weighted average interest rate on balance at end of the year	0.10%	—	0.10%

DIRECTORS AND MANAGEMENT OF CONCORDIA FINANCIAL

FOLLOWING THE JOINT SHARE TRANSFER

The following provides information about those individuals who are expected to serve in general capacities indicated for Concordia Financial, including members of Bank of Yokohama’s or Higashi-Nippon Bank’s current board of directors and management.

From Bank of Yokohama

Name	Proposed Position at Concordia Financial	Date of Birth	Number of Bank of Yokohama Shares Owned at September 30, 2015	Percentage Ownership
Tatsumaro Terazawa	Representative Director and President	February 25, 1947	124,000	*
Yasuyoshi Oya	Representative Director	April 19, 1962	12,000	*
Kenichi Kawamura	Director	August 11, 1959	6,000	*
Minoru Morio	Outside Director	May 20, 1939	14,000	*
Yuzo Takagi	Outside Director	April 8, 1951	0	*

*	Shares held represent less than 1% of the total number of outstanding shares of common stock of Bank of Yokohama.

Tatsumaro Terazawa joined Bank of Yokohama and was appointed Representative Director and President in June 2011. Before joining Bank of Yokohama, Mr. Terazawa served as the Commissioner of National Tax Agency of Japan and an ambassador extraordinary and plenipotentiary of Japan in the Republic of Columbia.

Yasuyoshi Oya joined Bank of Yokohama in April 1985 and was elected to its board of directors in June 2012. Mr. Oya has held various positions with Bank of Yokohama, including general manager of Corporate Planning Department. He has served as a Representative Director and Managing Executive Officer in charge of Brand and CSR Strategy Department since April 2015.

Kenichi Kawamura joined Bank of Yokohama in April 1982 and was elected to its board of directors in June 2013. Previously, he was the general manager of Internal Audit Department and was the general manager of Risk Management Department. He has served as a Director and Managing Executive Officer since April 2015.

Minoru Morio was elected as an outside director of Bank of Yokohama in June 2013. Mr. Morio joined Sony Corporation in 1963, became vice president in June 1993 and became vice-chairman in June 2000. He is a Representative Director and President of MOT Consulting, Limited, Representative Director and Chairman of Synos Co., Ltd. and director of OKI Electric Industry Co., Ltd.

Yuzo Takagi was elected as an outside director of Bank of Yokohama in June 2015. Mr. Takagi is the Representative of Takagi Public Accounting Office and President of Audit Corporation Godai. He also serves as an Audit & Supervisory Board Member of Genki Sushi Co., Ltd, Softfront Co., Ltd., Gourmet Kineya Co., Ltd., Fuji Electronics Co., Ltd. and Shinmei Holding Co., Ltd.

At September 30, 2015, the individuals named above owned, in the aggregate, less than 1% of the aggregate amount of outstanding shares of Bank of Yokohama common stock and none of the individuals listed above owned any shares of Higashi-Nippon Bank common stock.

At September 30, 2015, the individuals named above held options issued by Bank of Yokohama. Each option gives the holder the right to purchase 100 shares of common stock of Bank of Yokohama. The exercise price is ¥100 per option, or ¥1.0 per share of Bank of Yokohama common stock. The options are exercisable within ten days from the day immediately following the date of the holder’s termination of service as director of Bank of Yokohama. The name of the options, the expiration date and the aggregate number of options held by the individuals named above at September 30, 2015 are as follows:

Name of Series	Expiration Date	Aggregate Number of Options Held
The Bank of Yokohama, Ltd. 8th Series of Stock Acquisition Rights	July 6, 2041	305
The Bank of Yokohama, Ltd. 9th Series of Stock Acquisition Rights	July 5, 2042	437
The Bank of Yokohama, Ltd. 10th Series of Stock Acquisition Rights	July 4, 2043	290
The Bank of Yokohama, Ltd. 11th Series of Stock Acquisition Rights	July 4, 2044	267
The Bank of Yokohama, Ltd. 12th Series of Stock Acquisition Rights	July 6, 2045	56

New stock acquisition rights of Concordia Financial will be exchanged for each existing stock acquisition right of Bank of Yokohama.

From Higashi-Nippon Bank

Name	Proposed Position at Concordia Financial	Date of Birth	Number of Higashi-Nippon Bank Shares Owned at September 30, 2015	Percentage Ownership
Michito Ishii	Representative Director and Vice President	December 11, 1951	54,000	*
Ken Inoue	Outside Director	January 7, 1948	1,000	*

*	Shares held represent less than 1% of the total number of outstanding shares of common stock of Higashi-Nippon Bank.

Michito Ishii became an Advisor to Higashi-Nippon Bank in February 2010 and was appointed as Director and Vice President in June 2010 before becoming Representative Director and President in April 2011. Before joining Higashi-Nippon Bank, Mr. Ishii served in various positions, including as Director-General of Tax Bureau of Ministry of Finance and as the Commissioner of National Tax Agency of Japan. He also serves as a director of Kansoshin Co., Ltd.

Ken Inoue was elected as an outside director of Higashi-Nippon Bank in June 2012. Previously, Mr. Inoue served in various positions, including as Representative Director and President of Tokiwa Services Co., Ltd. and as Advisor to Nippon Express Co., Ltd.

At September 30, 2015, the individuals listed in the table above owned, in the aggregate, less than 1% of the aggregate amount of outstanding shares of Higashi-Nippon Bank common stock and none of the individuals listed above owned any shares of Bank of Yokohama common stock.

At September 30, 2015, the individuals named above held options issued by Higashi-Nippon Bank. Each option gives the holder the right to purchase 100 shares of common stock of Higashi-Nippon Bank. The exercise price is ¥100 per option, or ¥1.0 per share of Higashi-Nippon Bank common stock. The options are exercisable within ten days from the day immediately following the date of the holder’s termination of service as director of Higashi-Nippon Bank. The name of the options, the expiration date and the aggregate number of options held by the individuals named above at September 30, 2015 are as follows:

Name of Series	Expiration Date	Aggregate Number of Options Held
The Higashi-Nippon Bank, Limited 1st Series of Stock Acquisition Rights	September 11, 2042	669
The Higashi-Nippon Bank, Limited 2nd Series of Stock Acquisition Rights	August 13, 2043	544
The Higashi-Nippon Bank, Limited 3rd Series of Stock Acquisition Rights	August 12, 2044	428
The Higashi-Nippon Bank, Limited 4th Series of Stock Acquisition Rights	August 11, 2045	199

New stock acquisition rights of Concordia Financial will be exchanged for each existing stock acquisition right of Higashi-Nippon Bank.

Director Compensation

The aggregate amount of remuneration, including bonuses and stock acquisition rights, paid to all directors of Bank of Yokohama named above for services in all capacities during the year ended March 31, 2015 was approximately ¥170.6 million.

The aggregate amount of remuneration, including bonuses and stock acquisition rights, paid to all directors of Higashi-Nippon Bank named above for services in all capacities during the year ended March 31, 2015 was approximately ¥49.0 million.

MAJOR SHAREHOLDERS

Bank of Yokohama

There were no registered shareholders appearing on the register of shareholders at September 30, 2015 that held 5% or more of Bank of Yokohama’s outstanding common stock.

Bank of Yokohama received from BlackRock Japan Co., Ltd. a report on changes in substantial shareholding dated February 5, 2015 pursuant to the Financial Instruments and Exchange Law of Japan to the effect that it, together with eight affiliated entities, owned Bank of Yokohama’s common stock as below at January 30, 2015. Bank of Yokohama is not able to confirm the number of shares actually owned by the shareholders:

Name	Number of Bank of Yokohama Shares Owned*	Percentage of Outstanding Bank of Yokohama Shares Owned*
	(Thousands of shares)	(%)
BlackRock Japan Co., Ltd. and its affiliated entities.	66,374	5.14

*	The number of Bank of Yokohama shares owned and the percentage of outstanding Bank of Yokohama shares owned listed above are taken from the report on changes in substantial shareholding.

The major shareholders of Bank of Yokohama do not have different voting rights from any other common shareholder of Bank of Yokohama. To its knowledge, Bank of Yokohama is not owned or controlled by another corporation, any foreign government or any other natural or legal person, either severally or jointly. There are no arrangements known to Bank of Yokohama the operation of which may result in a change of control of the company, except the proposed joint share transfer with Higashi-Nippon Bank.

Higashi-Nippon Bank

The following table provides information regarding shareholders appearing on the register of shareholders at September 30, 2015 that held 5% or more of Higashi-Nippon Bank’s outstanding common stock:

Name	Number of Higashi-Nippon Bank Shares Owned	Percentage of Outstanding Higashi-Nippon Bank Shares Owned
	(Thousands of shares)	(%)
Japan Trustee Services Bank, Ltd. (Trust Account)*	29,533	15.99
Sumitomo Mitsui Banking Corporation	14,906	8.07
Japan Trustee Services Bank, Ltd. (Trust Account No. 4)*	11,423	6.18

*

Higashi-Nippon Bank understands that Japan Trustee Services Bank, Ltd. (Trust Account) and Japan Trustee Services Bank, Ltd. (Trust Account No. 4) are not the beneficial owners of Higashi-Nippon Bank’s common stock. The shares of common stock are held in trust accounts, which do not disclose the names of beneficiaries.

The major shareholders of Higashi-Nippon Bank do not have different voting rights from any other common shareholder of Higashi-Nippon Bank. To its knowledge, Higashi-Nippon Bank is not owned or controlled by another corporation, any foreign government or any other natural or legal person, either severally or jointly. There are no arrangements known to Higashi-Nippon Bank the operation of which may result in a change of control of the company, except the proposed joint share transfer with Bank of Yokohama.

Concordia Financial

Based on the information regarding the ten largest shareholders of record of each of Bank of Yokohama and Higashi-Nippon Bank at September 30, 2015, which is the latest such information publicly disclosed in Japan, if the record ownership by those shareholders remains unchanged through the date of the joint share transfer, there are no registered shareholders who would hold 5% or more of Concordia Financial’s outstanding common stock immediately after the joint share transfer.

DESCRIPTION OF CONCORDIA FINANCIAL COMMON STOCK

The following information relates to the shares of Concordia Financial common stock, including summaries of certain provisions of Concordia Financial’s proposed articles of incorporation and share handling regulations, the Companies Act of Japan, and the Law Concerning Book-Entry Transfer of Corporate Bonds, Shares, etc. of Japan (Law No. 75 of 2001, as amended) (together with the regulations promulgated thereunder, the “Book-Entry Law”) relating to joint stock corporations (kabushiki kaisha).

General

Concordia Financial will be a joint stock corporation under the Companies Act. The rights of shareholders of a joint stock corporation are represented by shares of capital stock in the corporation and shareholders’ liability is limited to the amount of subscription for the shares. The authorized share capital of Concordia Financial will be as provided in its articles of incorporation and consist of 3 billion shares of common stock immediately after the effectiveness of the joint share transfer. Of this number, it is anticipated that there will initially be 1,330,095,296 outstanding shares of common stock.

Shares of all Japanese companies listed on any Japanese stock exchange are subject to a central clearing system under the Book-Entry Law. Concordia Financial’s shares, which are expected to be listed on the Tokyo Stock Exchange, will also be subject to the central clearing system. Under the clearing system, in order for any person to hold, sell or otherwise dispose of shares of Japanese listed companies, that person must have an account at an account managing institution unless such person has an account at the Japan Securities Depository Center, Inc. (“JASDEC”). “Account managing institutions” are securities firms, banks, trust companies, and certain other financial institutions which meet the requirements prescribed by the Book-Entry Law, and only those financial institutions that meet further requirements of the Book-Entry Law can open accounts directly at JASDEC.

Under the Book-Entry Law, any transfer of shares is effected through book entry. Unless the transferee has an account at JASDEC, the title to the shares passes to the transferee at the time the transferred number of shares is recorded in the transferee’s account at an account managing institution, and the holder of an account at an account managing institution is presumed to be the legal owner of the shares held in such account. In cases where the transferee has an account at JASDEC, the title to the shares passes to the transferee at the time the transferred number of shares is recorded in the transferee’s account at JASDEC, and the holder of an account at JASDEC is presumed to be the legal owner of the shares credited to its proprietary account at JASDEC.

Under the Companies Act, in order to assert shareholders’ rights against Concordia Financial, the transferee must have its name and address registered in Concordia Financial’s register of shareholders, except in limited circumstances. Under the clearing system, Concordia Financial generally makes such registration based on the information provided in a general shareholders notification (soukabunushi tsuchi) issued by JASDEC. For the purpose of the general shareholders notification, shareholders are required to file their names and addresses with Concordia Financial’s transfer agent through the account managing institution and JASDEC. See “—Register of Shareholders” below for more information.

Non-resident shareholders are required to appoint a standing proxy (jonin dairinin) in Japan or provide a mailing address in Japan. Each such shareholder must give notice of their standing proxy or provide a mailing address to the relevant account managing institution. Such notice will be forwarded to Concordia Financial’s transfer agent through JASDEC. Japanese securities firms and commercial banks customarily act as standing proxies and provide related services for standard fees. Notices from Concordia Financial to non-resident shareholders are delivered to the standing proxies or mailing addresses in Japan.

Dividends

General

Under the Companies Act, a joint stock corporation may distribute dividends in cash and/or in kind to its shareholders any number of times per fiscal year, subject to certain limitations described in “—Restriction on Dividends” below.

Under the Companies Act and Concordia Financial’s proposed articles of incorporation, Concordia Financial may distribute dividends upon approval by a resolution of a general meeting of shareholders, and may generally authorize distributions of dividends by a resolution of its board of directors as long as its non-consolidated annual financial statements for the last business year fairly present its assets and profit or loss, as required by ordinances of the Ministry of Justice.

Dividends may be distributed in cash and/or in kind in proportion to the number of shares held by each shareholder. A resolution of a general meeting of shareholders or the board of directors authorizing the payment of dividends must specify the kind and aggregate book value of the assets to be distributed, the manner of allocation of such assets to shareholders, and the effective date of the dividends. If dividends are to be paid in kind, approval by a special resolution of a general meeting of shareholders must be obtained unless Concordia Financial grants its shareholders the right to require Concordia Financial to pay such dividends in cash instead of in kind. Under its proposed articles of incorporation, Concordia Financial is not obligated to pay any dividends in cash that remain unclaimed for a period of five years after the first payable date of such dividends.

Restrictions on Dividends

In order to pay dividends, Concordia Financial must, until the aggregate amount of Concordia Financial’s capital surplus reserve (shihon junbikin) and earned surplus reserve (rieki junbikin) reaches one quarter of its stated capital (shihonkin), set aside in its capital surplus reserve and/or earned surplus reserve the lesser of (i) the amount equal to one-tenth of the amount paid out from surplus, as defined below, and (ii) an amount equal to one quarter of its stated capital less the aggregate amount of its capital surplus reserve and earned surplus reserve as of the date of such dividends.

Under the Companies Act, as of the effective date of the distribution, provided that net assets are not less than JPY 3 million, the amount of dividends may not exceed:

the sum of:

(a) the amount of surplus, as described below; and

(b) in the event that provisional financial statements are prepared and approved, the aggregate amount of (i) the net profit for the relevant period as provided for by an ordinance of the Ministry of Justice and (ii) the amount of consideration that Concordia Financial received for the treasury stock that Concordia Financial disposed of during such period;

less the sum of:

(c) the book value of treasury stock;

(d) in the event that Concordia Financial disposed of treasury stock after the end of the last fiscal year, the amount of consideration that Concordia Financial received for such treasury stock;

(e) in the event described in (b) in this paragraph, the amount of net loss for such period described in the statement of income constituting the provisional financial statements; and

(f) certain other amounts set forth in ordinances of the Ministry of Justice, including (if the sum of one-half of Concordia Financial’s goodwill and deferred assets exceeds the total of its stated capital, capital surplus reserve and earned surplus reserve, each such amount as it appears on the balance sheet as of the end of the last fiscal year) all or a certain part of such excess amount as calculated in accordance with the ordinances of the Ministry of Justice.

The amount of surplus stated in (a) above is the excess of:

the sum of:

(i) the aggregate of other capital surplus (sonota shihon joyokin) and other retained earnings (sonota rieki joyo kin) at the end of the last fiscal year;

(ii) in the event that Concordia Financial disposed of treasury stock after the end of the last fiscal year, the difference between the book value of such treasury stock and the consideration that Concordia Financial received for such treasury stock;

(iii) in the event that Concordia Financial reduced Concordia Financial’s stated capital after the end of the last fiscal year, the amount of such reduction less the portion thereof that has been transferred to capital surplus reserve and/or earned surplus reserve (if any); and

(iv) in the event that capital surplus reserve and/or earned surplus reserve were reduced after the end of the last fiscal year, the amount of such reduction less the portion thereof that has been transferred to stated capital (if any);

less the sum of:

(v) in the event that Concordia Financial canceled treasury stock after the end of the last fiscal year, the book value of such treasury stock;

(vi) in the event that Concordia Financial distributed surplus after the end of the last fiscal year, the aggregate of the following amounts:

a. the aggregate amount of the book value of the distributed assets, excluding the book value of such assets that would be distributed to shareholders but for their exercise of the right to receive dividends in cash instead of dividends in kind;

b. the aggregate amount of cash distributed to shareholders who exercised the right to receive a distribution in cash instead of a distribution in kind; and

c. the aggregate amount of cash paid to shareholders holding fewer shares than the shares that were required in order to receive a distribution in kind; and

(vii) the aggregate amounts of a. through d. below, less e. and f. below:

a. in the event that the amount of surplus was reduced and transferred to capital surplus reserve, earned surplus reserve and/or stated capital after the end of the last fiscal year, the amount so transferred;

b. in the event that Concordia Financial paid dividends after the end of the last fiscal year, the amount set aside in Concordia Financial’s capital surplus reserve and/or earned surplus reserve;

c. in the event that Concordia Financial disposed of treasury stock in the process of (x) a merger in which Concordia Financial acquired all rights and obligations of a company, (y) a corporate split in which Concordia Financial acquired all or a part of the rights and obligations of a split company or (z) a statutory share exchange in which Concordia Financial acquired all shares of a company after the end of the last fiscal year, the difference between the book value of such treasury stock and the consideration that Concordia Financial received for such treasury stock;

d. in the event that the amount of surplus was reduced in the process of a corporate split in which Concordia Financial transferred all or a part of Concordia Financial’s rights and obligations after the end of the last fiscal year, the amount so reduced;

e. in the event of (x) a merger in which Concordia Financial acquired all rights and obligations of a company, (y) a corporate split in which Concordia Financial acquired all or a part of the rights and obligations of a split company or (z) a statutory share exchange in which Concordia Financial acquired all shares of a company after the end of the last fiscal year, the aggregate amount of (i) the amount of Concordia Financial’s other capital surplus after such merger, corporate split or statutory share exchange, less the amount of its other capital surplus before such merger, corporate split or statutory share exchange, and (ii) the amount of its other retained earnings after such merger, corporate split or statutory share exchange, less the amount of its other retained earnings before such merger, corporate split or statutory share exchange; and

f. in the event that an obligation to cover a deficiency, such as the obligation of a person who subscribed to newly issued shares with an unfair amount to be paid in, was fulfilled after the end of the last fiscal year, the amount of other capital surplus increased by such payment.

Capital and Reserves

Under the Companies Act, the paid-in amount of any newly issued shares of common stock is required to be accounted for as stated capital, although Concordia Financial may account for an amount not exceeding one-half of such paid-in amount as capital surplus reserve. Concordia Financial may generally reduce capital surplus reserve and/or earned surplus reserve by resolution of a general meeting of shareholders, and transfer such amounts in whole or in part to stated capital by the same resolution of a general meeting of shareholders. Concordia Financial may also transfer all or any part of the surplus as described in “—Dividends” above to stated capital, capital surplus reserve or earned surplus reserve by resolution of a general meeting of shareholders, subject to certain restrictions. Concordia Financial may generally reduce its stated capital by a special resolution of a general meeting of shareholders and, if so decided by the same resolution, Concordia Financial may transfer such amounts in whole or in part to capital surplus reserve or other capital surplus.

Share Splits

Concordia Financial may at any time split the issued shares of common stock into a greater number of shares of common stock by resolution of the board of directors. When a share split is effected, so long as Concordia Financial’s only class of issued shares is common stock, Concordia Financial may increase the number of authorized shares in the same ratio as that of such share split by amending its articles of incorporation, which may be effected by a resolution of the board of directors without shareholder approval.

Under the clearing system, on the effective date of the share split, the numbers of shares recorded in all accounts held by Concordia Financial’s shareholders at account managing institutions will be increased in accordance with the applicable ratio.

Share Consolidation

Concordia Financial may at any time consolidate its shares into a smaller number of shares by a special resolution of the general meeting of shareholders. Concordia Financial must disclose the reason for the share consolidation at the general meeting of shareholders. When a share consolidation is effected, Concordia Financial must give public notice of the share consolidation at least two weeks prior to the effective date of the share consolidation; provided that if the product of (a) the number of shares constituting each one unit multiplied by (b) the ratio of share consolidation is a fraction less than one, Concordia Financial must give public notice at least 20 days prior to the effective date, and any shareholder of Concordia Financial (i) who notifies Concordia Financial prior to the general meeting of shareholders of his or her intention to oppose the share consolidation and who votes against the approval of the share consolidation at such general meeting of shareholders, or (ii) who is not entitled to vote at such general meeting of shareholders, may demand that Concordia Financial purchase his or her shares constituting any fraction less than one at a fair price.

Under the clearing system, on the effective date of the share consolidation, the number of shares recorded in all accounts held by Concordia Financial’s shareholders at account managing institutions will be decreased in accordance with the applicable ratio.

Unit Share System

Under the proposed articles of incorporation of Concordia Financial and the Companies Act, 100 shares of common stock constitute one unit. The shareholders of Concordia Financial who hold shares constituting less than one unit do not have voting rights at a general meeting of shareholders.

A shareholder of Concordia Financial who holds shares constituting less than one unit may at any time demand that Concordia Financial purchase its shares of less than one unit. In addition, the proposed articles of incorporation of Concordia Financial provide that a shareholder who holds shares constituting less than one unit may at any time demand that Concordia Financial sell to it from any available treasury stock the number of shares as may be necessary to raise its share ownership to a whole unit. The price at which shares constituting less than one unit will be purchased or sold by Concordia Financial pursuant to such a demand will be equal to the greater of either: (a) the closing price of shares of Concordia Financial reported by the Tokyo Stock Exchange on the day when the demand is received by Concordia Financial’s transfer agent (or if no sales take place on the Tokyo Stock Exchange on that day, the price at which the sale of shares is executed on such stock exchange immediately thereafter.); or (b) if a tender offer is made for the shares on the day when the demand is received by Concordia Financial’s transfer agent, the purchase price of the shares provided in the agreement regarding such tender offer. Under the clearing system, such demand must be made to Concordia Financial through the relevant account management institution.

General Meetings of Shareholders

The annual general meeting of Concordia Financial’s shareholders is held in June of each year. An extraordinary general meeting of shareholders may be held whenever necessary. Notice of a general meeting of shareholders stating the date, time, and place of the general meeting of shareholders, and any matter with respect to the agenda of the general meeting of shareholders, among other things, must be given to each shareholder of common stock with voting rights (or, in the case of a shareholder not resident in Japan, to its standing proxy or mailing address in Japan) at least two weeks prior to the scheduled date of the meeting.

Any shareholder or group of shareholders holding at least 3% of Concordia Financial’s total voting rights for a period of six months or more may request, with an individual shareholder notice (as described in “—Register of Shareholders” below), the convocation of a general meeting of shareholders for a particular purpose. Unless such general meeting of shareholders is convened without delay or a convocation notice to hold a meeting no later than eight weeks from the date of such request is dispatched, the requesting shareholder may, upon obtaining court approval, convene such general meeting of shareholders.

Any shareholder or group of shareholders holding at least 300 voting rights or 1% of Concordia Financial’s total voting rights for a period of six months or more may propose a matter to be included in the agenda of a general meeting of shareholders, and may propose to describe such matter together with a summary of the proposal to be submitted by such shareholder in a notice to Concordia Financial’s shareholders, by submitting a request to a director at least eight weeks prior to the date set for such meeting with an individual shareholder notice.

Voting Rights

A holder of shares of common stock constituting one or more units is entitled to one vote for each unit, except for a shareholder prescribed by the applicable ordinance of the Ministry of Justice as an entity over whom Concordia Financial may have substantial control through the ownership of one quarter or more of the votes of all shareholders of such entity or for other reasons.

Except as otherwise provided by law or in Concordia Financial’s articles of incorporation, under the proposed articles of incorporation of Concordia Financial, the resolution of a shareholders’ meeting must be passed by an affirmative vote of at least a majority of the voting rights of the shareholders represented at the meeting.

However, except as otherwise provided by law or in Concordia Financial’s articles of incorporation, under the proposed articles of incorporation of Concordia Financial, a resolution of a shareholders’ meeting regarding important matters (including the following matters) can be adopted only by special resolution, which requires an affirmative vote of at least two-thirds of the voting rights of the shareholders represented at the meeting where a quorum of one-third of the total voting rights is present. Examples of such important matters include the following:

(a) any amendment to Concordia Financial’s articles of incorporation (except for amendments that may be authorized solely by the board of directors under the Companies Act);

(b) a reduction of stated capital, subject to certain exceptions, such as a reduction of stated capital for the purpose of replenishing capital deficiencies;

(c) a dissolution, merger or consolidation, subject to certain exceptions under which a shareholders’ resolution is not required;

(d) the transfer of all or a substantial part of Concordia Financial’s business, subject to certain exceptions under which a shareholders’ resolution is not required;

(e) the taking over of the whole of the business of any other corporation, subject to certain exceptions under which a shareholders’ resolution is not required;

(f) a corporate split, subject to certain exceptions under which a shareholders’ resolution is not required;

(g) a statutory share exchange or share transfer for the purpose of establishing a 100% parent-subsidiary relationship, subject to certain exceptions under which a shareholders’ resolution is not required;

(h) any issuance of new shares or transfer of existing shares held by Concordia Financial as treasury stock at a specially favorable price and any issuance of stock acquisition rights or bonds with stock acquisition rights at a specially favorable price or on specially favorable conditions to any persons other than shareholders;

(i) any acquisition by Concordia Financial of its own shares from specific persons other than Concordia Financial’s subsidiaries;

(j) a share consolidation; or

(k) the removal of an audit & supervisory board member.

Liquidation Rights

In the event of liquidation of Concordia Financial, the assets remaining after payment of all the debts, liquidation expenses and taxes will be distributed among shareholders of common stock in proportion to the respective number of shares which they hold.

Issuance of New Shares

Concordia Financial may generally issue new shares or transfer existing shares held by it as treasury stock by a resolution of the board of directors up to the authorized number of shares prescribed in Concordia Financial’s articles of incorporation. However, a resolution of a general meeting of shareholders, which requires an affirmative vote of a majority of the voting rights of the shareholders represented at the meeting where a quorum of a majority of the total voting rights is present, is required if (i) such issuance of new shares or transfer of existing shares results in a person who subscribes for such shares and its subsidiaries having more than 50% of voting rights of all shareholders in total following such issuance of new shares or transfer of existing shares, subject to certain exceptions, and (ii) shareholders representing at least ten percent of the voting rights of all shareholders notifies Concordia Financial of their intention to oppose such issuance of new shares or transfer of existing shares within two weeks from the date of filing of the securities registration statement in relation to such new shares or transfer of existing shares, unless Concordia Financial’s financial condition is extremely severe and there is an urgent necessity for the business continuity of Concordia Financial. Similar procedures are applicable to an issuance of stock acquisition rights and transfer of existing stock acquisition rights.

Subscription Rights

The shareholders of Concordia Financial have no preemptive rights. Authorized but unissued shares may be issued at such times and upon such terms as the board of directors determines, subject to the limitations as to the issuance of new shares at a “specially favorable” price described in (h) of “—Voting Rights” and the issuance of new shares which requires shareholder’s approval described in “—Issuance of New Shares” above. The board of directors, however, may determine that shareholders be given subscription rights with respect to new shares. In that case, such subscription rights must be given on identical terms to all shareholders as of a record date upon not less than two weeks’ prior public notice. Each of the shareholders to whom such rights are given must also be given at least two weeks’ prior notice of the date on which such rights expire.

Stock Acquisition Rights

Concordia Financial may issue stock acquisition rights (shinkabu-yoyaku-ken) or bonds with stock acquisition rights (shinkabu-yoyaku-ken-tsuki-shasai). Upon the exercise of stock acquisition rights, Concordia Financial will be obligated to either issue the required number of new shares or, alternatively, to transfer the necessary number of shares from treasury stock. The issuance of stock acquisition rights and bonds with stock acquisition rights may be authorized by the board of directors unless it is made under a specially favorable price or a specially favorable condition described in (h) of “—Voting Rights” above.

Register of Shareholders

The registration of names, addresses and other information of shareholders in Concordia Financial’s register of shareholders will be made by Concordia Financial upon the receipt of the general shareholders notification (soukabunushi tsuchi) given to Concordia Financial by JASDEC based on information provided by the account managing institutions to JASDEC. In the event of the issuance of new shares, Concordia Financial will register the names, addresses and other information of shareholders in Concordia Financial’s register of shareholders without general shareholders notification. A general shareholders notification will be made only in cases prescribed under the Book-Entry Law such as when the company fixes the record date and when the company makes requests to JASDEC for any justifiable reason. Therefore, a shareholder may not assert shareholders’ rights against the company immediately after the shareholder acquires shares, unless the shareholder’s name and address are registered in Concordia Financial’s register of shareholders upon receipt of the general shareholders’ notification, except that, with respect to the exercise of minority shareholders’ rights defined under the Book-Entry Law, the shareholder may exercise such rights upon giving the company a notice of individual shareholders (kobetsukabunushi tsuchi) through JASDEC during a certain period prescribed under the Book-Entry Law.

Record Date

Under the proposed articles of incorporation of Concordia Financial, March 31 will be the record date for Concordia Financial’s year-end dividends and the determination of shareholders entitled to vote at the annual general meeting of shareholders, and September 30 will be the record date for Concordia Financial’s interim dividends. In addition, by a resolution of the board of directors, Concordia Financial may at any time set a record date in order to determine the shareholders who are entitled to certain rights pertaining to the common stock, provided, however, Concordia Financial provides at least two weeks’ prior public notice of such record date.

Under the Book-Entry Law, Concordia Financial is required to give notice of each record date to JASDEC at least two weeks prior to each record date. JASDEC is required to promptly give Concordia Financial notice of the names and addresses of Concordia Financial’s shareholders, the number of shares held by them and other relevant information as of each record date.

Repurchase by Concordia Financial of Common Stock

Concordia Financial may repurchase its shares of common stock:

(a) by way of purchase on any Japanese stock exchange on which its shares are listed or by way of a tender offer under the Financial Instruments and Exchange Act of Japan (the “FIEA”) pursuant to a resolution of a general meeting of shareholders or a resolution of the board of directors, as long as Concordia Financial’s non-consolidated annual financial statements for the last business year fairly present its assets and profit or loss, as required by the ordinances of the Ministry of Justice;

(b) by purchase from a specific party other than any of its subsidiaries, pursuant to a special resolution of a general meeting of shareholders; and

(c) by purchase from any of its subsidiaries, pursuant to a resolution of the board of directors.

In the case of (b) above, any other shareholders may request that they be added to the specific shareholders mentioned in (b) above in the proposal for the general meeting of shareholders, unless the purchase price or any other consideration will not exceed the greater of either: (i) the market price on the day immediately preceding the date on which the resolution mentioned in (b) above was adopted (or, if there is no trading in the shares on the stock exchange, or if the stock exchange is not open for business on such day, the price at which the shares are first traded on such stock exchange thereafter) or (ii) if the tender offer is made for the shares on the day immediately preceding the date on which the resolution mentioned in (b) above was adopted, the purchase price of the shares provided in the agreement regarding such tender offer.

In general, the total price of the shares to be repurchased by Concordia Financial may not exceed the amount that Concordia Financial may distribute as surplus. For more details regarding surplus, see “—Dividends” above.

Transfer Agent

Concordia Financial’s transfer agent, as set forth in the proposed share handling regulations of Concordia Financial, is expected to be Japan Securities Agents, Ltd. The transfer agent maintains Concordia Financial’s register of shareholders.

Reporting of Shareholders

The FIEA and its related regulations, in general, require any person who has become, beneficially and solely or jointly, a holder of more than 5% of the total issued shares of a company listed on any Japanese stock exchange or whose shares are traded on the over-the-counter market in Japan to file with the Director of an appropriate Local Finance Bureau of the Ministry of Finance, within five business days, a report concerning such shareholdings (tairyo hoyuu houkokusho). A similar report must also be made in respect of any subsequent change of 1% or more in any such holding ratio or any change in material matters set out in any previous filed reports (henkou houkokusyo). For this purpose, shares issuable to such person upon exercise of stock acquisition rights (including those incorporated in bonds with stock acquisition rights) are taken into account in determining both the number of shares held by such holder and the issuer’s total issued share capital. A holder must file the report electronically and furnish copies thereof to the issuer of such shares and to all the Japanese stock exchanges on which the shares are listed. The report is then disclosed via the Internet.

In addition, any person who becomes a holder of more than 5% of the voting rights of a bank holding company or a bank must report the ownership of the voting rights to the Director of an appropriate Local Finance Bureau of the Ministry of Finance within five business days (ginkou giketsuken hoyuu todokedesho). For more details regarding the report under the Banking Act, see “Regulation and Supervision — Examination and Reporting Applicable to Shareholders”.

JAPANESE FOREIGN EXCHANGE AND CERTAIN OTHER REGULATIONS

Japanese Foreign Exchange Controls

The Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended) and the cabinet orders and ministerial ordinances thereunder, collectively known as the Foreign Exchange Regulations, set forth, among other things, regulations relating to the receipt by Exchange Non-Residents of payment with respect to shares to be issued by Concordia Financial and the acquisition and holding of shares by Exchange Non-Residents and Foreign Investors, both as defined below. In general, the Foreign Exchange Regulations as currently in effect do not affect transactions using non-Japanese currencies between Exchange Non-Residents who purchase or sell Concordia Financial’s shares outside Japan.

The Foreign Exchange Regulations define “Exchange Residents” as:

•	individuals who are resident in Japan; or

•	corporations whose principal offices are located inside Japan.

The Foreign Exchange Regulations define “Exchange Non-Residents” as:

•	individuals who are not resident in Japan; or

•

corporations whose principal offices are located outside Japan. Generally, branches and other offices of non-resident corporations within Japan are regarded as residents of Japan, and branches and other offices of Japanese corporations located outside Japan are regarded as non-residents of Japan.

The Foreign Exchange Regulations define “Foreign Investors” as:

•	individuals who are not resident in Japan;

•	corporations organized under the laws of foreign countries or whose principal offices are located outside Japan; or

•

corporations (i) not less than 50% of the voting rights of which are held, directly or indirectly, by individuals and/or corporations falling within the definition of “foreign investors” above or (ii) a majority of the directors or other officers (or directors or other officers having the power of representation) of which are individuals who are not resident in Japan.

Acquisition of Shares

In general, the acquisition of shares of a Japanese company listed on any Japanese stock exchange by an Exchange Non-Resident from an Exchange Resident may be made without any restriction on the Exchange Non- Resident, except for cases where such acquisition constitutes an “Inward Direct Investment” described below. Exchange Residents who acquire or transfer such shares from or to an Exchange Non-Resident must file a retroactive report to the Minister of Finance following such acquisition or transfer, unless:

•	the aggregate purchase price of the relevant shares is ¥100 million or less;

•	the transfer is made through any securities firm, bank or other entity prescribed by the Exchange Regulations acting as an agent or intermediary; or

•	the acquisition constitutes an Inward Direct Investment described below.

Inward Direct Investment

Acquisition of shares in a listed Japanese corporation by a Foreign Investor from any other person constitutes an inward direct investment if such Foreign Investor directly or indirectly will hold 10% or more of the total issued shares of such corporation upon completion of the proposed acquisition. Any Foreign Investor who intends to acquire shares as a result of which it will directly or indirectly hold 10% or more of the total issued shares of a listed Japanese corporation that engages in any of the specific businesses designated by the Foreign Exchange Regulations must in general give prior notification to the Minister of Finance and other relevant ministers. In this case, such a proposed acquisition may not be completed until 30 days have passed from the date of the filing as a general rule. The Ministers may recommend any modification or abandonment of the proposed acquisition and, if such recommendation is not accepted, they may order the modification or abandonment of such acquisition.

Acquisition of shares by Foreign Investors by way of a share split is not subject to any notification or reporting requirements.

Dividends and Proceeds of Sales

Under the Foreign Exchange Regulations, dividends paid on, and the proceeds of sales in Japan of, shares of common stock held by Exchange Non-Residents may in general be converted into any foreign currency and repatriated abroad.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Upon the effectiveness of the joint share transfer, the shareholders of Bank of Yokohama and Higashi-Nippon Bank will become shareholders of Concordia Financial. Each of Bank of Yokohama and Higashi-Nippon Bank is, and Concordia Financial will be, a joint stock corporation organized under the laws of Japan, and the common stock of each of Bank of Yokohama and Higashi-Nippon Bank is, and of Concordia Financial will be, listed on the Tokyo Stock Exchange in Japan. In addition, the description of the attributes of shares of common stock in the articles of incorporation of each of Bank of Yokohama and Higashi-Nippon Bank, and the expected articles of incorporation of Concordia Financial, are substantially similar. As a result, there are no material differences in the legal rights of holders of Concordia Financial common stock as compared to holders of either the Bank of Yokohama or the Higashi-Nippon Bank common stock, except for the following: while the holders of Bank of Yokohama’s common stock and the holders of Higashi-Nippon Bank’s common stock do not have the shareholders’ right to inspect books and records of the company under the Banking Act, the holders of Concordia Financial’s common stock will have the shareholders’ right to inspect books and records of the company so long as they satisfy certain shareholding conditions prescribed under the Companies Act.

TAXATION

You are urged to consult your own tax advisor regarding the U.S. federal, state and local and the Japanese and other tax consequences of the joint share transfer and of owning and disposing of Concordia Financial shares in your particular circumstances.

Japanese Tax Consequences

Following is a discussion of the principal Japanese tax consequences of the joint share transfer and the ownership and disposition of Concordia Financial shares to non-resident individuals of Japan or non-Japanese corporations without a permanent establishment in Japan which hold the Higashi-Nippon Bank or the Bank of Yokohama shares. The statements regarding Japanese tax laws set out below are based on the laws in force and interpreted by the Japanese taxation authorities as of the date hereof and are subject to changes in the applicable Japanese laws or tax treaties, conventions or agreements or in the interpretation thereof after this date. This discussion is not exhaustive of all possible tax considerations which may apply to a particular shareholder, and therefore, shareholders are urged to consult their own tax advisors as to the overall tax consequences of the joint share transfer and the ownership and disposition of Concordia Financial shares, including specifically the tax consequences under Japanese law, the laws of the jurisdiction of which they are resident, and any tax treaty, convention or agreement between Japan and their country of residence.

A “non-resident holder” means a holder of the Higashi-Nippon Bank shares, the Bank of Yokohama shares or Concordia Financial shares, as the case may be, who is a non-resident individual of Japan or a non-Japanese corporation without a permanent establishment in Japan.

The Joint Share Transfer

In the opinion of Mori Hamada & Matsumoto, Japanese legal counsel to Bank of Yokohama, and Nishimura & Asahi, Japanese legal counsel to Higashi-Nippon Bank, as long as shareholders of Higashi-Nippon Bank or Bank of Yokohama receive only Concordia Financial shares in exchange for the Higashi-Nippon Bank or the Bank of Yokohama shares in the joint share transfer respectively, they will not recognize any gain for Japanese tax purposes. If they receive any cash in lieu of fractional shares of Concordia Financial shares, shareholders of Higashi-Nippon Bank or Bank of Yokohama may recognize capital gains for Japanese tax purposes depending on their respective tax basis for the Higashi-Nippon Bank or the Bank of Yokohama shares exchanged for such fractional shares. However, non-resident holders are generally not subject to Japanese taxation with respect to such gains derived from Japanese corporation stock. A U.S. holder (as defined below) that is entitled to benefits under the Treaty (as defined below) is generally exempt from Japanese taxation, if any, on such gains.

Ownership and Disposition of Concordia Financial Shares

Generally, a non-resident holder of Concordia Financial shares will be subject to Japanese withholding tax on dividends paid by Concordia Financial unless some special exemption is applicable to such non-resident holder under Japanese income tax law, and Concordia Financial will withhold such tax upon payment of dividends.

Under Japanese tax law, the rate of Japanese withholding tax applicable to dividends paid by a Japanese corporation to non-resident holders of its shares is (i) 15.315% for dividends to be paid on or before December 31, 2037 and (ii) 15% for dividends to be paid thereafter, except for dividends paid to any individual non-resident holder who holds 3% or more of the total issued shares for which the applicable rate is (a) 20.42% for dividends to be paid on or before December 31, 2037 and (b) 20% for dividends to be paid thereafter, pursuant to Japanese tax law.

The Convention between the Government of the United States of America and Japan for the Avoidance of Double taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, or the Treaty, establishes the maximum rate of Japanese withholding tax which may be imposed on dividends paid to a U.S. resident not having a permanent establishment in Japan. Under the Treaty, the maximum withholding rate for U.S. holders (as defined below) is generally set at 10% of the gross amount distributed. However, the maximum rate is 5% of the gross amount distributed if the recipient is a U.S. corporation and owns directly or indirectly, on the date on which entitlement to the dividends is determined, at least 10% of the voting shares of the paying corporation. Furthermore, the amount distributed shall not be taxed if the recipient is (i) a pension fund which is a U.S. resident, provided that such dividends are not derived from the carrying on of a business, directly or indirectly, by such pension fund or (ii) a parent company with a controlling interest in the paying company and satisfies certain other requirements. U.S. holders (as defined below) are urged to consult their own tax advisors with respect to their eligibility for benefits under the Treaty. Japanese tax law provides in general that if the Japanese statutory rate is lower than the maximum rate applicable under tax treaties, conventions or agreements, the Japanese statutory rate as stated above shall be applicable.

A non-resident holder of Concordia Financial shares who will be entitled, under an applicable income tax treaty, to a reduced rate of, or exemption from, Japanese withholding tax with respect to the dividends to be paid by Concordia Financial on its shares is required to submit (i) an Application Form for Income Tax Convention Regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Dividends or (ii) a Special Application Form for Income Tax Convention Regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Dividends of Listed Stocks, together with any required forms and documents, in advance through the withholding agent to the relevant Japanese tax authority prior to the time the dividend is paid. Any such non-resident holder who fails to submit the required application in advance of the applicable dividend payment will be subject to withholding but will be entitled to claim the refund of withholding taxes withheld in excess of the rate under an applicable tax treaty (if such non-resident holder is entitled to a reduced treaty rate under the applicable tax treaty) or the full amount of tax withheld (if such non-resident holder is entitled to an exemption under the applicable tax treaty), as the case may be, from the relevant Japanese tax authorities, by complying with certain subsequent filing procedures. Concordia Financial does not assume any responsibility to ensure withholding at the reduced treaty rate, or exemption therefrom, for non-resident holders who would be eligible under an applicable tax treaty but who do not follow the required procedures as stated above.

Share splits without any cash payment or delivery of other assets generally are not subject to Japanese income taxation, as they are characterized as an increase in the number of shares (as opposed to an increase in the value of shares) from a Japanese tax perspective.

Gains derived from the sale or other disposition of Concordia Financial shares within or outside Japan by a non-resident holder will not generally be subject to Japanese income tax or corporation tax. In addition, a U.S. holder (as defined below) that qualifies for the benefits of the Treaty will be generally exempt from Japanese income tax and corporation tax with respect to gains derived from the sale or other disposition of Concordia Financial shares.

Japanese inheritance tax or gift tax at progressive rates may be payable by an individual who has acquired Concordia Financial shares from another individual as a legatee, heir or donee even if the individual is not a Japanese resident.

U.S. Federal Income Tax Consequences

The following discussion sets forth the material U.S. federal income tax consequences to the U.S. holders described below of the joint share transfer and of holding Concordia Financial shares following the joint share transfer. This discussion is the opinion of Shearman & Sterling LLP, U.S. legal counsel to Bank of Yokohama and Higashi-Nippon Bank. The discussion is applicable to a U.S. holder that has held Bank of Yokohama shares or Higashi-Nippon Bank shares as capital assets within the meaning of Section 1221 of the Code, and will hold Concordia Financial shares as capital assets following the joint share transfer.

Except where noted, this discussion does not deal with holders that are subject to special rules, such as the following:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain financial institutions;

•	tax-exempt entities;

•	insurance companies;

•	persons holding Bank of Yokohama, Higashi-Nippon Bank or Concordia Financial shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	persons owning (directly or indirectly) 10% or more of the voting shares of Bank of Yokohama or Higashi-Nippon Bank;

•

except as specifically described below, U.S. holders (as defined below) of Bank of Yokohama shares or Higashi-Nippon Bank shares that will own (directly or indirectly) 5% or more of either the total voting power or the total value of the shares of Concordia Financial immediately after the joint share transfer, or 5% Transferee Shareholders; or

•	persons whose “functional currency” is not the U.S. dollar.

In addition, the following discussion is based on the provisions of the Code, U.S. Treasury regulations, rulings and judicial decisions issued under the Code at the date of this registration statement. These authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. The opinion of Shearman & Sterling LLP is also based on certain representations made by Bank of Yokohama and Higashi-Nippon Bank. None of Bank of Yokohama, Higashi-Nippon Bank or Concordia Financial has requested a ruling from the U.S. Internal Revenue Service, or the IRS, with respect to any of the U.S. federal income tax consequences of the joint share transfer or any of the other matters discussed herein and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below, or that such conclusions, if challenged, will be upheld by a court.

This discussion does not contain a detailed description of all the U.S. federal income tax consequences to U.S. holders in light of their particular circumstances and does not address the effects of any state, local or non-U.S. tax laws (or other U.S. federal tax consequences, such as U.S. federal estate tax, gift tax, or alternative minimum tax consequences or consequences of the Medicare tax on net investment income). U.S. holders are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of the joint share transfer and the ownership or disposition of Concordia Financial shares in light of their particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction.

A “U.S. holder” is a beneficial owner of Bank of Yokohama shares or Higashi-Nippon Bank shares that receives Concordia Financial shares in the joint share transfer and is:

•	an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) it is subject to the supervision of a court within the United States and one or more U.S. persons have the authority to control any substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds either Bank of Yokohama or Higashi-Nippon Bank shares and will hold Concordia Financial shares after the joint share transfer, the tax treatment of a partner will depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding such shares should consult their own tax advisors regarding the U.S. federal tax treatment of the joint share transfer and of holding Concordia Financial shares.

The Joint Share Transfer

Treatment of the Joint Share Transfer

The joint share transfer has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Bank of Yokohama and Higashi-Nippon Bank have no obligation to structure the joint share transfer in a manner that is tax-free to U.S. holders. As structured, however, the joint share transfer will qualify as a non-recognition transaction described in Section 351(a) of the Code.

Consequences of the Joint Share Transfer

Subject to the discussion under “— Passive Foreign Investment Company Considerations” below, the material U.S. federal income tax consequences of the joint share transfer to a U.S. holder will be as follows:

•

except with respect to any cash received in lieu of fractional Concordia Financial shares, no gain or loss will be recognized by a U.S. holder on the exchange of Bank of Yokohama shares or Higashi-Nippon Bank shares for Concordia Financial shares pursuant to the joint share transfer;

•

cash received in lieu of a fractional Concordia Financial share will be treated as a payment in exchange for the fractional Concordia Financial share, resulting in gain or loss equal to the difference between the amount of cash received for the fractional Concordia Financial share and the U.S. holder’s adjusted tax basis attributable to the fractional Concordia Financial share;

•

the aggregate tax basis of the Concordia Financial shares received by the U.S. holder in exchange for Bank of Yokohama or Higashi-Nippon Bank shares (as applicable) will equal the aggregate tax basis of the U.S. holder’s Bank of Yokohama or Higashi-Nippon Bank shares (as applicable) exchanged in the joint share transfer, reduced by any tax basis attributable to fractional Concordia Financial shares treated as exchanged for cash;

•

the holding period of the Concordia Financial shares received in the joint share transfer will include the holding period of the Bank of Yokohama or Higashi-Nippon Bank shares (as applicable) exchanged for the Concordia Financial shares; and

•

if the U.S. holder acquired different blocks of Bank of Yokohama or Higashi-Nippon Bank shares (as applicable) at different times and at different prices, the tax basis and holding period of the Concordia Financial shares the U.S. holder received in the joint share transfer will be determined separately with respect to each block of the Bank of Yokohama or Higashi-Nippon Bank shares (as applicable) exchanged for the Concordia Financial shares and the Concordia Financial shares received by the U.S. holder will be allocated pro rata to each such block of shares.

Any gain recognized by a U.S. holder of Bank of Yokohama or Higashi-Nippon Bank shares upon the joint share transfer will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Bank of Yokohama or Higashi-Nippon Bank shares exceeds one year. Long-term capital gains of certain non-corporate U.S. holders, including individuals, currently are subject to reduced rates of taxation. See “— Ownership and Disposition of Concordia Financial Shares — Taxation of Capital Gains” below. Any gain realized by a U.S. holder will be treated as U.S. source income for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to complex limitations under the Code.

A U.S. holder that exercises appraisal rights with respect to Bank of Yokohama shares or Higashi-Nippon Bank shares will recognize taxable capital gain or loss based upon the difference between the amount of cash received by such U.S. holder and the U.S. holder’s tax basis in the shares of Bank of Yokohama or Higashi-Nippon Bank shares exchanged. Such gain or loss will be treated as described in the preceding paragraph.

In addition, special rules will apply to a U.S. holder that is a 5% Transferee Shareholder following the joint share transfer. A 5% Transferee Shareholder will need to enter into a gain recognition agreement in accordance with applicable U.S. Treasury regulations. Furthermore, the 5% Transferee Shareholder will be required to file certain annual information statements with its U.S. federal income tax returns for each of the first five full taxable years following the taxable year of the joint share transfer. U.S. holders that may be 5% Transferee Shareholders following the joint share transfer should consult their own tax advisors regarding the requirements that may apply to them.

U.S. holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the joint share transfer.

Records and Reporting Requirements

A U.S. holder that is a “significant transferor” within the meaning of U.S. Treasury Regulation Section 1.351-3(d)(1) will be required to attach a statement to its tax return for the year in which the joint share transfer occurs that contains the information listed in U.S. Treasury Regulation Section 1.351-3(a), including the U.S. holder’s tax basis in its Bank of Yokohama or Higashi-Nippon Bank shares and the fair market value of the U.S. holder’s Bank of Yokohama or Higashi-Nippon Bank shares immediately before they were exchanged for Concordia Financial shares. A “significant transferor” includes a holder of at least 1% (by vote or value) of the stock of a corporation if the stock is not publicly traded on a U.S. securities exchange. All U.S. holders should keep records regarding the number, basis and fair market value of their Bank of Yokohama or Higashi-Nippon Bank shares exchanged for Concordia Financial shares. All U.S. holders, including any potential 5% Transferee Shareholders, should consult their own tax advisors regarding any record-keeping and reporting requirements applicable to them in respect of the joint share transfer.

Ownership and Disposition of Concordia Financial Shares

Taxation of Dividends

Subject to the discussion under “— Passive Foreign Investment Company Considerations” below, the gross amount of dividends paid to a U.S. holder with respect to Concordia Financial shares, including any Japanese tax withheld, will be treated as dividend income to the extent paid out of Concordia Financial’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividend income will be includible in gross income on the day it is actually or constructively received. These dividends will not be eligible for the dividends received deduction allowed to corporations under the Code in respect of dividends received from other U.S. corporations. To the extent amounts paid with respect to Concordia Financial shares exceed Concordia Financial’s current and accumulated earnings and profits, those amounts will instead be treated first as a tax-free return of capital to the extent of the U.S. holder’s basis in the Concordia Financial shares, and thereafter as capital gain. Since Concordia Financial is not expected to determine its earnings and profits under U.S. federal income tax principles, U.S. holders should expect any distributions to be reported as dividends.

The U.S. dollar amount of dividends received by a non-corporate U.S. investor is currently subject to taxation at reduced rates if the dividends are “qualified dividends”. Dividends paid by a non-U.S. corporation such as Concordia Financial generally are treated as qualified dividends (a) if certain holding period requirements are satisfied, (b) if the non-U.S. corporation is eligible for benefits of a comprehensive income tax treaty with the United States that the U.S. Secretary of the Treasury has determined is satisfactory for this purpose and that includes an exchange of information provision; and (c) if the non-U.S. corporation was not, in the taxable year prior to the year in which the dividend was paid, and is not, in the taxable year in which the dividend is paid, a PFIC. The U.S. Secretary of the Treasury has determined that the Treaty qualifies for this purpose. Non-corporate U.S. holders should consult their tax advisors regarding whether any dividends paid by Concordia Financial will qualify for the reduced rates provided by the “qualified dividend” rules.

The amount of any dividend paid in Japanese yen will equal the U.S. dollar value of the Japanese yen received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. holder, regardless of whether the Japanese yen are converted into U.S. dollars such date. If the Japanese yen received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the Japanese yen equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Japanese yen will be treated as U.S. source ordinary income or loss.

Subject to certain limitations, Japanese tax withheld on dividends will be treated as a foreign tax eligible for credit or deduction against a U.S. holder’s U.S. federal income tax. See “— Japanese Tax Consequences — Ownership and Disposition of Concordia Financial Shares” above for a discussion of the Japanese withholding tax and, if applicable, how to obtain the reduced withholding tax rate. Special rules apply in determining the U.S. foreign tax credit limitation with respect to qualified dividends received by certain non-corporate U.S. holders that are subject to the reduced rates of taxation described above. The decision to claim either a credit or a deduction must be made each year, and will apply to all foreign taxes paid by a U.S. holder to any foreign country with respect to that year. Dividends paid on Concordia Financial shares will be treated as income from sources outside the United States and will constitute “passive income” or, in certain circumstances, “general category income” for U.S. foreign tax credit purposes. The rules relating to the determination of the U.S. foreign tax credit are complex and U.S. holders should consult their tax advisors to determine whether and to what extent a credit would be available in their particular circumstances.

Taxation of Capital Gains

Subject to the discussion under “— Passive Foreign Investment Company Considerations” below, a U.S. holder will recognize taxable gain or loss on any taxable sale or exchange of Concordia Financial shares in an amount equal to the difference between the amount realized for the Concordia Financial shares and such U.S. holder’s tax basis in the Concordia Financial shares. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the Concordia Financial shares exceeds one year. The deductibility of capital losses is subject to limitations. Capital gain or loss recognized by a U.S. holder on the Concordia Financial shares will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

If a U.S. holder receives Japanese yen (or other currency other than U.S. dollar) upon a sale, exchange or other disposition of Concordia Financial shares, the amount realized generally will be the U.S. dollar value of the payment received determined on the date of disposition. If the Concordia Financial shares are traded on an “established securities market,” a cash basis taxpayer or, if it so elects, an accrual basis taxpayer, will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale. A U.S. holder will have a tax basis in the foreign currency received equal to the amount realized. Any currency exchange gain or loss realized on a subsequent conversion of the foreign currency into U.S. dollars for a different amount generally will be treated as U.S.-source ordinary income or loss. However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. holder, a U.S. holder should not recognize any gain or loss on such conversion.

Passive Foreign Investment Company Considerations

Special, generally unfavorable, U.S. federal income tax rules will apply to U.S. holders that have held Bank of Yokohama or Higashi-Nippon Bank shares (as applicable) or will hold Concordia Financial shares if Bank of Yokohama, Higashi-Nippon Bank or Concordia Financial (as applicable) has been or is a PFIC at any time during which the U.S. holder has held or holds Bank of Yokohama, Higashi-Nippon Bank or Concordia Financial shares (as applicable), and may change the treatment of distributions on and dispositions of Concordia Financial shares described above and the treatment of the exchange of Bank of Yokohama or Higashi-Nippon

Bank shares (as applicable) pursuant to the joint share transfer. A non-U.S. corporation is classified as a PFIC for U.S. federal income tax purposes in any taxable year if (i) at least 75% of its gross income is “passive” income or (ii) at least 50% of the gross value of its assets (based on an average of the quarterly values of the assets) is attributable to assets that produce passive income or are held for the production of passive income. Although interest income is generally considered passive income, a special rule allows banks to treat their banking business income as non-passive. To qualify for this rule, a bank must satisfy certain requirements regarding its licensing and activities.

Neither Bank of Yokohama nor Higashi-Nippon Bank believes that it was a PFIC for the year ended March 31, 2011 or any subsequent completed year. Neither Bank of Yokohama nor Higashi-Nippon Bank has made a determination of whether it was a PFIC for any year prior to the year ended March 31, 2011. Accordingly, there can be no assurances regarding the PFIC status of either company. Concordia Financial is not currently expected to be a PFIC in the taxable year of the joint share transfer or in future taxable years. However, because this conclusion is a factual determination that cannot be made until after the close of each taxable year and is subject to change on an annual basis, there can be no assurances that Bank of Yokohama, Higashi-Nippon Bank or Concordia Financial will not be a PFIC for the current taxable year or any future taxable year.

If Bank of Yokohama or Higashi-Nippon Bank (as applicable) has been a PFIC at any time during the holding period of a U.S. holder, assuming that Concordia Financial is not a PFIC in the taxable year of the joint share transfer, as expected, such a U.S. holder would, under proposed regulations which are proposed to be effective from April 11, 1992, recognize gain (but not loss) upon the exchange of its Bank of Yokohama shares or Higashi-Nippon Bank shares for Concordia Financial shares pursuant to the joint share transfer. The gain would be equal to the difference between the amount realized for the Bank of Yokohama shares or Higashi-Nippon Bank shares exchanged and the U.S. holder’s tax basis in the Bank of Yokohama shares or Higashi-Nippon Bank shares exchanged. Further, if Concordia Financial were a PFIC at any time during the holding period of a U.S. holder, gain on disposition of Concordia Financial shares and any distribution in excess of 125% of the average of the annual distributions on Concordia Financial shares received by the U.S. holder during the preceding three years or the U.S. holder’s holding period (whichever is shorter) generally would be subject to the PFIC rules. In each case, in the absence of certain elections, the gain and any excess distributions would be allocated ratably to each day that the U.S. holder held the Bank of Yokohama shares, Higashi-Nippon Bank shares or Concordia Financial shares (as applicable). Amounts allocated to the current taxable year and to any taxable years before Bank of Yokohama, Higashi-Nippon Bank or Concordia Financial (as applicable) became a PFIC would be treated as ordinary income in the U.S. holder’s current taxable year. In addition, amounts allocated to each other taxable year beginning with the taxable year that Bank of Yokohama, Higashi-Nippon Bank or Concordia Financial (as applicable) became a PFIC would be taxed at the highest rate in effect for that taxable year on ordinary income. The tax would be subject to an interest charge at the rate applicable to underpayments of income tax.

U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences if Bank of Yokohama, Higashi-Nippon Bank or Concordia Financial (as applicable) has been, is or becomes a PFIC.

Information Reporting and Backup Withholding

Information reporting requirements will apply to (i) cash payments received, if any, in the joint share transfer, (ii) dividends in respect of Concordia Financial shares, and (iii) the proceeds received on the sale, exchange or redemption of Concordia Financial shares within the United States, and, in some cases, outside of the United States by a U.S. holder unless such U.S. holder is an exempt recipient. In addition, backup withholding may apply to such amounts if a U.S. holder fails to provide an accurate taxpayer identification number or fails either to report dividends required to be shown on U.S. federal income tax returns or to make certain certifications. The amount of any backup withholding from a payment may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

EXPERTS

The consolidated financial statements of Bank of Yokohama as of March 31, 2015, 2014 and April 1, 2013 and for each of the two years in the period ended March 31, 2015 included in this prospectus have been audited by Deloitte Touche Tohmatsu LLC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Higashi-Nippon Bank as of March 31, 2015, 2014 and April 1, 2013 and for each of the two years in the period ended March 31, 2015 included in this prospectus have been audited by Deloitte Touche Tohmatsu LLC, independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the Concordia Financial common stock offered hereby will be passed upon for Bank of Yokohama by Mori Hamada & Matsumoto and for Higashi-Nippon Bank by Nishimura & Asahi. Certain U.S. federal income tax matters will be passed upon for Bank of Yokohama and Higashi-Nippon Bank by Shearman & Sterling LLP.

WHERE YOU CAN FIND MORE INFORMATION

Each of Bank of Yokohama and Higashi-Nippon Bank is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from some of the requirements of that Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

Neither Bank of Yokohama nor Higashi-Nippon Bank has previously had a reporting obligation in the United States under the Exchange Act. Following the date of this prospectus until the effectiveness of the joint share transfer, Bank of Yokohama and Higashi-Nippon Bank will be, and following the effectiveness of the joint share transfer Concordia Financial will be, subject to reporting obligations and any filings they make will be available via the website of the United States Securities and Exchange Commission, or SEC, at www.sec.gov. You may also read and copy any reports, statements or other information filed by Bank of Yokohama, Higashi-Nippon Bank and, after the joint share transfer, Concordia Financial at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains filings by reporting companies, including those filed by Bank of Yokohama, Higashi-Nippon Bank and, after the joint share transfer, Concordia Financial, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Bank of Yokohama and Higashi-Nippon Bank through the websites maintained by each of them, which are http://www.boy.co.jp/e/ and http://www.higashi-nipponbank.co.jp, respectively. The information contained in those websites is not incorporated by reference into this prospectus.

Each of Bank of Yokohama and Higashi-Nippon Bank files, and following the effectiveness of the joint share transfer, Concordia Financial will file, annual and quarterly securities reports and other reports, in Japanese, under the Financial Instruments and Exchange Act of Japan with the applicable local finance bureau in Japan.

Neither Bank of Yokohama nor Higashi-Nippon Bank has authorized anyone to give any information or make any representation about the joint share transfer that is different from, or in addition to, that contained in this prospectus or in any of the materials that are incorporated by reference into this prospectus. Therefore, if anyone does give you any other information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date hereof unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

The Bank of Yokohama, Ltd.

Yokohama, Japan

We have audited the accompanying consolidated statements of financial position of The Bank of Yokohama, Ltd. and subsidiaries (the “Group”) as of March 31, 2015 and 2014 and as of April 1, 2013, and the related consolidated income statements, consolidated statements of comprehensive income, changes in equity, and cash flows for each of the two years in the period ended March 31, 2015. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Bank of Yokohama, Ltd and subsidiaries as of March 31, 2015 and 2014 and as of April 1, 2013, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2015, in conformity with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

/s/ DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan

July 29, 2015

THE BANK OF YOKOHAMA, LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AT MARCH 31, 2015, MARCH 31, 2014 AND APRIL 1, 2013

	Note	At March 31, 2015	At March 31, 2014	At April 1, 2013
		(Millions of yen)
Assets
Cash and deposits with banks	7	2,326,802	1,427,693	928,119
Call loans	8	276,915	283,615	251,221
Financial assets held for trading other than derivatives	9	14,599	9,321	33,911
Derivative financial assets	10	48,579	42,640	49,421
Investment securities (of which ¥250 billion, ¥92 billion and ¥5 billion were pledged to creditors and can be sold or repledged at March 31, 2015, March 31, 2014 and April 1, 2013, respectively)	11	2,522,296	2,104,402	2,287,754
Loans and advances	12	9,857,034	9,610,304	9,520,478
Investment in an associate	13	1,055	1,049	1,043
Property and equipment	14	169,361	167,595	169,456
Intangible assets	15	12,553	11,741	12,974
Deferred tax assets	20	11,095	11,841	14,355
Retirement benefit assets	21	8,737	—	—
Other assets	16	115,197	55,045	67,374

Total assets		15,364,223	13,725,246	13,336,106

Liabilities
Deposits	17	12,232,493	11,880,421	11,482,414
Call money	8	777,300	182,179	207,707
Cash collateral on securities lent	8	247,652	91,591	5,101
Derivative financial liabilities	10	43,624	40,075	61,067
Debt securities issued	18	—	30,000	64,300
Borrowings	19	811,282	434,071	455,474
Current tax liabilities	20	12,404	18,183	21,427
Deferred tax liabilities	20	45,099	12,553	5,464
Retirement benefit liabilities	21	627	4,731	14,794
Other liabilities	21,22	219,050	150,878	177,563

Total liabilities		14,389,531	12,844,682	12,495,311

Equity
Share capital	23	215,629	215,629	215,629
Capital surplus	23	180,045	176,804	177,094
Retained earnings	24	438,102	400,233	361,111
Other reserves	24	141,165	81,282	77,448
Treasury shares	23	(5,091)	(5,586)	(625)

Equity attributable to shareholders of the parent		969,850	868,362	830,657
Non-controlling interests		4,842	12,202	10,138

Total equity		974,692	880,564	840,795

Total liabilities and equity		15,364,223	13,725,246	13,336,106

The accompanying notes are an integral part of these consolidated financial statements.

THE BANK OF YOKOHAMA, LTD.

CONSOLIDATED INCOME STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2015 AND 2014

	Note	For the year ended March 31,
		2015	2014
		(Millions of yen, except per share amounts)
Interest income	27	154,686	161,152
Interest expenses	27	10,625	11,598

Net interest income	27	144,061	149,554

Fee and commission income	28	59,639	55,636
Fee and commission expenses	28	6,196	5,775

Net fee and commission income	28	53,443	49,861

Net trading income	29	28,757	14,940
Other operating income	30	9,679	30,533

Operating income		235,940	244,888

Impairment losses on investment securities	11	890	788
Impairment losses (reversals) on loans and advances	12	(6,033)	11,231
General and administrative expenses	31	110,441	106,759
Other operating expenses	32	11,205	14,672

Operating expenses		116,503	133,450

Share of profit in an associate		5	6

Profit before tax		119,442	111,444
Income tax expenses	20	40,250	44,957

Net profit		79,192	66,487

Net profit attributable to:
Shareholders of the parent		75,385	63,922
Non-controlling interests		3,807	2,565

Earnings per share (yen)
Basic	33	59.78	49.28
Diluted	33	59.75	49.25

The accompanying notes are an integral part of these consolidated financial statements.

THE BANK OF YOKOHAMA, LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED MARCH 31, 2015 AND 2014

	Note	For the year ended March 31,
		2015	2014
		(Millions of yen)
Net profit		79,192	66,487

Other comprehensive income
Items which will not be reclassified subsequently to profit or loss
Actuarial gains on defined benefit plans	24	3,510	28
Items which may be reclassified subsequently to profit or loss
Net gains on available-for-sale financial assets	24	54,879	4,328
Foreign currency translation adjustments for foreign operations	24	41	21

Other comprehensive income for the year, net of tax		58,430	4,377

Total comprehensive income		137,622	70,864

Total comprehensive income attributable to:
Shareholders of the parent		133,058	67,756
Non-controlling interests		4,564	3,108

The accompanying notes are an integral part of these consolidated financial statements.

THE BANK OF YOKOHAMA, LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED MARCH 31, 2015 AND 2014

	Note	Share capital	Capital surplus	Retained earnings	Other reserves	Treasury shares	Equity attributable to shareholders of the parent	Non-controlling interests	Total equity
	(Millions of yen)
Balance at April 1, 2013		215,629	177,094	361,111	77,448	(625)	830,657	10,138	840,795

Comprehensive income
Net profit		—	—	63,922	—	—	63,922	2,565	66,487
Actuarial gains on defined benefit plans	24	—	—	—	28	—	28	—	28
Available-for-sale financial assets	24	—	—	—	3,785	—	3,785	543	4,328
Foreign currency translation adjustments for foreign operations	24	—	—	—	21	—	21	—	21

Total other comprehensive income		—	—	—	3,834	—	3,834	543	4,377

Total comprehensive income		—	—	63,922	3,834	—	67,756	3,108	70,864

Purchase of treasury shares	23	—	—	—	—	(15,034)	(15,034)	—	(15,034)
Retirement of treasury shares	24	—	—	(9,786)	—	9,786	—	—	—
Dividends	24	—	—	(15,001)	—	—	(15,001)	(241)	(15,242)
Acquisition of non-controlling interests without change in control		—	(247)	—	—	—	(247)	(803)	(1,050)
Equity-linked compensation	23	—	(43)	(13)	—	285	229	—	229
Disposal of treasury shares	23	—	—	—	—	2	2	—	2

Balance at March 31, 2014		215,629	176,804	400,233	81,282	(5,586)	868,362	12,202	880,564

Comprehensive income
Net profit		—	—	75,385	—	—	75,385	3,807	79,192
Actuarial gains on defined benefit plans	24	—	—	—	3,510	—	3,510	—	3,510
Available-for-sale financial assets	24	—	—	—	54,122	—	54,122	757	54,879
Foreign currency translation adjustments for foreign operations	24	—	—	—	41	—	41	—	41

Total other comprehensive income		—	—	—	57,673	—	57,673	757	58,430

Total comprehensive income		—	—	75,385	57,673	—	133,058	4,564	137,622

Purchase of treasury shares	23	—	73	—	—	(22,537)	(22,464)	—	(22,464)
Retirement of treasury shares	24	—	(73)	(22,239)	—	22,312	—	—	—
Dividends	24	—	—	(15,277)	—	—	(15,277)	(388)	(15,665)
Acquisition of non-controlling interests without change in control		—	3,193	—	2,210	—	5,403	(11,741)	(6,338)
Equity-linked compensation	23	—	48	—	—	717	765	—	765
Disposal of treasury shares	23	—	—	—	—	3	3	—	3
Additional non-controlling interest arising on incorporation of a subsidiary		—	—	—	—	—	—	205	205

Balance at March 31, 2015		215,629	180,045	438,102	141,165	(5,091)	969,850	4,842	974,692

The accompanying notes are an integral part of these consolidated financial statements.

THE BANK OF YOKOHAMA, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2015 AND 2014

		For the year ended March 31,
	Note	2015	2014
		(Millions of yen)
Cash flows from operating activities
Profit before tax		119,442	111,444
Adjustments for:
Depreciation and amortization		9,619	9,722
Impairment losses on investment securities	11	890	788
Impairment losses (reversals) on loans and advances	12	(6,033)	11,231
Net gains on disposal of property and equipment		(2,469)	(106)
Net losses (gains) on disposal of securities		13,548	(4,647)
Foreign exchange gains		(25,689)	(8,585)
Change in operating assets and liabilities:
Net decrease (increase) in call loans		6,701	(32,394)
Net (increase) decrease in financial assets held for trading other than derivatives		(5,278)	24,590
Net increase in derivative financial instruments		(1,828)	(14,656)
Net increase in loans and advances before allowance for impairment		(243,056)	(87,451)
Net decrease in other assets		14,413	61,952
Net increase in deposits		352,072	398,007
Net increase (decrease) in call money		595,121	(25,529)
Net increase in borrowings		377,210	43,597
Net increase in cash collateral on securities lent		156,061	86,490
Net (decrease) increase in other liabilities		(7,683)	19,221
Income tax paid		(37,862)	(39,410)
Other		11,458	(88)

Net cash flows generated from operating activities		1,326,637	554,176

The accompanying notes are an integral part of these consolidated financial statements.

THE BANK OF YOKOHAMA, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2015 AND 2014 – (Continued)

		For the year ended March 31,
	Note	2015	2014
		(Millions of yen)
Cash flows from investing activities
Purchase of investment securities		(5,916,428)	(2,219,407)
Proceeds from sales and redemptions of investment securities		5,594,427	2,348,376
Purchase of property and equipment		(7,688)	(3,770)
Proceeds from disposal of property and equipment		3,396	495
Purchase of intangible assets		(5,115)	(3,247)

Net cash flows (used in) generated from investing activities		(331,408)	122,447

Cash flows from financing activities
Repayment of subordinated borrowings		—	(65,000)
Redemption of unsecured subordinated bonds		(30,000)	(34,300)
Proceeds of non-controlling interests issued		204	—
Dividends paid		(15,665)	(15,243)
Purchase of treasury shares		(28,731)	(15,034)
Disposal of treasury shares		763	162

Net cash flows used in financing activities		(73,429)	(129,415)
Effect of exchange rate changes on cash and cash equivalents		54	48

Net increase in cash and cash equivalents		921,854	547,256
Cash and cash equivalents at the beginning of year	7	1,268,029	720,773

Cash and cash equivalents at the end of year	7	2,189,883	1,268,029

Net cash and cash equivalents provided by operating activities includes:
Interest and dividends received		173,353	167,295
Interest paid		(7,791)	(9,505)

The accompanying notes are an integral part of these consolidated financial statements.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General information

The Bank of Yokohama, Ltd. (the “Bank”), founded in 1920, is a regional bank which mainly operates in Kanagawa prefecture of Japan. As a depository financial institution, the Bank offers a wide range of corporate and retail banking services to companies and individuals located mainly in Kanagawa prefecture, where its head office is located in the city of Yokohama. The Bank and its subsidiaries (collectively referred to as “Bank of Yokohama” or the “Group”, and individually “Group companies”) are incorporated under the Japanese Companies Act, and the Bank is listed on the Tokyo Stock Exchange.

The Bank’s main subsidiaries are:

•	Yokohama Guarantee Co., Ltd., which mainly provides credit enhancements to customers who enter into residential-loan from the Bank.

•	Hamagin Finance Co., Ltd., which provides leasing services and credit to its customers through hire purchase of equipment, as well as factoring services.

•

Hamagin Tokai Tokyo Securities Co., Ltd., a securities company, which brokers stocks, bonds and investment trusts mainly in secondary markets, but also works as a distributor in the primary market. It offers a wide range of financial instruments to customers of the Bank who does not directly handle such financial products.

•	Yokohama Capital Co., Ltd., a venture capital firm, which invests in private equities, directly or through investment funds.

•	Hamagin Research Institute Ltd., which engages in consulting business.

Various structured vehicles controlled by Bank of Yokohama are also included in the consolidated financial statements.

These consolidated financial statements comprise the financial information of the Bank, its subsidiaries, and the Bank’s interest in an associate. Reference to “management” in these consolidated financial statements represents the management of the Bank, the parent company.

The consolidated financial statements were authorized for issue by the Board of Directors of the Bank on July 29, 2015.

2. Summary of significant accounting policies

2.1. Basis of presentation

2.1.1. General

The consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”), effective at March 31, 2015. This is Bank of Yokohama’s first set of consolidated financial statements prepared in accordance with IFRS, and IFRS 1 “First-time Adoption of International Financial Reporting Standards (“IFRS 1”)” has been applied. The date of transition to IFRS for Bank of Yokohama and the date of its opening IFRS statement of financial position was April 1, 2013 (the “Transition Date”).

Bank of Yokohama has prepared and will continue to prepare its local statutory financial statements in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”). The primary effects of the adoption of IFRS are described in Note 3 “First time adoption”.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The consolidated financial statements have been prepared on the historical cost basis except for the following items in the statement of financial position:

•	Financial instruments at fair value through profit or loss are measured at fair value

•	Available-for-sale financial instruments are measured at fair value

•

Net defined benefit liabilities are measured at the net amount of the present value of defined benefit liabilities and the fair value of plan assets, which are, if necessary, adjusted for any effect of limiting net defined benefit assets to the asset ceiling due to consideration of minimum funding requirement

•	Equity-linked compensation.

Expenses in the consolidated income statement are classified based on the nature of the expenses. The consolidated financial statements are presented in Japanese yen (“JPY”), which is Bank of Yokohama’s presentation currency. All amounts in the consolidated financial statements are presented in millions of Japanese yen, rounded to the nearest million, unless otherwise stated.

The consolidated statement of cash flows shows the changes in cash and cash equivalents arising from operating, investing and financing activities during the year, including effects of exchange rate fluctuations. Bank of Yokohama presents cash flows from operating activities using the indirect method, in which consolidated profit before tax for the year is adjusted for the effects of non-cash transactions, accruals and deferrals, and items associated with investing or financing cash flows. Interests received or paid and dividends paid are classified as cash flows from operating activities. Bank of Yokohama classifies the cash flows from operating, investing and financing activities in a manner consistent with its business operations.

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported financial results. Actual results may differ from these estimates. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Management believes that the underlying assumptions are appropriate and that the consolidated financial statements therefore fairly present the financial position, the financial performance and the cash flows of Bank of Yokohama. Critical judgments, estimates, and assumptions in applying accounting policies that significantly impact the amounts recognized in the consolidated financial statements are discussed in Note 5.

2.1.2. Standards and interpretations issued but not yet effective

The following standards and interpretations have been issued and are applicable to Bank of Yokohama’s accounting periods beginning on or after April 1, 2015. Bank of Yokohama has not early adopted any of the following standards and interpretations.

Standard/interpretation	Content	Applicable for financial years beginning on/after
Amendments to IAS 19	Defined Benefit Plans: Employee Contributions	July 1, 2014
Amendments to IFRS 2, IFRS 3, IFRS 8, IFRS 13, IAS 16, IAS24 and IAS 38	Annual Improvements to IFRSs 2010 – 2012 Cycle	July 1, 2014
Amendments to IFRS 1, IFRS 3, IFRS 13 and IAS 40	Annual Improvements to IFRSs 2011 – 2013 Cycle	July 1, 2014

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Standard/interpretation	Content	Applicable for financial years beginning on/after
Amendments to IFRS 11	Accounting for Acquisitions of Interests in Joint Operations	January 1, 2016
Amendments to IAS 16 and IAS 41	Agriculture: Bearer Plants	January 1, 2016
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associates or Joint Venture	January 1, 2016
Amendments to IFRS 5, IFRS 7, IAS 19 and IAS 34	Annual Improvements to IFRSs 2012 – 2014 Cycle	January 1, 2016
Amendments to IAS 1	Disclosure Initiative	January 1, 2016
IFRS 15	Revenue from Contracts with Customers	January 1, 2017
IFRS 9	Financial Instruments	January 1, 2018

Defined Benefit Plans: Employee Contributions (Amendments to IAS 19)

The amendments to pension accounting are to provide a practical expedient which addresses an issue that arose when amendments were made in 2011 to the previous pension accounting requirements. If the contributions are set out in the formal terms of the plan, linked to service, and are independent of the number of years to service, then a company is permitted to recognize such contribution as a reduction of the service cost in the period in which the related service is rendered, instead of including such contribution into the calculation of net current service cost and the defined benefit obligation as is required by IAS 19 “Employee Benefits (2011)”. The amendments apply retrospectively for annual periods beginning on or after July 1, 2014. Early application is permitted.

The standard is not expected to have a significant impact on Bank of Yokohama’s consolidated financial statements.

Annual Improvements to IFRSs 2010 – 2012 Cycle

The improvements provide the following amendments to the six standards, with amendment in the basis for conclusion of IFRS 13 “Fair Value Measurement”:

•	Amendments to IFRS 2 “Share-based Payment” - the definition of vesting condition is clarified by separately defining performance condition and service condition.

•

Amendments to IFRS 3 “Business Combinations” - classification and measurement of contingent consideration in a business combination is clarified. Contingent consideration as a financial instrument is classified as a financial liability or an equity by reference to IAS 32 “Financial Instruments: Presentation”, rather than to any other IFRSs. Also, contingent consideration classified as financial asset or financial liability is always subsequently measured at fair value, with changes in fair value recognized in profit or loss.

•

Amendments to IFRS 8 “Operating Segments” - the standard is amended to explicitly require the disclosure of judgments made by management in applying the aggregation criteria. In addition, this amendment also clarifies that a reconciliation of the total of the reportable segments’ asset to the entity’s asset is required only if this information is regularly provided to the entity’s chief operating decision maker.

•

Amendments to IAS 16 “Property, Plant and Equipment” - and IAS 38 “Intangible Assets”: the amendments clarify the requirements of the revaluation model in IAS 16 and IAS 38, recognizing that the restatement of accumulated depreciation/amortization is not always proportionate to the change in the gross carrying amount of the asset.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

•

Amendments to IAS 24 “Related Party Disclosure” - the definition of a related party is extended to include a management entity that provides key management personnel services to the reporting entity, either directly or through a group entity.

Amendments will apply for annual periods beginning on or after July 1, 2014.

The annual improvements are not expected to have a significant impact on Bank of Yokohama’s consolidated financial statements.

Annual Improvements to IFRSs 2011 – 2013 Cycle

The improvements provide amendments to the following three standards, with amendments in the basis for conclusion of IFRS 1 “First-time Adoption of International Financial Reporting Standards”:

•

Amendments to IFRS 3 “Business Combinations” - it is clarified that the standard does not apply to the accounting for the formation of all types of joint arrangement in IFRS 11 “Joint Arrangements”, in the financial statements of the joint arrangements.

•

Amendments to IFRS 13 “Fair Value Measurement” - the amendment is made to clarify that the portfolio exception potentially applies to contracts within the scope of IAS 39 “Financial Instruments: Recognition and Measurement” and IFRS 9 “Financial Instruments”, regardless of whether they meet the definition of a financial asset or a financial liability under IAS 32.

Amendments will apply for annual periods beginning on or after July 1, 2014.

The annual improvements are not expected to have a significant impact on Bank of Yokohama’s consolidated financial statements.

Accounting for Acquisitions of Interests in Joint Operations (Amendments to IFRS 11)

The amendments require business combination accounting to be applied to acquisitions of interest in a joint operation that constitutes a business.

The amendments apply prospectively for annual period beginning on or after January 1, 2016. Early adoption is permitted.

The amendments are not expected to have significant impact of the Bank of Yokohama’s consolidated financial statements.

Sale or Contribution of Assets between an Investor and its Associates or Joint Venture (Amendments to IFRS 10 and IAS 28)

When a parent loses control of a subsidiary in a transaction with an associate or a joint venture, there is a conflict between the existing guidance on consolidation and equity accounting regarding how the parent should recognize related profit or loss arising from the transaction. The amendments require the full gain recognition when the assets transferred meet the definition of a business under IFRS 3 “Business Combinations”. The amendments apply prospectively for annual periods beginning on or after January 1, 2016. Early adoption is permitted.

The amendments are not expected to have a significant impact on Bank of Yokohama’s consolidated financial statements.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Annual Improvements to IFRSs 2012 – 2014 Cycle

The improvements provide amendments to the following four standards.

•

Amendments to IFRS 5 “Non-current Assets Held for Sale and Discontinued Operations” - the standard is amended to clarify that the change in method of disposal from held-for-distribution-to-owners to held-for-sale, or vice versa, is to be considered as a continuation of the original plan of disposal. It is also clarified that the entity has to cease held-for-distribution accounting in the same way as it would cease held-for-sale accounting, if the entity determines that an asset no longer meets the criteria to be classified as held-for-distribution.

•

Amendments to IFRS 7 “Financial Instruments: Disclosures” - the amendment is to clarify when servicing arrangements are in the scope of the disclosure requirement on continuing involvement in transferred financial assets in cases when they are derecognized in their entirety. The standard is also amended to clarify that the additional disclosure required by “Disclosures: Offsetting Financial Assets and Financial Liabilities” are not specifically required for inclusion in condensed interim financial statements for all interim periods, unless the general requirements of IAS 34 “Interim Financial Reporting” require their inclusion.

•

Amendments to IAS 19 “Employee Benefits” - IAS 19 is amended to clarify that high-quality corporate bonds or government bonds used in determining the discount rate should be issued in the same currency in which the benefits are to be paid. Consequently, the depth of the market for high-quality bonds should be assessed at the currency level, not at the country level.

•

Amendments to IAS 34 “Interim Financial Reporting” - the amendments clarify that certain disclosures may be provided elsewhere in the interim financial report, with cross-references from the interim financial statements.

Amendments will apply for annual periods beginning on or after January 1, 2016.

The annual improvements are not expected to have a significant impact on Bank of Yokohama’s consolidated financial statements.

Disclosure Initiative (Amendments to IAS 1)

The IASB is proceeding with the project “Disclosure Initiative”, which aims to improve presentation and disclosure in financial reporting. This amendment is the first step to address some of the perceived problems with current disclosure requirements as a narrow-scope improvement.

The amendments are effective for periods beginning on or after January 1, 2016. Early adoption is permitted.

The amendments are not expected to have a significant impact on Bank of Yokohama’s consolidated financial statements.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 “Revenue from Contracts with Customers” establishes a comprehensive framework for determining whether, how much and when revenue is recognized. It replaces existing revenue recognition guidance, including IAS 18 “Revenue”, IAS 11 “Construction Contracts” and IFRIC 13 “Customer Loyalty Programmes”.

IFRS 15 is effective for annual reporting periods beginning on or after January 1, 2017, with early adoption permitted.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Bank of Yokohama is assessing the potential impact on its consolidated financial statements resulting from the application of IFRS 15.

IFRS 9 Financial Instruments

IFRS 9 “Financial Instruments”, published in July 2014, replaces the existing guidance in IAS 39 “Financial Instruments: Recognition and Measurement”. IFRS 9 includes revised guidance on the classification and measurement of financial instruments, a new expected credit loss model for calculating impairment on financial assets and new general hedge accounting requirements. It also carries forward the guidance on recognition and derecognition of financial instruments from IAS 39.

IFRS 9 is effective for annual reporting periods beginning on or after January 1, 2018, with early adoption permitted.

Bank of Yokohama is assessing the potential impact on its consolidated financial statements resulting from the application of IFRS 9.

Given the nature of the Group’s operations, this standard is expected to have a pervasive impact on Bank of Yokohama’s consolidated financial statements. In particular, calculation of impairment of financial instruments on an expected credit loss basis is expected to result in an increase in the overall level of impairment allowances.

2.2. Consolidation

Subsidiaries

Subsidiaries are entities controlled by the Bank. The Bank controls an entity directly or indirectly through another subsidiary when it is exposed or has right to variable returns from its involvement with the entity, and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which the Bank obtains control of the entity until the date on which the Bank loses control of the entity. The Bank reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

When the Bank directly or indirectly has less than a majority of the voting rights of an investee, it considers that it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The Bank considers all relevant facts and circumstances in assessing whether or not the Bank’s voting rights in an investee are sufficient to give it power, including:

•	the size of the Bank’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

•	potential voting rights held by the Bank, other vote holders or other parties;

•	rights arising from other contractual arrangements; and

•

any additional facts and circumstances that indicate that the Bank has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

Profit or loss and each component of other comprehensive income (“OCI”) are attributed to the shareholders of the Bank and to the non-controlling interests. Total comprehensive income of the subsidiaries is attributed to the shareholders of the Bank and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used in line with the Group’s accounting policies.

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated in consolidation.

Changes in the Bank’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions. The carrying amount of the Bank’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity and attributed to the shareholders of the Bank.

Non-controlling interests

Non-controlling interests in subsidiaries are identified separately from the Group’s equity therein. Those interests of non-controlling shareholders that are present ownership interests entitling their holders to a proportionate share of net assets upon liquidation may initially be measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquired subsidiary’s identifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis. Other non-controlling interests are initially measured at fair value. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. Total comprehensive income is attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Bank of Yokohama elected not to restate business combinations which occurred prior to April 1, 2013 from Japanese GAAP to IFRS, with the exemptions outlined in IFRS 1.

Associates

Associates are entities over which the Bank has significant influence, but not control or joint control, through participation in the entities’ financial and operating policy-making processes. Significant influence generally exists when the Bank directly or indirectly through a subsidiary holds 20 percent or more, but not more than 50 percent, of an entity’s voting rights. Significant influence can also be exercised over entities through representation on the governing board, material transactions, interchange of managerial personnel and means other than voting rights.

Investments in associates are accounted for using the equity method and initially recognized at cost. Subsequent to initial recognition, the consolidated financial statements include the Bank’s share of the profit or loss and other comprehensive income of the equity-accounted entities, until the date on which the Bank loses significant influence. Bank of Yokohama recognizes losses to the extent of its interest in the associate, unless it has incurred legal or constructive obligations or made payments on behalf of the associate.

Intra-group gains on transactions between Bank of Yokohama and its associates are eliminated to the extent of the Bank’s interest in the associates. Intra-group losses are recognized to the extent that the transaction provides evidence of a reduction in the net realizable value of the assets to be traded, or an impairment of the asset transferred.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2.3. Segment reporting

In accordance with IFRS 8, operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision maker is the person or group that allocates resources to and assesses the performance of the operating segments of an entity. The chief operating decision maker of Bank of Yokohama is the Board of Directors of the Bank.

2.4. Foreign currency translation

Functional and presentation currency

All items in the consolidated financial statements are in Japanese yen, which is the presentation currency of the Group. Individual group companies use the currency of the primary economic environment in which the entities operate (“the functional currency”), which may be different from the presentation currency.

Transactions and balances

Transactions which are denominated or require settlement in a foreign currency are translated into the functional currency using the spot exchange rates at the dates of the transactions. Monetary items denominated in foreign currency are translated using the closing rate at the end of the reporting period. Non-monetary items measured at historical cost in a foreign currency are translated using the exchange rate at the date of the transactions.

Foreign currency differences arising on translation are generally recognized in profit or loss. However, foreign currency differences arising from the translation of the following items are recognized in other comprehensive income:

•	Available-for-sale equity instruments;

•	A financial liability designated as a hedge of the net investment in a foreign operation to the extent that the hedge is effective; and

•	Qualifying cash flow hedges to the extent that the hedge is effective.

Foreign exchange gains and losses from other comprehensive income items are included in other comprehensive income within the corresponding item.

In the case of changes in fair value of monetary assets denominated in foreign currency classified as available-for-sale financial assets, a distinction is made between differences from changes in amortized cost of monetary items and other changes in the carrying amount of monetary items. Exchange differences related to changes in amortized cost are recognized in profit or loss, and other changes in the carrying amount, except impairment, are recognized in other comprehensive income.

Foreign operations

The following are applied in translating the results and financial position of a foreign operation that has a functional currency different from the presentation currency of the consolidated financial statements:

•	Assets and liabilities are translated at the closing rate at the reporting date of the foreign operation;

•

Income and expenses are translated at average rates, unless the average rate is not a reasonable approximation of the cumulative effect of the rates at the transaction dates. When the use of the average rate for a period is inappropriate, income and expenses are translated using the spot exchange rate at the dates of the transactions; and

•	Exchange differences are recognized in other comprehensive income.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Differences due to foreign exchange translation are presented in equity as part of “Other reserves”.

Upon consolidation, exchange differences arising from the translation of net investment in foreign operations are recognized in “Other comprehensive income”. When a foreign operation is disposed of, or partially disposed of, and Bank of Yokohama loses its control, joint control, or significant influence, such exchange differences are reclassified from equity to profit or loss as part of the gain or loss on disposal. When a foreign operation is partially disposed of and Bank of Yokohama maintains control, part of the exchange differences are reallocated to non-controlling interests.

Bank of Yokohama has no foreign operation with a functional currency under hyperinflationary economy.

In accordance with the exemptions in IFRS 1, the cumulative translation differences for all foreign operations are deemed to be zero at the date of transition to IFRS.

2.5. Cash and cash equivalents

Cash and cash equivalents comprise balances of cash on hand and deposits with the Bank of Japan.

2.6. Financial assets and liabilities

2.6.1. Financial assets and liabilities

All financial assets and liabilities, which include derivative financial instruments, are recognized in the consolidated statement of financial position and measured based on the categories of financial instruments in accordance with IAS 39.

Bank of Yokohama classifies its financial assets into one of the following categories:

•	financial assets at fair value through profit or loss;

•	loans and receivables;

•	held-to-maturity investments; and

•	available-for-sale.

Financial liabilities other than financial guarantees and loan commitments are measured at amortized cost based on the effective interest method, except for derivatives, which are measured at fair value through profit or loss. Bank of Yokohama determines the classification of its financial instruments at initial recognition.

(a) Financial assets and liabilities at fair value through profit or loss

This category includes financial assets and liabilities held for trading.

A financial asset and liability is classified as held for trading if it is acquired or incurred principally for the purpose of selling or repurchasing in the near term or if it is part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking.

Financial assets held for trading include debt instruments such as Japanese government bonds and commercial papers. Derivatives that are not accounted for as hedging instruments are also classified as held for trading and recognized in the consolidated statement of financial position as “Derivative financial assets” or “Derivative

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

financial liabilities”, with the exception of embedded derivatives separated from the host contract (see Note 2.7 for more on derivatives). Embedded derivatives separated from the host contract are presented with the host contract in the consolidated statement of financial position.

Financial instruments included in this category are recognized initially at fair value, while transaction costs directly attributable to the acquisition or issue are recognized in profit or loss.

Gains and losses arising from changes in fair value of financial instruments are recognized in the consolidated income statement as “Net trading income”. Interest income, interest expense, and dividend income on financial assets and liabilities held for trading are also included in “Net trading income”.

Under IAS 39, financial instruments other than those held for trading can be designated by an entity as at fair value through profit or loss upon initial recognition, if certain conditions are met (the “fair value option”). Bank of Yokohama has not applied the fair value option to any financial instruments during the years ended March 31, 2015 and 2014.

(b) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, other than:

•	those that Bank of Yokohama intends to sell immediately or in the near term, which shall be classified as held for trading;

•	those that Bank of Yokohama designates as financial assets at fair value through profit or loss upon initial recognition;

•	those that Bank of Yokohama designates as available-for-sale financial assets upon initial recognition; or

•	those for which the holder may not recover substantially all of its initial investment, other than because of credit deterioration, which shall be classified as available-for-sale financial assets.

Loans and receivables are initially recognized at fair value, which is the consideration to originate or purchase the loan plus any transaction costs, fees and commissions received, and are measured subsequently at amortized cost using the effective interest method.

Loans and receivables are presented in the consolidated statement of financial position as “Loans and advances” or “Investment securities”. Interest on the financial asset of this category is presented in the consolidated income statement as “Interest income”. Impairment loss is presented as a deduction from the carrying amount of the loan and recognized in the consolidated income statement as “Impairment losses (reversals) on loans and advances” or “Impairment losses on investment securities”.

(c) Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturities that Bank of Yokohama intends and has the ability to hold to maturity, which have not been classified as financial assets at fair value through profit or loss or available-for-sale, and do not meet the definition of loans and receivables.

Held-to-maturity investments are initially recognized at fair value including transaction costs, commissions and fees received, if any, and are measured subsequently at amortized cost using the effective interest method.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Held-to-maturity investments are included in “Investments securities” in the consolidated statement of financial position. Interest on held-to-maturity investments is included in the consolidated income statement as “Interest income”. Impairment loss is presented as a deduction from the carrying amount of the investment and recognized in the consolidated income statement as “Impairment losses on investment securities”.

(d) Available-for-sale financial assets

Available-for-sale financial assets are non-derivative assets that are designated as available-for-sale on initial recognition or are not classified as another category of financial assets.

Available-for-sale financial assets are initially recognized at fair value plus transaction costs, and are subsequently carried at fair value with gains and losses recognized in other comprehensive income until derecognition of the assets, except the following gains and losses which are recognized in the consolidated income statement:

•

if determined to be impaired, the cumulative gains or losses previously recognized in other comprehensive income are reclassified to consolidated income statement as “Impairment losses on investment securities”.

•	interest on available-for sale financial assets which are calculated using the effective interest method

•	foreign currency gains and losses determined based on the amortized cost of debt instruments are recognized in “Other operating income”.

•	dividends on equity instruments are recognized in “Net investment income” in “Other operating income” when Bank of Yokohama’s right to receive payment is established.

•	gains on sale of available-for-sale financial assets are recognized in the consolidated income statement in “Net investment income” in “Other operating income”.

(e) Recognition and derecognition of regular way purchase or sale of financial assets

Bank of Yokohama uses the trade date accounting for regular way purchase or sale of financial assets to recognize or derecognize the financial assets.

2.6.2. Determination of fair value

“Fair value” is the price that would be received to sell an asset or paid to transfer a liability in an arm’s length transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its own non-performance risk.

To measure the fair value of a financial instrument, Bank of Yokohama uses the quoted price in an active market of the instrument, whenever available. A market is regarded as active if transactions for the financial instrument take place with sufficient frequency and volume to provide pricing information on an ongoing basis. If there is no quoted price in an active market, Bank of Yokohama uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.

Portfolios of financial assets and liabilities that are exposed to market risk and credit risk and managed by Bank of Yokohama based on the net exposure to either market or credit risk are measured using the price that would be received to sell a net long position (or paid to transfer a net short position) for a particular risk exposure. Portfolio-level valuation adjustments are allocated to the individual assets and liabilities on the basis of the relative risk adjustment of each individual instrument in the portfolio.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The fair value of a demand deposit is not less than the amount payable on demand, discounted from the first date on which the amount could be required to be paid.

Bank of Yokohama recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the transfer occurred.

2.6.3. Derecognition

When Bank of Yokohama transfers financial assets, it evaluates the extent to which it retains the risks and rewards of ownership of the financial assets. Financial assets are derecognized when (i) the contractual rights to the cash flows from the assets expire, (ii) Bank of Yokohama transfers the contractual rights to receive the cash flows of the financial assets, or (iii) Bank of Yokohama retains the contractual rights to receive the cash flows from the financial assets, but assumes a contractual obligation to pay the cash flows to one or more recipients in an arrangement that meets all of the following conditions:

•	Bank of Yokohama is prohibited from selling or pledging the original asset, other than as security to the eventual recipients for the obligation to pay them cash flows;

•

Bank of Yokohama has an obligation to pay the recipients only to the extent of the amount it is able to collect from the original asset (Short-term advances by Bank of Yokohama with the right of full recovery plus accrued interest at market rates do not violate this condition.);

•

Bank of Yokohama has an obligation to remit any cash flows it collects on behalf of the eventual recipients without material delay. In addition, Bank of Yokohama is not entitled to reinvest such cash flows, except for investments in cash or cash equivalents, during the settlement period from the collection date to the date of required remittance to the eventual recipients, and interest earned on such investments must be passed on to the eventual recipients.

Bank of Yokohama derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If Bank of Yokohama neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, Bank of Yokohama recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. If Bank of Yokohama retains substantially all the risks and rewards of ownership of a transferred financial asset, Bank of Yokohama continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.

Financial liabilities are derecognized when, and only when, the liabilities are extinguished – i.e. when the obligations specified in the contracts are discharged, cancelled, or expired. In accordance with exemptions in IFRS 1, Bank of Yokohama applies the derecognition requirements in IAS 39 prospectively for transactions occurring on or after the Transition Date.

Collateral pledged by Bank of Yokohama under securities lending transactions are not derecognized, because Bank of Yokohama retains substantially all the risks and rewards of ownership based on the predetermined repurchase price, and the criteria for derecognition are therefore not met.

2.6.4. Offsetting of financial assets and liabilities

Financial assets and liabilities are offset and the net amount is presented in the statement of financial position when, and only when, Bank of Yokohama has a legally enforceable right to offset the amounts and it intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2.7. Derivative financial instruments and hedge accounting

Derivatives (including embedded derivatives in host contracts) are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at the fair values.

Derivatives are presented as assets when the fair value is positive and as liabilities when the fair value is negative. Derivative assets and liabilities, except embedded derivatives separated from the host contracts, are recognized in the consolidated statement of financial position as “Derivative financial assets” and “Derivative financial liabilities”, respectively. Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognized in the consolidated income statement as “Net trading income”.

Derivatives embedded as components of hybrid (combined) instruments that include non-derivative host contracts are separated from the host contracts and accounted for as separate derivatives when their economic characteristics and risks are not closely related to that of the host contracts. Such embedded derivatives are separately accounted for at fair value, and presented alongside their host contracts in the consolidated statement of financial position. Changes in fair value of embedded derivatives are recognized in the consolidated income statement as “Net trading income” unless Bank of Yokohama designates the hybrid contracts as financial assets and liabilities at fair value through profit or loss.

Bank of Yokohama engages in a wide range of derivative transactions for risk management purposes. Such derivatives do not always meet the criteria for hedge accounting, though they may serve as economic hedges against risk exposures.

Hedge relationships are of three types:

•

hedges of the exposure to changes in the fair value of a recognized asset or liability, or an unrecognized commitment, or an identified portion of such an asset, liability or firm commitment, that is attributable to a particular risk and could affect profit or loss (fair value hedges);

•

hedges of the exposure to variability in cash flows attributable to a particular risk that is associated with a recognized asset or liability, or highly probable forecast transaction (cash flow hedges); and

•	hedges of the net investment in foreign operations.

In order to apply hedge accounting, hedge relationships must be formally designated and documented at inception. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, and how hedge effectiveness is assessed. Hedge effectiveness should be reliably measured and assessed on an ongoing basis. A hedge is expected to be highly effective in offsetting changes in fair value or cash flows attributable to the hedged risk, in accordance with the documented risk management strategy for the particular hedging relationship. For cash flow hedges, a forecast transaction that is the subject of the hedge must be highly probable and must present an exposure to variations in cash flows that could ultimately affect profit or loss.

After the Transition Date, Bank of Yokohama has not applied hedge accounting under IFRS.

2.8. Securities borrowed and securities lent

Securities borrowing and securities lending transactions are accounted for as financing transactions. Securities borrowing and lending transactions are usually secured by cash or securities advanced by the borrower. Under such transactions where securities are borrowed or lent with cash collateral, the borrower of the securities generally has the right by contract or custom to sell or re-pledge the securities lent. Borrowed securities are not

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

recognized on the consolidated statement of financial position or lent securities derecognized. Cash provided as collateral against the securities transferred are presented in “Cash collateral on securities lent” and “Cash collateral on securities borrowed”. However, where securities borrowed are transferred to third parties, a liability for the obligation to return the securities to the lending counterparty is recorded.

Bank of Yokohama does not have “Cash collateral on securities borrowed” at March 31, 2015, March 31, 2014 and April 1, 2013.

2.9. Leases

Bank of Yokohama applies IAS 17 “Leases” and IFRIC 4 “Determining whether an Arrangement contains a Lease” for lease transactions.

(i) Operating lease

Leases in which ownership rights are not substantially transferred to the lessee and a significant portion of the risks and rewards of incidental to ownership is retained by the lessor are classified as operating leases. Bank of Yokohama enters into various operating leases both as a lessor and a lessee. As a lessor, the underlying assets are not derecognized from Bank of Yokohama’s consolidated statement of financial position. As a lessee, assets held under operating leases are not recognized in the Bank of Yokohama’s consolidated statement of financial position.

Revenue from operating leases as a lessor and expenses from operating leases as a lessee are recognized in the consolidated income statement on a straight-line basis over the term of the lease.

(ii) Finance lease (lessee)

Leases of assets for which Bank of Yokohama, as a lessee, has substantially all the risks and rewards incidental to ownership are classified as finance leases. Finance leases are capitalized at the commencement of the lease term, at the lower of the fair value of the leased properties and the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the applicable accounting policy for that asset.

Minimum lease payments made under finance leases are apportioned between finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

(iii) Finance lease (lessor)

If Bank of Yokohama is the lessor in a lease agreement that transfers substantially all of the risks and rewards incidental to ownership of the asset to the lessee, then the arrangement is classified as a finance lease and a receivable equal to the net investment in the lease (i.e. the aggregate of minimum lease payments and any unguaranteed residual value accrued by the lessor, discounted at the applicable interest rate) is recognized and presented within loans and advances.

Minimum lease payments made under finance leases by the lessee are apportioned between finance income and the collection of the outstanding finance lease receivable. Finance income is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the receivable.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2.10. Property and equipment

Property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses, if any. Expenditure that is directly attributable to the acquisition of the property or equipment is included in the cost. Subsequent expenditures are capitalized only when it is probable that future economic benefits associated with the item will flow to Bank of Yokohama and the cost of the item can be measured reliably. Bank of Yokohama recognizes the cost of replacing part of property and equipment in the carrying amount of such an item when that cost is incurred. The carrying amount of the replaced part is derecognized. Costs of day-to-day servicing are charged to other operating expenses when incurred.

Land has an unlimited useful life and therefore is not depreciated.

Depreciation of other assets is calculated using the straight-line method to allocate the cost of the assets, or other amount substituted for cost, less their residual values over the useful lives as follows:

•	Buildings and accompanying facilities: 2-60 years

•	Equipment and others: 2-20 years

The residual values and useful lives are reviewed at each reporting date and, if expectations differ from previous estimates, the changes are accounted for as a change in accounting estimate. The application of impairment accounting is described in Note 2.22.

Gains and losses on disposal of property and equipment are determined as the difference between the net disposal proceeds, if any, and the carrying amount of the item, and are included in other operating income or other operating expenses in the consolidated income statement.

At the Transition Date, certain items of property and equipment were measured at their fair value as permitted by IFRS 1. The fair value then becomes its deemed cost at that date.

2.11. Intangible assets

Goodwill

From April 1, 2013, goodwill at the acquisition date is measured as the excess of the consideration transferred, the fair value of any existing interest in the subsidiary and the amount of any non-controlling interest measured either at fair value or at its share of the subsidiary’s net asset, over the net fair value of acquirer’s interest in the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. Goodwill arising from the acquisition of a subsidiary is recognized in intangible assets, and goodwill arising from the acquisition of an affiliate is recognized in investment in affiliate. Goodwill is measured at cost less accumulated impairment loss. Gains and losses on disposal of investment in subsidiary and affiliate are measured considering the carrying amount of goodwill.

Intangible assets other than goodwill

Intangible assets comprise computer software licenses and other intangible assets. Intangible assets are initially recognized at cost, and Bank of Yokohama uses the cost model for the measurement after the initial recognition, i.e. intangible assets are carried at the costs less any accumulated amortization and any accumulated impairment losses. Intangible assets with definite useful lives are amortized using the straight-line method over the useful lives, and intangible assets with indefinite useful lives are not amortized. The amortization method, amortization period and the residual value for intangible assets with definite useful lives are reviewed at each year-end, and reassessed, as necessary.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Computer software licenses

Acquired computer software licenses are capitalized based on the costs incurred to acquire the license and any direct costs attributable to preparing the software for its intended use. Capitalized costs are amortized over the software’s useful life, and amortization expenses are included in “General and administrative expenses”. The estimated useful life of software ranges from 5 to 7 years.

2.12. Income tax

Income tax expense comprises current and deferred taxes. It is recognized in profit or loss except to the extent that it relates to items recognized directly in equity or in other comprehensive income.

Current income tax

Current income tax comprises the expected income tax payable or receivable on the taxable income or loss for the year and any adjustments to the tax payable or receivable in respect of previous years. It is measured using tax rates enacted or substantively enacted at the reporting date. Current income tax also includes tax arising from dividends.

Deferred income tax

Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Deferred income tax is not recognized for temporary differences on the initial recognition of assets and liabilities in a transaction that is not a business combination and that affects neither accounting nor tax profit or loss; temporary differences related to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future; and tax temporary differences arising on initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future tax profits will be available against which they can be used. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Unrecognized deferred assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

The measurement of deferred tax reflects the tax consequences that would follow the manner in which Bank of Yokohama expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.

Tax exposures

In determining the amount of current and deferred income tax, Bank of Yokohama considers the impact of tax exposures including whether additional taxes and interest may be due. This assessment relies on estimates and assumptions and may involve a series of judgments about future events. New information may become available that causes Bank of Yokohama to change its judgment regarding the adequacy of existing tax liabilities; such changes to tax liabilities would impact income tax expense in the period in which such a determination is made.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2.13. Employee benefits

2.13.1. Short-term employee benefits

Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if Bank of Yokohama has a present legal or constructive obligation to pay the amount as a result of past service provided by the employees and the obligation can be estimated reliably.

2.13.2. Post-retirement employee benefit

Defined contribution plans

Obligations for contributions to defined contribution plans are expensed as the related service is provided and recognized as personnel expenses in profit or loss. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.

Defined benefit plans

Bank of Yokohama’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets.

The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for Bank of Yokohama, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements.

Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognized immediately in other comprehensive income. Bank of Yokohama determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then-net defined benefit liability (asset), taking into account any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in personnel expenses in profit or loss.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. Bank of Yokohama recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs.

Other long-term employee benefits

Bank of Yokohama’s net obligation in respect of long-term employee benefits is the amount of future benefit that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value. Remeasurements are recognized in profit or loss in the period in which they arise.

2.13.3. Equity-linked compensation

The grant-date fair value of equity-linked compensation, i.e. stock acquisition rights – granted to employees is recognized as personnel expenses, with a corresponding increase in equity, over the period in which the employees become unconditionally entitled to the awards. The amount recognized as an expense is adjusted to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that meet the related service and non-market performance conditions at the vesting date. For equity-linked compensation with market performance conditions, the grant-date fair value of the equity-linked compensation is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes. The fair value of stock acquisition rights granted are measured using the Black-Scholes option pricing model. The service and non-market performance conditions attached to the arrangements were not taken into consideration in measuring the fair value.

Stock acquisition rights granted and vested before the Transition Date are not accounted for under IFRS 2, as a result of the exemption permitted under IFRS 1.

2.14. Provisions

Provisions are recognized when: (i) Bank of Yokohama has a present legal or constructive obligation as a result of past events; (ii) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and (iii) a reliable estimate can be made of the amount of the obligation.

The amounts recognized as provisions are the best estimate of expenditures required to settle the present obligations at the end of the reporting period. Where the effect of the time value of money is material, the amounts of provisions are the present value of the expenditures expected to be required to settle the obligations using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the liability. Where discounting is used, the carrying amounts of provisions increase in each period to reflect the passage of time. The increase of provisions is recognized as interest expense.

2.15. Financial guarantees and loan commitments

Financial guarantees are contracts that require the issuer to make specified payments to reimburse the holder for a loss that the holder incurs because a specified debtor fails to make payments when due in accordance with the terms of a debt instrument.

Loan commitments are firm commitments to provide credit under pre-specified terms and conditions.

Financial guarantees and commitments are included in other liabilities.

Financial guarantees or commitments to provide loans at below-market interest rates are initially recognized at fair value on the date the instruments are issued. The inception fair value of the financial guarantees or commitments is considered to be the value of the premium receivable. Subsequent to initial recognition, Bank of Yokohama’s liabilities under such guarantees or the commitments are measured at the higher of (i) the initial amount less cumulative amortization over the life of the guarantee or the commitments, and (ii) the best estimate of the amount required to settle the obligations.

For loan commitments to provide arms-length market terms, provision is made if it is probable that the facility will be drawn and the resulting loans and advances will be impaired. Provisions are measured using the expected withdrawal, probability of default and collectible amount at event of default.

Fee income earned is recognized based on effective interest rate method over the life of the guarantee or commitments. Any increase in the liability related to guarantees or commitments is reported in the consolidated income statement within other operating expenses.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2.16. Liability and equity classification

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangement.

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by Bank of Yokohama are recognized at the proceeds received, net of direct issue costs.

The component parts of compound instruments (e.g. convertible bonds) issued by Bank of Yokohama are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangement. At the date of issue, the fair value of the liability component is estimated using the prevailing market interest rate for a similar non-convertible instrument. This amount is recorded as a liability on an amortized cost basis using the effective interest method until extinguished upon conversion or at the instrument’s maturity date. The equity component is determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This is recognized and included in equity, net of income tax effects, and is not subsequently remeasured.

2.17. Share capital

Classification

Common shares are classified as equity.

Share issuance costs

Incremental costs directly attributable to the issuance of common shares are recognized in equity as a deduction, net of any tax effects.

Dividends on common shares

Dividends on common shares are recognized as distributions in equity upon approval by the shareholders.

Treasury shares

When share capital recognized as equity is repurchased, the amount of the consideration paid, which includes directly attributable costs, net of any tax effects, is recognized as a deduction from equity, and repurchased shares are classified as treasury shares. When treasury shares are sold or reissued subsequently, the amount received is recognized as an increase in equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of Bank of Yokohama’s own equity instruments.

2.18. Interest income and expenses

Interest income and expenses for all interest-bearing financial instruments are recognized within “Interest income” and “Interest expenses” except for financial assets or liabilities which are held for trading, which are recognized in “Net trading income”. Interest income and expenses are recognized using the effective interest method.

Effective interest method calculates the amortized cost of a financial asset or a financial liability and allocates the interest income or interest expenses over the relevant period. The effective interest rate is the rate that exactly

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

discounts the estimated future cash payments or receipts through the expected life of the financial instrument or, when appropriate, a shorter period to the net carrying amount of the financial asset or financial liability. When calculating the effective interest rate, Bank of Yokohama estimates cash flows considering all contractual terms of the financial instrument (for example, prepayment options), but does not consider future credit losses. The calculation includes fees and points paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and other premiums or discounts.

Once a financial asset or a group of similar financial assets has been written down as a result of impairment, interest income is recognized using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss.

2.19. Fee and commission income

Fees and commission income and expenses that are integral to the effective interest rate on financial assets or financial liabilities are included in the measurement of the effective interest rate. Other fees and commission income – including account servicing fees, investment management fees, sales commission, placement fees and syndication fees – are recognized as the related services are performed. If a loan commitment is not expected to result in the draw-down of a loan, then the related loan commitment fees are recognized on a straight-line basis over the commitment period.

Other fees and commission expenses relate mainly to transaction and service fees, which are expensed as the services are received.

2.20. Dividend income

Dividend income is recognized when the right to receive income is established. Dividends are presented in “Net trading income” or “Other operating income” based on the underlying classification of the equity investment.

2.21. Impairment of financial assets

At each reporting date, Bank of Yokohama assesses whether there is objective evidence that financial assets not carried at fair value through profit or loss are impaired. A financial asset or a group of financial assets is impaired when objective evidence demonstrates that a loss event has occurred after the initial recognition of the assets and that the loss event has an impact on the future cash flows of the assets that can be estimated reliably.

Objective evidence that financial assets are impaired includes:

(i)	significant financial difficulty of the borrower or issuer;

(ii)	default or delinquency by a borrower;

(iii)	the lender, for economic or legal reasons relating to the borrower’s financial difficulty, grants to the borrower a concession that the lender would not otherwise consider;

(iv)	indications that a borrower or issuer will enter bankruptcy;

(v)	the disappearance of an active market for a security; or

(vi)	observable data relating to a group of assets such as adverse changes in the payment status of borrowers or issuers in the group, or economic conditions that correlate with defaults in the group.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Assets measured at amortized cost

Bank of Yokohama considers evidence of impairment for loans and advances and held-to-maturity investment securities at both a specific asset and at collective levels. All individually significant loans and advances and held-to-maturity investment securities are assessed based on the discounted cash flows ("DCF") method for specific impairment. Those found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Loans and advances and held-to-maturity investment securities that are not individually significant are collectively assessed for impairment by grouping together loans and advances and held-to-maturity investment securities with similar risk characteristics. In assessing collective impairment, Bank of Yokohama uses statistical modeling of historical trends of the probability of default, the timing of recoveries and the amount of loss incurred, loss identification period (only for unimpaired financial assets measured at amortized cost), and makes an adjustment if current economic and credit conditions are such that the actual losses are likely to be greater or lesser than is suggested by historical trends. Default rates, loss rates and the expected timing of future recoveries are regularly benchmarked against actual outcomes to ensure that they remain appropriate.

Impairment losses on assets measured at amortized cost are calculated as the difference between the carrying amount and the present value of estimated future cash flows discounted at the asset’s original effective interest rate. The present value of the estimated future cash flows of a collateralized financial asset reflects the cash flows that may result from foreclosure less costs of obtaining and selling the collateral, whether or not foreclosure is probable.

If the terms of a financial asset are renegotiated or modified or an existing financial asset is replaced with a new one due to financial difficulties of the borrower, then an assessment is made of whether the financial asset should be derecognized. If the cash flows of the renegotiated asset are substantially different, then the contractual rights to cash flows from the original financial asset are deemed to have expired. In this case, the original financial asset is derecognized and the new financial asset is recognized at fair value. The impairment loss before an expected restructuring is measured as follows:

•

If the expected restructuring will not result in derecognition of the existing asset, the impairment loss is measured as the difference between the carrying amount of the asset and the estimated cash flows arising from the modified financial asset based on their expected timing and amounts discounted at the original effective interest rate of the existing financial asset.

•

If the expected restructuring will result in derecognition of the existing asset, then the expected fair value of the new asset is treated as the final cash flow from the existing financial asset at the time of its derecognition. This amount is discounted from the expected date of derecognition to the reporting date using the original effective interest rate of the existing financial asset and an impairment loss is recognized based on the difference between the carrying amount of the asset before restructuring and the fair value of the new asset.

•

If a financial asset is determined to be uncollectible, it is written off against the related allowance account. Such financial assets are normally written off after all the necessary procedures have been completed and the amount of the loss has been determined. Those assets primarily include loans for borrowers that have been legally or formally declared bankrupt and borrowers that may not have legally or formally declared bankruptcy but are essentially bankrupt (De facto Bankrupt).

Assets classified as available-for-sale

Impairment losses are recognized in profit or loss and reflected in an allowance account against loans and receivables or held-to-maturity investment securities. Interest on the impaired assets continues to be recognized

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

through the unwinding of the discount. If an event occurring after the impairment was recognized causes the amount of impairment loss to decrease, then the decrease in impairment loss is reversed through profit or loss.

Impairment losses on available-for-sale financial assets are recognized by reclassifying the losses accumulated in other reserves in equity to profit or loss. The cumulative loss that is reclassified from equity to profit or loss is the difference between the acquisition cost, net of any principal repayment and amortization, and the current fair value, less any impairment loss previously recognized in profit or loss. If, in a subsequent period, the fair value of an impaired available-for-sale debt security increases and the increase can be related objectively to an event occurring after the impairment loss was recognized, then the impairment loss is reversed through profit or loss; otherwise, any increase in fair value is recognized through other comprehensive income. Any subsequent recovery in the fair value of an impaired available-for-sale equity security is always recognized in other comprehensive income.

2.22. Impairment of non-financial assets

Bank of Yokohama reviews its non-financial assets at each reporting date for any indication of impairment. If an indication of impairment exists, Bank of Yokohama analyzes and estimates the asset’s recoverable amount.

Intangible assets with indefinite useful lives, including goodwill, and intangible asset not yet available for use are reviewed annually for impairment by comparing the carrying amounts with the recoverable amount. This impairment test may be performed at any time during an annual period, provided it is performed at the same time every year. Different intangible assets may be tested for impairment at different times. However, if such an intangible asset was initially recognized during the current annual period, that intangible asset will be tested for impairment before the end of the current annual period.

For impairment testing, assets are classified into the smallest group of assets that generates cash inflows from continuing use that is largely independent of the cash inflows from other assets or cash generating units (“CGU”). Goodwill is allocated to a separate CGU or a group of CGUs that generates expected cash inflows from business combination. Impairment testing and recognition of impairment losses are performed by comparing the present value of expected future cash flows from the CGU or the group of CGUs to the net carrying amounts of CGU or CGUs which include the allocated goodwill.

The recoverable amount of an asset, or CGU, is the greater of its value in use and its fair value less costs to sell. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

Impairment losses on goodwill are not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

3. First time adoption

3.1. Accounting principles

Bank of Yokohama’s consolidated financial statements are prepared in conformity with IFRS, as issued by the IASB, effective at March 31, 2015, which are applied retrospectively to its opening consolidated statement of financial position. Certain mandatory exceptions and optional exemptions are elected under IFRS 1 and are summarized below.

•	The derecognition requirements in IAS 39 “Financial Instruments: Recognition and Measurement” are applied prospectively for transactions occurring on or after the Transition Date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

•

For a transaction designated as a hedge before the Transition Date that does not meet the conditions for hedge accounting under IAS 39, hedge accounting is discontinued. Transactions entered into before the Transition Date are not retrospectively designated as hedges. Hedging relationships that do not qualify for hedge accounting under IAS 39 are not reflected in the opening statement of financial position.

•

In accordance with the requirements in IFRS 10 “Consolidated Financial Statements”, changes in the parent’s ownership interest in a subsidiary that do not result in loss of control are accounted for as a capital transactions from the Transition Date.

•	Bank of Yokohama has elected not to apply IFRS 2, “Share-based Payment”, to equity instruments that were granted and vested before the Transition Date.

•	Bank of Yokohama has elected not to apply IFRS 3, “Business combinations”, retrospectively to business combinations occurred prior to the Transition Date.

•	Bank of Yokohama has elected to measure certain items of property and equipment at the Transition Date at its fair value and use that fair value as the deemed cost at that date.

•	Bank of Yokohama has elected to reset the cumulative foreign currency translation differences arising from the translation of foreign operations to zero at the Transition Date.

The following reconciliation tables set forth the effects of transition from Japanese GAAP to IFRS for the consolidated statements of financial position and the total equity at March 31, 2015, March 31, 2014 and April 1, 2013, and the consolidated income statements and consolidated statements of comprehensive income for the year ended March 31, 2015 and 2014.

In preparing the reconciliation to explain how the transition from Japanese GAAP to IFRSs affected the Bank of Yokohama’s reported financial position, financial performance, and cash flows, certain reclassifications have been made to the originally issued Japanese GAAP financial statements in order to present them as required under IFRS. These reclassifications have no effect on total equity, net profit or total comprehensive income.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of consolidated statement of financial position at April 1, 2013

See note 3.2. for detailed explanation.

Note		Japanese GAAP	Effect of transition to IFRS	IFRS
		(Millions of yen)
	Assets
a	Cash and deposits with banks	924,871	3,248	928,119
a	Call loans	250,527	694	251,221
	Financial assets held for trading other than derivatives	33,911	—	33,911
	Derivative financial assets	49,994	(573)	49,421
a, b1, b4, b5, b8	Investment securities	2,360,283	(72,529)	2,287,754
a, b1, b5, b8	Loans and advances	9,341,113	179,365	9,520,478
a	Investment in an associate	—	1,043	1,043
c	Property and equipment	125,436	44,020	169,456
	Intangible assets	12,922	52	12,974
h, i	Deferred tax assets	16,723	(2,368)	14,355
d1	Retirement benefit assets	22,301	(22,301)	—
a, b6, b8	Other assets	73,980	(6,606)	67,374
b9	Customers’ liabilities for acceptances and guarantees	256,682	(256,682)	—

	Total assets	13,468,743	(132,637)	13,336,106

	Liabilities
a	Deposits	11,482,698	(284)	11,482,414
	Call money	207,707	—	207,707
	Cash collateral on securities lent	5,101	—	5,101
	Derivative financial liabilities	60,902	165	61,067
	Debt securities issued	64,300	—	64,300
a	Borrowings	300,619	154,855	455,474
	Current tax liabilities	21,427	—	21,427
i	Deferred tax liabilities	19,324	(13,860)	5,464
d1	Retirement benefit liabilities	203	14,591	14,794
a, b1, b9, d2, f	Other liabilities	154,116	23,447	177,563
b9	Acceptances and guarantees	256,682	(256,682)	—

	Total liabilities	12,573,079	(77,768)	12,495,311

	Equity
	Share capital	215,629	—	215,629
	Capital surplus	177,554	(460)	177,094
	Retained earnings	358,033	3,078	361,111
b2, b3, b4, b8, c, d1, h	Other reserves	89,094	(11,646)	77,448
	Treasury shares	(625)	—	(625)

	Equity attributable to shareholders of the parent	839,685	(9,028)	830,657
a	Non-controlling interests	55,979	(45,841)	10,138

	Total equity	895,664	(54,869)	840,795

	Total liabilities and equity	13,468,743	(132,637)	13,336,106

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of consolidated statement of financial position at March 31, 2014

Note		Japanese GAAP	Effect of transition to IFRS	IFRS
		(Millions of yen)
	Assets
a	Cash and deposits with banks	1,424,900	2,793	1,427,693
a	Call loans	283,210	405	283,615
	Financial assets held for trading other than derivatives	9,321	—	9,321
	Derivative financial assets	43,115	(475)	42,640
a, b1, b4, b5, b8	Investment securities	2,170,638	(66,236)	2,104,402
a, b1, b5, b8	Loans and advances	9,451,477	158,827	9,610,304
a	Investment in an associate	—	1,049	1,049
c	Property and equipment	123,877	43,718	167,595
	Intangible assets	11,523	218	11,741
h, i	Deferred tax assets	16,021	(4,180)	11,841
d1	Retirement benefit assets	16,121	(16,121)	—
a, b6, b8	Other assets	59,482	(4,437)	55,045
b9	Customers’ liabilities for acceptances and guarantees	222,378	(222,378)	—

	Total assets	13,832,063	(106,817)	13,725,246

	Liabilities
a, b7	Deposits	11,878,832	1,589	11,880,421
	Call money	182,179	—	182,179
	Cash collateral on securities lent	91,591	—	91,591
	Derivative financial liabilities	39,956	119	40,075
	Debt securities issued	30,000	—	30,000
a	Borrowings	301,184	132,887	434,071
	Current tax liabilities	18,183	—	18,183
i	Deferred tax liabilities	19,352	(6,799)	12,553
d1	Retirement benefit liabilities	216	4,515	4,731
a, b1, b7, b9, d2, f	Other liabilities	126,686	24,192	150,878
b9	Acceptances and guarantees	222,378	(222,378)	—

	Total liabilities	12,910,557	(65,875)	12,844,682

	Equity
	Share capital	215,629	—	215,629
	Capital surplus	177,510	(706)	176,804
	Retained earnings	393,957	6,276	400,233
b2, b3, b4, b8, c, d1, h	Other reserves	81,945	(663)	81,282
	Treasury shares	(5,586)	—	(5,586)

	Equity attributable to shareholders of the parent	863,455	4,907	868,362
a	Non-controlling interests	58,051	(45,849)	12,202

	Total equity	921,506	(40,942)	880,564

	Total liabilities and equity	13,832,063	(106,817)	13,725,246

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of consolidated statement of financial position at March 31, 2015

Note		Japanese GAAP	Effect of transition to IFRS	IFRS
		(Millions of yen)
	Assets
a	Cash and deposits with banks	2,305,942	20,860	2,326,802
a	Call loans	273,007	3,908	276,915
	Financial assets held for trading other than derivatives	14,599	—	14,599
	Derivative financial assets	49,072	(493)	48,579
a, b1, b4, b5, b8	Investment securities	2,584,823	(62,527)	2,522,296
a, b1, b5, b8	Loans and advances	9,726,640	130,394	9,857,034
a	Investment in an associate	—	1,055	1,055
c	Property and equipment	125,137	44,224	169,361
	Intangible assets	12,206	347	12,553
h, i	Deferred tax assets	5,150	5,945	11,095
d1	Retirement benefit assets	32,392	(23,655)	8,737
a, b6, b8	Other assets	66,668	48,529	115,197
b9	Customers’ liabilities for acceptances and guarantees	182,210	(182,210)	—

	Total assets	15,377,846	(13,623)	15,364,223

	Liabilities
a, b7	Deposits	12,228,439	4,054	12,232,493
	Call money	777,300	—	777,300
	Cash collateral on securities lent	247,652	—	247,652
	Derivative financial liabilities	43,381	243	43,624
a	Borrowings	695,315	115,967	811,282
	Current tax liabilities	12,404	—	12,404
i	Deferred tax liabilities	39,816	5,283	45,099
d1	Retirement benefit liabilities	253	374	627
a, b1, b7, b9, d2, f	Other liabilities	140,580	78,470	219,050
b9	Acceptances and guarantees	182,210	(182,210)	—

	Total liabilities	14,367,350	22,181	14,389,531

	Equity
	Share capital	215,629	—	215,629
	Capital surplus	177,559	2,486	180,045
	Retained earnings	430,668	7,434	438,102
b2, b3, b4, b8, c, d1, h	Other reserves	146,763	(5,598)	141,165
	Treasury shares	(5,091)	—	(5,091)

	Equity attributable to shareholders of the parent	965,528	4,322	969,850
a	Non-controlling interests	44,968	(40,126)	4,842

	Total equity	1,010,496	(35,804)	974,692

	Total liabilities and equity	15,377,846	(13,623)	15,364,223

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of equity at March 31, 2015, March 31, 2014 and April 1, 2013

A detailed reconciliation from Japanese GAAP to IFRS is as follows:

Note		At March 31, 2015	At March 31, 2014	At April 1, 2013
		(Millions of yen)
	Bank of Yokohama’s total equity under Japanese GAAP	1,010,496	921,506	895,664
	Adjustment on total equity, before tax:
a	Scope of consolidation/equity method accounting	(45,186)	(47,389)	(48,605)
	Financial instruments
b1	Allowance for impaired loans and advances	(24,574)	(31,377)	(32,351)
b4	Fair value measurement of unquoted equity securities	32,428	29,688	27,500
b5	Effective interest rate calculation for amortized cost of financial assets	(6,740)	(6,684)	(6,818)
b6	Recognition of dividend income	(1,615)	(1,359)	(1,418)
b7	Derecognition of financial liabilities	(3,449)	(1,595)	—
b8	Categorization of financial assets	(2,791)	(3,418)	(6,477)
b9	Guarantee contracts	(1,018)	(1,060)	(1,413)
c	Property and equipment	43,391	43,062	43,170
d1,d2	Employee’s benefit	(25,929)	(22,568)	(39,228)
f	Levies	(919)	(919)	(917)
	Other	(64)	58	196
	Tax effect of the above	(1,669)	32	8,174
h	Recoverability of deferred tax assets	2,796	2,609	2,612
i	Scope of deferred tax accounting	(465)	(22)	706

	Bank of Yokohama’s total equity under IFRS	974,692	880,564	840,795

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of the consolidated income statement and consolidated statement of comprehensive income for the year ended March 31, 2014

Note		Japanese GAAP	Effect of transition to IFRS	IFRS
		(Millions of yen)
a, b1, b5, b6, g	Interest income	167,960	(6,808)	161,152
a	Interest expenses	8,613	2,985	11,598

	Net interest income	159,347	(9,793)	149,554

b5	Fee and commission income	62,740	(7,104)	55,636
b5	Fee and commission expenses	11,225	(5,450)	5,775

	Net fee and commission income	51,515	(1,654)	49,861

b3	Net trading income	14,012	928	14,940
a, b2, b6, b7, g	Other operating income	39,452	(8,919)	30,533

	Operating income	264,326	(19,438)	244,888

a, b1, b2	Impairment losses on investment securities	87	701	788
b1	Impairment losses on loans and advances	13,437	(2,206)	11,231
a, d1, e	General and administrative expenses	110,250	(3,491)	106,759
a, g	Other operating expenses	35,588	(20,916)	14,672

	Operating expenses	159,362	(25,912)	133,450

a	Share of profit in an associate	—	6	6

	Profit before tax	104,964	6,480	111,444
a, h, i	Income tax expenses	40,472	4,485	44,957

	Net profit	64,492	1,995	66,487

	Other comprehensive income:
	Items which will never be reclassified to profit or loss
	Actuarial gain on defined benefit plans	—	28	28
	Items which may be reclassified to profit or loss
	Net gains on available-for-sale financial assets	1,845	2,483	4,328
	Foreign currency translation adjustments for foreign operations	—	21	21
	Deferred income for hedges	27	(27)	—

	Other comprehensive income for the year, net of tax	1,872	2,505	4,377

	Total comprehensive income	66,364	4,500	70,864

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of the consolidated income statement and consolidated statement of comprehensive income for the year ended March 31, 2015

Note		Japanese GAAP	Effect of transition to IFRS	IFRS
		(Millions of yen)
a, b1, b5, b6, g	Interest income	164,182	(9,496)	154,686
a	Interest expenses	7,960	2,665	10,625

	Net interest income	156,222	(12,161)	144,061

b5	Fee and commission income	67,207	(7,568)	59,639
b5	Fee and commission expenses	11,895	(5,699)	6,196

	Net fee and commission income	55,312	(1,869)	53,443

b3	Net trading income	29,068	(311)	28,757
a, b2, b6, b7, e, g	Other operating income	29,131	(19,452)	9,679

	Operating income	269,733	(33,793)	235,940

a, b1, b2	Impairment losses on investment securities	59	831	890
b1	Impairment losses (reversals) on loans and advances	3,010	(9,043)	(6,033)
a, d1, e	General and administrative expenses	113,076	(2,635)	110,441
a, g	Other operating expenses	34,902	(23,697)	11,205

	Operating expenses	151,047	(34,544)	116,503

a	Share of profit in an associate	—	5	5

	Profit before tax	118,686	756	119,442
a, h, i	Income tax expenses	39,362	888	40,250

	Net profit	79,324	(132)	79,192

	Other comprehensive income
	Items which will never be reclassified to profit or loss
	Actuarial gain on defined benefit plans	9,629	(6,119)	3,510
	Items which may be reclassified to profit or loss
	Net gains on available-for-sale financial assets	53,983	896	54,879
	Foreign currency translation adjustments for foreign operations	—	41	41
	Deferred income for hedges	34	(34)	—
	Other	1,844	(1,844)	—

	Other comprehensive income for the year, net of tax	65,490	(7,060)	58,430

	Total comprehensive income	144,814	(7,192)	137,622

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of comprehensive income for the years ended March 31, 2015 and 2014

A detailed reconciliation of profit for the year from Japanese GAAP to IFRS is as follows:

		For the year ended March 31,
Note		2015	2014
		(Millions of yen)
	Bank of Yokohama’s net profit under Japanese GAAP	79,324	64,492

a	Scope of consolidation/equity method accounting	999	10
	Financial instruments
b1	Allowance for impairment of financial assets measured at amortized cost	6,802	975
b2	Impairment of available-for-sale equity securities	1,329	2,311
b3	Embedded derivatives	(562)	444
b5	Effective interest rate calculation for amortized cost of financial assets	(56)	135
b6	Recognition of dividend income	(257)	60
b7	Derecognition of financial liabilities	(1,854)	(1,595)
c	Property and equipment	329	(108)
d1, d2	Employee’s benefit	2,766	3,463
e	Goodwill	(8,898)	413
	Other	(197)	4
	Tax effect of the above	(1,962)	(2,549)
h	Recoverability of deferred tax assets	67	167
i	Scope of deferred tax accounting	1,362	(1,735)

	Bank of Yokohama’s net profit under IFRS	79,192	66,487

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

A detailed reconciliation of other comprehensive income for the years from Japanese GAAP to IFRS is as follows:

		For the year ended March 31,
		2015			2014
Note		Before tax	Tax	After tax	Before tax	Tax	After tax
		(Millions of yen)
	Bank of Yokohama’s other comprehensive income under Japanese GAAP			65,490			1,872

	Financial instruments
b2	Impairment of available-for-sale equity securities	(1,329)	451	(878)	(2,246)	800	(1,446)
b3	Embedded derivatives	562	(273)	289	(444)	158	(286)
b4	Fair value measurement of unquoted equity securities	2,740	122	2,862	2,188	(779)	1,409
b8	Categorization of financial assets	627	(318)	309	3,059	(1,089)	1,970
h	Recoverability of deferred tax assets; regarding financial instruments		119	119		(170)	(170)
i	Scope of deferred tax accounting; regarding financial instruments		(1,805)	(1,805)		1,007	1,007
d1	Employee’s benefit	(9,385)	3,266	(6,119)	(44)	16	(28)
	Other, net of tax(1)			(1,837)			49

	Bank of Yokohama’s other comprehensive income under IFRS			58,430			4,377

(1)	Other mainly consists of gain on property revaluation under Japanese GAAP.

In summary:

Note	For the year ended March 31, 2015	Net profit	Other Comprehensive income	Total comprehensive income
		(Millions of yen)
	Bank of Yokohama’s income under Japanese GAAP	79,324	65,490	144,814
	Effect of transition of IFRS	(132)	(7,060)	(7,192)

	Bank of Yokohama’s income under IFRS	79,192	58,430	137,622

Note	For the year ended March 31, 2014	Net profit	Other Comprehensive income	Total comprehensive income
		(Millions of yen)
	Bank of Yokohama’s income under Japanese GAAP	64,492	1,872	66,364
	Effect of transition of IFRS	1,995	2,505	4,500

	Bank of Yokohama’s income under IFRS	66,487	4,377	70,864

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

3.2. Primary differences between Japanese GAAP and IFRS

The primary differences between Japanese GAAP and IFRS are set out below.

(a) Scope of consolidation / Equity method accounting

Under IFRS, Bank of Yokohama consolidates or applies equity method accounting to some investees that it does not consolidate or apply the equity method under Japanese GAAP. This is due to differences in the definition of a subsidiary or associate between IFRS and Japanese GAAP. Entities that are consolidated under IFRS, but not under Japanese GAAP, comprise mainly investment funds and securitization vehicles.

Yokohama Preferred Capital Cayman Limited (“YPCC”), a consolidated subsidiary under Japanese GAAP, is assessed not to be a subsidiary under IFRS as it does not meet the control criteria in IFRS 10. Accordingly, it is accounted for as an associate using the equity method accounting. Refer to Note 34.2 for more detail.

In accordance with IFRS, Bank of Yokohama controls and consolidates an investee if and only if Bank of Yokohama has (i) power over the investee, (ii) exposure, or rights, to variable return from its involvement with the investee, and (iii) the ability to use its power over the investee to affect the amount of Bank of Yokohama’s returns.

Under Japanese GAAP, however, control over the investee depends on whether Bank of Yokohama controls the decision making organization of the investee.

The differences between Japanese GAAP and IFRS described above resulted in an increase (a decrease) in the line item of the consolidated statements of financial position at March 31, 2015, March 31, 2014 and April 1, 2013 as summarized in the following tables:

	At March 31, 2015	At March 31, 2014	At April 1, 2013
	(Millions of yen)
Assets
Cash and deposits with banks	20,860	2,793	3,248
Call loans	3,908	405	694
Investment securities	(68,757)	(68,530)	(69,320)
Loans and advances(1)	113,994	148,975	170,002
Investment in an associate	1,055	1,049	1,043
Other assets(2)	72,825	19,970	18,569

Change in assets, before tax	143,885	104,662	124,236

Liabilities
Deposits	(267)	(513)	(284)
Borrowings(3)	115,967	132,887	154,855
Other liabilities(2)	73,371	19,677	18,270
Change in liabilities, before tax	189,071	152,051	172,841

Change in equity, before tax	(45,186)	(47,389)	(48,605)

Deferred tax assets, net	1,649	2,620	3,094
Retained earnings	(3,316)	(4,548)	(5,290)
Non-controlling interests(3)	(40,221)	(40,221)	(40,221)

(1)

Under Japanese GAAP, certain securitized loans sold to securitization vehicles were derecognized. These securitization vehicles, which are not consolidated under Japanese GAAP, are consolidated under IFRS, resulting in the increase in loans and advances being recognized under IFRS.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(2)	Mainly comprise receivables and payables on securities, and buy/sell transactions that belong to investment funds that are consolidated under IFRS.
(3)

YPCC, a subsidiary under Japanese GAAP, is accounted for as an associate under IFRS. The accounting for YPCC as an associate has resulted in beneficiary interests issued by YPCC, which was presented as a component of equity under Japanese GAAP, being recorded as a borrowing under IFRS.

The differences between Japanese GAAP and IFRS described above resulted in increases (decreases) to various lines in the consolidated income statements for the years ended March 31, 2015 and 2014 as follows:

	For the year ended,
	March 31, 2015	March 31, 2014
	(Millions of yen)
Interest income(1)	2,872	3,001
Interest expenses(2)	2,674	2,986

Net interest income	198	15

Other profit and loss items included in operating income	(74)	101

Operating income	124	116

General and administrative expenses	93	86
Impairment losses on investment securities	30	66
Other profit and loss items included in operating expenses	(995)	(41)

Operating expenses	(872)	111

Share of profit in an associate	5	6

Profit before tax	1,001	11
Income tax expenses	(971)	(474)

Net profit	30	(463)

(1)	Interest income from loans securitized and derecognized under Japanese GAAP.
(2)	Mainly due to interest payment on the borrowing from YPCC

(b) Financial instruments

(b1) Allowance for impairment: financial assets measured at amortized cost

The allowance for impairment under Japanese GAAP is individually calculated based on the discounted cash flows (“DCF”) method for specifically identified significant loans or the estimated unrecoverable amounts considering the historical loss experience and recoveries from collateral and guarantees, or is collectively calculated on a portfolio basis using the historical loan loss experience.

Under IFRS, if there is objective evidence that loans and advances are impaired, impairment losses are individually calculated based on the DCF method for individually significant impaired loans. For the remaining impaired loans, impairment losses are collectively calculated on a portfolio basis with similar risk characteristics, using statistical methods based on historical loss experience, or calculated based on the estimated uncollectable amounts taking into account recoveries from collateral and guarantees.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In addition, the definition of an impaired loan is different between Japanese GAAP and IFRS. Under Japanese GAAP, borrowers classified as “Needs attention” with modified or renegotiated loans are not considered to be impaired if they meet certain conditions. These conditions include improvement in repayment capacity as a result of such modification or renegotiation.

Under IFRS, such loans may be classified as impaired since they are considered to meet the definition of objective evidence of impairment. Accordingly, the scope of impaired loans under IFRS is broader than that under Japanese GAAP, which resulted in a larger allowance for impairment than that recognized under Japanese GAAP.

Moreover, under Japanese GAAP, interest income is recognized based on the contractual amount of the loan by using the contractual interest rate for loans that are not impaired. However, under IFRS, interest income is recognized based on the carrying amount of the loans, net of allowance for loan losses, by using the effective interest rate.

The same approach in impairment accounting is applied for investment securities which are measured at amortized cost, i.e. those categorized as loans and receivables, or held-to-maturity investment if any, under IAS39 categorization.

The difference in the allowance methodology mainly resulted in an increase (a decrease) in the line item of the consolidated financial statements at March 31, 2015, March 31, 2014 and April 1, 2013, and for the years ended March 31, 2015 and 2014 as summarized in the tables below.

	At March 31, 2015	At March 31, 2014	At April 1, 2013
	(Millions of yen)
Investment securities	(851)	(105)	(413)
Loans and advances	(24,503)	(32,026)	(32,634)
Other liabilities	(780)	(754)	(696)
Change in total equity, before tax	(24,574)	(31,377)	(32,351)
Deferred tax assets, net	8,208	11,314	11,543
Retained earnings	(16,366)	(20,063)	(20,808)

	For the year ended,
	March 31, 2015	March 31, 2014
	(Millions of yen)
Interest income	(1,520)	(1,598)
Other operating income	25	57
Impairment losses (reversals) on investment securities	746	(309)
Impairment losses on loans and advances	(9,043)	(2,207)
Profit before tax	6,802	975

(b2) Impairment of investment securities-equity securities

Under Japanese GAAP, Bank of Yokohama recognizes an impairment loss for quoted equity securities classified as available-for-sale if the decline in fair value is significant and is not expected to be recoverable. Assessment is primarily based on, but is not limited to, the following internal guidelines, if external sources regarding the credit status of the issuer are not available.

(1)	Decline in fair value of 50% or more is regarded to be significant and deemed to be irrecoverable, though it is rebuttable if there is any reasonable basis.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(2)

Decline in fair value of less than 50% but more than 30% is also assessed as significant, and if the internal credit rating provided to the issuer of the instruments are below a certain level corresponding to “needs special attention” or lower in borrower categorization, the decline in fair value is considered to be irrecoverable.

If the issuer of the instruments is not internally rated, recoverability of the fair value is assessed on an instrument-by-instrument basis.

(3)

Even when fair value decline is less than 30%, the instruments are regarded to be impaired if the issuer of the instruments are internally rated as “In danger of bankruptcy”, “De facto bankrupt” or “Bankrupt”.

Impairment for unquoted equity securities are assessed in reference to the net asset value, considering the financial position of the issuer, where a 50% or more decline in value is generally considered as impaired. Impairment loss is calculated as the difference between the fair value and the cost, less previously recognized accumulated impairment, if any, and is recognized as a direct reduction from the carrying amount of the instruments. Impairment loss cannot be reversed in the subsequent periods.

Under IFRS, however, in assessing the impairment of available-for-sale equity securities, Bank of Yokohama uses specific quantitative thresholds to determine a significant or prolonged decline in the fair value below cost in addition to other qualitative impairment criteria. Assessment regarding whether there is objective evidence that available-for-sale equity securities are impaired are made at every reporting date.

The effects of application difference in impairment accounting for equity securities at March 31, 2015, March 31, 2014 and April 1, 2013, and for the years ended March 31, 2015 and 2014 are summarized below, where an increase (decrease) is presented as positive (negative).

	At March 31, 2015	At March 31, 2014	At April 1, 2013
	(Millions of yen)
Retained earnings	(14,570)	(15,446)	(16,935)
Other reserves	14,546	15,446	16,935

	For the year ended,
	March 31, 2015	March 31, 2014
	(Millions of yen)
Other operating income (net investment income)	1,384	3,190
Impairment losses on investment securities	55	879
Profit before income tax	1,329	2,311

(b3) Embedded derivatives

Under Japanese GAAP, an embedded derivative of a hybrid instrument shall be bifurcated from its host contract and measured at fair value when the risk of the embedded derivative affects the host contract. In addition, an entity may separately account for an embedded derivative if the entity manages it separately, even though the criteria for separation are not fully met. Bank of Yokohama’s embedded derivatives on hybrid instruments do not meet the criteria for bifurcation and are not accounted for separately.

Under IFRS, however, an embedded derivative of a hybrid instrument shall be separated from the host contract and accounted for as derivatives when the economic characteristics and risks of the embedded derivative are not closely related to those of the host contract. The remaining host contracts shall be accounted for separately under IAS 39. Accordingly, certain embedded derivatives that are not separately accounted for under Japanese GAAP but meet the criteria for bifurcation under IFRS are bifurcated from host contracts and measured at fair value under IFRS.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Under Japanese GAAP, the embedded derivatives, together with their host contracts are accounted for as available-for-sale securities, which are measured at fair value with revaluation gain or losses recognized in equity. Under IFRS, however, such instruments are bifurcated with the host contracts classified as loans and receivables, measured at amortized cost, and the embedded derivatives measured at fair value with its change recognized in profit or loss.

The difference resulted in a decrease of ¥1,453 million, ¥1,743 million and ¥1,456 million in other reserves at March 31, 2015, March 31, 2014 and April 1, 2013, respectively, with a corresponding increase in retained earnings. Fair value measurement of bifurcated derivatives results in a decrease of ¥562 million and an increase of ¥444 million in profit before tax for the years ended March 31, 2015 and 2014, respectively.

(b4) Fair value measurement of unquoted equity securities

Bank of Yokohama holds equity securities as investment securities, some of which are not listed and have no quoted prices.

Under Japanese GAAP, equity securities that do not have readily determinable fair values are accounted for at cost less accumulated impairment losses. Under IFRS, all equity securities have to be measured at fair value using valuation techniques.

The scope difference of fair value measurement on financial instruments with no quoted price results in an increase of ¥32,428 million, ¥29,688 million and ¥27,500 million in investment securities with a corresponding increase (after tax) of ¥21,992 million, ¥19,130 million and ¥17,721 million in other reserves at March 31, 2015, March 31, 2014 and April 1, 2013, respectively.

There is no significant impact on income statement items.

(b5) Effective interest rate calculation for amortized cost of financial assets

Under IFRS, fees and commissions that are an integral part of the effective interest rate (“EIR”) computation, directly attributable and incremental transaction costs, and all other premiums and discounts shall be taken into consideration when calculating the effective interest rate. Accordingly, fees and commissions for the origination of loans and other financial products are recognized on an accrual basis as part of the effective interest rate on the respective financial instruments.

Under Japanese GAAP, however, fees and commissions for the origination of loans are generally recognized in profit or loss upon origination.

The main effects of this GAAP difference above, an increase (a decrease) in the line item of the consolidated financial statements at March 31, 2015, March 31, 2014 and April 1, 2013, and for the years ended March 31, 2015 and 2014 are summarized in the tables below.

	At March 31, 2015	At March 31, 2014	At April 1, 2013
	(Millions of yen)
Investment securities	(1,159)	(1,352)	(1,481)
Loans and advances	(5,581)	(5,332)	(5,337)
Change in total equity, before tax	(6,740)	(6,684)	(6,818)
Deferred tax assets, net	2,182	2,379	2,494
Retained earnings	(4,558)	(4,305)	(4,324)

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	For the year ended,
	March 31, 2015	March 31, 2014
	(Millions of yen)
Interest income	1,671	1,644
Fee and commission income	(7,422)	(6,956)
Fee and commission expense	(5,694)	(5,447)

Impact on net profit is minor.

(b6) Recognition of dividend income

Under Japanese GAAP, dividend income for marketable securities is recognized based on the estimated amount of dividend expected to be received on the ex-dividend date. The difference between the estimated and the actual amount of dividend received is adjusted in the period in which it arises. Dividend income for non-marketable securities is recognized on the date when the declaration of dividends is approved at the shareholders’ meeting, Board of Directors’ meeting or by any other authorized bodies.

Under IFRS, dividend income from financial assets is recognized when the entity’s right to receive dividend payment is established.

The difference resulted in a decrease in retained earnings of ¥1,082 million, ¥875 million and ¥879 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively, with a corresponding decrease (before tax) in other assets of ¥1,615 million, ¥1,359 million and ¥1,418 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively. Effect on income statement items is minor.

In addition, under Japanese GAAP, dividends received on available-for-sale equity securities and net investment income on investment funds are presented as interest income, which are reclassified to other operating income under IFRS. The amounts reclassified for the years ended March 31, 2015 and 2014 were ¥11,739 million and ¥10,300 million, respectively.

(b7) Derecognition of financial liabilities

Under Japanese GAAP, Bank of Yokohama derecognizes the obligation to repay customer balances and recognizes a gain when there are no movements in an account for a period of more than 10 years and Bank of Yokohama is not able to locate or identify claimants for the account after reasonable efforts.

The account balance is generally reimbursed subsequent to the derecognition of the obligation if a legitimate claimant appears. Accordingly, Bank of Yokohama sets aside a provision for future losses on estimated reimbursements subsequent to the derecognition.

Under IFRS, however, such derecognition is allowed only when the obligation is discharged, cancelled or expires, and therefore, Bank of Yokohama does not continue to bear the obligation to honor the customer balances.

The difference resulted in a decrease in net profit, and accordingly, retained earnings, but has no impact on the consolidated statement of financial position at April 1, 2013, because derecognition criteria under IFRS is only applied prospectively after the Transition Date.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reversal of gains on derecognition of the financial liability, which is presented as other operating income under Japanese GAAP, resulted in an increase (a decrease) in the line item of the consolidated financial statements at March 31, 2015, March 31, 2014 and April 1, 2013, and for the years ended March 31, 2015 and 2014 as summarized below.

	At March 31, 2015	At March 31, 2014	At April 1, 2013
	(Millions of yen)
Deposits	4,321	2,102	—
Other liabilities	(872)	(507)	—
Change in total equity, before tax	(3,449)	(1,595)	—
Deferred tax assets, net	1,165	568	—
Retained earnings	(2,284)	(1,027)	—

	For the year ended,
	March 31, 2015	March 31, 2014
	(Millions of yen)
Other operating income	(2,219)	(2,102)
Profit before income tax	(1,854)	(1,595)

(b8) Classification of financial assets

Under IFRS, financial assets shall be classified into four categories as required by IAS 39. Initial and subsequent measurement of financial assets is different by category.

Under Japanese GAAP, however, accounting rules which determines the measurement of instruments are mainly based on the legal and contractual form of the instruments.

As a result, certain investment securities classified as available-for-sale investments under Japanese GAAP, and are measured at fair value, are classified as loans and receivables, and are measured at amortized cost under IAS 39. The effects of difference, an increase (a decrease) in the line item of the consolidated financial statements at March 31, 2015, March 31, 2014 and April 1, 2013 are summarized below, which also includes the reclassification of some of the subsidiary accounts in other assets to loans and advances. Impact on income statement items is not material.

	At March 31, 2015	At March 31, 2014	At April 1, 2013
	(Millions of yen)
Investment securities	(24,188)	(25,937)	(28,814)
Loans and advances	46,571	47,173	46,758
Other assets	(25,174)	(24,654)	(24,421)
Change in total equity	(2,791)	(3,418)	(6,477)
Deferred tax assets, net	898	1,216	2,305
Other reserves	(1,892)	(2,201)	(4,170)

(b9) Guarantee contracts

The contingent assets and liabilities arising from guarantee contracts underwritten by banks are recorded as assets and liabilities on the statement of financial position, under the accounting rules specific to banking industry in Japan.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Under IFRS, however, these amounts do not satisfy the recognition criteria for assets or liabilities, thus, are not recognized as assets and/or liabilities in the statement of financial position. In addition, under Japanese GAAP, provision for the credit risk on the guarantees is calculated using the same method as the allowance for impairment applied for loans and advances.

However, under IFRS, a provision for credit loss arising from financial guarantee contracts shall be subject to IAS 37 “Provisions, contingent liabilities, and contingent assets” where the best estimate of the expenditure required to settle the present obligation are provided if it exceeds the unamortized fair value of the guarantee.

This difference resulted in a decrease in both total assets and total liability of ¥182,210 million, ¥222,377 million and ¥256,682 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively. Additional provision for credit loss under IAS 37 criteria resulted in an increase in other liabilities of ¥1,018 million, ¥1,060 million and ¥1,413 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively, and a decrease in retained earnings (after tax) of ¥681 million, ¥679 million and ¥896 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively. Impact on income statement is not material.

(c) Property and equipment

Notwithstanding that property and equipment are measured at cost under Japanese GAAP and IFRS, differences between Japanese GAAP and IFRS are set out as follows.

•

Under Japanese GAAP, carrying amounts for some properties were revaluated with the revaluation gain or loss presented in “other reserves”, or were adjusted to be in compliance with requirements of relevant tax laws. Such revaluation and/or adjustments shall be retrospectively reversed under IFRS.

•	Upon transition to IFRS, the cost of certain property is refreshed to then-current fair value by applying the deemed cost exemption under IFRS 1.

•

Under IFRS, any cost directly attributable to bringing the asset to the current location and condition necessary for it to be capable of operating in the manner intended by management is explicitly required to be included into cost. Under Japanese GAAP, however, such requirement is not explicit and as such fewer costs are capitalized.

•

Bank of Yokohama primarily applied the declining-balance method for depreciation for property and equipment. However, under IFRS, Bank of Yokohama adopted the straight-line method for depreciation for all depreciable property and equipment, as Bank of Yokohama considers the straight-line method would better reflect the pattern in which the asset’s future economic benefits are expected to be consumed.

The above differences resulted in an increase in property and equipment of ¥44,073 million, ¥43,541 million and ¥43,811 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively. Impact on deferred tax assets, is a decrease of ¥14,760 million, ¥16,284 million and ¥16,299 million, respectively, at March 31, 2015, March 31, 2014 and April 1, 2013. The differences also resulted in an increase of ¥329 million and a decrease of ¥108 million in profit before tax for the years ended March 31, 2015 and 2014, respectively.

The differences resulted in a decrease in other reserves by ¥36,061 million, ¥34,217 million and ¥34,249 at March 31, 2015, 2014 and April 1, 2013, respectively.

These differences also resulted in an increase in retained earnings of ¥64,692 million, ¥60,994 million and ¥61,120 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively, though the change in tax rate in the year ended March 31, 2015 resulted in a decrease of ¥3,369 million in tax expense.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(d) Employee benefits

(d1) Retirement benefits

Under Japanese GAAP, Bank of Yokohama amortizes the actuarial gain or losses using the straight-line method, over a period determined to be less than the expected remaining working lives of existing employees.

Amortization starts from the subsequent fiscal year when the corresponding actuarial gain or losses was incurred, and is recognized in profit or loss. Actuarial gain or losses not yet amortized was not recognized at April 1, 2013 under Japanese GAAP. Under IFRS, however, actuarial gain or losses are recognized in other comprehensive income and amortization of actuarial gains or losses or reclassification from other comprehensive income to profit or loss is not permitted.

As a result, at the Transition Date, Bank of Yokohama recognized all cumulative unamortized actuarial gains or losses under Japanese GAAP, as an adjustment to retained earnings under IFRS.

The accounting standards for retirement benefit obligations under Japanese GAAP had been revised and became effective from the year ended March 31, 2014 for Bank of Yokohama. Under the revised standards, actuarial gain or losses on defined benefit plans are required to be recognized in other comprehensive income and amortized and reclassified to profit or loss correspondingly. As a transitional requirement to the revised standards, unrecognized actuarial gain or losses previously accumulated is directly recognized in other reserve and amortized and reclassified to profit or loss.

In addition, to calculate the net defined benefit asset or liability (by comparing the defined benefit obligation with plan assets), both the expected rate of return on plan assets and the discount rate used are determined by reference to market yields of high quality corporate bonds at the end of the reporting period under IFRS. Under Japanese GAAP, however, discount rate is determined by reference not only to high quality corporate bonds, but also to Japanese government bonds. Moreover, expected rate of return on plan assets is independently determined and not necessarily agrees with the discount rate.

Last but not least, the minimum funding requirement is incorporated into IFRS, which may affect the economic benefits available as a reduction in future contributions, in recognizing net defined benefit asset or liability. The amount that can be recognized as a net defined benefit asset or liability shall be subject to the asset-ceiling, and the minimum funding requirements. Under Japanese GAAP, however, there are no such requirements.

The effects of difference on the consolidated statements of financial position at March 31, 2015, March 31, 2014 and April 1, 2013 are summarized below, where an increase (decrease) is presented as positive (negative).

	At March 31, 2015	At March 31, 2014	At April 1, 2013
	(Millions of yen)
Retirement benefit assets	(23,655)	(16,121)	(22,301)
Retirement benefit liabilities	373	4,515	14,591
Change in total equity before tax	(23,370)	(20,030)	(36,668)
Deferred tax assets, net	7,863	7,129	13,052
Retained earnings	(14,003)	(17,516)	(19,733)
Other reserves	(1,504)	4,615	(3,883)

Personnel expenses under IFRS are decreased by ¥2,786 million and ¥3,442 million for the years ended March 31, 2015 and 2014, respectively, mainly due to amortization of actuarial gain/loss under Japanese GAAP.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(d2) Accrued vacation pay

Employees of Bank of Yokohama are entitled to paid time off. Under Japanese GAAP, there is no explicit requirement for the accounting and accrual of such paid time off. Accordingly, Bank of Yokohama does not separately account for accrued vacation pay under Japanese GAAP.

Under IFRS, however, an entity is required to measure and recognize the expected cost of the paid vacations of employees as the additional amount that the entity expects to pay for accumulated but unused vacation that employees are entitled to at the end of the report period. Corresponding cost shall be recognized when the employees render services that increase their entitlement to future paid vacations.

As a result of the difference between Japanese GAAP and IFRS, there is an increase in other liabilities of ¥2,559 million, ¥2,538 million and ¥2,560 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively, with a corresponding decrease in retained earnings (after tax) of ¥1,715 million, ¥1,634 million and ¥1,587 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively.

Effects on income statement items are not significant.

(e) Goodwill

Under IFRS, changes in the interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions and therefore no adjustments are made to goodwill and no gain or loss is recognized in profit or loss. Under Japanese GAAP, however, goodwill or bargain purchase gain is recognized even when there is no loss of control as a result of the changes in the interest in the subsidiary.

Under Japanese GAAP, goodwill is amortized using the straight-line method over a reasonably estimated effective period. Under IFRS, however, goodwill arising from business combinations is not amortized and is tested for impairment annually.

This difference resulted in an increase in profit before tax of ¥204 million and ¥413 million for the years ended March 31, 2015 and 2014, respectively, which was offset by a decrease in profit before tax of ¥9,102 million for the year ended March 31, 2015, as a bargain purchase gain recognized under Japanese GAAP when non-controlling interest was purchased by the Bank is not recognized under IFRS.

(f) Levies

IFRS explicitly states that the obligating event that gives rise to a liability to pay a levy is the activity that triggers the payment of the levy, as identified by the legislation. Accordingly, when such obligating event occurs the entity has to make provision under IAS 37 “Provisions, Contingent Liabilities and Contingent Assets” and recognize the liability to pay the levies.

Under Japanese GAAP, however, there is no such explicit requirement, and in practice, levies are generally recognized as payable when the entity receives the invoice, or, in some cases, levies are expensed as incurred when payment is made. Therefore, if the activity which meets the recognition requirements under IFRS has occurred before the reporting date, Bank of Yokohama has to recognize a liability which is not recognized under Japanese GAAP.

Because of this difference, other liabilities increased by ¥919 million, ¥919 million and ¥917 million, and retained earnings decreased by ¥616 million, ¥592 million and ¥568 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(g) Presentation of finance lease transaction

Under Japanese GAAP, Bank of Yokohama accounts for finance lease transactions by recognizing sales and cost of sales. On the other hand, under IFRS, finance lease income is recognized for the lease term so as to produce a constant periodic rate of return on the remaining balance of the net investment in the lease.

As a result of the difference, there are decreases of other operating income by ¥24,033 million and ¥24,343 million, and decreases of other operating expense by ¥22,391 million and ¥22,570 million, for the years ended March 31, 2015 and 2014, respectively and the net amount is reclassified to interest income.

(h) Recoverability of deferred tax assets

Under Japanese GAAP, the recoverability of deferred tax assets is assessed primarily against the availability of future taxable profit. If a company records a material amount of tax loss carry-forward, it may record deferred tax assets to the extent that it is probable that the deductible temporary differences or tax loss carry-forward can be utilized against taxable profit in the following years.

However, such company may recognize deferred tax assets based on reasonably estimated future taxable profit, for up to the five fiscal years if the company demonstrates that the tax loss carry-forward were incurred due to certain non-recurring events and no significant deficiency exists in the company’s ability to generate taxable profit in the future. Deductible temporary differences which will be reversed in the long term, including depreciation and pension costs, are fully recognized in the deferred tax assets irrespective of such five-year limitation.

However, no deferred tax assets can be recognized for temporary differences whose timing of reversal cannot be reasonably expected, such as those related to unrealized gains and losses on available-for-sale equity securities which will be sold in the long term but the timing of sales is not certain as there is no definite management plan at the reporting date. At March 31, 2015, March 31, 2014 and April 1, 2013, Bank of Yokohama recognized deferred tax assets based on the expected reversals of temporary differences and reasonably estimated future taxable profit for the next five fiscal years, plus certain long-term temporary differences.

Under IFRS, however, deferred tax assets are recognized only to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilized. However, it does not provide an explicit limitation on the length of period used to estimate future taxable profit or requirements to exclude temporary differences of which the timing of reversal cannot be reasonably expected, from the calculation of deferred tax assets.

The differences above resulted in an increase in deferred tax assets of ¥2,796 million, ¥2,609 million and ¥2,612 million, a decrease in other reserves of ¥1,641 million, ¥1,760 million and ¥1,590 million, and an increase in retained earnings of ¥4,437 million, ¥4,369 million and ¥4,202 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively.

(i) Scope of deferred tax accounting

The assessment of corporate enterprise tax in Japan consists of an income-based component and a size-based component. Although the size-based component of the corporate enterprise tax is calculated based upon multiple components, one of which is linked to taxable income, it is presented entirely within general and administrative expenses under Japanese GAAP.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

On the other hand, under IFRS, both components of the corporate enterprise tax are accounted for in accordance with IAS 12, and are accordingly subject to deferred tax accounting, to the extent of taxable profits.

(j) Consolidated statements of cash flows

Effect of transition to IFRS from Japanese GAAP on the consolidated statements of cash flows is mainly due to difference in scope of consolidation.

The effect of this GAAP difference above for the years ended March 31, 2015 and March 31, 2014 are summarized in the table below.

	For the year ended,
	March 31, 2015	March 31, 2014
	(Millions of yen)
Net increase in call loan	(3,504)	289
Net increase in loans and advances before allowance for impairment	35,333	21,234
Net increase in borrowings	(16,920)	(21,968)
Purchase of investment securities	55,870	10,589
Proceeds from sales and redemptions of investment securities	(52,280)	(10,368)
Dividends paid	1,204	1,204
Interest paid	(1,213)	(1,213)
4. Financial risk management

4.1. Overview

Banks are facing an increasingly diverse and complex risk management environment in light of the advancements in deregulation, globalization and securitization in the finance world, developments in financial engineering and information technology, and the sophistication of customer needs.

In addition, the establishment of an effective risk management framework is essential to ensure the undisrupted functioning of the financial system in the event of large-scale natural disasters such as the Great East Japan Earthquake. Bank of Yokohama is fully aware of such trends and developments in the market and to improve operational soundness, the Bank regards risk management as one of Bank of Yokohama’s top priorities and strives to continuously refine Bank of Yokohama’s risk management framework and approach.

Bank of Yokohama has established a comprehensive, yet flexible, framework to manage the principal risks Bank of Yokohama is exposed to, namely, credit risk, market risk, liquidity risk and operational risks. The framework incorporates the segregation of duties between the risk management function and business units and applies a stringent monitoring mechanism.

The framework enables Bank of Yokohama to evaluate the nature of the various risks and distinguish between “risks that can be accepted” and “risks that should be mitigated”. By proactively managing risks evaluated as “risks that can be accepted”, Bank of Yokohama is able to achieve high profitability while maintaining sound operation and becomes one of the leading financial institutions in the region.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table presents a summary of the nature of the various risks:

Risk Category			Nature of the Risk
Credit risk			Risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations.
Market risk	Banking	Interest rate risk	Risk that changes in interest rates will affect the value of holdings of financial instruments.
		Price change risk	Risk that changes in market prices will affect the value of holdings of financial instruments.
	Trading		Risk that changes in market prices will affect the income or the value of holdings of financial instruments which are held for trading purposes.
Liquidity risk

Risk that there will be difficulty in meeting obligations associated with the financial liabilities that are settled by delivering cash or another financial asset. In addition recently, market liquidity risk is more focused on than ever.

Operational risk	Administrative risk		Risk of direct or indirect loss arising from causes associated with the processes and personnel.
	System risk		Risk of direct or indirect loss arising from causes associated with technology and infrastructure.
	Legal risk		Risk of direct or indirect loss arising from causes associated with legal and regulatory requirements.
	Tangible assets risk		Risk of direct or indirect loss arising from causes associated with natural disasters and unexpected events.
	Human resource risk		Risk of direct or indirect loss arising from causes associated with personnel matters.
Reputational risk			Risk of direct or indirect loss arising from a deterioration of reputation.

Risk Management Framework

The “Risk Management Principles”, as approved by the Board of Directors, are as follows:

•

To minimize the adverse effects of changes in the economic and market environments and provide reliable and undisrupted financial services to Bank of Yokohama’s customers as a major participant in the regional financial system;

•

To continuously identify, assess, monitor and control the various risks inherent in the operations, products, services and systems that are critical to Bank of Yokohama’s strategic goals to ensure sustainable business performance through sound operation and appropriate asset allocation;

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

•	To reduce excessive risks that are beyond Bank of Yokohama’s financial and operational conditions into an appropriate level, in order to support the creditworthiness of the regional financial system.

•

To establish risk management policies that correspond to the strategic goals and communicate such policies across all levels of the Bank of Yokohama. Such risk management policies are reviewed at least annually or as necessary to cater to the change in strategic goals or external environment;

•	To understand and manage risks holistically, to the best extent possible, recognizing that the risks are oftentimes multi-dimensional, cross-organizational and interlinked;

•	To understand and manage risks on a consolidated/group basis, including the consolidated subsidiaries of Bank of Yokohama.

In accordance with the above risk management principles, the risk management policies for the year ended March 31, 2015 are as follows:

Credit risk:

•	To reduce dependence on the collateralized financing business for sustainable funds supply;

•	To expand business utilizing new financing methods, such as asset-based lending (“ABL”), etc.;

Liquidity risk:

•	To strengthen foreign currency liquidity management, in preparation for the increase in foreign currency-denominated assets.

Operational risks:

•	To enhance the Plan-Do-Check-Adjust (“PDCA”) model to analyze the underlying reasons for significant operational exceptions on a consolidated/group basis;

•	To apply stringent investigation on risks in outsourcing activities to prevent the recurrence of significant issues.

Moreover, in accordance with the requirements of the Basel Committee of Banking Supervision (“BCBS”), Third Accord (“Basel III”), which is effective from March 2013, Bank of Yokohama adopts Foundation Internal Ratings-Based (“FIRB”) Approach for its credit risk and the Standardized Approach for its operational risks, for the capital ratios disclosed. In addition, Bank of Yokohama is preparing the disclosures of the liquidity coverage ratio, leverage ratio and other minimum disclosures to comply with the requirements that start from 2015.

Integrated Risk Management

The “Integrated Risk Management Framework” was established to achieve a balance between Bank of Yokohama’s operational soundness and improvement in profitability and efficiency, through the quantification and compilation of various risks Bank of Yokohama is exposed to.

From the operational soundness standpoint, core capital (calculated by deducting the amounts of deferred tax assets, etc. from the Common Equity Tier 1 (“CET 1”) capital) is allocated across various quantifiable risk categories based on the risk tolerance limits and a buffer, in the form of unallocated capital, for the unquantifiable risks. For quantifiable risks, the exposures are reduced to below the amounts of capital allocated

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

and monitored using Value at Risk (“VaR”), which measures the largest potential losses that can be incurred. Bank of Yokohama ensures that the buffer is adequate to absorb any potential losses that may arise from the unquantifiable risks.

The following exhibit presents a summary of the process of capital allocation described above:

From the profitability and efficiency standpoint, a profitability indicator (i.e. Return on Risky Assets (“RORA”)) is calculated for all profit centers, using the profitability ratio after deducting the credit costs that derive from total risk exposures and risky assets calculated in accordance with the capital ratio requirements. This practice improves the evaluation and management of Bank of Yokohama’s risk-return profile.

Risk Management Approach

Below are the basic rules Bank of Yokohama follows for risk management purposes:

•

For those risks that can be quantified and managed, a spectrum of methods, such as VaR, Basis Point Value (“BPV”), gap analysis and simulations are used to calculate risk exposures to achieve a balance between the risks undertaken by Bank of Yokohama and the expected return as well as Bank of Yokohama’s financial and operational conditions;

•

Back testing and stress testing are employed to ensure the appropriateness and effectiveness of methods used for risk quantification and risk management concurrently. In particular stress testing including but not limited to natural disasters and/or economic recessions, also incorporates forward looking scenarios, to enhance the communication of risk exposures undertaken by Bank of Yokohama;

•	Bank of Yokohama proactively acts to prevent reputational and similar risks. Bank of Yokohama is well prepared and will promptly respond to such risks should they emerge;

•

New risks arising from the development and provision of new products and services or changes to the existing products and services are identified and evaluated, and the risk management approach and management reporting structure are confirmed;

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

•	In the case of outsourcing, appropriate risk management procedures are applied for customer protection and to ensure operational soundness;

•	All risk management policies are maintained and made available throughout Bank of Yokohama.

The following exhibit presents the roles and responsibilities of various functions in relation to risk management:

4.2. Credit risk

4.2.1. Overview

Credit risk is the risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations and is the most significant risk that affects Bank of Yokohama’s stability and profitability.

To maintain financial order in the marketplace and provide undisrupted funding to customers, Bank of Yokohama has established the “Credit Policy” which is used to manage credit risk at both the specific and portfolio levels.

The Credit Risk Control Office, part of the Risk Management Department, exists independently from the Credit Department construct an internal risk control system to objectively evaluate the creditworthiness of borrowers and their credit applications. An Internal Rating System and Self-Assessment Procedures are developed to categorize the credit facilities, with loan loss provisioning and write-offs made as necessary.

Based on the Internal Rating System, Bank of Yokohama quantifies its credit risk exposure using the Probability of Default (“PD”) and Loss Given Default (“LGD”) for each risk category based on historical data. Credit enhancements such as collaterals or guarantees are also taken into consideration in the risk quantification process. The balance between operational soundness and profitability is achieved by setting lending rates appropriate to the risk profile and financial conditions of Bank of Yokohama.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In addition, for effective portfolio monitoring purposes the following measures that address the credit concentration risk are strictly adhered to:

•

To mitigate the potential significant loss that can be incurred as a result of “Borrower Concentration Risk”, the Board of Directors is responsible for determining the credit limits granted to borrowers or borrower groups with large credit risk.

•

To mitigate the potential significant loss that can be incurred as a result of “Industry Concentration Risk”, credit limits as well as trigger point alarm systems are determined for industries to which Bank of Yokohama is exposed to significant risks.

•

To mitigate the potential significant loss that can be incurred as a result of “Funds Utilization Concentration Risk”, periodic investigations are performed to ensure such risk is within the risk tolerance limit of Bank of Yokohama.

To enhance the effectiveness of credit portfolio management measures, Credit Portfolio meetings with the participation of Directors are held regularly. The nature of the bank-wide credit risks, strategic direction and other significant matters are discussed and resolved during these meetings. Credit condition and risk-return profiles are also analyzed from various perspectives, such as the region of the borrowers, size of the loans, borrower risk ratings, borrowers’ industries, type of product, etc. to verify the effectiveness of the Internal Rating System.

To supplement the credit risk management and credit risk quantification under certain circumstances, Bank of Yokohama also makes use of publicly available information and systems, if necessary.

These systems provide information such as a corporate financial scoring model, credit management database, credit risk quantifications, etc. In addition, with the credit-related data from 64 regional banks, Bank of Yokohama is able to quantify the nationwide credit conditions and credit risks using Monte Carlo simulations.

For specific credit risk management, Bank of Yokohama follows the five principles, namely, social mission, security, profitability, growth and liquidity, as stipulated in the Credit Policy, to assess the creditworthiness of counterparties across various businesses in addition to the core lending business. Credit assessments are also performed for counterparties to derivatives instruments and customer groups’ on and off-balance sheet positions on a consolidated basis.

Moreover, Investment and Credit meetings, with the participation of Directors, are held to analyze, deliberate and resolve large credit applications.

Bank of Yokohama has established the Operation Support Unit to actively assist borrowers that have been experiencing operational or financial difficulties revitalize their businesses. The Business Solution Advisor Certification System was adopted to nurture professionals with sufficient and appropriate knowledge and experience in order to enhance this customer support function.

4.2.2. Credit risk management

(1)	Internal Rating System

The Internal Rating System is the foundation for prudent credit risk management and important to financial reporting, such as the quantification of loan loss provisioning and write-offs. It is developed and maintained by the Credit Risk Management Office of the Risk Management Department (“RMD”).

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The credit assessment/approval process starts from the Credit Department, which performs customer screening. The Corporate Administration Department is then responsible for assigning credit risk ratings to borrowers and facilities. The Credit Risk Management Office is in charge of reviewing the credit screening and credit risk ratings assigned to borrowers and facilities and adjusting the rating as necessary.

In addition, the Credit Risk Management Office, with oversight over the Risk Management Department, is responsible for the validation of the effectiveness of the Internal Rating System.

The following flowchart demonstrates the roles and responsibilities of the various functions during the credit assessment/approval process:

The Internal Rating System is a multi-dimensional tool that is able to evaluate the creditworthiness of credit facilities from different perspectives:

•	Specialized lending

For project financing and commercial properties loans, Bank of Yokohama evaluates the credit risk of facilities based on the risk sharing scheme of the projects, cash-flow projections and credit enhancements such as security arrangements of the project.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

•	Borrower risk rating

Borrower risk rating is assigned to each borrower based on their financial positions. If the borrower is rated by external rating agencies, the external ratings are also taken into consideration before the internal risk rating is determined.

•	Facility risk rating

Facility risk rating focuses on the credit risk of the facility on a standalone basis and is assigned to each credit facility with credit enhancements such as collaterals and guarantees taken into consideration.

•	Portfolio management

Credit facilities which are not individually significant are grouped together based on their risk characteristics and managed on a portfolio basis. The type of credit facilities, risk profile of borrowers and historical payment patterns are the main indicators used by the Bank to appropriately categorize borrowers.

(2)	Self-Assessment

As a Japanese bank, Bank of Yokohama has to conduct the so-called “self-assessment on quality of assets” as required in the “Inspection Manual for Deposit-Taking Institutions (“Inspection Manual”)” issued by the Financial Services Agency of Japan (“FSA”).

Such self-assessment calls for examining individual loan assets held by a financial institution and categorizing them according to the degree of risk of default and impairment of the asset value. Self-assessment, conducted by financial institutions themselves, is not only a means for the institutions to manage credit risk but also to quantify the appropriate write-offs and loan loss provisions, as necessary.

Under the self-assessment procedure, Bank of Yokohama first classifies borrowers into the groups listed below based on their financial strengths and other relevant considerations. Credit facilities, including off-balance sheet items, are then classified into 4 categories after taking into consideration the borrower rating and the effects of credit enhancements, if any.

This process of categorization of borrowers and credit facilities is referred to as the self-assessment procedure, which is integrated with the internal rating system of each institution.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Based on the Inspection Manual, borrowers are classified into the following categories:

Classification	Definition
Normal	A “normal” borrower has strong results and no particular problems with its financial position.
Needs attention

A “needs attention” borrower has problems with lending conditions (i.e., waivers, reductions, or deferrals of interest), has problems with fulfillment (i.e., de facto arrears on principal or interest payments), has poor results or is unstable, has problems with its financial position, or otherwise requires special attention in future management.

Needs special attention	For borrowers, among those needs attention, which have their contractual lending terms restructured, resulting in a concession or generally have overdue payments for more than three months.
In danger of bankruptcy

An “in danger of bankruptcy” borrower is not bankrupt now but is facing business difficulties and has failed to make adequate progress on its business improvement plan, etc., such that there is a large possibility of it falling into bankruptcy in the future (this includes borrowers that are receiving support from financial institutions, etc.). Specifically, an “in danger of bankruptcy” borrower is continuing in business now but is already in de facto insolvency, with its business results markedly depressed and its debt service in arrears so that there are serious concerns about its final repayment of principal and interest. In other words, these are borrowers with a high likelihood of generating losses for the institution and a large potential to go bankrupt in the future.

De facto bankrupt

A “De facto bankrupt” borrower is not yet legally and formally bankrupt, but is in serious business difficulties from which it is considered impossible to rebuild. In other words, the borrower is just about bankrupt. Specifically, this refers to borrowers who are still formally in business but whose financial position includes large amounts of non-performing assets or excessive borrowings compared to the borrower’s ability to repay. The borrower has effectively been in serious insolvency for a considerable period of time and has no hope of business improving or, the borrower has taken large losses from a natural disaster, accident, rapid change in business conditions or the like (or similar events have occurred), has no hope of rebuilding, and has in effect been in arrears for a prolonged period of time in its payments of principal and interest;

Bankrupt

A “bankrupt” borrower is legally and formally bankrupt. This would include bankruptcy, liquidation, corporate reorganization, civil-rehabilitation, composition, and deposition by suspension of business in the clearing house.

Self-assessment procedures are the basis for determining the appropriate level loan loss provisions or write-off, if necessary.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The relationship between borrower category under the self-assessment system and the internal rating system implemented at Bank of Yokohama is summarized as below.

4.2.3. Summary of risk management policy and procedures and mitigation of credit risk

When assessing the credit risk of facilities, the Bank examines the purpose of facilities and borrowers’ repayment capabilities. Cash flows from the borrower’s business operations are the starting point for this assessment. Credit enhancements such as collateral, guarantees and deposits pledged are also taken into consideration, but are not a critical factor in assessing the creditworthiness of the facilities. Currently, the Bank does not use credit derivatives to manage its credit risk.

The types of collateral that are acceptable to the Bank include deposits, securities, finance receivables and real estate that meet the requirements established by the Bank. The types of guarantors that are acceptable by the Bank include governmental entities, financial institutions and corporations with good internal credit ratings.

For residential mortgage loans, the Loan-to-Value (“LTV”) ratio is used as the primary management indicator. LTV is calculated as the ratio of the gross amounts of loans to the value of residential properties. The value of collateral is based on the valuation at loan origination and is updated regularly when loan repayments become overdue.

In the case of corporate borrowers, the Bank assesses the credit exposure after taking into consideration the pledged deposits from borrowers. Only term deposits, including those denominated in foreign currencies, are

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

considered because other types of deposits such as deposits on demand and negotiable certificate of deposits have no determinable maturities and can be readily withdrawn. In addition, installment term deposits are not considered as it is difficult to estimate the duration of such deposits.

For derivatives transactions entered into in accordance with Credit Support Annex (“CSA”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), collateral is exchanged based on the aggregated fair value of the outstanding derivative contracts to mitigate the credit risk. A downgrade of the Bank’s credit rating may trigger call for additional collateral from the Bank. Especially when entering into derivatives and other financial instruments with long maturities against financial institutions, the credit risk associated with these financial instruments is managed based on the specific policies that outline the collateral required and collateral valuation. The collateral and their valuation are regularly monitored. A trigger alert system is also established in the event of downgrades of the borrowers’ credit quality.

Unquoted equity securities are monitored as credit related assets, as such instruments are generally not exposed to significant market risks and they are excluded from the analysis of market risk exposures.

There are no financial or non-financial assets obtained by the Bank during years ended March 31, 2015, 2014 and 2013 by taking possession of collateral it holds as security or calling on other credit enhancements.

4.2.4. Maximum credit exposures before collateral or other credit enhancements

Bank of Yokohama’s credit exposure arises mainly from its loans and advances. The table below presents the maximum credit exposure at March 31, 2015, March 31, 2014 and April 1, 2013, before taking into consideration the amount of collateral held or other credit enhancements.

	At March 31		At April 1
	2015	2014	2013
	(Millions of yen)
Loans and advances	9,857,034	9,610,304	9,520,478
Securities (of which)	2,016,485	1,816,989	2,056,148
Financial assets held for trading other than derivatives – debt securities	14,599	9,321	33,911
Investment securities – debt securities	1,966,392	1,774,127	1,990,160
Investment securities – unquoted equity securities	35,494	33,541	32,077
Derivative financial assets	48,579	42,640	49,421
Other(1) (of which)	2,477,964	1,576,315	1,063,118
Deposits with banks	2,201,049	1,292,700	811,897
Call loans	276,915	283,615	251,221
Off-balance sheet items(2)	1,982,642	1,875,103	1,842,987

Total	16,382,704	14,921,351	14,532,152

(1)	No impairment was recognized at March 31, 2015, March 31, 2014 and April 1, 2013.
(2)	Off-balance sheet items include loan commitments and financial guarantees. See Note 37.

Certain items are included as “other assets” in the consolidated statement of financial position, which meet the definition of financial instruments in accordance with IAS39, but are not included in the table above. No significant credit risks are identified for such instruments. For those instruments, their carrying amount approximates the maximum credit exposure Bank of Yokohama is exposed to.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.2.5. Concentration of credit risk

The tables below present Bank of Yokohama’s credit exposure at March 31, 2015, March 31, 2014 and April 1, 2013 by industry. Credit exposure to foreign borrowers is also presented.

	Loans and advances	Off-balance sheet items(1)	Securities	Total	Percentage
	(Millions of yen, except percentages)
At March 31, 2015
Manufacturing	894,619	456,484	47,809	1,398,912	10.20%
Agriculture and forestry	2,725	889	30	3,644	0.03%
Fishery	5,477	5,199	—	10,676	0.08%
Mining and quarrying of stone and gravel	4,524	429	—	4,953	0.04%
Construction	230,906	77,445	17,392	325,743	2.37%
Electricity, gas, heat supply, and water	25,748	7,346	2,633	35,727	0.26%
Information and communications	68,770	19,100	5,424	93,294	0.68%
Transport and postal activities	312,878	86,411	32,318	431,607	3.15%
Wholesale and retail trade	812,049	280,014	35,952	1,128,015	8.23%
Finance and insurance	197,839	147,029	220,325	565,193	4.12%
Real estate, Goods rental and leasing	2,632,584	174,847	18,394	2,825,825	20.61%
Other services	747,119	337,878	27,673	1,112,670	8.11%
Government, including local	244,688	184,900	970,049	1,399,637	10.21%
Residential loan	3,201,765	—	—	3,201,765	23.35%
Other	550,499	204,671	417,956	1,173,126	8.56%

Total domestic exposures	9,932,190	1,982,642	1,795,955	13,710,787	100.00%
Overseas	16,835	—	220,530	237,365
Allowance for impairment	(91,991)	(1,244)	—	(93,235)

Total carrying amount	9,857,034	1,981,398	2,016,485	13,854,917

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Loans and advances	Off-balance sheet items(1)	Securities	Total	Percentage
	(Millions of yen, except percentages)
At March 31, 2014
Manufacturing	944,397	436,392	90,567	1,471,356	11.06%
Agriculture and forestry	2,980	747	48	3,775	0.03%
Fishery	5,620	5,387	—	11,007	0.08%
Mining and quarrying of stone and gravel	4,441	227	—	4,668	0.03%
Construction	241,378	71,233	16,088	328,699	2.47%
Electricity, gas, heat supply, and water	16,589	7,204	2,623	26,416	0.20%
Information and communications	59,957	18,839	9,898	88,694	0.67%
Transport and postal activities	319,460	83,689	36,326	439,475	3.30%
Wholesale and retail trade	769,215	268,668	32,331	1,070,214	8.05%
Finance and insurance	190,416	95,629	177,519	463,564	3.49%
Real estate, Goods rental and leasing	2,498,743	166,983	18,942	2,684,668	20.19%
Other services	730,580	332,793	31,882	1,095,255	8.24%
Government, including local	198,886	188,440	811,975	1,199,301	9.02%
Residential loan	3,185,714	—	—	3,185,714	23.96%
Other	532,565	198,872	493,021	1,224,458	9.21%

Total domestic exposures	9,700,941	1,875,103	1,721,220	13,297,264	100.00%
Overseas	13,870	—	95,769	109,639
Allowance for impairment	(104,507)	(1,269)	—	(105,776)

Total carrying amount	9,610,304	1,873,834	1,816,989	13,301,127

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Loans and advances	Off-balance sheet items(1)	Securities	Total	Percentage
	(Millions of yen, except percentages)
At April 1, 2013
Manufacturing	997,695	413,602	127,843	1,539,140	11.43%
Agriculture and forestry	3,369	666	88	4,123	0.03%
Fishery	7,818	5,161	—	12,979	0.10%
Mining and quarrying of stone and gravel	4,438	311	—	4,749	0.04%
Construction	254,342	73,115	15,324	342,781	2.55%
Electricity, gas, heat supply, and water	14,708	5,466	3,928	24,102	0.18%
Information and communications	66,339	16,734	10,454	93,527	0.69%
Transport and postal activities	348,025	89,505	35,605	473,135	3.51%
Wholesale and retail trade	752,741	267,361	39,147	1,059,249	7.86%
Finance and insurance	188,352	95,020	124,577	407,949	3.03%
Real estate, Goods rental and leasing	2,483,807	162,440	22,274	2,668,521	19.81%
Other services	746,445	324,245	37,133	1,107,823	8.23%
Government, including local	163,257	198,081	1,112,717	1,474,055	10.94%
Residential loan	3,143,608	—	—	3,143,608	23.34%
Other	437,101	191,280	484,606	1,112,987	8.26%

Total domestic exposures	9,612,045	1,842,987	2,013,696	13,468,728	100.00%
Overseas	10,383	—	42,452	52,835
Allowance for impairment	(101,950)	(1,613)	—	(103,563)

Total carrying amount	9,520,478	1,841,374	2,056,148	13,418,000

(1)

Off balance items include financial guarantees and loan commitments. Among the financial guarantees issued and outstanding, a provision in accordance with IAS 37 for ¥1,018 million, ¥1,060 million and ¥1,413 million was recorded at March 31, 2015, March 31, 2014 and April 1, 2013, respectively. In the statement of financial position, these provisions are included in “Other liabilities”, and in the tables above these provisions are presented as “Allowance for impairment”. Similarly for loan commitments, ¥226 million, ¥209 million and ¥200 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively, are included in “Allowance for impairment” in the tables above.

Bank of Yokohama enters into derivative transactions mainly to facilitate customer demands, but also for risk management purposes (i.e. to mitigate risk to a tolerable level). Customer transactions are entered into when adequate credit risk mitigation is in place, such as the receipts of collateral. As a result, the credit risk inherent in derivative transactions is limited. Among customer transactions, approximately 35% are from the real estate and leasing industries. No concentration of credit risk is identified for other industries.

	Customer transactions	Market transactions(1)		Total carrying amount
		Domestic	Overseas
	(Millions of yen)
At March 31, 2015	22,077	10,165	16,337	48,579
At March 31, 2014	17,994	8,484	16,162	42,640
At April 1, 2013	21,296	7,566	20,559	49,421

(1)	Transactions with financial institutions, including insurance companies.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.2.6. Loans and advances

Loans and advances at March 31, 2015, March 31, 2014 and April 1, 2013 comprised the followings:

	At March 31		At April 1
	2015	2014	2013
	(Millions of yen)
(a) Neither past due nor impaired	9,651,096	9,381,815	9,268,338
(b) Past due but not impaired	18,762	19,994	24,806
(c) Impaired	279,167	313,002	329,284

Gross loans and advances	9,949,025	9,714,811	9,622,428
Deduct: Allowance for impairment
Individually assessed	(31,311)	(36,998)	(31,230)
Collectively assessed	(60,680)	(67,509)	(70,720)

Loans and advances, net	9,857,034	9,610,304	9,520,478

Impairment losses (reversals) for the period	(6,033)	11,231	—

Bank of Yokohama closely monitors the loans and advances that are deemed to be impaired. Loans to borrowers that are classified as “Bankrupt,” “De facto bankrupt,” “In danger of bankruptcy” and “Needs special attention” are regarded as impaired as financial conditions of these borrowers have deteriorated significantly to affect their repayment capabilities. In addition, borrowers that are classified as “Needs attention,” but have their contractual lending terms restructured may be assessed as impaired when Bank of Yokohama considers that there is objective evidence of impairment.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(a)	Loans and advances: Neither past due nor impaired

Loans and advances that are neither past due nor impaired at March 31, 2015, March 31, 2014 and April 1, 2013 are presented as follows:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
At March 31, 2015
Normal	5,130,618	3,667,494	8,798,112
Needs attention	759,347	93,637	852,984

Sub-total	5,889,965	3,761,131	9,651,096
Allowance for impairment	(7,587)	(4,354)	(11,941)

Carrying amount	5,882,378	3,756,777	9,639,155

At March 31, 2014
Normal	4,903,035	3,605,594	8,508,629
Needs attention	769,058	104,128	873,186

Sub-total	5,672,093	3,709,722	9,381,815
Allowance for impairment	(10,049)	(4,844)	(14,893)

Carrying amount	5,662,044	3,704,878	9,366,922

At April 1, 2013
Normal	4,863,273	3,549,791	8,413,064
Needs attention	744,359	110,915	855,274

Sub-total	5,607,632	3,660,706	9,268,338
Allowance for impairment	(8,611)	(5,650)	(14,261)

Carrying amount	5,599,021	3,655,056	9,254,077

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(b)	Loans and advances: Past due but not impaired

Loans and advances that are past due by less than 90 days are not considered impaired, in general, unless other information about the credit facilities indicate otherwise. Loans and advances that are past due but not impaired, at March 31, 2015, March 31, 2014 and April 1, 2013, are presented as follows:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
At March 31, 2015
Past due up to a month	4,291	6,768	11,059
Past due over a month but less than three months	1,008	6,639	7,647
Over three months	56	—	56

Sub-Total of which	5,355	13,407	18,762
Normal	783	5,474	6,257
Needs attention	4,572	7,933	12,505

Allowance for impairment	(61)	(716)	(777)

Carrying amount	5,294	12,691	17,985

At March 31, 2014
Past due up to a month	1,386	4,665	6,051
Past due over a month but less than three months	4,618	9,301	13,919
Over three months	24	—	24

Sub-Total of which	6,028	13,966	19,994
Normal	1,114	3,917	5,031
Needs attention	4,914	10,049	14,963

Allowance for impairment	(121)	(1,092)	(1,213)

Carrying amount	5,907	12,874	18,781

At April 1, 2013
Past due up to a month	2,186	4,751	6,937
Past due over a month but less than three months	6,332	11,421	17,753
Over three months	116	—	116

Sub-Total of which	8,634	16,172	24,806
Normal	1,088	3,732	4,820
Needs attention	7,546	12,440	19,986

Allowance for impairment	(136)	(1,398)	(1,534)

Carrying amount	8,498	14,774	23,272

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(c)	Loans and advances: Impaired

Loans and advances that are assessed to be individually impaired at March 31, 2015, March 31, 2014 and April 1, 2013 are presented as follows:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
At March 31, 2015
Gross loans and advances	196,172	82,995	279,167
Allowance for impairment	(56,780)	(22,493)	(79,273)

Carrying amount	139,392	60,502	199,894

Fair value of the collateral	97,768	50,530	148,298

At March 31, 2014
Gross loans and advances	222,061	90,941	313,002
Allowance for impairment	(62,373)	(26,028)	(88,401)

Carrying amount	159,688	64,913	224,601

Fair value of the collateral	108,341	56,354	164,695

At April 1, 2013
Gross loans and advances	235,982	93,302	329,284
Allowance for impairment	(58,533)	(27,622)	(86,155)

Carrying amount	177,449	65,680	243,129

Fair value of the collateral	114,883	56,639	171,522

Bank of Yokohama’s collateral obtained from borrowers comprises mainly properties. The effect of collateral as a credit enhancement to mitigate the credit risk exposure is calculated as the lower of the outstanding loan amount and the collateral value, on an individual loan basis.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.2.7. Securities

Securities held by Bank of Yokohama at March 31, 2015, March 31, 2014 and April 1, 2013 are analyzed in the following table based on Standard & Poor’s credit ratings or other equivalent rating agencies.

		Investment Securities
	Held for trading	Debt securities	Unquoted equity securities	Total
	(Millions of yen)
At March 31, 2015
AAA to AA –	2,818	1,570,609	—	1,573,427
A+ to A –	—	149,736	—	149,736
BBB+	—	206	—	206
BBB to BBB –	—	—	—	—
Under BBB –	—	—	—	—
Not rated	4,781	245,841	35,494	286,116

Total	7,599	1,966,392	35,494	2,009,485

Impairment loss for the period	—	759	131	890

At March 31, 2014
AAA to AA –	3,200	1,388,040	—	1,391,240
A+ to A –	—	142,183	—	142,183
BBB+	—	809	—	809
BBB to BBB –	—	—	—	—
Under BBB –	—	—	—	—
Not rated	5,121	243,095	33,541	281,757

Total	8,321	1,774,127	33,541	1,815,989

Impairment loss for the period	—	(301)	116	(185)

At April 1, 2013
AAA to AA –	3,660	1,606,931	—	1,610,591
A+ to A –	—	129,746	—	129,746
BBB+	—	714	—	714
BBB to BBB –	—	—	—	—
Under BBB –	—	—	—	—
Not rated	5,253	252,769	32,077	290,099

Total	8,913	1,990,160	32,077	2,031,150

Commercial papers presented as trading assets are not included in the table above because the rating categories applied are different from other debt securities. There was no significant credit risk for commercial papers as all the issuers are companies with high credit ratings. The carrying amounts of commercial papers at March 31, 2015, March 31, 2014 and April 1, 2013 were ¥7,000 million, ¥1,000 million and ¥24,998 million, respectively.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.2.8. Derivatives

Derivative instruments held by Bank of Yokohama at March 31, 2015, March 31, 2014 and April 1, 2013 are presented below based on borrower ratings assigned by the Bank in accordance with the self-assessment:

	At March 31		At April 1
	2015	2014	2013
	(Millions of yen)
Normal	45,351	39,964	46,518
Needs attention	3,102	2,579	2,750
Lower than above	126	97	153

Total	48,579	42,640	49,421

The credit risk associated with the derivative financial instruments are adequately reflected in the valuation of these instruments in the form of adjustments for both the counterparty risks for derivative assets and Bank of Yokohama’s own credit risk for derivative liabilities.

4.2.9. Offsetting financial assets and financial liabilities

The tables below present financial assets and financial liabilities at March 31, 2015, March 31, 2014 and April 1, 2013 that:

•	are offset in Bank of Yokohama’s statement of financial position; or

•	are subject to an enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the statement of financial position.

The similar agreements include derivative clearing agreements and global master securities lending agreements. Similar financial instruments include derivatives and securities borrowing and lending agreements. Financial instruments such as loans and deposits are not disclosed in the tables below unless they are offset in the statement of financial position.

The ISDA and similar master netting arrangements do not meet the criteria for offsetting in the statement of financial position. This is because they create for the parties to the agreement a right of set-off of recognised amounts that is enforceable only following an event of default, insolvency or bankruptcy of Bank of Yokohama or the counterparties or following other predetermined events. In addition, Bank of Yokohama and its counterparties do not intend to settle on a net basis or to realise the assets and settle the liabilities simultaneously.

Bank of Yokohama receives and provides collateral in the form of cash and marketable securities in respect of the following transactions:

•	derivatives;

•	securities lending transactions.

Such collateral is subject to standard industry terms including, when appropriate, an ISDA Credit Support Annex. This means that securities received/provided as collateral can be pledged or sold during the term of the transaction, but have to be returned on maturity of the transaction. The terms also give each party the right to terminate the related transactions on the counterparty’s failure to post collateral.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Financial assets and liabilities subject to offsetting, enforceable master netting arrangements and similar agreements:

	Types of financial instruments
	Financial Assets	Financial Liabilities
	Derivative financial assets	Derivative financial liabilities	Cash collaterals on securities lent	Total
	(Millions of yen)
At March 31, 2015
Gross amounts recognised	23,032	35,183	247,652	282,835
Gross amounts of recognised financial instruments offset in the statement of financial position	—	—	—	—
Net amounts included in the statement of financial position	23,032	35,183	247,652	282,835
Related amounts not offset in the statement of financial position
Financial instruments, including non-cash collateral	22,643	22,643	247,652	270,295
Cash collateral	—	5,104	—	5,104

Net amounts	389	7,436	—	7,436

At March 31, 2014
Gross amounts recognised	23,284	33,818	91,591	125,409
Gross amounts of recognised financial instruments offset in the statement of financial position	—	—	—	—
Net amounts included in the statement of financial position	23,284	33,818	91,591	125,409
Related amounts not offset in the statement of financial position
Financial instruments, including non-cash collateral	23,045	23,045	91,591	114,636
Cash collateral	—	2,167	—	2,167

Net amounts	239	8,606	—	8,606

At April 1, 2013
Gross amounts recognised	27,348	44,551	5,101	49,652
Gross amounts of recognised financial instruments offset in the statement of financial position	—	—	—	—
Net amounts included in the statement of financial position	27,348	44,551	5,101	49,652
Related amounts not offset in the statement of financial position
Financial instruments, including non-cash collateral	27,213	27,213	5,049	32,262
Cash collateral	—	3,035	—	3,035

Net amounts	135	14,303	52	14,355

The gross amounts of financial assets and financial liabilities and their net amounts disclosed in the above tables have been measured in the Statement of Financial Position on the following bases:

•	derivative assets and liabilities – fair value;

•	liabilities resulting from securities lending transactions – amortised cost.

4.3. Market risk

Market risk is the risk that changes in market prices, such as interest rates, equity prices and foreign exchange rates, etc. will affect Bank of Yokohama’s income or the value of its holdings of financial instruments. With the

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

advancements in financial engineering of derivatives and similar instruments and increasing diversity of customer demands, there are higher market risks associated with the products and services offered by Bank of Yokohama.

As a result, it is critical to manage such risks in order to balance profitability and operational soundness. More specifically, Bank of Yokohama proactively manages the interest rate risk, foreign exchange risk and price change risk during the Asset Liability Management (“ALM”) process.

The risk limits and the warning trigger points are reviewed and determined semiannually during ALM meetings, with the participation of Directors, based on Bank of Yokohama’s overall risk tolerance limits as well as the capital allocations to market risk.

In addition, to promptly detect and respond to potential drastic market shifts, Bank of Yokohama has the risk review point mechanism, which encourages the risk communication among management and across the organization.

Front office, the Financial Market Department, is independent from middle office (RMD), and back office (Operations Planning and Administration Department) functions, to ensure proper segregation of duties. Middle office is responsible for market risk management, understanding the transactional risk-returns profile and monitoring both front and back office.

The Directors meet regularly, Market Opinion Exchange meetings, to analyze economic and market trends and share relevant information effectively and efficiently. In addition, middle office also prepares daily reports to management, which includes information on risk exposure and corresponding profit or loss accounts.

Market Operations aim for a reasonable investment return within the risk limit framework and are segregated into Trading Operations and Banking Operations. Trading Operations is profit-oriented and focuses on short-term transactions that take advantage of price fluctuations and arbitrage opportunities.

Highly leveraged products are not allowed and financial instruments held in trading accounts are mainly Japanese Government Bonds (“JGBs”), JGB futures, interest rate swaps and interest rate futures. The rest of Market Operations consists of Banking Operations, which enters into market transactions to manage the risk exposures in the banking business.

Currently, Bank of Yokohama utilizes both VaR using historical simulations and BPV to quantify the market risks that Bank of Yokohama is exposed to. Regular stress testing is performed for those market risks that would not be fully captured under the VaR approach. The stress testing incorporates hypothetical scenarios such as large market fluctuations, liquidity crunches, and those scenarios that address the limitations for the quantification methods of market risks and historical situations.

4.3.1. Technique for assessing market risks

The Bank uses various methods to assess and quantify market risks, including but not limited to VaR and BPV. VaR is a statistical risk management technique that monitors and quantifies the risk level the Bank is exposed to by measuring the maximum amount of loss over a specified time horizon with a given confidence level. In principle, all financial instruments held by Bank of Yokohama are under the scope of VaR-based quantitative analysis. To confirm the accuracy, adequacy and effectiveness of VaR calculations (i.e. the model applied and inputs used), Bank of Yokohama continuously conducts back-testing where the VaR is compared with hypothetical losses where Bank of Yokohama cannot liquidate the portfolio as at the assessment date for a certain time horizon. VaR statistics can be materially different across firms due to differences in portfolio composition, differences in VaR methodologies, and differences in model parameters.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.3.2. VaR summary

Bank of Yokohama applies the historical simulation method, with a 99.9% confidence level and a 1,250-day observation period to calculate VaR. Holding period is set at ten days for trading portfolios, but at various holding periods for banking portfolio depending on the type of financial instruments and the periods which best represent the time necessary to unwind the position. The holding periods utilized for banking portfolios mainly ranged from one month to one year.

In quantifying the interest rate risk for banking portfolios, Bank of Yokohama takes into consideration the core deposits, which are deemed to be multi-layered term deposits with maturity less than five years (average of two and a half years) for risk management purpose. Core deposits refer to deposits that are unlikely to be withdrawn, but are contractually deposits on demand.

The following is a summary of the VaR position of Bank of Yokohama’s banking and trading portfolios at March 31, 2015, March 31, 2014 and April 1, 2013:

	Banking portfolios			Trading portfolios
	Interest risk and FX risk(1)	Price change risk for securities	Overall(3)
	(Billions of yen)
At April 1, 2013	55.2	62.4	117.6	0.04
For the year ended at March 31, 2014
Average(2)	39.9	91.1	130.9	0.09
Max(2)	54.0	96.9	150.8	0.25
Min(2)	30.2	78.7	108.9	0.04
At March 31, 2014	27.0	79.3	106.3	0.02
For the year ended at March 31, 2015
Average(2)	35.6	64.3	99.9	0.11
Max(2)	39.5	74.8	108.5	0.15
Min(2)	31.4	56.1	90.8	0.07
At March 31, 2015	30.3	73.4	103.7	0.06

(1)

Debt securities with quoted prices are exposed to price change risk. Although the quoted price of a debt security is influenced by interest rate, other factors including credit risk and market preference (e.g. mismatch between supply and demand) may also cause a change in price.

Bank of Yokohama considers the interest rate risk of debt securities with quoted prices as a component of the securities’ price change risk, and therefore does not independently capture and analyze interest rate risk of debt securities with quoted prices in the calculation of VaR.

(2)

Average, maximum and minimum values presented in the table above are calculated based on the monthly average VaR. The table above does not include unquoted equity securities or other financial instruments where market prices are not readily available. Non-marketable equity securities are analyzed as credit-related assets as mentioned in Note 4.2.

(3)

The column “overall” shows the VaR of the portfolio as a whole, combining interest rate risk and price change risk. The maximum/minimum/average risk exposures shown in the table above are calculated independently from each other, i.e. they are not necessarily of the same measurement month. Maximum/minimum/average risk exposures for the portfolio as a whole (“overall”) does not necessarily agree with the sum of maximum/minimum/average risk exposures for each risk component.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.4. Liquidity risk

Liquidity risk is the risk that Bank of Yokohama will encounter difficulty in meeting obligations associated with its financial liabilities that are settled by delivering cash or another financial assets. The basic business model of banks is to procure short-term funding such as deposits and invest in long-term loans and debt securities. It is therefore critical to manage liquidity risk to maintain a stable supply of funding to customers.

In addition, the shortage of liquidity will have a significant impact on the financial system and regional economy as well as induce other systemic risks. Bank of Yokohama has established Liquidity Risk Management Principles and other policies to manage day-to-day liquidity risk and also in the event of an unexpected liquidity shortage.

In order to facilitate stable funding on a daily basis and prepare for emergency cash outflows, the cash outflow forecasts are reviewed and the adequacy of highly liquid assets to meet such contractual obligations are ensured at the ALM meeting, once in six months. The risk management department (“RMD”) monitors and ensures the adequacy of funding on a daily basis.

In addition to the ALM meetings, weekly Market Risk Expert meetings are also held to deliberate on the impact to Bank of Yokohama’s liquidity risk position due to fluctuations in market interest rates, foreign exchange rates and other relevant market conditions. In the rare event of liquidity distress due to drastic changes in market conditions, Liquidity Risk Emergency meetings will be called to immediately collect and compile the necessary information to enable prompt decision making and response to the threat.

The tables below set out the remaining contractual maturities of Bank of Yokohama’s financial liabilities at March 31, 2015, March 31, 2014 and April 1, 2013. Financial instruments which has no stated maturity, but can be put or withdrawn by the holder anytime are regarded by Bank of Yokohama as on demand and categorized into the “less than 3 months” age bracket.

Contractual cash flows include both principal and interests. If early termination options are included in the financial instruments, such options are regarded as exercised at the earliest date allowed for financial liabilities.

For derivatives, cash inflows and cash outflows are separately presented as if settled on a gross basis. Liabilities with call features are shown at the earliest legally exercisable call date. All trading positions other than derivatives are deemed to be on-demand due to their short-term nature.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Carrying amount	Financial instruments included		Less than 3 months	Less than 6 months	Less than a year	Less than 5 years	Over 5 years
	(Millions of yen)
At March 31, 2015
Financial liabilities
Deposits	12,232,493	12,232,493		9,963,330	592,733	905,791	759,825	14,247
Call money	777,300	777,300		777,300	—	—	—	—
Cash collateral on securities lent	247,652	247,652		217,563	30,089	—	—	—
Derivative financial liabilities	43,624	43,184
Net settlement	31,325	31,325		2,536	2,396	4,363	18,713	4,176
Gross settlement (inflow)	12,299	11,859	(1)	384,292	36,407	2,871	11,212	—
Gross settlement (outflow)				392,703	37,265	3,556	12,945	—
Borrowings	811,282	811,282		77,594	42,068	50,398	587,701	60,354
Other liabilities	219,050	179,000		178,720	—	—	—	280
Financial guarantees	—	—		68,244	—	—	—	—
Loan commitments	—	—		1,914,398	—	—	—	—

Total	14,331,401	14,290,911		13,976,680	740,958	966,979	1,390,396	79,057

	Carrying amount	Financial instruments included		Less than 3 months	Less than 6 months	Less than a year	Less than 5 years	Over 5 years
	(Millions of yen)
At March 31, 2014
Financial liabilities
Deposits	11,880,421	11,880,421		9,562,884	615,695	951,094	742,372	12,400
Call money	182,179	182,179		182,179	—	—	—	—
Cash collateral on securities lent	91,591	91,591		53,077	38,514	—	—	—
Derivative financial liabilities	40,075	39,752
Net settlement	29,706	29,706		2,495	2,524	4,853	20,978	927
Gross settlement (inflow)	10,369	10,046	(1)	338,342	64,384	27,523	9,808	10
Gross settlement (outflow)				344,751	66,078	28,044	10,764	12
Debt securities issued	30,000	30,000		—	240	240	1,916	30,240
Borrowings	434,071	434,071		145,807	27,539	75,466	123,864	68,155
Other liabilities	150,878	110,177		109,877	—	22	—	278
Financial guarantees	—	—		73,899	—	—	—	—
Loan commitments	—	—		1,801,204	—	—	—	—

Total	12,809,215	12,768,191		12,614,515	814,974	1,087,242	909,702	112,022

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Carrying amount	Financial instruments included		Less than 3 months	Less than 6 months	Less than a year	Less than 5 years	Over 5 years
	(Millions of yen)
At April 1, 2013
Financial liabilities
Deposits	11,482,414	11,482,414		9,139,218	616,929	963,563	755,919	12,873
Call money	207,707	207,707		207,707	—	—	—	—
Cash collateral on securities lent	5,101	5,101		5,101	—	—	—	—
Derivative financial liabilities	61,067	60,503
Net settlement	36,928	36,928		2,330	2,624	5,193	25,317	3,703
Gross settlement (inflow)	24,139	23,575	(1)	288,035	26,772	30,891	14,885	204
Gross settlement (outflow)				301,820	30,502	35,519	15,798	209
Debt securities issued	64,300	64,300		225	390	615	4,921	65,773
Borrowings	455,474	455,474		157,168	22,122	72,868	73,639	149,232
Other liabilities	177,563	138,084		137,513	—	268	22	281
Financial guarantees	—	—		87,077	—	—	—	—
Loan commitments	—	—		1,755,911	—	—	—	—

Total	12,453,626	12,413,583		12,082,105	699,339	1,108,917	890,501	232,275

(1)

Certain exotic derivatives, for which cash flows are difficult to estimate, are excluded from the analysis above as their contractual maturity is not essential to understand the actual timing of the cash flows of the instruments.

4.5. Asset liability management mechanism

Given ALM’s critical importance to Bank of Yokohama’s risk management framework, Bank of Yokohama’s ALM meetings directly involve members of the management team. During the ALM meetings, management is presented with the forecast of market rates, business performance analysis and risk analysis information such as gap analysis, simulations, BPV and VaR. Market Departments and Operation Departments discuss from their respective standpoints and resolve critical issues relating to risk management and return optimization.

In addition to the monthly ALM meetings, Bank of Yokohama’s ALM mechanism also incorporates mini-ALM meetings, which are held monthly. The agenda and material of these meetings will be discussed and shared among the heads of the relevant departments via email with the points of discussion to be resolved during the meetings. Market Risk Expert meetings, as mentioned in 4.4, are held weekly to deliberate on the impact to Bank of Yokohama’s risk positions due to fluctuations in market interest rates, foreign exchange rates and equity prices. Weekly Market Prediction meetings are held to share information and predictions about macroeconomic conditions, financial market trends, market interest rates and foreign exchange rates.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.6. Capital management

The Bank is required to comply with the Banking Act of Japan and other relevant banking rules and regulations, including the capital ratio requirement as set out by FSA. The Bank manages its capital based on the Capital Adequacy Guidelines released by FSA, which is substantially consistent with the Basel Accords, issued by BCBS that apply to all banks that are internationally active.

Following table shows the capital structure of the Bank on a consolidated basis at March 31, 2015, March 31, 2014 and April 1, 2013, under Japanese GAAP, which is calculated in compliance with the Basel III Framework.

	At March 31		At April 1
	2015	2014	2013
	(Millions of yen)
Common Equity Tier 1 Capital	847,805	790,965	754,535
Additional Tier 1 Capital	19,001	21,336	19,644

Tier 1 Capital	866,806	812,301	774,179
Tier 2 Capital	50,107	71,078	161,876

Total Capital	916,913	883,379	936,055

Regulatory capital is calculated based on statutory accounting under Japanese GAAP.

Common equity Tier 1 capital comprises mainly capital shares, capital surplus and retained earnings relating to common shares. Additional Tier 1 capital comprises mainly beneficiary interests issued by YPCC which is only transitionally permitted to be included as Additional Tier 1 capital, as a result of the introduction of Basel III.

Capital allocation

Based on the business plan, Bank of Yokohama quantifies the risks to which each division would be exposed by risk categories, such as credit risk, market risk, liquidity risk, operational risk, and allocates the necessary capital to each division to cover the risks. Capital allocated to divisions are managed to be within Bank of Yokohama’s regulatory capital, and accordingly, all risks acceptable by each division are, in aggregate, controlled to be within the risk limit that Bank of Yokohama’s regulatory capital could allow.

5. Critical accounting estimates and judgments

In preparing these consolidated financial statements, management has made judgments, estimates and assumptions that affect the application of Bank of Yokohama’s accounting policies to the reported amounts of assets, liabilities, income and expenses. Notwithstanding, these estimates and assumptions are the best estimates made by management in conformity with the applicable IFRS standards, actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(a) Judgments

Information about critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements is set out below.

Determination of control over investees

Management applies its judgment to determine whether the control indicators set out in Note 2.2 indicate that Bank of Yokohama controls a structured entity (i.e. a securitization vehicle, an investment fund or a regulatory capital funding vehicle).

Securitization vehicles

Certain securitization vehicles sponsored by Bank of Yokohama under its securitization program are run according to predetermined criteria that are part of the initial design of the vehicles. In addition, Bank of Yokohama is exposed to the variability of returns from these vehicles through its holding of securities in the vehicles. Outside the day-to-day servicing of receivables, key decisions are usually required only when receivables in the vehicles go into default. Therefore, in considering whether it has control, Bank of Yokohama considers whether it manages the key decisions that most significantly affect these vehicles’ results. As a result, Bank of Yokohama has concluded that it controls some of these vehicles and accordingly consolidates these securitization vehicles. Conversely, there are certain securitization vehicles that Bank of Yokohama does not consolidate as described in Note 34.2.

Investment funds

Bank of Yokohama invests in a number of investment funds. For some funds it invests in Bank of Yokohama has, by redemption rights that are substantially equivalent to, rights to remove the fund manager without cause and therefore the ability to direct the relevant activities of the funds. As a result, Bank of Yokohama has concluded that it controls these investment funds and accordingly consolidates these funds. Conversely, there are certain investment funds that Bank of Yokohama does not consolidate as described in Note 34.2.

Regulatory capital funding vehicle

Bank of Yokohama has one regulatory capital funding vehicle, YPCC, which provides regulatory capital to Bank of Yokohama through the issuance of beneficiary certificates that are backed by the cash flows generated from subordinated loan to the Bank. Such beneficiary certificates issued to third-party investors qualify as regulatory capital under relevant banking rules, for Bank of Yokohama on a consolidated basis, but not on the Bank’ standalone basis.

Bank of Yokohama holds 100% of the common stock issued by YPCC, but does not have the ability to direct YPCC’s activities, which are strictly limited to collection of cash flows from subordinated loan to the Bank and issuance of beneficiary certificates. YPCC is the funding scheme to transfer the credit risk of Bank of Yokohama to beneficiary certificates holders. Accordingly, Bank of Yokohama is not exposed to variable returns from its involvement with YPCC. As a result, Bank of Yokohama has concluded that it does not have control over YPCC, and therefore has not consolidated YPCC as a subsidiary.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(b) Assumptions and estimation uncertainties

Information about and assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year is set out below in relation to the impairment of financial instruments and in the following notes in relation to other areas:

•	Note 20 – recognition of deferred tax assets: availability of future taxable profit

•	Note 21 – measurement of defined benefit obligations: key actuarial assumptions

•	Note 26 – measurement of fair value of financial instruments with significant unobservable input

Impairment of financial instruments

Assets accounted for at amortized cost (i.e. loans and receivables and held-to-maturity investment securities) are evaluated for impairment on the basis described in Note 2.21.

The individual component of total allowance for impairment applies to financial assets evaluated individually for impairment and is based on management’s best estimate of the present value of the cash flow that are expected to be received. In estimating these cash flows, management makes judgments about a debtor’s financial situation and the net realizable value of any underlying collateral. Each impaired asset is assessed on its merits, and estimate of cash flows considered recoverable are independently approved by management.

A collective component of the total allowance is established for group of homogeneous loans that are not considered individually significant and groups of assets that are individually significant but that were not found to be individually impaired (loss “incurred but not reported” or “IBNR”). The collective allowance for groups of homogeneous loans is evaluated on a portfolio basis and established using statistical methods based on historical loss rate experience. Management estimates are adjusted to reflect the economic conditions and product mix at the reporting date. Loss rates are regularly benchmarked against actual loss experience.

The IBNR allowance covers credit losses inherent in portfolios of financial instruments that are measured at amortized cost with similar credit risk characteristics when there is objective evidence to suggest that they contain impaired items but, the individual impaired items cannot yet be identified.

In assessing the need for a collective allowance, management considers factors such as credit quality, portfolio size, concentrations and economic factors to estimate the required allowance. Assumptions are made to define how inherent losses are modeled and to determine the required input parameters, based on historical experience and current economic conditions. The accuracy of the allowance depends on the model’s assumptions and parameters used in determining the collective allowance.

Investment in equity securities are evaluated for impairment on the basis described in Note 2.21. For an investment in equity securities, a significant or prolonged decline in its fair value below its cost is objective evidence for impairment. In this respect, Bank of Yokohama continuously monitors the market condition to determine the appropriate thresholds to be considered as “significant” or “prolonged”.

6. Segment information

6.1. Basis for segmentation

Bank of Yokohama’s Chief Operating Decision Maker (“CODM”) is the Board of Directors of the Bank. Bank of Yokohama’s activities are organized into three primary operating segments: banking, leasing, and securities.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

These segments offer different products and services and are managed separately based on Bank of Yokohama’s management structure and internal reporting to CODM for strategic decision-making. The use of (1) gross profit, (2) net business profit and (3) net business profit before provision for general allowance for credit losses as performance indicators is a common practice among banks in Japan.

When making strategic decisions, the CODM primarily considers gross profit and net business profit before provision for general allowance for credit losses for each operating segment. Management believes that such information is the most relevant in evaluating the results of the respective segments in relation to other entities that operate within the same industry. The CODM reviews internal management reports from each segment at least monthly.

Bank of Yokohama’s operating segments and their respective operations are as follows:

Operating segment	Operations
Banking	Provides corporate and retail banking services, primarily to corporations and individuals in the Kanagawa prefecture of Japan.

Leasing	Provides finance lease, hire purchase and factoring services to customers.

Securities

Brokerage of stocks, bonds and investment trusts, mainly in secondary markets, but also works as a distributor in the primary market. It offers a wide range of financial instruments to customers of the Bank who do not directly handle such financial products.

6.2. Basis of measurement

Operating segment information is prepared under the management approach and derived from Bank of Yokohama’s internal reporting system. Operating segment information reported to CODM and disclosed herein is prepared under Japanese GAAP, as adjusted by internal accounting policies and practices.

Differences between management review information and the consolidated financial statements prepared under IFRS are addressed in Note 6.4.

As the leasing and securities segments are immaterial, these segments are included in “Other” in the reportable segment information. In addition, as information on assets and liabilities of each segment is not reported to CODM, they are not disclosed in the reportable segment information. Inter-segment transactions are conducted on an arm’s length basis.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

6.3. Information about reportable segments

The segment information provided to CODM for the reportable segments for the years ended March 31, 2015 and 2014 is as follows:

	Banking	Other	Elimination and unallocated amounts	Total
	(Millions of yen)
For the year ended March 31, 2015
Revenue:
Gross profit for reportable segment(1)	218,159	13,314	(7,911)	223,562
Net business profit before provision for general allowance for credit losses for reportable segment(2)	112,223	4,824	(2,596)	114,451

Other material items:
Net interest(3)	153,207	(129)	(1)	153,077
Depreciation and amortization	7,844	446	78	8,368

	Banking	Other	Elimination and unallocated amounts	Total
	(Millions of yen)
For the year ended March 31, 2014
Revenue:
Gross profit for reportable segment(1)	217,643	13,173	(6,790)	224,026
Net business profit before provision for general allowance for credit losses for reportable segment(2)	113,589	4,753	(363)	117,979
Other material items:
Net interest(3)	155,371	(106)	(1)	155,264
Depreciation and amortization	7,895	403	288	8,586

(1)

Gross profit comprise net interest income, net fee and commission income, net trading income, and net income from non-trading debt securities. Income and expenses not related to banking activities such as sale of equity securities is excluded from gross profit.

(2)

Net business profit before provision for general allowance for credit losses is derived from gross profit less operating expenses. Operating expenses comprise general and administrative expenses and does not include credit costs.

(3)	The difference from “Net interest income” on the consolidated income statements is primarily due to the differences between Japanese GAAP and IFRS, which are fully described in Note 3.

Bank of Yokohama’s operation is mainly within Japan and geographic information is not disclosed due to its immateriality.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

6.4. Reconciliations of information on reportable segment to IFRS measures

The following table presents the reconciliation of net business profits before provision for general allowance for credit losses for internal reporting purpose (i.e. Japanese GAAP) to profit before tax in the consolidated income statements for the years ended March 31, 2015 and 2014:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Total net business profit before provision for general allowance for credit losses	114,451	117,979
Differences:
Consolidation/equity method accounting	999	10
Loans and advances	3,792	(12,462)
Investment securities-equity securities	1,269	4,177
Embedded derivatives	(562)	444
Derecognition of financial liabilities	(1,854)	(1,595)
Property and equipment	1,841	(566)
Employee’s benefit	(1,018)	2,480
Other	524	977

Profit before tax under IFRS	119,442	111,444

6.5. Information about products and services

Revenue from external customers for each service line for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Banking	212,033	218,523
Leasing	12,450	14,961
Securities	8,453	8,239
Other	3,004	3,165

Total	235,940	244,888

7. Cash and deposits with banks

Cash and deposits with banks at March 31, 2015, March 31, 2014 and April 1, 2013 are presented as below:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Cash and cash equivalents
Cash on hand	125,753	134,993	116,222
Deposits with the Bank of Japan	2,064,130	1,133,036	604,551

Total cash and cash equivalents	2,189,883	1,268,029	720,773
Deposits with other banks	136,919	159,664	207,346

Total cash and deposits with banks	2,326,802	1,427,693	928,119

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Balances with the Bank of Japan has no explicit maturity and include an amount set aside as reserve deposits which are determined as a percentages of customer deposits and other liabilities. Such reserve deposits are not interest-bearing and Bank of Yokohama is not prohibited for withdrawal. The remaining balance with the Bank of Japan, other than the reserve deposits, is interest-bearing.

All deposits with other banks included in the table above mature within a year, or have no explicit maturity dates.

8. Call loans/call money, cash collateral on securities borrowed/securities lent

8.1. Call loans and call money

Call loans are short-term money market placements of surplus funds by financial institutions either directly or through brokers. They are used in the day-to-day cash management and daily funding operations. From the borrowers’ perspective, call loans are referred to as call money. The balances of call loans and call money at March 31, 2015, March 31, 2014 and April 1, 2013 are presented below:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Call loans	276,915	283,615	251,221
Call money	777,300	182,179	207,707

Call loans and call money is generally short-term in nature. At March 31, 2015, March 31, 2014 and April 1, 2013, all call loans and call money mature within one year.

8.2. Cash collateral on securities borrowed/securities lent

The balance of cash collateral on securities lent at March 31, 2015, March 31, 2014 and April 1, 2013 is present in the table below. All securities lending transactions mature within one year.

For securities borrowing transactions, there was no outstanding cash collateral at March 31, 2015, March 31, 2014 and April 1, 2013.

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Cash collateral on securities lent	247,652	91,591	5,101

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

9. Financial assets held for trading other than derivatives

The non-derivative financial assets and liabilities held for trading at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Financial assets
Debt securities
Japanese government bonds	1,214	1,140	1,131
Japanese municipal bonds	6,379	7,177	7,777
Other(1)	7,006	1,004	25,003

Total	14,599	9,321	33,911

(1)	“Other” mainly consists of commercial papers.

For the years ended March 31, 2015 and 2014, there were no financial assets that were reclassified from held for trading to other categories.

No financial assets held for trading are pledged as collateral at March 31, 2015, March 31, 2014 and April 1, 2013.

10. Derivative financial assets and liabilities

Bank of Yokohama enters into various derivative transactions such as foreign exchange forwards, currency options, currency swaps, interest rate swaps and bond futures in the ordinary course of business. Such derivatives are used for risk management purposes, some of which do not qualify for hedge accounting under IFRS.

The following table presents the fair value of derivative financial assets and liabilities together with their notional amounts at March 31, 2015, March 31, 2014 and April 1, 2013.

	Notional amount	Fair value
		Asset	Liabilities
	(Millions of yen)
March 31, 2015
Interest rate contracts
OTC interest rate swap	4,904,255	39,325	31,193
Other(1)	38,616	49	61
Foreign currency contracts
Currency swap	56,691	2,114	1,967
Foreign exchange forwards	704,016	5,398	8,713
Currency options	54,609	1,629	1,619
Bond contract
Listed bond futures	10,856	64	71

Total	5,769,043	48,579	43,624

Current	1,663,894	7,393	10,822
Non-current	4,105,149	41,186	32,802

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Notional amount	Fair value
		Asset	Liabilities
	(Millions of yen)
March 31, 2014
Interest rate contracts
OTC interest rate swap	4,547,080	36,557	29,623
Other(1)	57,125	68	83
Foreign currency contracts
Currency swap	71,058	1,346	1,056
Foreign exchange forwards	743,804	3,410	8,059
Currency options	56,316	1,258	1,254
Bond contract
Listed bond futures	579	1	—

Total	5,475,962	42,640	40,075

Current	1,683,459	5,084	9,831
Non-current	3,792,503	37,556	30,244

	Notional amount	Fair value
		Asset	Liabilities
	(Millions of yen)
April 1, 2013
Interest rate contracts
OTC interest rate swap	4,566,764	43,640	36,842
Other(1)	70,816	72	85
Foreign currency contracts
Currency swap	106,688	1,599	1,116
Foreign exchange forwards	509,196	2,688	21,604
Currency options	51,925	1,422	1,419
Bond contract
Listed bond futures	22,400	—	1

Total	5,327,789	49,421	61,067

Current	1,424,659	4,180	23,200
Non-current	3,903,130	45,241	37,867

(1)	“Other” mainly contains interest rate caps.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

11. Investment securities

Investment securities at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Held-to-maturity
Debt securities
Japanese government bonds	10,999	21,384	20,392

Total held-to-maturity securities	10,999	21,384	20,392

Available-for-sale
Equity securities	409,813	308,761	284,846
Debt securities
Japanese government bonds	599,229	425,138	753,397
Other	325,983	89,501	73,022

Total available-for-sale securities	1,335,025	823,400	1,111,265

Loans and receivables
Debt securities
Japanese government bonds	92,000	99,000	99,000
Japanese municipal bonds	259,249	256,896	230,519
Corporate bonds	685,478	776,811	739,809
Other	138,567	125,671	86,270

Total loans and receivables	1,175,294	1,258,378	1,155,598

Embedded derivatives	978	1,240	499

Total investment securities	2,522,296	2,104,402	2,287,754

Equity securities	409,813	308,761	284,846
Debt securities	2,112,483	1,795,641	2,002,908
Current	333,341	420,399	357,579
Non-Current	1,779,142	1,375,242	1,645,329

There was no reclassification of investment securities during the years ended March 31, 2015 and 2014.

Impairment losses on investment securities recognized for the years ended March 31, 2015 and 2014 are as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Equity securities
Available-for-sale	131	1,024
Debt securities
Available-for-sale	—	65
Loans and receivables	759	(301)

Total	890	788

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The carrying amounts of investment securities pledged as collateral, where the transferees have the rights by contract or custom to sell or re-pledge the assets at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Investment securities
Japanese government bonds	90,329	38,365	—
Foreign sovereign bonds	93,290	17,363	—
Corporate bonds	66,349	36,287	5,049

Total	249,968	92,015	5,049

These investment securities are pledged in ordinary course of business with terms and conditions comparable to market transactions.

12. Loans and advances

Loans and advances contain loans and advances which are measured at amortized cost and finance lease receivables. Loans and advances at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Loans and advances at amortized cost
Wholesale	6,026,026	5,832,979	5,789,420
Less: allowance for impairment	(63,952)	(71,688)	(66,560)

Sub-total	5,962,074	5,761,291	5,722,860

Retail	3,857,533	3,814,629	3,770,179
Less: allowance for impairment	(27,563)	(31,964)	(34,669)

Sub-total	3,829,970	3,782,665	3,735,510

Loans and advances at amortized cost, total	9,883,559	9,647,608	9,559,599
Less: allowance for impairment	(91,515)	(103,652)	(101,229)

Sub-total	9,792,044	9,543,956	9,458,370

Finance lease receivables: net investment in the lease	65,466	67,203	62,829
Less: allowance for impairment	(476)	(855)	(721)

Sub-total	64,990	66,348	62,108

Total	9,857,034	9,610,304	9,520,478

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

12.1. Loans and advances at amortized cost

Loans and advances at amortized cost at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Loans and advances at amortized cost	9,883,559	9,647,608	9,559,599

Current	2,257,867	2,281,093	2,429,620
Non-current	7,625,692	7,366,515	7,129,979

12.2. Finance lease receivables

The table below presents an analysis of finance lease receivables in which Bank of Yokohama is the lessor at March 31, 2015, March 31, 2014 and April 1, 2013.

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Gross investment in the lease:
Less than one year	20,649	25,045	25,495
Between one year and five years	42,258	40,373	36,624
More than five years	6,097	6,023	4,662

Subtotal	69,004	71,441	66,781
Unguaranteed residual value	1,909	1,973	2,025

Total gross investment in the lease	70,913	73,414	68,806

Unearned finance income	5,447	6,211	5,977

Net investment in the lease
Less than one year	19,315	23,517	24,122
Between one year and five years	40,840	38,634	35,138
More than five years	5,311	5,052	3,569

Total	65,466	67,203	62,829

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

12.3. Allowance for impairment

Allowance for impairment on loans and advances at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	Loans and advances at amortized cost				Total
	Individually assessed(1)	Collectively assessed		Finance lease receivables
		Wholesale	Retail
	(Millions of yen)
At April 1, 2013
Carrying amount	31,230	35,330	34,669	721	101,950

For the year ended March 31, 2014
Opening carrying amount	31,230	35,330	34,669	721	101,950
Provision for (reversal of) allowance for impairment	7,010	4,248	(564)	537	11,231
Write-off	(1,485)	(6,018)	(3,420)	(403)	(11,326)
Recoveries	243	1,130	1,279	—	2,652

Closing carrying amount	36,998	34,690	31,964	855	104,507

At March 31, 2014
Carrying amount	36,998	34,690	31,964	855	104,507

For the year ended March 31, 2015
Carrying amount	36,998	34,690	31,964	855	104,507
Reversal of allowance for impairment	(3,500)	(1,265)	(893)	(375)	(6,033)
Write-off	(2,398)	(2,034)	(4,807)	(4)	(9,243)
Recoveries	211	1,250	1,299	—	2,760

Closing carrying amount	31,311	32,641	27,563	476	91,991

At March 31, 2015
Carrying amount	31,311	32,641	27,563	476	91,991

(1)	Loans and advances which individually assessed for impairment are mainly the wholesale loans.

13. Investment in an associate

YPCC is an associate of Bank of Yokohama. The Bank’s interest in and information about YPCC is disclosed in Note 34.2 Interests in unconsolidated structured entities.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

14. Property and equipment

The following table presents a summary of the movements in property and equipment for the years ended March 31, 2015 and 2014:

	Land	Buildings	Equipment and other	Construction in progress	Total
	(Millions of yen)
At April 1, 2013
Cost	101,110	161,990	82,824	737	346,661
Accumulated depreciation and impairment losses	—	(101,480)	(75,725)	—	(177,205)

Carrying amount	101,110	60,510	7,099	737	169,456

For the year ended March 31, 2014
Opening carrying amount	101,110	60,510	7,099	737	169,456
Additions	302	1,804	1,066	1,212	4,384
Disposals	(102)	(306)	(104)	—	(512)
Transfer	—	—	—	(432)	(432)
Depreciation	—	(3,345)	(1,956)	—	(5,301)

Closing carrying amount	101,310	58,663	6,105	1,517	167,595

At March 31, 2014
Cost	101,310	112,353	82,869	1,517	298,049
Accumulated depreciation and impairment losses	—	(53,690)	(76,764)	—	(130,454)

Carrying amount	101,310	58,663	6,105	1,517	167,595

For the year ended March 31, 2015
Opening carrying amount	101,310	58,663	6,105	1,517	167,595
Additions	91	4,833	2,297	4,171	11,392
Disposals	(69)	(154)	(356)	—	(579)
Transfer	—	(9)	9	(3,723)	(3,723)
Depreciation	—	(3,438)	(1,886)	—	(5,324)

Closing carrying amount	101,332	59,895	6,169	1,965	169,361

At March 31, 2015
Cost	101,332	114,920	61,589	1,965	279,806
Accumulated depreciation and impairment losses	—	(55,025)	(55,420)	—	(110,445)

Carrying amount	101,332	59,895	6,169	1,965	169,361

For years ended March 31, 2015 and 2014, depreciation expenses of ¥4,700 million and ¥4,691 million were recorded in “General and administrative expenses” in the consolidated income statement, respectively. The remaining depreciation expenses are presented in “Other operating expenses” based on the nature and circumstances.

There were no capitalized borrowing costs that are directly attributable to the acquisition of property and equipment for the years ended March 31, 2015 and 2014.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

15. Intangible assets

The movement in intangible assets for the years ended March 31, 2015 and 2014 is as follows:

	Goodwill	Computer software(1)	Other intangible assets	Total
	(Millions of yen)
At April 1, 2013
Acquisition cost	969	24,551	1,007	26,527
Accumulated amortization and impairment losses	—	(13,029)	(524)	(13,553)

Carrying amount	969	11,522	483	12,974

For the year ended March 31, 2014
Opening carrying amount	969	11,522	483	12,974
Additions	—	3,242	5	3,247
Disposals	—	(17)	(41)	(58)
Amortization	—	(4,406)	(16)	(4,422)

Closing carrying amount	969	10,341	431	11,741

At March 31, 2014
Acquisition cost	969	27,300	971	29,240
Accumulated amortization and impairment losses	—	(16,959)	(540)	(17,499)

Carrying amount	969	10,341	431	11,741

For the year ended March 31, 2015
Opening carrying amount	969	10,341	431	11,741
Additions	—	5,125	—	5,125
Disposals	—	(17)	(1)	(18)
Amortization	—	(4,288)	(7)	(4,295)

Closing carrying amount	969	11,161	423	12,553

At March 31, 2015
Acquisition cost	969	29,389	969	31,327
Accumulated amortization and impairment losses	—	(18,228)	(546)	(18,774)

Carrying amount	969	11,161	423	12,553

(1)	All computer software at March 31, 2015, March 31, 2014 and April 1, 2013 was purchased from external vendors.

There were no capitalized borrowing costs that are directly attributable to the acquisition of intangible assets for the years ended March 31, 2015 and 2014.

For the years ended March 31, 2015 and 2014, amortization expenses of ¥4,295 million and ¥4,422 million were recorded in “General and administrative expenses” in the consolidated income statement.

Goodwill

The goodwill recognized in Bank of Yokohama’s consolidated statement of financial position relates solely to the acquisition of stock of Hamagin Tokai Tokyo Securities Co., Ltd. Hamagin Tokai Tokyo Securities Co., Ltd. has one single CGU, the entity as a whole.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The recoverable amount of the CGU is calculated based on its value in use, determined by discounting the future cash flows expected to be generated from the continuing use of the CGU. The calculation uses cash flow projections based on financial forecasts approved by management for a 1-year period. Cash flows beyond the 1-year period are extrapolated from the 2014 projected earnings assuming a zero growth rate. The discount rate used is the cost of capital determined using the Weighted Average Cost of Capital model. The discount rate used for the calculation of value in use at March 31, 2015 and 2014 were 16.42% and 16.73%, respectively.

No impairment losses were recognized for years ended March 31, 2015 and 2014 because the recoverable amount of the CGU was determined to be higher than its carrying amount.

The key assumptions described above may change as economic and market conditions change. Bank of Yokohama estimates that reasonably possible changes in these assumptions would not cause the recoverable amount of the CGU to decline below the carrying amount.

16. Other assets

A breakdown of other assets at March 31, 2015, March 31, 2014 and April 1, 2013 is as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Prepaid expenses	1,438	1,285	1,306
Accrued income	7,930	6,728	6,927
Receivables for securities transactions	76,572	25,242	36,564
Security deposit and other deposits	14,659	9,493	9,261
Suspense account	10,021	9,255	10,825
Other	4,577	3,042	2,491

Total	115,197	55,045	67,374

Current	96,480	43,600	55,731
Non-Current	18,717	11,445	11,643

“Security deposit and other deposits” in the table above includes deposits provided to the exchange and similar institutions, amounting to ¥8,004 million, ¥3,624 million and ¥3,391 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively.

“Other” in the table above includes the cash segregated as deposits for customers’ financial assets in trust to Bank of Yokohama. The amount is calculated based on the fair value of the customers’ assets and amounted to ¥3,800 million, ¥2,600 million and ¥2,000 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

17. Deposits

A breakdown of deposits at March 31, 2015, March 31, 2014 and April 1, 2013 is as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Demand deposits (non-interest bearing)	499,171	487,310	468,637
Demand deposits	8,166,467	7,858,366	7,492,244
Deposit at notice	96,583	86,736	83,089
Time deposits	3,360,542	3,395,909	3,403,539
Certificate of deposits	106,960	49,610	32,490
Other	2,770	2,490	2,415

Total	12,232,493	11,880,421	11,482,414

Current	11,459,003	11,126,299	10,714,555
Non-Current	773,490	754,122	767,859

18. Debt securities issued

The details of debt securities issued at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Subordinated and unsecured bonds with early redemption clause, round 9	—	—	11,400
Subordinated and unsecured bonds with early redemption clause, round 10	—	—	8,900
Subordinated and unsecured bonds with early redemption clause, round 11	—	—	5,700
Subordinated and unsecured bonds with early redemption clause, round 12	—	—	8,300
Subordinated and unsecured bonds with early redemption clause, round 13(1)	—	20,000	20,000
Subordinated and unsecured bonds with early redemption clause, round 14(1)	—	10,000	10,000

Total	—	30,000	64,300

Current	—	—	—
Non-Current	—	30,000	64,300

(1)	The date of redemption of subordinated and unsecured bonds with an early redemption clause, round 13 and 14, is July 17, 2019.

Bank of Yokohama did not have any defaults of principal or interest or other breaches with respect to its debt securities issued during years ended March 31, 2015 and 2014.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

19. Borrowings

A breakdown of borrowings at March 31, 2015, March 31, 2014 and April 1, 2013 is as follows:

	Maturity	At March 31,		At April 1,
		2015	2014	2013
	(Millions of yen)
Borrowings	2015-2024	770,282	393,071	349,474
Subordinated borrowings	—	—	—	65,000
Subordinated perpetual borrowings(1)	—	41,000	41,000	41,000

Total	—	811,282	434,071	455,474

Current	—	168,059	246,899	248,462
Non-current, including subordinated perpetual borrowings	—	643,223	187,172	207,012

(1)

The balance at March 31, 2015, March 31, 2014 and April 1, 2013 is borrowings from YPCC. These borrowings have no determined maturity, but Bank of Yokohama has an obligation to pay interest to YPCC. Accordingly, they are compound instruments with the feature of both liability and equity. The amounts presented in the above table only include the liability component. Fair value of the equity portion at initial recognition was zero.

The average interest rates of borrowings at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	Average interest rate
	At March 31,		At April 1,
	2015	2014	2013
Borrowings	0.12%	0.14%	0.14%
Subordinated borrowings	—	—	2.35%
Subordinated perpetual borrowings	2.96%	2.96%	2.96%

Bank of Yokohama did not have any defaults of principal or interest or other breaches with respect to its borrowings during years ended March 31, 2015 and 2014.

20. Income tax

Current tax liabilities

Current tax liabilities at March 31, 2015, March 31, 2014 and April 1, 2013 were ¥12,404 million, ¥18,183 million and ¥21,427 million, respectively, which shall be paid within one year after each reporting date.

At March 31, 2015, March 31, 2014 and April 1, 2013, Bank of Yokohama had no tax-related contingent liabilities and contingent assets, and/or any uncertain tax position.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Deferred tax assets and liabilities

Deferred tax assets and liabilities are computed for each tax jurisdiction using currently enacted or substantively enacted tax rates applicable to periods when the temporary differences are expected to reverse. Net deferred tax assets/liabilities at March 31, 2015, March 31, 2014 and April 1, 2013 comprise the following items:

	At April 1, 2013	For the year ended March 31, 2014		At March 31, 2014	For the year ended March 31, 2015		At March 31, 2015
		Profit for the year	OCI		Profit for the year	OCI
	(Millions of yen)
Deferred tax assets (liabilities)
Investment securities	(33,824)	(1,917)	(819)	(36,560)	(74)	(23,204)	(59,838)
Loans and advances	49,543	(3,258)	—	46,285	(4,595)	—	41,690
Pensions and other retirement benefits	11,891	(3,964)	(16)	7,911	(2,397)	(1,967)	3,547
Elimination of intra-group gains on consolidated securitization vehicles	6,799	(176)	—	6,623	(2,557)	—	4,066
Property and equipment	(35,653)	859	—	(34,794)	1,475	—	(33,319)
Other	10,135	(312)	—	9,823	27	—	9,850

Total	8,891	(8,768)	(835)	(712)	(8,121)	(25,171)	(34,004)

Deferred tax assets	14,355			11,841			11,095
Deferred tax liabilities	(5,464)			(12,553)			(45,099)

Bank of Yokohama is principally subject to the tax laws in Japan. At each reporting date, recognition of deferred tax assets is based on management’s profit forecasts, which are based on the available evidence, including historical levels of profitability. Bank of Yokohama only recognizes deferred tax assets to the extent that future taxable profits will be available against which these assets can be utilized.

Deferred tax assets have not been recognized in respect of the following items at March 31, 2015, March 31, 2014 and April 1, 2013.

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Deductible temporary differences	155	232	248
Tax loss carry-forward	409	448	466

Total	564	680	714

Deferred tax assets on unused tax losses are recognized to the extent that the amounts are expected to be utilized.

Unused tax loss carry-forward shown in the table above are mainly from Yokohama Capital Co., Ltd. (scheduled to expire in 2023). Deferred tax assets arising from unused tax losses were not recognized as management considered it is not probable that future taxable profits would be available against which such losses can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the assets to be utilized.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Income taxes in the consolidated income statement

Total income taxes for the years ended March 31, 2015 and 2014 were as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Current tax expense:
Current tax for the current year	32,129	36,189

Total current tax expense	32,129	36,189

Deferred tax expense:
Origination and reversal of temporary differences	7,157	7,393
Changes in tax rate	1,080	1,409
Write-downs (reversals of previous write-downs) of deferred tax assets	(116)	(34)

Total deferred tax expense	8,121	8,768

Total income tax expense	40,250	44,957

A reconciliation of the statutory tax rate to the effective income tax rate for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015		2014
Statutory tax rates in Japan	35.9%		38.3%
Effect of changes in tax laws	0.9%		1.3%
Non taxable items	(2.2%	)	(1.0%	)
Others-net	(0.9%	)	1.7%

Effective income tax rates	33.7%		40.3%

According to the promulgation of “the Act for Partial Amendment of the Income Tax Act, etc.” (Act No.9 of 2015) and “the Act for Partial Amendment of the Local Tax Act, etc.” (Act No.2 of 2015) on March 31, 2015, the statutory tax rate which Bank of Yokohama used for the calculation of deferred tax assets and deferred tax liabilities has been changed from 35.1% to 33.5% for those which are expected to be recovered or settled between April 1, 2015 and March 31, 2016 and from 35.1% to 32.8% for those which are expected to be recovered or settled on and after April 1, 2016.

The Act on the Partial Revision of the Act on Income (Act No. 10 of 2014) was enacted on March 31, 2014, and the special corporation tax for reconstruction became no longer imposed from the fiscal year started on April 1, 2014. As a result, the statutory effective tax rate used for deferred tax assets and liabilities when the related temporary differences are expected to reverse during the year ended March 31, 2015 was changed from 38.3% to 35.9%.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

21. Personnel expenses

Personnel expenses recognized in Bank of Yokohama’s consolidated income statements for the years ended March 31, 2015 and 2014 are as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Wages and salaries	44,433	43,443
Social securities	5,889	5,336
Contribution to defined contribution plans	308	303
Expenses related to defined benefit plans	1,518	1,675
Equity-linked compensation	77	69
Other	168	115

Total	52,393	50,941

21.1. Employee benefits (for equity-linked compensation, see Note 21.2)

A breakdown of employee benefit assets and liabilities at March 31, 2015, March 31, 2014 and April 1, 2013 is as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Net defined benefit assets	8,737	—	—

Total employee benefit assets	8,737	—	—

Net defined benefit liabilities	627	4,731	14,794
Provision for vacation accrual	2,559	2,538	2,560

Total employee benefit liabilities	3,186	7,269	17,354

Current	2,559	2,538	2,560
Non-Current	627	4,731	14,794

The Bank has a post-employment corporate pension plan and a lump-sum retirement allowance program, in addition to a post-employment defined contribution pension plan. In certain cases, premium severance packages may be given to employees in conjunction with their retirement benefits. The corporate pension plan is in the form of a cash-balance plan. For other retirement benefits (i.e. the lump-sum retirement allowance program and the post-employment defined contribution pension plan) benefits are calculated using a points system.

Subsidiaries of the Bank have defined benefit lump-sum retirement allowance programs. Some also have the post-employment defined contribution pension plan.

The corporate pension plan

The plan entitles employees who have served in the Bank for a certain period to receive pension payments for their services upon retirement, depending on the length of service and degree of contribution to the Bank.

The Bank’s corporate pension plan is subject to the provisions of the Defined Benefit Corporate Pension Act, and plan assets are managed by the special fund (the “Fund”) incorporated under the Defined Benefit Corporate

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Pension Act, that is legally separated from the Bank. The Fund’s representative board comprises members elected by the Bank and its employees and is entrusted to conduct administrative matters relating to plan assets.

The plan assets are funded to prepare for future payments to those enrolled into the plan. Accordingly, the pension assets of the Bank are invested based on the investment guideline, which requires achieving and maintaining a portfolio with diversified asset classes and is expected to generate good investment return in the mid to long term. In addition to the contribution to the fund as required by law, the Bank has instituted retirement benefit trusts to prepare for future payments where funds are invested in marketable securities in accordance with the contracts with a trust bank.

The Defined Benefit Corporate Pension Act requires revision of the actuarial assumptions and remeasurement of the obligation every five years, or more frequently, to ensure that pension assets are adequately funded and well prepared for future pension payments.

The lump-sum retirement allowance

The Bank and its subsidiaries have lump-sum retirement allowance programs under which employees will receive lump-sum payments upon retirement. Though not required by law, the Bank has made contributions to the retirement benefit trust in preparation for future payments. The funds are invested into marketable securities in accordance with the contracts with the trust bank.

Both post-employment plans are defined benefit plans, which exposes the Bank to various actuarial risks, such as investment risk, interest rate risk and mortality risk.

(i) Investment risk

Bank of Yokohama regards investment risk as the risk that may have the most significant impact on actuarial calculations. The expected rate of return on investment, which is also the discount rate used for the calculation of the present value of the defined benefit liability, is set against the market yields of high quality corporate bonds. Yet, plan assets are invested into a diversified portfolio with various asset classes to generate better investment return while also preventing concentration risks. In addition, unforeseeable adverse change in market conditions may cause unexpectedly low investment return which consequently leads to the plan being significantly underfunded.

(ii) Interest rate risk

The present value of the defined benefit obligation will be increased by a decrease in the discount rate. However, the impact on the net defined benefit liability will be partially netted off as a decrease in the interest rate would generally result in a capital gain on plan assets, which are mainly invested into debt instruments with long durations.

(iii) Mortality risk

The present value of the defined benefit liability is calculated using an estimation of the plan participants’ mortality during or after employment. An increase in average life expectancy of the plan participants will increase the defined benefit liability.

To prepare for such risks inherent to define benefit plans, the present value of defined benefit obligation is remeasured every year based on updated actuarial assumptions and management is carefully monitoring the risk Bank of Yokohama is exposed to.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(a) Movement in net defined benefit assets / liabilities

The following table presents a rollforward from the opening balances to the closing balances of the net defined benefit liabilities (assets) and its components.

	Defined benefit obligations	Fair value of plan assets	Asset-ceiling	Net defined benefit liabilities (assets)
	(Millions of yen)
Balance at April 1, 2013	85,599	(76,834)	6,029	14,794

Included in profit or loss for the year
Current service cost	1,464	—	—	1,464
Interest cost (income)	1,265	(1,144)	90	211

Subtotal	2,729	(1,144)	90	1,675

Included in other comprehensive income
Actuarial loss (gain) arising from:
Demographic assumptions	190	—	—	190
Financial assumptions	(645)	—	—	(645)
Experience adjustment	752	(7,119)	—	(6,367)
Change in asset-ceiling	—	—	6,778	6,778

Subtotal	297	(7,119)	6,778	(44)

Other
Contributions paid by the employer(1)	—	(11,684)	—	(11,684)
Benefits paid	(4,370)	4,360	—	(10)

Subtotal	(4,370)	(7,324)	—	(11,694)

Total change for the year	(1,344)	(15,587)	6,868	(10,063)

Balance at March 31, 2014	84,255	(92,421)	12,897	4,731

Included in profit or loss for the year
Current service cost	1,457	—	—	1,457
Interest cost (income)	1,246	(1,377)	192	61

Subtotal	2,703	(1,377)	192	1,518

Included in other comprehensive income
Actuarial loss (gain) arising from:
Demographic assumptions	56	—	—	56
Financial assumptions	3,432	—	—	3,432
Experience adjustment	885	(15,765)	—	(14,880)
Change in asset-ceiling	—	—	5,915	5,915

Subtotal	4,373	(15,765)	5,915	(5,477)

Other
Contributions paid by the employer(1)	—	(7,758)	—	(7,758)
Benefits paid	(4,900)	3,776	—	(1,124)

Subtotal	(4,900)	(3,982)	—	(8,882)

Total change for the year	2,176	(21,124)	6,107	(12,841)

Balance at March 31, 2015	86,431	(113,545)	19,004	(8,110)

(1)

During the year ended March 31, 2014, Bank of Yokohama, in addition to annual contributions as scheduled, contributed investment securities to the retirement benefit trust. The additional contribution resulted in a profit of ¥3,224 million which is included in other operating income.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(b) Plan assets

Investments in plan assets at March 31, 2015, March 31, 2014 and April 1, 2013 are summarized in the following table.

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Quoted prices in active markets available:
Equity investments
Domestic	36,406	33,218	30,127
Overseas	5,286	10,319	10,681
Debt investments
Domestic	8,316	24,589	22,015
Overseas	15,803	14,161	4,798

Quoted prices in active markets unavailable:
Equity investments
Overseas	593	1,157	1,198
Debt investments
Domestic	1,910	5,647	5,055
Other(1)	45,231	3,330	2,960

Total	113,545	92,421	76,834

(1)

Other mainly consists of cash and cash equivalents arising from a change in portfolio mix of the plan assets. These cash and cash equivalents were incidental and temporary at March 31, 2015 and would be invested into various asset classes in accordance with the investment strategy of the plan assets.

The pension funds review the funding status of plan assets annually. If any funding deficit is identified, a measure is taken to cover the deficit, such as by increasing the amount of contributions made by the employer.

The plan assets managed by retirement benefit trusts are invested into marketable securities in active markets in accordance with the contracts with the trust bank. The plan assets which exclude retirement benefit trusts are invested in a portfolio with a breakdown as required under the basic investment principle, i.e. 16% domestic stocks, 16% overseas stocks, 46% domestic bonds, 20% overseas bonds and 2% other.

(c) Defined benefit liabilities

(i) Actuarial assumptions

The following are the principal actuarial assumptions at March 31, 2015, March 31, 2014 and April 1, 2013 (expressed as weighted averages).

	At March 31,		At April 1,
	2015	2014	2013
Discount rate	1.2%	1.5%	1.5%
Future salary growth	3.9%	4.2%	4.5%

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Assumptions regarding future mortality have been based on published statistics and mortality tables. The current longevities underlying the values of the defined benefit obligation at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Years)
Longevity at age 65 for current pensioners:
Males	21.4	21.4	21.3
Females	26.9	26.8	26.7

Longevity at age 65 for current members aged 45:
Males	22.3	22.3	22.2
Females	27.8	27.7	27.6

At March 31, 2015, March 31, 2014 and April 1, 2013, the weighted-average duration of the defined benefit obligation are 16.5 years, 16.7 years and 16.8 years, respectively.

(ii) Sensitivity analysis

The present value of retirement benefit obligations depend on a number of factors that are determined on an actuarial basis. Any changes in these assumptions may affect the carrying amounts of retirement benefit liabilities.

Reasonably possible changes at March 31, 2015, March 31, 2014 and April 1, 2013 to the discount rates and the longevity data, which are two of the most relevant actuarial assumptions for Bank of Yokohama, holding other assumptions constant, would have affected the defined benefit obligation by the amounts shown below.

	At March 31, 2015		At March 31, 2014		At April 1, 2013
	Increase	Decrease	Increase	Decrease	Increase	Decrease
	(Millions of yen)
Discount rate (50bp movement)	(5,906)	6,683	(5,653)	6,380	(5,796)	6,541
Longevity (1 year)	1,963	—	1,797	—	1,773	—

(iii) Expected contribution

Expected contribution to the defined benefit plans for the year ending March 31, 2016 is ¥7,809 million.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

21.2. Equity-linked compensation

Bank of Yokohama has the following equity-linked compensation arrangements for key management personnel and employees to purchase shares in the Bank. All options are settled by physical delivery of shares. The terms and conditions of the grants are as follows:

	Management/ employees entitles	Grant date	Number of shares	Contractual life of options
				From	To
Stock acquisition right FY 2003	8 management 186 employees	July 7, 2003	1,407,000	June 27, 2005	June 26, 2013
Stock acquisition right FY 2004	8 management 280 employees	July 6, 2004	2,186,000	June 26, 2006	June 25, 2014
Stock acquisition right FY 2005	7 management 455 employees	July 7, 2005	4,379,000	June 29, 2007	June 28, 2015
Stock acquisition right FY 2008	7 management 11 senior employees	July 9, 2008	178,800	July 10, 2008	July 9, 2038
Stock acquisition right FY 2009	8 management 10 senior employees	July 8, 2009	277,200	July 9, 2009	July 8, 2039
Stock acquisition right FY 2010	7 management 10 senior employees	July 7, 2010	322,800	July 8, 2010	July 7, 2040
Stock acquisition right FY 2011	8 management 11 senior employees	July 6, 2011	189,800	July 7, 2011	July 6, 2041
Stock acquisition right FY 2012	8 management 12 senior employees	July 5, 2012	218,400	July 6, 2012	July 5, 2042
Stock acquisition right FY 2013	8 management 12 senior employees	July 4, 2013	145,400	July 5, 2013	July 4, 2043
Stock acquisition right FY 2014	8 management 15 senior employees	July 4, 2014	146,500	July 5, 2014	July 4, 2044

Number of shares indicates the number of shares to be issued if all stock acquisition rights granted are exercised.

Bank of Yokohama initially measures the stock acquisition rights granted on and after April 1, 2013 at fair value. Stock acquisition rights granted on or before March 31, 2013 were not measured initially at fair value as those were granted and were vested before April 1, 2013, the date of transition.

The fair value of stock acquisition rights granted are measured using the Black-Scholes option pricing model. The service and non-market performance conditions attached to the arrangements were not taken into consideration in measuring the fair value.

The grant-date fair value of stock acquisition rights granted during the years ended March 31, 2015 and 2014 and their exercise price are as follows.

	Stock acquisition right
	FY 2014	FY 2013
	(Yen)
Fair value at grant date	548	486
Exercise price	1	1

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The inputs used for the fair value measurement at grant date were as follows.

	Stock acquisition right
	FY 2014	FY 2013
Expected volatility	26.263%	38.057%
Expected life	5 years and a month	5 years and a month
Expected dividends	¥12	¥11
Risk-free interest rate	0.159%	0.318%

The expected volatility is based on both volatility of historical average share price and implied volatility derived from traded options over the Bank’s common shares with maturity similar to those of the employee stock acquisition rights.

The changes in the number and weighted-average exercise prices of stock acquisition rights under the equity-linked compensation program for the years ended March 31, 2015 and 2014 are as follows.

	For the year ended March 31,
	2015		2014
	Number of options	Weighted-average exercise price	Number of options	Weighted-average exercise price
Outstanding at April 1	6,954,400	¥576	7,656,700	¥606
Forfeited during the period	1,968,000	¥624	214,800	¥431
Exercised during the period	1,241,900	¥613	632,900	¥254
Granted during the period	146,500	¥1	145,400	¥1
Outstanding at March 31	3,891,000	¥519	6,954,400	¥576
Exercisable at March 31	3,855,800	¥523	6,921,200	¥579

The outstanding stock acquisition rights at March 31, 2015 and 2014 had an exercise price of ¥1 to ¥648 and ¥1 to ¥648, and a weighted-average contractual life of five years and ten months, and four years and seven months, respectively.

The weighted-average share price at the date of exercise for stock acquisition rights exercised during the years ended in March 31, 2015 and 2014 were ¥514 to ¥721 and ¥479 to ¥545, respectively.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

22. Other liabilities

A breakdown of other liabilities at March 31, 2015, March 31, 2014 and April 1, 2013 is as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Accrued expenses	12,051	10,923	12,116
Advance receipt	33,170	33,862	32,713
Payables for securities transactions	95,462	26,175	88,848
Suspense receipt	51,913	51,997	18,709
Deposits received	13,857	12,239	11,047
Vacation accrual	2,559	2,538	2,560
Account payable	3,406	6,354	3,643
Financial guarantee liabilities(1)	1,018	1,060	1,413
Other	5,614	5,730	6,514

Total	219,050	150,878	177,563

Current	216,937	148,447	173,523
Non-current	2,113	2,431	4,040

(1)

The amount recognized as liability represents the higher of (i) the initial fair value less cumulative amortization over the life of the guarantee and (ii) the best estimate of the amount required to settle the obligations.

23. Share capital and capital surplus

Under the Companies Act of Japan (the “Companies Act”), issuances of common shares, including issuances arising from conversions of bonds and notes, are required to be credited to the Share capital for at least 50% of the proceeds and to the legal capital surplus account (“Capital surplus”) for the remainder.

The Companies Act permits that Share capital, Capital surplus and Retained earnings can be transferred among these accounts under certain conditions upon approval by shareholders. The Companies Act limits the increase of paid-in capital in the case of simultaneous disposal of treasury shares and issuance of common shares.

The following table presents a rollforward of the number of outstanding shares by type for the years ended March 31, 2015 and 2014:

	Common shares	Treasury shares
	(Number of shares)	(Number of shares)	(Millions of yen)
At April 1, 2013	1,310,071,054	1,607,888	625
Exercise of stock acquisition rights	—	(632,900)	(285)
Purchase of treasury shares	—	27,908,710	15,034
Disposal of treasury shares	—	(3,351)	(2)
Retirement of treasury shares	(18,000,000)	(18,000,000)	(9,786)

At March 31, 2014	1,292,071,054	10,880,347	5,586

Exercise of stock acquisition rights	—	(1,241,900)	(717)
Purchase of treasury shares	—	36,220,046	22,537
Disposal of treasury shares	—	(2,782)	(3)
Retirement of treasury shares	(38,000,000)	(38,000,000)	(22,312)

At March 31, 2015	1,254,071,054	7,855,711	5,091

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The total number authorized common shares was 3,000 million shares at March 31, 2015, March 31, 2014 and April 1, 2013. The holders of common shares are entitled to receive dividends as declared and are entitled to one vote per thousand shares at shareholders’ meetings of the Bank. All common shares issued are fully paid and have no par value.

Treasury shares

The Companies Act permits Japanese companies to purchase their own shares pursuant to a resolution by the shareholders at an annual general meeting until the conclusion of the following ordinary general meeting of shareholders, and to hold such shares as their treasury shares indefinitely regardless of purpose. However, the Companies Act requires the amount of treasury shares purchased to be less than the amount of retained earnings available for dividends. Disposal of treasury shares is subject to the approval of the Board of Directors and follow procedures similar to a public offering of shares for subscription.

24. Retained earnings and other reserves

In addition to the Companies Act, Japanese banks, including the Bank, and Bank of Yokohama on a consolidated basis, are required to comply with the Banking Act of Japan.

Legal reserve

The Companies Act provides that an amount equal to or more than 10% of the aggregate amount of cash dividends and certain appropriations of retained earnings associated with cash outlays applicable to each period shall be set aside as a legal reserve until the aggregate amount of legal reserve set aside as an appropriation of retained earnings and the legal capital surplus equals 25% of stated capital as defined in the Companies Act.

In addition, the Banking Act provides that an amount equal to or more than 20% of the aggregate amount of cash dividends and certain appropriations of retained earnings associated with cash outlays applicable to each fiscal period shall be set aside as a legal reserve until the aggregate amount of legal reserve set aside as appropriation of retained earnings and the legal capital surplus equals 100% of stated capital as defined in the Companies Act.

The amounts of legal reserve of the Bank at March 31, 2015, March 31, 2014 and April 1, 2013, are ¥215,629 million, ¥215,629 million and ¥215,629 million, respectively.

Transfer of legal reserve

Under the Companies Act, Japanese companies are permitted, pursuant to a resolution by shareholders at a general meeting, to set aside the legal reserve as an appropriation of retained earnings and legal capital surplus available for dividends until the aggregate amount of the legal reserve and legal capital surplus equals 25% of stated capital as defined in the Companies Act.

Under the Companies Act, Japanese companies are permitted, pursuant to a resolution by shareholders at a general meeting, to transfer the legal capital surplus and the legal reserve to stated capital and/or retained earnings without limitations, thereby effectively removing the thresholds provided for in the Companies Act and Banking Act at the company’s discretion.

Under the Banking Act, Japanese banks including the Bank are permitted, pursuant to a resolution by shareholders at a general meeting, to set aside the legal reserve as an appropriation of retained earnings and legal capital surplus available for dividends until the aggregate amount of the legal reserve and legal capital surplus equals 100% of stated capital as defined in the Companies Act.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Unappropriated retained earnings and dividends

In addition to the provision that requires appropriation for legal reserve as described above, the Companies Act and the Banking Act impose certain limitations on the amount available for dividends.

Under the Companies Act, the amount available for dividends is based on the amount recorded in the Bank’s accounting records maintained in accordance with Japanese GAAP. The adjustments included in the accompanying consolidated financial statements but not recorded in the Bank’s accounting records have no impact on the determination of retained earnings available for dividends under the Companies Act.

Under the Banking Act, Banks are required to meet minimum capital adequacy requirements. Distributions of retained earnings of the Bank which are otherwise distributable to shareholders, are restricted in order to maintain the minimum 2.0% Common Equity Tier I capital for above mentioned capital adequacy requirement.

Movements in the retained earnings for the years ended March 31, 2015 and 2014 are as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Balance at April 1	400,233	361,111
Profit attributable to shareholders of the parent	75,385	63,922
Dividend paid	(15,277)	(15,001)
Cancellation of treasury shares	(22,239)	(9,786)
Other changes	—	(13)

Balance at March 31	438,102	400,233

A breakdown of other reserves at March 31, 2015, March 31, 2014 and April 1, 2013 is as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Remeasurements of defined benefit plans reserve	(328)	(3,838)	(3,866)
Available-for-sale financial assets reserve	141,431	85,099	81,314
Exchange differences on translating foreign operations reserve	62	21	—

Total	141,165	81,282	77,448

Remeasurements of defined benefit plans reserve

Remeasurements of the defined benefit plans reserve includes the accumulated actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions, and return on plan assets excluding interest income.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The movements of remeasurements of the defined benefit plans reserve for the years ended March 31, 2015 and 2014 were as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Balance at April 1	(3,838)	(3,866)
Losses arising during the period, before tax	5,477	44
Income tax expenses for changes arising during the period	(1,967)	(16)

Balance at March 31	(328)	(3,838)

Available-for-sale financial assets reserve

The available-for-sale financial assets reserve includes the accumulated gains and losses of available-for sale financial assets excluding the amount reclassified to profit or loss when the assets are derecognized or impaired.

The movements of the available-for-sale financial assets reserve for the years ended March 31, 2015 and 2014 were as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Balance at April 1	85,099	81,314
Gains arising during the period, before tax	61,527	6,839
Income tax expenses for changes arising during the period	(17,265)	(1,466)
Reclassification adjustments for losses (gains) included in net profit, before tax	16,556	(1,692)
Income tax (expenses) benefit for reclassification adjustments	(5,939)	647
Amount attributable to non-controlling interests	(757)	(543)
Acquisition of non-controlling interests	2,210	—

Balance at March 31	141,431	85,099

Exchange differences on translating foreign operations reserve

Exchange differences on translating the foreign operations reserve includes foreign exchange differences arising from the translation of the net assets of foreign operations from their functional currencies to the Bank of Yokohama’s presentation currency, Japanese yen.

The movements of exchange differences on translating the foreign operations reserve for the fiscal years ended March 31, 2015 and 2014 were as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Balance at April 1	21	—
Gains arising during the period, before tax	41	21

Balance at March 31	62	21

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

25. Financial assets and financial liabilities

Financial assets and financial liabilities are measured at either fair value or amortized cost. Note 2 “Summary of significant accounting policies” describes how the classes of financial instruments are determined, and how income and expenses, including fair value gain or losses, are recognized. The following tables present the carrying amounts of the financial assets and financial liabilities at March 31, 2015, March 31, 2014 and April 1, 2013 in accordance with the categories of financial instruments as defined in IAS 39.

	Financial assets				Financial liabilities		Carrying amount total
	Held-for- trading	Held-to- maturity	Loans and receivables	Available- for-sale	At amortized cost	At fair value
	(Millions of yen)
At March 31, 2015
Financial assets
Cash and deposits with banks	—	—	2,326,802	—	—	—	2,326,802
Call loans	—	—	276,915	—	—	—	276,915
Financial assets held for trading other than derivatives	14,599	—	—	—	—	—	14,599
Derivative financial assets	48,579	—	—	—	—	—	48,579
Investment securities(1)	978	10,999	1,175,294	1,335,025	—	—	2,522,296
Loans and advances	—	—	9,857,034	—	—	—	9,857,034
Other assets	16	—	106,317	—	—	—	106,333

Total	64,172	10,999	13,742,362	1,335,025	—	—	15,152,558

Financial liabilities
Deposits	—	—	—	—	12,232,493	—	12,232,493
Call money	—	—	—	—	777,300	—	777,300
Cash collateral on securities lent	—	—	—	—	247,652	—	247,652
Derivative financial liabilities	—	—	—	—	—	43,624	43,624
Debt securities issued	—	—	—	—	—	—	—
Borrowings	—	—	—	—	811,282	—	811,282
Other liabilities	—	—	—	—	179,000	—	179,000

Total	—	—	—	—	14,247,727	43,624	14,291,351

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Financial assets				Financial liabilities		Carrying amount total
	Held-for- trading	Held-to- maturity	Loans and receivables	Available- for-sale	At amortized cost	At fair value
	(Millions of yen)
At March 31, 2014
Financial assets
Cash and deposits with banks	—	—	1,427,693	—	—	—	1,427,693
Call loans	—	—	283,615	—	—	—	283,615
Financial assets held for trading other than derivatives	9,321	—	—	—	—	—	9,321
Derivative financial assets	42,640	—	—	—	—	—	42,640
Investment securities(1)	1,240	21,384	1,258,378	823,400	—	—	2,104,402
Loans and advances	—	—	9,610,304	—	—	—	9,610,304
Other assets	—	—	51,246	—	—	—	51,246

Total	53,201	21,384	12,631,236	823,400	—	—	13,529,221

Financial liabilities
Deposits	—	—	—	—	11,880,421	—	11,880,421
Call money	—	—	—	—	182,179	—	182,179
Cash collateral on securities lent	—	—	—	—	91,591	—	91,591
Derivative financial liabilities	—	—	—	—	—	40,075	40,075
Debt securities issued	—	—	—	—	30,000	—	30,000
Borrowings	—	—	—	—	434,071	—	434,071
Other liabilities	—	—	—	—	110,177	0	110,177

Total	—	—	—	—	12,728,439	40,075	12,768,514

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Financial assets				Financial liabilities		Carrying amount total
	Held-for- trading	Held-to- maturity	Loans and receivables	Available- for-sale	At amortized cost	At fair value
	(Millions of yen)
At April 1, 2013
Financial assets
Cash and deposits with banks	—	—	928,119	—	—	—	928,119
Call loans	—	—	251,221	—	—	—	251,221
Financial assets held for trading other than derivatives	33,911	—	—	—	—	—	33,911
Derivative financial assets	49,421	—	—	—	—	—	49,421
Investment securities(1)	499	20,392	1,155,598	1,111,265	—	—	2,287,754
Loans and advances	—	—	9,520,478	—	—	—	9,520,478
Other assets	123	—	65,944	—	—	—	66,067

Total	83,954	20,392	11,921,360	1,111,265	—	—	13,136,971

Financial liabilities
Deposits	—	—	—	—	11,482,414	—	11,482,414
Call money	—	—	—	—	207,707	—	207,707
Cash collateral on securities lent	—	—	—	—	5,101	—	5,101
Derivative financial liabilities	—	—	—	—	—	61,067	61,067
Debt securities issued	—	—	—	—	64,300	—	64,300
Borrowings	—	—	—	—	455,474	—	455,474
Other liabilities	—	—	—	—	138,084	—	138,084

Total	—	—	—	—	12,353,080	61,067	12,414,147

(1)	Those categorized as “Held-for-trading” are derivatives embedded into debt instruments that are bifurcated.

26. Fair value of financial instruments

26.1. Valuation models

The fair value of financial assets and financial liabilities that are traded in active markets are based on quoted market prices or dealer price quotations. For all other financial instruments, Bank of Yokohama determines fair values using other valuation techniques. For financial instruments that are traded infrequently and have little transparency, fair valuation is less objective, and requires varying degrees of judgment depending on liquidity concentration, uncertainty of market factors, pricing assumptions and other risks affecting the specific instruments.

Bank of Yokohama measures fair values using the following fair value hierarchy, which reflects the significance of the inputs used in making the measurements.

Level 1: Inputs that are quoted market prices (unadjusted) in active markets for identical instruments.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Level 2: Inputs other than quoted prices included in Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments which are valued using: quoted market prices in active markets for similar instruments; quoted prices for identical or similar instruments in markets that are not active; or other valuation techniques in which all significant inputs are directly or indirectly observable from market data.

Level 3: Inputs that are unobservable. This category includes all instruments for which the valuation technique includes inputs which are not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category also includes instruments that are valued based on quoted prices for similar instruments for which significant unobservable adjustments or assumptions are required to reflect differences between the instruments.

Valuation techniques include discounted cash flow models, comparison with similar instruments for which observable market prices exist, option pricing models and other valuation models. Assumptions and inputs used in valuation techniques include risk-free and benchmark interest rates, credit spreads and other premium used in estimating discount rates, bond and equity prices, foreign currency exchange rates and equity and volatilities.

The objective of valuation techniques is to arrive at a fair value measurement that reflects the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date.

Bank of Yokohama uses widely recognized valuation models when determining the fair value of common and simple financial instruments, such as interest rate and currency swaps that use only observable market data and require little management judgment and estimation. Observable prices or model inputs are usually available in the market for listed debt and equity securities for exchange-traded derivatives and simple OTC derivatives such as interest rate swaps. Availability of observable market prices and model inputs reduces the need for management judgment and estimation and also reduces the uncertainty associated with the determination of fair values. Availability of observable market prices and inputs varies depending on the products and markets and is prone to changes based on specific events and general conditions in the financial markets.

For more complex instruments, Bank of Yokohama uses proprietary valuation models, which are usually developed from recognized valuation models. Some or all of the significant inputs into these models may not be observable in the market, and are derived from market prices or rates or are estimated based on assumptions. Valuation models that employ significant unobservable inputs require a higher degree of management judgment and estimation in the determination of fair value. Management judgment and estimation are usually required for, but not limited to, the selection of the appropriate valuation model to be used and the determination of input data.

Fair value estimates obtained from models are adjusted for any other factors, such as liquidity risk or model uncertainties, to the extent that Bank of Yokohama believes that a third party market participant would take them into account in pricing a transaction. Fair values reflect the credit risk of the instrument and include adjustments to take account of the credit risk of the Group entity and the counterparty where appropriate. When measuring derivatives that might change classifications from being an asset to a liability or vice versa, such as interest rate swaps, fair value takes into account both credit valuation adjustments (“CVA”) and debit valuation adjustments (“DVA”) when pricing the derivatives.

Model inputs and values are calibrated against historical data and published forecasts and, where possible, against current or recent observed transactions in different instruments and against broker quotes. This calibration process is inherently subjective and it yields a range of possible inputs and estimates of fair value, and management uses judgment to select the most appropriate point in the range.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Financial instruments which are measured using significant Level 3 inputs, which include unquoted equity securities which the fair value is measured using the income approach, discounted cash flow model, market approach and comparable multiple valuation method. Such valuation methods are commonly used in assessing the fair value of unquoted equity securities. However, unobservable inputs, such as future cash flows and discount rates, are involved in the valuation of these instruments.

26.2. Valuation framework

The process for fair value measurement is based on the Fair Value Measurement Rule (“the Rule”) established by Bank of Yokohama. The Rule can only be amended or abolished upon the approval of the Management Committee. As required by the Rule, Administrative Supervisory Division, which is independent from the front office, is responsible for the fair value measurement of financial instruments. Bank of Yokohama considers such segregation of duties critical to ensure the valuation process is fair and objective. When a new product is introduced, RMD, which is independent from the front office and Financial Instrument Division, is responsible for evaluating whether a reasonable fair value can be obtained before the product is launched.

The Internal Audit Division monitors whether the fair value measurement is appropriately made as required by the Rule.

26.3. Financial instruments measured at fair value – fair value hierarchy

The following table analyzes the financial instruments measured at fair value at March 31, 2015, March 31, 2014 and April 1, 2013, by their level in the fair value hierarchy into which the fair value measurement is categorized. The amounts below are based on the values recognized in the statement of financial position.

	Level 1	Level 2	Level 3	Total
	(Millions of yen)
At March 31, 2015
Financial assets held for trading other than derivatives	1,214	13,385	—	14,599
Derivative financial assets	64	48,515	—	48,579
Investment securities	1,096,177	159,790	79,058	1,335,025

Total financial assets	1,097,455	221,690	79,058	1,398,203

Derivative financial liabilities	71	43,553	—	43,624

Total financial liabilities	71	43,553	—	43,624

At March 31, 2014
Financial assets held for trading other than derivatives	1,140	8,181	—	9,321
Derivative financial assets	1	42,639	—	42,640
Investment securities	635,683	112,406	75,311	823,400

Total financial assets	636,824	163,226	75,311	875,361

Derivative financial liabilities	—	40,075	—	40,075

Total financial liabilities	—	40,075	—	40,075

At April 1, 2013
Financial assets held for trading other than derivatives	1,131	32,780	—	33,911
Derivative financial assets	—	49,421	—	49,421
Investment securities	932,349	91,338	87,578	1,111,265

Total financial assets	933,480	173,539	87,578	1,194,597

Derivative financial liabilities	1	61,066	—	61,067

Total financial liabilities	1	61,066	—	61,067

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Financial instruments which are classified as trading assets, derivative financial instruments, and available-for-sale financial assets are measured at fair value in the consolidated statement of financial position. If the quoted market prices are available for these instruments, the fair values are determined on the basis of the prices. In cases where quoted market prices are not available, Bank of Yokohama makes its best estimate of the price that the market would set, using its fair value measurements. The fair value measurements by instruments are described as follows.

Financial assets held for trading other than derivatives

Debt instruments and equity instruments traded in an active market are measured at fair value based on quoted market price (Level 1).

In case quoted market price in active markets is not available, quoted prices in non-active markets is used for fair value measurement (Level 2) or fair value are measured by using a price quoted by a third party, such as a pricing service or broker, or observable market parameters as significant inputs, such as interest rates and spreads. As the inputs used in the valuation are based on observable market data, these are classified within Level 2 of the valuation hierarchy.

Derivative financial instruments

Listed derivatives, which are mainly bond futures, are measured at fair value based on quoted market price (Level 1). OTC derivatives mainly consist of interest rate swaps, currency swaps, currency options and currency forward contracts. The models used in estimating the fair value of these derivatives do not contain a high level of subjectivity as the methodologies used in the models do not require significant judgment, and the inputs used in the models are observable market data. As the inputs used in the valuation are based on observable market data, these derivatives are classified within Level 2 of the valuation hierarchy.

Investment securities

Listed stocks and government debt securities traded in an active market are measured at fair value based on quoted market price (Level 1). Securities not traded in an active market, but have a price quoted by a third party are classified as Level 2.

When securities have no price quotations, Bank of Yokohama measures their fair value by using its own internal models for estimation. When the internal models use data based on observable market parameters as significant inputs, these securities are classified as Level 2. However, inputs which are unobservable in market are significant, these securities are classified as Level 3.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

26.4. Reconciliation of level 3 fair value measurements

The following table shows a reconciliation from the opening balances to the closing balances for fair value measurements in Level 3 of the fair value hierarchy for the years ended March 31, 2015 and 2014:

	Investment securities		Total assets
	Equity securities	Debt securities
	(Millions of yen)
Balance at April 1, 2013	32,077	55,501	87,578
Total gains or losses	1,357	813	2,170
In profit or loss	(91)	(2)	(93)
In OCI	1,448	815	2,263
Purchase	384	15	399
Settlements	(96)	(14,559)	(14,655)
Transfer out of Level 3	(181)	—	(181)

Balance at March 31, 2014	33,541	41,770	75,311

Total gains or losses	2,488	190	2,678
In profit or loss	(69)	(2)	(71)
In OCI	2,557	192	2,749
Purchase	172	10,008	10,180
Settlements	(273)	(8,404)	(8,677)
Transfer out of Level 3	(434)	—	(434)

Balance at March 31, 2015	35,494	43,564	79,058

Total gains or losses for the years ended March 31, 2015 and 2014 in the above table are recognized in the consolidated income statement and consolidated statement of comprehensive income as follows:

	Investment securities		Total assets
	Equity securities	Debt securities
	(Millions of yen)
For the year ended March 31, 2015
Total gains or losses:
Gains or losses recognized in profit or loss	(69)	(2)	(71)
OCI – net change in fair value of available-for-sale financial assets	2,557	192	2,749
Profit or loss – attributable to the change in unrealized gains and losses relating to assets and liabilities held at the reporting date:
Impairment losses	(131)	—	(131)

For the year ended March 31, 2014
Total gains or losses:
Gains or losses recognized in profit or loss	(91)	(2)	(93)
OCI – net change in fair value of available-for-sale financial assets	1,448	815	2,263
Profit or loss – attributable to the change in unrealized gains and losses relating to assets and liabilities held at the reporting date:
Impairment losses	(116)	—	(116)

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

26.5. Unobservable inputs used in measuring fair value

The following table sets out information about significant unobservable inputs used at March 31, 2015, March 31, 2014 and April 1, 2013 in measuring financial instruments categorized as Level 3 in the fair value hierarchy.

Investment securities	Valuation model	Fair value			Significant unobservable input	Range of Level 3 input, applied
		At March 31,		At April 1,		At March 31,		At April 1,
		2015	2014	2013		2015	2014	2013
		(Millions of yen)
Unquoted equity securities	Market multiples	32,555	30,247	29,147	EV/EBITDA	5.8x-16.8x	5.2x-15.5x	5.1x-16.7x
					Price earnings ratio	8.8x-29.9x	12.8x-59.1x	9.2x-53.4x
					Price book- value ratio	0.6x-2.1x	0.5x-1.9x	0.6x-1.9x
					Liquidity discount	30.0%	30.0%	30.0%
	Net asset value	1,383	1,226	1,173	—	—	—	—
	Discount cash flows	628	1,071	614	Long-term revenue growth rate	0.9%	2.6%	1.5%
					Cost of capital	5.5-11.5%	5.2-10.0%	4.6-7.9%

Debt securities (Preferred shares)	Monte carlo simulation	5,692	5,429	4,551	Equity volatility	44.5%-73.4%	39.1%-79.0%	56.8%-58.4%
					Credit spread	0.2%-10.2%	0.6%-13.5%	13.0%

Investments in mortgage-backed securities are categorized in Level 3. The fair values of the investments are ¥37,762 million, ¥36,234 million and ¥50,283 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively. Bank of Yokohama uses the quoted price provided by brokers as fair value of the investments.

The fair value of mortgage-backed securities is estimated based on the fair value of underlying mortgage loan, which includes inputs such as prepayment rates, probability of default and loss given default and discount rates. Since Bank of Yokohama’s investments in mortgage-backed securities are limited to senior class instruments, Bank of Yokohama considers that credit-related inputs are not significant in evaluating fair value. Moreover, Bank of Yokohama considers that interest rate risk is not significant in the low-interest rate environment in Japan.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Sensitivity Analysis

The following table presents the impact of the sensitivity analysis in fair value of unquoted equity securities and preferred shares at March 31, 2015 and March 31, 2014, when these inputs fluctuate to the extent deemed reasonable and the volatility of such inputs has a significant impact on the fair value. Regarding unquoted equity securities which are measured at fair value based on a market approach, the impact of changing the market multiples within a reasonable range (± 5%) is calculated. With respect to preferred shares that are convertible into listed shares, for which credit spreads are used in the valuation techniques, the impact resulting from using a reasonable range for the credit spreads (± 50 bps) is expected to be significant.

	Fair value	Other comprehensive income
		Favorable changes	Unfavorable changes
	(Millions of yen)
March 31, 2015
Unquoted equity securities	34,566	1,544	1,520
Debt securities (preferred shares)	5,692	27	25

March 31, 2014
Unquoted equity securities	32,544	1,644	1,529
Debt securities (preferred shares)	5,429	58	56

26.6. Financial instruments not measured at fair value

The following tables set out the fair values of financial instruments not measured at fair value at March 31, 2015, March 31, 2014 and April 1, 2013, and analyzes them by the level in the fair value hierarchy into which each fair value measurement is categorized.

	Fair values				Carrying amount	Fair value approximates carrying amount
	Level 1	Level 2	Level 3	Total
	(Millions of yen)
March 31, 2015
Assets
Cash and deposits with banks	—	—	—	—	—	2,326,802
Call loans	—	—	—	—	—	276,915
Investment securities	12,297	1,085,990	105,038	1,203,325	1,187,271	—
Loans and advances	—	—	9,938,617	9,938,617	9,857,034	—
Other assets	—	—	—	—	—	113,757

Total	12,297	1,085,990	10,043,655	11,141,942	11,044,305	2,717,474

Liabilities
Deposits	—	3,468,711	—	3,468,711	3,467,502	8,764,991
Call money	—	—	—	—	—	777,300
Cash collateral on securities lent	—	—	—	—	—	247,652
Borrowings	—	814,452	—	814,452	811,282	—
Other liabilities	—	—	—	—	—	179,000

Total	—	4,283,163	—	4,283,163	4,278,784	9,968,943

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Fair values				Carrying amount	Fair value approximates carrying amount
	Level 1	Level 2	Level 3	Total
	(Millions of yen)
March 31, 2014
Assets
Cash and deposits with banks	—	—	—	—	—	1,427,693
Call loans	—	—	—	—	—	283,615
Investment securities	22,597	1,156,033	117,974	1,296,604	1,281,002	—
Loans and advances	—	—	9,705,127	9,705,127	9,610,304	—
Other assets	—	—	—	—	—	53,761

Total	22,597	1,156,033	9,823,101	11,001,731	10,891,306	1,765,069

Liabilities
Deposits	—	3,447,388	—	3,447,388	3,445,519	8,434,902
Call money	—	—	—	—	—	182,179
Cash collateral on securities lent	—	—	—	—	—	91,591
Debt securities issued	—	30,043	—	30,043	30,000	—
Borrowings	—	439,472	—	439,472	434,071	—
Other liabilities	—	—	—	—	—	110,177

Total	—	3,916,903	—	3,916,903	3,909,590	8,818,849

	Fair values				Carrying amount	Fair value approximates carrying amount
	Level 1	Level 2	Level 3	Total
	(Millions of yen)
April 1, 2013
Assets
Cash and deposits with banks	—	—	—	—	—	928,119
Call loans	—	—	—	—	—	251,221
Investment securities	21,799	1,043,473	132,523	1,197,795	1,176,489	—
Loans and advances	—	—	9,621,105	9,621,105	9,520,478	—
Other assets	—	—	—	—	—	66,067

Total	21,799	1,043,473	9,753,628	10,818,900	10,696,967	1,245,407

Liabilities
Deposits	—	3,438,966	—	3,438,966	3,436,029	8,046,385
Call money	—	—	—	—	—	207,707
Cash collateral on securities lent	—	—	—	—	—	5,101
Debt securities issued	—	64,310	—	64,310	64,300	—
Borrowings	—	463,760	—	463,760	455,474	—
Other liabilities	—	—	—	—	—	138,084

Total	—	3,967,036	—	3,967,036	3,955,803	8,397,277

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Fair value of the financial instruments disclosed in the table above is determined as follows:

Assets

(1) Cash and deposit with banks

Carrying amounts approximates fair value because the instruments are either on demand without maturity or have maturities of less than one year.

(2) Call loans

Carrying amount approximates fair value due to contractual terms of less than one year.

(3) Investment securities at amortized cost, and loans and advances

For instruments with fixed interest rates, the risk free rate, after adjustment for credit risk premium using the internal ratings, is used to discount future cash flows to determine the fair value. Depending on the categories applied in credit risk management, future cash flows of certain loans are pooled by product and their remaining maturities in assessing the fair values.

The fair value of loans and receivables from borrowers with “In danger of bankruptcy”, “De facto bankrupt” or “Bankrupt” ratings is determined based on the recoverable amounts which take into consideration the present value of future cash flows and other recoveries by way of collateral and guarantees.

There are some loans and advances with no explicit maturity dates, but Bank of Yokohama’s exposure is limited due to the amount of collateral.

Liabilities

(1) Deposits

Fair value of deposits on demand is the amount payable on demand at the reporting date. Fair value of term deposits is calculated by discounting future cash flows pooled by product and remaining maturities using the discount rate applied to the similar instruments as if they were issued at the reporting date. For term deposits with contractual maturity of less than one year, the carrying amounts approximate fair value.

(2) Call money, and cash collateral on securities lent

Carrying amounts of these instruments approximate their fair value due to contractual term of less than one year.

(3) Debt securities issued and borrowings

Fair value of those instruments with fixed interest rates is calculated by discounting the future cash flows using the discount rate which would be applied as if liabilities with similar terms were issued at the reporting date. Depending on the categories applied in credit risk management, future cash flows of certain loans are pooled by product and their remaining maturities are used in assessing the fair values.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

27. Net interest income

The analysis of net interest income for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Interest income
Deposits with banks	2,132	1,422
Call loans	1,235	986
Investment securities	12,567	13,283
Held-to-maturity	246	313
Available-for-sale	5,036	4,765
Loans and receivables	7,285	8,205
Loans and advances, other than finance lease receivables	135,645	142,230
Finance lease receivables	1,505	1,432
Other	1,602	1,799

Total interest income	154,686	161,152

Interest expenses
Deposits	4,470	4,924
Call money	578	489
Cash collateral on securities lent	413	135
Debt securities issued	144	1,086
Borrowings	3,173	3,971
Other	1,847	993

Total interest expenses	10,625	11,598

Net interest income	144,061	149,554

Interest income relating to impaired financial assets was ¥4,262 million and ¥4,764 million for the years ended March 31, 2015 and 2014, respectively,

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

28. Net fee and commission income

The analysis of net fee and commission income for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Fee and commission income
Loans and deposits	17,006	16,884
Remittances and transfers	10,225	10,158
Securities-related business	19,537	18,781
Insurance commissions	7,708	4,714
Safe deposits	1,657	1,692
Other	3,506	3,407

Total fee and commission income	59,639	55,636

Fee and commission expenses
Loans and deposits	2,913	2,890
Remittances and transfers	1,917	1,897
Other	1,366	988

Total fee and commission expenses	6,196	5,775

Net fee and commission income	53,443	49,861

The net fee and commission income above excludes amounts included in determining the effective interest rate on financial assets and financial liabilities that are not recognized at fair value through profit or loss.

29. Net trading income

The analysis of net trading income, including derivatives, for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Equity securities	610	260
Debt securities	1,779	1,329
Derivatives
Interest rate contracts	4,909	4,594
Foreign currency contracts	50	63
Bond contracts	21,409	8,694

Total	28,757	14,940

Net trading income above includes the profit or loss impact of derivatives which do not qualify for hedge accounting, though they are held for risk management purposes.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

30. Other operating income

The analysis of other operating income for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Net investment income	(8,207)	9,125
Rental income	1,262	1,238
Income from hire purchase	8,788	11,403
Income from collection of receivables	1,083	1,060
Gains on foreign exchange transactions	1,466	1,399
Gain on securities contributed to employees’ retirement benefit trust	—	3,224
Gain on disposal of property and equipment	3,126	571
Other income	2,161	2,513

Total	9,679	30,533

The analysis of net investment income for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Debt securities
Losses on sale of available-for-sale securities	(21,946)	(6,609)
Gains on sale of securities categorized as loans and receivables	542	75

Available-for-sale equity securities
Gains on sale	7,856	11,182
Dividends	5,341	4,477

Total	(8,207)	9,125

Rental income is mainly generated from operating leases. The future minimum lease payments under non-cancellable operating leases at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Less than one year	216	212	237
Between one and five years	307	411	617
More than five years	14	15	—

Total	537	638	854

There was no material contingent rent recognized in profit or loss for the years ended March 31, 2015 and 2014.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

31. General and administrative expenses

The analysis of general and administrative expenses for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Personnel expenses	52,393	50,941
Depreciation and amortization	8,995	9,113
Rent and lease expenses	6,756	6,722
Building and maintenance expense	3,538	3,160
Supplies expenses	2,650	2,497
Communication expenses	1,220	1,232
Publicity and advertising expenses	1,053	865
Taxes and dues	5,999	5,202
Premium for deposit insurance	7,776	7,455
Transportation	1,174	1,160
Outsourcing expenses	11,587	11,246
Other	7,300	7,166

Total	110,441	106,759

The detailed analysis of personnel expenses for the years ended March 31, 2015 and 2014 is described in Note 21.

The analysis of depreciation and amortization expenses for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Depreciation	4,700	4,691
Amortization	4,295	4,422

Total	8,995	9,113

Bank of Yokohama leases a number of branch premises, offices and equipment under operating leases. Rental and lease expenses are incurred for these operating leases. There are no significant amounts of future minimum lease payments under non-cancellable operating leases at March 31, 2015, March 31, 2014 and April 1, 2013.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

32. Other operating expenses

The analysis of other operating expenses for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Loss on disposal of property and equipment	658	465
Costs of operating lease	519	544
Costs of hire purchase	8,462	11,061
Provision of reserve for contingency loss	381	479
Other expenses	1,185	2,123

Total other operating expenses	11,205	14,672

33. Per share information

(a) Basic earnings per share

Basic earnings per share is calculated by dividing net profit or loss attributable to common shareholders of the Bank by the weighted-average number of common shares outstanding during the year, excluding common shares purchased by the Bank and held in treasury.

	For the year ended March 31,
	2015	2014
Net profit attributable to the shareholders of the parent (millions of yen)	75,385	63,922
Adjustments for: total amount of preference dividends (millions of yen)	—	—

Adjusted net profit attributable to the shareholders of the parent (millions of yen)	75,385	63,922

Weighted average number of common shares issued (thousands)	1,261,052	1,297,187

Basic earnings per share (yen)	59.78	49.28

(b) Diluted earnings per share

Diluted earnings per share is calculated by adjusting net profit or loss attributable to common shareholders of the Bank and the weighted average number of common shares outstanding for the effect of all dilutive potential common shares.

	For the year ended March 31,
	2015	2014
Adjusted net profit attributable to the shareholders of the parent (millions of yen)	75,385	63,922

Weighted-average number of common shares issued (thousands)	1,261,052	1,297,187
Adjustments for: Increase in the number of common shares (thousands)
- Effect of stock acquisition rights issued (thousands)	721	692

Weighted-average number of common shares for calculation of diluted earnings per share (thousands)	1,261,773	1,297,879

Diluted earnings per share (yen)	59.75	49.25

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Stock acquisition rights below are excluded from the calculation of diluted earnings per share as the impact is anti-dilutive.

For the year ended March 31, 2015: one type of stock acquisition rights (numbers of stock acquisition rights: 3,113)

For the year ended March 31, 2014: two types of stock acquisition rights (numbers of stock acquisition rights: 6,256)

(c) Dividends per share

The dividends declared and paid by the Bank during the years ended March 31, 2015 and 2014 were as follows:

	2015		2014
	Dividend per share	Aggregated amounts	Dividend per share	Aggregated amounts
	(Yen)	(Millions of yen)	(Yen)	(Millions of yen)
Common shares	12.0	15,275	11.5	15,000

The following dividends were approved by the Board of Directors on May 12, 2015. The dividends approved after the reporting date have not been recognized as a liability in the consolidated statement of financial position at March 31, 2015.

	Dividend per share	Aggregated amounts
	(Yen)	(Millions of yen)
Common shares	7.5	9,346

34. Group subsidiaries

34.1. Principal subsidiaries

The table below provides details of the principal subsidiaries of the Bank. Additional information on these subsidiaries is provided in Note 1.

Name of the subsidiaries	Principal place of business	Ownership interest
		March 31, 2015	March 31, 2014	April 1, 2013
Yokohama Guarantee Co., Ltd.	Japan	100%	40%	40%
Hamagin Tokai Tokyo Securities Co., Ltd.	Japan	60%	60%	51%
Hamagin Finance Co., Ltd.	Japan	100%	69.4%	69.4%
Yokohama Capital Co., Ltd.	Japan	100%	47%	47%

During the year ended March 31, 2014, the Bank acquired additional interest in Hamagin Tokai Tokyo Securities Co., Ltd. for consideration of ¥1,050 million, which increased the Bank’s interest in the subsidiary from 51% to 60%. As a result of the transaction, non-controlling interests decreased by ¥803 million. The difference between the decrease in non-controlling interests and the consideration paid was recognized in equity.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

During the year ended March 31, 2015, the Bank acquired the remaining non-controlling interest in Yokohama Guarantee Co., Ltd., Hamagin Finance Co., Ltd., Yokohama Capital Co., Ltd. and Hamagin Research Institute, Ltd. These four subsidiaries became wholly owned subsidiaries of the Bank. The changes in ownership and the related information are summarized below.

	Yokohama Guarantee Co., Ltd.	Hamagin Finance Co., Ltd.	Yokohama Capital Co., Ltd.	Hamagin Research Institute, Ltd.	Total
	(Millions of yen)
Decrease in non-controlling interests	8,958	2,486	116	181	11,741
Other comprehensive income	981	1,214	15	—	2,210
Consideration paid	6,246	—	74	18	6,338
Capital surplus	1,731	1,272	27	163	3,193

Prior to making Hamagin Finance Co., Ltd. its wholly owned subsidiary, the Bank’s another subsidiary, Yokohama Guarantee Co., Ltd. also held shares in Hamagin Finance Co., Ltd. with non-controlling interest recognized. The non-controlling interest in Hamagin Finance Co., Ltd. decreased as a result of the Bank’s acquisition of the remaining shares of Yokohama Guarantee Co., Ltd.

During the years ended March 31, 2015 and 2014, the Bank did not provide any financial support to its consolidated structured entities. There is no significant restriction on the Bank’s ability to access or use its assets to settle its liabilities.

The following section summarizes the information relating to the Bank’s subsidiary in which Bank of Yokohama had material non-controlling interests. Yokohama Guarantee Co., Ltd. became a wholly owned subsidiary of the Bank during the year ended March 31, 2015, as described above. There was no subsidiary in which Bank of Yokohama had significant non-controlling interests at March 31, 2015.

Yokohama Guarantee Co., Ltd.

Yokohama Guarantee Co., Ltd. bears part of the credit risk which the Bank is exposed to as it provides financial guarantees to loans granted by the Bank. Yokohama Guarantee Co., Ltd. provides for possible losses on its financial guarantees to the Bank. From Bank of Yokohama’s perspective, such guarantee is provided on an intra-group basis, and is accordingly accounted for in the consolidated financial statements as if no guarantee were provided.

The following table presents information on Yokohama Guarantee Co., Ltd. at March 31, 2014 and April 1, 2013, and for the year ended March 31, 2014:

	At March 31, 2014	At April 1, 2013
	(Millions of yen)
Non-controlling interests percentage	60%	60%

Cash and deposit with banks	44,974	42,849
Total assets	67,700	67,629

Financial guarantee liability	26,981	29,127
Allowance for loss in financial guarantee	26,585	28,559
Total liabilities	58,751	61,672

Net assets	8,949	5,957
Carrying amount of non-controlling interest	5,546	3,702

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

For the year ended March 31, 2014
(Millions of yen)
Net profit	2,513
Total comprehensive income	2,998

Profit allocated to non-controlling interests	1,508
Cash dividends to non-controlling interests	5

Yokohama Guarantee Co., Ltd. does not recognize cash and cash equivalents based on Bank of Yokohama’s accounting policy, under which only cash on hand and deposits with the Bank of Japan are considered as cash and cash equivalents (see Note 2.5).

34.2. Interests in unconsolidated structured entities

A structured entity is an entity that has been designed so that voting or similar rights are not the dominant factor in deciding who controls the entity. An interest in a structured entity refers to contractual or non-contractual involvement that exposes Bank of Yokohama to the variability of returns from the performance of the structured entity. Such interests include the holding of equity or debt instruments as well as the provision of loans.

The maximum exposure to losses associated with Bank of Yokohama’s interests in unconsolidated structured entities is calculated based on the carrying amount of Bank of Yokohama’s interests in the unconsolidated structured entities and the notional amounts of loan commitments and guarantees, without considering the probability of losses being incurred or the effect of collateral or other credit protection. Except for YPCC (see details below), Bank of Yokohama did not have any contractual obligation to provide any financial or other support to the unconsolidated structured entities during the years ended March 31, 2015 and 2014.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The table below shows the carrying amount included in Bank of Yokohama’s consolidated statements of financial position at March 31, 2015, March 31, 2014 and April 1, 2013 regarding its involvement in unconsolidated structured entities, showing the line items in the consolidated statement of financial position in which they are presented. The table also shows the maximum exposure to loss which Bank of Yokohama may be exposed to.

	Regulatory capital funding vehicle	Securitization vehicle	Investment funds	Structured finance vehicle
	(Millions of yen)
At March 31, 2015
Amount recognized in the consolidated statement of financial position
Investment securities	—	37,491	147,265	—
Loans and advances	—	—	—	90,412
Investment in an associate	1,055	—	—	—

	1,055	37,491	147,265	90,412

Maximum exposure to loss	1,055	37,491	147,265	90,412

At March 31, 2014
Amount recognized in the consolidated statement of financial position
Investment securities	—	35,658	102,900	—
Loans and advances	—	—	—	74,046
Investment in an associate	1,049	—	—	—

	1,049	35,658	102,900	74,046

Maximum exposure to loss	1,049	35,658	102,900	74,046

At April 1, 2013
Amount recognized in the consolidated statement of financial position
Investment securities	—	49,263	65,710	—
Loans and advances	—	—	—	96,163
Investment in an associate	1,043	—	—	—

	1,043	49,263	65,710	96,163

Maximum exposure to loss	1,043	49,263	65,710	96,163

Regulatory capital funding Vehicle

YPCC, Bank of Yokohama’s associate, issues beneficiary certificates which are backed by the cash flows generated from the subordinated loan to the Bank. Funds raised from the beneficiary certificates are deemed as regulatory capital for Bank of Yokohama. In addition to the investments into common shares, Bank of Yokohama is liable for providing additional financial support to YPCC with regard to the beneficiary certificates. YPCC is a funding scheme of the Bank in which the credit risk of Bank of Yokohama is transferred to beneficiary certificates holders. Accordingly, Bank of Yokohama is not exposed to variable returns from its involvement with YPCC.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Securitization vehicles

Bank of Yokohama purchases trust certificates, which are backed by residential loans, for investment purposes. Bank of Yokohama, as an investor of the certificates, is exposed to the credit risk of the residential loan borrowers; however, Bank of Yokohama has no involvement in the establishment of the trusts, has not transferred any other assets to these trusts and does not have the current ability to direct relevant activities of the trusts. Bank of Yokohama received distributions from certain trust certificates during the reporting period.

Investment funds

Investment funds are special purpose funds established to raise money for investments in public companies and private equities. Bank of Yokohama invests in certain investment funds, and therefore, is exposed to variable returns from the performance and the price risk of the entities in which the funds invest. Bank of Yokohama received dividends from investment funds during the reporting periods. Investment funds are managed by asset managers independent of Bank of Yokohama and Bank of Yokohama does not have ability to direct relevant activities of the investment funds and cannot appoint or remove the asset managers unilaterally.

Structured finance vehicles

Bank of Yokohama has provided credit facilities to following types of structured entities, which are secured by the entities’ assets. Bank of Yokohama has received interest, fee and commission income from loans during the reporting periods, is exposed to the variable returns from the performance of the entity and cannot appoint or remove the asset managers unilaterally.

Real estate finance

Real estate financing vehicles are established to raise funds for the development and acquisition of real estate properties such as office buildings and shopping centers. Real estate financing vehicles are managed by an asset manager independent of Bank of Yokohama, where Bank of Yokohama does not have the ability to direct relevant activities of the vehicles.

Project finance

Project financing vehicles are mainly established to raise funds for specific assets under the Private Finance Initiative (PFI). Project financing vehicles have an operator which contributes equity to vehicles and operates in accordance with the terms specified in the contract.

35. Transfers of financial assets

In the ordinary course of business, Bank of Yokohama enters into transactions that result in the transfer of financial assets, primarily debt and equity securities, and loans and advances to customers. In accordance with the accounting policy set out in Note 2, the transferred financial assets continue to be recognized in their entirety or to the extent of Bank of Yokohama’s continuing involvement or are derecognized in their entirety.

Bank of Yokohama transfers financial assets that are not derecognized in their entirety or for which Bank of Yokohama has continuing involvement primarily through the securities lending transactions. Securities lending agreements are transactions in which Bank of Yokohama lends securities for a fee and receives cash as collateral. Bank of Yokohama continues to recognize the securities in their entirety in the statement of financial position as it retains substantially all of the risks and rewards of ownership. The cash received is accounted for as a financial liability for the obligation to repay it.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The table below sets out the carrying amounts and fair value of all financial assets transferred under securities lending transactions at March 31, 2015, March 31, 2014 and April 1, 2013 which are not derecognized in their entirety and associated liabilities.

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Carrying amount of assets	249,968	92,015	5,049
Carrying amount of associated liabilities	247,652	91,591	5,101

36. Contingencies

Bank of Yokohama is involved in various legal proceedings during the ordinary course of business. At March 31, 2015, Bank of Yokohama considered, based on information currently available, that the ultimate resolution of these legal proceedings would not have a material adverse effect on the consolidated results of operations, financial condition or liquidity of Bank of Yokohama.

37. Commitments and other financial facilities

(a) Loan commitments

Loan commitments are firm commitments to provide credit under pre-specified terms and conditions. The total amounts of loan commitments outstanding and unutilized at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Total amount of loan commitments provided	2,713,579	2,593,429	2,580,196
Of which, unutilized amount	1,914,398	1,801,204	1,755,911

Since many of these loan commitments are expected to expire without being drawn, the total unutilized commitments do not necessarily represent the actual future cash outflows. Many of these loan commitments include clauses under which Bank of Yokohama can refuse or reduce the amount of credit facilities if there is reasonable basis, such as an unexpected change in economic factors.

For risk management purposes, collateral, such as properties or securities, are obtained when the loan commitment is issued, if necessary. Subsequently, Bank of Yokohama continuously monitors the credit status of the customers to whom the credit facilities were granted, as required by the internal rules, and revisits the contractual terms or obtains credit protection to manage the credit risk.

(b) Financial guarantees

At March 31, 2015, March 31, 2014 and April 1, 2013, Bank of Yokohama provided financial guarantees amounted to ¥68,244 million, ¥73,899 million, and ¥87,077 million, respectively.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(c) Other commitments

In addition, Bank of Yokohama has entered into a long-term contract with regard to its main IT system and related services. Based on the contract, Bank of Yokohama is committed to make the following payments at March 31, 2015, March 31, 2014 and April 1, 2013 in the future years.

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Less than one year	4,468	4,584	4,586
Between one year and five years	11,686	13,293	15,013
More than five years	10,636	13,497	16,361

Total	26,790	31,374	35,960

See Note 30 (as lessor), and Note 31 (as lessee) for the commitments regarding operating lease transactions.

38. Assets pledged as collateral and assets received as collateral

At March 31, 2015, March 31, 2014 and April 1, 2013, the carrying amounts of assets pledged by Bank of Yokohama as collateral, which the transferees do not have the right by contract or custom to sell or re-pledge the assets, are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Investment securities (debt securities)	1,040,988	862,691	1,321,211
Other	7,812	6,808	23,893

Total	1,048,800	869,499	1,345,104

Bank of Yokohama did not receive any collateral which Bank of Yokohama has the right by contract or customer to sell or re-pledge at March 31, 2015, March 31, 2014 and April 1, 2013.

39. Related-party transactions

Other than as disclosed elsewhere in the consolidated financial statements, transactions with related parties are as disclosed below. All transactions with related parties are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties.

(a) Transactions with key management personnel

Key management personnel are defined as those persons having the authority and responsibility for planning, directing and controlling the activities of Bank of Yokohama, directly or indirectly. Bank of Yokohama considers the members of the Board of Directors as the key management personnel for the purpose of IAS 24.

THE BANK OF YOKOHAMA, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Transaction with key management personnel and close family members

The analysis of transactions with key management personnel at March 31, 2015, March 31, 2014 and April 1, 2013 is as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Loans and advances	23	44	43
Deposits	280	384	461

Key management personnel compensation

The analysis of key management compensation for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Salaries and other short-term employee benefits	366	357
Equity-linked compensation	35	35

Total	401	392

(b) Transactions with other related parties

The analysis of transactions with other related parties at March 31, 2015, March 31, 2014 and April 1, 2013, and for the years ended March 31, 2015 and 2014 is as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Subordinated borrowings	41,000	41,000	41,000
Deposits	52	47	41
Other liabilities	222	222	222

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Interest expenses	1,213	1,213

40. Event after the reporting period

A year-end dividend for 2014 of ¥7.5 per common share (a distribution of approximately ¥9,346 million) was declared by the Board of Directors after March 31, 2015 (see Note 33 “Per share information”).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

The Higashi-Nippon Bank, Limited

Tokyo, Japan

We have audited the accompanying consolidated statements of financial position of The Higashi-Nippon Bank, Limited and subsidiaries (the “Group”) as of March 31, 2015 and 2014 and as of April 1, 2013, and the related consolidated income statements, consolidated statements of comprehensive income, changes in equity, and cash flows for each of the two years in the period ended March 31, 2015. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Higashi-Nippon Bank Limited and subsidiaries as of March 31, 2015 and 2014 and as of April 1, 2013, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2015, in conformity with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

/s/ DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan

July 31, 2015

THE HIGASHI-NIPPON BANK, LIMITED

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AT MARCH 31, 2015, MARCH 31, 2014 AND APRIL 1, 2013

	Note	At March 31, 2015	At March 31, 2014	At April 1, 2013
		(Millions of yen)
Assets
Cash and deposits with banks	7	100,650	63,614	44,058
Call loans	8	5,541	20,175	15,160
Derivative financial assets	9	281	77	280
Investment securities	10	415,566	374,336	383,562
Loans and advances	11	1,521,802	1,439,323	1,401,623
Property and equipment	12	17,650	16,959	13,180
Intangible assets	13	1,240	1,333	816
Deferred tax assets	18	9,992	13,685	16,507
Other assets	14	6,186	6,051	6,115

Total assets		2,078,908	1,935,553	1,881,301

Liabilities
Deposits	15	1,893,303	1,823,399	1,770,020
Call money	8	26	—	—
Derivative financial liabilities	9	871	809	1,211
Debt securities issued	16	9,959	9,952	9,945
Borrowings	17	61,044	2,589	2,829
Current tax liabilities	18	3,812	1,363	3,008
Retirement benefit liabilities	19	8,043	8,323	9,906
Other liabilities	21	8,803	8,791	9,675

Total liabilities		1,985,861	1,855,226	1,806,594

Equity
Share capital	22	38,300	38,300	38,300
Capital surplus	22	24,730	24,697	24,611
Retained earnings	23	18,208	11,483	7,604
Other reserves	23	13,020	7,119	5,510
Treasury shares	22	(1,422)	(1,453)	(1,450)

Equity attributable to shareholders of the parent		92,836	80,146	74,575
Non-controlling interests		211	181	132

Total equity		93,047	80,327	74,707

Total liabilities and equity		2,078,908	1,935,553	1,881,301

The accompanying notes are an integral part of these consolidated financial statements.

THE HIGASHI-NIPPON BANK, LIMITED

CONSOLIDATED INCOME STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2015 AND 2014

		For the year ended March 31,
	Note	2015	2014
		(Millions of yen, except per share amounts)
Interest income	26	27,340	28,243
Interest expenses	26	1,610	1,689

Net interest income	26	25,730	26,554

Fee and commission income	27	2,786	2,613
Fee and commission expenses	27	431	415

Net fee and commission income	27	2,355	2,198

Net trading losses	28	156	148
Other operating income	29	9,749	6,254

Operating income		37,678	34,858

Impairment charges (reversals)	30	(891)	676
General and administrative expenses	31	23,625	23,137
Other operating expenses	32	597	1,408

Operating expenses		23,331	25,221

Profit before tax		14,347	9,637
Income tax expenses	18	6,179	4,297

Net profit		8,168	5,340

Net profit attributable to:
Shareholders of the parent		8,138	5,291
Non-controlling interests		30	49

Net profit		8,168	5,340

Earnings per share (in yen)
Basic	33	46.04	29.96
Diluted	33	45.81	29.84

The accompanying notes are an integral part of these consolidated financial statements.

THE HIGASHI-NIPPON BANK, LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED MARCH 31, 2015 AND 2014

		For the year ended March 31,
	Note	2015	2014
		(Millions of yen)
Net profit		8,168	5,340

Other comprehensive income:
Items which will not be reclassified subsequently to profit or loss
Remeasurements of defined benefit pension plans	23	141	1,377
Income tax expense relating to items which will not be reclassified	23	(1)	(490)

Total items which will not be reclassified to profit or loss, net of tax	23	140	887

Items which may be reclassified subsequently to profit or loss
Net gains on available-for-sale financial assets	23	8,170	1,000
Income tax expense relating to items which may be reclassified	23	(2,409)	(278)

Total items which may be reclassified subsequently to profit or loss, net of tax	23	5,761	722

Other comprehensive income for the year, net of tax	23	5,901	1,609

Total comprehensive income for the year		14,069	6,949

Total comprehensive income attributable to:
Shareholders of the parent		14,039	6,900
Non-controlling interests		30	49

Total		14,069	6,949

The accompanying notes are an integral part of these consolidated financial statements.

THE HIGASHI-NIPPON BANK, LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED MARCH 31, 2015 AND 2014

		Attributable to shareholders of the parent					Total	Non- controlling interests	Total equity
	Note	Share capital	Capital surplus	Retained earnings	Other reserves	Treasury shares	before non-controlling interests
	(Millions of yen)
Balance at April 1, 2013		38,300	24,611	7,604	5,510	(1,450)	74,575	132	74,707

Comprehensive income
Net profit		—	—	5,291	—	—	5,291	49	5,340
Other comprehensive income, net of tax
Available-for-sale financial assets	23	—	—	—	722	—	722	—	722
Remeasurements of defined benefit pension plans	23	—	—	—	887	—	887	—	887

Total other comprehensive income		—	—	—	1,609	—	1,609	—	1,609

Total comprehensive income		—	—	5,291	1,609	—	6,900	49	6,949

Dividends	23	—	—	(1,412)	—	—	(1,412)	—	(1,412)
Purchase of treasury shares	22	—	—	—	—	(3)	(3)	—	(3)
Share-based payments		—	86	—	—	—	86	—	86

Total transactions with the parent		—	86	(1,412)	—	(3)	(1,329)	—	(1,329)

Balance at March 31, 2014		38,300	24,697	11,483	7,119	(1,453)	80,146	181	80,327

Comprehensive income
Net profit		—	—	8,138	—	—	8,138	30	8,168
Other comprehensive income, net of tax
Available-for-sale financial assets	23	—	—	—	5,761	—	5,761	—	5,761
Remeasurements of defined benefit pension plans	23	—	—	—	140	—	140	—	140

Total other comprehensive income		—	—	—	5,901	—	5,901	—	5,901

Total comprehensive income		—	—	8,138	5,901	—	14,039	30	14,069

Dividends	23	—	—	(1,413)	—	—	(1,413)	—	(1,413)
Purchase of treasury shares	22	—	1	—	—	(5)	(4)	—	(4)
Disposal of treasury shares	22	—	—	—	—	36	36	—	36
Share-based payments		—	32	—	—	—	32	—	32

Total transactions with the parent		—	33	(1,413)	—	31	(1,349)	—	(1,349)

Balance at March 31, 2015		38,300	24,730	18,208	13,020	(1,422)	92,836	211	93,047

The accompanying notes are an integral part of these consolidated financial statements.

THE HIGASHI-NIPPON BANK, LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2015 AND 2014

		Year ended March 31,
	Note	2015	2014
		(Millions of yen)
Cash flows from operating activities
Profit before tax		14,347	9,637
Adjustments for:
Depreciation and amortization charges	31	1,526	1,269
Impairment charges (reversals) on investment securities	30	228	(96)
Impairment charges (reversals) on loans and advances	30	(1,119)	772
Net losses on disposal of property and equipment		3	37
Net gains on disposal of investment securities		(7,312)	(4,516)
Other adjustments		(130)	(262)
Change in operating assets and liabilities:
Net decrease (increase) in deposits with other banks		997	(527)
Net decrease (increase) in call loans		14,634	(5,015)
Net increase in derivative financial instruments		(142)	(198)
Net increase in loans and advances		(81,392)	(39,027)
Net increase in other assets		(227)	(88)
Net increase in deposits		69,904	53,379
Net increase in call money		26	—
Net increase (decrease) in borrowings		58,038	(2,172)
Net increase in other liabilities		145	(24)
Other		134	(2)
Income tax paid		(2,482)	(3,871)

Net cash generated from operating activities		67,178	9,296

Cash flows from investing activities
Purchase of investment securities		(158,497)	(117,594)
Proceeds from sales and redemptions of investment securities		132,453	132,366
Purchase of property and equipment		(1,503)	(3,303)
Proceeds from disposal of property and equipment		—	1
Purchase of intangible assets		(182)	(323)

Net cash flows (used in) generated from investing activities		(27,729)	11,147

Cash flows from financing activities
Dividends paid		(1,413)	(1,412)
Purchase of treasury shares		(5)	(3)
Disposal of treasury shares		0	—

Net cash flows used in financing activities		(1,418)	(1,415)

Effect of exchange rates on cash and cash equivalents		2	1

Net increase in cash and cash equivalents		38,033	19,029
Cash and cash equivalents at the beginning of the year	7	61,519	42,490

Cash and cash equivalents at the end of the year	7	99,552	61,519

Net cash and cash equivalents provided by operating activities includes:
Interest and dividends received		28,936	29,929
Interest paid		(1,605)	(2,799)

Significant non-cash investing and financing activities:
Property and equipment under capitalized leases		418	1,525
Intangible assets under capitalized leases		—	407

The accompanying notes are an integral part of these consolidated financial statements.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General information

The Higashi-Nippon Bank, Limited (“the Bank”) is a public company incorporated under the Japanese Corporate Law, with its registered office at 11-2, Nihonbashi 3-chome, Chuo-ku, Tokyo 103-8238, Japan. The Bank was originally incorporated in April 1924 as Tokiwa Mujin Corporation, a financial institution based in Ibaraki Prefecture that mainly catered to small- and medium-sized enterprises. The Bank is primarily engaged in commercial and retail banking in the Greater Tokyo area as well as in the neighboring prefectures of Chiba, Saitama, Kanagawa and Tochigi, Japan. The Bank’s main offices are located in Tokyo and its shares are listed on the first section of Tokyo Stock Exchange.

Principal subsidiaries of the Bank include:

•	The Higashi-Nippon Guarantee Co., Ltd, which provides financial guarantees to customers of the Bank;

•	The Higashinippongin JCB Card Co., Ltd, which engages in credit services; and

•	The Higashi-Nippon Business Service Co., Ltd. which provides administrative services to group entities.

These consolidated financial statements incorporate financial information of the Bank and its subsidiaries (referred to collectively as “Higashi-Nippon Bank” and individually as “Group entities”). Reference to “management” in these consolidated financial statements represents the management of the Bank, the parent company.

The consolidated financial statements have been authorized for issuance by the Board of Directors of the Bank on July 31, 2015.

2. Summary of significant accounting policies

2.1. Basis of preparation

2.1.1. General

Compliance with International Financial Reporting Standards

The accompanying consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”), as issued by the International Accounting Standards Board (“IASB”), effective at March 31, 2015. IFRS 1, “First-time Adoption of International Financial Reporting Standards” has been applied as this is Higashi-Nippon Bank’s first set of consolidated financial statements prepared in accordance with IFRS. The date of transition to IFRS for Higashi-Nippon Bank and the date of its opening IFRS statement of financial position was April 1, 2013 (the “Transition Date”).

Higashi-Nippon Bank has prepared and will continue to prepare its statutory financial statements in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”). The main differences between IFRS and Japanese GAAP accounting policies, relevant exceptions and exemptions, and reconciliations on how the transition to IFRS from Japanese GAAP has affected the Group’s assets, liabilities, equity, comprehensive income and cash flow are included in Note 3 “First time adoption”.

Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for the following items in the statement of financial position:

•	Financial instruments at fair value through profit or loss are measured at fair value;

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

•	Available-for-sale financial investments are measured at fair value; and

•

Net defined benefit liabilities are measured at net amount of the present value of defined benefit liabilities and the fair value of plan assets, which are, if necessary, adjusted for any effect of limiting net defined benefit assets to the asset ceiling due to consolidation of minimum funding requirement.

•	Share-based payment

Functional and presentation currency

The consolidated financial statements are presented in Japanese yen (“JPY”), which is Higashi-Nippon Bank’s functional currency. All amounts in the consolidated financial statements are shown in millions of yen, rounded to the nearest million, unless otherwise indicated.

Use of estimates and judgments

The preparation of consolidated financial statements in conformity with IFRS requires management to make certain critical accounting estimates and assumptions, and exercise judgment in the process of applying Higashi-Nippon Bank’s accounting policies. Changes in estimates and assumptions may have a significant impact on the consolidated financial statements for the reporting period. Actual results could differ from management’s estimates. However, management believes that the underlying assumptions are appropriate and that Higashi-Nippon Bank’s consolidated financial statements therefore fairly present its financial position and comprehensive income. Higashi-Nippon Bank’s significant accounting policies – areas involving high degrees of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements – are discussed in Note 5.

2.1.2. Standards and interpretations issued but not yet effective

The following standards and interpretations have been issued but were not yet effective for Higashi-Nippon Bank’s accounting periods beginning on or after April 1, 2015. Higashi-Nippon Bank has not early adopted any of the following:

Standard/interpretation	Content	Applicable for financial years beginning on/after
Amendments to IAS 19	Defined Benefit Plans: Employee Contributions	July 1, 2014
Amendments to IFRS 2, IFRS 3, IFRS 8, IAS 16, IAS 24 and IAS 38	Annual Improvements to IFRSs 2010 – 2012 Cycle	July 1, 2014
Amendments to IFRS 1, IFRS 3, IFRS 13 and IAS 40	Annual Improvements to IFRSs 2011 – 2013 Cycle	July 1, 2014
Amendments to IFRS 11	Accounting for Acquisitions of Interests in Joint Operations	January 1, 2016
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associates or Joint Venture	January 1, 2016
Amendments to IFRS 5, IFRS 7, IAS 19 and IAS 34	Annual Improvements to IFRSs 2012 – 2014 Cycle	January 1, 2016
Amendments to IAS 1	Disclosure Initiative	January 1, 2016
IFRS 15	Revenue from Contracts with Customers	January 1, 2017
IFRS 9	Financial Instruments	January 1, 2018

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Defined Benefit Plans: Employee Contributions (Amendments to IAS 19 “Employee Benefits (2011)”)

The amendments to pension accounting are to provide a practical expedient to address an issue that arose when amendments were made in 2011 to the previous pension accounting requirements. If the contributions are set out in the formal terms of the plan, linked to service, and are independent of the number of years to service, the company is permitted to recognize such contribution as a reduction of the service cost in the period in which the related service is rendered, instead of including such contributions into the calculation of net current service cost and the defined benefit obligation required by IAS 19. The amendments apply retrospectively for annual periods beginning on or after July 1, 2014. Early application is permitted.

The standard is not expected to have a significant impact on Higashi-Nippon Bank’s consolidated financial statements.

Annual Improvements to IFRSs 2010 – 2012 Cycle

The improvements provide the following amendment to the following standards, with amendment on basis for conclusion of IFRS 13 “Fair Value Measurement”.

•	Amendments to IFRS 2 “Share-based Payment”: the definition of vesting condition is clarified by separately defining performance condition and service condition.

•

Amendments to IFRS 3 “Business Combinations”: classification and measurement of contingent consideration in a business combination is clarified. Contingent consideration as a financial instrument is classified as a financial liability or an equity by reference to IAS 32 “Financial Instruments: Presentation”, rather than to any other IFRSs. Also, contingent consideration classified as financial asset or financial liability is always subsequently measured at fair value, with changes in fair value recognized in profit or loss or other comprehensive income.

•

Amendments to IFRS 8 “Operating Segments”: the standard is amended to explicitly require the disclosure of judgments made by management in applying the aggregation criteria. In addition, the amendments also clarify that a reconciliation of the total of the reportable segments’ asset to the entity’s asset is required only if this information is regularly provided to the entity’s chief operating decision maker.

•

Amendments to IAS 16 “Property, Plant and Equipment, and IAS 38 Intangible Assets”: the amendments clarify the requirements of the revaluation model in IAS 16 and IAS 38, recognizing that the restatement of accumulated depreciation/amortization is not always proportionate to the change in the gross carrying amount of the asset.

•

Amendments to “IAS 24 Related Party Disclosure”: the definition of a related party is extended to include a management entity that provides key management personnel services to the reporting entity, either directly or through a group entity.

Amendments will apply for annual period beginning on or after July 1, 2014.

The annual improvements are not expected to have significant impact on the Higashi-Nippon Bank’s consolidated financial statements.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Annual Improvements to IFRSs 2011 – 2013 Cycle

The improvements provide the following amendments to the following standards, with amendment on basis for conclusion of IFRS 1 “First-time Adoption of IFRS”.

•

Amendments to IFRS 3 “Business Combinations”: the amendments clarify that the standard does not apply to the accounting for the formation of all types of joint arrangement as defined in IFRS 11 “Joint Arrangements” and the scope exception only applies to the financial statements of the joint venture or the joint operation itself.

•

Amendments to IFRS 13 “Fair Value Measurement”: the amendments clarify that the portfolio exception applies to all contracts under the scope of IAS 39 “Financial Instruments: Recognition and Measurement” and IFRS 9 “Financial Instruments”, regardless of whether they meet the definition of a financial asset or financial liability under IAS 32.

•

Amendments to IAS 40 “Investment Property”: the amendments clarify the interrelationship of IFRS 3 and IAS 40. Entity should assess whether an acquired property is an investment property under IAS 40, and perform a separate assessment under IFRS 3 to determine whether the acquisition of the investment property constitutes a business combination.

Amendments will apply for annual period beginning on or after July 1, 2014.

The annual improvements are not expected to have significant impact on the Higashi-Nippon Bank’s consolidated financial statements.

Accounting for Acquisitions of Interests in Joint Operations (Amendments to IFRS 11)

The amendments require business combination accounting to be applied to acquisition of interest in a joint operation that constitutes a business.

The amendments apply prospectively for annual period beginning on or after January 1, 2016. Early adoption is permitted.

The amendments are not expected to have a significant impact on the Higashi-Nippon Bank’s consolidated financial statements.

Sale or Contribution of Assets between an Investor and its Associates or Joint Venture (Amendments to IFRS 10 “Consolidated Financial Statements” and IAS 28 “Investments in Associates”)

When a parent loses control of a subsidiary in a transaction with an associate or joint venture, there is a conflict between the existing guidance on consolidation and equity accounting on how the parent should recognize the related profit and loss from the transaction. The amendments require the full recognition when the assets transferred meet the definition of a business under IFRS 3. The amendments apply prospectively for annual periods beginning on or after January 1, 2016. Early adoption is permitted.

The amendments are not expected to have a significant impact on the Higashi-Nippon Bank’s consolidated financial statements.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Annual Improvements to IFRSs 2012 – 2014 Cycle

The improvements provide the following amendments to the following standards.

•

Amendments to IFRS 5 “Non-current Assets Held for Sale and Discontinued Operations”: the standard is amended to clarify that the change in method of disposal from held for distribution to held for sale, or vice versa, is to be considered as a continuation of the original plan of disposal. It is also clarified that the entity has to cease held for distribution accounting in the same way as it would cease held for sale accounting, if the entity determines that an asset no longer meets the criteria to be classified as held for distribution.

•

Amendments to IFRS 7 “Financial Instruments: Disclosures”: the amendments clarify when servicing arrangements are in the scope of the disclosure requirement on continuing involvement in transferred financial assets in cases when they are derecognized in their entirety. The standard is also amended to clarify that the additional disclosure required by IFRS 7 is not specifically required for condensed interim financial statements for all interim periods, unless they are prepared in accordance with IAS 34 “Interim Financial Reporting”.

•

Amendments to IAS 19 “Employee Benefits”: the amendments clarify that high-quality corporate bonds or government bonds used in determining the discount rate should be issued in the same currency in which the benefits are to be paid. Consequently, the depth of the market for high-quality bonds should be assessed at the currency level instead of the country level.

•

Amendments to IAS 34 “Interim Financial Reporting”: the amendments clarify that certain disclosures may be provided elsewhere in the interim financial report with cross-reference from the interim financial statements.

Amendments will apply for annual periods beginning on or after January 1, 2016.

The annual improvements are not expected to have a significant impact on the Higashi-Nippon Bank’s consolidated financial statements.

Disclosure Initiative (Amendments to IAS 1 “Presentation of Financial Statements”)

The IASB is proceeding with the project “Disclosure Initiative”, which aims to improve presentation and disclosure in financial reporting. This amendment is the first step to address some of the perceived problems with current disclosure requirements as a narrow-scope improvement. The amendments are effective for periods beginning on or after January 1, 2016. Early adoption is permitted.

The amendments are not expected to have a significant impact on the Higashi-Nippon Bank’s consolidated financial statements.

IFRS 15 “Revenue from Contracts with Customers”

IFRS 15 establishes a comprehensive framework for determining the amount and timing for revenue recognition. It replaces existing revenue recognition guidance, including IAS 18 “Revenue”, IAS 11 “Construction Contracts” and IFRIC 13 “Customer Loyalty Programmes”. IFRS 15 is effective for annual reporting periods beginning on or after 1 January 2017. Early adoption is permitted.

Higashi-Nippon Bank is assessing the potential impact on its consolidated financial statements resulting from the application of IFRS 15.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

IFRS 9 “Financial Instruments”

IFRS 9 was published in July 2014 to replace the existing guidance in IAS 39 “Financial Instruments: Recognition and Measurement”. IFRS 9 includes revised guidance on the classification and measurement of financial instruments, new expected credit loss model for calculating impairment on financial assets and new general hedge accounting requirements. It also carried forward the guidance on recognition and derecognition of financial instruments from IAS 39. IFRS 9 is effective for annual reporting periods beginning on or after 1 January 2018. Early adoption is permitted.

Higashi-Nippon Bank is assessing the potential impact on its consolidated financial statements resulting from the application of IFRS 9.

Given the nature of the Higashi-Nippon Bank’s operations, this standard is expected to have a significant impact on the Higashi-Nippon Bank’s financial statements. In particular, the calculation of impairment of financial instruments on an expected credit loss basis is expected to result in an increase in the provision of impairment allowances.

2.2. Consolidation

Subsidiaries

Subsidiaries are entities controlled by the Bank. The Bank controls an entity directly or indirectly through another subsidiary when it is exposed or has right to variable returns from its involvement with the entity, and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which the Bank obtains control of the entity until the date on which the Bank loses control of the entity. The Bank reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

When the Bank directly or indirectly has less than a majority of the voting rights of an investee, it considers that it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The Bank considers all relevant facts and circumstances in assessing whether or not the Bank’s voting rights in an investee are sufficient to give it power, including:

•	the size of the Bank’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

•	potential voting rights held by the Bank, other vote holders or other parties;

•	rights arising from other contractual arrangements; and

•

any additional facts and circumstances that indicate that the Bank has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

Profit or loss and each component of other comprehensive income (“OCI”) are attributed to the shareholders of the Bank and to the non-controlling interests. Total comprehensive income of the subsidiaries is attributed to the shareholders of the Bank and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used in line with the Group’s accounting policies.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Changes in the Bank’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions. The carrying amount of the Bank’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity and attributed to the shareholders of the Bank.

Non-controlling interests

Non-controlling interests in subsidiaries are identified separately from the Group’s equity therein. Those interests of non-controlling shareholders that are present ownership interests entitling their holders to a proportionate share of net assets upon liquidation may initially be measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquired subsidiary’s identifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis. Other non-controlling interests are initially measured at fair value. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. Total comprehensive income is attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Business Combinations

Higashi-Nippon Bank has elected not to restate business combinations from Japanese GAAP occurring prior to April 1, 2013 with the exemptions outlined in IFRS 1.

Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated in the preparation of the consolidated financial statements. Unrealized gains from intra-group transactions are eliminated against Higashi-Nippon Bank’s investment to the extent of Higashi-Nippon Bank’s interest in the investee. Unrealized losses are eliminated in the same way to the extent that there is no evidence of impairment. Gains or losses from foreign currency transaction are not eliminated on consolidation.

2.3. Segment reporting

In accordance with IFRS 8, operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker (“CODM”). The CODM is the person or group that allocates resources to and assesses the performance of the operating segments of an entity. Higashi-Nippon Bank has identified the Board of Directors of the Bank as its CODM.

Higashi-Nippon Bank is determined to be a single reporting segment, as both the Bank and its subsidiaries are engaged in banking-related services.

2.4. Foreign currency translation

Foreign currency transactions

Transactions in foreign currencies are translated into the respective functional currency of the Group entities at the spot exchange rates at the date of the transactions.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated into the functional currency at the spot exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between the amortized cost in the functional currency at the beginning of the year, adjusted for effective interest and payments during the year, and the amortized cost in the foreign currency translated at the spot exchange rate at the end of the year.

Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the spot exchange rate at the date on which the fair value is determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated using the spot exchange rate at the date of the transaction.

Foreign currency differences arising on translation are generally recognized in profit or loss. However, foreign currency differences arising from the translation of the following items are recognized in other comprehensive income:

•	available-for-sale equity instruments;

•	a financial liability designated as a hedge of the net investment in a foreign operation to the extent that the hedge is effective; and

•	qualifying cash flow hedges to the extent that the hedge is effective.

All foreign exchange gains and losses recognized in the income statement are presented net in the consolidated income statement as “Other operating income”.

Foreign exchange gains and losses on other comprehensive income items are presented in other comprehensive income within the corresponding item. In the case of changes in the fair value of financial instruments denominated in foreign currency and classified as available-for-sale, a distinction is made between translation differences resulting from changes in amortized cost of monetary assets and other changes in the carrying amount of monetary assets.

Translation differences related to changes in amortized cost are recognized in profit or loss, and other changes in the carrying amount, except impairment, are recognized in equity.

Foreign operation

Higashi-Nippon Bank does not have foreign operations. The consolidated financial statements present financial information of the Bank (the Parent) and group entities, all of which are located in Japan, where JPY is the functional currency.

2.5. Cash and cash equivalents

Cash and cash equivalents comprise of balances of cash in hand and deposits with the Bank of Japan.

2.6. Financial assets and liabilities

In accordance with IAS 39, all financial assets and liabilities, including derivative financial instruments, shall be recognized in the consolidated statement of financial position and measured in accordance with their assigned categories.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2.6.1. Financial assets

Higashi-Nippon Bank classifies financial assets in accordance with the following IAS 39 categories:

•	financial assets at fair value through profit or loss;

•	loans and receivables;

•	held-to-maturity investments; and

•	available-for-sale financial assets.

Higashi-Nippon Bank determines the classification of its financial instruments at initial recognition.

(a) Financial assets at fair value through profit or loss

The “Financial assets at fair value through profit or loss” category has two sub-categories: financial assets held for trading and those designated at fair value through profit or loss upon initial recognition.

A financial asset is classified as held for trading if it is acquired or incurred principally for the purpose of selling or repurchasing in the near term, or if it is part of a portfolio of identified financial instruments that are managed together and for which there is evidence of short-term profit-taking. All derivatives, including those that do not qualify as hedging instruments, are also classified as held for trading and recognized in the consolidated statement of financial position as “Derivative financial assets” or “Derivative financial liabilities”, except for embedded derivatives separated from the host contract (See Note 2.8 for further discussion on derivatives.) Embedded derivatives separated from the host contract are presented with the host contract in the consolidated statement of financial position.

Under IAS 39, financial instruments other than those held for trading can be designated by an entity at fair value through profit or loss upon initial recognition if certain conditions are met (the “fair value option”): (i) the assets or liabilities are managed, evaluated and reported internally on a fair value basis, or (ii) the designation eliminates or significantly reduces an accounting mismatch that would otherwise arise. Higashi-Nippon Bank has not elected this option for any financial instruments for the years ended March 31, 2015 and 2014.

Financial assets at fair value through profit or loss are recognized and carried at fair value on the consolidated balance sheet, while transaction costs and the related gains and losses arising from changes in fair value are included directly in the consolidated income statement as “Net trading losses”. Interest income, interest expense, and dividend income on financial assets held for trading are similarly reported in the consolidated income statement.

(b) Loans and receivables

Loans and receivables are originated or purchased non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, which:

•

Higashi-Nippon Bank has not classified as financial assets at fair value through profit or loss, either as financial assets held for trading or through designation at fair value through profit or loss upon initial recognition; and

•	Higashi-Nippon Bank has not classified as available-for-sale.

Loans and receivables are initially recognized at fair value plus directly attributable transaction costs and subsequently measured at amortized cost using the effective interest method.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Loans and receivables are reported in the consolidated statement of financial position as “Loans and advances”, “Investment securities”, or other items, as appropriate. Interest on loans and advances and investment securities are reported in the consolidated income statement as “Interest income”. Impairment loss is reported as a deduction from the carrying value of loans and advances and investment securities, and recognized in the consolidated income statement as “Impairment charges (reversals)”.

(c) Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturities that Higashi-Nippon Bank intends and has the ability to hold to maturity, which have not been classified as financial assets at fair value through profit or loss or available-for-sale, and do not meet the definition of loans and receivables.

Held-to-maturity investments are initially recognized at fair value including direct and incremental transaction costs and fees received, if any, and subsequently measured at amortized cost using the effective interest method.

Higashi-Nippon Bank does not have any held-to-maturity investments at March 31, 2015 and 2014, and April 1, 2013.

(d) Available-for-sale financial assets

Available-for-sale financial assets are non-derivative assets that are designated as available-for-sale on initial recognition or are not classified as another category of financial assets.

Available-for-sale financial assets are initially recognized at fair value plus direct and incremental transaction costs attributable to the acquisition of the asset, and subsequently carried at fair value with gains and losses recognized in the consolidated statement of comprehensive income, excluding impairment losses and foreign exchange gains and losses. When the financial asset is derecognized, the accumulated gain or loss is reclassified to profit or loss.

If an available-for-sale financial asset is determined to be impaired, the cumulative gains or losses previously recognized in the consolidated statement of comprehensive income is recognized in the consolidated income statement as “Impairment losses on investment securities” under “Impairment charges (reversals)”. If it is sold or otherwise disposed of, the accumulated gain or loss is similarly reclassified and recognized in the consolidated income statement as “Net investment income” under “Other operating income”.

Interest income is recognized in the consolidated income statement using the effective interest method. Dividends on available-for-sale equity instruments are recognized in the consolidated income statement as “Net investment income” under “Other operating income” when Higashi-Nippon Bank’s right to receive payment is established. Foreign currency gains and losses are also recognized in the consolidated income statement as “Other operating income”.

(e) Regular way purchase or sale of financial assets

Higashi-Nippon Bank uses trade date accounting, which is the date on which Higashi-Nippon Bank becomes a party to the contractual provisions of the instrument, for regular way purchase or sale of securities when recording financial asset transactions.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2.6.2. Financial liabilities

Financial liabilities other than financial guarantees and loan commitments are measured at amortized cost based on the effective interest method, except for derivative, which are measured at fair value through profit or loss. Higashi-Nippon Bank determines the classification of its financial instruments at initial recognition.

(a) Financial liabilities at fair value through profit or loss

The “Financial liabilities at fair value through profit or loss” category has two sub-categories: financial liabilities classified as held for trading and those designated at fair value through profit or loss upon initial recognition.

A financial liability is classified as held for trading (“Financial liabilities held for trading” in the consolidated statement of financial position) if it is incurred principally for the purpose of repurchasing in the near term, or if it is part of a portfolio of identified financial instruments that are managed together and for which there is evidence of short-term profit-taking. Derivatives are also categorized as held for trading and are recognized in the consolidated statement of financial position as “Derivative financial liabilities”.

Financial liabilities at fair value through profit or loss are initially recognized and subsequently measured at fair value in the consolidated statement of financial position, and transaction costs are recognized in profit or loss. Gains and losses arising from changes in fair value and interest expenses on financial liabilities included in this category are recorded in the consolidated income statement as “Net trading losses”.

Higashi-Nippon Bank has not designated any financial liabilities at fair value through profit or loss for the years ended March 31, 2015 and 2014.

(b) Financial liabilities measured at amortized cost

This category includes financial liabilities that are not classified as at fair value through profit or loss. Financial liabilities measured at amortized cost are initially recognized at fair value net of transaction costs incurred, including premiums, discounts and issuance costs, and subsequently measured at amortized cost using the effective interest method. Financial liabilities measured at amortized cost are recognized in the consolidated statement of financial position as “Deposits”, “Debt securities issued”, “Borrowings”, or other items, as appropriate.

2.6.3. Fair value measurement

Fair value is the amount that would be received to sell an asset, or paid to transfer a liability, in an arm’s length transaction between market participants at the measurement date in the principal or, in its absence, most advantageous market to which Higashi-Nippon Bank has access at that date. The fair value of a liability reflects its non-performance risk.

In determining the fair value of financial instruments, Higashi-Nippon Bank uses the quoted price in an active market for those instruments. A market is regarded as active if transactions for the financial instruments take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price available in an active market, then Higashi-Nippon Bank uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The best evidence of the fair value of a financial instrument at initial recognition is normally the transaction price – i.e. the fair value of the consideration given or received. If Higashi-Nippon Bank determines that the fair value at initial recognition differs from the transaction price and the fair value is neither evidenced by a quoted price in an active market for an identical asset or liability nor based on a valuation technique that uses only data from observable markets, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value at initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an amortized basis over the life of the instrument but no later than when the valuation is wholly supported by observable market data or when the transaction is closed out.

If an asset or a liability measured at fair value has a bid price and an ask price, then Higashi-Nippon Bank measures assets and long positions at a bid price and liabilities and short positions at an ask price.

Portfolios of financial assets and liabilities that are exposed to market risk and credit risk, and managed by Higashi-Nippon Bank based on the net exposure to either market or credit risk, are measured using the price that would be received to sell a net long position (or paid to transfer a net short position) for a particular risk exposure. Those portfolio-level adjustments are allocated to the individual assets and liabilities on the basis of the relative risk adjustment of each of the individual instruments in the portfolio.

The fair value of a demand deposit is not less than the amount payable on demand, discounted from the first date on which the amount could be required to be paid.

Higashi-Nippon Bank recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the transfer has occurred.

2.6.4. Derecognition

Financial assets are derecognized when the contractual rights to receive the cash flows from these assets have ceased to exist or where Higashi-Nippon Bank has transferred substantially all the risks and rewards of ownership of the assets. If the risks and rewards related to a transferred asset have not all been substantially transferred, Higashi-Nippon Bank makes assessment to ensure that any continuing powers of control does not prevent derecognition.

Financial liabilities are derecognized when, and only when, the obligations specified in the contracts are discharged cancelled or expired, and the liabilities are extinguished.

In accordance with the exemptions in IFRS 1, Higashi-Nippon Bank applies the derecognition requirements per IAS 39 prospectively for transactions occurring on or after the date of transition to IFRS.

2.6.5. Liability and equity classification

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangement.

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by Higashi-Nippon Bank are recognized at the proceeds received, net of direct issue costs.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2.7. Offsetting

Financial assets and financial liabilities are offset and the net amount is presented in the statement of financial position when, and only when, Higashi-Nippon Bank currently has a legally enforceable right to offset the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

Income and expenses are presented on a net basis only when permitted under IFRS, or for gains and losses arising from a group of similar transactions.

2.8. Derivative financial instruments and hedge accounting

Derivatives are recognized at fair value on the date on which a derivative contract is entered into and are subsequently measured at their fair values. Fair values are obtained from quoted market prices in active markets (for example, for exchange-traded options), including recent market transactions, or valuation techniques (for example, for swaps and currency transactions), including discounted cash flow models and options pricing models, as appropriate.

Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative. All derivative assets and liabilities, except for embedded derivatives separated from the host contracts, are recognized in the consolidated statement of financial position as “Derivative financial assets” and “Derivative financial liabilities”, respectively. Changes in the fair value of derivative instruments that do not qualify for hedge accounting are recognized immediately in the consolidated income statement as “Net trading income”.

Certain derivatives embedded in other financial instruments are treated as separate derivatives when their economic characteristics and risks are not closely related to those of the host contracts and the host contracts are not carried at fair value through profit or loss. These embedded derivatives are separately accounted for at fair value, but are presented together with their host contracts in the consolidated statement of financial position, with changes in fair value recognized in the consolidated income statement as “Net trading losses” unless Higashi-Nippon Bank chooses to designate the hybrid contracts as at fair value through profit or loss.

Higashi-Nippon Bank enters into a variety of derivative transactions for purposes other than trading. Though such derivatives may serve as economic hedges against Higashi-Nippon Bank’s risk exposures, they do not always meet the criteria for hedge accounting.

There are three types of hedge relationship: hedge of the change in the fair value of a recognized asset or liability or firm commitment (fair value hedges); hedges of the variability in cash flows attributable to a particular risk associated with a recognized asset or liability that could affect profit or loss (cash flow hedges); and hedge of the net investment in a foreign operation.

Hedge relationships are formally documented at inception. The documentation identifies the relationship between the hedged item and the hedging instrument, details of risk that is being hedged and the way in which effectiveness will be assessed at inception and during the period of the hedge. If the hedge is not highly effective in offsetting changes in fair values or cash flows attributable to the hedged risk, or not consistent with the documented risk management strategy, the hedge accounting is discontinued.

Higashi-Nippon Bank has not currently applied hedge accounting under IFRS for the years ended March 31, 2015 and 2014. Accordingly, changes in the fair value of all derivative instruments are recognized immediately in the consolidated income statement.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2.9. Leases

Higashi-Nippon Bank enters into various kinds of lease transaction as a lessee, such as in property lease for branch offices, equipment, software as a lessee. Leases are accounted for in accordance with IAS 17 “Leases” and IFRIC 4 “Determining Whether an Arrangement Contains a Lease”.

(i) Operating lease

Leases in which ownership rights are not substantially transferred to the lessee and a significant portion of the risks and rewards of incidental to ownership is retained by the lessor are classified as operating leases. Higashi-Nippon Bank enters into various operating leases both as a lessor and a lessee. As a lessor, the underlying assets are not derecognized from Higashi-Nippon Bank’s consolidated statement of financial position. As a lessee, assets held under operating leases are not recognized in the Higashi-Nippon Bank’s consolidated statement of financial position.

Revenue from operating leases as a lessor and expenses from operating leases as a lessee are recognized in the consolidated income statement on a straight-line basis over the term of the lease.

(ii) Finance lease

Leases of assets, where Higashi-Nippon Bank, as a lessee, has substantially all the risks and rewards of ownership, are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased assets and the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

2.10. Property and equipment

All property and equipment used by Higashi-Nippon Bank is stated at historical cost less depreciation and impairment. Historical cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent expenditure is included in the asset’s carrying amount or is recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to Higashi-Nippon Bank and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repair and maintenance costs are charged to other operating expenses during the financial period in which they are incurred.

Land is not depreciated. Depreciation of other assets is calculated using the straight-line method to allocate their cost less their residual values over their estimated useful lives and is generally recognized in profit or loss.

Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that Higashi-Nippon Bank will obtain ownership by the end of the lease term.

The estimated useful lives of significant items of property and equipment are as follows:

•	Buildings: 15-47 years

•	Equipment and others: 3-15 years

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The assets’ residual values and useful lives are reviewed at each reporting date and adjusted if appropriate. The application of impairment accounting is described in Note 2.21.

Gains and losses on disposal of property and equipment are determined by comparing the proceeds with the carrying amount. They are included in “Other operating income” or “Other operating expenses” in the consolidated income statement.

2.11. Intangible assets

Intangible assets comprise computer software licenses and other intangible assets. Intangible assets are recognized at cost. Higashi-Nippon Bank uses the cost model for the measurement after the initial recognition. Intangible assets with definite useful lives are amortized using the straight-line method over their estimated useful economic lives. Intangible assets with indefinite useful lives are not amortized. The amortization method, amortization period and the residual value for intangible assets with definite useful lives are reviewed at each reporting date and adjusted if appropriate.

Computer software licenses

Computer software licenses include those acquired and those leased as finance leases.

Acquired computer software licenses are capitalized based on the costs incurred. These costs are amortized on a straight-line method over the expected useful lives of 5 years. The amortization expenses are included in “General and administrative expenses”.

Computer software licenses classified as leased assets are amortized over the term of the leases.

Other intangible assets

Other intangible assets are principally land leasehold. These assets are recognized only when Higashi-Nippon Bank acquires their legal rights and the fair value can be measured reliably. Land leasehold does not have the determinable useful years and it is not expected that land leasehold will be terminated in a foreseeable future. Land leasehold is not amortized because it is not possible to determine the years which land leasehold generates cash flows.

2.12. Income tax

Income tax expense comprises current and deferred taxes. It is recognized in profit or loss except to the extent that it relates to items recognized directly in equity or in other comprehensive income.

Current income tax

Current income tax comprises the expected income tax payable or receivable on the taxable income or loss for the year and any adjustments to the tax payable or receivable in respect of previous years. It is measured using tax rates enacted or substantively enacted at the reporting date. Current income tax also includes tax arising from dividends.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Deferred income tax

Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Deferred income tax is not recognized for temporary differences on the initial recognition of assets and liabilities in a transaction that is not a business combination and that affects neither accounting nor tax profit or loss; temporary differences related to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future; and tax temporary differences arising on initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future tax profits will be available against which they can be used. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Unrecognized deferred assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

The measurement of deferred tax reflects the tax consequences that would follow the manner in which Higashi-Nippon Bank expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.

Tax exposures

In determining the amount of current and deferred income tax, Higashi-Nippon Bank considers the impact of tax exposures including whether additional taxes and interest may be due. This assessment relies on estimates and assumptions and may involve a series of judgments about future events. New information may become available that causes Higashi-Nippon Bank to change its judgment regarding the adequacy of existing tax liabilities; such changes to tax liabilities would impact income tax expense in the period in which such a determination is made.

2.13. Employee benefits

2.13.1. Short-term employee benefits

Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount which is expected to be paid if Higashi-Nippon Bank has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

2.13.2. Post-retirement employee benefit

Defined contribution plans

Obligations for contributions to defined contribution plans are expensed as the related service is provided and recognized as personnel expenses in profit or loss. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.

Defined benefit plans

Higashi-Nippon Bank’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for Higashi-Nippon Bank, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements.

Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognized immediately in other comprehensive income. Higashi-Nippon Bank determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then-net defined benefit liability (asset), taking into account any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in personnel expenses in profit or loss.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. Higashi-Nippon Bank recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs.

2.13.3. Share-based payment transaction

The grant-date fair value of share-based payment awards – i.e. stock options – granted to employees is recognized as personnel expenses, with a corresponding increase in equity, over the period in which the employees become unconditionally entitled to the awards.

The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that meet the related service and non-market performance conditions at the vesting date.

For share-based payment awards with non-vesting conditions, the grant-date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes. The fair value of stock acquisition rights granted are measured using the Black-Sholes option pricing model. The service and non-market performance conditions attached to the arrangements were not taken into consideration in measuring the fair value.

2.14. Provisions

Provisions are recognized if, as a result of a past event, Higashi-Nippon Bank has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

2.15. Financial guarantees and loan commitments

Financial guarantees are contracts that require Higashi-Nippon Bank to make specified payments to reimburse the holder for a loss that it incurs because a specified debtor fails to make payments when it is due in accordance with the terms of a debt instrument.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Loan commitments are firm commitments to provide credit under pre-specified terms and conditions.

Liabilities arising from financial guarantees or commitments to provide a loan at a below-market interest rate are initially measured at fair value and the initial fair value is amortized over the life of the guarantee or the commitment. The liability is subsequently carried at the higher of this amortized amount and the present value of any expected payment to settle the liability when a payment under the contract has become probable.

For loan commitments to provide arms-length market terms, provision is made if it is probable that the facility will be drawn and the resulting loans and advances will be impaired. Provisions are measured using the expected withdrawal, probability of default and collectible amount at event of default.

The liability from financial guarantees and commitments is included within “Other liabilities” in the consolidated financial statement.

Fee income earned is recognized based on effective interest rate method over the life of the guarantee or commitments. Any increase in the liability related to guarantees or commitments is reported in the consolidated income statement within other operating expenses.

2.16. Share capital

Common shares

Common shares are classified as equity. Incremental costs directly attributable to the issuance of common shares and stock options are deducted from the initial measurement of the equity instruments.

Treasury shares

When shares recognized as equity are repurchased, the consideration paid is deducted from equity as treasury shares until they are cancelled or sold. Where such shares are subsequently sold or reissued, any consideration received is included in shareholders’ equity and gain or loss is not recognized.

Dividends on common shares

Dividends on common shares are recognized as equity in the period in which they are declared to the shareholders. The amount of dividends available for distribution to the shareholders of the Bank is determined based on its statutory accounts as determined under Japanese GAAP.

2.17. Interest income and expenses

Interest income and expenses for all interest-bearing financial instruments are recognized within “Interest income” and “Interest expenses” in the consolidated financial statement using the effective interest method, except for those classified as held for trading which are recognized within “Net trading losses”.

The effective interest method is a method of calculating the amortized cost of a financial asset or a financial liability and of allocating the interest income or interest expenses over the relevant period. The effective interest rate is the rate which exactly discounts estimated future cash payments or receipts through the expected life of the financial asset or liability or, when appropriate, a shorter period to the net carrying amount of the financial asset or financial liability. When calculating the effective interest rate, Higashi-Nippon Bank estimates future cash flows considering all contractual terms of the financial instrument but does not consider future credit losses.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The calculation of the effective interest rate includes fees and points paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums or discounts.

Once a financial asset or a group of similar financial assets has been written down as a result of impairment losses, interest income is thereafter recognized using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment losses. For financial assets measured at amortized cost, the interest rate is the original effective interest rate.

2.18. Fee and commission income and expenses

Fees and commission income and expenses that are integral to the effective interest rate on financial assets or liabilities are included in the measurement of the effective interest rate (See “2.17. Interest income and expenses”). Other fees and commission income – including sales commission, placement fees and syndication fees – are recognized as the related services are performed. If a loan commitment is not expected to result in the drawdown of a loan, then the related loan commitment fees are recognized on a straight-line basis over the commitment period.

Other fees and commission expense relate mainly to transaction and service fees, which are expensed as the services are received.

2.19. Dividend income

Dividend income from available-for-sale equity securities is recognized when the right to receive income is established. Dividend income is presented as “Net investment income” under “Other operating income” in the consolidated income statement when the entity’s right to receive payment is established.

2.20. Impairment of financial assets

At each reporting date, Higashi-Nippon Bank assesses whether there is objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The criteria Higashi-Nippon Bank uses to determine whether there is objective evidence of impairment loss include:

(i)	significant financial difficulty of the issuer or borrower;

(ii)	a breach of contract, such as default or delinquency in interest or principal payments;

(iii)	the lender, for economic or legal reasons relating to the borrower’s financial difficulty, grants to the borrower a concession that the lender would not otherwise consider;

(iv)	it becomes probable that the borrower will enter bankruptcy or other form of financial reorganization;

(v)	the disappearance of an active market for the financial asset due to financial difficulties; or

(vi)

observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since initial recognition, although the decrease cannot yet be identified with the individual financial assets in the portfolio, including:

(a)	adverse changes in the payment status of borrowers in the portfolio; and

(b)	national or local economic conditions that correlate with defaults on the assets in the portfolio.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Assets measured at amortized cost

Higashi-Nippon Bank first assesses whether objective evidence of impairment exists individually for individually significant financial assets, and individually or collectively for non-individually significant financial assets. If Higashi-Nippon Bank determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, the asset is included in a group of financial assets with similar credit risk characteristics and collectively assessed for impairment. Assets that are individually assessed for impairment and for which an impairment loss is or continues to be recognized, are not included in a collective assessment of impairment.

The amount of the loss is measured as the difference between the impaired asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recognized in the consolidated income statement. If a loan or held-to-maturity investment has a variable interest rate, the discount rate for measuring impairment loss is the current effective interest rate determined under the contract.

The present value of the estimated future cash flows of a collateralized financial asset reflects the cash flows that may result from foreclosure less costs of obtaining and selling the collateral, whether or not foreclosure is probable.

For purposes of individual evaluation of impairment, impairment losses are individually calculated based on the discounted cash flow method for individually significant impaired loans.

For purposes of collective evaluation of impairment, financial assets are grouped based on similar credit risk characteristics (that is, based on Higashi-Nippon Bank’s grading process, which considers asset type, industry, geographical location, collateral type, past-due status and other relevant factors). These characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

Future cash flows of a group of financial assets that are collectively evaluated for impairment are estimated based on the contractual cash flows of the assets held by Higashi-Nippon Bank, using statistical methods based on historical loss experience of assets with credit risk characteristics similar to those in Higashi-Nippon Bank. Historical loss experience is adjusted using current observable data to reflect the effects of current conditions which did not affect the historical period and to remove the effects of conditions in the historical period that do not currently exist. For the unimpaired financial assets measured at amortized costs, impairment losses are recognized only when the losses are incurred but not yet identified at the reporting date. The incurred losses for unimpaired financial assets are collectively calculated using the same statistical method applied to impaired financial assets, but taking into consideration the loss identification period.

Estimates of changes in future cash flows for groups of assets should reflect and be directionally consistent with changes in related observable data from period to period (for example, changes in unemployment rates, property prices, payment status, or other factors indicative of changes in the probability of losses in Higashi-Nippon Bank and their magnitude). The methodology and assumptions used for the estimation of future cash flows are reviewed regularly by Higashi-Nippon Bank to reduce any differences between loss estimates and actual loss experience.

If the terms of a financial asset are renegotiated or modified or an existing financial asset is replaced with a new one due to financial difficulties of the borrower, then an assessment is made of whether the financial asset should be derecognized. If the cash flows of the renegotiated asset are substantially different, then the contractual rights

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

to cash flows from the original financial asset are deemed to have expired. In this case, the original financial asset is derecognized and the new financial asset is recognized at fair value. The impairment loss before an expected restructuring is measured as follows:

•

If the expected restructuring will not result in derecognition of the existing asset, the impairment loss is measured as the difference between the carrying amount of the asset and the estimated cash flows arising from the modified financial asset based on their expected timing and amounts discounted at the original effective interest rate of the existing financial asset.

•

If the expected restructuring will result in derecognition of the existing asset, then the expected fair value of the new asset is treated as the final cash flow from the existing financial asset at the time of its derecognition. This amount is discounted from the expected date of derecognition to the reporting date using the original effective interest rate of the existing financial asset and an impairment loss is recognized based on the difference between the carrying amount of the asset before restructuring and the fair value of the new asset.

•

If a financial asset is determined to be uncollectible, it is written off against the related allowance account. Such financial assets are normally written off after all the necessary procedures have been completed and the amount of the loss has been determined. Those assets primarily include loans for borrowers that have been legally or formally declared bankrupt and borrowers that may not have legally or formally declared bankruptcy but are essentially bankrupt.

Impairment charges related to loans and advances are classified in “Impairment charges (reversals)” in the consolidated income statement. Impairment charges (reversals) related to investment securities (held-to-maturity and loans and receivables categories) are also classified in “Impairment charges (reversals)” in the consolidated income statement. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the previously recognized impairment loss is reversed by adjusting the allowance account. The amount of the reversal is recognized in the consolidated income statement.

Assets classified as available-for-sale

At each reporting date, Higashi-Nippon Bank assesses whether there is objective evidence that a financial asset is impaired. In the case of an equity instrument classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its costs is objective evidence of impairment resulting in the recognition of an impairment loss. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss – is removed from equity and recognized in the consolidated income statement.

Impairment losses recognized in the consolidated income statement on equity instruments are not reversed through the consolidated income statement. In the case of a debt instrument classified as available-for-sale, if its fair value increases in a subsequent period and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss is reversed through the consolidated income statement.

2.21. Impairment of non-financial assets

At each reporting date, Higashi-Nippon Bank reviews the carrying amounts of its non-financial assets to determine whether there is any indication of impairment. If any such indication of impairment exists, analysis is performed to determine whether the carrying amounts of the asset are fully recoverable.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Intangible assets with indefinite useful lives and intangible assets not yet available for use are reviewed for impairment once a year or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognized when the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell, and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows, or cash-generating units (“CGU”).

Non-financial assets that have previously been impaired are reviewed for possible reversal of the impairment at each reporting date.

3. First time adoption

3.1. Accounting principles

Higashi-Nippon Bank prepares the accompanying consolidated financial statements based on IFRS as issued by the IASB effective at March 31, 2015. The accounting policies set out in Note 2 “Summary of significant accounting policies” have been applied in preparing the consolidated financial statements for the year ended March 31, 2015, the comparative financial information presented in these financial statements for the year ended March 31, 2014 and the opening statement of financial position at April 1, 2013, the Transition Date.

Higashi-Nippon Bank applies the accounting policies retrospectively to its opening consolidated statement of financial position under IFRS. Certain exceptions are required and certain exemptions are permitted by election under IFRS 1, which are summarized below.

•	The derecognition requirements in IAS 39 “Financial Instruments: Recognition and Measurement” will be applied prospectively for transactions occurring on or after the date of transition to IFRS.

•

For a transaction designated as a hedge before the date of transition to IFRS but does not meet the conditions for hedge accounting in IAS 39, hedge accounting shall be discontinued. Transactions entered into before the date of transition to IFRS shall not be retrospectively designated as hedges. A hedging relationship of a type that does not qualify for hedge accounting in accordance with IAS 39 shall not be reflected in the opening IFRS statement of financial position.

•

The requirement in IFRS 10 “Consolidated Financial Statements” for changes in the parent’s ownership interest in a subsidiary that do not result in a loss of control to be accounted for as capital transactions shall be applied prospectively from the date of transition to IFRS.

•	Higashi-Nippon Bank has elected not to apply IFRS 3 “Business combinations” retrospectively to business combinations prior to the date of transition.

The following reconciliation tables describe the effects of transition from Japanese GAAP to IFRS for the consolidated statements of financial position at March 31, 2015, March 31, 2014, and April 1, 2013, and the consolidated income statements and the consolidated statements of comprehensive income for the year ended March 31, 2015 and 2014.

In preparing the reconciliation tables, certain reclassifications have been made to the reported financial position, financial performance, and cash flows in the original Japanese GAAP financial statements in order to present them as required under IFRS. The reclassifications have no effect on “Total equity”, “Net profit” or “Total comprehensive income or losses”.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of consolidated statement of financial position at April 1, 2013

	Japanese GAAP	Reclassifi- cation	Japanese GAAP to IFRS adjustments
			Scope of consolidation	Financial instruments – Loans and advances		Financial instruments – Other than loans and advances
				Allowance for loan losses	Effective interest method	Classification of investment securities	Impairment of investment securities
			(a)	(b) (i)	(b) (ii)	(c) (i)	(c) (ii)
	(Millions of yen)
Assets
Cash and deposits with banks	44,058	—	—	—	—	—	—
Call loans	15,160	—	—	—	—	—	—
Derivative financial assets	280	—	—	—	—	—	—
Investment securities	386,558	—	—	—	—	(3,596)	(447)
Loans and advances	1,424,415	1,594	(40)	(11,475)	(12,897)	—	—
Property and equipment	20,397	—	—	—	—	—	—
Intangible assets	795	—	—	—	—	—	—
Deferred tax assets	4,706	487	—	4,107	4,675	(205)	170
Other assets	7,907	(1,594)	0	—	—	—	—
Customer’s liabilities for acceptances and guarantees	2,541	(2,541)	—	—	—	—	—

Total assets	1,906,817	(2,054)	(40)	(7,368)	(8,222)	(3,801)	(277)

Liabilities
Deposits	1,770,171	—	(151)	—	—	—	—
Derivative financial liabilities	1,221	—	—	—	—	—	—
Debt securities issued	10,000	—	—	—	—	—	—
Borrowings	2,857	—	—	—	—	—	—
Current tax liabilities	3,008	—	—	—	—	—	—
Deferred tax liabilities	3,007	487	—	—	—	(1,460)	—
Retirement benefit liabilities	6,399	—	—	—	—	—	—
Other liabilities	9,413	—	0	(217)	—	—	—
Acceptances and guarantees	2,541	(2,541)	—	—	—	—	—

Total liabilities	1,808,617	(2,054)	(151)	(217)	—	(1,460)	—

Equity
Share capital	38,300	—	—	—	—	—	—
Capital surplus	24,659	—	—	—	—	—	—
Retained earnings	26,418	—	111	(7,143)	(8,222)	(46)	(1,981)
Other reserves	10,133	—	—	—	—	(2,295)	1,704
Treasury shares	(1,450)	—	—	—	—	—	—

Equity attributable to shareholders of the parent	98,060	—	111	(7,143)	(8,222)	(2,341)	(277)
Non-controlling interest	140	—	—	(8)	—	—	—

Total equity	98,200	—	111	(7,151)	(8,222)	(2,341)	(277)

Total liabilities and equity	1,906,817	(2,054)	(40)	(7,368)	(8,222)	(3,801)	(277)

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Japanese GAAP to IFRS adjustments
	Financial instruments – Other than loans and advances					Property and equipment	Retirement benefit liabilities
	Fair value measurement of investment securities	Embedded derivatives	Hedge accounting	Dividend income	Derecognition of financial liabilities
	(c) (iii)	(c) (iv)	(c) (v)	(c) (vi)	(c) (vii)	(d)	(e)
	(Millions of yen)
Assets
Cash and deposits with banks	—	—	—	—	—	—	—
Call loans	—	—	—	—	—	—	—
Derivative financial assets	—	—	—	—	—	—	—
Investment securities	855	192	—	—	—	—	—
Loans and advances	—	26	—	—	—	—	—
Property and equipment	—	—	—	—	—	(7,183)	—
Intangible assets	—	—	—	—	—	21	—
Deferred tax assets	—	173	—	65	—	—	1,247
Other assets	—	—	—	(170)	—	—	—
Customer’s liabilities for acceptances and guarantees	—	—	—	—	—	—	—

Total assets	855	391	—	(105)	—	(7,162)	1,247

Liabilities
Deposits	—	—	—	—	—	—	—
Derivative financial liabilities	—	—	—	—	—	—	—
Debt securities issued	—	—	—	—	—	—	—
Borrowings	—	—	—	—	—	—	—
Current tax liabilities	—	—	—	—	—	—	—
Deferred tax liabilities	304	227	—	—	—	(2,647)	—
Retirement benefit liabilities	—	—	—	—	—	—	3,507
Other liabilities	—	—	—	—	—	—	—
Acceptances and guarantees	—	—	—	—	—	—	—

Total liabilities	304	227	—	—	—	(2,647)	3,507

Equity
Share capital	—	—	—	—	—	—	—
Capital surplus	—	—	—	—	—	—	—
Retained earnings	—	164	(584)	(105)	—	652	(2,260)
Other reserves	551	—	584	—	—	(5,167)	—
Treasury shares	—	—	—	—	—	—	—

Equity attributable to shareholders of the parent	551	164	—	(105)	—	(4,515)	(2,260)
Non-controlling interest	—	—	—	—	—	—	—

Total equity	551	164	—	(105)	—	(4,515)	(2,260)

Total liabilities and equity	855	391	—	(105)	—	(7,162)	1,247

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Japanese GAAP to IFRS adjustments						IFRS
	Accrued vacation pay	Levies	Recoverability of deferred tax assets	Scope of deferred tax accounting	Other	Total
	(f)	(g)	(h)	(i)	—
	(Millions of yen)
Assets
Cash and deposits with banks	—	—	—	—	—	—	44,058
Call loans	—	—	—	—	—	—	15,160
Derivative financial assets	—	—	—	—	(0)	(0)	280
Investment securities	—	—	—	—	—	(2,996)	383,562
Loans and advances	—	—	—	—	—	(24,386)	1,401,623
Property and equipment	—	—	—	—	(34)	(7,217)	13,180
Intangible assets	—	—	—	—	—	21	816
Deferred tax assets	114	62	830	—	76	11,314	16,507
Other assets	—	—	—	—	(28)	(198)	6,115
Customer’s liabilities for acceptances and guarantees	—	—	—	—	—	—	—

Total assets	114	62	830	—	14	(23,462)	1,881,301

Liabilities
Deposits	—	—	—	—	—	(151)	1,770,020
Derivative financial liabilities	—	—	—	—	(10)	(10)	1,211
Debt securities issued	—	—	—	—	(55)	(55)	9,945
Borrowings	—	—	—	—	(28)	(28)	2,829
Current tax liabilities	—	—	—	—	—	—	3,008
Deferred tax liabilities	—	—	—	—	82	(3,494)	—
Retirement benefit liabilities	—	—	—	—	—	3,507	9,906
Other liabilities	300	163	—	—	16	262	9,675
Acceptances and guarantees	—	—	—	—	—	—	—

Total liabilities	300	163	—	—	5	31	1,806,594

Equity
Share capital	—	—	—	—	—	—	38,300
Capital surplus	—	—	—	—	(48)	(48)	24,611
Retained earnings	(186)	(101)	830	—	57	(18,814)	7,604
Other reserves	—	—	—	—	—	(4,623)	5,510
Treasury shares	—	—	—	—	—	—	(1,450)

Equity attributable to shareholders of the parent	(186)	(101)	830	—	9	(23,485)	74,575
Non-controlling interest	—	—	—	—	—	(8)	132

Total equity	(186)	(101)	830	—	9	(23,493)	74,707

Total liabilities and equity	114	62	830	—	14	(23,462)	1,881,301

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of consolidated statement of financial position at March 31, 2014

			Japanese GAAP to IFRS adjustments
	Japanese GAAP	Reclassifi- cation	Scope of consolidation	Financial instruments – Loans and advances		Financial instruments – Other than loans and advances
				Allowance for loan losses	Effective interest method	Classification of investment securities	Impairment of investment securities
			(a)	(b) (i)	(b) (ii)	(c) (i)	(c) (ii)
	(Millions of yen)
Assets
Cash and deposits with banks	63,614	—	—	—	—	—	—
Call loans	20,175	—	—	—	—	—	—
Derivative financial assets	78	—	—	—	—	—	—
Investment securities	374,719	—	—	—	—	(1,775)	(324)
Loans and advances	1,464,122	1,081	(46)	(11,570)	(14,294)	—	—
Property and equipment	24,148	—	—	—	—	—	—
Intangible assets	1,309	—	—	—	—	—	—
Deferred tax assets	3,245	(810)	—	4,063	5,081	—	445
Other assets	7,347	(1,081)	0	—	—	—	—
Customer’s liabilities for acceptances and guarantees	2,011	(2,011)	—	—	—	—	—

Total assets	1,960,768	(2,821)	(46)	(7,507)	(9,213)	(1,775)	121

Liabilities
Deposits	1,823,370	—	(160)	—	—	—	—
Derivative financial liabilities	822	—	—	—	—	—	—
Debt securities issued	10,000	—	—	—	—	—	—
Borrowings	2,718	—	—	—	—	—	—
Current tax liabilities	1,363	—	—	—	—	—	—
Deferred tax liabilities	3,007	(810)	—	—	—	(631)	328
Retirement benefit liabilities	7,369	—	—	—	—	—	—
Other liabilities	8,562	—	0	(221)	—	—	—
Acceptances and guarantees	2,011	(2,011)	—	—	—	—	—

Total liabilities	1,859,222	(2,821)	(160)	(221)	—	(631)	328

Equity
Share capital	38,300	—	—	—	—	—	—
Capital surplus	24,744	—	—	—	—	—	—
Retained earnings	30,551	—	114	(7,280)	(9,213)	—	(1,229)
Other reserves	9,217	—	—	—	—	(1,144)	1,022
Treasury shares	(1,453)	—	—	—	—	—	—

Total equity attributable to shareholders of the parent	101,359	—	114	(7,280)	(9,213)	(1,144)	(207)
Non-controlling interest	187	—	—	(6)	—	—	—

Total equity	101,546	—	114	(7,286)	(9,213)	(1,144)	(207)

Total liabilities and equity	1,960,768	(2,821)	(46)	(7,507)	(9,213)	(1,775)	121

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Japanese GAAP to IFRS adjustments
	Financial instruments – Other than loans and advances					Property and equipment	Retirement benefit liabilities
	Fair value measurement of investment securities	Embedded derivatives	Hedge accounting	Dividend income	Derecognition of financial liabilities
	(c) (iii)	(c) (iv)	(c) (v)	(c) (vi)	(c) (vii)	(d)	(e)
	(Millions of yen)
Assets
Cash and deposits with banks	—	—	—	—	—	—	—
Call loans	—	—	—	—	—	—	—
Derivative financial assets	—	—	—	—	—	—	—
Investment securities	1,668	48	—	—	—	—	—
Loans and advances	—	28	—	—	—	—	—
Property and equipment	—	—	—	—	—	(7,062)	—
Intangible assets	—	—	—	—	—	44	—
Deferred tax assets	—	—	—	64	51	—	340
Other assets	—	—	—	(178)	—	—	—
Customer’s liabilities for acceptances and guarantees	—	—	—	—	—	—	—

Total assets	1,668	76	—	(114)	51	(7,018)	340

Liabilities
Deposits	—	—	—	—	189	—	—
Derivative financial liabilities	—	—	—	—	—	—	—
Debt securities issued	—	—	—	—	—	—	—
Borrowings	—	—	—	—	—	—	—
Current tax liabilities	—	—	—	—	—	—	—
Deferred tax liabilities	593	27	—	—	—	(2,596)	—
Retirement benefit liabilities	—	—	—	—	—	—	954
Other liabilities	—	—	—	—	(46)	—	—
Acceptances and guarantees	—	—	—	—	—	—	—

Total liabilities	593	27	—	—	143	(2,596)	954

Equity
Share capital	—	—	—	—	—	—	—
Capital surplus	—	—	—	—	—	—	—
Retained earnings	—	49	(462)	(114)	(92)	745	(2,190)
Other reserves	1,075	—	462	—	—	(5,167)	1,576
Treasury shares	—	—	—	—	—	—	—

Total equity attributable to shareholders of the parent	1,075	49	—	(114)	(92)	(4,422)	(614)
Non-controlling interest	—	—	—	—	—	—	—

Total equity	1,075	49	—	(114)	(92)	(4,422)	(614)

Total liabilities and equity	1,668	76	—	(114)	51	(7,018)	340

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Japanese GAAP to IFRS adjustments						IFRS
	Accrued vacation pay	Levies	Recoverability of deferred tax assets	Scope of deferred tax accounting	Other	Total
	(f)	(g)	(h)	(i)	—
	(Millions of yen)
Assets
Cash and deposits with banks	—	—	—	—	—	—	63,614
Call loans	—	—	—	—	—	—	20,175
Derivative financial assets	—	—	—	—	(1)	(1)	77
Investment securities	—	—	—	—	—	(383)	374,336
Loans and advances	—	—	—	—	2	(25,880)	1,439,323
Property and equipment	—	—	—	—	(127)	(7,189)	16,959
Intangible assets	—	—	—	—	(20)	24	1,333
Deferred tax assets	108	63	1,208	(333)	160	11,250	13,685
Other assets	—	—	—	—	(37)	(215)	6,051
Customer’s liabilities for acceptances and guarantees	—	—	—	—	—	—	—

Total assets	108	63	1,208	(333)	(23)	(22,394)	1,935,553

Liabilities
Deposits	—	—	—	—	—	29	1,823,399
Derivative financial liabilities	—	—	—	—	(13)	(13)	809
Debt securities issued	—	—	—	—	(48)	(48)	9,952
Borrowings	—	—	—	—	(129)	(129)	2,589
Current tax liabilities	—	—	—	—	—	—	1,363
Deferred tax liabilities	—	—	—	(77)	159	(2,197)	—
Retirement benefit liabilities	—	—	—	—	—	954	8,323
Other liabilities	303	178	—	—	15	229	8,791
Acceptances and guarantees	—	—	—	—	—	—	—

Total liabilities	303	178	—	(77)	(16)	(1,175)	1,855,226

Equity
Share capital	—	—	—	—	—	—	38,300
Capital surplus	—	—	—	—	(47)	(47)	24,697
Retained earnings	(195)	(115)	1,208	(333)	39	(19,068)	11,483
Other reserves	—	—	—	77	1	(2,098)	7,119
Treasury shares	—	—	—	—	—	—	(1,453)

Total equity attributable to shareholders of the parent	(195)	(115)	1,208	(256)	(7)	(21,213)	80,146
Non-controlling interest	—	—	—	—	—	(6)	181

Total equity	(195)	(115)	1,208	(256)	(7)	(21,219)	80,327

Total liabilities and equity	108	63	1,208	(333)	(23)	(22,394)	1,935,553

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of consolidated statement of financial position at March 31, 2015

	Japanese GAAP	Reclassification	Japanese GAAP to IFRS adjustments
			Scope of consolidation	Financial instruments – Loans and advances		Financial instruments – Other than loans and advances
				Allowance for loan losses	Effective interest method	Classification of investment securities	Impairment of investment securities
			(a)	(b) (i)	(b) (ii)	(c) (i)	(c) (ii)
	(Millions of yen)
Assets
Cash and deposits with banks	100,650	—	—	—	—	—	—
Call loans	5,541	—	—	—	—	—	—
Derivative financial assets	281	—	—	—	—	—	—
Investment securities	416,644	—	—	—	—	(1,555)	(542)
Loans and advances	1,545,327	976	(61)	(8,600)	(15,841)	—	—
Property and equipment	24,733	—	—	—	—	—	—
Intangible assets	1,206	—	—	—	—	—	—
Deferred tax assets	690	(452)	—	2,714	5,127	(3)	182
Other assets	7,507	(976)	1	—	—	—	—
Customer’s liabilities for acceptances and guarantees	2,148	(2,148)	—	—	—	—	—

Total assets	2,104,727	(2,600)	(60)	(5,886)	(10,714)	(1,558)	(360)

Liabilities
Deposits	1,893,066	—	(114)	—	—	—	—
Call money	26	—	—	—	—	—	—
Derivative financial liabilities	880	—	—	—	—	—	—
Debt securities issued	10,000	—	—	—	—	—	—
Borrowings	61,151	—	—	—	—	—	—
Current tax liabilities	3,812	—	—	—	—	—	—
Deferred tax liabilities	2,728	(452)	—	—	—	(521)	1
Retirement benefit liabilities	6,069	—	—	—	—	—	—
Other liabilities	8,621	—	1	(230)	—	—	—
Acceptances and guarantees	2,148	(2,148)	—	—	—	—	—

Total liabilities	1,988,501	(2,600)	(113)	(230)	—	(521)	1

Equity
Share capital	38,300	—	—	—	—	—	—
Capital surplus	24,777	—	—	—	—	—	—
Retained earnings	37,752	—	53	(5,647)	(10,714)	77	(1,436)
Other reserves	16,599	—	—	—	—	(1,114)	1,075
Treasury shares	(1,422)	—	—	—	—	—	—

Total equity attributable to shareholders of the parent	116,006	—	53	(5,647)	(10,714)	(1,037)	(361)
Non-controlling interest	220	—	—	(9)	—	—	—

Total equity	116,226	—	53	(5,656)	(10,714)	(1,037)	(361)

Total liabilities and equity	2,104,727	(2,600)	(60)	(5,886)	(10,714)	(1,558)	(360)

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Japanese GAAP to IFRS adjustments
	Financial instruments – Other than loans and advances					Property and equipment	Retirement benefit liabilities
	Fair value measurement of investment securities	Embedded derivatives	Hedge accounting	Dividend income	Derecognition of financial liabilities
	(c) (iii)	(c) (iv)	(c) (v)	(c) (vi)	(c) (vii)	(d)	(e)
	(Millions of yen)
Assets
Cash and deposits with banks	—	—	—	—	—	—	—
Call loans	—	—	—	—	—	—	—
Derivative financial assets	—	—	—	—	—	—	—
Investment securities	1,045	(26)	—	—	—	—	—
Loans and advances	—	—	—	—	—	—	—
Property and equipment	—	—	—	—	—	(6,961)	—
Intangible assets	—	—	—	—	—	42	—
Deferred tax assets	—	8	—	104	90	—	641
Other assets	—	—	—	(316)	—	—	—
Customer’s liabilities for acceptances and guarantees	—	—	—	—	—	—	—

Total assets	1,045	(18)	—	(212)	90	(6,919)	641

Liabilities
Deposits	—	—	—	—	351	—	—
Call money	—	—	—	—	—	—	—
Derivative financial liabilities	—	—	—	—	—	—	—
Debt securities issued	—	—	—	—	—	—	—
Borrowings	—	—	—	—	—	—	—
Current tax liabilities	—	—	—	—	—	—	—
Deferred tax liabilities	337	—	—	—	—	(2,314)	—
Retirement benefit liabilities	—	—	—	—	—	—	1,974
Other liabilities	—	—	—	—	(87)	—	—
Acceptances and guarantees	—	—	—	—	—	—	—

Total liabilities	337	—	—	—	264	(2,314)	1,974

Equity
Share capital	—	—	—	—	—	—	—
Capital surplus	—	—	—	—	—	—	—
Retained earnings	—	(18)	(363)	(212)	(174)	841	(2,180)
Other reserves	708	—	363	—	—	(5,446)	847
Treasury shares	—	—	—	—	—	—	—

Total equity attributable to shareholders of the parent	708	(18)	—	(212)	(174)	(4,605)	(1,333)
Non-controlling interest	—	—	—	—	—	—	—

Total equity	708	(18)	—	(212)	(174)	(4,605)	(1,333)

Total liabilities and equity	1,045	(18)	—	(212)	90	(6,919)	641

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Japanese GAAP to IFRS adjustments						IFRS
	Accrued vacation pay	Levies	Recoverability of deferred tax assets	Scope of deferred tax accounting	Other	Total
	(f)	(g)	(h)	(i)	—
	(Millions of yen)
Assets
Cash and deposits with banks	—	—	—	—	—	—	100,650
Call loans	—	—	—	—	—	—	5,541
Derivative financial assets	—	—	—	—	(0)	(0)	281
Investment securities	—	—	—	—	—	(1,078)	415,566
Loans and advances	—	—	—	—	1	(24,501)	1,521,802
Property and equipment	—	—	—	—	(122)	(7,083)	17,650
Intangible assets	—	—	—	—	(8)	34	1,240
Deferred tax assets	102	59	466	52	212	9,754	9,992
Other assets	—	—	—	—	(30)	(345)	6,186
Customer’s liabilities for acceptances and guarantees	—	—	—	—	—	—	—

Total assets	102	59	466	52	53	(23,219)	2,078,908

Liabilities
Deposits	—	—	—	—	—	237	1,893,303
Call money	—	—	—	—	—	—	26
Derivative financial liabilities	—	—	—	—	(9)	(9)	871
Debt securities issued	—	—	—	—	(41)	(41)	9,959
Borrowings	—	—	—	—	(107)	(107)	61,044
Current tax liabilities	—	—	—	—	—	—	3,812
Deferred tax liabilities	—	—	—	13	208	(2,276)	—
Retirement benefit liabilities	—	—	—	—	—	1,974	8,043
Other liabilities	310	178	—	—	10	182	8,803
Acceptances and guarantees	—	—	—	—	—	—	—

Total liabilities	310	178	—	13	61	(40)	1,985,861

Equity
Share capital	—	—	—	—	—	—	38,300
Capital surplus	—	—	—	—	(47)	(47)	24,730
Retained earnings	(208)	(119)	466	52	38	(19,544)	18,208
Other reserves	—	—	—	(13)	—	(3,579)	13,020
Treasury shares	—	—	—	—	—	—	(1,422)

Total equity attributable to shareholders of the parent	(208)	(119)	466	39	(9)	(23,170)	92,836
Non-controlling interest	—	—	—	—	—	(9)	211

Total equity	(208)	(119)	466	39	(9)	(23,179)	93,047

Total liabilities and equity	102	59	466	52	53	(23,219)	2,078,908

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of consolidated income statement and consolidated statement of comprehensive income for the year ended March 31, 2014

	Japanese GAAP	Reclassifi- cation	Japanese GAAP to IFRS adjustments
			Scope of consolidation	Financial instruments – Loans and advances		Financial instruments – Other than loans and advances
				Allowance for loan losses	Effective interest method	Classification of investment securities	Impairment of investment securities
			(a)	(b) (i)	(b) (ii)	(c) (i)	(c) (ii)
	(Millions of yen)
Interest income	31,518	(705)	(2)	(734)	(1,834)	—	—
Interest expenses	1,853	(223)	(0)	—	—	—	—

Net interest income	29,665	(482)	(2)	(734)	(1,834)	—	—

Fee and commission income	3,413	—	—	—	(800)	—	—
Fee and commission expenses	1,667	—	—	—	(1,252)	—	—

Net fee and commission income	1,746	—	—	—	452	—	—

Net trading losses (income)	0	223	—	—	—	(34)	—
Other operating income	4,844	705	7	—	(167)	—	1,082

Operating income	36,255	—	5	(734)	(1,549)	34	1,082

Impairment charges (reversals)	1,568	—	—	(639)	(153)	—	(100)
General and administrative expenses	23,379	—	2	—	—	—	—
Other operating expenses	1,462	—	—	(5)	—	—	—

Operating expenses	26,409	—	2	(644)	(153)	—	(100)

Profit before tax	9,846	—	3	(90)	(1,396)	34	1,182

Income tax expenses	4,253	—	—	45	(405)	(12)	430

Net profit	5,593	—	3	(135)	(991)	46	752

Other comprehensive income:
Items which will not be reclassified to profit or loss
Remeasurements of defined benefit pension plans	—	—	—	—	—	—	—
Income tax expense relating to items which will not be reclassified	—	—	—	—	—	—	—
Total items which will not be reclassified to profit or loss, net of tax	—	—	—	—	—	—	—
Items which may be reclassified subsequently to profit or loss
Net gains on available-for-sale financial assets	(543)	—	—	—	—	1,787	(1,055)
Cash flow hedges	189	—	—	—	—	—	—
Income tax expense relating to items which may be reclassified	126	—	—	—	—	(635)	375

Total items which may be reclassified subsequently to profit or loss, net of tax	(228)	—	—	—	—	1,152	(680)

Other comprehensive income for the year, net of tax	(228)	—	—	—	—	1,152	(680)

Total comprehensive income	5,365	—	3	(135)	(991)	1,198	72

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Japanese GAAP to IFRS adjustments
	Financial instruments — Other than loans and advances					Property and equipment	Retirement benefit liabilities
	Fair value measurement of investment securities	Embedded derivatives	Hedge accounting	Dividend income	Derecognition of financial liabilities
	(c) (iii)	(c) (iv)	(c) (v)	(c) (vi)	(c) (vii)	(d)	(e)
	(Millions of yen)
Interest income	—	—	—	—	—	—	—
Interest expenses	—	—	—	—	—	—	—

Net interest income	—	—	—	—	—	—	—

Fee and commission income	—	—	—	—	—	—	—
Fee and commission expenses	—	—	—	—	—	—	—

Net fee and commission income	—	—	—	—	—	—	—

Net trading losses (income)	—	150	(189)	—	—	—	—
Other operating income	—	8	—	(8)	(189)	—	—

Operating income	—	(142)	189	(8)	(189)	—	—

Impairment charges (reversals)	—	—	—	—	—	—	—
General and administrative expenses	—	—	—	—	—	(129)	(108)
Other operating expenses	—	—	—	—	(46)	(15)	—

Operating expenses	—	—	—	—	(46)	(144)	(108)

Profit before tax	—	(142)	189	(8)	(143)	144	108

Income tax expenses	—	(27)	67	1	(51)	51	38

Net profit	—	(115)	122	(9)	(92)	93	70

Other comprehensive income:
Items which will not be reclassified to profit or loss
Remeasurements of defined benefit pension plans	—	—	—	—	—	—	1,377
Income tax expense relating to items which will not be reclassified	—	—	—	—	—	—	(490)
Total items which will not be reclassified to profit or loss, net of tax	—	—	—	—	—	—	887
Items which may be reclassified subsequently to profit or loss
Net gains on available-for-sale financial assets	811	—	—	—	—	—	—
Cash flow hedges	—	—	(189)	—	—	—	—
Income tax expense relating to items which may be reclassified	(288)	—	67	—	—	—	—

Total items which may be reclassified subsequently to profit or loss, net of tax	523	—	(122)	—	—	—	—

Other comprehensive income for the year, net of tax	523	—	(122)	—	—	—	887

Total comprehensive income	523	(115)	—	(9)	(92)	93	957

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Japanese GAAP to IFRS adjustments						IFRS
	Accrued vacation pay	Levies	Recoverability of deferred tax assets	Scope of deferred tax accounting	Other	Total
	(f)	(g)	(h)	(i)	—
	(Millions of yen)
Interest income	—	—	—	—	—	(2,570)	28,243
Interest expenses	—	—	—	—	59	59	1,689

Net interest income	—	—	—	—	(59)	(2,629)	26,554

Fee and commission income	—	—	—	—	—	(800)	2,613
Fee and commission expenses	—	—	—	—	—	(1,252)	415

Net fee and commission income	—	—	—	—	—	452	2,198

Net trading losses (income)	—	—	—	—	(2)	(75)	148
Other operating income	—	—	—	—	(28)	705	6,254

Operating income	—	—	—	—	(85)	(1,397)	34,858

Impairment charges (reversals)	—	—	—	—	—	(892)	676
General and administrative expenses	3	15	—	43	(68)	(242)	23,137
Other operating expenses	—	—	—	—	12	(54)	1,408

Operating expenses	3	15	—	43	(56)	(1,188)	25,221

Profit before tax	(3)	(15)	—	(43)	(29)	(209)	9,637

Income tax expenses	6	(1)	(378)	290	(10)	44	4,297

Net profit	(9)	(14)	378	(333)	(19)	(253)	5,340

Other comprehensive income:
Items which will not be reclassified to profit or loss
Remeasurements of defined benefit pension plans	—	—	—	—	—	1,377	1,377
Income tax expense relating to items which will not be reclassified	—	—	—	—	—	(490)	(490)
Total items which will not be reclassified to profit or loss, net of tax	—	—	—	—	—	887	887
Items which may be reclassified subsequently to profit or loss
Net gains on available-for-sale financial assets	—	—	—	—	—	1,543	1,000
Cash flow hedges	—	—	—	—	—	(189)	—
Income tax expense relating to items which may be reclassified	—	—	—	77	—	(404)	(278)

Total items which may be reclassified subsequently to profit or loss, net of tax	—	—	—	77	—	950	722

Other comprehensive income for the year, net of tax	—	—	—	77	—	1,837	1,609

Total comprehensive income	(9)	(14)	378	(256)	(19)	1,584	6,949

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Reconciliation of consolidated income statement and consolidated statement of comprehensive income for the year ended March 31, 2015

			Japanese GAAP to IFRS adjustments
				Financial instruments – Loans and advances		Financial instruments – Other than loans and advances
	Japanese GAAP	Reclassifi- cation	Scope of consolidation	Allowance for loan losses	Effective interest method	Classification of investment securities	Impairment of investment securities
			(a)	(b) (i)	(b) (ii)	(c) (i)	(c) (ii)
	(Millions of yen)
Interest income	31,572	(1,656)	(2)	(414)	(2,157)	(4)	—
Interest expenses	1,760	(231)	(0)	—	—	—	—

Net interest income	29,812	(1,425)	(2)	(414)	(2,157)	(4)	—

Fee and commission income	3,578	—	—	—	(792)	—	—
Fee and commission expenses	1,799	—	—	—	(1,368)	—	—

Net fee and commission income	1,779	—	—	—	576	—	—

Net trading losses (income)	0	231	—	—	—	—	—
Other operating income	8,521	1,656	7	—	(149)	42	2

Operating income	40,112	—	5	(414)	(1,730)	38	2

Impairment charges (reversals)	2,506	—	—	(3,383)	(182)	(51)	220
General and administrative expenses	23,925	—	66	—	—	—	—
Other operating expenses	689	—	—	(9)	—	—	—

Operating expenses	27,120	—	66	(3,392)	(182)	(51)	220

Profit before tax	12,992	—	(61)	2,978	(1,548)	89	(218)

Income tax expenses	4,392	—	—	1,348	(47)	12	(11)

Net profit	8,600	—	(61)	1,630	(1,501)	77	(207)

Other comprehensive income:
Items which will not be reclassified to profit or loss
Remeasurements of defined benefit pension plans	1,334	—	—	—	—	—	—
Income tax expense relating to items which will not be reclassified	(465)	—	—	—	—	—	—
Total items which will not be reclassified to profit or loss, net of tax	869	—	—	—	—	—	—
Items which may be reclassified subsequently to profit or loss
Net gains on available-for-sale financial assets	8,662	—	—	—	—	131	(10)
Cash flow hedges	181	—	—	—	—	—	—
Revaluation reserve for land	279	—	—	—	—	—	—
Income tax expense relating to items which may be reclassified	(2,610)	—	—	—	—	(101)	62

Total items which may be reclassified subsequently to profit or loss, net of tax	6,512	—	—	—	—	30	52

Other comprehensive income for the year, net of tax	7,381	—	—	—	—	30	52

Total comprehensive income	15,981	—	(61)	1,630	(1,501)	107	(155)

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Japanese GAAP to IFRS adjustments
	Financial instruments – Other than loans and advances					Property and equipment	Retirement benefit liabilities
	Fair value measurement of investment securities	Embedded derivatives	Hedge accounting	Dividend income	Derecognition of financial liabilities
	(c) (iii)	(c) (iv)	(c) (v)	(c) (vi)	(c) (vii)	(d)	(e)
	(Millions of yen)
Interest income	—	—	—	—	—	—	—
Interest expenses	—	—	—	—	—	—	—

Net interest income	—	—	—	—	—	—	—

Fee and commission income	—	—	—	—	—	—	—
Fee and commission expenses	—	—	—	—	—	—	—

Net fee and commission income	—	—	—	—	—	—	—

Net trading losses (income)	—	102	(181)	—	—	—	—
Other operating income	—	—	—	(139)	(163)	—	—

Operating income	—	(102)	181	(139)	(163)	—	—

Impairment charges (reversals)	—	—	—	—	—	—	—
General and administrative expenses	—	—	—	—	—	(72)	(247)
Other operating expenses	—	—	—	—	(42)	(26)	—

Operating expenses	—	—	—	—	(42)	(98)	(247)

Profit before tax	—	(102)	181	(139)	(121)	98	247

Income tax expenses	—	(35)	82	(41)	(39)	2	190

Net profit	—	(67)	99	(98)	(82)	96	57

Other comprehensive income:
Items which will not be reclassified to profit or loss
Remeasurements of defined benefit pension plans	—	—	—	—	—	—	(1,193)
Income tax expense relating to items which will not be reclassified	—	—	—	—	—	—	464
Total items which will not be reclassified to profit or loss, net of tax	—	—	—	—	—	—	(729)
Items which may be reclassified subsequently to profit or loss
Net gains on available-for-sale financial assets	(613)	—	—	—	—	—	—
Cash flow hedges	—	—	(181)	—	—	—	—
Revaluation reserve for land	—	—	—	—	—	(279)	—
Income tax expense relating to items which may be reclassified	246	—	82	—	—	—	—

Total items which may be reclassified subsequently to profit or loss, net of tax	(367)	—	(99)	—	—	(279)	—

Other comprehensive income for the year, net of tax	(367)	—	(99)	—	—	(279)	(729)

Total comprehensive income	(367)	(67)	—	(98)	(82)	(183)	(672)

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Japanese GAAP to IFRS adjustments						IFRS
	Accrued vacation pay	Levies	Recoverability of deferred tax assets	Scope of deferred tax accounting	Other	Total
	(f)	(g)	(h)	(i)	—
	(Millions of yen)
Interest income	—	—	—	—	1	(2,576)	27,340
Interest expenses	—	—	—	—	81	81	1,610

Net interest income	—	—	—	—	(80)	(2,657)	25,730

Fee and commission income	—	—	—	—	—	(792)	2,786
Fee and commission expenses	—	—	—	—	—	(1,368)	431

Net fee and commission income	—	—	—	—	—	576	2,355

Net trading losses (income)	—	—	—	—	4	(75)	156
Other operating income	—	—	—	—	(28)	(428)	9,749

Operating income	—	—	—	—	(112)	(2,434)	37,678

Impairment charges (reversals)	—	—	—	—	(1)	(3,397)	(891)
General and administrative expenses	7	—	—	43	(97)	(300)	23,625
Other operating expenses	—	—	—	—	(15)	(92)	597

Operating expenses	7	—	—	43	(113)	(3,789)	23,331

Profit before tax	(7)	—	—	(43)	1	1,355	14,347

Income tax expenses	6	4	742	(428)	2	1,787	6,179

Net profit	(13)	(4)	(742)	385	(1)	(432)	8,168

Other comprehensive income:
Items which will not be reclassified to profit or loss
Remeasurements of defined benefit pension plans	—	—	—	—	—	(1,193)	141
Income tax expense relating to items which will not be reclassified	—	—	—	—	—	464	(1)
Total items which will not be reclassified to profit or loss, net of tax	—	—	—	—	—	(729)	140
Items which may be reclassified subsequently to profit or loss
Net gains on available-for-sale financial assets	—	—	—	—	—	(492)	8,170
Cash flow hedges	—	—	—	—	—	(181)	—
Revaluation reserve for land	—	—	—	—	—	(279)	—
Income tax expense relating to items which are or maybe reclassified	—	—	—	(89)	1	201	(2,409)

Total items which may be reclassified subsequently to profit or loss, net of tax	—	—	—	(89)	1	(751)	5,761

Other comprehensive income for the year, net of tax	—	—	—	(89)	1	(1,480)	5,901

Total comprehensive income	(13)	(4)	(742)	296	(0)	(1,912)	14,069

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

3.2. Primary differences in accounting principles between Japanese GAAP and IFRS

Higashi-Nippon Bank prepared its consolidated financial statements under Japanese GAAP. The primary differences in accounting principles between Japanese GAAP and IFRS are set out below. In addition to differences in valuation principles between Japanese GAAP and IFRS, which affect various components of opening equity, differences in presentation affect numerous items in the consolidated statement of financial position with no impact on equity.

Reclassification adjustments

Loans and advances

Under Japanese GAAP, some of receivables and accrued income which are loans and advances in nature are presented as other assets, which are reclassified to loans and advances under IFRS.

Financial guarantees contracts

Under Japanese GAAP, the contingent assets and liabilities from financial guarantees underwritten by Higashi-Nippon Bank are recorded as assets and liabilities in the same amount on the consolidated statement of financial position under accounting rules specific to the banking industry in Japan.

Under IFRS, these amounts do not satisfy the criteria of assets or liabilities and thus are not recorded as assets and liabilities in the consolidated statement of financial position.

Interest income and dividend income

Under Japanese GAAP, dividends received on available-for-sale equity securities and are presented as interest income, which are reclassified to other operating income under IFRS.

Interest expenses

Under Japanese GAAP, interest expenses on interest rate swap are presented as interest expenses, which are reclassified to net trading losses under IFRS.

Japanese GAAP to IFRS adjustments

(a) Scope of consolidation

Under Japanese GAAP, control over the investee depends on whether Higashi-Nippon Bank controls the decision making organization of the investee.

Under IFRS, Higashi-Nippon Bank consolidates additional investees that are not consolidated under Japanese GAAP. This is due to differences in underlying concept and definition of a subsidiary between IFRS and Japanese GAAP.

An investee is consolidated in the financial statements under IFRS if the reporting entity demonstrates control through (i) power over the investee, (ii) exposure, or rights, to variable return from its involvement with the investee, and (iii) the ability to use its power over the investee to affect the amount of its returns.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(b) Financial instruments – Loans and advances

(i) Allowance for loan losses

Under Japanese GAAP, allowance for loan losses is calculated individually or collectively. Individual allowance for loan losses is calculated based on the discounted cash flow (“DCF”) method for specifically identified significant loans, or based on estimated uncollectable amounts considering historical loss experience and recoveries from collateral and guarantees. Collective allowance for loan losses is calculated on a portfolio basis using the loans’ historical loss experience.

Under IFRS, if there is objective evidence that loans and advances are impaired, impairment losses are individually calculated based on the DCF method for individually significant impaired loans. The remaining impaired loans are grouped into portfolios based on credit risk characteristics, and their associated impairment losses are collectively calculated on a portfolio basis using statistical methods based on historical loss experience or using the estimated uncollectable amounts, taking into account recoveries from collateral and guarantees.

In addition, the definition of an impaired loan is different between Japanese GAAP and IFRS. Under Japanese GAAP, borrowers classified as “Requiring careful monitoring” with modified or renegotiated loans are not considered to be impaired if they meet certain conditions. These conditions include improvement in repayment capacity as a result of such modification or renegotiation.

Under IFRS, such loans may be classified as impaired since they are considered to meet the definition of objective evidence of impairment. Accordingly, the scope of impaired loans under IFRS is broader than that under Japanese GAAP, which resulted in a larger allowance for impairment than that recognized under Japanese GAAP.

Moreover, under Japanese GAAP, interest income is recognized based on the contractual amount of the loan by using the contractual interest rate for loans that are not impaired. However, under IFRS, interest income is recognized based on the carrying amount of the loan, net of allowance for loan losses, by using the effective interest rate.

(ii) Effective interest method

Under Japanese GAAP, loan origination fees and costs are generally recognized in the consolidated income statement when earned or as incurred. In addition, when an entity revises interest rate applied to a borrower, interest income is recognized based the revised interest rate.

Under IFRS, loan origination fees, transaction costs and other costs that are integral to the effective interest rate, and all other premiums and discounts shall be taken into account in the calculation of the effective interest rate. Accordingly, loan origination fees and costs are deferred and amortized in the consolidated income statement over the period of the loan using the effective interest method. In addition, if an entity revises its estimates of payments or receipts, the entity shall adjust the carrying amount of the financial asset to reflect the revised estimated cash flows discounted at the original effective interest rate. The adjustment is recognized in profit or loss as income or expenses.

(c) Financial instruments – Other than loans and advances

(i) Classification of investment securities

Under Japanese GAAP, investment securities are classified into “trading purpose” (fair value through profit or loss), “held-to-maturity” (amortized cost), or “available-for-sale” (fair value through other comprehensive

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

income). Based on such classification criteria, all of Higashi-Nippon Bank’s investment securities are classified as “available-for-sale” and basically carried at fair value through other comprehensive income except for unlisted equity securities with cost less impairment losses.

Under IFRS, investment securities are classified into four categories: “fair value through profit or loss”, “held-to-maturity” (amortized cost), “available-for-sale” (fair value through other comprehensive income), and “loans and receivables” (amortized cost). The loans and receivables category is applicable under IFRS, but not under Japanese GAAP. Based on such classification criteria, all of Higashi-Nippon Bank’s investment securities are classified as either “available-for-sale” or “loans and receivables”. Certain investment securities previously classified as “available-for-sale” under Japanese GAAP but met the definition of “loans and receivables” under IFRS, have been classified as “loans and receivables” upon the transition to IFRS. Accordingly, fair value reserve of such investment securities previously recognized in equity under Japanese GAAP was reversed as part of the transition.

(ii) Impairment of investment securities

Available-for-sale equity securities

Under Japanese GAAP, Higashi-Nippon Bank recognizes impairment losses for quoted equity securities classified as available-for-sale in the consolidated income statement if the fair value declined significantly below its cost and recovery is not reasonably expected. If the decline in fair value is 50% or more, impairment losses are recognized immediately. If the decline in fair value is 30% or more but less than 50% of its cost, impairment losses are also recognized, unless there is strong evidence that the fair value will recover substantially from its decline subsequently.

Impairment losses on unlisted equity securities classified as available-for-sale are assessed by considering the financial condition and value of net assets of the issuer in accordance with the self-assessment procedures. If the value of net assets has declined (i) below its cost in respect of issuers that are categorized as at risk of bankruptcy, virtually bankrupt and legally bankrupt, or (ii) by 50% or more compared to its cost for all other issuers, unless there is strong evidence that the value of net assets will recover shortly and substantially from the decline, Higashi-Nippon Bank recognizes an impairment in cost of the security. Impairment losses are recognized as a direct reduction of the costs and cannot be reversed in the subsequent periods.

Under IFRS, a significant or prolonged decline in the fair value of a security below its cost is objective evidence of impairment for available-for-sale equity securities. In assessing the impairment of available-for-sale equity securities, Higashi-Nippon Bank uses specific quantitative thresholds to determine significant or prolonged decline in the fair value below cost, in addition to other qualitative impairment criteria.

The timing of recognition of impairment losses under IFRS is generally earlier than that under Japanese GAAP. Accordingly, the impairment losses for available-for-sale equity securities assessed under Japanese GAAP are generally lower than those assessed under IFRS. As all equity securities are measured at fair value under IFRS, the recognition of an impairment loss would not result in change in total equity, or in total comprehensive income. However, under IFRS, Higashi-Nippon Bank also recognizes impairment losses for certain unlisted equity securities which were previously carried at cost under Japanese GAAP.

Debt securities classified as loans and receivables

Under Japanese GAAP, impairment losses for debt securities classified as loans and receivables under IFRS, which were previously classified as available-for-sale under Japanese GAAP, are recognized by using the same methodology as available-for-sale equity securities as mentioned above.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Under IFRS, impairment losses for debt securities are recognized if there is objective evidence that debt securities are impaired as a result of a loss event with impact on its estimated future cash flow. The calculation of impairment losses is basically the same as that for loans and advances.

(iii) Fair value measurement of investment securities

Unlisted equity securities

Under Japanese GAAP, equity securities that do not have readily determinable fair values are accounted for at cost less accumulated impairment losses. Under IFRS, these equity securities, which are classified available-for-sale, are measured at fair value. The fair value of equity securities for which there is no quoted price in an active market is determined by using valuation techniques. Changes in fair value are recognized directly through equity except in instances when the securities are impaired and impairment losses are recognized in profit or loss.

Quoted equity securities

Under Japanese GAAP, the fair value of quoted equity securities is based on last month’s average closing prices. Under IFRS, the fair value of these securities is determined using the closing spot prices.

(iv) Embedded derivatives

Under Japanese GAAP, an embedded derivative on hybrid instruments shall be bifurcated from its host contract and measured at fair value when the risk of the embedded derivative affects the host contract. In addition, an entity may separately account for an embedded derivative if it is managed separately by the entity, even if the criteria for bifurcation are not fully met. Higashi-Nippon Bank’s embedded derivatives on hybrid instruments do not meet the criteria for bifurcation and Higashi-Nippon Bank does not separately manage such embedded derivatives, thus they are not accounted for separately under Japanese GAAP.

Under IFRS, an embedded derivative on hybrid instruments shall be separated from the host contract and accounted for as derivatives when the economic characteristics and risks of the embedded derivative are not closely related to those of the host contract. The remaining host contracts shall be accounted for separately based on IAS 39. Accordingly, certain embedded derivatives that are not separately accounted for under Japanese GAAP but meet the criteria for separation under IFRS are bifurcated from host contract and measured at fair value under IFRS.

(v) Hedge accounting

Under Japanese GAAP, Higashi-Nippon Bank applies hedge accounting for derivative transactions when the criteria for hedge accounting are met. However, as IFRS requires different criteria for hedge accounting under IAS 39, hedge accounting applied under Japanese GAAP does not necessarily qualify under IAS 39.

For hedging relationships of types that do not qualify for hedge accounting under IFRS, Higashi-Nippon Bank reversed the hedge accounting, which was previously recognized under Japanese GAAP, and recorded the effects of the reversal against retained earnings at the date of transition. This is to derecognize the hedging relationships in the opening IFRS statement of financial position.

These differences between Japanese GAAP and IFRS reduced “Retained earnings” but increased “Other reserves” simultaneously at the date of transition.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(vi) Dividend income

Under Japanese GAAP, dividend income for marketable securities is recognized based on the estimated amount of dividend expected to be received on the ex-dividend date. The difference between the estimated and actual amount of dividend received is adjusted in the period in which it arises. Dividend income for non-marketable securities is recognized on the date when the declaration of dividends is approved at the shareholders’ meeting, Board of Directors’ meeting or by any other authorized bodies.

Under IFRS, dividend income from financial assets is recognized when the entity’s right to receive dividend payment is established.

(vii) Derecognition of financial liabilities

Under Japanese GAAP, Higashi-Nippon Bank derecognizes an obligation to repay customer accounts and recognizes gains when there are not movements within the accounts for a period of more than 10 years and Higashi-Nippon Bank is not able to locate or identify claimants for the accounts after reasonable efforts. The account balance is generally reimbursed subsequent to the derecognition of the obligation if a legitimate claimant appears. Accordingly, Higashi-Nippon Bank sets aside a provision for future losses on estimated reimbursements subsequent to the derecognition.

Under IFRS, from April 1, 2013, such derecognition is allowed only when the obligation is discharged, or cancelled or expires and Higashi-Nippon Bank does not continue to bear the obligation to honor the customer accounts.

(d) Property and equipment

Under Japanese GAAP, Higashi-Nippon Bank primarily applied the declining-balance method of depreciation for property and equipment. Additionally, land used for business purposes was revaluated in accordance with the Land Revaluation Law in Japan. Under this law, Japanese companies are allowed to revaluate land used for business purposes to fair value only for the limited period from the year ended March 31, 1998 to March 31, 2001. Unrealized gains and losses were recorded directly in equity as revaluation reserve for land. The cost of property and equipment were also reduced by the replacement of specific assets and presented as netted amount under Japanese tax law, which Higashi-Nippon Bank applied under Japanese GAAP to enjoy tax benefit.

Under IFRS, Higashi-Nippon Bank applies the straight-line method of depreciation to all property and equipment as Higashi-Nippon Bank considers that it closely reflects the expected pattern of the asset’s future economic benefits to be consumed. In addition, revaluation reserves for land and the replacement of specific assets netted off under Japanese GAAP are reversed, as Higashi-Nippon Bank applies cost method to property and equipment under IFRS.

(e) Retirement benefit liabilities

Under Japanese GAAP, Higashi-Nippon Bank amortizes the actuarial gain or loss for retirement benefit liabilities under the straight-line method over the determined period, less expected remaining working lives of existing employees. Amortization begins from the fiscal year after the year in which the corresponding actuarial gain or loss was incurred. Under IFRS, however, actuarial gain or losses are recognized in other comprehensive income and amortization of actuarial gains or losses or reclassification from other comprehensive income to profit or loss is not permitted.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

As a result, at the Transition Date, Higashi-Nippon Bank recognized all cumulative unamortized actuarial gains or losses under Japanese GAAP, as an adjustment to retained earnings under IFRS.

The accounting standards for retirement benefit obligations under Japanese GAAP had been revised and applicable from the year ended March 31, 2014 for Higashi-Nippon Bank. Under the revised standards, actuarial gain or losses on defined benefit plans are required to be recognized in other comprehensive income and amortized and reclassified to profit or loss correspondingly. As a transitional requirement to the revised standards, unrecognized actuarial gain or losses previously accumulated is directly recognized in other reserve and amortized and reclassified to profit or loss.

In addition, to calculate the net defined benefit assets or liabilities, both the expected rate of return on plan assets and the discount rate used are determined by reference to market yields of high quality corporate bonds at the end of the reporting period under IFRS. Under Japanese GAAP, however, discount rate is determined by reference not only to high quality corporate bonds, but also to Japanese government bonds. Moreover, expected rate of return on plan assets is independently determined and not necessarily agrees with the discount rate.

Last but not least, the minimum funding requirement is incorporated into IFRS, which may affect the economic benefits available as a reduction in future contributions, in recognizing net defined benefit asset or liability. The amount that can be recognized as a net defined benefit asset or liability shall be subject to the asset-ceiling, and the minimum funding requirements. Under Japanese GAAP, however, there are no such requirements.

(f) Accrued vacation pay

Employees of Higashi-Nippon Bank are entitled to paid time off. Under Japanese GAAP, there is no explicit requirement for the accounting of such paid time off. Accordingly, Higashi-Nippon Bank does not separately account for the accrued vacation pay under Japanese GAAP.

Under IFRS, an entity is required to recognize short-term employee benefits, including paid time off, when employees have rendered service in exchange for those benefits. The entity shall measure the expected cost of accumulating paid leave as the additional amount that the entity expects to pay for accumulated but unused vacation days that employees are entitled to at the end of the reporting period. Corresponding costs are recognized when the employees render services that increase their entitlement to future paid leave.

(g) Levies

Under Japanese GAAP, there is no explicit requirement for levies, and in practice, levies are generally recognized as payable when an entity receives an invoice, or, in some cases, levies are expensed as incurred when payment is made. Accordingly, Higashi-Nippon Bank recognizes levies on property when Higashi-Nippon Bank receives invoice from tax authorities.

Under IFRS, there is an explicit guidance on when an entity should recognize liabilities to pay levies imposed by governments, other than income taxes, in its financial statements. IFRS clearly states that the obligating event that gives rise to a liability to pay a levy is the activity that triggers the payment of the levy, as identified by the legislation. Accordingly, when such obligating event occurs an entity shall make provision under IAS 37 “Provisions, Contingent Liabilities and Contingent Assets” and recognize the liability to pay such levies. Therefore, if the activity which meets the requirement under IFRS has occurred before the reporting date, Higashi-Nippon Bank shall recognize the liability which is not recognized under Japanese GAAP.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(h) Recoverability of deferred tax assets

Under Japanese GAAP, the recoverability of deferred tax assets is assessed primarily against the probability of future taxable profits, pursuant to the practice guidelines issued by the Japanese Institute of Certified Public Accountants. Based on the practice guideline, an entity is classified by its future taxable profits into a certain category, and determines the extent of recoverability of its deferred tax assets and the length of estimated future periods to assess the recoverability of deferred tax assets by such category. Higashi-Nippon Bank recognize deferred tax assets only to the extent that the realization of the tax benefit is highly probable based on the schedule within the certain period (i.e. next five years for the Bank).

Under IFRS, deferred tax assets are recognized only to the extent that it is probable that taxable profit will be available for use against deductible temporary differences and tax losses carried forward can be utilized. However, IFRS does not provide an explicit limitation on the length of periods used to estimate future taxable profit or requirements to exclude unschedulable temporary differences from the calculation of deferred tax assets.

(i) Scope of deferred tax accounting

The assessment of corporate enterprise tax in Japan consists of an income-based component and a size-based component. Although the size-based component of the corporate enterprise tax is calculated based upon multiple components, one of which is linked to taxable income, it is presented entirely within general and administrative expenses under Japanese GAAP.

On the other hand, under IFRS, both components of the corporate enterprise tax are accounted for in accordance with IAS 12, and are accordingly subject to deferred tax accounting, to the extent of taxable profits.

Differences of consolidated statements of cash flows between Japanese GAAP and IFRS

There are no material differences between the consolidated statements of cash flows in accordance with Japanese GAAP and the consolidated statements of cash flows in accordance with IFRS.

4. Financial risk management

4.1. Introduction

Higashi-Nippon Bank categorizes its risk exposure from financial instruments into credit risk, market risks, liquidity risk and operational risks (including processing risks and IT risks). The below presents information about Higashi-Nippon Bank’s exposure to each of the above risks, its objectives, policies and processes for measuring and managing these risks, and its management of capital.

Risk Management Framework

The Board of Directors of the Bank has created Basic Policies with respect to each of the main types of risks that Higashi-Nippon Bank faces. The Board of Directors is responsible for overseeing Higashi-Nippon Bank’s risk management practices and risk management structure. In addition, the Risk Management Department and the departments responsible for each type of risk are responsible for strengthening its risk management structure and enhancing its risk management practices.

The Board of Directors has established the Asset-Liability Management (“ALM”) Committee and the Operational Risk Management (“ORM”) Committee as bodies to deliberate and decide on matters relating to specific business strategies, risk management and operations. The ALM Committee manages ALM-related risks

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

such as credit risk, market risks and liquidity risk, while the ORM Committee manages operational risks such as processing risks and IT risks. Each committee manages risks across different divisions, that is, where the applicable risk arises and each committee reports directly to the Managing Directors’ Committee, which in turn reports to the Board of Directors.

Through the ALM Committee, which considers appropriate risk-taking for credit risk, market risks and liquidity risk to maximize net profit, Higashi-Nippon Bank seeks to build a cash management and funding structure that can adequately respond to business and market conditions. The ALM Committee holds monthly meetings to understand Higashi-Nippon Bank’s cash management and funding positions, evaluate credit, market and liquidity risks and comprehensively manage assets and liabilities.

The ORM Committee seeks to reduce operational risks such as processing and IT risks. Specifically, the Committee holds quarterly meetings to assess and consider preventive measures for potential causes of operational risks. Upon occurrence of any event which may result in an operational risk, the Committee deliberates the risks, analyzes the reason for the occurrence and considers preventive measures.

The Risk Management Department, which is the middle office and independent of other departments, acts as the group-wide risks management coordinator. The Risk Management Department is also responsible for the monitoring of credit risk, market risks, liquidity risk and operational risks of Higashi-Nippon Bank, and reports directly to the ALM Committee, ORM Committee and Managing Directors’ Committee.

The Internal Audit Department, which operates independently of business departments, oversees how management monitors compliance with the Higashi-Nippon Bank’s risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks faced by Higashi-Nippon Bank. The Internal Audit Department undertakes both regular and ad hoc reviews of risk management controls and procedures and reports the results to the Board of Directors.

For the group entities, the Bank has established rules for risk management on a consolidated basis, which require the group entities to report operationally significant matters to Higashi-Nippon Bank, thereby ensuring a uniform approach to risk management. In addition, the Bank performs a review of each group entities’ operations on a quarterly basis in order to understand the progress each entity is making in its respective business plan.

4.2. Credit risk

Credit risk is the risk of financial loss to Higashi-Nippon Bank if a customer or counterparty of a financial instrument fails to meet its contractual obligations. Credit risk arises principally from Higashi-Nippon Bank’s loans and advances, and investments in debt securities. For risk management reporting purposes, Higashi-Nippon Bank manages credit risk considering and consolidating all elements of credit risk exposure, such as individual obligor’s default risk, and sector risk.

In accordance with its Basic Policies on credit risk management, Higashi-Nippon Bank seeks to diversify its loan portfolio among small borrowers and conducts strict credit examinations through its credit rating system, which is based on decision-making authority standards and financial analysis systems. Higashi-Nippon Bank further monitors its credit portfolio in accordance with the Credit Portfolio Management Policy, which was introduced to manage credit concentration risk, and reports the status of its credit portfolio to the ALM and Managing Directors’ Committees. The head office of Higashi-Nippon Bank conducts trainings on loan operations at the branch level and conducts self-assessments on outstanding loans in order to strengthen its risk management structure. Additionally, Higashi-Nippon Bank has introduced a credit risk quantification system to further refine its credit risk management practices, and utilizes the system to set interest rates that are proportionate to its credit risk and manage its overall credit portfolio.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.2.1. Credit risk measurement

Credit ratings

Higashi-Nippon Bank has established and maintains internal credit ratings for each corporate client or counterparty. The internal credit ratings are designed to be linked to external ratings designated by rating agencies, including Rating and Investment Information, Inc. (“R&I”), and Japan Credit Rating Agency, Ltd. (“JCR”). The following table sets forth the reconciliation between external ratings and internal ratings.

Internal rating	Classification of borrowers	External rating JCR	External rating R&I
1		AAA/AA	AAA/AA
2		A	A
3	Normal	BBB	BBB
4		—	—
5		—	—
6		BB	BB
7-1	Requiring careful monitoring	—	—
7-2	3-month delinquent	—	—
7-3	Restructured	Below B	Below B
8	At risk of bankruptcy	—	—
9	Legally bankrupt	—	—
Virtually bankrupt

Self-assessment

Higashi-Nippon Bank, as a Japanese bank, is required to categorize borrowers into groups based on the borrowers’ financial conditions and other factors before classifying loans and off-balance sheet instruments against borrowers, taking into account the risk of collection and risk of impairment. These categorization and classification process, which are commonly referred to as self-assessment procedures, are conducted in conjunction with the credit rating process. Through Higashi-Nippon Bank’s self-assessment procedures, borrowers are categorized into the following categories:

Normal:	Borrowers for which business conditions are favorable and are deemed not to have any particular problems in terms of their financial position.

Requiring careful monitoring:	Borrowers that require observation going forward because of concerns over their ability to meet lending terms due to their financial position or performance, or weak or unstable business conditions.

3 months delinquent/restructured:

Among borrowers requiring careful monitoring, those that subsequently had their lending terms relaxed in order to facilitate rehabilitation of the borrowers and performance on the loans, or those in default of payment obligations such as failure to make principal or interest payments for over 3 months.

At risk of bankruptcy:

Borrowers that have not yet become bankrupt but are facing financial difficulties and are deemed likely to become bankrupt in the future because they fail to make progress in implementing their management improvement plans or other measures (including borrowers that are receiving ongoing support from financial institutions).

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Virtually bankrupt:

Borrowers that have not yet become legally or formally bankrupt but are effectively insolvent because they are facing serious financial difficulties and are deemed to be incapable of restructuring their debt.

Legally bankrupt:	Borrowers that have become legally or formally bankrupt.

Credit risk quantification

Higashi-Nippon Bank quantifies the credit risk amount to ascertain the potential impact of losses that it is likely to incur from credit events in the coming year based on credit ratings and self-assessment results. The results of credit risk quantification are periodically analyzed based on the profitability, concentration of business sectors or borrowers, or capital adequacy, and they are regularly reported to the ALM Committee and Managing Directors’ Committee.

Certain investment securities including unlisted equity securities (“non-marketable equity securities”) are excluded from management’s scope of market risks because these securities are not traded and are not considered to have market risks. Instead, they are considered to have characteristics of credit risk.

Derivative transactions

Higashi-Nippon Bank manages counterparty credit risk on derivatives based on current and potential credit exposures, and mitigates such risks by setting up credit limits for inter-bank transactions. In addition, counterparty credit risk is subject to the assessment of credit risk concentration and is controlled jointly with the credit risk of on-balance sheet items such as loans and advances.

4.2.2. Summary of risk management policy and procedures to control credit risk

Higashi-Nippon Bank holds collateral and other credit enhancements against certain credit exposures to mitigate credit risk. Such collateral is assessed according to its nature and characteristics based on Higashi-Nippon Bank’s established rules and manuals and classified by type (i.e. real estate, deposit collateral, securities and commercial bills). In principle, the assessment of collateral for real estate is performed at least once a year by an internal department specialized in real estate assessment or external real estate appraisers.

In addition, eligible guarantees are considered as valid collateral for the purpose of credit risk mitigation. Guarantees are mainly segregated into (i) public guarantees such as credit guarantee corporations and governments, and (ii) guarantees received from other companies or individuals. These guarantees are also assessed based on external ratings, internal ratings or other elements set forth by Higashi-Nippon Bank’s credit policies.

Higashi-Nippon Bank did not possess any significant collateral held as security against loans and advances, nor did Higashi-Nippon Bank make any calls on credit enhancements at March 31, 2015, March 31, 2014 and April 1, 2013.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.2.3. Maximum credit exposure without taking account of any collateral held or other credit enhancements

The table below represents the maximum credit exposure at March 31, 2015, March 31, 2014 and April 1, 2013 without taking into account any collateral held or other credit enhancements. As shown in the table below, Higashi-Nippon Bank’s credit exposure is mainly from loans and advances and investment securities.

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
On-balance sheet items:
Deposit with banks	81,631	43,578	25,443
Call loans	5,541	20,175	15,160
Derivative financial assets	281	77	280
Investment securities	356,525	320,057	356,819
Debt securities	354,041	317,962	355,058
Unlisted equity securities	2,484	2,095	1,761
Loans and advances	1,521,802	1,439,323	1,401,623
Off-balance sheet items:
Financial guarantees	2,148	2,011	2,541
Loan commitments	70,232	66,089	59,274

Total	2,038,160	1,891,310	1,861,140

In addition to the items outlined above, certain financial assets such as security deposits are included in “Other assets” on the consolidated statement of financial position. However, Higashi-Nippon Bank does not recognize any significant impairment losses and does not identify any significant credit risk among such financial assets. Maximum credit risk exposure from the financial assets included in “Other assets” approximates its carrying amount.

The off-balance sheet items represent the nominal amounts of undrawn loan commitments and financial guarantees. Substantially all financial guarantees and all loan commitments are held by financial institution and corporate counterparties classified as Normal, which are rated 1-6 based on Higashi-Nippon Bank’s self-assessment. Accordingly, Higashi-Nippon Bank does not identify any significant credit risk among such off-balance sheet items.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.2.4. Concentration of loans and advances with credit exposure

The table below shows Higashi-Nippon Bank’s credit exposure of loans and advances by industry at March 31, 2015, March 31, 2014 and April 1, 2013.

As Higashi-Nippon Bank only has domestic operation, Higashi-Nippon Bank did not have any credit exposure of loans and advances from overseas operations at March 31, 2015, March 31, 2014 and April 1, 2013.

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Real estate	540,857	510,377	469,240
Individuals	203,561	217,104	231,375
Wholesale trade	119,188	100,126	102,892
Manufacturing	105,189	99,677	100,451
Construction	96,197	84,190	78,720
Finance and insurance	78,571	79,609	73,213
Transport and postal activities	77,846	67,197	63,378
Other industries	319,869	302,394	307,578

Subtotal	1,541,278	1,460,674	1,426,847
Allowance for loan losses	(19,476)	(21,351)	(25,224)

Total	1,521,802	1,439,323	1,401,623

4.2.5. Loans and advances

Loans and advances by credit quality category at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Neither past due nor impaired	1,469,178	1,375,290	1,339,761
Past due but not impaired	6,221	5,647	6,398
Impaired	65,879	79,737	80,688

Gross loans and advances	1,541,278	1,460,674	1,426,847
Allowance for loan losses
Individually assessed	(6,804)	(8,536)	(12,467)
Collectively assessed	(12,672)	(12,815)	(12,757)

Loans and advances, net	1,521,802	1,439,323	1,401,623

Provision for (reversal of) the allowance for loan losses	(1,119)	772	—

Higashi-Nippon Bank closely monitors the loans and advances that are deemed to be impaired. Loans to borrowers that are classified as “3 months delinquent/restructured” or below are regarded as impaired as financial conditions of these borrowers have deteriorated significantly to affect their repayment capabilities. In addition, borrowers that are classified as “Requiring careful monitoring,” but have their contractual lending terms relaxed may be assessed as impaired if Higashi-Nippon Bank considers that there is objective evidence of impairment.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(a) Loans and advances: Neither past due nor impaired

Credit status of loans and advances that are neither past due nor impaired is assessed based on internal rating system as a portfolio basis. The following table shows the credit status of the loans and advances that are neither past due nor impaired, at March 31, 2015, March 31, 2014 and April 1, 2013.

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
March 31, 2015
Normal	1,147,587	196,218	1,343,805
Requiring careful monitoring	123,224	2,149	125,373
Allowance for loan losses	(1,777)	(141)	(1,918)

Carrying amount	1,269,034	198,226	1,467,260

March 31, 2014
Normal	1,036,333	210,095	1,246,428
Requiring careful monitoring	126,960	1,902	128,862
Allowance for loan losses	(2,178)	(155)	(2,333)

Carrying amount	1,161,115	211,842	1,372,957

April 1, 2013
Normal	978,539	223,494	1,202,033
Requiring careful monitoring	137,280	448	137,728
Allowance for loan losses	(1,832)	(168)	(2,000)

Carrying amount	1,113,987	223,774	1,337,761

(b) Loans and advances: Past due but not impaired

Late processing and other administrative delays from borrowers could lead to financial assets being past due but not impaired. Loans and advances less than 90 days past due are not usually considered to be impaired, unless other information indicates otherwise.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table sets forth the credit status of loans and advances that are past due but not impaired, at March 31, 2015, March 31, 2014 and April 1, 2013.

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
March 31, 2015
Past due up to a month	3,128	1,237	4,365
Past due over a month but less than three months	1,277	579	1,856

Total	4,405	1,816	6,221

Normal	1,630	1,185	2,815
Requiring careful monitoring	2,775	631	3,406

Total	4,405	1,816	6,221

Allowance for loan losses	(28)	(8)	(36)

Carrying amount	4,377	1,808	6,185

March 31, 2014
Past due up to a month	2,916	1,234	4,150
Past due over a month but less than three months	914	583	1,497

Total	3,830	1,817	5,647

Normal	1,495	1,031	2,526
Requiring careful monitoring	2,335	786	3,121

Total	3,830	1,817	5,647

Allowance for loan losses	(34)	(10)	(44)

Carrying amount	3,796	1,807	5,603

April 1, 2013
Past due up to a month	2,650	1,416	4,066
Past due over a month but less than three months	1,599	733	2,332

Total	4,249	2,149	6,398

Normal	968	1,364	2,332
Requiring careful monitoring	3,281	785	4,066

Total	4,249	2,149	6,398

Allowance for loan losses	(32)	(12)	(44)

Carrying amount	4,217	2,137	6,354

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(c) Loans and advances: Impaired

Loans and advances that are individually assessed as impaired at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	Loans and advances
	Wholesale	Retail	Total
	(Millions of yen)
March 31, 2015
Requiring careful monitoring	41,040	512	41,552
At risk of bankruptcy	13,288	890	14,178
Virtually bankrupt	4,295	690	4,985
Legally bankrupt	5,135	29	5,164
Allowance for loan losses	(17,155)	(367)	(17,522)

Carrying amount	46,603	1,754	48,357

Fair value of collateral(1)	40,236	1,542	41,778

March 31, 2014
Requiring careful monitoring	53,743	436	54,179
At risk of bankruptcy	19,499	692	20,191
Virtually bankrupt	2,646	524	3,170
Legally bankrupt	2,130	67	2,197
Allowance for loan losses	(18,616)	(358)	(18,974)

Carrying amount	59,402	1,361	60,763

Fair value of collateral(1)	47,466	1,122	48,588

April 1, 2013
Requiring careful monitoring	49,343	519	49,862
At risk of bankruptcy	18,067	686	18,753
Virtually bankrupt	6,997	978	7,975
Legally bankrupt	4,032	66	4,098
Allowance for loan losses	(22,708)	(472)	(23,180)

Carrying amount	55,731	1,777	57,508

Fair value of collateral(1)	43,570	1,504	45,074

(1)	The amount shows credit exposure covered by the fair value of the collateral.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.2.6. Investment securities

Investment securities by credit quality category at March 31, 2015, March 31, 2014 and April 1, 2013 are set forth in the following table based on the self-assessment performed by Higashi-Nippon Bank.

	Debt securities – loans and receivables
	Japanese government bonds	Japanese municipal bonds	Government agency securities	Corporate bonds	Total
	(Millions of yen)
March 31, 2015
Normal	—	67,503	101,841	128,014	297,358
Requiring careful monitoring	—	—	—	2,738	2,738

Gross debt securities	—	67,503	101,841	130,752	300,096
Impairment losses	—	(264)	(191)	(87)	(542)

Carrying amount	—	67,239	101,650	130,665	299,554

March 31, 2014
Normal	—	67,142	109,959	86,968	264,069
Requiring careful monitoring	—	—	—	—	—

Gross debt securities	—	67,142	109,959	86,968	264,069
Impairment losses	—	(300)	(0)	(14)	(314)

Carrying amount	—	66,842	109,959	86,954	263,755

April 1, 2013
Normal	19,850	71,112	112,783	100,362	304,107
Requiring careful monitoring	—	—	—	180	180

Gross debt securities	19,850	71,112	112,783	100,542	304,287
Impairment losses	—	(422)	(0)	(17)	(439)

Carrying amount	19,850	70,690	112,783	100,525	303,848

	Debt securities and non-marketable equity securities – available-for-sale
	Japanese government bonds	Other	Non-marketable equity securities	Total
	(Millions of yen)
March 31, 2015
Normal	54,457	—	2,474	56,931
Requiring careful monitoring	—	30	10	40

Carrying amount – fair value	54,457	30	2,484	56,971

March 31, 2014
Normal	54,179	—	2,084	56,263
Requiring careful monitoring	—	28	11	39

Carrying amount – fair value	54,179	28	2,095	56,302

April 1, 2013
Normal	51,181	—	1,747	52,928
Requiring careful monitoring	—	29	14	43

Carrying amount – fair value	51,181	29	1,761	52,971

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.2.7 Derivatives

Derivative instruments by counterparty credit status based on the self-assessment at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Normal	275	59	280
Requiring careful monitoring	6	18	0
At risk of bankruptcy	—	—	—
Virtually bankrupt	—	—	—
Legally bankrupt	—	—	—

Total	281	77	280

4.3. Market risk

Market risk is the risk that changes in market prices such as interest rates, equity prices, foreign exchange rates and credit spreads will affect Higashi-Nippon Bank’s income or the value of its financial instruments held. The objective of Higashi-Nippon Bank’s market risk management is to manage and control market risk exposures within acceptable parameters to ensure Higashi-Nippon Bank’s solvency while optimizing the return on risk.

In accordance with Higashi-Nippon Bank’s Basic Policies on market risk management, the Risk Management Department, a middle office independent from other departments, is responsible for monitoring and managing market and liquidity risks, measuring of risks and profits or losses, and planning and promoting market and liquidity risk management procedures. The Risk Management Department also monitors any breaches of stipulated risk and loss limits. The results of quantification and qualification of market risks are reported directly to the ALM Committee and Managing Directors’ Committee periodically.

Certain non-marketable equity securities are not included in Higashi-Nippon Bank management’s scope for market risks management. These financial instruments comprise mainly investments in unlisted equity securities. Such securities are not traded, and are not considered to have any market risks. Instead, management considers investments in unlisted equity securities as having exposure to credit risks and accordingly, the carrying amounts of these investments are included in the disclosure for credit risk.

Interest risk

The ALM Committee is responsible for determining Higashi-Nippon Bank’s Basic Policies on interest rate risk management. In general, variable interest rates are used for business loans and interest rate swaps are used for fixed-rate medium- to long-term housing loans to hedge against interest risk exposure. Investments in securities are managed so that the interest rate risk falls within an acceptable range. The Risk Management Department performs periodic analysis of interest rate risk and conducts profit and loss simulations. The results of such analysis and simulations are reported to the ALM Committee and the Managing Directors’ Committee.

Price risk

Investments in securities are made pursuant to Higashi-Nippon Bank’s investment plans, which are revised semi-annually and designed to realize stable profits while incurring appropriate levels of risk. Price fluctuation risk is

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

managed in accordance with the Basic Policies on Market-related Risk Management. Higashi-Nippon Bank seeks to manage its assets in the most effective way possible by determining the acceptable range of price fluctuation risk before making any investments, and monitoring the amount of risk within such range on a monthly basis. The results of risk monitoring are reported to the ALM Committee and the Managing Directors’ Committee.

Currency risk

Foreign currency exchange exposures include foreign exchange transactions and import/export transactions that are entered into by customers. Higashi-Nippon Bank manages its foreign currency exchange risk by managing its foreign currency denominated assets and liabilities through market transactions.

4.3.1. Market risks measurement techniques

Interest rate risk, the principal risk parameter for Higashi-Nippon Bank, affects loans and advances, debt securities in investment securities and deposits. Equity securities in investment securities are affected by price fluctuation risk.

Higashi-Nippon Bank utilizes Value-at-Risk (“VaR”) model in the measurement of market risk. VaR measures the maximum loss that could be incurred due to movements of specific risk factors based on a specified holding period and confidence level. Higashi-Nippon Bank calculates VaR, principally using a variance-covariance method based on the following factors:

•	Confidence interval: 99%

•	Holding period: 6 months

•	Observation period: 5 years

To verify the appropriateness of the VaR model, Higashi-Nippon Bank performs back-testing to compare model-based VaR calculation with actual profit and loss. In addition to back-testing, Higashi-Nippon Bank performs tests to simulate the extent of potential losses and market risk fluctuations under extreme market fluctuations. According to the results of these tests performed, management considers if the measurement model Higashi-Nippon Bank employs is adequate in capturing the market risks. It is noted that VaR measures the amount of market risks at certain probability levels statistically calculated based on historical market fluctuations, and therefore, there may be cases where market risks cannot be captured in such situations where market conditions are changing dramatically beyond what was experienced historically.

In addition to assessment based on VaR, Higashi-Nippon Bank utilizes the duration gap method and Basis Point Value (“BPV”) method to measure interest rate risk for loans and advances, debt securities and deposits.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.3.2. VaR summary

Higashi-Nippon Bank’s market risk exposures at March 31, 2015, March 31, 2014 and April 1, 2013 are summarized in the table below:

		During the year
	Year end	Average	Maximum	Minimum
	(Millions of yen)
At and for the year ended March 31, 2015
Interest risk including debt securities	441	1,467	2,430	441
Interest risk for loans and advances and deposits	(1,671)	(492)	189	(1,671)
Price risk for securities	15,546	18,530	23,562	13,011

Overall	13,875	18,039	22,487	13,098

At and for the year ended March 31, 2014
Interest risk including debt securities	1,998	4,197	6,183	1,998
Interest risk for loans and advances and deposits	(378)	539	1,533	(777)
Price risk for securities	17,162	15,319	17,829	11,858

Overall	16,784	15,858	18,953	12,588

At April 1, 2013
Interest risk including debt securities	4,151	—	—	—
Interest risk for loans and advances and deposits	358	—	—	—
Price risk for securities	13,412	—	—	—

Overall	13,770	—	—	—

The “Overall” above shows the aggregated value of interest risks and price risks. For “interest risk for loans and advances and deposits,” certain deposits which (i) do not have clearly defined periods for interest rate revision, (ii) are withdrawn as needed by the depositor, and (iii) are left with the financial institution for a long term without withdrawal are identified as core deposits and Higashi-Nippon Bank recognizes interest rate risk that arises from such core deposits. “Price risk for securities” is calculated considering the correlation between the equity price risk and the price risk of bonds, which are mainly from interest risk.

Higashi-Nippon Bank recognizes interest rate risk inherent in debt instruments as part of price risk, and accordingly, is represented in the “price risk for securities” in the table above. Interest risk for loans and advances and deposits can only be negative under a scenario that assumes an increase in interest rates, partly because loan balance is smaller than deposit balance. Interest rate risk which includes those from debt instruments are shown in parentheses for information purpose.

Higashi-Nippon Bank does not have significant currency risk exposure, as almost all exposures from retail transactions are mitigated through inter-bank transactions. As such, VaR for currency risk is not measured or monitored.

4.4. Liquidity risk

Liquidity risk is the risk that Higashi-Nippon Bank will encounter difficulty in meeting its obligations associated with financial liabilities that are settled by cash or other financial assets.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Liquidity risk is managed in accordance with the Basic Policies on liquidity risk management. Higashi-Nippon Bank manages its working capital based on its funding and cash management structure in order to ensure that the entity is able to respond adequately in the event of an unforeseen liquidity risk situation. Cash forecasts are created on a semi-annual basis with an aim to maintain a balance between cash management and funding. Forecasts and actual results of cash are managed and monitored on a daily, weekly, monthly and quarterly basis, and also reported to the Managing Directors’ Committee and the Board of Directors periodically. In addition, Higashi-Nippon Bank has created an Emergency Cash Management Policy as a precautionary measure.

The tables below set out the remaining contractual maturities of Higashi-Nippon Bank’s financial liabilities and off-balance sheet items at March 31, 2015, March 31, 2014 and April 1, 2013. Future cash flow includes both principal and interests in the maturity tables below.

For derivatives, cash inflow and cash outflow are separately presented if they are settled on gross basis. Liabilities with call features are shown at earliest legally exercisable call date.

		Contractual cash flows (Undiscounted)
	Carrying amount	Less than 1 month	1 – 3 months	3 – 6 months	6 – 12 months	1 – 5 years	Over 5 years	Total
	(Millions of yen)
At March 31, 2015
Liabilities
Deposits	1,893,303	930,874	210,764	218,302	381,003	149,659	4,056	1,894,658
Call money	26	—	26	—	—	—	—	26
Derivative financial liabilities	871	14	172	163	167	366	1	883
Net settlement		—	53	61	108	366	1	589
Gross settlement (inflow)		969	3,783	1,256	820	—	—	6,828
Gross settlement (outflow)		983	3,902	1,358	879	—	—	7,122
Debt securities issued	9,959	—	106	—	106	1,168	10,637	12,017
Borrowings	61,044	56	11,723	167	47,375	1,910	70	61,301

Total	1,965,203	930,944	222,791	218,632	428,651	153,103	14,764	1,968,885

Off-balance sheet items
Loan commitments	—	70,232	—	—	—	—	—	70,232
Financial guarantees	—	2,148	—	—	—	—	—	2,148

Total	—	72,380	—	—	—	—	—	72,380

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

		Contractual cash flows (Undiscounted)
	Carrying amount	Less than 1 month	1 – 3 months	3 – 6 months	6 – 12 months	1 – 5 years	Over 5 years	Total
	(Millions of yen)
At March 31, 2014
Liabilities
Deposits	1,823,399	867,271	185,382	215,474	403,470	149,096	4,186	1,824,879
Derivative financial liabilities	809	23	93	65	116	533	11	841
Net settlement		—	57	62	116	533	11	779
Gross settlement (inflow)		2,208	3,398	429	—	—	—	6,035
Gross settlement (outflow)		2,231	3,434	432	—	—	—	6,097
Debt securities issued	9,952	—	106	—	106	1,069	10,970	12,251
Borrowings	2,589	54	107	159	303	1,959	209	2,791

Total	1,836,749	867,348	185,688	215,698	403,995	152,657	15,376	1,840,762

Off-balance sheet items
Loan commitments	—	66,089	—	—	—	—	—	66,089
Financial guarantees	—	2,011	—	—	—	—	—	2,011

Total	—	68,100	—	—	—	—	—	68,100

		Contractual cash flows (Undiscounted)
	Carrying amount	Less than 1 month	1 – 3 months	3 – 6 months	6 – 12 months	1 – 5 years	Over 5 years	Total
	(Millions of yen)
At April 1, 2013
Liabilities
Deposits	1,770,020	826,621	184,666	215,398	383,092	157,788	4,300	1,771,865
Derivative financial liabilities	1,211	12	305	64	113	687	60	1,241
Net settlement		0	49	59	113	687	60	968
Gross settlement (inflow)		1,635	2,756	207	—	—	—	4,598
Gross settlement (outflow)		1,647	3,012	212	—	—	—	4,871
Debt securities issued	9,945	—	106	—	106	964	11,322	12,498
Borrowings	2,829	24	1,879	70	138	767	45	2,923

Total	1,784,005	826,657	186,956	215,532	383,449	160,206	15,727	1,788,527

Off-balance sheet items
Loan commitments	—	59,274	—	—	—	—	—	59,274
Financial guarantees	—	2,541	—	—	—	—	—	2,541

Total	—	61,815	—	—	—	—	—	61,815

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Balance of loans and advances, and deposits

The following table presents the balance of loans and advances and deposits. The balance of deposits, which was mainly composed of individual customer deposits, exceeded the balance of loans and advances due to the stable deposit base in Japan at March 31, 2015, March 31, 2014 and April 1, 2013.

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Loans and advances	1,521,802	1,439,323	1,401,623
Deposits	1,893,303	1,823,399	1,770,020

4.5. Operational risks

Operational risk is the risk of direct or indirect loss arising from a wide variety of causes associated with Higashi-Nippon Bank’s processes, personnel, technology and infrastructure, and from external factors other than credit, market and liquidity risks, such as those arising from legal and regulatory requirements and generally accepted standards of corporate behavior. Operational risks arise from all of Higashi-Nippon Bank’s operations.

Higashi-Nippon Bank’s objective is to manage operational risk so as to balance the avoidance of financial losses and damage to the Higashi-Nippon Bank’s reputation with overall cost effectiveness and innovation. In all cases, Higashi-Nippon Bank’s policy requires compliance with all applicable legal and regulatory requirements.

The Board of Directors has delegated the responsibility for operational risk to the ORM Committee, which is responsible for the development and implementation of controls to address operational risk. This responsibility is supported by the development of Higashi-Nippon Bank’s overall standards for the management of operational risk in the following areas:

•	requirements for appropriate segregation of duties, including the independent authorization of transactions;

•	requirements for the reconciliation and monitoring of transactions;

•	compliance with regulatory and other legal requirements;

•	documentation of controls and procedures;

•	requirements for the periodic assessment of operational risks faced and the adequacy of controls and procedures to address the risks identified;

•	requirements for the reporting of operational losses and proposed remedial action;

•	development of contingency plans;

•	training and professional development;

•	ethical and business standards; and

•	risk mitigation, including insurance where it is cost effective.

Compliance with Higashi-Nippon Bank’s standards is supported by a program of periodic reviews undertaken by the Internal Audit Department. The results of Internal Audit Department reviews are discussed with the ORM Committee and reported to the Board of Directors.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.6. Capital management

Higashi-Nippon Bank is subject to regulatory capital requirements administered by the Financial Services Agency of Japan (the “FSA”) in accordance with the provisions of the Banking Act and related regulations.

Higashi-Nippon Bank complies with the capital adequacy guidelines adopted by the FSA for the purpose of capital management. The capital adequacy guidelines are applicable to all banks in Japan and closely follow the risk-weighted approach introduced by the Basel Committee on Banking Supervision (“BCBS”) of the Bank for International Settlements (“BIS”).

The FSA has adopted two different capital adequacy guidelines depending on the scope of the banks’ operations. Banks with international operations shall follow the “international standard” and Banks with only domestic operations shall follow the “domestic standard” based on Basel III. Under the domestic standard, the banks are required to maintain the minimum capital ratio of 4.0%. As Higashi-Nippon Bank does not have any overseas operations, the domestic standard is applied to Higashi-Nippon Bank.

In December 2010, BCBS published the new Basel III rules. To reflect these new rules, the FSA changed its capital adequacy guidelines with effect from March 31, 2013 for banks with international operations and from March 31, 2014 for banks with only domestic operations.

The domestic standard has defined the concept of “Core Capital”, which includes common equity, retained earnings and allowance for loan losses. Under the FSA’s capital adequacy guidelines, Higashi-Nippon Bank will maintain the minimum capital ratio of 4.0% during a transition period of 10 years before the full application of these new capital requirements.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table summarizes the composition of regulatory capital on a consolidated basis, under Japanese GAAP, at March 31, 2015 and 2014 under Basel III framework, and April 1, 2013 under Basel II framework. During those years, Higashi-Nippon Bank has complied with all externally imposed capital requirements.

	At March 31,
	2015	2014
	(Millions of yen)
Core capital: instruments and reserves
Directly issued qualifying common share or preferred stock mandatorily convertible into common stock capital plus related capital surplus and retained earnings	98,523	91,291
of which: capital stock and capital surplus	62,901	62,900
of which: retained earnings	37,751	30,551
of which: treasury shares (deduction)	(1,422)	(1,453)
of which: earnings to be distributed (deduction)	(707)	(706)
of which: other	—	—
Accumulated other comprehensive income included in core capital	36	—
of which: foreign currency translation adjustment	—	—
of which: defined-benefit pension fund net assets (prepaid pension costs)	36	—
Subscription rights to acquire common stock or preferred stock mandatorily convertible into common stock	176	144
Adjusted minority interests, etc. (amount allowed to be included in core capital)	—	—
Reserves included in core capital: instruments and reserves	2,776	3,031
of which: general reserve for possible loan losses	2,776	3,031
of which: eligible provisions	—	—
Eligible non-cumulative perpetual preferred stock subject to transitional arrangement included in core capital: instruments and reserves	—	—
Eligible capital instrument subject to transitional arrangement included in core capital: instruments and reserves	9,000	10,000
Capital instrument issued through the measures for strengthening capital by public institutions included in core capital: instruments and reserves	—	—
45% of revaluation reserve for land included in core capital: instruments and reserves	3,310	3,678
Minority interests included in core capital subject to transitional arrangements	198	187

Core capital: instruments and reserves (A)	114,020	108,332

Core capital – regulatory adjustments
Intangible fixed assets other than mortgage servicing rights (net of related deferred tax liabilities)	—	—
of which: goodwill (including those equivalent)	—	—
of which: other intangible fixed assets other than goodwill and mortgage servicing rights	163	—
Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related deferred tax liabilities)	—	—
Shortfall of eligible provisions to expected losses	—	—
Securitization gain on sale	—	—
Gains and losses due to changes in own credit risk on fair valued liabilities	—	—
Defined- benefit pension fund net assets (prepaid pension costs)	—	—
Investments in own shares (excluding those reported in the net assets section)	—	—
Reciprocal cross-holdings in common equity	—	—

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

At March 31,
	2015	2014
(Millions of yen)
Investments in the common stock of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the bank does not own more than 10% of the issued share capital (amount above 10% threshold)	—	—
Amount above the 10% threshold on the specified items	—	—
of which: significant investments in the common stock of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	—	—
of which: mortgage servicing rights	—	—
of which: deferred tax assets arising from temporary differences (net of related deferred tax liabilities)	—	—
Specific items (amounts above 15% threshold)	—	—

of which: significant investments in the common stock of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	—	—
of which: mortgage servicing rights	—	—
of which: deferred tax assets arising from temporary differences (net of related deferred tax liabilities)	—	—
Core capital: regulatory adjustments (B)	163	—

Total capital
Total capital (A) – (B) (C)	113,857	108,332

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

At April 1,
2013
(Millions of yen)
Tier I capital
Capital stock	38,300
Non-cumulative perpetual preferred stock	—
Advanced payment for new shares	—
Capital surplus	24,600
Retained earnings	26,418
Less: treasury shares	(1,450)
Advanced payment for treasury shares	—
Less: planned distribution of income	(706)
Less: unrealized loss on available-for-sale securities	—
Foreign currency translation adjustments	—
Rights to acquire new shares	59
Minority interest in consolidated subsidiaries	139
Preferred securities issued by overseas SPCs	—
Less: goodwill	—
Less: intangible fixed assets recognized as a result of a merger	—
Less: capital increase due to securitization transactions	—

Subtotal(A)	87,360

Preferred securities with a step-up interest rate provision	—
Tier II capital
45% of revaluation reserve for land	3,678
General reserve for possible loan losses	3,058
Hybrid debt capital instruments	10,000
Perpetual subordinate debt	—
Subordinated debt with maturity dates	10,000
Subtotal	16,736

Tier II capital included as qualifying capital (B)	16,736

Deductions
Deductions for total risk-based capital (C)	—

Total qualifying capital
(A) + (B) - (C) (D)	104,096

Note: The tables above are prepared based on information prepared in accordance with Japanese GAAP. To be consistent with Japanese GAAP, the numbers are rounded down.

Capital allocation

Capital is strategically allocated with consideration of the external environment, such as macro-economic environment and capital market environment, and internal factors, such as risk profile and operational conditions. It is monitored and adjusted to ensure sufficient capital and optimize the overall return on capital. The process of allocating capital to specific operations and activities is undertaken independently of those responsible for the operation and is subject to review by the Managing Directors’ Committee and the Board of Directors. For the purpose of evaluating capital efficiency, the capital allocated to each business is compared against the risk capital and the integrated VaR.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Based on the business plan, Higashi-Nippon Bank calculates the risks each division would be exposed to by each risk category such as credit risk, market risk, liquidity risk, operational risk, and allocate the necessary capital to each division to cover those risks. Capital allocated to divisions are managed to be within Higashi-Nippon Bank’s regulatory capital, and accordingly, all risks acceptable at each division are, in aggregate, controlled to be within the risk limit that Higashi-Nippon Bank’s regulatory capital could cover.

5. Critical accounting estimates and judgments

Higashi-Nippon Bank’s financial condition and results of operations are affected by the accounting policies, assumptions, estimates and judgments that management is required to make in the course of the preparation of the consolidated financial statements under IFRS. All estimates and assumptions are best estimates undertaken in accordance with the applicable IFRS, though actual results may differ from these estimation.

Estimates and judgments are continually reviewed and evaluated based on historical results and other factors, including expectations of future events that are believed to be reasonable. Such accounting estimates and judgments could change from period to period and have material impact on Higashi-Nippon Bank’s reported amount of financial positions and results of operations. Revisions to estimates are recognized prospectively.

Higashi-Nippon Bank has identified the following significant accounting policies that involve critical accounting estimates and judgments.

•	Impairment of loans and advances (see also Note 2.20)

•	Impairment of available-for-sale equity investments (see also Note 2.20)

•	Fair value of financial instruments (see also Note 2.6.3)

•	Income taxes (see also Note 2.12)

•	Retirement benefits liabilities (see also Note 2.13.2)

(a) Impairment of loans and advances

Higashi-Nippon Bank reviews its portfolio of loans and advances regularly to assess impairment both individually and collectively. In assessing loans and advances for impairments, management makes judgments as to whether there is any objective evidence that a loan or group of loans is impaired. This evidence may include observable data indicating an adverse change in the repayment ability of a specific borrower or borrowers in a group, national or local economic conditions, or financial uncertainty that correlate with defaults on assets in held by Higashi-Nippon Bank.

For loans with objective evidence of impairment that are deemed individually significant (i.e. exceed specific monetary thresholds), Higashi-Nippon Bank will assess and determine the relevant impairment losses on an individual loan basis. The determination of impairment losses often requires the use of considerable judgment concerning such matters as local economic conditions, the debtors’ financial situation and net realizable value of any collateral held, especially if there is no readily accessible market. Impairment losses are recognized as the difference between the carrying value of the loan and the discounted value of management’s best estimate of future cash repayments and proceeds from any underlying collateral.

Higashi-Nippon Bank collectively assesses impairment losses for the remaining loans, which include impaired loans below materiality thresholds and unimpaired loans. These remaining loans are grouped based on similar

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

credit risk characteristics and collectively assessed using statistical models. Collectively assessed impairment losses are established on a portfolio basis, based on the contractual cash flows and historical loss experience for assets with similar credit risk characteristics to those held by Higashi-Nippon Bank. These statistical models incorporate numerous estimates and assumptions. The future credit quality of these portfolios is subject to uncertainties that may cause actual credit losses to differ materially from the reported impairment allowances. Higashi-Nippon Bank performs a regular review of the models and underlying data and assumptions to minimize the differences between loss estimates and actual loss experience.

(b) Impairment of available-for-sale equity investments

Higashi-Nippon Bank determines that available-for-sale equity investments are impaired when there has been a significant or prolonged decline in the fair value below their cost. The determination of what is significant or prolonged requires management judgments. In making such judgments, Higashi-Nippon Bank evaluates, among other factors, objective evidence of deterioration in the financial condition of the investee, industry and sector performance, changes in technology, and operational and financing cash flows.

(c) Fair value of financial instruments

Higashi-Nippon Bank uses valuation techniques to derive the fair value of financial instruments where quoted prices in active markets are not available. In these cases, management estimates the fair value using observable data derived from similar financial instruments in active markets, the discounted cash flow method or other pricing models. When the discounted cash flow method is used, estimation of the amounts and timing of future cash flows and appropriate discount rate require significant judgment. Where valuation models are used to determine the fair value, the models are periodically reviewed by qualified personnel and departments. All models are tested before they are used in practice and the models are reviewed and enhanced to ensure that outputs reflect the actual market transactions. Higashi-Nippon Bank uses valuation models principally for derivatives, including interest rate swaps, forward exchange plain vanilla contracts, whose fair values are reliably estimated using inputs derived from the market. Where market observable inputs are not available, they are estimated based on management’s best assumptions. Changes in assumptions about these factors could affect the reported fair value of financial instruments.

Fair Value Hierarchy

IFRS 13 specifies a fair value hierarchy to classify fair value measurements that reflect the significance of the inputs used in making such measurements based on whether the inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources; unobservable inputs reflect Higashi-Nippon Bank’s market assumptions. The fair value hierarchy is as follows:

Level 1: Inputs that are quoted market prices (unadjusted) in active markets for identical instruments. This level includes listed equity securities and debt instruments quoted in active markets and exchange traded derivatives such as futures.

Level 2: Inputs other than quoted prices included within Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using: quoted market prices in active markets for similar instruments; quoted prices for identical or similar instruments in markets that are considered less than active; or other valuation techniques in which all significant inputs are directly or indirectly observable from market data. For example, OTC derivative contracts, most government agency securities, municipal obligations and investment-grade corporate bonds.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Level 3: Inputs that are unobservable. This category includes all instruments for which the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments for which significant unobservable adjustments or assumptions are required to reflect differences between the instruments. For example, most unlisted equity investments, unlisted investment partnerships, as well as debt instruments and derivatives with significant unobservable components.

This fair value hierarchy requires the use of observable market data when available. Accordingly, Higashi-Nippon Bank considers relevant and observable market prices in its valuations where possible.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Higashi-Nippon Bank provides a sensitivity analysis of the impact of using reasonable alternatives for the unobservable parameters on level 3 financial instruments in Note 24 “Fair value of financial instruments”. The determination of reasonably possible alternative for the valuation of financial instruments also requires significant management judgments.

Income taxes

Higashi-Nippon Bank is subject to income taxes principally in Japan. Deferred tax assets are recognized at the end of each reporting period, only to the extent that it is probable that future taxable profit will be available against which tax losses carried forward and deductible temporary differences can be utilized. In determining the amount of the deferred tax assets, Higashi-Nippon Bank uses future profitability assumptions based on its business plans. Higashi-Nippon Bank regularly reassesses its estimate related to deferred tax assets, including its assumptions about future profitability. In the event of changes to these profitability assumptions, the deferred tax assets recognized may be adjusted. As Higashi-Nippon Bank considers the future profitability assumptions to be forward-looking estimates, such estimates are likely to be affected by changes in economic and market conditions.

Retirement benefits liabilities

The present value of the retirement benefit liabilities is calculated based on actuarial valuations that depend on a number of assumptions, including the discount rates, expected rates of return on plan assets, mortality rates, and rates of future salary increases. Any changes in these assumptions will impact the carrying amount of retirement benefit liabilities recorded. Higashi-Nippon Bank determines the appropriate discount rates to be applied for the actuarial valuations at the end of each year, that are the interest rates used to determine the present value of estimated future cash outflows expected to be required to settle the pension liabilities. In determining the appropriate discount rates, Higashi-Nippon Bank considers the interest rates of high-quality corporate bonds that are denominated in the same currency in which the liabilities will be paid and that have terms to maturity approximating the terms of the related pension liabilities. Other key assumptions for pension liabilities are determined primarily based on current market conditions and historical records.

6. Segment information

Operating segment information

Higashi-Nippon Bank views its operations and manages its businesses as a single operating segment. Higashi-Nippon Bank considers the Bank and its subsidiaries to have similar economic characteristics and engaged in

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

similar banking-related services, and therefore jointly fall under one operating segment. Although Higashi-Nippon Bank provides a variety of revenue-generating services through its entities, the activities are deemed to be sufficiently similar in nature and belong to a single banking operation.

The financial information reviewed by the Board of Directors, Higashi-Nippon Bank’s CODM, is based on such single-segment consolidated financial results of the Bank and its subsidiaries. Thus, in accordance with the way Higashi-Nippon Bank manages its business operations and the manner in which internal reporting is provided for resource allocation and performance assessment, Higashi-Nippon Bank has only a single operating and reporting segment for financial reporting purposes, which is the consolidated results of Higashi-Nippon Bank.

Information about products and services

The table below summarizes the revenue from Higashi-Nippon Bank’s external customers for the various business activities it engages in during the year ended March 31, 2015 and 2014 are as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Commercial banking	25,461	26,078
Investment in securities	10,757	7,596
Other	1,460	1,184

Total	37,678	34,858

Information about geographic areas and major Customers

Higashi-Nippon Bank’s operations are predominately in Japan, its country of domicile, where it earns most of its revenue and has its non-current assets. Higashi-Nippon Bank does not have operations or major customers residing overseas. Hence, overseas revenue and non-current asset are deemed immaterial.

In addition, there is no single external customer whose transactions contribute to 10% or more of Higashi-Nippon Bank’s total annual revenue for the year ended March 31, 2015 and 2014.

7. Cash and deposits with banks

The details of cash and deposits with banks at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Cash on hand	19,019	20,036	18,615
Deposits with the Bank of Japan	80,533	41,483	23,875
Deposits with other banks	1,098	2,095	1,568

Total	100,650	63,614	44,058
Less: Deposits with other banks	1,098	2,095	1,568

Cash and cash equivalents	99,552	61,519	42,490

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Cash and cash equivalents include cash on hand and deposits with the Bank of Japan (“BoJ”). Deposits with other banks are excluded from cash and cash equivalents as these deposits are interest-bearing and held for investment or other purposes.

Banks in Japan are required to maintain certain reserves with BoJ based on certain percentages of customer deposits and other liabilities. Deposits with BoJ are non-interest-bearing.

All cash and deposits with banks at March 31, 2015, March 31, 2014 and April 1, 2013 presented in the table above mature within a year, or have no explicit maturity dates.

8. Call loans and call money

Call loans and call money are short-term finance receivable and payable, with a very short-term maturity, used for inter bank transactions. They are used in day-to-day cash management and daily funding operations in financial institutions and are receivable and repayable on demand. The interest rate is calculated daily and constitutes one of the representative money market rates.

Call loans and call money are generally short-term in nature. At March 31, 2015, March 31, 2014 and April 1, 2013, all call loans and call money entered into mature within one year.

9. Derivative financial assets and liabilities

Higashi-Nippon Bank enters into foreign exchange forwards and interest rate swaps.

Higashi-Nippon Bank utilizes derivative financial instruments in its normal course of business (i) to manage interest rate risk, (ii) to manage foreign exchange risk and (iii) for other purposes. Although certain derivatives economically hedge Higashi-Nippon Bank’s risk exposure, they do not necessarily qualify for hedge accounting under IFRS. All derivatives except for embedded derivatives separated from the host contract are recognized on the consolidated statement of financial position at fair value as “Derivative financial assets” or “Derivative financial liabilities”. The separated embedded derivatives are presented at fair value in the same line item in the consolidated statement of financial position that the host contract is presented.

Changes in fair value of derivatives are recognized as “Net trading loss” in the consolidated income statement.

The following table shows the fair values of derivative financial instruments, recorded as assets or liabilities, together with their notional contract amounts at March 31, 2015, March 31, 2014 and April 1, 2013.

	Notional contract amount	Fair value assets	Fair value liabilities
	(Millions of yen)
At March 31, 2015
Interest rate contracts:
OTC interest rate swaps	15,140	—	575
Foreign currency contracts:
Foreign exchange forwards	13,858	281	296

Total	28,998	281	871

Current	15,828	281	318
Non-Current	13,170	—	553

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Notional contract amount	Fair value assets	Fair value liabilities
	(Millions of yen)
At March 31, 2014
Interest rate contracts:
OTC interest rate swaps	15,815	—	750
Foreign currency contracts:
Foreign exchange forwards	13,582	77	59

Total	29,397	77	809

Current	14,257	77	65
Non-Current	15,140	—	744

	Notional contract amount	Fair value asset	Fair value liabilities
	(Millions of yen)
At April 1, 2013
Interest rate contracts:
OTC interest rate swaps	16,025	—	940
Foreign currency contracts:
Foreign exchange forwards	9,231	280	271

Total	25,256	280	1,211

Current	9,441	280	272
Non-Current	15,815	—	939

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

10. Investment securities

Higashi-Nippon Bank’s investment securities by category at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Equity securities
Available-for-sale
Listed	59,041	54,279	26,743
Unlisted	2,484	2,095	1,761

Total equity securities	61,525	56,374	28,504

Debt securities
Available-for-sale
Japanese government bonds	54,457	54,179	51,181
Other	30	28	29

Total available-for-sale	54,487	54,207	51,210
Loans and receivables
Japanese government bonds	—	—	20,000
Japanese municipal government bonds	67,239	66,842	70,690
Government agency securities	101,650	109,959	112,783
Corporate bonds	130,691	86,906	100,183

Total loans and receivables	299,580	263,707	303,656

Total debt securities	354,067	317,914	354,866

Embedded derivatives	(26)	48	192

Total	415,566	374,336	383,562

Current portion of debt securities	44,627	46,857	24,926
Non-Current portion of debt securities	309,440	271,057	329,940

Through the years ended March 31, 2015 and 2014, there were no changes to the classification of investment securities in accordance with IAS 39.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

11. Loans and advances

Loans and advances at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Wholesale	1,338,974	1,245,141	1,198,507
Allowance for loan losses	(18,960)	(20,828)	(24,572)

Carrying amount	1,320,014	1,224,313	1,173,935

Retail	202,304	215,533	228,340
Allowance for loan losses	(516)	(523)	(652)

Carrying amount	201,788	215,010	227,688

Total	1,541,278	1,460,674	1,426,847
Allowance for loan losses	(19,476)	(21,351)	(25,224)

Carrying amount	1,521,802	1,439,323	1,401,623

Current	429,371	384,688	359,983
Non-Current	1,111,907	1,075,986	1,066,864

Reconciliation of allowance for impairment losses on loans and advances for the years ended March 31, 2015 and 2014 are as follows:

	Wholesale		Retail	Total
	Individually assessed	Collectively assessed	Collectively assessed
	(Millions of yen)
At April 1, 2013	12,467	12,105	652	25,224
Charge (reversal) for the year	(482)	1,112	142	772
Write-off	(3,449)	(928)	(271)	(4,648)
Recoveries	—	3	0	3

At March 31, 2014	8,536	12,292	523	21,351

Charge (reversal) for the year	(1,373)	165	89	(1,119)
Write-off	(359)	(302)	(96)	(757)
Recoveries	—	1	0	1

At March 31, 2015	6,804	12,156	516	19,476

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

12. Property and equipment

The following table shows the summary of movement in property and equipment for the years ended March 31, 2015 and 2014.

	Land	Buildings	Equipment and others	Construction in progress	Total
	(Millions of yen)
At April 1, 2013
Cost	6,130	12,990	4,578	93	23,791
Accumulated depreciation charges and impairment losses	—	(7,650)	(2,961)	—	(10,611)

Net Carrying amount	6,130	5,340	1,617	93	13,180

For the year ended March 31, 2014
Additions	1,984	997	1,911	403	5,295
Disposals	—	(61)	(12)	—	(73)
Transfer	—	—	—	(386)	(386)
Depreciation charges	—	(500)	(557)	—	(1,057)

Net carrying amount	8,114	5,776	2,959	110	16,959

At March 31, 2014
Cost	8,114	13,470	6,215	110	27,909
Accumulated depreciation charges and impairment losses	—	(7,694)	(3,256)	—	(10,950)

Net Carrying amount	8,114	5,776	2,959	110	16,959

For the year ended March 31, 2015
Additions	151	866	805	548	2,370
Disposals	—	(31)	(9)	—	(40)
Transfer	—	—	—	(388)	(388)
Depreciation charges	—	(496)	(755)	—	(1,251)

Net carrying amount	8,265	6,115	3,000	270	17,650

At March 31, 2015
Cost	8,265	13,955	6,476	270	28,966
Accumulated depreciation charges and impairment losses	—	(7,840)	(3,476)	—	(11,316)

Net Carrying amount	8,265	6,115	3,000	270	17,650

Depreciation charges of ¥1,251 million and ¥1,057 million have been recognized in “General and administrative expenses” in the consolidated income statement for the years ended March 31, 2015 and 2014.

Impairment losses have not been recognized for the years ended March 31, 2015 and 2014.

There were no capitalized borrowing costs related to the acquisition of property and equipment for the year ended March 31, 2015 and 2014.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

13. Intangible assets

The following table shows the summary of movement in intangible assets for the years ended March 31, 2015 and 2014.

	Computer software	Other intangible assets	Total
	(Millions of yen)
At April 1, 2013
Cost	1,042	338	1,380
Accumulated amortization charges and impairment losses	(563)	(1)	(564)

Net carrying amount	479	337	816

For the year ended March 31, 2014
Additions	729	—	729
Amortization charges	(212)	(0)	(212)

Net carrying amount	996	337	1,333

At March 31, 2014
Cost	1,771	338	2,109
Accumulated amortization charges and impairment losses	(775)	(1)	(776)

Net carrying amount	996	337	1,333

For the year ended March 31, 2015
Additions	175	7	182
Amortization charges	(275)	(0)	(275)

Net carrying amount	896	344	1,240

At March 31, 2015
Cost	1,946	345	2,291
Accumulated amortization charges and impairment losses	(1,050)	(1)	(1,051)

Net carrying amount	896	344	1,240

Computer software above contains leased software under finance lease amounted to ¥322 million, ¥398 million and ¥24 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively.

Software includes those purchased in an amount of ¥574 million, ¥598 million, and ¥455 million for the balance at March 31, 2015, March 31, 2014 and April 1, 2013, respectively.

Other intangible assets mainly consist of land leasehold rights, with ¥256 million, ¥248 million, and ¥248 million at March 31, 2015, March 31, 2014 and April 1, 2013, respectively.

There were no borrowing costs that are directly attributable to the acquisition of intangible assets capitalized for the year ended March 31, 2015 and 2014.

Intangible assets are tested for impairment annually or more frequently if events or changes in circumstances, such as deterioration of business condition, indicate that they might be impaired. The recoverable amount of the assets is determined based on the present value of future cash flows or the estimate based on valuation technique which involves judgments and assumptions made by management.

Amortization charges of ¥275 million and ¥212 million have been recognized in “General and administrative expenses” in the consolidated income statements for the years ended March 31, 2015 and 2014, respectively.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

14. Other assets

The details of the other assets at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Prepaid expenses	139	218	138
Accrued income	548	480	540
Other receivable	1,639	1,558	1,433
Security deposit and other deposit	3,596	3,573	3,801
Other	264	222	203

Total	6,186	6,051	6,115

Current	2,325	2,256	2,111
Non-Current	3,861	3,795	4,004

15. Deposits

The details of deposits at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Non-interest bearing deposits	82,723	77,550	75,491
Current accounts	661,276	621,263	585,514
Deposits at notice	22,435	12,585	6,640
Time deposits	1,060,006	1,041,031	1,023,017
Certificate of deposits	44,400	43,865	53,326
Other deposits	22,463	27,105	26,032

Total	1,893,303	1,823,399	1,770,020

Current	1,739,972	1,670,551	1,608,502
Non-Current	153,331	152,848	161,518

Other deposits mainly include foreign currency deposits.

16. Debt securities issued

The details of debt securities issued at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

		At March 31,		At April 1,
	Interest rate	2015	2014	2013
	(Millions of yen)
Subordinated and unsecured bond with early redemption clause, payable in Japanese yen (due 2021)	2.11%	9,959	9,952	9,945

The bond above is unsecured bond, which is recorded at amortized cost. The interest rate in the table is the current rate at March 31, 2015. The bond is with early redemption clause at the issuer’s option and a step-up feature where the interest rate is increased to variable rate indexed to Euro-Yen 6 months LIBOR plus 3.5% after five years from the date of issue. No redemption is scheduled within a year after March 31, 2015.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Higashi-Nippon Bank has not had any defaults of principal, interest, or other breaches with respect to their liabilities during the years ended March 31, 2015 and 2014.

Debt securities issued at March 31, 2015, March 31, 2014 and April 1, 2013 presented in the table above mature over one year.

17. Borrowings

The details of borrowing at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

		At March 31,		At April 1,
	Interest rate	2015	2014	2013
	(Millions of yen)
Short-term borrowings	0.1%	58,600	—	1,830
Lease obligations	—	2,444	2,589	999

Total	—	61,044	2,589	2,829

Current	—	59,247	564	2,077
Non-current	—	1,797	2,025	752

The interest rate shown in the table above is the contractual rate in effect at March 31, 2015 and April 1, 2013, and thus do not represent the effective interest rate. Borrowings above do not include subordinated borrowings. Higashi-Nippon Bank has not default in the repayment of principal, interest, or other breaches with respect to their liabilities during the years ended March 31, 2015.

18. Income tax

(a) Current tax liabilities

Current tax liabilities at March 31, 2015, March 31, 2014 and April 1, 2013 were ¥3,812 million, ¥1,363 million and ¥3,008 million respectively, which shall be paid within one year after each reporting date.

Higashi-Nippon Bank had no tax-related contingent assets and liabilities and any uncertain tax position at March 31, 2015, March 31, 2014 and April 1, 2013.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(b) Deferred tax assets and liabilities

Deferred tax assets and liabilities are calculated on all temporary differences under the liability method using the tax rates that have been currently enacted or substantially enacted, which are applicable to periods when the temporary differences are expected to be utilized. The following table shows the details of net deferred tax assets and liabilities at March 31, 2015 and 2014.

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Net deferred tax assets at beginning of the year	13,685	16,507
Deferred tax expenses:
Loans and advances	(770)	(790)
Investment securities	(70)	(766)
Other	(443)	(498)

Total	(1,283)	(2,054)

Deferred tax relating to other comprehensive income:
Investment securities	(2,409)	(278)
Retirement benefit liabilities	(1)	(490)

Total	(2,410)	(768)

Net deferred tax assets at end of the year	9,992	13,685

The effects of temporary differences that give rise to significant portions of net deferred tax assets and liabilities at March 31, 2015, March 31, 2014 and April 1, 2013 are presented below:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Deferred tax assets (liabilities):
Loans and advances	10,965	11,735	12,525
Retirement benefit liabilities	2,599	2,889	3,542
Investment securities	(4,200)	(1,721)	(677)
Property and equipment	(342)	(315)	(257)
Other	970	1,097	1,374

Total deferred tax assets-net	9,992	13,685	16,507

Higashi-Nippon Bank is subject to the tax laws in Japan. At each reporting date, deferred tax assets are recognized based on the future profits estimated by management. Higashi-Nippon Bank reassesses unrecognized deferred tax assets and only recognizes deferred tax assets to the extent that future taxable profits will be available against which the asset can be utilized. If the assumption of future profitability is changed, it is possible that the amount of recognized deferred tax assets will be adjusted. Higashi-Nippon Bank considers that the assumption of future profitability is an estimate and is affected by economic circumstances or market condition.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table shows the amounts of deductive temporary differences and tax losses carried forward which deferred tax assets had not been recognized for at March 31, 2015, March 31, 2014 and April 1, 2013, respectively.

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Deductible temporary differences	236	190	140
Tax losses carried forward	112	137	172

Total	348	327	312

Tax losses carried forward are recognized to the extent that the amounts are expected to be recovered. Higashi-Nippon Bank has tax losses carried forward in all subsidiaries, which can be utilized until 2022. Tax losses carried forward had not been recognized since management considered that future taxable profits would not be available against which such tax losses can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the assets to be utilized.

(c) Income tax expenses

Total income tax expenses for the years ended March 31, 2015 and 2014 are allocated as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Current income tax expenses:
Current income tax expenses in profit or loss for the year	4,896	2,243

Total current income taxes	4,896	2,243

Deferred income tax expenses:
Origination and reversal of temporary differences	108	1,578
Changes in tax rate	1,154	461
Write-downs of deferred tax assets	21	15

Total deferred income taxes	1,283	2,054

Total income tax expenses	6,179	4,297

The reconciliations of the statutory tax rates and effective income tax rates for the years ended March 31, 2015 and 2014 are as follows:

	For the year ended March 31,
	2015		2014
Statutory tax rates in Japan	35.6%		37.9%
Effect of changes in tax laws	8.0%		4.8%
Non taxable items	(1.0%	)	(0.1%	)
Other-net	0.5%		2.0%

Effective income tax rates	43.1%		44.6%

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

According to the promulgation of “The Act for Partial Amendment of the Income Tax Act, etc” (Act No.9 of 2015) and “The Act for Partial Amendment of the Local Tax Act, etc.” (Act No.2 of 2015) on March 31, 2015, the statutory tax rate which Higashi-Nippon Bank used for calculation of deferred tax assets and liabilities has been changed, from 34.7% to 33.1% for those which are expected to be recovered or paid from April 1, 2015 to March 31, 2016 and from 34.7% to 32.3% for those which are expected to be recovered or paid on and after April 1, 2016.

“The Act on the Partial Revision of the Act on Income” (Article 10, 2014) was issued on March 31, 2014, and the special corporation tax for reconstruction is not imposed from the years started April 1, 2014. The statutory effective tax rates used for the deferred tax assets and liabilities where the timing of the reversal of the related temporary difference is expected during the year ended March 31, 2015 is changed from 37.9% to 35.6%.

19. Retirement benefit liabilities

The Bank provides its employees with a defined benefit plan, including a defined benefit pension plan and a lump-sum retirement allowance program, and a defined contribution plan as a post-employment corporate pension plan. In certain cases, premium severance packages may be given to employees in conjunction with their retirement. In addition, the Bank’s subsidiaries offer a defined benefit lump-sum retirement allowance program.

(a) Defined benefit plan

Defined benefit pension plan

The corporate contributory defined benefit pension plan entitles employees who have served in the Bank for a period of time to receive pension payments for their services, of amounts depending on the length of service and a degree of contribution to the Bank.

This plan is subject to the Defined Benefit Corporate Pension Act in Japan, and the plan assets are managed by a corporate pension fund incorporated under the Act and legally separated from the Bank. The fund has a representative board which comprises of members elected by the Bank and its employees. The representative board is entrusted with administrative responsibilities concerning the plan assets, which are invested and managed in accordance with the Bank’s investment guidelines.

The Defined Benefit Corporate Pension Act requires revision of actuarial assumptions and remeasurement of its benefit obligation every five years or less, to ensure that pension assets are adequately funded for future pension payments. For accounting purposes, IAS 19 requires the present value of defined benefit obligations to be remeasured annually based on the most up-to-date actuarial parameters such as discount rate, mortality rate and salary growth rate. Because defined benefit obligations are calculated using such parameters, the Bank is exposed to various actuarial risks, such as interest risk and longevity risk, based on assumptions and management judgment.

Lump-sum retirement allowance program

Higashi-Nippon Bank provides employees with a retirement benefit plan where employees will receive lump-sum payments upon contractual retirement or termination of employment. Calculation of benefits to be paid are based on a point system, where points are given to each employee every year, depending on the employee’s age and positions as defined in the internal retirement allowance policy.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Movement in net defined benefit liabilities

The following table shows reconciliation from the opening balances to the closing balances for the net defined benefit liabilities and assets, and their components.

	Defined benefit liabilities	Fair value of plan assets	Net defined benefit liabilities
	(Millions of yen)
Balance at April 1, 2013	20,074	(10,168)	9,906
Included in profit or loss:
Current service cost	547	—	547
Interest cost (income)	276	(146)	130
Included in other comprehensive income:
Remeasurements loss (gain):
Actuarial gain arising from:
Financial assumptions	(368)	—	(368)
Experience adjustment	(54)	(955)	(1,009)
Other:
Contributions paid by the employer	—	(602)	(602)
Benefits paid	(946)	665	(281)

Balance at March 31, 2014	19,529	(11,206)	8,323

Included in profit or loss:
Current service cost	539	—	539
Interest cost (income)	292	(175)	117
Included in other comprehensive income:
Remeasurements loss (gain):
Actuarial gain arising from:
Financial assumptions	891	—	891
Experience adjustment	181	(1,213)	(1,032)
Other:
Contributions paid by the employer	—	(608)	(608)
Benefits paid	(835)	648	(187)

Balance at March 31, 2015	20,597	(12,554)	8,043

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Plan assets

The details of plan assets at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Quoted prices in active markets available:
Equity securities
Domestic	3,293	2,826	2,550
Overseas	1,770	1,529	1,338
Debt securities
Domestic	1,652	1,481	1,308
Overseas	689	580	535
Quoted prices in active markets unavailable:
Equity securities
Domestic	6	5	3
Overseas	229	247	255
Debt securities
Domestic	938	694	509
Overseas	24	37	16
Other
Investment to insurance contracts	3,582	3,525	3,470
Other	371	282	184

Total	12,554	11,206	10,168

The objective of the investment of the plan assets of the Bank is to earn stable earnings in the medium and long term in order to ensure future pension benefits are provided to plan participants. To achieve this, the optimal plan assets portfolio is set up considering earnings estimates and historical performances of target investments. The Bank continuously reviews the asset portfolio and monitors the investment of the plan assets.

The pension funds review the funding status of plan assets every year. If any funding deficit is identified, a measure to cover such deficit will be implemented, for example, by increasing the amount of contributions by the employer.

The corporate pension fund of the Bank is aimed to be invested in a portfolio of plan assets comprising 15%-35% domestic stocks, 5%-25% overseas stocks, 10%-30% domestic bonds, 0%-10% overseas bonds, 20%-40% general account (life insurance companies) and 0%-5% other investments.

Defined benefit liabilities

(i) Actuarial assumptions

The details of the principal actuarial assumptions (expressed as weighted averages) used for the calculation of defined benefit liabilities at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
Discount rate	1.2%	1.5%	1.4%
Future salary growth	2.2%	2.2%	2.2%

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Assumptions regarding future mortality are based on published statistics and mortality tables. The current longevities underlying the fair values of Higashi-Nippon Bank’s defined benefit liabilities at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Years)
Longevity at age 65 for current pensioners
Males	21.7	21.6	21.6
Females	27.5	27.4	27.4

Longevity at age 65 for current members aged 45
Males	22.9	22.8	22.6
Females	28.4	28.3	28.2

At March 31, 2015, March 31, 2014 and April 1, 2013, the weighted-average duration of the defined benefit obligation are 18.2 years, 17.5 years and 16.8 years, respectively.

(ii) Sensitivity analysis

The present value of the retirement benefit liabilities depends on a number of factors that are determined on an actuarial basis using various assumptions. Any changes in these assumptions will impact the carrying amount of retirement benefit liabilities.

Reasonably possible changes to the discount rate and the future mortality at the reporting date may have significant financial impacts on Higashi-Nippon Bank, as the discount rate and the future mortality are the key actuarial assumptions for the fair value measurement of defined benefit liabilities.

The below sets forth the effects of specified amounts of potential changes in the discount rate and the future mortality, holding other assumptions constant, on Higashi-Nippon Bank’s defined benefit liabilities at March 31, 2015, March 31, 2014 and April 1, 2013.

	At March 31, 2015		At March 31, 2014		At April 1, 2013
	Increase	Decrease	Increase	Decrease	Increase	Decrease
	(Millions of yen)
Discount rate (50bp movement)	(1,408)	1,511	(1,292)	1,412	(1,352)	1,467
Future mortality (1 year movement)	501	—	453	—	473	—

Expected contribution

The Bank expects to pay ¥608 million in contributions to its defined benefit plans for the year ending in March 31, 2016.

(b) Defined contribution plan

The Bank has a defined contribution plan. The amounts recognized as expenses for the defined contribution plan were ¥68 million and ¥68 million for the years ended March 31, 2015 and 2014, respectively, which were included in the consolidated income statement as “General and administrative expenses”.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

20. Share-based payment

Higashi-Nippon Bank provided the following share-based payment program to eligible key management personnel and employees of Higashi-Nippon Bank. The terms and conditions of the granted stock option plan are as follows; all options are to be settled by physical delivery of shares.

	Entitled to(1)	Grant date	Number of options(2)	Length of service to be granted	Contractual life of options
					From	To
2012 Stock Option	12 Directors	September 11, 2012	218,400	From June 27, 2012 to the end of the ordinary general meeting of shareholders for the year ended at March 31, 2013	September 12, 2012	September 11, 2042
2013 Stock Option	12 Directors	August 13, 2013	145,400	From June 26, 2013 to the end of the ordinary general meeting of shareholders for the year ended at March 31, 2014	August 14, 2013	August 13, 2043
2014 Stock Option	9 Directors	August 12, 2014	256,400	From June 26, 2014 to the end of the ordinary general meeting of shareholders for the year ended at March 31, 2015	August 13, 2014	August 12, 2044

(1)	Directors do not include external directors.
(2)	The number of options shows the number of financial instruments granted which are equivalent to the number of shares issued if the all of the granted options were exercised.

Upon termination of employment, granted stock options are exercisable only for up to 10 days after the date of such termination.

The fair value of stock options granted is measured using the Black-Scholes formula. The service and non-market performance conditions attached to the arrangements are not taken into account in measuring fair value.

The fair value of stock options at grant date and its exercise price are as follows:

	Stock option
	2014	2013	2012
	(Yen)
Fair value at grant date	250	213	159
Exercise price	1	1	1

The inputs used in the measurement of the fair values at grant date were as follows:

	Stock option
	2014	2013	2012
Expected volatility of share price	30.647%	36.629%	28.563%
Expected life	18 months	19 months	19 months
Expected dividends	¥8.00	¥8.00	¥8.00
Risk-free interest rate	0.060%	0.100%	0.095%

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The expected volatility of share price is calculated based on the closing prices of the Bank’s shares from February 11, 2012 to September 11, 2012 for 2012 stock option and those from January 13, 2013 to August 11, 2013 for 2013 stock option. Expected life is estimated as the average tenure of managements-level former employees less the average tenure of the current management-level employees. Expected dividends are based on the actual dividends distributed during the year ended March 31, 2012 for 2012 stock option and those during the year ended March 31, 2013 for 2013 stock option. Risk-free interest rate is the rate of return of government bonds corresponding to the expected life.

The number and weighted-average exercise prices of stock options under the share-based payment program are as follows:

	For the year ended March 31,
	2015		2014
	Number of shares	Weighted-average exercise price	Number of shares	Weighted-average exercise price
Outstanding at April 1	909,200	¥1	497,000	¥1
Exercised during the period	207,200	¥1	—	—
Granted during the period	256,400	¥1	412,200	¥1
Outstanding at March 31	958,400	¥1	909,200	¥1
Exercisable at March 31	894,300	¥1	806,150	¥1

The stock options outstanding at March 31, 2015, March 31, 2014 and April 1, 2013 had an exercise price of ¥1, ¥1 and ¥1, respectively, and a weighted-average contractual life of 28 years, 28 years and 28 years, respectively.

The weighted-average share price at the date of exercise for stock options exercised in the year ended in March 31, 2015 was ¥255 (2014:nil).

21. Other liabilities

The details of other liabilities at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Accrued expenses	2,096	2,091	3,200
Unearned revenue	2,210	2,252	2,004
Employee deposits	1,500	1,487	1,442
Accrued bonus	892	888	847
Accrued vacation pay	310	303	300
Other	1,795	1,770	1,882

Total	8,803	8,791	9,675

Current	8,465	8,320	9,120
Non-current	338	471	555

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

22. Share capital and capital surplus

Under the Companies Act of Japan (the “Companies Act”), at least 50% of the proceeds from issuances of common shares, including issuances arising from conversions of bonds and notes, are required to be credited to share capital and the remaining amount to capital surplus.

The Companies Act permits share capital, capital surplus and retained earnings to be transferred between these accounts under certain conditions subject to approval at the meeting of shareholders. The Companies Act limits the increase of paid-in capital in case a disposition of treasury stock and an issuance of common shares are performed at the same time.

The following table shows the outstanding number of shares for each type of shares at March 31, 2015, March 31, 2014 and April 1, 2013.

	Common shares	Treasury shares
	(Number of shares)
At April 1, 2013	184,673,500	8,055,815
Purchase of treasury shares	—	13,125

At March 31, 2014	184,673,500	8,068,940

Purchase of treasury shares	—	19,041
Disposal of treasury shares	—	207,200

At March 31, 2015	184,673,500	7,880,781

The total authorized number of common shares at March 31, 2015 and 2014 were 388,000,000 shares. The common shares bear no specified par value and all shares issued are fully paid.

The holders of common shares (excluding treasury shares) are entitled to receive dividends as declared from time to time and to one vote per share at meetings of the Bank. All shares (excluding treasury shares) rank equally with regard to the Bank’s residual assets.

Treasury shares and capital surplus

The Companies Act permits Japanese companies to purchase their own shares pursuant to a resolution by the shareholders at an annual general meeting until the conclusion of the following ordinary general meeting of shareholders, and to hold such shares as their treasury shares indefinitely regardless of purpose. However, the Companies Act requires the amount of treasury shares purchased to be less than the amount of retained earnings available for dividends. Disposition of treasury shares is subject to the approval of the Board of Directors and is required to follow procedures similar to a public offering of shares for subscription.

Purchases of treasury shares are recognized at cost in “Treasury shares”. Any additional paid-in capital, net gains or losses on the disposal of treasury shares, and other changes in equity resulting from transactions with shareholders except for dividends are included in “Capital surplus.”

During the year ended March 31, 2015, Higashi-Nippon Bank purchased 19,041 common shares for ¥5 million as treasury shares (2014:13,125 common shares for ¥3 million) and disposed 207,200 common shares for ¥36 million as treasury shares (2014:nil).

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

23. Retained earnings and other reserves

(a) Retained earnings

Being a Japanese bank, the Bank is required to comply with the Banking Act of Japan and the Companies Act.

Legal reserve set aside as appropriation of retained earnings and legal capital surplus

Under the Companies Act, an amount at least equal to 10% of the aggregate amount of cash dividends and certain appropriations of retained earnings associated with cash outlays applicable to each period shall be set aside as legal reserve until the aggregate amount of legal reserve set aside as an appropriation of retained earnings and the legal capital surplus equals 25% of stated capital as defined in the Companies Act. On the other hand, the Banking Act provides that an amount at least equal to 20% of the aggregate amount of cash dividends and certain appropriations of retained earnings associated with cash outlays applicable to each fiscal period shall be set aside as a legal reserve until the aggregate amount of legal reserve set aside as appropriation of retained earnings and the legal capital surplus equals 100% of stated capital as defined in the Companies Act.

The amounts of legal reserve of the Bank at March 31, 2015, March 31, 2014 and April 1, 2013, are ¥26,060 million, ¥25,777 million and ¥25,495 million, respectively.

Transfer of legal reserve

Under the Companies Act, Japanese companies are permitted, pursuant to a resolution by shareholders at a general meeting, to set aside the legal reserve as an appropriation of retained earnings and legal capital surplus available for dividends until the aggregate amount of the legal reserve and legal capital surplus equals 25% of stated capital as defined in the Companies Act.

Under the Companies Act, Japanese companies are permitted, pursuant to a resolution by shareholders at a general meeting, to transfer the legal capital surplus and the legal reserve to stated capital and/or retained earnings without limitations of thresholds, thereby effectively removing the thresholds provided for in the Companies Act and the Banking Act at the company’s discretion.

Under the Banking Act, Japanese banks including the Bank are permitted, pursuant to a resolution by shareholders at a general meeting, to set aside the legal reserve as an appropriation of retained earnings and legal capital surplus available for dividends until the aggregate amount of the legal reserve and legal capital surplus equals 100% of stated capital as defined in the Companies Act.

Unappropriated retained earnings and dividends

In addition to the provision that requires an appropriation for legal reserve as described above, the Companies Act and the Banking Act impose certain limitations on the amount available for dividend distributions.

Under the Companies Act, the amount available for dividends is based on the amount recorded in the Bank’s general books of account maintained in accordance with Japanese GAAP. The adjustments included in the accompanying consolidated financial statements but not recorded in the Bank’s general books of account have no effect on the determination of retained earnings available for dividends under the Companies Act.

Under the Banking Act, the Bank has to meet the minimum capital adequacy requirements and distributions of retained earnings of the Bank which are otherwise distributable to shareholders, are restricted in order to maintain the minimum capital ratio of 4.0% for capital adequacy purpose.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Movements in the retained earnings for the years ended March 31, 2015 and 2014 are as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Balance at April 1	11,483	7,604
Profit attributable to shareholders of the parent	8,138	5,291
Dividend paid	(1,413)	(1,412)

Balance at March 31	18,208	11,483

(b) Other reserves

The details of other reserves at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Net gains on available-for-sale financial assets	11,993	6,232	5,510
Actuarial gains on defined benefit plans	1,027	887	—

Total other reserves	13,020	7,119	5,510

Net gains on available-for-sale financial assets

Net gains on available-for-sale financial assets comprise the cumulative net change in the fair value of available-for-sale financial assets, until the assets are derecognized or impaired.

Movements in net gains on available-for-sale financial assets for the years ended March 31, 2015 and 2014 were as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Balance at April 1	6,232	5,510
Net unrealized gains on available-for-sale financial assets	15,606	4,202
Income tax relating to net unrealized gains on available-for-sale financial assets	(4,807)	(1,416)
Reclassification adjustments for gains included in profit or loss
Amortization of discounts	(24)	7
Net losses on disposal of available-for-sale financial assets	(7,412)	(3,237)
Impairment reversals on available-for-sale financial assets	0	28
Income tax relating to reclassification adjustments for losses included in profit or loss	2,398	1,138

Balance at March 31	11,993	6,232

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Remeasurements of defined benefit liability

The remeasurements of defined benefit liability reserve includes the accumulated actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions, and return on plan assets excluding interest income.

Movements in the remeasurements of defined benefit liabilities for the years ended March 31, 2015 and 2014 were as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Balance at April 1	887	—
Gains arising during the period, before tax	141	1,377
Income tax expense for changes arising during the period	(1)	(490)

Balance at March 31	1,027	887

24. Classification of financial assets and financial liabilities

Financial assets and financial liabilities are measured on an ongoing basis either at fair value or at amortized cost. The summary of significant accounting policies in Note 2 describes how financial instruments are classified and measured, and how their related income and expenses, including fair value gains and losses, are recognized. The following table presents the carrying amounts of the financial assets and liabilities in accordance with the categorization as defined in IAS 39. Non-financial assets and liabilities are excluded from the table below.

The amounts of “Loans and receivables” include embedded derivatives which are accounted for separately for fair value from the host contract but are presented in the same line item as the host contract in the consolidated statement of financial position.

	Held-for- trading	Loans and receivables	Available- for-sale	Financial liabilities at amortized cost	Total
	(Millions of yen)
At March 31, 2015
Financial assets
Cash and deposits with banks	—	100,650	—	—	100,650
Call loans	—	5,541	—	—	5,541
Derivative financial assets	281	—	—	—	281
Investment securities	—	299,554	116,012	—	415,566
Loans and advances	—	1,521,802	—	—	1,521,802
Other financial assets	—	5,784	—	—	5,784

Total	281	1,933,331	116,012	—	2,049,624

Financial liabilities
Deposits	—	—	—	1,893,303	1,893,303
Call money	—	—	—	26	26
Derivative financial liabilities	871	—	—	—	871
Debt securities issued	—	—	—	9,959	9,959
Borrowings	—	—	—	58,600	58,600
Other financial liabilities	—	—	—	4,904	4,904

Total	871	—	—	1,966,792	1,967,663

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Held-for- trading	Loans and receivables	Available- for-sale	Financial liabilities at amortized cost	Total
	(Millions of yen)
At March 31, 2014
Financial assets
Cash and deposits with banks	—	63,614	—	—	63,614
Call loans	—	20,175	—	—	20,175
Derivative financial assets	77	—	—	—	77
Investment securities	—	263,755	110,581	—	374,336
Loans and advances	—	1,439,323	—	—	1,439,323
Other financial assets	—	5,614	—	—	5,614

Total	77	1,792,481	110,581	—	1,903,139

Financial liabilities
Deposits	—	—	—	1,823,399	1,823,399
Derivative financial liabilities	809	—	—	—	809
Debt securities issued	—	—	—	9,952	9,952
Other financial liabilities	—	—	—	4,834	4,834

Total	809	—	—	1,838,185	1,838,994

	Held-for- trading	Loans and receivables	Available- for-sale	Financial liabilities at amortized cost	Total
	(Millions of yen)
At April 1, 2013
Financial assets
Cash and deposits with banks	—	44,058	—	—	44,058
Call loans	—	15,160	—	—	15,160
Derivative financial assets	280	—	—	—	280
Investment securities	—	303,848	79,714	—	383,562
Loans and advances	—	1,401,623	—	—	1,401,623
Other financial assets	—	5,775	—	—	5,775

Total	280	1,770,464	79,714	—	1,850,458

Financial liabilities
Deposits	—	—	—	1,770,020	1,770,020
Derivative financial liabilities	1,211	—	—	—	1,211
Debt securities issued	—	—	—	9,945	9,945
Borrowings	—	—	—	1,830	1,830
Other financial liabilities	—	—	—	5,891	5,891

Total	1,211	—	—	1,787,686	1,788,897

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

25. Fair value of financial assets and liabilities

The fair value of a financial asset or liability reflects the price that would be received to sell the asset or paid to transfer the liability in an arm’s length transaction between market participants at the fair value measurement date.

For financial instruments with low and infrequent trading activity, fair value measurement requires varying degrees of judgment depending on factors such as liquidity concentration, uncertainty of market conditions, pricing assumptions, and other risks specific to an instrument.

(a) Valuation framework and controls

The valuation team within Higashi-Nippon Bank’s Securities and International Department is responsible for valuation of the financial instruments. The team reports directly to the Finance Department and is separated from those responsible for the management of Higashi-Nippon Bank’s investments, in order to ensure proper segregation of duties and controls over Higashi-Nippon Bank’s valuation process.

Where valuation techniques are applied to determine fair value, the Risk Management Department continuously monitors and reviews the risks arising from such fair value measurement of financial instruments. In addition, the Internal Audit Department performs periodic assessments of Higashi-Nippon Bank’s risk management framework and controls over the Valuation models.

(b) Valuation technique

The fair value of financial assets and financial liabilities that are traded in active markets are based on quoted market or dealer price. For all other financial instruments, Higashi-Nippon Bank determines the fair value using other valuation techniques.

Valuation techniques include discounted cash flow models, comparison with similar instruments for which observable market prices exist, option pricing models and other valuation models. Assumptions and inputs used in such valuation techniques include risk-free and benchmark interest rates, foreign currency exchange rates, volatilities and other premiums used in estimating discount rates.

The objective of valuation techniques is to arrive at a fair value measurement that reflects the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date.

Higashi-Nippon Bank uses widely recognized valuation models for determining the fair value of common and simple financial instruments, such as interest rate and currency swaps that use only observable market data and require little management judgment and estimation. Observable prices or model inputs are usually available in the market for listed debt and equity securities, exchange-traded derivatives and simple OTC derivatives. Availability of observable market prices and model inputs reduces the need for management judgment and estimation and also reduces the uncertainty associated with determining fair values. Availability of observable market prices and inputs varies depending on the products and markets and is prone to changes based on specific events and general conditions in the financial markets.

For more complex instruments, Higashi-Nippon Bank uses proprietary valuation models, which are usually developed from recognized valuation models. Some or all of the significant inputs into these models may not be observable in the market, and may be derived from market prices or rates, or estimated based on assumptions.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Valuation models that employ significant unobservable inputs require a higher degree of management judgment and estimation in the determination of fair value. Management judgment and estimation are usually required for the selection of the appropriate valuation model to be used, determination of expected cash flows on the financial instruments being valued, determination of expected volatilities and selection of appropriate discount rates.

Fair value estimates obtained from models are adjusted for any other factors, such as liquidity risk or model uncertainties, to the extent that Higashi-Nippon Bank believes that a third party market participant would take such factors into account in pricing a transaction. Fair values reflect the credit risk of the instrument and include adjustments to take account of the credit risk of Higashi-Nippon Bank and its counterparty where appropriate. For measuring derivatives that might change classification from being an asset to a liability or vice versa such as interest rate swaps, fair values take into account both credit valuation adjustment (CVA) and debit valuation adjustment (DVA) when market participants take this into consideration in pricing the derivatives.

Model inputs and values are calibrated against historical data and published forecasts and, where possible, against current or recent observed transactions in different instruments and against broker quotes. This calibration process is inherently subjective and it yields ranges of possible inputs and estimates of fair value, and management uses judgment to select the most appropriate point in the range.

(c) Financial instruments measured at fair value – Fair value hierarchy

In accordance with IFRS 13, financial instruments carried at fair value are categorized using the following fair value hierarchy, which reflects the observability and significance of the inputs used in measurement.

•

Level 1: Inputs that are quoted market prices (unadjusted) in active markets for identical instruments. This level includes listed equity securities and debt instruments quoted in active markets and exchange traded derivatives such as futures.

•

Level 2: Inputs other than quoted prices included within Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using: quoted market prices in active markets for similar instruments; quoted prices for identical or similar instruments in markets that are considered less than active; or other valuation techniques in which all significant inputs are directly or indirectly observable from market data. For example, OTC derivative contracts, most government agency securities, municipal obligations, investment-grade corporate bonds and unlisted public investment funds which invest only in listed products.

•

Level 3: Inputs that are unobservable. This category includes all instruments for which the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments for which significant unobservable adjustments or assumptions are required to reflect differences between the instruments. For example, most unlisted equity investments, unlisted investment partnerships, certain interests in securitizations, as well as debt instruments and derivatives with significant unobservable components.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table sets forth financial instruments measured at fair value at the reporting date, by the level in the fair value hierarchy into which the fair value measurement is categorized. The amounts are based on the values recognized in the statement of financial position.

	Level 1	Level 2	Level 3	Total fair value
	(Millions of yen)
At March 31, 2015
Derivative financial assets	—	281	—	281
Investment securities	67,048	46,424	2,514	115,986

Total financial assets	67,048	46,705	2,514	116,267

Derivative financial liabilities	—	871	—	871

Total financial liabilities	—	871	—	871

At March 31, 2014
Derivative financial assets	—	77	—	77
Investment securities	64,021	44,485	2,123	110,629

Total financial assets	64,021	44,562	2,123	110,706

Derivative financial liabilities	—	809	—	809

Total financial liabilities	—	809	—	809

At April 1, 2013
Derivative financial assets	—	280	—	280
Investment securities	60,893	17,223	1,790	79,906

Total financial assets	60,893	17,503	1,790	80,186

Derivative financial liabilities	—	1,211	—	1,211

Total financial liabilities	—	1,211	—	1,211

Financial instruments which are classified as derivative financial instruments, financial assets at fair value through profit and loss and available-for-sale financial assets are measured at fair value in the consolidated statement of financial position. If the quoted market prices are available for these instruments, the fair values are determined on the basis of the prices. In cases where quoted market prices are not available, Higashi-Nippon Bank makes its best estimate of the price that the market would set, using its fair value measurements. The fair value measurements by instruments are described as follows.

Derivative financial instruments

OTC derivatives mainly consist of interest rate swaps, and foreign exchange forwards. The models used in estimating the fair value of these derivatives do not contain a high level of subjectivity as the methodologies used in the models do not require significant judgment, and the inputs used in the models are observable market data. As the inputs used in the valuation are based on observable market data, these derivatives are classified within Level 2 of the valuation hierarchy.

Investment securities

Listed stocks and government debt securities traded in an active market are measured at fair value based on quoted market price (Level 1).

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Securities not traded in an active market, but have a price quoted by a third party are classified as Level 2.

When securities have no price quotations, Higashi-Nippon Bank measures their fair value by using its own internal models for estimation. When the internal models use data based on observable market parameters as significant inputs, these securities are classified as Level 2. However, inputs which are unobservable in market are significant; these securities are classified as Level 3.

(d) Transfers between Level 1 and 2

There were no transfers in either direction during the year ended March 31, 2015 and 2014.

(e) Reconciliation: Level 3 fair value measurements

Financial instruments measured with unobservable inputs include only unlisted equity securities, where fair value are measured by using income approach, discounted cash flow model, market approach, and comparable multiple valuation method. While these valuation methods are widely used in assessing the fair value of unlisted equity securities, estimation and assumptions made, such as estimation of future cash flow, selection of discount rate, selection of comparable enterprises, and determination of multiples, may have a significant impact on valuation.

The following table shows a reconciliation from the beginning balances to the ending balances for fair value measurements in Level 3 of the fair value hierarchy.

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Unlisted equity securities at April 1	2,095	1,761
Losses	—	(28)
Other comprehensive income	317	357

Total gain and losses	317	329
Purchases	112	12
Settlements	(40)	(7)

Unlisted equity securities at March 31	2,484	2,095

Total gains or losses for the year in the above table are presented in the consolidated income statement and other comprehensive income as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Unlisted equity securities
Total gains and losses recognized in the consolidated income statement:
Impairment charges	—	(28)
Other comprehensive income – net changes in far value	317	357

(f) Unobservable inputs used in measuring fair value

Higashi-Nippon Bank applied comparable multiple valuation method and other valuation models in measuring the fair value of unlisted equity securities categorized as Level 3 in the fair value hierarchy.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table below sets out information about significant unobservable inputs used at March 31, 2015, March 31, 2014 and April 1, 2013.

	Range of level 3 inputs, applied
	At March 31,		At April 1,
	2015	2014	2013
Significant unobservable inputs
Price earnings ratio	14.8x-26.1x	15.4x-25.6x	14.6x-28.1x
Price book-value ratio	1.4x-2.1x	0.8x-1.9x	0.7x-1.9x
EV/EBITDA	12.4x-16.8x	11.6x-14.8x	11.0x-15.1x
Liquidity discount	30%	30%	30%

Sensitivity Analysis

The following table presents the impact of the sensitivity analysis in fair value of unlisted equity securities, when these inputs fluctuate to the extent deemed reasonable and the volatility of such inputs has a significant impact on the fair value. Regarding unlisted equity securities which are measured at fair value based on a market approach, the impact of changing the market multiples within a reasonable range (±5%) is calculated.

		Other comprehensive income
	Fair value	Favorable changes	Unfavorable changes
	(Millions of yen)
March 31, 2015
Unlisted equity securities	2,335	112	112

March 31, 2014
Unlisted equity securities	2,017	100	99

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(g) Financial instruments not measured at fair value

The following table sets out the fair values of financial instruments not measured at fair value and analyses them by the level in the fair value hierarchy into which each fair value measurement is categorized.

	Level 1	Level 2	Level 3	Total fair value	Carrying amount	Fair value approximates carrying value
	(Millions of yen)
March 31, 2015
Assets
Cash and deposits with banks	—	—	—	—	—	100,650
Call loans	—	—	—	—	—	5,541
Loans and advances	—	—	1,567,914	1,567,914	1,521,802	—
Investment securities
Debt securities	—	301,703	—	301,703	299,580	—
Other financial assets	—	—	—	—	—	5,784

Total	—	301,703	1,567,914	1,869,617	1,821,382	111,975

Liabilities
Deposits	—	1,104,502	—	1,104,502	1,104,406	788,897
Call money	—	—	—	—	—	26
Debt securities issued	—	10,118	—	10,118	9,959	—
Borrowings	—	—	—	—	—	58,600
Other financial liabilities	—	—	—	—	—	4,904

Total	—	1,114,620	—	1,114,620	1,114,365	852,427

	Level 1	Level 2	Level 3	Total fair value	Carrying amount	Fair value approximates carrying value
	(Millions of yen)
March 31, 2014
Assets
Cash and deposits with banks	—	—	—	—	—	63,614
Call loans	—	—	—	—	—	20,175
Loans and advances	—	—	1,483,338	1,483,338	1,439,323	—
Investment securities
Debt securities	—	265,749	—	265,749	263,707	—
Other financial assets	—	—	—	—	—	5,614

Total	—	265,749	1,483,338	1,749,087	1,703,030	89,403

Liabilities
Deposits	—	1,085,005	—	1,085,005	1,084,896	738,503
Debt securities issued	—	10,134	—	10,134	9,952	—
Other financial liabilities	—	—	—	—	—	4,834

Total	—	1,095,139	—	1,095,139	1,094,848	743,337

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Level 1	Level 2	Level 3	Total fair value	Carrying amount	Fair value approximates carrying value
	(Millions of yen)
April 1, 2013
Assets
Cash and deposits with banks	—	—	—	—	—	44,058
Call loans	—	—	—	—	—	15,160
Loans and advances	—	—	1,449,940	1,449,940	1,401,623	—
Investment securities
Debt securities	—	307,682	—	307,682	303,656	—
Other financial assets	—	—	—	—	—	5,775

Total	—	307,682	1,449,940	1,757,622	1,705,279	64,993

Liabilities
Deposits	—	1,076,546	—	1,076,546	1,076,343	693,677
Debt securities issued	—	10,171	—	10,171	9,945	—
Borrowings	—	—	—	—	—	1,830
Other financial liabilities	—	—	—	—	—	5,891

Total	—	1,086,717	—	1,086,717	1,086,288	701,398

Fair values of the financial instruments in the table above are calculated as follows:

Cash and Deposits

The carrying amount of cash and deposits with no explicit maturity, or a maturity less than a year approximates, and accordingly is regarded to be the fair value.

Call loans and call money

The carrying amounts of call loans and call money approximates, and accordingly are regarded to be the fair value, as their contractual terms are short, i.e., less than a year.

Loans and advances

The carrying amount of loans with variable interests approximates, and accordingly is regarded to be the fair value, as its value is continuously adjusted to reflect the current market interest rate, unless the credit status of the borrower changed after the initial recognition of the instruments. The fair value of loans with fixed interests is calculated by discounting the future cash flow with the risk free rate adjusted with credit risk premium based on the internal ratings. The fair value of housing loans is calculated by discounting the future cash flow with the interest rate which would be applied to a loan with similar terms offered at the balance sheet date. For instruments with contractual maturity less than a year, the carrying amount approximates, and accordingly is regarded to be the fair value.

Allowance for impairment against the claims against debtor with grades of “At risk of bankruptcy”, “Virtually bankrupt”, and “legally bankrupt”, are based on the collectible amount which considers the present value of future cash flow and other recoveries though collaterals and guarantees. Therefore, the fair value of such claims approximates their carrying amount, the amortized cost less the impairment loss provided.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

There are some loans with no explicit maturity and their exposures are limited to the amount of collateralized underlying. For such loans, based on its estimated duration and accompanying interest rate charged, Higashi-Nippon Bank regards their carrying amount reasonably approximates their fair value.

Deposits

The fair value of deposits on demand is the amount payable on demand at the balance sheet date. The fair value of term deposits is calculated by discounting future cash flows pooled by remaining maturities with the rate applied to similar instruments if they were issued at the balance sheet date. For term deposits with contractual maturity less than a year, the carrying amount approximates, and accordingly is regarded as the fair value.

Debt securities issued and borrowings

The carrying amount of instruments with variable interests approximates, and accordingly is regarded to be the fair value, as the value is continuously adjusted to reflect the current market interest rate and the credit status of the Bank and/or its subsidiaries as being stable.

The fair value of the instruments with fixed interests is calculated by discounting the future cash flows with the interest rate which would be applied if liabilities with similar terms were issued at the balance sheet date. For instruments with contractual maturity less than a year, the carrying amount approximates, and accordingly is regarded to be the fair value.

26. Net interest income

The analysis of net interest income for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Interest income
Deposits with banks	12	6
Call loans	20	16
Investment securities	1,827	2,125
Available-for-sale	335	383
Loans and receivables	1,492	1,742
Loans and advances	25,461	26,078
Other	20	18

Total interest income	27,340	28,243

Interest expenses
Deposits	1,287	1,407
Call money	1	1
Debt securities issued	218	218
Borrowings	19	1
Other	85	62

Total interest expenses	1,610	1,689

Net interest income	25,730	26,554

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

For the years ended March 31, 2015 and 2014, interest income included ¥1,954 million and ¥1,816 million, respectively, of interest income accrued on impaired financial assets carried at amortized cost, which, represents the unwinding of discounting in accordance with IAS 39.

27. Net fee and commission income

The analysis of net fee and commission income for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Fee and commission income
Loans and deposits	343	339
Remittances and transfers	1,072	1,073
Securities-related business	540	426
Agency	445	463
Insurance commission	246	263
Guarantees	8	8
Other	132	41

Total fee and commission income	2,786	2,613

Fee and commission expenses
Loans and deposits	56	54
Remittances and transfers	325	315
Securities-related business	16	16
Guarantees	2	3
Other	32	27

Total fee and commission expenses	431	415

Net fee and commission income	2,355	2,198

28. Net trading losses

Net trading losses refers to net gains or losses from financial instruments classified as held for trading such as that from derivatives held for risk management purpose but do not qualify for hedge accounting under IFRS. The analysis of net trading loss for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Derivatives
Interest rate contracts	156	148
Foreign currency contracts	(0)	0

Total	156	148

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

29. Other operating income

Other operating income for the years ended March 31, 2015 and 2014 mainly consists of net investment income and other income. The analysis of other operating income for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Net investment income:
Equity securities
Available-for-sale
Net gains on sale of equity securities	7,351	3,431
Dividends	1,517	698
Debt securities
Available-for-sale
Net gains (losses) on sale of debt securities	0	(208)
Loans and receivables
Net gains on sale of debt securities	62	1,551

Total net investment income	8,930	5,472

Other income:
Foreign exchange gains	161	135
Other	658	647

Total other income	819	782

Total	9,749	6,254

30. Impairment charges

Impairment charges of financial assets for the years ended March 31, 2015 and 2014 mainly arise from loans and advances and investment securities. The analysis of impairment charges for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Loans and advances	(1,119)	772

Investment securities:
Equity securities
Available-for-sale
Impairment charges on equity securities	0	29
Debt securities
Loans and receivables
Impairment charges (reversals) on debt securities	228	(125)

Total investment securities	228	(96)

Total	(891)	676

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

31. General and administrative expenses

The analysis of general and administrative expenses for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Personnel expenses:
Wages and salaries	11,877	11,761
Social security contribution	161	112
Contributions to defined contribution plans	68	68
Expenses related to defined benefit plans	656	677
Equity-settled share based payments	70	85
Other	53	78

Total Personnel expenses	12,885	12,781

Operating and administrative expenses:
Outsourcing expenses	1,905	1,788
Repair expenses	934	969
Rent and lease expenses	1,344	1,510
Taxes and dues	1,178	996
Premium for deposit insurance	1,174	1,160
Other	2,679	2,664

Total operating and administrative expenses	9,214	9,087

Depreciation and amortization:
Depreciation of property and equipment	1,251	1,057
Amortization of intangible assets	275	212

Total depreciation and amortization	1,526	1,269

Total	23,625	23,137

32. Other operating expenses

The analysis of other operating expenses for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Loss on disposal of property and equipment	68	118
Loss on sales of loans and advances	17	917
Other	512	373

Total other operating expenses	597	1,408

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

33. Per share information

(a) Basic earnings per share

Basic earnings per share is calculated by dividing the net profit attributable to common shareholders of the Bank by the weighted average number of common shares outstanding during the year, excluding common shares purchased and held as treasury shares by the Bank.

	For the year ended March 31,
	2015	2014
Profit attributable to common shareholders of the Bank (in millions of yen)	8,138	5,291
Net profit attributable to common shareholders of the Bank (in millions of yen)	8,138	5,291
Weighted average number of common shares issued (thousands)	176,755	176,611
Basic earnings per share (yen per share)	46.04	29.96

(b) Diluted earnings per share

Diluted earnings per share is calculated by adjusting the weighted average number of common shares outstanding for the effect of the conversion of all dilutive potential common shares.

	For the year ended March 31,
	2015	2014
Net profit attributable to common shareholders of the Bank (in millions of yen)	8,138	5,291
Weighted average number of common shares issued (thousands)	176,755	176,611
Adjustments for:
Effect of share-based payment (thousands)	890	691

Weighted average number of common shares for diluted earnings per share (thousands)	177,645	177,302

Diluted earnings per share (yen per share)	45.81	29.84

(c) Dividends per share

The dividends recognized by the Bank for the year ended March 31, 2015 and 2014 were as follows:

	2015		2014
	Dividend per share	Aggregated amounts	Dividend per share	Aggregated amounts
	(Yen)	(Millions of yen)	(Yen)	(Millions of yen)
Common shares	8.0	1,413	8.0	1,412

The following dividends were approved by the ordinary general meeting of shareholders held on June 25, 2015. The consolidated financial statements for the year ended March 31, 2015 do not record this dividend payable as it was not approved at March 31, 2015.

	Dividend per share	Aggregated amounts
	(Yen)	(Millions of yen)
Common shares	4.0	707

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

34. Group subsidiaries

(a) List of significant subsidiaries

The table below provides details of the significant subsidiaries of Higashi-Nippon Bank. Additional information regarding the subsidiaries’ principal activities can be found in Note 1 “General information”.

	Country of incorporation	Ownership interest
		March 31, 2015	March 31, 2014	April 1, 2013
The Higashi-Nippon Guarantee Co., Ltd	Japan	100%	100%	100%
The Higashi-Nippongin JCB CARD Co., Ltd(1)	Japan	15%	15%	15%
The Higashi-Nippon Business Service Co., Ltd	Japan	100%	100%	100%
The Higashi-Nippon Office Service Co., Ltd(2)	Japan	—	100%	100%

(1)

Although Higashi-Nippon Bank’s ownership is less than 50%, The Higashi-Nippongin JCB CARD Co., Ltd is deemed to be a consolidated subsidiary of Higashi-Nippon Bank, as Higashi-Nippon Bank has effective control over The Higashi-Nippongin JCB CARD Co., Ltd by contractual arrangements with the Higashi-Nippongin JCB CARD Co., Ltd.

(2)	The Higashi-Nippon Office Service Co., Ltd was merged with The Higashi-Nippon Business Service Co., Ltd on April 1, 2014.

Total assets of the subsidiaries above were ¥2,846 million, ¥2,742 million and ¥3,285 million, which accounted for only 0.1%, 0.1% and 0.2 % of the consolidated statements of financial position at March 31, 2015 and 2014, and April 1, 2013, respectively.

During the years ended on March 31, 2015 and March 31, 2014, Higashi-Nippon Bank did not provide any financial support to any of its consolidated structured entities.

Higashi-Nippon Bank does not have significant restrictions on its ability to access or use its assets and settle its liabilities, other than those resulting from their respective local statutory, regulatory, supervisory and banking requirements within which its subsidiaries operate. These requirements require the Group’s entities to maintain minimum levels of regulatory capital, liquid assets, and exposure limits.

(b) Involvement with unconsolidated structured entities

A structured entity is an entity that has been designed so that voting or similar rights are not the dominant factor in deciding who controls the entity.

An interest in a structured entity refers to contractual or non-contractual involvement that exposes Higashi-Nippon Bank to variability of returns from the performance of the structured entity. Such interests include the holding of equity or debt instruments.

Unconsolidated structured entities in which Higashi-Nippon Bank has interests mainly comprise investments in investment funds under investment securities in the consolidated statement of financial position. Higashi-Nippon Bank does not have any substantive right to direct the relevant activities of the investment funds as the investment funds have own fund managers over the investment activities other than Higashi-Nippon Bank. Accordingly Higashi-Nippon Bank does not control nor consolidate such investment funds.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table represents the carrying amounts of Higashi-Nippon Bank’s interests in unconsolidated structured entities recognized in the consolidated statement of financial position by line item and the maximum exposure to loss from its interests.

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Amount of assets recognized in the financial statements
Investment securities	46,132	43,717	16,339
Maximum exposure to loss	46,132	43,717	16,339

The maximum exposure to loss from Higashi-Nippon Bank’s interests in unconsolidated structured entities represents the maximum amount of potential loss to which Higashi-Nippon Bank is exposed through its involvement with the unconsolidated structured entities. It is primarily limited to the carrying amounts on the balance sheet regardless of the probability of loss being incurred.

Higashi-Nippon Bank did not have any contractual obligation to provide any financial or other support to the unconsolidated structured entities during the years ended March 31, 2015 and 2014.

35. Contingencies

Higashi-Nippon Bank is involved in various legal proceedings during the ordinary course of business. At March 31, 2015, Higashi-Nippon Bank considered, based on information currently available, that the ultimate resolution of these legal proceedings would not have a material adverse effect on the consolidated results of operations, financial condition or liquidity of Higashi-Nippon Bank.

36. Commitments and other financial facilities

(a) Loan commitments

Loan commitment contracts on overdrafts and loans are agreements to lend up to a prescribed amount to customers, as long as there is no violation of any condition specified in the contracts.

Such amount of undrawn loan commitments as of March 31, 2015, March 31, 2014 and April 1, 2013 are ¥70,232 million, ¥66,089 million and ¥59,274 million, respectively.

Since many of these loan commitments are expected to expire without being drawn down, the total amount of undrawn commitments does not necessarily represent an actual future cash flow requirement. Many of these loan commitments include clauses under which Higashi-Nippon Bank can cancel, or reduce the amount of credit facility originally granted if there is a reasonable basis (such as an unexpected change in economic factors) or necessity for Higashi-Nippon Bank to secure claims. For risk management purpose, collaterals such as properties or securities are obtained if necessary, when the commitment is issued. Subsequently Higashi-Nippon Bank is continuously monitoring the credit status of the customer to whom the credit facility is given, as required by the internal policy, and will revise the contractual terms or obtain relevant credit protection, if necessary to manage credit risk.

(b) Financial guarantees

At March 31, 2015, March 31, 2014 and April 1, 2013, financial guarantees Higashi-Nippon Bank has provided are ¥2,148 million, ¥2,011 million, and ¥2,541 million, respectively.

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(c) Operating lease commitment

Higashi-Nippon Bank leases majority of its branch and office premises and equipment under operating leases. Rent and lease expenses are from operating leases. Many of these leases are granted options to renew the lease contracts at the end of the contract terms and they do not include any clauses that impose any restriction on Higashi-Nippon Bank’s ability to pay dividends, engage in debt financing transactions or enter into further lease agreements.

The future minimum lease payments payables under non-cancellable operating leases at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Less than one year	7	7	5
Between one year and five years	7	15	15

Total	14	22	20

(d) Other commitment

Higashi-Nippon Bank utilizes an IT system provided and serviced by an external service provider. Under the outsourcing arrangement, Higashi-Nippon Bank incurs and pays monthly outsourcing fees to the provider for the development, operation, and maintenance of the IT system and its related facilities.

Higashi-Nippon Bank’s expected future payments for this outsourcing service contract at March 31, 2015, March 31, 2014 and April 1, 2013 are set forth as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Less than one year	1,321	1,661	1,661
Between one year and five years	5,160	5,191	4,272
More than five years	6,557	7,847	9,137

Total	13,038	14,699	15,070

37. Assets pledged as collateral and assets received as collateral

The carrying amounts of the assets pledged as collateral where the secured party does not have the right by contract or custom to sell or re-pledge the assets at March 31, 2015, March 31, 2014 and April 1, 2013 are as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Investment securities	185,515	153,651	137,490
Other	49	49	49

Total	185,564	153,700	137,539

THE HIGASHI-NIPPON BANK, LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

There were no investment securities pledged as collateral, where the secured party has the right by contract or custom to sell or re-pledge the assets, at March 31, 2015, March 31, 2014 and April 1, 2013.

38. Related-party transactions

Parties are considered to be related if one party has the ability to directly or indirectly control the other party or exercise significant influence over the other party in making financial or operating decisions. Higashi-Nippon Bank’s related parties include its subsidiaries as well as key management personnel and their close family members.

Key management personnel are defined as those persons having the authority and responsibility for planning, directing and controlling the activities of Higashi-Nippon Bank, directly or indirectly. Higashi-Nippon Bank considers members of the Board of Directors as the key management personnel for the purpose of IAS 24.

Because transactions with subsidiaries are eliminated in the consolidated financial statements, these transactions are not disclosed. Other than as disclosed elsewhere in the consolidated financial statements, transactions with related parties are as disclosed below. All transactions with related parties are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties.

(a) Transaction with key management personnel and close family members

The analysis of transactions with key management personnel at March 31, 2015, March 31, 2014 and April 1, 2013 is as follows:

	At March 31,		At April 1,
	2015	2014	2013
	(Millions of yen)
Deposits	311	511	473

(b) Key management personnel compensation

The analysis of key management personnel compensation for the years ended March 31, 2015 and 2014 is as follows:

	For the year ended March 31,
	2015	2014
	(Millions of yen)
Salaries and other short-term employee benefits	200	214
Share-based payments	70	85

Total	270	299

39. Event after the reporting period

On June 25, 2015, the common shareholders approved the payment of cash dividends to the shareholders of records on March 31, 2015, of ¥4.0 per share, totaling ¥707 million at the general meeting of shareholders (see Note 33 “Per share information”).

APPENDIX A

ENGLISH TRANSLATION OF THE BUSINESS INTEGRATION AGREEMENT

Business Integration Agreement

September 8, 2015

App. A-1

Business Integration Agreement

The Bank of Yokohama, Ltd. (“Bank of Yokohama”) and The Higashi-Nippon Bank, Limited (“Higashi-Nippon Bank”) hereby agree as follows and execute this business integration agreement (this “Agreement”) on September 8, 2015 (the “Execution Date”) for the purpose of consummating the business integration through the incorporation of a joint shareholding company under a joint share transfer (the “Business Integration”).

Chapter I General

Article 1.1	Purpose of the Business Integration

Bank of Yokohama has as its strengths and characteristics a stable fund raising capability and the ability to efficiently and broadly provide high-quality financial services that are supported by strong brand power principally in Kanagawa Prefecture and southwest Tokyo, whereas Higashi-Nippon Bank has as its strength and characteristics sales capabilities focusing on attentive face-to-face transactions and presentation of proposals in the area of loans to small and medium-sized enterprises. Furthermore, despite both banks being based in the Metropolitan area, they are not competing much against each other in, for example, their sales areas, customer bases and areas of strength but rather are more complementary to each other. Therefore, the parties will be able to improve their services to customers and enhance their corporate value through the expected improvements in efficiency and synergy effects for growth from a business integration. Accordingly, the parties are consummating the Business Integration in order to form a new financial group that is open to other regional financial institutions that share the same management strategy and that would play a central role in regional finance with wide area coverage.

Article 1.2	Basic Philosophy of the Business Integration

The Holding Company (as defined in Article 2.1) shall aim to realize the corporate ideal below under the management philosophy of “aiming to contribute to creating a vibrant future as a trusted financial group and to enhance its corporate value together with the growth of the region by providing the best financial services to its customers through collaboration that leverages the strengths and uniqueness of each group company”:

(1)

Aim to become a trusted financial group by maintaining deep relationship with customers as a regional financial institution and providing broad, high-quality financial services and regional information leveraging its wide-area network achieved through the business integration;

(2)

Aim to strengthen earning capacity and improve corporate value by strategically placing into growing regions and business fields management resources that are created through the sharing of each bank’s business infrastructure and know-how to the maximum extent and proactively promoting streamlining and improvements in efficiency, even while maintaining each group company’s brand;

(3)

Aim to improve each employee’s capabilities in consulting services and of assessing the future prospects of customers’ businesses in order to appropriately respond to changes in environment and customers’ needs and to pursue constant customer satisfaction; and

(iv)

Contribute to the prosperity of the region by providing solutions that utilize sophisticated consulting services and financial techniques to address various issues in the Metropolitan area and the surrounding region where the group will be based.

Chapter II Method of the Business Integration

Article 2.1	Method of the Business Integration

1.

Bank of Yokohama and Higashi-Nippon Bank shall consummate the Business Integration by conducting a joint share transfer (the “Share Transfer”) in accordance with the share transfer plan (the “Share Transfer Plan”) in Exhibit 1, which is prepared at the same date as the Execution Date, by establishing a wholly-owning parent company (the “Holding Company”; the Holding Company, its subsidiaries (as set forth in

App. A-2

Article 8, paragraph (3) of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements; hereinafter the same) and affiliates (as set forth in Article 8, paragraph (5) of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements; hereinafter the same) are collectively referred to as the “Holding Company Group”) of Bank of Yokohama and Higashi-Nippon Bank and by making Bank of Yokohama and Higashi-Nippon Bank wholly-owned subsidiaries of the Holding Company.

2.

The share transfer ratio in the Share Transfer (the “Share Transfer Ratio”) shall be as follows, provided, however, that any fraction of less than one share in the number of shares of Holding Company’s common stock to be delivered to a shareholder of Bank of Yokohama or Higashi-Nippon Bank shall be handled in accordance with Article 4(3) of the Share Transfer Plan.

Bank of Yokohama:	One (1) share of common stock of the Holding Company shall be allotted for each share of common stock of Bank of Yokohama

Higashi-Nippon Bank:	0.541 share of common stock of the Holding Company shall be allotted for each share of common stock of Higashi-Nippon Bank

Article 2.2	Schedule of the Business Integration

Bank of Yokohama and Higashi-Nippon Bank acknowledge that the Business Integration shall be consummated in accordance with the following schedule, provided, however, that Bank of Yokohama and Higashi-Nippon Bank may change the schedule upon consultation and agreement between Bank of Yokohama and Higashi-Nippon Bank if necessary in the course of proceeding with the Business Integration or under other circumstances.

September 8, 2015	Execution of this Agreement

Preparation of the Share Transfer Plan

September 30, 2015	Record date for the extraordinary general meetings of shareholders of Bank of Yokohama and Higashi-Nippon Bank

December 21, 2015

Extraordinary general meeting of shareholders of Bank of Yokohama (the “Bank of Yokohama Extraordinary General Meeting of Shareholders”) for the approval of the Share Transfer Plan and other matters necessary for the Share Transfer

December 21, 2015

Extraordinary general meeting of shareholders of Higashi-Nippon Bank (the “Higashi-Nippon Bank Extraordinary General Meeting of Shareholders”) for the approval of the Share Transfer Plan and other matters necessary for the Share Transfer

April 1, 2016	Date of incorporation of the Holding Company (incorporation registration date) (the “Incorporation Date”) Listing of common stock issued by the Holding Company

Article 2.3	Preparation and Implementation of the Share Transfer Plan

1.	Bank of Yokohama and Higashi-Nippon Bank shall jointly prepare and execute the Share Transfer Plan on the Execution Date.

2.	Bank of Yokohama and Higashi-Nippon Bank shall perform their obligations set forth in the Share Transfer Plan in addition to those set forth in this Agreement.

Article 2.4	Acquiring Company for Accounting Purposes

Bank of Yokohama shall be the acquiring company in the Share Transfer for accounting purposes.

App. A-3

Chapter III Outline and Management Structure of the Holding Company

Article 3.1	Outline of the Holding Company

The outline of the Holding Company shall be as follows.

(1) Purpose	The purpose of the Holding Company shall be as set forth in Article 2 of the articles of incorporation that is attached to the Share Transfer Plan as an exhibit

(2) Company name	The name of the Holding Company shall be “Kabushiki Kaisha Concordia Financial Group” which shall be expressed in English as “Concordia Financial Group, Ltd.”

(3) Location of head office	The Holding Company shall have its head office in Chuo-ku, Tokyo and the location of the head office shall be 7, Nihonbashi 2-chome, Chuo-ku, Tokyo

(4) Total number of authorized shares	3,000,000,000 shares

(5) Bodies	The Holding Company shall have directors and general meeting of shareholders, as well as board of directors, audit & supervisory board members, audit & supervisory board and accounting auditor

(6) Shareholder register administrator	Japan Securities Agents, Ltd.

(7) Capital	150,000,000,000 yen

(8) Fiscal year	From April 1 to March 31 of the following year

(9) Stock exchange where shares will be listed	The First Section of the Tokyo Stock Exchange

Article 3.2	Management of the Holding Company

Management of the Holding Company at the time of incorporation shall be as follows.

(1) Directors

Representative Director and President	Tatsumaro Terazawa

Representative Director and Vice President	Michito Ishii

Representative Director	Yasuyoshi Oya

Director	Kenichi Kawamura

Outside Director	Minoru Morio

Outside Director	Ken Inoue

Outside Director	Yuzo Takagi

(2) Audit & Supervisory Board Members

Audit & Supervisory Board Member	Katsunori Amano

Audit & Supervisory Board Member	Yoji Maekawa

Outside Audit & Supervisory Board Member	Kenjiro Noda

App. A-4

Outside Audit & Supervisory Board Member	Mizuho Ogata

Outside Audit & Supervisory Board Member	Keiichiro Hashimoto

(3) Accounting Auditor

Deloitte Touche Tohmatsu LLC

Article 3.3	Corporate Governance Structure and Organizations of the Holding Company

The Holding Company shall have the following organizations and departments.

(1) Organizations	Board of Directors, Audit & Supervisory Board and Executive Committee

(2) Departments	Corporate Planning Department, Group Strategy Department, Risk Management Department, Audit Department, and Audit & Supervisory Board Members Office

Chapter IV Covenants to the Incorporation Date

Article 4.1	Preparation for the Business Integration

1.

Even after the execution of this Agreement, to the extent permitted by treaties, domestic and foreign laws, cabinet orders, ministerial ordinances, Cabinet Office ordinances, directives, rules, orders, local government ordinances, guidelines, and other rules, regulations, instructions and requests of relevant authorities (meaning domestic and foreign courts, supervisory agencies and other judicial and administrative institutions (including the Fair Trade Commission of Japan and other regulatory institutions related to competition laws and other regulatory institutions or supervisory institutions) or financial instruments exchanges and other self-regulatory organizations) (collectively, “Laws and Regulations”), Bank of Yokohama and Higashi-Nippon Bank shall continue to exchange information and views on business strategies and other matters based on the purpose of the Business Integration set forth in Article 1.1 at the Business Integration Preparatory Committee and each working group established by Bank of Yokohama and Higashi-Nippon Bank so that the Holding Company Group will be able to quickly realize the effects of the business integration and maximize corporate value of the entire Holding Company Group after the Business Integration.

2.

Bank of Yokohama and Higashi-Nippon Bank shall, upon mutual good faith consultation, carry out various procedures and take measures that are deemed reasonably necessary by the Incorporation Date at their own cost and upon their own responsibilities so that the Holding Company Group will be able to quickly realize the effects of the business integration and maximize corporate value of the entire Holding Company Group after the Business Integration.

Article 4.2	Procedures under Laws and Regulations

Bank of Yokohama and Higashi-Nippon Bank shall cooperate with each other upon mutual good faith consultation in carrying out any and all procedures (including maintenance of disclosure documents under the Companies Act, procedures to protect creditors and notices or public notices to shareholders, notification to the Fair Trade Commission of Japan under the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade, preparation and filing of a securities registration statement (including its amendments) under the Financial Instruments and Exchange Act, preparation and registration of a Form F-4 under the U.S. Securities Act of 1933, and obtaining authorization from the Prime Minister under Article 52-17, paragraph (1) of the Banking Act of Japan) that are necessary under the Laws and Regulations, their respective articles of incorporation and other internal rules in order to consummate the Business Integration.

App. A-5

Article 4.3	Listing Application

Bank of Yokohama and Higashi-Nippon Bank shall cooperate with each other upon mutual consultation in good faith in carrying out any procedures necessary to cause the common stock to be issued by the Holding Company to be listed on the First Section of the Tokyo Stock Exchange on the Incorporation Date.

Article 4.4	Business Operations

1.

During the period from the Execution Date until the Incorporation Date, Bank of Yokohama and Higashi-Nippon Bank shall conduct their respective businesses and manage and operate their respective assets with the due care of a good manager, and shall cause their respective subsidiaries to conduct their respective businesses and manage and operate their respective assets with due care of a good manager.

2.

During the period from the Execution Date until the Incorporation Date, unless otherwise provided for in this Agreement, Bank of Yokohama and Higashi-Nippon Bank may only conduct, or cause any of their subsidiaries to conduct, any acts which will clearly have a material impact on the consummation of the Business Integration or the Share Transfer Ratio (other than the acquisition of treasury stock through market purchases carried out in accordance with performance-based shareholder return policy that has been continuing since before the Execution Date) after prior consultation and agreement between the parties.

Article 4.5	Cancellation of Treasury Stock

Upon resolutions at the meetings of the respective board of directors held on or before the day preceding the Incorporation Date, Bank of Yokohama and Higashi-Nippon Bank shall cancel all treasury stock held by them (including treasury stock to be acquired in response to dissenting shareholders’ demand to purchase shares in connection with the Share Transfer as stipulated in Article 806, paragraph (1) of the Companies Act) as of immediately before the acquisition by the Holding Company of all outstanding shares of Bank of Yokohama and Higashi-Nippon Bank through the Share Transfer.

Article 4.6	Handling of Shareholding Associations

1.

After the incorporation of the Holding Company, Bank of Yokohama and Higashi-Nippon Bank shall provide the directors of the Holding Company, Bank of Yokohama and Higashi-Nippon Bank an opportunity to participate in the officer shareholding association pertaining to the shares of the Holding Company based on the content agreed to by Bank of Yokohama and Higashi-Nippon Bank (which shall be the sole officer shareholding association of the Holding Company). Bank of Yokohama and Higashi-Nippon Bank shall dissolve their respective officer shareholding associations existing on the Execution Date or amend the rules of such associations, or otherwise carry out any procedures necessary to implement such dissolution or amendment, in accordance with the terms and conditions separately agreed to by Bank of Yokohama and Higashi-Nippon Bank by the day preceding the Incorporation Date.

2.

Bank of Yokohama and Higashi-Nippon Bank shall amend the rules of their respective employee shareholding associations existing on the Execution Date by the day preceding the Incorporation Date to allow such associations to purchase and hold shares of the Holding Company, and provide their employees with opportunities to participate in their respective employee shareholding associations after the incorporation of the Holding Company.

Article 4.7	Exercise of Dissenters’ Appraisal Rights

If a shareholder of Bank of Yokohama or Higashi-Nippon Bank exercises his or her dissenters’ appraisal rights in connection with the Share Transfer, the applicable party shall disclose to the other party the details of the demand of such shareholder exercising dissenters’ appraisal rights and the content of discussions with such shareholder, and in deciding the purchase price, notify the other party of such purchase price in advance. After the Share Transfer takes effect, the Holding Company shall respond to any exercise of dissenters’ appraisal rights and make decisions relating to such responses.

App. A-6

Article 4.8	Disposition of Shares and Other Equity of a Corporation That May Constitute an Affiliated Corporation

In order to ensure that a corporation that may constitute an affiliated corporation (meaning affiliated corporation, etc. as set forth in Article 4-2, paragraph (3) of the Order for Enforcement of Banking Act), if any, of the Holding Company on and after the incorporation of the Holding Company will not constitute an affiliated corporation, Bank of Yokohama and Higashi-Nippon Bank shall, by the day preceding the Incorporation Date, mutually cooperate and take necessary measures such as disposition, by either Bank of Yokohama or Higashi-Nippon Bank or both, of shares and other equity (meaning shares and other equity set forth in Article 3, paragraph (1) of the Act on Limitation on Shareholding by Banks and Other Financial Institutions) of such corporation.

Article 4.9	Obligation to Notify

If any of the representations and warranties is found not to be true and correct or is reasonably expected to not become true and correct during the period from the Execution Date to the Incorporation Date, or if any event that is likely to have a material impact on the consummation of the Business Integration occurs or is found, Bank of Yokohama or Higashi-Nippon Bank, as applicable, shall promptly notify the other party in writing; provided, however, that such notice shall not exempt the notifying party from its legal liabilities, including its contractual liabilities, in connection with such representations and warranties not being true and correct.

Article 4.10	Obligation to Provide Information

Bank of Yokohama and Higashi-Nippon Bank shall, during the period from the Execution Date to the Incorporation Date, upon a request of the other party, provide to a reasonable extent, in good faith, the other party with materials and information on matters deemed necessary for smooth consummation of the Business Integration.

Article 4.11	Exclusive Negotiation Obligation

1.

Bank of Yokohama and Higashi-Nippon Bank shall not, during the period from the Execution Date to the Incorporation Date, without the prior written consent of the other party, directly or indirectly, provide information to, make a proposal to, solicit, consult with or negotiate with a third party or conduct any other similar acts with respect to a business integration, merger, company split, share exchange, share transfer, capital or business alliance, capital participation, share sale, business transfer, asset transfer, or any similar transaction (collectively, “Competitive Transactions”) which may contradict the Business Integration or conflict with the consummation of the Business Integration, and shall not cause their respective subsidiaries to do the same.

2.

If Bank of Yokohama or Higashi-Nippon Bank receives from a third party a proposal, solicitation, notice, offer or request for information or any other similar approach (collectively, “Competitive Transaction Proposal”) with respect to Competitive Transactions, it shall promptly notify the other party of such fact (including the name of such third party) and the details in writing together with related materials, records and other information, and shall thereafter, as necessary, promptly update the other party in writing on the details of the offer, communication, notice and information provided from such third party together with related materials, records and other information.

3.

Bank of Yokohama and Higashi-Nippon Bank shall, upon receipt of a notice or report from the other party as set forth in the preceding paragraph, discuss in good faith on how to respond to such notice or report, including any reconsideration of this Agreement.

App. A-7

Article 4.12	Other Matters to be Performed by the Day Preceding the Incorporation Date

1.	Bank of Yokohama shall perform the following acts by the day preceding the Incorporation Date.

(1)

Bank of Yokohama shall carry out all procedures necessary to obtain approval from shareholders at the Bank of Yokohama Extraordinary General Meeting of Shareholders with respect to the deletion of the provisions of Article 13 of the articles of incorporation of Bank of Yokohama.

2.	Higashi-Nippon Bank shall perform the following acts by the day preceding the Incorporation Date.

(1)

Higashi-Nippon Bank shall carry out all procedures necessary to obtain approval from shareholders at the Higashi-Nippon Bank Extraordinary General Meeting of Shareholders with respect to the deletion of the provisions of Article 12 of the articles of incorporation of Higashi-Nippon Bank.

Chapter V Matters Regarding Management After the Incorporation Date

Article 5.1	System After the Business Integration

Bank of Yokohama and Higashi-Nippon Bank agree that each party will use the core system used by Bank of Yokohama on the Execution Date as their core system after the Business Integration, and shall, upon good faith discussion, mutually cooperate in replacing the system used by Higashi-Nippon Bank and taking any other necessary measures (including the execution of an agreement with a third party that is necessary to use such core system) as early as practicable after the Incorporation Date.

Article 5.2	Discussions Concerning Unification of Creditor Classifications of Common Creditors, Creditor Classifications and Principles Regarding Basis of Recording Allowance for Credit Losses

Bank of Yokohama and Higashi-Nippon Bank shall, to the extent permitted under Laws and Regulations, with respect to creditors common to Bank of Yokohama and Higashi-Nippon Bank, discuss unification of creditor classifications based on the self-assessment standards established by each party and shall make efforts to unify the classifications by September 30, 2016. Bank of Yokohama and Higashi-Nippon Bank shall also discuss the unification of the classifications of creditors based on the self-assessment standards established by each party and their principles regarding the basis of recording allowance for credit losses to the extent permitted under Laws and Regulations.

Article 5.3	Policies to Address Capital Adequacy Ratio Regulations and Liquidity Regulations

With respect to addressing capital adequacy ratio regulations and other similar regulations (Basel III) applicable to the Holding Company Group, Bank of Yokohama and Higashi-Nippon Bank confirm that it is their intention to (i) file applications for approval with relevant authorities and conduct other procedures necessary to adopt the fundamental internal ratings-based approach as the approach to calculate credit risk asset amount of Higashi-Nippon Bank (the “Credit Risk Calculation Approach”) for the calculation of the consolidated capital adequacy ratio of the Holding Company on the basis that the Credit Risk Calculation Approach for the purpose of calculating the Holding Company’s consolidated capital adequacy ratio will be changed in stages from the standardized approach to the fundamental internal ratings-based approach in approximately three years after the Incorporation Date, and (ii) adopt the fundamental approach to calculate the operational risk equivalent amounts for the calculation of the consolidated capital adequacy ratio of the Holding Company as of the Incorporation Date since the discussion to consider the standardized approach as the approach to calculate the operational risk equivalent amounts is progressing.

App. A-8

Chapter VI Representations and Warranties

Article 6.1	Representations and Warranties of Bank of Yokohama

Bank of Yokohama hereby represents and warrants to Higashi-Nippon Bank that the following matters are true and correct for the period from the Execution Date to the day immediately preceding the Incorporation Date.

(1)	Incorporation and Existence

Bank of Yokohama is a stock company (kabushiki kaisha) lawfully and validly incorporated and existing under the laws of Japan and has the power and authority necessary to conduct its businesses as currently conducted.

(2)	Execution and Performance of this Agreement

Bank of Yokohama has the power and authority necessary to duly and validly execute this Agreement and perform its obligations hereunder. The execution of this Agreement and performance of obligations hereunder by Bank of Yokohama are acts within the scope of its business purposes. Bank of Yokohama has duly and validly taken all of the procedures required under Laws and Regulations, as well as the articles of incorporation and other internal rules of Bank of Yokohama in connection with the execution of this Agreement and performance of its obligations hereunder.

(3)	Enforceability

This Agreement has been duly and validly executed by Bank of Yokohama, and if it is duly and validly executed by Higashi-Nippon Bank, it will constitute lawful, valid and legally binding obligations of Bank of Yokohama that are enforceable against Bank of Yokohama in accordance with the provisions of this Agreement other than where compulsory performance of the obligations is limited by Laws and Regulations.

(4)	No Conflict with Laws and Regulations

The execution of this Agreement and performance of obligations hereunder by Bank of Yokohama (i) does not violate any Laws and Regulations applicable to Bank of Yokohama, (ii) does not violate the articles of incorporation or any other internal rules of Bank of Yokohama and (iii) does not violate any registration, permit, approval, authorization, license, consent or exemption pertaining to relevant authorities (collectively, “Permit”) necessary for Bank of Yokohama to conduct its business.

(5)	Financial Statements

Bank of Yokohama’s consolidated and non-consolidated financial statements for the year ended on March 31, 2014 and the year ended on March 31, 2015 (the “Bank of Yokohama Financial Statements”) were prepared in accordance with the corporate accounting principles generally accepted in Japan, and fairly show Bank of Yokohama’s financial condition, operating results and cash flow status pertaining to the relevant fiscal years in all material respects. An accounting auditor which satisfies the requirements under Article 193-2 of the Financial Instruments and Exchange Act has provided an unqualified opinion on the Bank of Yokohama Financial Statements. No fact or event has occurred during the period from April 1, 2015 to the Execution Date that is likely to have a material adverse effect on Bank of Yokohama’s financial condition, operating results or cash flow, or forecasts thereof.

App. A-9

(6)	No Debt or Obligation

As of the Execution Date, Bank of Yokohama and its subsidiaries owe no material debt, obligation, indebtedness or other liability whatsoever (whether determined or contingent, or for whatever reason) other than those stated or reflected in the Bank of Yokohama Financial Statements or those which were incurred in the ordinary course of business of Bank of Yokohama and its subsidiaries on or after April 1, 2015.

(7)	Truthfulness and Correctness of Information Announced in Annual Securities Reports

All information announced by Bank of Yokohama on or after April 1, 2014 (meaning information stated in annual securities reports, quarterly reports and extraordinary reports that Bank of Yokohama filed in accordance with the Financial Instruments and Exchange Act and information disclosed by Bank of Yokohama in accordance with the relevant rules of the financial instruments exchange, but excluding information revised by such information after the announcement) are true and correct in all material respects, contain no false statement in all material respects, and contain, without omission, material matters that should be stated and material facts that are necessary to be stated in order to make them not misleading.

(8)	Anti-social Forces

Neither Bank of Yokohama nor any of its subsidiaries is an anti-social force (organized crime group prescribed in Article 2, paragraph (2) of the Act on the Prevention of Unjust Acts by Organized Crime Group Members, an organized crime group member prescribed in Article 2, paragraph (6) of the same act, an enterprise associated with an organized crime group, a person related to an enterprise associated with an organized crime group, a collective and habitual tortfeasor (group) such as disguised antidiscriminationists, disguised right wingers, and other terrorist organizations, a corporate extortionist (sokaiya), a racketeer advocating a social movement (shakai-undo-to hyobo goro), a special intelligence violent group, any other party equivalent to those parties, and any other group or individual that demands financial profits using violence, force or a fraudulent method; hereinafter the same). Neither Bank of Yokohama nor any of its subsidiaries currently has direct capital, financial or business relationship whatsoever with any anti-social force, and does not provide any monetary benefits or other benefits to, or otherwise have a relation or interaction with anti-social force. No person who is a member of an anti-social force or interacts with an anti-social force is appointed as an officer of Bank of Yokohama or any of its subsidiaries, or is employed by Bank of Yokohama or any of its subsidiaries as an employer or other staff, and there is no such future plan.

(9)	Disclosure of Information

All information disclosed by Bank of Yokohama to Higashi-Nippon Bank or its advisors in connection with the Business Integration is true and correct in all material respects and, other than the matters that are subject to disclosure restrictions by relevant authorities, does not omit any information (limited to information related to matters reasonably requested by either party to the other party, and with respect to which such other party was able to respond to a reasonable extent in light of the circumstances when such request was made) necessary to be stated in order to make any material matters of Bank of Yokohama and its subsidiaries not misleading.

Article 6.2	Representations and Warranties of Higashi-Nippon Bank

Higashi-Nippon Bank hereby represents and warrants to Bank of Yokohama that the following matters are true and correct for the period from the Execution Date to the day immediately preceding the Incorporation Date.

App. A-10

(1)	Incorporation and Existence

Higashi-Nippon Bank is a stock company (kabushiki kaisha) lawfully and validly incorporated and existing under the laws of Japan and has the power and authority necessary to conduct its businesses as currently conducted.

(2)	Execution and Performance of this Agreement

Higashi-Nippon Bank has the power and authority necessary to duly and validly execute this Agreement and perform its obligations hereunder. The execution of this Agreement and performance of obligations hereunder by Higashi-Nippon Bank are acts within the scope of its business purposes. Higashi-Nippon Bank has duly and validly taken all of the procedures required under Laws and Regulations, as well as the articles of incorporation and other internal rules of Higashi-Nippon Bank in connection with the execution of this Agreement and performance of its obligations hereunder.

(3)	Enforceability

This Agreement has been duly and validly executed by Higashi-Nippon Bank, and if it is duly and validly executed by Bank of Yokohama, it will constitute lawful, valid and legally binding obligations of Higashi-Nippon Bank that are enforceable against Higashi-Nippon Bank in accordance with the provisions of this Agreement other than where compulsory performance of the obligations is limited by Laws and Regulations.

(4)	No Conflict with Laws and Regulations

The execution of this Agreement and performance of obligations hereunder by Higashi-Nippon Bank (i) does not violate any Laws and Regulations applicable to Higashi-Nippon Bank, (ii) does not violate the articles of incorporation or any other internal rules of Higashi-Nippon Bank and (iii) does not violate any Permit necessary for Higashi-Nippon Bank to conduct its business.

(5)	Financial Statements

Higashi-Nippon Bank’s consolidated and non-consolidated financial statements for the year ended on March 31, 2014 and the year ended on March 31, 2015 (the “Higashi-Nippon Bank Financial Statements”) were prepared in accordance with the corporate accounting principles generally accepted in Japan, and fairly show Higashi-Nippon Bank’s financial condition, operating results and cash flow status pertaining to the relevant fiscal years in all material respects. An accounting auditor which satisfies the requirements under Article 193-2 of the Financial Instruments and Exchange Act has provided an unqualified opinion on the Higashi-Nippon Bank Financial Statements. No fact or event has occurred during the period from April 1, 2015 to the Execution Date that is likely to have a material adverse effect on Higashi-Nippon Bank’s financial condition, operating results or cash flow, or forecasts thereof.

(6)	No Debt or Obligation

As of the Execution Date, Higashi-Nippon Bank and its subsidiaries owe no material debt, obligation, indebtedness or other liability whatsoever (whether determined or contingent, or for whatever reason) other than those stated or reflected in the Higashi-Nippon Bank Financial Statements or those which were incurred in the ordinary course of business of Higashi-Nippon Bank and its subsidiaries on or after April 1, 2015.

App. A-11

(7)	Truthfulness and Correctness of Information Announced in Annual Securities Reports

All information announced by Higashi-Nippon Bank on or after April 1, 2014 (meaning information stated in annual securities reports, quarterly reports and extraordinary reports that Higashi-Nippon Bank filed in accordance with the Financial Instruments and Exchange Act and information disclosed by Higashi-Nippon Bank in accordance with the relevant rules of the financial instruments exchange, but excluding information revised by such information after the announcement) are true and correct in all material respects, contain no false statement in all material respects, and contain, without omission, material matters that should be stated and material facts that are necessary to be stated in order to make them not misleading.

(8)	Anti-social Forces

Neither Higashi-Nippon Bank nor any of its subsidiaries is an anti-social force. Neither Higashi-Nippon Bank nor any of its subsidiaries currently has direct capital, financial or business relationship whatsoever with any anti-social force, and does not provide any monetary benefits or other benefits to, or otherwise have a relation or interaction with anti-social force. No person who is a member of an anti-social force or interacts with an anti-social force is appointed as an officer of Higashi-Nippon Bank or any of its subsidiaries, or is employed by Higashi-Nippon Bank or any of its subsidiaries as an employer or other staff, and there is no such future plan.

(9)	Disclosure of Information

All information disclosed by Higashi-Nippon Bank to Bank of Yokohama or its advisors in connection with the Business Integration is true and correct in all material respects and, other than the matters that are subject to disclosure restrictions by relevant authorities, does not omit any information (limited to information related to matters reasonably requested by either party to the other party, and with respect to which such other party was able to respond to a reasonable extent in light of the circumstances when such request was made) necessary to be stated in order to make any material matters of Higashi-Nippon Bank and its subsidiaries not misleading.

Chapter VII Compensation

Article 7.1	Compensation

If Bank of Yokohama or Higashi-Nippon Bank causes to the other party damages, losses or costs (including reasonable attorneys’ fees and other similar expenses, “Damages”) arising from or in connection with default or noncompliance of any of its obligations under this Agreement or its representations and warranties under this Agreement not being true and correct, such default or misrepresenting party shall provide compensation for such Damages to the other party; provided, however, that this Article shall cease to be in effect upon the incorporation of the Holding Company, and neither Bank of Yokohama nor Higashi-Nippon Bank may seek compensation under this Article after such incorporation.

Chapter VIII Termination of this Agreement

Article 8.1	Termination of this Agreement

1.	This Agreement may be terminated only before the Incorporation Date and only in any of the following events.

(1)	Bank of Yokohama and Higashi-Nippon Bank agree in writing to the termination of this Agreement.

(2)	This Agreement is cancelled by either party in accordance with the following article.

(3)	The Share Transfer Plan ceases to be effective.

App. A-12

2.

The termination of this Agreement shall not exempt either party from its rights and obligations that have already arisen under this Agreement at the time of the termination of this Agreement or its liabilities under this Agreement that arise after the termination of this Agreement due to its acts or omissions before the termination of this Agreement.

3.	Notwithstanding the termination of this Agreement, Article 7.1, this Article and Chapter IX shall remain in full force and effect.

Article 8.2	Cancellation of this Agreement

1.	If any of the following applies, Bank of Yokohama may immediately cancel this Agreement by giving written notice to the other party only before the Incorporation Date.

(1)

If any of the representations and warranties of Higashi-Nippon Bank set forth in Article 6.2 is not true and correct and such lack of truthfulness and correctness materially affects the consummation of the Business Integration or the Share Transfer Ratio

(2)

If there is a breach by Higashi-Nippon Bank of any of its obligations under this Agreement which materially affects the consummation of the Business Integration or the Share Transfer Ratio (provided, however, that if such breach is curable, only where Higashi-Nippon Bank fails to cure such breach either within 7 days after receiving a written notice from Bank of Yokohama requesting to cure such breach or by the day immediately preceding the Incorporation Date, whichever is earlier)

(3)

If Higashi-Nippon Bank is subject to a petition for the commencement of dissolution, liquidation, bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation or any similar insolvency proceedings (including those under foreign laws) (the “Legal Insolvency Proceedings”) or Higashi-Nippon Bank itself files such petition, or Higashi-Nippon Bank is subject to a suspension of payments or unable to pay its debts, or its liabilities exceed its assets

(4)

If an event occurs that is reasonably considered likely to cause a material adverse effect on the financial condition, operating results, cash flow, business or rights and obligations of Higashi-Nippon Bank, and it becomes difficult to achieve the objective of the Business Integration

2.	If any of the following applies, Higashi-Nippon Bank may immediately cancel this Agreement by giving written notice to the other party only before the incorporation of the Holding Company.

(1)

If any of the representations and warranties of Bank of Yokohama set forth in Article 6.1 is not true and correct and such lack of truthfulness and correctness materially affects the consummation of the Business Integration or the Share Transfer Ratio

(2)

If there is a breach by Bank of Yokohama of any of its obligations under this Agreement which materially affects the consummation of the Business Integration or the Share Transfer Ratio (provided, however, that if such breach is curable, only where Bank of Yokohama fails to cure such breach either within 7 days after receiving a written notice from Higashi-Nippon Bank requesting to cure such breach or by the day immediately preceding the Incorporation Date, whichever is earlier)

(3)

If Bank of Yokohama is subject to a petition for the commencement of Legal Insolvency Proceedings or Bank of Yokohama itself files such petition, or Bank of Yokohama is subject to a suspension of payments or unable to pay its debts, or its liabilities exceed its assets

(4)

If an event occurs that is reasonably considered likely to cause a material adverse effect on the financial condition, operating results, cash flow, business or rights and obligations of Bank of Yokohama, and it becomes difficult to achieve the objective of the Business Integration

3.

Bank of Yokohama and Higashi-Nippon Bank agree in advance to discontinue the Share Transfer if this Agreement is cancelled pursuant to the provisions of either of the two preceding paragraphs before the incorporation of the Holding Company, deeming that an “event that would materially impede the consummation of the Share Transfer” as provided for in Article 14 of the Share Transfer Plan has occurred.

App. A-13

Chapter IX Miscellaneous

Article 9.1	Confidentiality

1.

Neither Bank of Yokohama nor Higashi-Nippon Bank shall, for a period of 3 years from the Execution Date, without the prior written consent of the other party, disclose or divulge to a third party (i) information received from the other party in the course of discussions, negotiations and performance of this Agreement or the consummation of the Business Integration, (ii) the terms and conditions of this Agreement, and (iii) the background to the discussions, negotiations and performance of this Agreement and the consummation of the Business Integration, or use any such information for purposes other than the Business Integration and the operation of the business of the Holding Company, Bank of Yokohama and Higashi-Nippon Bank after the Business Integration; provided, however, that this shall not apply where the disclosing party discloses such information (i) to the minimum extent necessary in accordance with Laws and Regulations and (ii) to its officers, employees, agents, attorneys, certified public accountants, certified public tax accountants, advisors, consultants and other outside experts on its own responsibility and on the condition that the disclosing party ensures that the receiving party legally or contractually bear the same confidentiality obligation under this Agreement.

2.	The obligations under the preceding paragraph shall not apply to any of the following information.

(1)	Information which is already lawfully in the possession of the receiving party at the time of the disclosure from the disclosing party

(2)	Information which is already public at the time of the disclosure from the disclosing party to the receiving party

(3)	Information which becomes public after disclosure by the disclosing party to the receiving party (but only where it becomes public for a reason not attributable to the receiving party)

(4)	Information which the receiving party lawfully receives without being subject to a confidentiality obligation from a third party with legitimate rights to the information

(5)	Information which the receiving party independently develops without using the confidential information

Article 9.2	Public Announcements

1.

Any public announcement by Bank of Yokohama and Higashi-Nippon Bank concerning this Agreement and the Business Integration shall be made at the time, by the method and with the content discussed and agreed to by the parties in advance.

2.

Notwithstanding the provisions of the preceding paragraph, if required or requested by Laws and Regulations, Bank of Yokohama and Higashi-Nippon Bank may make a public announcement concerning this Agreement and the Business Integration to the extent reasonably necessary; provided, however, that the party who intends to make such public announcement shall provide written notice in advance to the other party, and to the extent possible discuss the timing, method and content of the public announcement in advance with the other party.

Article 9.3	Notices

Any notice or other communication under this Agreement shall be made in writing to the following addresses of the parties; provided, however, that either party may change its address by notifying the other party in accordance with this Article.

If to Bank of Yokohama:

Address:	1-1, Minatomirai 3-chome, Nishi-ku, Yokohama-shi, Kanagawa, Japan

Attention:	The Bank of Yokohama, Ltd., Corporate Planning Department

App. A-14

Notice to Bank of Yokohama to be copied to:

Address:	Marunouchi Park Building, 6-1 Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan

Attention:	Mori Hamada & Matsumoto, Takayuki Kihira, Esq., Partner

If to Higashi-Nippon Bank:

Address:	11-2, Nihonbashi 3-chome, Chuo-ku, Tokyo, Japan

Attention:	The Higashi-Nippon Bank, Limited, Corporate Planning Department

Notice to Higashi-Nippon Bank to be copied to:

Address:	Ark Mori Building, 12-32 Akasaka 1-chome, Minato-ku, Tokyo, Japan

Attention:	Nishimura & Asahi, Masakazu Iwakura, Esq., Partner

Article 9.4	Expenses

Unless otherwise agreed by the parties, each party shall pay its own costs and expenses incurred in connection with the execution of this Agreement and the performance of its obligations hereunder; provided, however, that this shall not apply where either party seeks compensation for any cost incurred by itself as Damages in accordance with Article 7.1.

Article 9.5	Entire Agreement

This Agreement (including Exhibits) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and any and all written or oral contracts, agreements, understandings or other arrangements made between the parties prior to the execution of this Agreement with respect to the subject matter shall cease to be in effect through the execution of this Agreement.

Article 9.6	No Assignment of Rights and Obligations

Neither Bank of Yokohama nor Higashi-Nippon Bank may assign or transfer to a third party, cause a third party to succeed to, or provide as collateral, its status under this Agreement, or all or some of its rights and obligations under this Agreement without the prior written consent of the other party.

Article 9.7	Severability

If any provision of this Agreement is found to be invalid, unlawful or unenforceable, no other provision of this Agreement shall in any way become invalid, unlawful or unenforceable or otherwise be affected.

Article 9.8	Amendments to this Agreement

This Agreement may only be amended by a written agreement to which the names and seals of Bank of Yokohama and Higashi-Nippon Bank are affixed.

Article 9.9	Governing Law and Jurisdiction

1.	This Agreement shall be governed by and construed in accordance with the laws of Japan.

2.	The parties agree that the Tokyo District Court shall have exclusive jurisdiction as the court of first instance over any dispute relating to this Agreement.

Article 9.10	Consultation

Bank of Yokohama and Higashi-Nippon Bank shall consult with each other in good faith and resolve any matters not provided for in this Agreement or any ambiguity relating to this Agreement.

(The remainder of this page is intentionally left blank.)

App. A-15

IN WITNESS WHEREOF, Bank of Yokohama and Higashi-Nippon Bank have executed this Agreement in duplicate by affixing their names and seals hereto and each has retained one original hereof.

September 8, 2015

Bank of Yokohama:

The Bank of Yokohama, Ltd.

1-1, Minatomirai 3-chome, Nishi-ku, Yokohama-shi

Kanagawa, Japan

Tatsumaro Terazawa, Representative Director and President [seal]

Higashi-Nippon Bank:

The Higashi Nippon Bank, Limited

11-2, Nihonbashi 3-chome, Chuo-ku, Tokyo, Japan

Michito Ishii, Representative Director and President [seal]

App. A-16

Exhibit 1

Share Transfer Plan

This share transfer plan (this “Share Transfer Plan”) has been jointly prepared by The Bank of Yokohama, Ltd. (“Bank of Yokohama”) and The Higashi-Nippon Bank, Limited (“Higashi-Nippon Bank”) based on their agreement concerning the consummation of a share transfer by means of a joint share transfer, as follows:

Article 1	(Share Transfer)

Pursuant to this Share Transfer Plan, as of the Incorporation Date (as defined in Article 7) of the wholly-owning parent company (“Holding Company”) to be newly incorporated through a joint share transfer, the Holding Company shall acquire all issued and outstanding shares of Bank of Yokohama and Higashi-Nippon Bank through a share transfer (this “Share Transfer”).

Article 2	(Purpose, Company Name, Location of Head Office and Total Number of Authorized Shares of Holding Company and Other Matters Prescribed in Articles of Incorporation)

1.	The purpose, company name, location of the head office and the total number of authorized shares of the Holding Company shall be as follows:

(1)	Purpose

The purpose of the Holding Company shall be as stated in Article 2 of its Articles of Incorporation set forth as Annex 1.

(2)	Company name

The company name of the Holding Company shall be “Kabushiki Kaisha Concordia Financial Group” which shall be expressed in English as “Concordia Financial Group, Ltd.”

(3)	Location of head office

The Holding Company shall have its head office in Chuo-ku, Tokyo. The location of the head office shall be 7, Nihonbashi 2-chome, Chuo-ku, Tokyo.

(4)	Total number of authorized shares

The total number of shares authorized to be issued by the Holding Company shall be 3,000,000,000.

2.

The matters to be prescribed in the Articles of Incorporation of the Holding Company other than those specified in the preceding paragraph shall be as stated in the Articles of Incorporation set forth as Annex 1.

Article 3	(Names of Directors, Audit & Supervisory Board Members and Accounting Auditor at the Time of Incorporation of the Holding Company)

1.	The names of the directors at the time of the incorporation of the Holding Company shall be as follows:

Director	Tatsumaro Terazawa

Director	Michito Ishii

Director	Yasuyoshi Oya

Director	Kenichi Kawamura

Outside Director	Minoru Morio

Outside Director	Ken Inoue

Outside Director	Yuzo Takagi

App. A-17

2.	The names of the audit & supervisory board members at the time of the incorporation of the Holding Company shall be as follows:

Audit & Supervisory Board Member	Katsunori Amano

Audit & Supervisory Board Member	Yoji Maekawa

Outside Audit & Supervisory Board Member	Kenjiro Noda

Outside Audit & Supervisory Board Member	Mizuho Ogata

Outside Audit & Supervisory Board Member	Keiichiro Hashimoto

3.	The accounting auditor at the time of the incorporation of the Holding Company shall be as follows:

Deloitte Touche Tohmatsu LLC

Article 4	(Shares to be Delivered by the Holding Company through the Share Transfer and Allotment Thereof)

1.

Upon the Share Transfer, the Holding Company shall deliver, to all shareholders of Bank of Yokohama and Higashi-Nippon Bank as of the time immediately before it acquires all issued shares of Bank of Yokohama and Higashi-Nippon Bank (“Reference Time”), in exchange for the shares of common stock of Bank of Yokohama or Higashi-Nippon Bank held by them, shares of the Holding Company (“Shares to be Delivered”) in a number that is equal to the total of (i) the number of issued and outstanding shares of common stock of Bank of Yokohama at the Reference Time multiplied by 1 and (ii) the number of issued and outstanding shares of common stock of Higashi-Nippon Bank at the Reference Time multiplied by 0.541.

2.

The Holding Company shall allot the Shares to be Delivered to be delivered in accordance with the preceding paragraph to Bank of Yokohama’s and Higashi-Nippon Bank’s shareholders as of the Reference Time using the ratio below (the “Share Transfer Ratio”):

(1)	for each shareholder of Bank of Yokohama, 1 share of common stock of the Holding Company shall be allotted for each share of common stock of Bank of Yokohama held by such shareholder

(2)	for each shareholder of Higashi-Nippon Bank, 0.541 share of common stock of the Holding Company shall be allotted for each share of common stock of Higashi-Nippon Bank held by such shareholder

3.

Any fraction of less than one share in the number of shares of common stock of the Holding Company to be delivered to a shareholder of Bank of Yokohama or Higashi-Nippon Bank in the calculation as per the preceding two paragraphs shall be handled in accordance with Article 234 of the Companies Act (Act No. 86 of July 26, 2005 as amended) and other relevant laws and regulations.

Article 5	(Amount of Paid-in Capital and Capital Reserve of the Holding Company)

The amount of stated capital and surplus reserve of the Holding Company as of the Incorporation Date shall be as follows:

(1)	Amount of stated capital	150,000,000,000 yen

(2)	Amount of capital surplus reserve	37,500,000,000 yen

(3)	Amount of earned surplus reserve	0 yen

(4)	Amount of capital surplus	Amount obtained by deducting the total of (1) and (2) above from the amount of change in shareholders’ equity as set forth in Article 52, paragraph (1) of the Ordinance on Accounting of Companies

App. A-18

Article 6	(Stock Acquisition Rights to be Delivered upon the Share Transfer and Allotment Thereof)

1.	Delivery of stock acquisition rights

(1)

Upon the Share Transfer, the Holding Company shall deliver, to all holders of stock acquisition rights of Bank of Yokohama listed in (i) through (viii) of Column 1 below as of the Reference Time, in exchange for the stock acquisition rights of Bank of Yokohama held by them, stock acquisition rights of the Holding Company listed in Column 2 in a number that is equal to the total number of stock acquisition rights of Bank of Yokohama as of the Reference Time.

	Column 1		Column 2
	Name	Terms	Name	Terms
(i)	The Bank of Yokohama, Ltd.	Annex 2	Concordia Financial Group, Ltd.	Annex 3
	5th Series of Stock Acquisition Rights		1st Series of Stock Acquisition Rights

(ii)	The Bank of Yokohama, Ltd.	Annex 4	Concordia Financial Group, Ltd.	Annex 5
	6th Series of Stock Acquisition Rights		2nd Series of Stock Acquisition Rights

(iii)	The Bank of Yokohama, Ltd.	Annex 6	Concordia Financial Group, Ltd.	Annex 7
	7th Series of Stock Acquisition Rights		3rd Series of Stock Acquisition Rights

(iv)	The Bank of Yokohama, Ltd.	Annex 8	Concordia Financial Group, Ltd.	Annex 9
	8th Series of Stock Acquisition Rights		4th Series of Stock Acquisition Rights

(v)	The Bank of Yokohama, Ltd.	Annex 10	Concordia Financial Group, Ltd.	Annex 11
	9th Series of Stock Acquisition Rights		5th Series of Stock Acquisition Rights

(vi)	The Bank of Yokohama, Ltd.	Annex 12	Concordia Financial Group, Ltd.	Annex 13
	10th Series of Stock Acquisition Rights		6th Series of Stock Acquisition Rights

(vii)	The Bank of Yokohama, Ltd.	Annex 14	Concordia Financial Group, Ltd.	Annex 15
	11th Series of Stock Acquisition Rights		7th Series of Stock Acquisition Rights

(viii)	The Bank of Yokohama, Ltd.	Annex 16	Concordia Financial Group, Ltd.	Annex 17
	12th Series of Stock Acquisition Rights		8th Series of Stock Acquisition Rights

(2)

Upon the Share Transfer, the Holding Company shall deliver, to all holders of stock acquisition rights of Higashi-Nippon Bank listed in (i) through (iv) of Column 1 below as of the Reference Time, in exchange for the stock acquisition rights of Higashi-Nippon Bank held by them, stock acquisition rights of the Holding Company listed in Column 2 in a number that is equal to the total number of stock acquisition rights of Higashi-Nippon Bank as of the Reference Time.

	Column 1		Column 2
	Name	Terms	Name	Terms
(i)	The Higashi-Nippon Bank, Limited	Annex 18	Concordia Financial Group, Ltd.	Annex 19
	1st Series of Stock Acquisition Rights		9th Series of Stock Acquisition Rights

(ii)	The Higashi-Nippon Bank, Limited	Annex 20	Concordia Financial Group, Ltd.	Annex 21
	2nd Series of Stock Acquisition Rights		10th Series of Stock Acquisition Rights

(iii)	The Higashi-Nippon Bank, Limited	Annex 22	Concordia Financial Group, Ltd.	Annex 23
	3rd Series of Stock Acquisition Rights		11th Series of Stock Acquisition Rights

(iv)	The Higashi-Nippon Bank, Limited	Annex 24	Concordia Financial Group, Ltd.	Annex 25
	4th Series of Stock Acquisition Rights		12th Series of Stock Acquisition Rights

2.	Allotment of stock acquisition rights

(1)

Upon the Share Transfer, stock acquisition rights of the Holding Company shall be allotted to each holder of stock acquisition rights of Bank of Yokohama as of the Reference Time at the ratio of one (1) stock acquisition right listed in Column 2 for one (1) stock acquisition right listed in (i) through (viii) of Column 1 of the list set forth in item (1) of the preceding paragraph.

App. A-19

(2)

Upon the Share Transfer, stock acquisition rights of the Holding Company shall be allotted to each holder of stock acquisition rights of Higashi-Nippon Bank as of the Reference Time at the ratio of one (1) stock acquisition right listed in Column 2 for one (1) stock acquisition right listed in (i) through (iv) of Column 1 of the list set forth in item (2) of the preceding paragraph.

Article 7	(Incorporation Date of the Holding Company)

The date on which the incorporation of the Holding Company is to be registered (“Incorporation Date”) shall be April 1, 2016; provided, however, that the foregoing date may be changed upon consultation and written agreement between Bank of Yokohama and Higashi-Nippon Bank if necessary in the course of proceeding with the Share Transfer or under other circumstances.

Article 8	(General Meetings of Shareholders for Approval of Share Transfer Plan)

1.

Bank of Yokohama shall convene an extraordinary general meeting of shareholders on December 21, 2015 to call for a resolution to approve this Share Transfer Plan and other matters necessary for the Share Transfer.

2.

Higashi-Nippon Bank shall convene an extraordinary general meeting of shareholders on December 21, 2015 to call for a resolution to approve this Share Transfer Plan and other matters necessary for the Share Transfer.

3.

The date of the extraordinary general meetings of shareholders specified in the preceding two items, in which a resolution to approve this Share Transfer Plan and other matters necessary for the Share Transfer will be called for, may be changed upon consultation and written agreement between Bank of Yokohama and Higashi-Nippon Bank if necessary in the course of proceeding with the Share Transfer or under other circumstances.

Article 9	(Listing of Shares and Administrator of Shareholder Registry)

1.

Bank of Yokohama and Higashi-Nippon Bank shall, upon mutual consultation in good faith, cooperate with each other in carrying out any procedures necessary to cause the common stock to be issued by the Holding Company to be listed on the First Section of the Tokyo Stock Exchange on the Incorporation Date.

2.	The administrator of shareholder registry upon incorporation of the Holding Company shall be Japan Securities Agents, Ltd.

Article 10	(Dividend of Surplus)

1.

In respect of shares of common stock of Bank of Yokohama, Bank of Yokohama may pay (i) a dividend of up to 5.5 yen per share of common stock from its surplus to its shareholders or registered share pledgees whose names are entered or recorded in its final shareholder registry at September 30, 2015 and (ii) a dividend of up to 8.5 yen per share of common stock from its surplus to its shareholders or registered share pledgees whose names are entered or recorded in its final shareholder registry at March 31, 2016.

2.

In respect of shares of common stock of Higashi-Nippon Bank, Higashi-Nippon Bank may pay (i) a dividend of up to 4.0 yen per share of common stock from its surplus to its shareholders or registered share pledgees whose names are entered or recorded in its final shareholder registry at September 30, 2015 and (ii) a dividend of up to 4.0 yen per share of common stock from its surplus to its shareholders or registered share pledgees whose names are entered or recorded in its final shareholder registry at March 31, 2016.

3.

During the period after the preparation of this Share Transfer Plan until the Incorporation Date, except as set forth in the preceding two items, Bank of Yokohama and Higashi-Nippon Bank may not adopt a resolution regarding any dividend of surplus with the record date that is on or prior to the Incorporation Date unless agreed upon between Bank of Yokohama and Higashi-Nippon Bank by mutual consultation in good faith and in writing.

App. A-20

Article 11	(Cancellation of Treasury Stock)

Upon resolutions at the meetings of the respective board of directors held on or before the day preceding the Incorporation Date, Bank of Yokohama and Higashi-Nippon Bank shall cancel all treasury stock held by them as of the Reference Time (including treasury stock to be acquired in response to dissenting shareholders’ demand to purchase shares in connection with the Share Transfer as stipulated in Article 806, paragraph (1) of the Companies Act).

Article 12	(Conduct of Businesses)

1.

During the period from the date of preparation of this Share Transfer Plan until the Incorporation Date, Bank of Yokohama and Higashi-Nippon Bank shall conduct their respective businesses and manage and operate their respective assets with the due care of a good manager, and shall cause their respective subsidiaries (as set forth in Article 8, paragraph (3) of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements; hereinafter the same) to conduct their respective businesses and manage and operate their respective assets with due care of a good manager.

2.

During the period from the date of preparation of this Share Transfer Plan until the Incorporation Date, unless otherwise provided for in this Share Transfer Plan, Bank of Yokohama and Higashi-Nippon Bank may only conduct, or cause any of their subsidiaries to conduct, any acts which will clearly have a material impact on the consummation of the Share Transfer or the Share Transfer Ratio (other than the acquisition of treasury stock through market purchases carried out in accordance with performance-based shareholder return policy that has been continuing since before the date of preparation of this Share Transfer Plan) after prior consultation and agreement between Bank of Yokohama and Higashi-Nippon Bank.

Article 13	(Effectiveness of this Share Transfer Plan)

This Share Transfer Plan shall lose its effectiveness (i) if the resolutions concerning the approval of this Share Transfer Plan or other matters necessary for the Share Transfer are not adopted at the shareholders’ meeting of Bank of Yokohama or Higashi-Nippon Bank specified in Article 8, (ii) if approvals from the relevant authorities necessary to consummate the Share Transfer by the Incorporation Date (including authorization from the Prime Minister under Article 52-17, paragraph (1) of the Banking Act) are not obtained, or (iii) if the Share Transfer is cancelled pursuant to the following article.

Article 14	(Change of Terms of Share Transfer and Cancellation of Share Transfer)

In the event of (i) the occurrence or revelation of an existence of any event that would materially adversely affect the assets or business of either Bank of Yokohama or Higashi-Nippon Bank, (ii) the occurrence of any event that would materially impede the consummation of the Share Transfer or its becoming apparent that such an event will occur, or (iii) the attainment of the purpose of this Share Transfer Plan becoming extremely difficult, in each case during the period after the preparation of this Share Transfer Plan until the Incorporation Date, Bank of Yokohama and Higashi-Nippon Bank may change the terms of the Share Transfer or other details of this Share Transfer Plan or cancel the Share Transfer upon mutual consultation in good faith and agreement in writing.

Article 15	(Matters for Consultation)

In addition to matters provided for in this Share Transfer Plan, matters not provided for herein or other matters necessary for the Share Transfer shall be determined upon consultation in good faith and agreement between Bank of Yokohama and Higashi-Nippon Bank in accordance with the purpose of this Share Transfer Plan.

(The remainder of this page intentionally left blank.)

App. A-21

IN WITNESS WHEREOF, Bank of Yokohama and Higashi-Nippon Bank have executed this Share Transfer Plan in duplicate by affixing their names and seals hereto and each has retained one original hereof.

September 8, 2015

Bank of Yokohama:

The Bank of Yokohama, Ltd.

1-1, Minatomirai 3-chome, Nishi-ku, Yokohama-shi

Kanagawa, Japan

Tatsumaro Terazawa, Representative Director and President [seal]

Higashi-Nippon Bank:

The Higashi Nippon Bank, Limited

11-2, Nihonbashi 3-chome, Chuo-ku, Tokyo, Japan

Michito Ishii, Representative Director and President [seal]

App. A-22

Annex 1

Articles of Incorporation of Concordia Financial Group, Ltd.

Chapter I. General Provisions

Article 1 (Company Name)

The Company shall be called “Kabushiki Kaisha Concordia Financial Group,” which shall be expressed in English as “Concordia Financial Group, Ltd.”

Article 2 (Purpose)

The purpose of the Company shall be to engage in the following businesses as a bank holding company:

(1)	Management and operation of banks and other companies that the Company may have as subsidiaries under the Banking Act; and

(2)	Any and all businesses incidental or related to the preceding item.

Article 3 (Location of Head Office)

The head office of the Company shall be located in Chuo-ku, Tokyo.

Article 4 (Organizations)

The Company shall establish the following organizations in addition to a general meeting of shareholders and Directors:

(1)	Board of Directors;

(2)	Audit & Supervisory Board Members;

(3)	Audit & Supervisory Board; and

(4)	Accounting Auditor.

Article 5 (Method of Public Notices)

Public notices by the Company shall be given in the form of electronic public notices, provided, however, that in the event that electronic public notices are not available due to any incident or other unavoidable reasons, public notices shall be issued in the Nihon Keizai Shinbun (the “Nikkei”).

Chapter II. Stock

Article 6 (Total Number of Authorized Shares)

The total number of shares authorized to be issued by the Company shall be three billion (3,000,000,000) shares.

Article 7 (Number of Shares Constituting One Unit)

The number of shares that constitutes one unit shall be one hundred (100) shares.

App. A-23

Article 8 (Rights Regarding Shares Constituting Less than One Unit)

Shareholders of the Company may not exercise rights other than those set forth below in relation to shares constituting less than one unit:

(1)	The rights set forth in each item of Article 189, paragraph (2) of the Companies Act;

(2)	The right to make a claim prescribed in Article 166, paragraph (1) of the Companies Act;

(3)	The right to receive allotment of shares for subscription and allotment of stock acquisition rights for subscription in proportion to the number of shares held by the shareholder; and

(4)	The right to make a demand set forth in the following article.

Article 9 (Additional Purchase for Shares Constituting Less than One Unit)

A holder of shares constituting less than one unit of shares of the Company may demand, pursuant to the Share Handling Regulations, that the Company sell to such holder such number of shares needed, together with the number of shares constituting less than one unit held by such holder, to constitute one unit of shares.

Article 10 (Administrator of Shareholder Registry)

1.	The Company shall have an administrator of shareholder registry for the shares of the Company.

2.	The administrator of shareholder registry and the place of its handling office shall be determined by a resolution of the Board of Directors and shall be announced by a public notice.

3.

The preparation and keeping of the shareholder registry and the stock acquisition rights registry of the Company, as well as other administrative matters with respect to the shareholder registry and the stock acquisition rights registry of the Company, shall be entrusted to the administrator of shareholder registry and shall not be handled by the Company.

Article 11 (Share Handling Regulations)

Handling of shares of the Company shall be governed by applicable laws and regulations, these Articles of Incorporation and the Share Handling Regulations established by the Board of Directors.

Chapter III. General Meeting of Shareholders

Article 12 (Convocation)

The ordinary general meeting of shareholders of the Company shall be convened in June of each year and extraordinary general meeting of shareholders may be convened from time to time whenever necessary.

Article 13 (Record Date for the Ordinary General Meeting of Shareholders)

The record date for voting rights at the ordinary general meeting of shareholders of the Company shall be March 31 of each year.

Article 14 (Person Authorized to Convene the Meeting and Chairman)

1.	The general meeting of shareholders of the Company shall be convened and chaired by Director and President.

2.

If the position of Director and President is vacant or he/she is otherwise unable to perform the role, the general meeting of shareholders shall be convened and chaired by another Director, in an order determined in advance by a resolution of the Board of Directors.

App. A-24

Article 15 (Disclosure of Reference Documents for General Meeting of Shareholders via the Internet and Deemed Provision)

In convening the general meeting of shareholders, the Company may deem that it has provided shareholders with information relating to matters to be stated or indicated in reference documents for the general meeting of shareholders, business reports, and nonconsolidated and consolidated financial statements by disclosing such information through the use of the internet, in accordance with the Ordinance of the Ministry of Justice.

Article 16 (Method of Resolution for Shareholders)

1.

Unless otherwise prescribed by laws and regulations or these Articles of Incorporation, resolutions of shareholders shall be adopted by a majority vote of shareholders present who are entitled to exercise their voting rights.

2.

Resolutions provided for in Article 309, paragraph (2) of the Companies Act shall be adopted by not less than two-thirds (2/3) of all votes of shareholders present and representing not less than one-third (1/3) of all votes of shareholders who are entitled to exercise their voting rights.

Article 17 (Exercise of Voting Rights by Proxy)

1.	A shareholder may exercise voting rights through one (1) proxy who is another shareholder of the Company with voting rights.

2.	The shareholder or the proxy of the preceding paragraph shall submit to the Company at each general meeting of shareholders a document certifying the proxy right.

Chapter IV. Directors and Board of Directors

Article 18 (Number of Directors)

The Company shall have not more than ten (10) Directors.

Article 19 (Election)

1.	Directors of the Company shall be elected by a resolution at a general meeting of shareholders.

2.

Election of a Director shall be determined by a majority vote of shareholders present and representing not less than one-third (1/3) of all votes of shareholders who are entitled to exercise their voting rights.

3.	No cumulative voting shall be used for the election of Directors.

Article 20 (Term of Office)

The term of office of a Director shall be until the conclusion of the ordinary general meeting of shareholders relating to the last business year ending within one (1) year after the election of the Director.

Article 21 (Directors with Special Title)

The Board of Directors may elect one (1) Chairman of the Board of Directors, one (1) President, and several Vice Presidents, Managing Executive Officers and Managing Officers, in each case from among its members and by its resolution.

Article 22 (Representative Director)

The Board of Directors shall elect a Representative Director or Representative Directors by its resolution.

App. A-25

Article 23 (Remunerations)

The Directors’ remuneration, bonuses and other financial benefits that they receive from the Company in consideration of the execution of their duties (collectively, “Remunerations”) shall be determined by a resolution at the general meeting of shareholders.

Article 24 (Agreements Regarding Limitation of Liability with Directors)

Pursuant to the provisions of Article 427, paragraph (1) of the Companies Act, the Company may enter into agreements with Directors (excluding those who are Executive Directors) that limit liability for damages prescribed in Article 423, paragraph (1) of the Companies Act, provided, however, that the maximum amount of liability for damages under such agreements shall be the amount prescribed in applicable laws and regulations.

Article 25 (Convocation of Meetings of the Board of Directors and Chairman)

1.	Notices of convocation for meetings of the Board of Directors shall be sent to each Director and each Audit & Supervisory Board Member at least three (3) days before the date of the meeting.

2.	Meetings of the Board of Directors may be held without following the procedures for convocation if all Directors and all Audit & Supervisory Board Members unanimously consent.

3.

Unless otherwise prescribed by applicable laws and regulations, meetings of the Board of Directors shall be convened and chaired by Director and President. If the position of Director and President is vacant or he/she is otherwise unable to perform the role, meetings of the Board of Directors shall be convened and chaired by another Director, in an order determined in advance by a resolution of the Board of Directors.

Article 26 (Method of Resolution for Directors)

1.

Resolutions of the Board of Directors shall be, unless otherwise prescribed in applicable laws and regulations, adopted by a majority of Directors present at the meeting in which a majority of the Directors who are entitled to participate in the resolution are present.

2.

If all Directors who are entitled to participate in a resolution consent in writing or by electromagnetic record to any proposal in relation to a matter which requires a resolution of the Board of Directors, the Company shall deem that a resolution of the Board of Directors approving such matter was adopted, provided, however, that the foregoing shall not apply if any Audit & Supervisory Board Member expresses an objection to such treatment.

Article 27 (Regulation of the Board of Directors)

Matters concerning the Board of Directors shall be governed by applicable laws and regulations, these Articles of Incorporation and the Regulation of the Board of Directors.

Chapter V. Audit & Supervisory Board Members and Audit & Supervisory Board

Article 28 (Number of Audit & Supervisory Board Members)

The Company shall have not more than five (5) Audit & Supervisory Board Members.

App. A-26

Article 29 (Election)

1.	The Audit & Supervisory Board Members of the Company shall be elected by a resolution at the general meeting of shareholders.

2.

Election of Audit & Supervisory Board Members shall be determined by a majority vote of shareholders present and representing not less than one-third (1/3) of all votes of shareholders who are entitled to exercise their voting rights.

Article 30 (Term of Office)

1.

The term of office of an Audit & Supervisory Board Member shall be until the conclusion of the ordinary general meeting of shareholders relating to the last business year ending within four (4) years after the election of the Audit & Supervisory Board Member.

2.

The term of office of any Audit & Supervisory Board Member elected to fill a vacancy of an Audit & Supervisory Board Member who retired prior to the expiry of his/her term of office shall expire on the day that his/her predecessor’s term of office would have ended.

Article 31 (Standing Audit & Supervisory Board Members)

The Audit & Supervisory Board shall elect Standing Audit & Supervisory Board Members by its resolution.

Article 32 (Remunerations)

The Audit & Supervisory Board Members’ Remunerations shall be determined by a resolution at the general meeting of shareholders.

Article 33 (Agreements Regarding Limitation of Liability with Audit & Supervisory Board Members)

Pursuant to the provisions of Article 427, paragraph (1) of the Companies Act, the Company may enter into agreements with Audit & Supervisory Board Members that limit liability for damages prescribed in Article 423, paragraph (1) of the Companies Act, provided, however, that the maximum amount of liability for damages under such agreements shall be the amount prescribed in applicable laws and regulations.

Article 34 (Convocation of Meetings of the Audit & Supervisory Board)

1.	Notices of convocation for meetings of the Audit & Supervisory Board shall be sent to each Audit & Supervisory Board Member at least three (3) days before the date of the meeting.

2.	Meetings of the Audit & Supervisory Board may be held without following the procedures for convocation if all Audit & Supervisory Board Members unanimously consent.

Article 35 (Regulation of the Audit & Supervisory Board)

Matters concerning the Audit & Supervisory Board shall be governed by applicable laws and regulations, these Articles of Incorporation and the Regulation of the Audit & Supervisory Board.

Chapter VI. Accounting Auditor

Article 36 (Election)

Accounting auditor of the Company shall be elected by a resolution at the general meeting of shareholders.

App. A-27

Article 37 (Term of Office)

1.

The term of office of an accounting auditor shall be until the conclusion of the ordinary general meeting of shareholders relating to the last business year ending within one (1) year after the election of the accounting auditor.

2.

In the absence of any resolution to the contrary at the ordinary general meeting of shareholders mentioned in the preceding paragraph, the accounting auditor shall be deemed to have been reelected at the relevant ordinary general meeting of shareholders.

Chapter VII. Accounting

Article 38 (Business Year)

The business year of the Company shall be one (1) year commencing on April 1 of each year and ending on March 31 of the following year.

Article 39 (Organization Which Determines Dividend from Surplus)

The Company may, unless otherwise prescribed in applicable laws and regulations, determine any dividend from surplus and other matters specified in each item of Article 459, paragraph (1) of the Companies Act by resolution of its Board of Directors.

Article 40 (Record Date for Dividend Payment from Surplus)

1.	The record date for year-end dividends of the Company shall be March 31 of each year.

2.	The record date for interim dividends of the Company shall be September 30 of each year.

3.	In addition to the above, the Company may distribute dividends from surplus by determining the record date.

Article 41 (Limitation in Period of Payment of Dividends)

If the property to be distributed as dividend is cash, the Company shall be relieved from the obligation to pay any dividend that remains unclaimed after the lapse of five (5) years from the date of commencement of payment thereof.

Supplementary Provisions

Article 1 (Initial Remunerations of Directors and Audit & Supervisory Board Members)

1.

Notwithstanding Article 23, the total amount of Remunerations of Directors from the date of incorporation of the Company to the conclusion of the first ordinary general meeting of shareholders shall not exceed 480,000,000 yen per annum (of which Remunerations of Outside Directors shall not exceed 50,000,000 yen per annum).

2.

Notwithstanding Article 32, the total amount of Remunerations of the Audit & Supervisory Board Members from the date of incorporation of the Company to the conclusion of the first ordinary general meeting of shareholders shall not exceed 120,000,000 yen per annum.

3.

Notwithstanding Article 23 and Paragraph 1 of this article, the amount of Remunerations of Directors from the date of incorporation of the Company to the conclusion of the first ordinary general meeting

App. A-28

of shareholders that is in the form of stock acquisition rights that are allotted as stock-based compensation shall not exceed 60,000,000 yen per annum. Such stock acquisition rights shall have the following terms:

(i)	Type of stock and number of shares underlying stock acquisition rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock, the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued after adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

In addition to the above, if it becomes necessary to adjust the Number of Shares to be Issued due to a merger or a split of the Company or other similar reasons, the Company may adjust the Number of Shares to be Issued to a reasonable extent in an appropriate manner.

(ii)	Total number of stock acquisition rights

The total number of stock acquisition rights of the Company to be allotted to Directors (other than Outside Directors) per annum shall not exceed 800.

(iii)	Amount to be paid for stock acquisition rights

Amount to be paid for a stock acquisition right shall be determined by the Board of Directors based on the fair value of the stock acquisition right calculated using the Black-Scholes Model in issuing the stock acquisition right. The right to remuneration from the Company held by a Director who is allotted stock acquisition rights shall be offset against the obligation to pay the amount to be paid for stock acquisition rights.

(iv)	Value of property to be contributed upon exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to the exercise price of one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

(v)	Period during which stock acquisition rights can be exercised

The period during which stock acquisition rights can be exercised shall be a period determined by the Board of Directors that is within 30 years from the day on which stock acquisition right is allotted.

(vi)	Restrictions on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

(vii)	Conditions for exercise of stock acquisition rights

The Board of Directors of the Company shall determine the conditions of exercise of stock acquisition rights, such as that a holder of stock acquisition rights may only exercise stock acquisition rights in whole during a period from the day following the date on which the holder loses his/her position as

App. A-29

either a Director or executive officer of the Company until the final day of the period during which the stock acquisition rights can be exercised.

(viii)	Other terms and conditions of stock acquisition rights

Other terms and conditions of stock acquisition rights shall be determined at the meeting of the Board of Directors at which the subscription terms of the stock acquisition rights are determined.

Article 2 (Acquisition of Treasury Stock)*

The Company may acquire treasury stock, through market purchases or otherwise, by a resolution of the Board of Directors pursuant to Article 165, paragraph (2) of the Companies Act.

Article 3 (Interim Dividends)*

The Company may, upon resolution of the Board of Directors, distribute interim dividends from its surplus in the form of cash as prescribed by Article 454, paragraph (5) of the Companies Act to its shareholders or registered share pledgees whose names are entered or recorded in its final shareholder registry at September 30, 2016.

Article 4 (Deletion of Supplementary Provisions)

These supplementary provisions shall be deleted at the conclusion of the first ordinary general meeting of shareholders of the Company.

End

*

Note to this English translation: Articles 2 and 3 were added to these Supplementary Provisions of the Articles of Incorporation pursuant to a Memorandum of Understanding dated October 30, 2015 between The Bank of Yokohama, Ltd. and The Higashi-Nippon Bank, Limited which amended the Business Integration Agreement and the Share Transfer Plan solely in order to add these articles.

App. A-30

Annex 2

Details of The Bank of Yokohama, Ltd. 5th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

The Bank of Yokohama, Ltd. 5th Series of Stock Acquisition Rights

2.	Type of Stock and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From July 10, 2008 to July 9, 2038

App. A-31

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 40, paragraph (1) of the Ordinance on Company Accounting (the Ordinance on Company Accounting before amendments by the Ordinance of the Ministry of Justice No. 12 of March 19, 2008), with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on

App. A-32

which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-33

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with board committees), Audit & Supervisory Board Member or executive officer of the Company (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 9, 2037

From July 10, 2037 to July 9, 2038

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

The amount to be paid for each stock acquisition right shall be the amount equal to (i) the option price per share calculated by the following formula using the basic values set forth in (2) through (7) below multiplied by (ii) the Number of Shares to be Issued.

where

(1)	Option price per share (C)

(2)

Stock price (S): Closing price of regular trading of shares of common stock of the Company on the Tokyo Stock Exchange, Inc. (“TSE”) on July 9, 2008 (if there is no such closing price, the base price of the next trading day)

(3)	Exercise price (X): One (1) yen

(4)	Expected remaining time to maturity (T): 4 years and 11 months

(5)

Volatility (s): Stock price fluctuation rate calculated based on the closing price of regular trading of shares of common stock of the Company on the TSE on each trading day during a 4 year and 11 month-period (from August 8, 2003 to July 9, 2008)

App. A-34

(6)	Risk-free interest rate (r): Interest rate of the Japanese government bonds whose remaining years to maturity correspond to the Expected remaining time to maturity

(7)	Dividend yield (q): Dividend per share (the actual dividend for the last 12 months (dividend for September 2007 and for March 2008)) divided by the Stock price as determined in (2) above

(8)	Cumulative distribution function of the standard normal distribution (N(•))

12.	Date of Allotment of Stock Acquisition Rights

July 9, 2008

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-35

Annex 3

Concordia Financial Group, Ltd. 1st Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

Concordia Financial Group, Ltd. 1st Series of Stock Acquisition Rights

2.	Type of Stock and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From April 1, 2016 to July 9, 2038

App. A-36

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange

App. A-37

takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-38

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with a nominating committee), Audit & Supervisory Board Member or executive officer of The Bank of Yokohama, Ltd. (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 9, 2037

From July 10, 2037 to July 9, 2038

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

No amount is required to be paid for stock acquisition rights.

12.	Date of Allotment of Stock Acquisition Rights

April 1, 2016

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-39

Annex 4

Details of The Bank of Yokohama, Ltd. 6th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

The Bank of Yokohama, Ltd. 6th Series of Stock Acquisition Rights

2.	Type of Stock, Nature, and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company (standard shares of the Company with no restrictions on rights and with the number of shares per unit of 1000 shares) and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

App. A-40

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From July 9, 2009 to July 8, 2039

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on

App. A-41

which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-42

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with board committees), Audit & Supervisory Board Member or executive officer of the Company (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 8, 2038

From July 9, 2038 to July 8, 2039

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

The amount to be paid for each stock acquisition right shall be the amount equal to (i) the option price per share calculated by the following formula using the basic values set forth in (2) through (7) below multiplied by (ii) the Number of Shares to be Issued.

where

(1)	Option price per share (C)

(2)

Stock price (S): Closing price of regular trading of shares of common stock of the Company on the Tokyo Stock Exchange, Inc. (“TSE”) on July 8, 2009 (if there is no such closing price, the base price of the next trading day)

(3)	Exercise price (X): One (1) yen

(4)	Expected remaining time to maturity (T): 5 years and 1 month

(5)

Volatility (s): Stock price fluctuation rate calculated based on the closing price of regular trading of shares of common stock of the Company on the TSE on each trading day during a 5 year and 1 month-period (from June 8, 2004 to July 8, 2009)

App. A-43

(6)	Risk-free interest rate (r): Interest rate of the Japanese government bonds whose remaining years to maturity correspond to the Expected remaining time to maturity

(7)	Dividend yield (q): Dividend per share (the actual dividend for the last 12 months (dividend for September 2008 and for March 2009)) divided by the Stock price as determined in (2) above

(8)	Cumulative distribution function of the standard normal distribution (N(•))

12.	Date of Allotment of Stock Acquisition Rights

July 8, 2009

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-44

Annex 5

Concordia Financial Group, Ltd. 2nd Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

Concordia Financial Group, Ltd. 2nd Series of Stock Acquisition Rights

2.	Type of Stock, Nature, and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company (standard shares of the Company with no restrictions on rights and with the number of shares per unit of 100 shares) and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

App. A-45

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From April 1, 2016 to July 8, 2039

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders

App. A-46

who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

App. A-47

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with a nominating committee), Audit & Supervisory Board Member or executive officer of The Bank of Yokohama, Ltd. (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 8, 2038

From July 9, 2038 to July 8, 2039

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

No amount is required to be paid for stock acquisition rights.

12.	Date of Allotment of Stock Acquisition Rights

April 1, 2016

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-48

Annex 6

Details of The Bank of Yokohama, Ltd. 7th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

The Bank of Yokohama, Ltd. 7th Series of Stock Acquisition Rights

2.	Type of Stock, Nature, and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company (standard shares of the Company with no restrictions on rights and with the number of shares per unit of 1000 shares) and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

App. A-49

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From July 8, 2010 to July 7, 2040

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the

App. A-50

incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-51

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with board committees), Audit & Supervisory Board Member or executive officer of the Company (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 7, 2039

From July 8, 2039 to July 7, 2040

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

The amount to be paid for each stock acquisition right shall be the amount equal to (i) the option price per share calculated by the following formula using the basic values set forth in (2) through (7) below multiplied by (ii) the Number of Shares to be Issued.

where

(1)	Option price per share (C)

(2)

Stock price (S): Closing price of regular trading of shares of common stock of the Company on the Tokyo Stock Exchange, Inc. (“TSE”) on July 7, 2010 (if there is no such closing price, the base price of the next trading day)

(3)	Exercise price (X): One (1) yen

(4)	Expected remaining time to maturity (T): 5 years and 0 month

(5)

Volatility (s): Stock price fluctuation rate calculated based on the closing price of regular trading of shares of common stock of the Company on the TSE on each trading day during a 5 year and 0 month-period (from July 7, 2005 to July 7, 2010)

App. A-52

(6)	Risk-free interest rate (r): Interest rate of the Japanese government bonds whose remaining years to maturity correspond to the Expected remaining time to maturity

(7)	Dividend yield (q): Dividend per share (the actual dividend for the last 12 months (dividend for September 2009 and for March 2010)) divided by the Stock price as determined in (2) above

(8)	Cumulative distribution function of the standard normal distribution (N(•))

12.	Date of Allotment of Stock Acquisition Rights

July 7, 2010

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-53

Annex 7

Concordia Financial Group, Ltd. 3rd Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

Concordia Financial Group, Ltd. 3rd Series of Stock Acquisition Rights

2.	Type of Stock, Nature, and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company (standard shares of the Company with no restrictions on rights and with the number of shares per unit of 100 shares) and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From April 1, 2016 to July 7, 2040

App. A-54

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange

App. A-55

takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-56

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with a nominating committee), Audit & Supervisory Board Member or executive officer of The Bank of Yokohama, Ltd. (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 7, 2039

From July 8, 2039 to July 7, 2040

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

No amount is required to be paid for stock acquisition rights.

12.	Date of Allotment of Stock Acquisition Rights

April 1, 2016

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-57

Annex 8

Details of The Bank of Yokohama, Ltd. 8th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

The Bank of Yokohama, Ltd. 8th Series of Stock Acquisition Rights

2.	Type of Stock, Nature, and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company (standard shares of the Company with no restrictions on rights and with the number of shares per unit of 1000 shares) and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From July 7, 2011 to July 6, 2041

App. A-58

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange

App. A-59

takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-60

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with board committees), Audit & Supervisory Board Member or executive officer of the Company (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 6, 2040

From July 7, 2040 to July 6, 2041

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

The amount to be paid for each stock acquisition right shall be the amount equal to (i) the option price per share calculated by the following formula using the basic values set forth in (2) through (7) below multiplied by (ii) the Number of Shares to be Issued.

where

(1)	Option price per share (C)

(2)

Stock price (S): Closing price of regular trading of shares of common stock of the Company on the Tokyo Stock Exchange, Inc. (“TSE”) on July 6, 2011 (if there is no such closing price, the base price of the next trading day)

(3)	Exercise price (X): One (1) yen

(4)	Expected remaining time to maturity (T): 5 years and 1 month

(5)

Volatility (s): Stock price fluctuation rate calculated based on the closing price of regular trading of shares of common stock of the Company on the TSE on each trading day during a 5 year and 1 month-period (from June 6, 2006 to July 6, 2011)

(6)	Risk-free interest rate (r): Interest rate of the Japanese government bonds whose remaining years to maturity correspond to the Expected remaining time to maturity

App. A-61

(7)	Dividend yield (q): Dividend per share (the actual dividend for the last 12 months (dividend for September 2010 and for March 2011)) divided by the Stock price as determined in (2) above

(8)	Cumulative distribution function of the standard normal distribution (N(•))

12.	Date of Allotment of Stock Acquisition Rights

July 6, 2011

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-62

Annex 9

Concordia Financial Group, Ltd. 4th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

Concordia Financial Group, Ltd. 4th Series of Stock Acquisition Rights

2.	Type of Stock, Nature, and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company (standard shares of the Company with no restrictions on rights and with the number of shares per unit of 100 shares) and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From April 1, 2016 to July 6, 2041

App. A-63

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange

App. A-64

takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-65

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with a nominating committee), Audit & Supervisory Board Member or executive officer of The Bank of Yokohama, Ltd. (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 6, 2040

From July 7, 2040 to July 6, 2041

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

No amount is required to be paid for stock acquisition rights.

12.	Date of Allotment of Stock Acquisition Rights

April 1, 2016

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-66

Annex 10

Details of The Bank of Yokohama, Ltd. 9th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

The Bank of Yokohama, Ltd. 9th Series of Stock Acquisition Rights

2.	Type of Stock, Nature, and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company (standard shares of the Company with no restrictions on rights and with the number of shares per unit of 1000 shares) and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From July 6, 2012 to July 5, 2042

App. A-67

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange

App. A-68

takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-69

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with board committees), Audit & Supervisory Board Member or executive officer of the Company (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 5, 2041

From July 6, 2041 to July 5, 2042

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

The amount to be paid for each stock acquisition right shall be the amount equal to (i) the option price per share calculated by the following formula using the basic values set forth in (2) through (7) below multiplied by (ii) the Number of Shares to be Issued.

where

(1)	Option price per share (C)

(2)

Stock price (S): Closing price of regular trading of shares of common stock of the Company on the Tokyo Stock Exchange, Inc. (“TSE”) on July 5, 2012 (if there is no such closing price, the base price of the next trading day)

(3)	Exercise price (X): One (1) yen

(4)	Expected remaining time to maturity (T): 5 years and 1 month

(5)

Volatility (s): Stock price fluctuation rate calculated based on the closing price of regular trading of shares of common stock of the Company on the TSE on each trading day during a 5 year and 1 month-period (from June 5, 2007 to July 5, 2012)

App. A-70

(6)	Risk-free interest rate (r): Interest rate of the Japanese government bonds whose remaining years to maturity correspond to the Expected remaining time to maturity

(7)	Dividend yield (q): Dividend per share (the actual dividend for the last 12 months (dividend for September 2011 and for March 2012)) divided by the Stock price as determined in (2) above

(8)	Cumulative distribution function of the standard normal distribution (N(•))

12.	Date of Allotment of Stock Acquisition Rights

July 5, 2012

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-71

Annex 11

Concordia Financial Group, Ltd. 5th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

Concordia Financial Group, Ltd. 5th Series of Stock Acquisition Rights

2.	Type of Stock, Nature, and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company (standard shares of the Company with no restrictions on rights and with the number of shares per unit of 100 shares) and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From April 1, 2016 to July 5, 2042

App. A-72

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange takes effect, or the date on which the wholly-owning parent company is incorporated through share

App. A-73

transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-74

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with a nominating committee), Audit & Supervisory Board Member or executive officer of The Bank of Yokohama, Ltd. (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 5, 2041

From July 6, 2041 to July 5, 2042

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

No amount is required to be paid for stock acquisition rights

12.	Date of Allotment of Stock Acquisition Rights

April 1, 2016

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-75

Annex 12

Details of The Bank of Yokohama, Ltd. 10th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

The Bank of Yokohama, Ltd. 10th Series of Stock Acquisition Rights

2.	Type of Stock, Nature, and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company (standard shares of the Company with no restrictions on rights and with the number of shares per unit of 1000 shares) and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From July 5, 2013 to July 4, 2043

App. A-76

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange

App. A-77

takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-78

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with board committees), Audit & Supervisory Board Member or executive officer of the Company (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 4, 2042

From July 5, 2042 to July 4, 2043

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

The amount to be paid for each stock acquisition right shall be the amount equal to (i) the option price per share calculated by the following formula using the basic values set forth in (2) through (7) below multiplied by (ii) the Number of Shares to be Issued.

where

(1)	Option price per share (C)

(2)

Stock price (S): Closing price of regular trading of shares of common stock of the Company on the Tokyo Stock Exchange, Inc. (“TSE”) on July 4, 2013 (if there is no such closing price, the base price of the next trading day)

(3)	Exercise price (X): One (1) yen

(4)	Expected remaining time to maturity (T): 5 years and 1 month

(5)

Volatility (s): Stock price fluctuation rate calculated based on the closing price of regular trading of shares of common stock of the Company on the TSE on each trading day during a 5 year and 1 month-period (from June 4, 2008 to July 4, 2013)

App. A-79

(6)	Risk-free interest rate (r): Interest rate of the Japanese government bonds whose remaining years to maturity correspond to the Expected remaining time to maturity

(7)	Dividend yield (q): Dividend per share (the actual dividend for the last 12 months (dividend for September 2012 and for March 2013)) divided by the Stock price as determined in (2) above

(8)	Cumulative distribution function of the standard normal distribution (N(•))

12.	Date of Allotment of Stock Acquisition Rights

July 4, 2013

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-80

Annex 13

Concordia Financial Group, Ltd. 6th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

Concordia Financial Group, Ltd. 6th Series of Stock Acquisition Rights

2.	Type of Stock, Nature, and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company (standard shares of the Company with no restrictions on rights and with the number of shares per unit of 100 shares) and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From April 1, 2016 to July 4, 2043

App. A-81

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange

App. A-82

takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-83

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with a nominating committee), Audit & Supervisory Board Member or executive officer of The Bank of Yokohama, Ltd. (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 4, 2042

From July 5, 2042 to July 4, 2043

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

No amount is required to be paid for stock acquisition rights.

12.	Date of Allotment of Stock Acquisition Rights

April 1, 2016

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-84

Annex 14

Details of The Bank of Yokohama, Ltd. 11th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

The Bank of Yokohama, Ltd. 11th Series of Stock Acquisition Rights

2.	Type of Stock, Nature, and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company (standard shares of the Company with no restrictions on rights and with the number of shares per unit of 1000 shares) and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From July 5, 2014 to July 4, 2044

App. A-85

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange

App. A-86

takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-87

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with board committees), Audit & Supervisory Board Member or executive officer of the Company (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 4, 2043

From July 5, 2043 to July 4, 2044

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

The amount to be paid for each stock acquisition right shall be the amount equal to (i) the option price per share calculated by the following formula using the basic values set forth in (2) through (7) below multiplied by (ii) the Number of Shares to be Issued.

where

(1)	Option price per share (C)

(2)

Stock price (S): Closing price of regular trading of shares of common stock of the Company on the Tokyo Stock Exchange, Inc. (“TSE”) on July 4, 2014 (if there is no such closing price, the base price of the next trading day)

(3)	Exercise price (X): One (1) yen

(4)	Expected remaining time to maturity (T): 5 years and 1 month

(5)

Volatility (s): Stock price fluctuation rate calculated based on the closing price of regular trading of shares of common stock of the Company on the TSE on each trading day during a 5 year and 1 month-period (from June 4, 2009 to July 4, 2014)

App. A-88

(6)	Risk-free interest rate (r): Interest rate of the Japanese government bonds whose remaining years to maturity correspond to the Expected remaining time to maturity

(7)	Dividend yield (q): Dividend per share (the actual dividend for the last 12 months (dividend for September 2013 and for March 2014)) divided by the Stock price as determined in (2) above

(8)	Cumulative distribution function of the standard normal distribution (N(•))

12.	Date of Allotment of Stock Acquisition Rights

July 4, 2014

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-89

Annex 15

Concordia Financial Group, Ltd. 7th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

Concordia Financial Group, Ltd. 7th Series of Stock Acquisition Rights

2.	Type of Stock, Nature, and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company (standard shares of the Company with no restrictions on rights and with the number of shares per unit of 100 shares) and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From April 1, 2016 to July 4, 2044

App. A-90

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange

App. A-91

takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-92

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with a nominating committee), Audit & Supervisory Board Member or executive officer of The Bank of Yokohama, Ltd. (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 4, 2043

From July 5, 2043 to July 4, 2044

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

No amount is required to be paid for stock acquisition rights.

12.	Date of Allotment of Stock Acquisition Rights

April 1, 2016

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-93

Annex 16

Details of The Bank of Yokohama, Ltd. 12th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

The Bank of Yokohama, Ltd. 12th Series of Stock Acquisition Rights

2.	Type of Stock, Nature, and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company (standard shares of the Company with no restrictions on rights and with the number of shares per unit of 1000 shares) and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From July 7, 2015 to July 6, 2045

App. A-94

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which

App. A-95

a company is incorporated through the incorporation-type company split, the date on which share exchange takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-96

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with board committees), Audit & Supervisory Board Member or executive officer of the Company (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 6, 2044

From July 7, 2044 to July 6, 2045

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

The amount to be paid for each stock acquisition right shall be the amount equal to (i) the option price per share calculated by the following formula using the basic values set forth in (2) through (7) below multiplied by (ii) the Number of Shares to be Issued.

where

(1)	Option price per share (C)

(2)

Stock price (S): Closing price of regular trading of shares of common stock of the Company on the Tokyo Stock Exchange, Inc. (“TSE”) on July 6, 2015 (if there is no such closing price, the base price of the next trading day)

(3)	Exercise price (X): One (1) yen

(4)	Expected remaining time to maturity (T): 5 years and 2 months

(5)

Volatility (s): Stock price fluctuation rate calculated based on the closing price of regular trading of shares of common stock of the Company on the TSE on each trading day during a 5 year and 2 month-period (from May 6, 2010 to July 6, 2015)

App. A-97

(6)	Risk-free interest rate (r): Interest rate of the Japanese government bonds whose remaining years to maturity correspond to the Expected remaining time to maturity

(7)	Dividend yield (q): Dividend per share (the actual dividend for the last 12 months (dividend for September 2014 and for March 2015)) divided by the Stock price as determined in (2) above

(8)	Cumulative distribution function of the standard normal distribution (N(.))

12.	Date of Allotment of Stock Acquisition Rights

July 6, 2015

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-98

Annex 17

Concordia Financial Group, Ltd. 8th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

Concordia Financial Group, Ltd. 8th Series of Stock Acquisition Rights

2.	Type of Stock, Nature, and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company (standard shares of the Company with no restrictions on rights and with the number of shares per unit of 100 shares) and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders of the Company for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

In addition to the above, if it is appropriate to adjust the Number of Shares to be Issued after the Allotment Date, the Company may adjust the Number of Shares to be Issued to a reasonable extent.

A fraction of less than one share arising as a result of such adjustment shall be rounded down.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From April 1, 2016 to July 6, 2045

App. A-99

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Lapse of Stock Acquisition Rights and Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange

App. A-100

takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the amount to be paid after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with 8.(3) above). The “amount to be paid after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-101

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as either a Director (including an executive officer in a company with a nominating committee), Audit & Supervisory Board Member or executive officer of The Bank of Yokohama, Ltd. (the “Commencement Date of Exercise”).

(2)

Notwithstanding 10.(1) above, in the event of (i) or (ii) below (in the case of (ii), excluding the case where stock acquisition rights of the Reorganized Company are allotted to the Stock Acquisition Right Holder in accordance with 8 above), the Stock Acquisition Right Holder may exercise the stock acquisition rights only within the period specified in each of (i) and (ii):

(i)	In the case where the Commencement Date of Exercise does not arrive on or before July 6, 2044

From July 7, 2044 to July 6, 2045

(ii)

In the case where a proposal for approval of a merger agreement under which the Company becomes the dissolving company, or a proposal for approval of a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors or decision of a Representative Executive Officer)

Within one (1) month from the day following the date of the relevant approval

(3)	If the Stock Acquisition Right Holder forfeits his or her stock acquisition rights, the relevant stock acquisition rights may not be exercised.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

No amount is required to be paid for stock acquisition rights.

12.	Date of Allotment of Stock Acquisition Rights

April 1, 2016

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-102

Annex 18

Details of The Higashi-Nippon Bank, Limited 1st Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

The Higashi-Nippon Bank, Limited 1st Series of Stock Acquisition Rights

2.	Type of Stock and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock on or after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below and any resulting fraction of less than one share arising therefrom shall be rounded down.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split (if no record date is defined, the effective date of the share split) and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

If it is necessary to adjust the Number of Shares to be Issued due to merger or company split or occasions similar thereto on or after the Allotment Date, the Company may adjust the Number of Shares to be Issued, as appropriate, to a reasonable extent.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the exercise price of one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From September 12, 2012 to September 11, 2042

App. A-103

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors of the Company.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange

App. A-104

takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the exercise price after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with (3) above). The “exercise price after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-105

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as a Director of the Company.

(2)	The above shall not apply to a person who inherited the stock acquisition rights.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

The amount to be paid for each stock acquisition right shall be the amount equal to (i) the option price per share calculated using the basic values set forth in (2) through (7) below (fractions of less than one (1) yen shall be rounded up to the nearest yen) multiplied by (ii) the Number of Shares to be Issued according to the formula of the Black-Scholes model below.

where

(1)	Option price per share (C)

(2)

Stock price (S): Closing price of regular trading of shares of common stock of the Company on the Tokyo Stock Exchange, Inc. (“TSE”) on September 11, 2012 (if there is no such closing price, the base price of the next trading day)

(3)	Exercise price (X): One (1) yen

(4)	Expected remaining time to maturity (T): 1 year and 7 months

(5)

Volatility (s): Stock price fluctuation rate calculated based on the closing price of regular trading of shares of common stock of the Company on the TSE on each trading day during a 1 year and 7 month-period (from February 11, 2011 to September 11, 2012)

(6)	Risk-free interest rate (r): Interest rate of the Japanese government bonds whose remaining years to maturity correspond to the Expected remaining time to maturity

(7)	Dividend yield (q): Dividend per share (the actual dividend for the last 12 months (dividend for September 2011 and for March 2012)) divided by the Stock price as determined in (2) above

(8)	Cumulative distribution function of the standard normal distribution (N(•))

12.	Date of Allotment of Stock Acquisition Rights

September 11, 2012

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-106

Annex 19

Concordia Financial Group, Ltd. 9th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

Concordia Financial Group, Ltd. 9th Series of Stock Acquisition Rights

2.	Type of Stock and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 54.1 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock on or after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below and any resulting fraction of less than one share arising therefrom shall be rounded down.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split (if no record date is defined, the effective date of the share split) and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

If it is necessary to adjust the Number of Shares to be Issued due to merger or company split or occasions similar thereto on or after the Allotment Date, the Company may adjust the Number of Shares to be Issued, as appropriate, to a reasonable extent.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the exercise price of one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From April 1, 2016 to September 11, 2042

App. A-107

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors of the Company.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange

App. A-108

takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the exercise price after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with (3) above). The “exercise price after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-109

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as a Director of The Higashi-Nippon Bank, Limited.

(2)	The above shall not apply to a person who inherited the stock acquisition rights.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

No amount is required to be paid for stock acquisition rights.

12.	Date of Allotment of Stock Acquisition Rights

April 1, 2016

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-110

Annex 20

Details of The Higashi-Nippon Bank, Limited 2nd Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

The Higashi-Nippon Bank, Limited 2nd Series of Stock Acquisition Rights

2.	Type of Stock and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock on or after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below and any resulting fraction of less than one share arising therefrom shall be rounded down.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split (if no record date is defined, the effective date of the share split) and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

If it is necessary to adjust the Number of Shares to be Issued due to merger or company split or occasions similar thereto on or after the Allotment Date, the Company may adjust the Number of Shares to be Issued, as appropriate, to a reasonable extent.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the exercise price of one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From August 14, 2013 to August 13, 2043

App. A-111

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors of the Company.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which

App. A-112

a company is incorporated through the incorporation-type company split, the date on which share exchange takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the exercise price after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with (3) above). The “exercise price after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-113

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as a Director of the Company.

(2)

The above shall not apply to a person who inherited the stock acquisition rights or a person to whom the stock acquisition rights were transferred pursuant to a resolution of the Board of Directors approving the acquisition of stock acquisition rights through transfer.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

The amount to be paid for each stock acquisition right shall be the amount equal to (i) the option price per share calculated using the basic values set forth in (2) through (7) below (fractions of less than one (1) yen shall be rounded up to the nearest yen) multiplied by (ii) the Number of Shares to be Issued according to the formula of the Black-Scholes model below.

where

(1)	Option price per share (C)

(2)

Stock price (S): Closing price of regular trading of shares of common stock of the Company on the Tokyo Stock Exchange, Inc. (“TSE”) on August 13, 2013 (if there is no such closing price, the base price of the next trading day)

(3)	Exercise price (X): One (1) yen

(4)	Expected remaining time to maturity (T): 7 months

(5)

Volatility (s): Stock price fluctuation rate calculated based on the closing price of regular trading of shares of common stock of the Company on the TSE on each trading day during a 7 month-period (from January 13, 2013 to August 13, 2013)

(6)	Risk-free interest rate (r): Interest rate of the Japanese government bonds whose remaining years to maturity correspond to the Expected remaining time to maturity

(7)	Dividend yield (q): Dividend per share (the actual dividend for the last 12 months (dividend for September 2012 and for March 2013)) divided by the Stock price as determined in (2) above

(8)	Cumulative distribution function of the standard normal distribution (N(•))

12.	Date of Allotment of Stock Acquisition Rights

August 13, 2013

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-114

Annex 21

Concordia Financial Group, Ltd. 10th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

Concordia Financial Group, Ltd. 10th Series of Stock Acquisition Rights

2.	Type of Stock and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 54.1 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock on or after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below and any resulting fraction of less than one share arising therefrom shall be rounded down.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split (if no record date is defined, the effective date of the share split) and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

If it is necessary to adjust the Number of Shares to be Issued due to merger or company split or occasions similar thereto on or after the Allotment Date, the Company may adjust the Number of Shares to be Issued, as appropriate, to a reasonable extent.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the exercise price of one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From April 1, 2016 to August 13, 2043

App. A-115

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors of the Company.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which

App. A-116

a company is incorporated through the incorporation-type company split, the date on which share exchange takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the exercise price after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with (3) above). The “exercise price after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-117

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as a Director of The Higashi-Nippon Bank, Limited.

(2)

The above shall not apply to a person who inherited the stock acquisition rights or a person to whom the stock acquisition rights were transferred pursuant to a resolution of the Board of Directors approving the acquisition of stock acquisition rights.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

No amount is required to be paid for stock acquisition rights.

12.	Date of Allotment of Stock Acquisition Rights

April 1, 2016

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-118

Annex 22

Details of The Higashi-Nippon Bank, Limited 3rd Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

The Higashi-Nippon Bank, Limited 3rd Series of Stock Acquisition Rights

2.	Type of Stock and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock on or after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below and any resulting fraction of less than one share arising therefrom shall be rounded down.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split (if no record date is defined, the effective date of the share split) and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

If it is necessary to adjust the Number of Shares to be Issued due to merger or company split or occasions similar thereto on or after the Allotment Date, the Company may adjust the Number of Shares to be Issued, as appropriate, to a reasonable extent.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the exercise price of one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From August 13, 2014 to August 12, 2044

App. A-119

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors of the Company.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which a company is incorporated through the incorporation-type company split, the date on which share exchange

App. A-120

takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the exercise price after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with (3) above). The “exercise price after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-121

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as a Director of the Company.

(2)

The above shall not apply to a person who inherited the stock acquisition rights or a person to whom the stock acquisition rights were transferred pursuant to a resolution of the Board of Directors approving the acquisition of stock acquisition rights through transfer.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

The amount to be paid for each stock acquisition right shall be the amount equal to (i) the option price per share calculated using the basic values set forth in (2) through (7) below (fractions of less than one (1) yen shall be rounded up to the nearest yen) multiplied by (ii) the Number of Shares to be Issued according to the formula of the Black-Scholes model below.

where

(1)	Option price per share (C)

(2)

Stock price (S): Closing price of regular trading of shares of common stock of the Company on the Tokyo Stock Exchange, Inc. (“TSE”) on August 12, 2014 (if there is no such closing price, the base price of the next trading day)

(3)	Exercise price (X): One (1) yen

(4)	Expected remaining time to maturity (T): 1 year and 6 months

(5)

Volatility (s): Stock price fluctuation rate calculated based on the closing price of regular trading of shares of common stock of the Company on the TSE on each trading day during a 1 year and 6 month-period (from February 12, 2013 to August 12, 2014)

(6)	Risk-free interest rate (r): Interest rate of the Japanese government bonds whose remaining years to maturity correspond to the Expected remaining time to maturity

(7)	Dividend yield (q): Dividend per share (the actual dividend for the last 12 months (dividend for September 2013 and for March 2014)) divided by the Stock price as determined in (2) above

(8)	Cumulative distribution function of the standard normal distribution (N(•))

12.	Date of Allotment of Stock Acquisition Rights

August 12, 2014

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-122

Annex 23

Concordia Financial Group, Ltd. 11th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

Concordia Financial Group, Ltd. 11th Series of Stock Acquisition Rights

2.	Type of Stock and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 54.1 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock on or after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below and any resulting fraction of less than one share arising therefrom shall be rounded down.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split (if no record date is defined, the effective date of the share split) and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

If it is necessary to adjust the Number of Shares to be Issued due to merger or company split or occasions similar thereto on or after the Allotment Date, the Company may adjust the Number of Shares to be Issued, as appropriate, to a reasonable extent.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the exercise price of one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From April 1, 2016 to August 12, 2044

App. A-123

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors of the Company.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which

App. A-124

a company is incorporated through the incorporation-type company split, the date on which share exchange takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the exercise price after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with (3) above). The “exercise price after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-125

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as a Director of The Higashi-Nippon Bank, Limited.

(2)

The above shall not apply to a person who inherited the stock acquisition rights or a person to whom the stock acquisition rights were transferred pursuant to a resolution of the Board of Directors approving the acquisition of stock acquisition rights.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

No amount is required to be paid for stock acquisition rights.

12.	Date of Allotment of Stock Acquisition Rights

April 1, 2016

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-126

Annex 24

Details of The Higashi-Nippon Bank, Limited 4th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

The Higashi-Nippon Bank, Limited 4th Series of Stock Acquisition Rights

2.	Type of Stock and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock on or after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below and any resulting fraction of less than one share arising therefrom shall be rounded down.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split (if no record date is defined, the effective date of the share split) and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

If it is necessary to adjust the Number of Shares to be Issued due to merger or company split or occasions similar thereto on or after the Allotment Date, the Company may adjust the Number of Shares to be Issued, as appropriate, to a reasonable extent.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the exercise price of one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From August 12, 2015 to August 11, 2045

App. A-127

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors of the Company.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which

App. A-128

a company is incorporated through the incorporation-type company split, the date on which share exchange takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the exercise price after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with (3) above). The “exercise price after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-129

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as a Director of the Company.

(2)

The above shall not apply to a person who inherited the stock acquisition rights or a person to whom the stock acquisition rights were transferred pursuant to a resolution of the Board of Directors approving the acquisition of stock acquisition rights through transfer.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

The amount to be paid for each stock acquisition right shall be the amount equal to (i) the option price per share calculated using the basic values set forth in (2) through (7) below (fractions of less than one (1) yen shall be rounded up to the nearest yen) multiplied by (ii) the Number of Shares to be Issued according to the formula of the Black-Scholes model below.

where

(1)	Option price per share (C)

(2)

Stock price (S): Closing price of regular trading of shares of common stock of the Company on the Tokyo Stock Exchange, Inc. (“TSE”) on August 11, 2015 (if there is no such closing price, the base price of the next trading day)

(3)	Exercise price (X): One (1) yen

(4)	Expected remaining time to maturity (T): 1 year and 4 months

(5)

Volatility (s): Stock price fluctuation rate calculated based on the closing price of regular trading of shares of common stock of the Company on the TSE on each trading day during a 1 year and 4 month-period (from April 11, 2014 to August 11, 2015)

(6)	Risk-free interest rate (r): Interest rate of the Japanese government bonds whose remaining years to maturity correspond to the Expected remaining time to maturity

(7)	Dividend yield (q): Dividend per share (the actual dividend for the last 12 months (dividend for September 2014 and for March 2015)) divided by the Stock price as determined in (2) above

(8)	Cumulative distribution function of the standard normal distribution (N(•))

12.	Date of Allotment of Stock Acquisition Rights

August 11, 2015

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-130

Annex 25

Concordia Financial Group, Ltd. 12th Series of Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

Concordia Financial Group, Ltd. 12th Series of Stock Acquisition Rights

2.	Type of Stock and Number of Shares Underlying Stock Acquisition Rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 54.1 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock on or after the day on which the stock acquisition rights are allotted as set forth in 12 below (the “Allotment Date”), the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below and any resulting fraction of less than one share arising therefrom shall be rounded down.

Number of Shares to be Issued After Adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

The Number of Shares to be Issued After Adjustment shall be made effective, in the case of a share split, from the day following the record date in relation to such share split (if no record date is defined, the effective date of the share split) and, in the case of a share consolidation, from the day on which such share consolidation becomes effective; provided, however, that in the case where the share split is conducted subject to obtaining approval at the general meeting of shareholders for increase in the amount of stated capital or reserve through a reduction of surplus and where the record date in relation to the share split falls on any day prior to the conclusion of the relevant general meeting of shareholders, the Number of Shares to be Issued After Adjustment shall be made effective retroactively to the day following the said record date, after the day following the conclusion of the relevant general meeting of shareholders.

If it is necessary to adjust the Number of Shares to be Issued due to merger or company split or occasions similar thereto on or after the Allotment Date, the Company may adjust the Number of Shares to be Issued, as appropriate, to a reasonable extent.

When adjusting the Number of Shares to be Issued, the Company shall notify each holder of the stock acquisition rights recorded in the registry of the stock acquisition rights (“Stock Acquisition Right Holder”) or give public notice of necessary matters no later than the day preceding the date of effectiveness of the Number of Shares to be Issued After Adjustment; provided, however, that if such notification or public notice cannot be given on or before the day preceding the relevant effectiveness date, the Company shall promptly thereafter give such notification or public notice.

3.	Value of Property To Be Contributed upon Exercise of Stock Acquisition Rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the exercise price of one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

4.	Period during Which Stock Acquisition Rights Can Be Exercised

From April 1, 2016 to August 11, 2045

App. A-131

5.	Matters Regarding Increases in Stated Capital and Capital Reserve due to the Issuance of Shares upon the Exercise of Stock Acquisition Rights

(1)

The amount by which stated capital increases due to the issuance of shares upon the exercise of stock acquisition rights shall be one-half (1/2) of the upper limit of the increase in the amount of stated capital calculated pursuant to the provisions of Article 17, paragraph (1) of the Ordinance on Company Accounting, with any resulting fraction of less than one yen arising therefrom rounded up.

(2)

The amount by which capital reserve increases due to the issuance of shares upon the exercise of stock acquisition rights shall be the upper limit of the increase in the amount of stated capital described in (1) above less the increase in the amount of stated capital set out in (1) above.

6.	Restriction on Acquiring Stock Acquisition Rights by Transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

7.	Acquisition of Stock Acquisition Rights

If any of the proposals set out in (1) through (5) below is approved at a general meeting of shareholders (in the case where no approval at a general meeting of shareholders is required, by resolution of the Board of Directors), the Company may acquire the stock acquisition rights without consideration on the date to be separately determined by the Board of Directors of the Company.

(1)	A proposal for approval of a merger agreement under which the Company shall become the dissolving company;

(2)	A proposal for approval of a company split agreement or a company split plan under which the Company shall become the splitting company;

(3)	A proposal for approval of a share exchange agreement or a share transfer plan under which the Company shall become a wholly-owned subsidiary;

(4)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of any shares issued by the Company shall require the Company’s approval; or

(5)

A proposal for approval of an amendment to the Company’s articles of incorporation to include a provision stipulating that the acquisition by way of transfer of the type of shares underlying the stock acquisition rights shall require the Company’s approval or that the Company may acquire such type of shares in whole by resolution of the shareholders.

8.	Policy Regarding Determination of Allotment of Stock Acquisition Rights of Reorganized Company upon Reorganization

If the Company carries out a merger (limited to cases where the Company is to be the dissolving company), absorption-type company split or incorporation-type company split (in each case, limited to cases where the Company is to be the splitting company), or share exchange or share transfer (in each case, limited to cases where the Company is to be a wholly-owned subsidiary) (collectively, “Organizational Restructuring”), the Company shall allot stock acquisition rights of the company listed in Article 236, paragraph (1), item (viii), (a) through (e) of the Companies Act (“Restructured Company”) to the Stock Acquisition Right Holders who hold the stock acquisition rights remaining unexercised (“Remaining Stock Acquisition Rights”) immediately prior to the day on which the Organizational Restructuring becomes effective (i.e. the date on which absorption-type merger takes effect, the date on which a company is incorporated through the incorporation-type merger, the date on which absorption-type company split takes effect, the date on which

App. A-132

a company is incorporated through the incorporation-type company split, the date on which share exchange takes effect, or the date on which the wholly-owning parent company is incorporated through share transfer); provided, however, that this shall be limited to cases where the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split agreement, share exchange agreement or share transfer plan provides for the issuance of the stock acquisition rights of the Restructured Company in accordance with terms and conditions set forth below.

(1)	Number of stock acquisition rights of the Restructured Company to be allotted

Stock acquisition rights in a number equal to the number of stock acquisition rights held by the holder of the Remaining Stock Acquisition Rights

(2)	Type of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

Common stock of the Restructured Company

(3)	Number of shares of the Restructured Company to be issued upon the exercise of stock acquisition rights

To be determined in accordance with 2 above after considering the terms and conditions and other factors of the Organizational Restructuring

(4)	Value of property to be contributed upon the exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right to be allotted shall be the amount that is equal to the exercise price after restructuring (set forth below) multiplied by the number of shares of the Restructured Company to be issued upon the exercise of the relevant stock acquisition right (as determined in accordance with (3) above). The “exercise price after restructuring” shall be one (1) yen for each share of the Restructured Company to be allotted upon the exercise each allotted stock acquisition right

(5)	Period during which the stock acquisition rights can be exercised

The period commencing on the later of either (i) the first date of the period during which stock acquisition rights may be exercised as set forth in 4 above or (ii) the date on which the Organizational Restructuring becomes effective, and ending on the expiration date of the period during which stock acquisition rights may be exercised as set forth in 4 above

(6)	Matters regarding increases in stated capital and capital reserve due to the issuance of shares upon the exercise of stock acquisition rights

To be determined in accordance with 5 above

(7)	Restriction on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Restructured Company shall be required to acquire stock acquisition rights by way of transfer

(8)	Acquisition of stock acquisition rights

To be determined in accordance with 7 above

(9)	Other conditions regarding exercise of stock acquisition rights

To be determined in accordance with 10 below

9.	Treatment of Fractions of Less Than One Share Arising from the Exercise of Stock Acquisition Rights

Any fraction of less than one (1) share in the number of shares to be allotted to the Stock Acquisition Right Holders who exercise stock acquisition rights shall be rounded down.

App. A-133

10.	Other Conditions Regarding Exercise of Stock Acquisition Rights

(1)

A Stock Acquisition Right Holder may exercise the stock acquisition rights during the period set forth in 4 above only for a period of 10 days after the day following the date on which such Stock Acquisition Right Holder loses his or her position as a Director of The Higashi-Nippon Bank, Limited.

(2)

The above shall not apply to a person who inherited the stock acquisition rights or a person to whom the stock acquisition rights were transferred pursuant to a resolution of the Board of Directors approving the acquisition of stock acquisition rights.

11.	Method of Calculation of Amount To Be Paid for Stock Acquisition Rights

No amount is required to be paid for stock acquisition rights.

12.	Date of Allotment of Stock Acquisition Rights

April 1, 2016

13.	Any other necessary matters concerning the stock acquisition rights shall be determined by Representative Director(s).

End

App. A-134

APPENDIX B

ENGLISH TRANSLATION OF

FAIRNESS OPINION DELIVERED BY DAIWA SECURITIES CO. LTD.

September 7, 2015

Board of Directors

The Bank of Yokohama, Ltd.

1-1, Minatomirai 3-chome, Nishi-ku,

Yokohama, Kanagawa

We, Daiwa Securities Co. Ltd., understand that The Bank of Yokohama, Ltd. (“Bank of Yokohama”) and The Higashi-Nippon Bank, Ltd. (“Higashi-Nippon Bank”) are planning to prepare a share transfer plan dated September 8, 2015 (the “Plan”) and enter into an integration agreement dated September 8, 2015 (the “Integration Agreement”) and that, based on the draft of the Plan dated September 7, 2015 (the “Draft Plan”) and the draft of the Integration Agreement dated September 7, 2015 (the “Draft Integration Agreement”) which have been provided by Bank of Yokohama, a holding company is expected to be established by way of a joint share transfer (“HoldCo”), and a share transfer (the “Transaction”) is expected to be conducted in which one (1) share of the common stock of HoldCo will be allotted and delivered for each share of the common stock of Bank of Yokohama and 0.541 shares of the common stock of HoldCo will be allotted and delivered for each share of the common stock of Higashi-Nippon Bank (the “Share Transfer Ratio”).

You have requested us to provide our opinion as to the fairness of the Share Transfer Ratio from a financial point of view to the holders of the common stock of Bank of Yokohama.

In arriving at our opinion set forth below, we have:

1.	reviewed and analyzed the Draft Plan and Draft Integration Agreement;

2.	reviewed the drafts dated September 7, 2015 of timely disclosure documents regarding the Transaction that are expected to be published by Bank of Yokohama on September 8, 2015;

3.

reviewed and analyzed financial information and business descriptions contained in the annual securities reports (yuka-shoken hokokusho), quarterly securities reports (shihanki hokokusho), summary of financial statements (kessan tanshin), timely disclosure materials and other disclosure materials of Bank of Yokohama and Higashi-Nippon Bank;

4.

reviewed and analyzed financial information and business descriptions of Bank of Yokohama and Higashi-Nippon Bank disclosed in the data room or contained in materials provided to us by other methods by Bank of Yokohama and Higashi-Nippon Bank for the purpose of reviewing the Transaction;

5.	reviewed and analyzed publicly available materials, share-related information, and other relevant information related to Bank of Yokohama and Higashi-Nippon Bank;

6.

reviewed and analyzed Bank of Yokohama’s business plans, financial forecasts, and other information related to the future provided to us by Bank of Yokohama on June 17, 2015 for the period between April 1, 2015 and March 31, 2021;

7.

reviewed and analyzed Higashi-Nippon Bank’s business plans, financial forecasts, and other information related to the future provided to us by Higashi-Nippon Bank on July 9, 2015 for the period between April 1, 2015 and March 31, 2021;

8.	interviewed the management of Bank of Yokohama on August 25, 2015 regarding its finances and businesses, financial forecasts and the effects of the Transaction;

App. B-1

9.	interviewed the management of Higashi-Nippon Bank on August 21, 2015 regarding its finances and businesses, financial forecasts and the effects of the Transaction;

10.	reviewed and analyzed the historical market prices and trading activity of the shares of common stock of each of Bank of Yokohama and Higashi-Nippon Bank;

11.

reviewed and conducted comparative analysis of the financial information, market prices, and other information of listed companies selected by us for having businesses similar to Bank of Yokohama and Higashi-Nippon Bank, respectively;

12.	reviewed the report, dated July 16, 2015, on legal due diligence performed by Bank of Yokohama’s legal advisors on Higashi-Nippon Bank received from Bank of Yokohama;

13.	reviewed the report, dated July 16, 2015, on financial due diligence performed by Bank of Yokohama’s accounting advisors on Higashi-Nippon Bank received from Bank of Yokohama; and

14.	gathered, reviewed and analyzed other related information we deemed necessary.

In preparing our opinion, we have analyzed and reviewed the Share Transfer Ratio. For such analysis and review, we have, in principle, used as-is material and information provided by Bank of Yokohama and Higashi-Nippon Bank as well as publicly available information. We have assumed and relied on the accuracy and completeness of all information that we have reviewed or analyzed, and have not independently verified or assumed any obligation to independently verify the accuracy or completeness of such information. We have not undertaken an independent evaluation, appraisal or assessment of any of the assets or liabilities (including, but not limited to, financial derivative products, off-balance-sheet assets and liabilities and other contingent liabilities), on an aggregate or individual basis, of Bank of Yokohama, Higashi-Nippon Bank or any of their respective affiliates (where “affiliates” here and hereafter refers to “affiliates” as defined in Article 8(8) of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements), nor have we made any request to a third party for any such valuation, appraisal or assessment. Moreover, in preparing our opinion, we have assumed that there are no undisclosed facts (including contingent liabilities and litigation) in the present or future relating to Bank of Yokohama, Higashi-Nippon Bank or any of their respective affiliates that may affect our opinion. We have not evaluated the solvency or creditworthiness of Bank of Yokohama, Higashi-Nippon Bank or any of their respective affiliates under any applicable laws relating to bankruptcy, insolvency or similar matters. We have not conducted any physical inspection of the properties or facilities of Bank of Yokohama, Higashi-Nippon Bank or any of their respective affiliates, nor have we assumed any obligation to do so. We understand that Bank of Yokohama’s accounting and legal advisors performed financial and legal due diligence, respectively, on Higashi-Nippon Bank based on the scope of due diligence agreed upon between the respective advisors and Bank of Yokohama. We have not independently verified such scope or assumed any obligation with respect to such due diligence.

In preparing our opinion, we have assumed that the business plans, financial forecasts and other information regarding the future furnished to us by Bank of Yokohama and Higashi-Nippon Bank have been prepared according to reasonable and appropriate procedures, and reflect the best currently available estimates and judgment of the management of Bank of Yokohama and Higashi-Nippon Bank respectively, and, we have conducted no independent verifications of the accuracy, validity or feasibility of the business plans, nor have we assumed any obligation or responsibility to do so. We have assumed that all assumptions for the preparation of the business plans and financial forecasts are accurate and feasible. We have conducted no independent verifications of the accuracy or feasibility thereof, nor have we assumed any obligation to do so.

We have assumed that the Plan will be legally and validly prepared and approved at the general meetings of shareholders of Bank of Yokohama and Higashi-Nippon Bank with terms and conditions substantially the same as those set forth in the Draft Plan that we have reviewed, that the Integration Agreement will be properly and validly executed by Bank of Yokohama and Higashi-Nippon Bank with terms and conditions substantially the same as those set forth in the Draft Integration Agreement that we have reviewed, and that the Transaction will

App. B-2

be legally and validly performed and completed pursuant to the terms and conditions of the Plan and the Integration Agreement, without any waiver, revision or amendment of any material terms or conditions thereof. Further, we have assumed that the Transaction will be legally and validly performed, that the tax effect arising from the Transaction will not be different from the anticipated tax effect provided by Bank of Yokohama and Higashi-Nippon Bank, and that the governmental, regulatory or other consents or approvals necessary for the execution of the Transaction will be obtained without any prejudice to the benefits expected to be brought by Transaction. Therefore, we have no obligation to conduct the independent verifications thereof. We have not evaluated the decision of Bank of Yokohama with respect to its execution of the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to Bank of Yokohama, nor have we been requested by Bank of Yokohama to do so. We are not accounting, tax or legal experts and have neither independently reviewed or analyzed nor assumed any obligation to independently review or analyze the legality or validity of any matter regarding the Transaction or the appropriateness of the accounting and tax treatment of any matter regarding the Transaction. We also have assumed that the anticipated tax effects of the Transaction communicated to us by Bank of Yokohama will be realized.

We have received a fee from Bank of Yokohama as consideration for our advisory services regarding the Transaction. Bank of Yokohama has agreed to indemnify us against certain liabilities that may be incurred in connection with our advisory services regarding the Transaction. We have provided advisory services in connection with the preparation of the Draft Plan and the Draft Integration Agreement and otherwise in part of the negotiations for the Transaction, but we have not been involved in any decision-making processes regarding the Draft Plan or the Draft Integration Agreement.

Daiwa Securities Group, mainly consisted of Daiwa Securities Group Inc., which is our parent company, has conducted investment and financing service business concentrating on securities-related business as the principle business, and it has provided to Bank of Yokohama, Higashi-Nippon Bank and their respective affiliates its services, for which we have received compensation in the past and at the present, and may do so in the future. Bank of Yokohama fully understands that we and our affiliates have provided, or may provide in the future, services for transactions other than the Transaction to Higashi-Nippon Bank and its affiliates, for which we have received, or may receive, compensation, and has given prior consent to the provision of such services without any objection. In addition, we and our affiliates may actively trade or hold financial products, including securities and derivatives products, of Bank of Yokohama, Higashi-Nippon Bank or any of their respective affiliates, for our own and our affiliates’ accounts or for the accounts of customers.

Our opinion was prepared solely in order that we may provide the Board of Directors of Bank of Yokohama with reference information to review of the Share Transfer Ratio at the request of Bank of Yokohama (the “Opinion Purpose”). We, therefore, do not assume any responsibility arising out of or in connection with the use of our opinion other than for the Opinion Purpose. Bank of Yokohama may not cause our opinion to be disclosed, referred or communicated to any third party, nor to be used for any third party (collectively, “Disclosure”) without our prior written consent. Bank of Yokohama will be also solely responsible for Disclosure with our prior consent, and we will not be responsible for such Disclosure. We assume no liability to any third party other than Bank of Yokohama in connection with our opinion or the Transaction, as well as arising out of or in connection with the use of our opinion for purpose other than preparing our opinion. Moreover, our opinion does not constitute a recommendation or solicitation to any holders of shares of common stock of Bank of Yokohama as to how such holder of shares should vote on the Transaction (including exercise of the appraisal right of opposing holders of shares), the assignment and receipt of shares of Bank of Yokohama or any other related matters.

Our opinion addresses only the fairness of the Share Transfer Ratio from a financial point of view to the holders of the shares of the common stock of Bank of Yokohama, and Bank of Yokohama has not asked us to address, and our opinion does not address, the fairness to, or any other consideration of, any third party other than the holders of shares of common stock of Bank of Yokohama. We do not provide any opinion on any premise or assumption upon which the determination of the Share Transfer Ratio was based or the underlying business

App. B-3

decision of Bank of Yokohama to proceed with the Transaction. We are also not expressing any opinion as to the prices at which the shares of common stock of Bank of Yokohama, Higashi-Nippon Bank or HoldCo will be traded at any time after the date of this opinion. In addition, we express no opinion with respect to the fairness of the amount or nature of any compensation to be received in relation to the Share Transfer Ratio by any officers, directors, employees or any similar such persons involved in the Transaction.

Our opinion is based on financial information prepared in accordance with accounting principles generally accepted in Japan, and did not take into consideration any possible difference in such financial information if prepared under international financial reporting standards. Our opinion is also based upon financial, economic, market and other conditions as they exist as of the date hereof, and relies on information made available to us by the date hereof. However, some materials and information used for the calculation were made at different points in time because the availability of materials and information was restricted. Additionally, although our opinion may be affected by future changes in conditions, we do not assume any obligation to revise, renew, supplement or reaffirm our opinion.

The preparation and submission of our opinion has been authorized by our fairness opinion approval committee.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Transfer Ratio is fair from a financial point of view to the holders of the common stock of Bank of Yokohama.

Daiwa Securities Co. Ltd.

/s/ Yuichi Akai
Yuichi Akai
Executive Managing Director
Global Investment Banking and Corporate Planning

App. B-4

APPENDIX C

ENGLISH TRANSLATION OF

FAIRNESS OPINION DELIVERED BY SMBC NIKKO SECURITIES INC.

[Letterhead of SMBC Nikko Securities Inc.]

September 8, 2015

The Board of Directors

The Higashi-Nippon Bank, Limited

11-2 Nihonbashi 3-chome, Chuo-ku

Tokyo, Japan

Members of the Board of Directors:

You have requested to provide our opinion as to the fairness, from a financial point of view, to the holders of common stock of The Higashi-Nippon Bank, Limited (“HNB”) of the proposed share exchange ratio (as defined below) provided in a draft dated September 4, 2015, of a business integration agreement to be entered into on September 8, 2015 (the “Agreement”), by and between HNB and The Bank of Yokohama, Ltd. (“BOY”) regarding a joint share transfer (the “Transaction”). Pursuant to the Agreement, a joint holding company (the “Holding Company”) is expected to be newly formed with April 1, 2016 as the effective date, and HNB shareholders will receive 0.541 shares of the Holding Company common stock for each share of HNB common stock held (the “Exchange Ratio”), and BOY shareholders will receive one share of the Holding Company common stock for each share of BOY common stock held.

In arriving at our opinion, we have, among other things:

(i)	Reviewed certain publicly available financial statements and other business and financial information of each of HNB and BOY;

(ii)	Reviewed certain internal financial statements and other financial and business data prepared by the management of each of HNB and BOY relating to their respective businesses;

(iii)	Reviewed due diligence reports prepared by legal, regulatory, accounting, and tax advisors retained by HNB;

(iv)

Reviewed HNB’s and BOY’s respective business plans (from the fiscal year ending on March 31, 2016 to the fiscal year ending on March 31, 2021) and financial projections prepared by the management of each of HNB and BOY, respectively;

(v)	Reviewed certain operating synergies projected by the managements of HNB and BOY to result from the Transaction, which were furnished to us by HNB (the “Synergies”);

(vi)

Discussed with certain members of the management of each of HNB and BOY the current, past and prospective business operations and financial performance, the Synergies, and the strategic and business reasons for the Transaction;

(vii)	Reviewed market prices and trading activity for the common stock of HNB and BOY;

(viii)

Compared the financial performances of HNB and BOY and the historical share prices for the common stock of HNB and BOY to certain other publicly-traded companies whose businesses are similar to those of HNB and BOY, respectively, and analyzed and considered in relation to such comparisons;

(ix)	Reviewed the draft of the Agreement dated September 8, 2015; and

(x)	Performed such other analysis and considered such other information and factors we obtained from HNB or through our general investigations as we deem appropriate.

App. C-1

In arriving at our opinion, we have assumed and relied upon the accuracy or completeness of all information that was publicly available or was furnished to or discussed with us by HNB and BOY or otherwise reviewed by or for us, and we have not independently verified nor have we assumed responsibility or liability for independently verifying any such information or its accuracy or completeness. We have assumed that there is no undisclosed information which would materially affect our analysis. We have also assumed that the representations and warranties made by HNB and BOY in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis.

In arriving at our opinion, we have not conducted or been provided with any valuation or appraisal of any assets or liabilities of HNB, BOY or their respective Affiliates (as defined in Article 8, paragraph (8) of the Ordinance on the Terminology, Forms, and Preparation Methods of Financial Statements, etc. of Japan (Ordinance of the Ministry of Finance No. 59 of November 27, 1963)), nor have we evaluated the solvency of HNB, BOY or their respective Affiliates under any laws relating to bankruptcy, insolvency or similar matters. In relying on financial projections and other forward-looking information (including the Synergies) provided to us, without independent verification, we have assumed with your consent that they have been reasonably prepared or provided based on assumptions that reflect the best currently available estimates and judgments by the management of HNB and BOY as to the future financial performance of each of the respective companies. We have further assumed with your consent that the financial projections of each of HNB and BOY will be achieved at the times and in the amounts projected. We express no view as to such analyses, projections or the assumptions on which they are based.

We are not legal, regulatory, accounting or tax experts and have relied on the assessments made by advisors to HNB with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on HNB or BOY or on the contemplated benefits of the Transaction. We have also assumed with your consent that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion.

We have assumed with your consent that the Transaction will qualify as a tax-free reorganization for Japanese income tax and Japanese corporate tax purposes for both HNB and BOY, as well as for their respective shareholders.

Our opinion is based on the financial information that has been prepared in accordance with generally accepted accounting principles in Japan (“Japanese GAAP”). We have not reviewed the financial information prepared by HNB or BOY in accordance with the International Financial Reporting Standards (“IFRS”) for the purpose of our analysis, and have not taken into account the differences between Japanese GAAP and IFRS in our analysis.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect our opinion and that we do not have any obligation to update, revise, supplement or reaffirm this opinion.

We have acted as financial advisor to HNB with respect to the Transaction, and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction. In addition, HNB has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement and with your consent, we will be reimbursed by HNB for certain expenses incurred by us or our Affiliates. In the two years prior to the date hereof, we have provided certain investment banking and other financial services to HNB and its Affiliates and have received compensation for the rendering of these services. In the two years prior to the date hereof, we have provided certain investment banking and other financial services to BOY and its Affiliates and have received compensation for the rendering of these services. We and our Affiliates may also seek to provide such services to HNB, BOY and their respective Affiliates in the future and expect to receive

App. C-2

compensation for the rendering of these services. In addition, in the ordinary course of our securities business, we and our Affiliates may actively trade or own financial instruments, including securities and financial derivatives of HNB, BOY or their Affiliates on a principal basis or on behalf of customers and, accordingly, we may hold long or short positions in such securities.

This opinion is limited to the fairness of the Exchange Ratio, from a financial point of view, to the holders of HNB common stock. It does not address any other terms of the Transaction or the Agreement or any other agreements or arrangements contemplated by or entered into in connection with the Transaction. We express no opinion as to the fairness of the Exchange Ratio to the holders of any other class of securities, creditors or other constituencies of HNB or any other party. We also express no opinion as to the price at which the common stock of HNB or BOY trades before the Transaction or that of HNB, BOY or the Holding Company will trade after the consummation of the Transaction. We express no view as to the assumptions or hypotheses on which the Exchange Ratio is based. Our opinion does not address HNB’s underlying business decision to enter into the Transaction, nor address the relative merits of the Transaction in comparison to other structure or transactions that might be available to HNB. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties in relation to the Transaction. In addition, we express no opinion or recommendation as to how the holders of HNB common stock should vote or take any action in connection with the Transaction. We express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons, relative to the consideration to be paid to the holders of the common stock of HNB or BOY in the Transaction or with respect to the fairness of any such compensation.

This opinion has been approved by a committee of our investment banking and other professionals in accordance with our internal policies and procedures. This opinion is provided to the board of directors of HNB in connection with and for purposes of its evaluation of the Transaction. This opinion may not be disclosed to any third party for any purposes whatsoever except with our prior written approval, except that a copy of this opinion may be included in its entirety in any filing required to be made with the United States Securities and Exchange Commission in connection with the Transaction if required by applicable law.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of HNB common stock.

Very truly yours,

/s/ SMBC Nikko Securities Inc.

SMBC Nikko Securities Inc.

App. C-3

APPENDIX D

UNAUDITED JAPANESE GAAP SUMMARY FINANCIAL INFORMATION OF BANK

OF YOKOHAMA FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2015

[Reference Translation]

November 9, 2015

Consolidated Financial Results for the Six Months ended September 30, 2015

<under Japanese GAAP>

Company Name:	The Bank of Yokohama, Ltd.
(Code No. 8332: Listed on the 1st Section of the Tokyo Stock Exchange)
URL:	http://www.boy.co.jp/
Representative:	Representative Director, President Tatsumaro Terazawa
Date of Payment of 2nd Quarter-End Dividends: December 1, 2015

(Amounts less than one million yen are rounded down.)

1. Consolidated Financial Results (for the six months ended September 30, 2015)

(1) Operating Results

	(Unit: Millions of Yen, except per share data and percentages)
	Ordinary Income		Ordinary Profit		Profit Attributable to Owners of Parent
Six months ended September 30, 2015	166,605	12.8%	62,341	9.2%	40,953	16.7%
Six months ended September 30, 2014	147,575	2.8%	57,047	15.1%	35,082	12.9%

(Note 1)	Comprehensive Income: Six months ended September 30, 2015: ¥19,781 million [(63.7%)]; Six months ended September 30, 2014: ¥54,497 million [40.0%]
(Note 2)	Percentages shown in Ordinary Income, Ordinary Profit, Profit Attributable to Owners of Parent and Comprehensive Income are the increase (decrease) from the same period previous year.

	Net Income per Share	Net Income per Share(Diluted)
Six months ended September 30, 2015	¥33.09	¥33.07
Six months ended September 30, 2014	¥27.64	¥27.62

(2) Financial Position

	(Unit: Millions of Yen, except percentages)
	Total Assets	Total Net Assets	Own Capital Ratio
September 30, 2015	15,307,856	1,010,843	6.3%
March 31, 2015	15,377,845	1,010,495	6.2%

(Reference) Own Capital: September 30, 2015: ¥965,712 million; March 31, 2015: ¥965,213 million

(Note) Own Capital Ratio = (Total Net Assets – Subscription Rights to Shares – Non-controlling Interests) / Total Assets

The ratio above is not based on the regulation of Capital Adequacy Ratio.

2. Dividends on Common Stock

	Annual Cash Dividends per Share
	1st Quarter-End	2nd Quarter-End	3rd Quarter-End	Fiscal Year-End	Total
Fiscal year ended March 31, 2015	—	¥5.50	—	¥7.50	¥13.00
Fiscal year ending March 31, 2016	—	¥5.50

Note

(1)	Changes in the scope of consolidated significant subsidiaries during the six months ended September 30, 2015: No

App. D-1

(2)	Changes in accounting policies, accounting estimates, and restatements:

(A)	Changes in accounting policies due to revision of accounting standards:	Yes
(B)	Changes in accounting policies due to reasons other than (A) :	No
(C)	Changes in accounting estimates:	No
(D)	Restatements:	No

(3)	Number of common stocks issued:

(A)	Number of stocks issued (including treasury stocks):	September 30, 2015	1,254,071,054 shares	March 31, 2015	1,254,071,054 shares
(B)	Number of treasury stocks:	September 30, 2015	19,667,454 shares	March 31, 2015	7,855,711 shares
(C)	Average outstanding stocks for the six months ended:	September 30, 2015	1,237,593,295 shares	September 30, 2014	1,269,081,980 shares

(Display of implementation status of the interim audit procedure)

The interim audit procedure for the interim consolidated and non-consolidated financial statements has been completed according to the Financial Instruments and Exchange Act.

1. Qualitative Information Regarding Consolidated Financial Statements for Six Months Ended September 30, 2015

(1) Qualitative information regarding operating results

During the six months ended September 30, 2015 (“current period”), ordinary income was 166,605 million yen, 19,030 million yen higher compared with the six months ended September 30, 2014, primary due to the increase in other ordinary income including derivative income. Ordinary expenses was 104,264 million yen, increase by 13,736 million yen year-over-year, mainly due to the increase in other ordinary expenses including losses on sales of bonds. As a result, ordinary profit increased by 5,294 million yen year-over-year to 62,341 million yen and profit attributable to owners of parent increased by 5,871 million yen year-over-year to 40,953 million yen.

(2) Qualitative information regarding financial conditions

In spite of the efforts to increase deposits by promoting establishment of comprehensive business relationship with the customers, deposits decreased by 137.6 billion yen during the current period to 11,983.8 billion yen.

Loans and bills discounted increased by 150.9 billion yen during the current period to 9,874.9 billion yen. In addition, securities decreased by 140.6 billion yen during the current period to 2,319.8 billion yen. This includes the decrease of JGBs by 49.9 billion yen to 653.3 billion yen.

Total assets decreased by 70.0 billion yen during the current period to 15,307.8 billion yen, and net assets increased by 0.4 billion yen during the current period to 1,010.8 billion yen.

2. Summary information (Note)

(1) Changes in accounting policies, accounting estimates, and restatements

(Changes in accounting policies)

The Bank has adopted Accounting Standard for Business Combinations (ASBJ Statement No. 21 issued on September 13, 2013, “Business Combination Accounting Standard”), Accounting Standard for Consolidated Financial Statements (ASBJ Statement No. 22 issued on September 13, 2013, “Consolidation Accounting Standard”) and Accounting Standard for Business Divestitures (ASBJ Statement No. 7 issued on September 13, 2013, “Business Divestitures Accounting Standard”), effective from the six months ended on September 30, 2015. In accordance with these accounting standards, the Bank has changed accounting policies as follows:

(a)	The difference arising from a change in the Bank’s ownership interests in a subsidiary over which the Bank continues to have control is recognized in Capital surplus.

(b)	Acquisition-related costs are expensed in the period incurred.

App. D-2

(c)

For a business combination occurring on or after April 1, 2015, an adjustment to the provisional amounts arising from the finalization of the tentative accounting treatment relating to the purchase price allocation is retrospectively recognized in the consolidated financial statements for the accounting period in which the combination occurs.

In addition, changes are made to the presentation of “Profit” and other relevant items, and “Minority interests” is changed to “Non-controlling interests”. Certain amounts in the consolidated financial statements for the six months ended September 30, 2014 and the year ended March 31, 2015 have been reclassified to reflect these changes.

In accordance with the transitional treatments set forth in Paragraph 58-2(4) of Business Combination Accounting Standard, Paragraph 44-5(4) of Consolidation Accounting Standard and Paragraph 57-4(4) of Business Divestitures Accounting Standard, the Bank has prospectively adopted these accounting standards from the beginning of the six months ended September 30, 2015.

There is no effect of these changes on the consolidated financial statements for the six months ended September 30, 2015.

App. D-3

3. Consolidated Interim Financial Statements

(1) Consolidated Interim Balance Sheets (Unaudited)

	(Unit: Millions of Yen)
	As of March 31, 2015	As of September 30, 2015
Assets :
Cash and due from banks	2,303,301	2,276,322
Call loans and bills bought	273,006	248,508
Monetary claims bought	124,369	107,228
Trading assets	15,233	7,074
Securities	2,460,453	2,319,817
Loans and bills discounted	9,724,053	9,874,969
Foreign exchanges	7,315	6,471
Lease receivables and investment assets	65,028	64,004
Other assets	115,104	115,304
Tangible fixed assets	125,136	129,432
Intangible fixed assets	12,205	11,491
Net defined benefit asset	32,392	36,042
Deferred tax assets	5,150	4,624
Customers’ liabilities for acceptances and guarantees	182,209	169,054
Allowance for loan losses	(67,115)	(62,493)

Total assets	15,377,845	15,307,856

Liabilities :
Deposits	12,121,479	11,983,832
Negotiable certificates of deposit	106,960	225,002
Call money and bills sold	777,299	700,778
Payables under securities lending transactions	247,651	197,423
Trading liabilities	609	153
Borrowed money	695,315	784,993
Foreign exchanges	56	24
Other liabilities	193,190	200,390
Provision for directors’ bonuses	69	—
Net defined benefit liability	253	272
Provision for reimbursement of deposits	1,653	1,701
Provision for contingent losses	774	724
Reserves under special laws	11	13
Deferred tax liabilities	22,353	15,184
Deferred tax liabilities for land revaluation	17,461	17,461
Acceptances and guarantees	182,209	169,054

Total liabilities	14,367,349	14,297,012

Net assets :
Capital stock	215,628	215,628
Capital surplus	177,244	177,244
Retained earnings	430,668	462,156
Treasury shares	(5,090)	(13,995)

Total shareholders’ equity	818,450	841,034

Valuation difference on available-for-sale securities	109,501	86,837
Deferred gains or losses on hedges	41	(11)
Revaluation reserve for land	36,060	36,060
Remeasurements of defined benefit plans	1,159	1,791

Total accumulated other comprehensive income	146,762	124,678

Subscription rights to shares	314	232
Non-controlling interests	44,967	44,898

Total net assets	1,010,495	1,010,843

Total liabilities and net assets	15,377,845	15,307,856

App. D-4

(2) Consolidated Interim Statements of Income and Consolidated Interim Statements of Comprehensive Income (Unaudited)

(Consolidated Interim Statements of Income)

	(Unit: Millions of Yen)
	For the six months ended September 30, 2014	For the six months ended September 30, 2015
Ordinary income	147,575	166,605
Interest income	82,227	81,857
Of which, interest on loans and bills discounted	66,671	63,989
Of which, interest and dividends on securities	12,552	14,824
Fees and commissions	32,315	33,035
Trading income	986	1,706
Other ordinary income	27,754	40,417
Other income	4,292	9,588
Ordinary expenses	90,528	104,264
Interest expenses	4,081	4,645
Of which, interest on deposits	2,261	2,447
Fees and commissions payments	4,579	4,649
Other ordinary expenses	22,329	36,349
General and administrative expenses	56,816	55,568
Other expenses	2,722	3,050

Ordinary profit	57,047	62,341

Extraordinary income	520	—
Gain on bargain purchase	520	—
Extraordinary losses	431	242
Loss on disposal of non-current assets	429	240
Other	1	2

Income before income taxes	57,136	62,098

Income taxes – current	20,712	16,600
Income taxes – deferred	(1,039)	3,631

Total income taxes	19,672	20,232

Profit	37,463	41,866

Profit attributable to non-controlling interests	2,381	912

Profit attributable to owners of parent	35,082	40,953

App. D-5

(Consolidated Interim Statements of Comprehensive Income)

	(Unit: Millions of Yen)
	For the six months ended September 30, 2014	For the six months ended September 30, 2015
Profit	37,463	41,866
Other comprehensive income	17,033	(22,084)
Valuation difference on available-for-sale securities	15,883	(22,663)
Deferred gains or losses on hedges	(38)	(53)
Remeasurements of defined benefit plans	1,188	632

Comprehensive income	54,497	19,781

(Comprehensive income attributable to)
Comprehensive income attributable to owners of parent	51,893	18,868
Comprehensive income attributable to non-controlling interests	2,603	912

(3) Consolidated Interim Statements of Changes in Net Assets (Unaudited)

For the six months ended September 30, 2014

	(Unit: Millions of Yen)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of current period	215,628	177,244	393,957	(5,585)	781,244
Cumulative effects of changes in accounting policies			(2,097)		(2,097)
Restated balance	215,628	177,244	391,859	(5,585)	779,146
Changes of items during period
Dividends of surplus			(8,327)		(8,327)
Profit attributable to owners of parent			35,082		35,082
Purchase of treasury shares				(10,016)	(10,016)
Disposal of treasury shares			(6)	35	28
Net changes of items other than shareholders’ equity

Total changes of items during period	—	—	26,748	(9,981)	16,767

Balance at end of current period	215,628	177,244	418,608	(15,566)	795,914

App. D-6

	Accumulated other comprehensive income					Subscription rights to shares	Non- controlling interests	Total net assets
	Valuation difference on available- for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at beginning of current period	56,190	7	34,216	(8,469)	81,945	265	58,050	921,506
Cumulative effects of changes in accounting policies								(2,097)
Restated balance	56,190	7	34,216	(8,469)	81,945	265	58,050	919,409
Changes of items during period
Dividends of surplus								(8,327)
Profit attributable to owners of parent								35,082
Purchase of treasury shares								(10,016)
Disposal of treasury shares								28
Net changes of items other than shareholders’ equity	15,661	(38)	—	1,188	16,810	7	259	17,078

Total changes of items during period	15,661	(38)	—	1,188	16,810	7	259	33,845

Balance at end of current period	71,851	(30)	34,216	(7,281)	98,756	273	58,310	953,254

For the six months ended September 30, 2015

	(Unit: Millions of Yen)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of current period	215,628	177,244	430,668	(5,090)	818,450
Changes of items during period
Dividends of surplus			(9,346)		(9,346)
Profit attributable to owners of parent			40,953		40,953
Purchase of treasury shares				(10,024)	(10,024)
Disposal of treasury shares			(118)	1,120	1,002
Net changes of items other than shareholders’ equity

Total changes of items during period	—	—	31,488	(8,904)	22,584

Balance at end of current period	215,628	177,244	462,156	(13,995)	841,034

App. D-7

	Accumulated other comprehensive income					Subscription rights to shares	Non- controlling interests	Total net assets
	Valuation difference on available- for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at beginning of current period	109,501	41	36,060	1,159	146,762	314	44,967	1,010,495
Changes of items during period
Dividends of surplus								(9,346)
Profit attributable to owners of parent								40,953
Purchase of treasury shares								(10,024)
Disposal of treasury shares								1,002
Net changes of items other than shareholders’ equity	(22,663)	(53)	—	632	(22,084)	(82)	(69)	(22,236)

Total changes of items during period	(22,663)	(53)	—	632	(22,084)	(82)	(69)	347

Balance at end of current period	86,837	(11)	36,060	1,791	124,678	232	44,898	1,010,843

(4) Notes on Going Concern Assumption

Not applicable.

App. D-8

APPENDIX E

UNAUDITED JAPANESE GAAP SUMMARY FINANCIAL INFORMATION OF HIGASHI-NIPPON BANK FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2015

[Reference Translation]

Consolidated Financial Results for the Six Months ended September 30, 2015

<under Japanese GAAP>

November 9, 2015

Company name	: The Higashi-Nippon Bank, Limited
Stock exchanges	: First Section, Tokyo Stock Exchange
Code number	: 8536
URL	: http://www.higashi-nipponbank.co.jp/
Representative	: (Title) Representative Director, President (Name) Michito Ishii
Dividend payment commencement date	: December 1, 2015

(Amounts are rounded down to the nearest million yen)

1.	Consolidated Financial Results (April 1, 2015 through September 30, 2015)

(1)	Consolidated operating results

	(% of change from same period of prior year)
	Ordinary income		Ordinary profit		Profit attributable to owners of parent
	Million yen	%	Million yen	%	Million yen	%
Six months ended September 30, 2015	23,483	18.4	8,949	113.2	5,797	79.9
Six months ended September 30, 2014	19,829	(4.7)	4,198	(35.0)	3,222	(17.1)

(Note) Comprehensive income:	Six months ended September 30, 2015: (948) million yen (—%)
Six months ended September 30, 2014: 6,059 million yen (56.0%)

	Net income per share	Net income per share diluted
	Yen	Yen
Six months ended September 30, 2015	32.79	32.62
Six months ended September 30, 2014	18.23	18.15

(2)	Financial position

	Total assets	Total net assets	Own capital ratio
	Million yen	Million yen	%
September 30, 2015	2,146,998	114,594	5.3
March 31, 2015	2,104,727	116,226	5.5

(Reference) Equity:	September 30, 2015: 114,175 million yen
March 31, 2015: 115,829 million yen

(Note) “Own capital ratio” = (Total net assets – Share options – Non-controlling interests) / Total assets

            The ratio above is not based on the regulation of Capital Adequacy Ratio.

App. E-1

2.	Dividends on Common Stock

	Annual cash dividends per share
	First Quarter-End	Second Quarter-End	Third Quarter-End	Year-End	Total
	Yen	Yen	Yen	Yen	Yen
Year ended March 31, 2015	—	4.00	—	4.00	8.00
Year ending March 31, 2016	—	4.00

Notes

(1)	Changes in scope of significant consolidated subsidiaries during the six months ended September 30, 2015: No

(2)	Changes in accounting policies, accounting estimates, and restatements:

(i)	Changes in accounting policies due to revision of accounting standards: Yes

(ii)	Changes in accounting policies due to reasons other than (i): No

(iii)	Changes in accounting estimates: No

(iv)	Restatements: No

(3)	Number of shares issued and outstanding (common stock)

(i) Number of shares issued (including treasury stock):	September 30, 2015	184,673,500 shares	March 31, 2015	184,673,500 shares

(ii) Number of treasury stock:	September 30, 2015	7,794,208 shares	March 31, 2015	7,880,781 shares

(iii) Average number of outstanding shares for the six months ended:	September 30, 2015	176,842,875 shares	September 30, 2014	176,718,676 shares

App. E-2

1.	Qualitative Information Regarding Consolidated Financial Statements for Six Months Ended September 30, 2015

(1)	Qualitative information regarding operating results

With respect to profit/loss during the six months ended September 30, 2015 (“current period”), ordinary income increased by 3,653 million yen year-over-year to 23,483 million yen, which consisted of 15,779 million yen of interest income, 1,914 million yen of fees and commissions, 501 million yen of other ordinary income and 5,287 million yen of other income.

Ordinary expenses decreased by 1,097 million yen year-over-year to 14,533 million yen, which consisted of 867 million yen of interest expenses, 945 million yen of fees and commissions payments, 11,679 million yen of general and administrative expenses and 1,041 million yen of other expenses.

Consequently, ordinary profit increased by 4,750 million yen year-over-year to 8,949 million yen and profit attributable to owners of parent increased by 2,575 million yen year-over-year to 5,797 million yen.

(2)	Qualitative information regarding financial conditions

Deposits (including negotiable certificates of deposits) increased by 45.2 billion yen during the current period to 1,938.3 billion yen. Loans and bills discounted increased by 46.9 billion yen during the current period to 1,602.5 billion yen.

Securities decreased by 1.3 billion yen during the current period to 415.2 billion yen.

Total assets increased by 42.2 billion yen during the current period to 2,146.9 billion yen.

2.	Summary Information (Notes)

(1)	Changes in scope of significant consolidated subsidiaries during the current period

None

(2)	Changes in accounting policies, accounting estimates, and restatements

(Changes in accounting policy)

The Bank has adopted Accounting Standard for Business Combinations (ASBJ Statement No. 21 issued on September 13, 2013, “Business Combination Accounting Standard”), Accounting Standard for Consolidated Financial Statements (ASBJ Statement No. 22 issued on September 13, 2013, “Consolidation Accounting Standard”) and Accounting Standard for Business Divestitures (ASBJ Statement No. 7 issued on September 13, 2013, “Business Divestitures Accounting Standard”), effective from the six months ended on September 30, 2015.

Changes are made to the presentation of “Net income” and other relevant items, and “Minority interests” is changed to “Non-controlling interests”. Certain amounts in the consolidated financial statements for the six months ended September 30, 2014 and the year ended March 31, 2015 have been reclassified to reflect these changes.

App. E-3

3.	Consolidated Interim Financial Statements

(1)	Consolidated Interim Balance Sheets (Unaudited)

	(in millions of yen)
	As of March 31, 2015	As of September 30, 2015
Assets:
Cash and Due from Banks	100,371	97,515
Call Loans and Bills Bought	5,540	479
Securities	416,644	415,247
Loans and Bills Discounted	1,555,551	1,602,505
Foreign Exchanges	545	1,236
Other Assets	7,792	7,343
Tangible fixed assets	24,733	25,463
Intangible Fixed Assets	1,206	1,149
Deferred Tax Assets	690	3,380
Customers’ Liabilities for Acceptances and Guarantees	2,147	2,129
Allowance for Loan Losses	(10,497)	(9,453)

Total Assets	2,104,727	2,146,998

Liabilities:
Deposits	1,848,666	1,886,240
Negotiable Certificates of Deposits	44,400	52,120
Call Money and Bills Sold	26	32
Borrowed Money	58,600	58,600
Foreign Exchanges	16	6
Bonds Payable	10,000	10,000
Other Liabilities	14,529	13,240
Provision for Bonuses	891	895
Net Defined Benefit Liability	6,069	5,944
Provision for Directors’ Retirement Benefits	3	3
Provision for Loss on Interest Repayment	6	—
Provision for Reimbursement of Deposits	174	183
Provision for Contingent Losses	241	279
Deferred Tax Liabilities for Land Revaluation	2,727	2,727
Acceptances and Guarantees	2,147	2,129

Total Liabilities	1,988,501	2,032,403

Net Assets:
Capital Stock	38,300	38,300
Capital Surplus	24,601	24,603
Retained Earnings	37,751	42,842
Treasury Shares	(1,422)	(1,409)

Total Shareholders’ Equity	99,230	104,335

Valuation Difference on Available-For-Sale Securities	11,335	4,502
Deferred Gains or Losses on Hedges	(363)	(305)
Revaluation Reserve for Land	5,445	5,445
Remeasurements of Defined Benefit Plans	181	197

Total Accumulated Other Comprehensive Income	16,599	9,839

Subscription Rights to Shares	176	185
Non-Controlling Interests	220	232

Total Net Assets	116,226	114,594

Total Liabilities and Net Assets	2,104,727	2,146,998

App. E-4

(2)	Consolidated Interim Statements of Income and Consolidated Interim Statements of Comprehensive Income (Unaudited)

Consolidated Interim Statements of Income

	(in millions of yen)
	For the six months ended September 30, 2014	For the six months ended September 30, 2015
Ordinary Income	19,829	23,483
Interest Income	15,736	15,779
Of Which, Interest on Loans and Bills Discounted	13,995	13,875
Of Which, Interest and Dividends on Securities	1,719	1,873
Fees and Commissions	1,635	1,914
Other Ordinary Income	301	501
Other Income	2,156	5,287
Ordinary Expenses	15,631	14,533
Interest Expenses	885	867
Of Which, Interest on Deposits	637	590
Fees and Commissions Payments	882	945
Other Ordinary Expenses	8	—
General and Administrative Expenses	12,031	11,679
Other Expenses	1,823	1,041
Ordinary Profit	4,198	8,949
Extraordinary Losses	57	46
Loss on Disposal of Non-Current Assets	57	46
Income before Income Taxes	4,140	8,903
Income Taxes-Current	1,738	2,565
Income Taxes-Deferred	(817)	526

Total Income Taxes	920	3,092

Profit	3,220	5,810
Profit (Loss) Attributable to Non-Controlling Interests	(1)	12
Profit Attributable to Owners of parent	3,222	5,797

Consolidated Interim Statements of Comprehensive Income

	(in millions of yen)
	For the six months ended September 30, 2014	For the six months ended September 30, 2015
Profit	3,220	5,810
Other Comprehensive Income	2,838	(6,759)
Valuation Difference on Available-For-Sale Securities	2,665	(6,833)
Deferred Gains or Losses on Hedges	49	57
Remeasurements of Defined Benefit Plans	124	16

Comprehensive Income	6,059	(948)

(Comprehensive Income Attributable to)
Comprehensive Income Attributable to Owners of Parent	6,060	(961)
Comprehensive Income Attributable to Non-Controlling Interests	(1)	12

App. E-5

(3)	Consolidated Interim Statements of Changes in Net Assets (Unaudited)

For the six months ended September 30, 2014

	(in millions of yen)
	Shareholders’ Equity
	Capital Stock	Capital Surplus	Retained Earnings	Treasury Shares	Total Shareholders’ Equity
Balance at beginning of current period	38,300	24,600	30,551	(1,453)	91,997
Cumulative effects of changes in accounting policies			46		46
Restated balance	38,300	24,600	30,597	(1,453)	92,043
Changes of items during period
Dividends of surplus			(706)		(706)
Profit attributable to owners of parent			3,222		3,222
Purchase of treasury shares				(2)	(2)
Disposal of treasury shares		0		37	38
Net changes of items other than shareholders’ equity

Total changes of items during period	—	0	2,515	35	2,551

Balance at end of current period	38,300	24,601	33,113	(1,418)	94,595

	Accumulated Other Comprehensive Income					Subscription Rights to Shares	Non- Controlling Interests	Total Net Assets
	Valuation Difference on Available- For-Sale Securities	Deferred Gains or Losses on Hedges	Revaluation Reserve for Land	Remeasurements of Defined Benefit Plans	Total Accumulated Other Comprehensive Income
Balance at beginning of current period	5,200	(462)	5,166	(688)	9,216	144	187	101,546
Cumulative effects of changes in accounting policies								46

Restated balance	5,200	(462)	5,166	(688)	9,216	144	187	101,592

Changes of items during period
Dividends of surplus								(706)
Profit attributable to owners of parent								3,222
Purchase of treasury shares								(2)
Disposal of treasury shares								38
Net changes of items other than shareholders’ equity	2,665	49	—	124	2,838	(0)	(1)	2,836

Total changes of items during period	2,665	49	—	124	2,838	(0)	(1)	5,388

Balance at end of current period	7,865	(413)	5,166	(563)	12,055	144	185	106,981

App. E-6

For the six months ended September 30, 2015

	(in millions of yen)
	Shareholders’ Equity
	Capital Stock	Capital Surplus	Retained Earnings	Treasury Shares	Total Shareholders’ Equity
Balance at beginning of current period	38,300	24,601	37,751	(1,422)	99,230
Changes of items during period
Dividends of surplus			(707)		(707)
Profit attributable to owners of parent			5,797		5,797
Purchase of treasury shares				(5)	(5)
Disposal of treasury shares		2		17	19
Net changes of items other than shareholders’ equity

Total changes of items during period	—	2	5,090	12	5,105

Balance at end of current period	38,300	24,603	42,842	(1,409)	104,335

	Accumulated Other Comprehensive Income					Subscription Rights to Shares	Non- Controlling Interests	Total Net Assets
	Valuation Difference on Available- For-Sale Securities	Deferred Gains or Losses on Hedges	Revaluation Reserve for Land	Remeasurements of Defined Benefit Plans	Total Accumulated Other Comprehensive Income
Balance at beginning of current period	11,335	(363)	5,445	181	16,599	176	220	116,226
Changes of items during period
Dividends of surplus								(707)
Profit attributable to owners of parent								5,797
Purchase of treasury shares								(5)
Disposal of treasury shares								19
Net changes of items other than shareholders’ equity	(6,833)	57	—	16	(6,759)	9	12	(6,737)

Total changes of items during period	(6,833)	57	—	16	(6,759)	9	12	(1,631)

Balance at end of current period	4,502	(305)	5,445	197	9,839	185	232	114,594

(4)	Notes on Going Concern Assumption

Not applicable.

App. E-7

APPENDIX F

ENGLISH TRANSLATION OF

SELECTED ARTICLES OF THE COMPANIES ACT OF JAPAN

Dissenting Shareholders’ Appraisal Rights

Article 806

(1) In cases of effecting a Consolidation-type Merger, etc.1 (excluding the following cases), dissenting shareholders may demand that the Disappearing Stock Company, etc2. purchase, at a fair price, the shares that they hold:

(i)	in cases prescribed in Article 804 (2); and

(ii)	in cases prescribed in Article 805.[3]

(2) The “dissenting shareholders” provided for in the preceding paragraph shall mean the shareholders provided for in the following items:

(i)

shareholders who gave notice to such Disappearing Stock Company, etc. to the effect that they dissented from such Consolidation-type Merger, etc. prior to the shareholders meeting set forth in Article 804 (1)[4] (in cases where a resolution of a General Meeting of Class Shareholders is required to effect the Consolidation-type Merger, etc., including such General Meeting of Class Shareholders) and who dissented from such Consolidation-type Merger, etc. at such shareholders meeting (limited to those who can exercise voting rights at such shareholders meeting); and

(ii)	shareholders who are unable to exercise voting rights at such shareholders meeting.

(3) A Disappearing Stock Company, etc. shall notify its shareholders that it will effect a Consolidation-type Merger, etc. and the trade names and addresses of the Companies Disappearing in the Consolidation-type Merger, the Company Splitting in the Incorporation-type Split, or the Wholly Owned Subsidiary Company Resulting from the Share Transfer5 (hereinafter referred to as the “Disappearing Company, etc.” in this Section) and the Incorporated Company, within two weeks from the day of resolution of the shareholders meeting set forth in Article 804 (1); provided, however, that this shall not apply in the cases listed in the items of paragraph (1).

(4) A public notice may be substituted for the notice under the provisions of the preceding paragraph.

(5) To make a demand under the provisions of paragraph (1) (hereinafter referred to as the “Exercise of Appraisal Rights” in this Division) a dissenting shareholder must indicate the number of shares with regard to which the shareholder is Exercising the Appraisal Rights (or, for a Company with Classes of Shares, the classes of the shares and the number of shares for each class), within 20 days from the day of the notice under the provisions of paragraph (3) or the public notice under the preceding paragraph.

[1]	Consolidation-type Merger, etc. includes joint share transfers.
[2]

In the context of the joint share transfer, “Disappearing Stock Company etc.” under Article 806 and 807 should be read to mean companies that become wholly-owned subsidiaries of the newly established holding company.

[3]	Items (i) and (ii) of this paragraph (1) do not apply to the joint share transfer of Bank of Yokohama and Higashi-Nippon Bank.
[4]	Article 804 (1) provides that a Disappearing Stock Company, etc. shall obtain the approval of the Consolidation-type Merger Agreement, etc. by a resolution of a shareholders meeting.
[5]

The “Wholly Owned Subsidiary Company resulting from the Share Transfer,” which means a company that become wholly-owned subsidiaries of the newly established holding company, shall apply to the joint share transfer.

App. F-1

(6) When intending to Exercise Appraisal Rights on shares for which share certificates have been issued, shareholders of said shares shall submit the share certificates representing those shares to the Disappearing Stock Company etc.; provided, however, that this shall not apply to a person who makes a demand pursuant to the provisions of Article 2236 with respect to said share certificates.

(7) Shareholders Exercising Appraisal Rights may withdraw their demands for appraisal only with the approval of the Disappearing Stock Company, etc.

(8) The demands of the shareholders Exercising Appraisal Rights lose effect if the Consolidation-type Merger, etc. is cancelled.

(9) The provisions of Article 1337 shall not apply to shares pertaining to the Exercise of Appraisal Rights.

(Determination of the Price of Shares)

Article 807

(1) If a shareholder Exercises Appraisal Rights and an agreement determining the price of the shares is reached between the shareholder and the Disappearing Stock Company, etc. (or between the shareholder and the Company Incorporated in the Consolidation-type Merger, if a Consolidation-type Merger is effected and it is after the day of formation of the Company Incorporated in the Consolidation-type Merger; hereinafter the same applies in this Article), the Disappearing Stock Company, etc. must pay that price within 60 days from the day of formation of the Incorporated Company.

(2) If no agreement on the determination of the price of the shares is reached within 30 days from the day of formation of the Incorporated Company, shareholders or the Disappearing Stock Company, etc. may file a petition for the court to determine the price within 30 days after the expiration of that period.

(3) Notwithstanding the provisions of paragraph (7) of the preceding Article, in the cases prescribed in the preceding paragraph, if the petition under that paragraph is not filed within 60 days from the day of formation of the Incorporated Company, shareholders Exercising Appraisal Rights may withdraw their demands for appraisal at any time after the expiration of such period.

(4) The Disappearing Stock Company, etc. shall also pay interest on the price determined by the court which shall be calculated at the rate of six percent per annum from and including the day of the expiration of the period referred to in paragraph (1).

(5) A Disappearing Stock Company, etc. may pay the amount that said Disappearing Stock Company, etc. considers to be a fair price to shareholders until determination of the price of shares.

(6) A share purchase connected with the Exercise of Appraisal Rights becomes effective on the day of formation of the Incorporated Company.

(7) If a shareholder Exercises Appraisal Rights with respect to shares for which share certificates are issued, the Share Certificate-Issuing Company must pay the price of the shares relating to the Exercise of the Appraisal Rights in exchange for the share certificates.

[6]

Article 223 provides that a person that loses a share certificate may request the share certificate-Issuing company to enter or record the information required to be entered in the lost share certificates register with respect to that share certificate in the lost share certificates register.

[7]

Article 133 provides that a person acquiring shares from any person other than the stock company that issued those shares may request the stock company to enter or record in the shareholder register the information that is required to be entered in the shareholder register in connection with those shares.

App. F-2